As Filed with the Securities and Exchange Commission on March 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER INC.

RAYONIER, L.P.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina (Rayonier Inc.) Delaware (Rayonier, L.P.)	6798	13-2607329 (Rayonier Inc.) 00-0000000 (Rayonier, L.P. )
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1 Rayonier Way

Wildlight, FL 32097

Telephone: (904) 357-9100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark R. Bridwell

Vice President, General Counsel and Corporate Secretary

1 Rayonier Way

Wildlight, FL 32097

Telephone: (904) 357-9100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Daemon P. Repp Vice President & Chief Financial Officer Pope Resources, A Delaware Limited Partnership 19950 Seventh Avenue NE, Suite 200 Poulsbo, WA 98370 (360) 691-6626	Marcus J. Williams, Esq. Buchalter, P.C. 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐ (Rayonier Inc.)

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐ (Rayonier, L.P.)

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ (Rayonier Inc.)

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ (Rayonier, L.P.)

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ (Rayonier)

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ (Rayonier, L.P.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

(Rayonier Inc.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

(Rayonier, L.P.)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐ (Rayonier Inc.)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐ (Rayonier, L.P.)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

(Rayonier Inc.)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

(Rayonier, L.P.)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value, of Rayonier Inc.	17,287,600(1)	N/A	$357,588,000(2)	$46,414.93(3)
Units representing limited partnership interests in Rayonier, L.P.	17,287,600(1)	N/A	N/A(2)	N/A(3)

(1)

Based on (a) 4,000,000 units representing limited partner interests of Pope (referred to as “Pope units”) outstanding as of March 12, 2020 and (b) an exchange ratio of 3.929 shares of Rayonier common stock, no par value, or 3.929 units representing limited partnership interests of Rayonier, L.P., assuming no proration.

(2)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for Pope units as reported on the Nasdaq Stock Market LLC on March 12, 2020 ($81.27 per unit), multiplied by the estimated maximum number of units of Pope (4,400,000) that may be exchanged or converted for the securities being registered. The dollar amount represents the proposed maximum offering price for all the shares of Rayonier common stock and units representing limited partnership interests in Rayonier, L.P. that could be issued in the merger.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended. Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the maximum aggregate offering price of all the securities listed in the “Calculation of Registration Fee” table.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Rayonier Inc. and Rayonier, L.P. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and Rayonier Inc. and Rayonier, L.P. are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH 17, 2020

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

19950 Seventh Avenue NE, Suite 200

Poulsbo, WA 98370

[            ]

Dear Pope Resources Unitholder:

You are cordially invited to attend a special meeting of unitholders (the “special meeting”) of Pope Resources, A Delaware Limited Partnership (the “Partnership,” “Pope,” “we,” “us,” or “our”), to be held on [            ] at [            ], local time, at [            ].

On January 14, 2020, Pope entered into an Agreement and Plan of Merger (the “merger agreement”) with Rayonier Inc., a North Carolina corporation (“Rayonier”), Rayonier Operating Company LLC, a Delaware limited liability company (“Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Opco (“Merger Sub 3” and together with Merger Sub 1 and Merger Sub 2, the “merger subsidiaries”), Pope EGP, Inc., a Delaware corporation and equity general partner of Pope (“EGP”), and Pope MGP, Inc., a Delaware corporation and the managing general partner of Pope (“MGP” and together with EGP, the “general partners”).

The merger agreement provides for the simultaneous mergers of the general partners and Pope with the merger subsidiaries, although as a holder of limited partner units of Pope (“Pope units”), Pope is only seeking your vote on the merger of Pope with Merger Sub 3, referred to as the “merger” in the proxy statement/prospectus accompanying this letter. If the merger is completed, you will be entitled to receive, for each Pope unit you held as of the [            ] record date, merger consideration consisting of (i) 3.929 Rayonier shares (the “stock election consideration”), (ii) 3.929 units of Rayonier, L.P., a Delaware limited partnership and a successor in interest to Rayonier Operating Company LLC (the “Opco election consideration”) or (iii) $125.00 in cash. Elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash. Accordingly, the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit received 2.751 Rayonier shares or Opco units and $37.50 in cash. If elections for the Rayonier shares and Opco units are oversubscribed, then to reduce the effect of such proration Rayonier can, in its discretion, add additional equity (and correspondingly reduce the amount of cash) payable to unitholders who make such an election. In addition, unvested Pope units issued under Pope’s equity incentive plan and outstanding at the merger effective time will be exchanged for restricted Rayonier shares having terms and vesting schedules substantially equivalent to the unvested Pope units. The merger agreement also provides for Rayonier to acquire the general partners for consideration consisting of $10 million in cash (excluding Pope units and certain other assets owned by the general partners, all of which will be distributed to the shareholders of the general partners immediately prior to closing).

Based on the closing price of Rayonier common stock on January 14, 2020, the date of the merger agreement, the total value of the merger consideration for the Pope units was $127.51 per Pope unit, which represented a premium of approximately 36% over Pope’s closing unit price on that date. Based on the closing price of Rayonier common stock on [            ], the latest date prior to the date of this proxy statement/prospectus, the total value of the merger consideration was $[        ], which represented a premium of approximately [    ]% over Pope’s closing unit price on that date. In addition, because Opco is expected to be treated as a partnership for U.S. federal income tax purposes, certain Pope unitholders that elect and receive Opco units may not recognize any income, gain or loss as a result of the Merger. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 163 of this proxy statement/prospectus. However, because the merger agreement provides for a fixed exchange ratio for the equity component, the actual value you receive will vary depending on the trading price of Rayonier shares until the effective time of the merger.

The proxy statement/prospectus and notice of special meeting accompanying this letter provide you with more specific information concerning the special meeting, the merger agreement, the mergers and the related transactions. You are encouraged to carefully read the accompanying proxy statement and its exhibits, which include a copy of the merger agreement attached as Annex A and a copy of the Amended and Restated Limited Partnership Agreement of Rayonier, L.P., the successor-in-interest to Rayonier Operating Company LLC that will act as Rayonier’s operating company after the closing, which agreement will be adopted immediately prior to the merger and which is attached as Annex D to the proxy statement/prospectus accompanying this letter.

In reaching its recommendations as described in this proxy statement/prospectus, the board of directors of MGP (the “Pope board”) formed a committee (the “Pope special committee”) consisting solely of independent and disinterested directors of the Pope board. After receiving advice from Pope’s management and from the Pope special committee’s outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the related transactions, the Pope special committee unanimously (i) determined that the merger agreement, the merger and the related transactions are advisable and in the best interests of Pope and the Pope unitholders unaffiliated with MGP, EGP, the shareholders of MGP and EGP and their respective affiliates, and Rayonier and Opco and their respective affiliates, (ii) approved the merger agreement and the consummation by Pope of the merger and the other transactions contemplated by the merger agreement (the “related transactions”) and (iii) recommended that the Pope board (A) approve the merger agreement and the consummation by Pope of the merger and the related transactions, (B) submit the merger agreement to the Pope unitholders for approval and (C) recommend that the Pope unitholders approve the merger agreement, the merger and the related transactions. Following the recommendation of the Pope special committee, the Pope board, after consultation with Pope’s management and its legal advisors, and after considering the terms of the merger agreement, the merger and the related transactions and the recommendations of the Pope special committee unanimously (i) determined that the execution, delivery and performance by Pope of the merger agreement and the consummation by each of them of the merger is in the best interests of Pope, (ii) approved the merger agreement and the consummation by Pope of the merger and related transactions, (iii) recommended that the unitholders approve the merger agreement and the consummation by Pope of the merger and the related transactions and (iv) resolved to submit the merger agreement to a vote at a meeting of the Pope unitholders and recommend approval of the merger agreement by the Pope unitholders. The Pope board recommends unanimously that you vote “FOR” the merger agreement, the merger and the related transactions.

The Human Resources Committee of the Pope board, which serves as Pope’s compensation committee, after review and consideration of the compensation plans, arrangements and agreements between Pope and each of Pope’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the merger, after receiving advice from Pope’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has unanimously recommended to the Pope board that (i) the accompanying proxy statement/prospectus include a submission to the unitholders of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger; and (ii) the Pope board recommend to the unitholders that the unitholders approve, by a non-binding, advisory vote at a special meeting, the compensation that may be paid or become payable to Pope’s named executive officers in connection with, or following, the merger.

The Pope board, after receiving advice from Pope’s Human Resources Committee, and after due and careful discussion and consideration, has unanimously recommended that the unitholders vote their units to approve, by a non-binding, advisory vote at a special meeting, the compensation that may be paid or may become payable to Pope’s named executive officers in connection with the merger. Accordingly, the Pope board recommends a vote “FOR” the nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger.

The merger cannot be consummated unless the merger agreement and the transactions contemplated thereby are approved by the affirmative vote of unitholders holding at least a majority of the outstanding Pope units. Accordingly, if you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the merger agreement and the transactions contemplated thereby, including the merger. You are encouraged to vote your Pope units promptly. If you are a unitholder who is not a limited partner, you may apply to become a limited partner in accordance with Pope’s limited partnership agreement and vote your Pope units directly after admission, but if you submit a proxy without having become a limited partner, MGP, acting in its capacity as the limited partner of record for your Pope units, will vote your Pope units as you direct.

We appreciate your investment in Pope.

Sincerely,

Thomas M. Ringo

President and Chief Executive Officer of Pope MGP, Inc.

Managing General Partner of Pope Resources, A Delaware Limited Partnership

[                    ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or other transactions described in the attached proxy statement/prospectus or the securities to be issued pursuant to the merger under the attached proxy statement/prospectus nor have they determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [                    ] and is first being mailed to unitholders on or about [            ].

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

[            ]

[            ], Local Time

[            ]

To the Unitholders of Pope Resources, A Delaware Limited Partnership:

The special meeting of unitholders (the “special meeting”) of Pope Resources, A Delaware Limited Partnership (the “Partnership,” “Pope,” “we,” “us” or “our”) will be held at [            ], on [            ] at [            ], local time to consider the following matters:

Items of Business:	1.	To consider and vote on a proposal to approve (i) the Agreement and Plan of Merger (the “merger agreement”), dated January 14, 2020, with Rayonier Inc., a North Carolina corporation (“Rayonier”), Rayonier Operating Company LLC, a Delaware limited liability company, Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier , Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier, Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Opco (“Merger Sub 3”), Pope EGP, Inc., a Delaware corporation (“EGP”), and Pope MGP, Inc., a Delaware corporation and the managing general partner of Pope (“MGP” and together with EGP, the “general partners”) and (ii) the merger of Pope with Merger Sub 3, the “merger,” and (iii) the other transactions contemplated by the merger agreement, referred to herein, together with the merger, as the “related transactions.”

	2.	To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger (the nonbinding, advisory proposal, referred to as the “nonbinding compensation proposal,” relates only to contractual obligations of Pope in existence prior to the merger that may result in payments to Pope’s named executive officers in connection with, or following, the merger. The nonbinding compensation proposal does not relate to any new compensation or other arrangements between Pope’s named executive officers and Rayonier or, following the merger, the surviving entity and its subsidiaries).

	3.	To consider and vote on a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby, including the merger (the “adjournment proposal”).

Record Date:		Only unitholders or limited partners who are holders of record of units representing limited partner interests in Pope (each, a “Pope unit”) at the close of business on [ ], the record date for the special meeting (the “record date”), or their legal proxy holders are entitled to attend or vote at the special meeting or any adjournments or postponements thereof, unless any such adjournment or postponement is for more than 45 days, in which event MGP is required to set a new record date. MGP, acting in its capacity as limited partner of record for Pope unitholders who are not admitted as limited partners, will serve as the legal proxy holder for any “assignees”, meaning a holder of Pope units who is not a limited partner but who submits a proxy, and will vote such unitholder’s Pope units as directed by such unitholder. For purposes of this proxy statement and the merger agreement, depositary receipts representing Pope units are treated as indistinguishable from the Pope units themselves. Also for purposes of this proxy statement, a unitholder who held units as of the record date but who subsequently is admitted as a limited partner, will be deemed to have been a limited partner as of the date such unitholder acquired his, her or its units.

General:	Each unitholder who is not a limited partner is invited, but not required, to apply to be admitted as a limited partner, in accordance with the Second Amended and Restated limited partnership Agreement of Pope, dated as of February 20, 2019 (the “Pope limited partnership agreement”), in order to be eligible to vote such unitholder’s Pope units at the meeting. If you are a unitholder who has not been admitted as a Pope limited partner, then your proxy serves as an instruction to MGP, which serves as the limited partner of record for Pope units held by assignees, how to vote your units, and MGP will respond accordingly.

For more information concerning the special meeting, the merger agreement and the related transactions, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

Appraisal rights are not available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the merger agreement or Pope limited partnership agreement.

A special committee of directors (the “Pope special committee”) of the board of directors of MGP (the “Pope board”) after receiving advice from its outside financial and legal advisors and Pope’s management, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the related transactions, has unanimously (i) determined that the merger agreement and the related transactions are advisable and in the best interests of Pope and the Pope unitholders unaffiliated with MGP, EGP, the shareholders of MGP and EGP and their respective affiliates, and Rayonier and Opco and their respective affiliates (the “unaffiliated Pope unitholders”), (ii) approved the merger agreement and the consummation by Pope of the merger and the related transactions and (iii) recommended that the Pope board (A) approve the merger agreement and the consummation by Pope of the merger and the related transactions, (B) submit the merger agreement to the Pope unitholders for approval and (C) recommend that the Pope unitholders approve the merger agreement, the merger and the related transactions.

The Human Resources Committee of the Pope board, after review and consideration of the compensation plans, arrangements and agreements between Pope and each of Pope’s named executive officers under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the merger, and after receiving advice from Pope’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements and after due and careful discussion and consideration, has unanimously recommended to the Pope board that (i) the proxy statement include a submission to the unitholders of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger and (ii) the Pope board recommend to the unitholders that the unitholders approve, by a non-binding, advisory vote at the special meeting, the compensation that may be paid or become payable to Pope’s named executive officers in connection with, or following, the merger.

The Pope board, after receiving advice from Pope’s management and outside legal advisors and the recommendations of the Pope special committee, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the related transactions, and the compensation arrangements pursuant to which amounts may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger has unanimously (i) determined that the merger agreement and the consummation of the merger and the related transactions are in the best interests of Pope; (ii) authorized and approved the execution, delivery and performance by Pope of the merger agreement and the consummation of the merger and the related transactions; (iii) resolved to submit the merger agreement and the merger to a vote at a meeting of Pope unitholders; (iv) recommended that the unitholders vote their units to approve the merger and the related transactions at the special meeting; and (v) recommended that the unitholders vote their units to approve, by a non-binding, advisory vote at a special meeting, the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the merger.

Accordingly, the Pope board recommends a vote “FOR” the proposal to approve the merger agreement, the merger and the related transactions, “FOR” the nonbinding compensation proposal and, if necessary, “FOR” the adjournment proposal.

Regardless of whether you plan to personally attend the meeting, please cast your vote by following the internet or telephone voting instructions on the proxy card. If you have received this proxy statement by mail, you may also vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting by following the procedures described in the accompanying proxy statement. If you hold units through an account with a brokerage firm, bank, trust, custodian or other nominee, please follow the instructions you receive from them to vote your Pope units. If you are a unitholder that is not a limited partner, you may, but are not required to, apply for admission as a limited partner by following the instructions on the Pope application included with the proxy card. If you do not become a limited partner, you may still vote your Pope units by submitting a proxy card, and MGP, acting in its capacity as limited partner of record for your Pope units, will vote your units as directed on your proxy card.

By Order of the Board of Directors of MGP, as Managing General Partner of Pope Resources, A Delaware Limited Partnership.

Poulsbo, Washington

[                    ]

Thomas M. Ringo

President and Chief Executive Officer of Pope Resources

Sandy D. McDade

Lead Director of the Pope board

i

ii

List of Annexes and Exhibits

Annex A	Agreement and Plan of Merger, dated as of January 14, 2020
Annex B	Voting and Support Agreement of Maria M. Pope and Affiliates dated January 14, 2020
Annex C	Voting and Support Agreement of Gordon P. Andrews and Affiliates dated January 14, 2020
Annex D	Form of Amended and Restated Agreement of Limited Partnership of Rayonier, L.P.
Annex E	Opinion of Centerview Partners, LLC, dated as of January 14, 2020
Annex F	Audited Consolidated Statements of Income and Balance Sheets of Rayonier Operating Company LLC
Annex G	Form of Tax Protection Agreement

iii

EXPLANATORY NOTE

This proxy statement/prospectus combines disclosure in respect of Rayonier Inc., a North Carolina corporation, and Rayonier, L.P., a Delaware limited partnership and a successor in interest to Rayonier Operating Company LLC (“Opco”), each of which is a registrant in respect of the Rayonier shares and Opco units, respectively, to be offered in connection with the merger. Unless stated otherwise or the context otherwise requires, references to “Rayonier” means Rayonier Inc. and references to “Opco” or the “Rayonier Operating Partnership” means Rayonier, L.P., as a successor in interest to Rayonier Operating Company LLC.

Rayonier elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, referred to as the Code, commencing with its taxable year ended December 31, 2004. Rayonier is structured as an umbrella partnership REIT under which substantially all of its business is conducted through Rayonier Operating Company LLC and, after the merger, through Rayonier Operating Partnership. Rayonier will be the general partner of Rayonier Operating Partnership. After giving effect to the mergers and assuming Pope unitholders elect to receive Opco units up to the available equity amount, Rayonier will indirectly own an approximate 91% ownership interest in Rayonier Operating Partnership, with the remaining 9% ownership interest owned by limited partners of the Rayonier Operating Partnership. As the sole general partner of the Rayonier Operating Partnership, Rayonier will have exclusive control of the day-to-day management of Rayonier Operating Partnership.

Rayonier and Rayonier Operating Partnership will be operated as one business. The management of Rayonier Operating Partnership will consist of the same members as the management of Rayonier. As general partner with control of Rayonier Operating Partnership, Rayonier expects to consolidate Rayonier, L.P. for financial reporting purposes, and Rayonier will have no material assets or liabilities other than its investment in Rayonier Operating Partnership.

There are a few important differences between Rayonier and Rayonier Operating Partnership in the context of how Rayonier expects to operate as a consolidated company. The primary difference is that Rayonier itself does not, and after the mergers does not expect to, conduct business, other than through acting as the general partner of Rayonier Operating Partnership and issuing equity or equity-related instruments from time to time. Rayonier Operating Partnership will hold, directly or indirectly, substantially all of Rayonier’s assets. After giving effect to the mergers, Rayonier Operating Partnership will continue to conduct substantially all of Rayonier’s business and will be structured as a partnership with no publicly traded equity.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Pope and Rayonier from other documents that Pope and Rayonier have filed with the U.S. Securities and Exchange Commission, referred to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Rayonier, without charge, by telephone or written request directed to: Investor Relations at 1 Rayonier Way, Wildlight, FL 32097, telephone (904) 357-9100.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Pope, without charge, by telephone or written request directed to Pope’s Investor Relations Department at [                ], telephone (360) 697-6626; or MacKenzie Partners, Pope’s proxy solicitor, at [                ], or toll-free at [                ].

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on [                    ], you must request the information no later than five business days prior to the date of the special meeting, by [            ].

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Rayonier and Rayonier, L.P. (File No. 333-[ ]), constitutes a prospectus of Rayonier Inc. and Rayonier, L.P. under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of common stock, no par value, of Rayonier, referred to as Rayonier shares, and with respect to units representing limited partnership interests of Rayonier, L.P., as a successor in interest to Rayonier Operating Company LLC, referred to as Opco units, to be issued to Pope unitholders pursuant to the Agreement and Plan of Merger, dated as of January 14, 2020, by and among Rayonier, Rayonier Operating Company LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP Merger Sub III, LLC, Pope, Pope MGP, Inc. and Pope EGP, Inc., as it may be amended or supplemented from time to time, referred to as the merger agreement. This document also constitutes a proxy statement of Pope under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Pope unitholders will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby.

Rayonier Inc. and Rayonier, L.P. have supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Rayonier, Rayonier Operating Company LLC (as predecessor to Rayonier, L.P.), Pacific GP Merger Sub I, LLC, referred to as Merger Sub 1, Pacific GP Merger Sub II, LLC, referred to as Merger Sub 2, and Pacific LP Merger Sub III, LLC, referred to as Merger Sub 3, and Pope has supplied all such information relating to Pope, Pope MGP, Inc., referred to as MGP, and Pope EGP, Inc., referred to as EGP.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Rayonier Inc., Rayonier, L.P. and Pope have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Pope unitholders nor the issuance by Rayonier of shares of its common stock or Rayonier, L.P., as successor in interest to Rayonier Operating Company LLC, of units pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND POPE MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Pope unitholder. Please refer to the section entitled “Summary” beginning on page 16 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Q:	What is the merger?

A:

Rayonier, Opco and Pope have agreed to a business combination under the terms of the merger agreement, pursuant to which Merger Sub 3 will merge with and into Pope, with Pope surviving the merger as an indirect wholly owned subsidiary of Opco.

Pursuant to the merger agreement, each unit representing limited partnership interests of Pope, referred to as Pope units, outstanding immediately prior to the merger effective time will, at the option of its holder, have the right to elect to receive for each Pope unit and subject to proration as described below:

•	3.929 Rayonier shares, referred to as the stock election consideration;

•	3.929 Opco units, referred to as the Opco election consideration; or

•	$125.00 in cash, referred to as the cash election consideration.

Pope unitholders who do not make a valid election will receive the stock election consideration. Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash. These proration procedures are designed to allocate the merger consideration so that the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit received 2.751 Rayonier shares or Opco units and $37.50 in cash. If stock election consideration and Opco election consideration are oversubscribed, then to reduce the effect of such proration, Rayonier can, in its discretion, add additional equity (and decrease the amount of cash) payable to the Pope unitholders making the stock election and the Opco election.

This proxy statement/prospectus includes important information about the merger, the merger agreement (a copy of which is attached as Annex A to this proxy statement/prospectus) and the special meeting. Pope unitholders should read this information carefully and in its entirety. The enclosed voting materials allow unitholders who are limited partners to vote their units (or, in the case of Pope unitholders who are not limited partners, to direct MGP to vote their Pope units) without attending the special meeting in person.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:

Pope is holding a special meeting to ask its unitholders to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. Pope unitholders are also being asked to consider and vote upon (i) a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation and (ii) a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is important. You are encouraged to vote as soon as possible.

Q:	What is the vote required to approve each proposal at the special meeting?

A:

Approval of the merger requires that limited partners (including MGP acting in its capacity as limited partner of record for Pope units held by assignees) holding a majority of the Pope units issued and outstanding as of the record date vote in favor of approval of the merger agreement. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as a vote “FOR” and will thus have the same effect as a vote against the merger agreement and the merger. Accordingly, your vote is important and you are encouraged to vote as soon as possible.

If you own Pope units but have not been admitted as a limited partner, the Pope limited partnership agreement generally provides that you are an “assignee” for purposes of your ownership of Pope units. This means that you hold the economic rights associated with those Pope units, but unless you are admitted as a limited partner, you do not have the right to vote your Pope units directly. Instead, assignees are being asked to direct MGP to vote their Pope units as instructed in their proxy, and MGP, in its capacity as managing general partner and limited partner of record for all Pope units held by assignees, and as required by the merger agreement, will vote those Pope units in accordance with those instructions.

The proposal to approve the merger-related executive compensation requires that a majority of the votes cast at the special meeting are voted in favor of the proposal; however, such vote is advisory (non-binding). If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient Pope units present at the special meeting to establish a quorum.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires that a majority of the votes cast at the special meeting are voted in favor of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will thus not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

See the section entitled, “Information About the Special Meeting—Record Date and Quorum” beginning on page 82 of this proxy statement/prospectus.

Q:	Who may attend the special meeting? Are there procedures for attending?

A:

Only limited partners of record at the close of business on the record date, or their legal proxy holders are entitled to attend the special meeting or any adjournments or postponements thereof. Unitholders of record as of the record date that are admitted as substituted limited partners prior to the special meeting will be considered limited partners of record as of the record date and will be able to attend the special meeting. Due to space constraints and other security considerations, guests of either unitholders or their proxy holders will not be admitted to the special meeting.

To be admitted to the special meeting, you must present valid proof of ownership of Pope units as of [            ], or a valid proxy. All attendees must also provide a form of government-issued photo identification, such as a driver’s license or passport. In addition, if you hold your Pope units in street name, such as through a bank, brokerage firm or other nominee, you must provide proof of ownership of your Pope units, such as a the voting instruction card from your broker or other nominee or an account statement showing your ownership as of the record date. Additionally, you must have been admitted as a limited partner of Pope prior to the special meeting if you wish to vote your Pope units in person on any proposal. Pope recommends that, if you have evidence of your admission, such as a confirmation letter, you bring that document with you to the special meeting. If you arrive at the special meeting without the required items, Pope will admit you only if it is able to verify that you are a unitholder as of close of business on the record date.

Q:	What is the difference between a unitholder and a limited partner?

A:

Any person who owns Pope units, whether they hold them directly, by holding depositary receipts relating to such units or hold such units in street name, such as through a bank, brokerage firm or other nominee, is a unitholder for purposes of the special meeting. However, under the Pope limited partnership agreement, only persons who have been admitted as a limited partner may directly vote their units or attend the special meeting. If you are not a limited partner of record, you are being asked to direct MGP to vote your Pope units as instructed in your proxy, and MGP, in its capacity as managing general partner and limited partner of record for all Pope units held by assignees, will vote those Pope units in accordance with your instructions.

Q:	Must I become a limited partner to vote my Pope units?

A:

No. If you hold Pope units but have not been admitted as a limited partner, the Pope limited partnership agreement provides that you are an “assignee” with respect to your Pope units. If you are an assignee, you should complete and sign the enclosed proxy card, and MGP, in its capacity as managing general partner and limited partner of record for all Pope units held by assignees, and as required by the merger agreement, will vote your Pope units in accordance with your instructions.

Q:	Who is entitled to vote at the special meeting?

A:

Only unitholders that are limited partners as of the record date or are admitted as substituted limited partners as of the record date in connection with this solicitation, or their legal proxy holders, are entitled to vote at the special meeting or any adjournments thereof, unless such adjournment is for more than 45 days, in which event MGP is required to set a new record date. As of the close of business on the record date, there were [                ] Pope units outstanding and entitled to vote. Each limited partner, including each substituted limited partner, is entitled to one vote for each unit held by such limited partner on the record date on each of the proposals presented in this proxy statement.

If you are a unitholder and a limited partner as of the record date (that is, if you held Pope units in your own name in the unit transfer records maintained by Pope’s transfer agent, Computershare Limited) you may vote in person at the special meeting or by proxy. Whether or not you intend to attend the special meeting, you are encouraged to apply and vote now, online, by phone or proxy card to ensure that your vote is counted.

If you are an assignee as of the record date, then you may direct MGP to vote your Pope units as instructed in your proxy, and MGP, in its capacity as managing general partner and limited partner of record for all Pope units held by assignees, and as required by the merger agreement, will vote those Pope units in accordance with your instructions.

Whether or not you intend to attend the special meeting, you are encouraged to apply and vote now, either online, by phone or proxy card to ensure that your vote is counted.

If you are the beneficial owner of units held in “street name” as of the record date (that is, if you held Pope units through your bank, brokerage firm or other nominee) then these materials are being forwarded to you by your broker. You may direct such nominee how to vote your Pope units by following the instructions on the form provided by such nominee. If you wish to attend the special meeting and vote in person, you may attend the special meeting but may not be able to vote in person unless you first obtain a legal proxy issued in your name from your broker.

A list of limited partners entitled to vote at the special meeting will be open to the examination of any limited partner during ordinary business hours for a period of ten days before the special meeting at [            ] and at the place of the special meeting during the special meeting.

Q:	Who can vote at the special meeting?

A:

All limited partners of record as of the close of business on [            ], the record date for the special meeting, referred to as the record date, are entitled to receive notice of, and to cast a vote at, the special meeting. Each holder of Pope units is entitled to cast one vote on each matter properly brought before the special meeting for each Pope unit that such holder owned of record as of the record date.

Pursuant to the Pope limited partnership agreement, certain Pope unitholders, referred to as “Pope assignees,” have not yet been admitted as limited partners in accordance with the Pope limited partnership agreement generally because these holders received their Pope units in a transfer from another Pope unitholder as contemplated by the Pope limited partnership agreement.

Pursuant to the Pope limited partnership agreement and as required by the merger agreement, in seeking approval of the merger and the merger agreement, MGP will serve as limited partner of record for all Pope units held by the Pope assignees, and MGP shall vote such units as may be directed by the Pope assignee holding such units (in the case where such assignee gives such a direction but does not elect to become a limited partner).

Accordingly, a Pope assignee can only vote in respect of the merger by instructing MGP, as the limited partner of record for such assignee’s units, to vote their Pope units in accordance with the instructions provided by the Pope assignee on the form attached as an exhibit to this proxy statement/prospectus. In the case where a Pope assignee does not give such a direction and does not elect to become a limited partner, MGP shall abstain from voting the Pope units held by such assignee, which shall have the same effect as if those units voted against the merger.

Q:	What is the difference between holding units as a unitholder of record and as a beneficial owner?

A:

You are a “limited partner of record” if your limited partner units are registered directly in your name with Pope’s transfer agent, Computershare. As the limited partner of record, you have the right to vote in person at the special meeting. You may also vote by Internet or telephone, as described in the notice and below under the heading “How do I vote?”

You are deemed to beneficially own Pope units in “street name” if your units are held by a bank, brokerage firm or other nominee or other similar organization. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your units. You should follow the instructions provided by them to vote your units. You may not vote your units in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your units, giving you the right to vote the shares at the special meeting.

Q:	How does the Pope board recommend that I vote at the special meeting?

A:

The Pope board unanimously recommends that Pope unitholders vote “FOR” the approval of the merger agreement, the merger and related transactions “FOR” the approval, by advisory (non-binding) vote, of the merger-related executive compensation and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—Recommendation of the Pope Special Committee; Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger” beginning on page 117 of this proxy statement/prospectus.

Q:	Am I being asked to vote to approve the GP mergers?

A:

The merger agreement also contemplates that, substantially concurrent with the merger effective time, each of MGP and EGP, the general partners of Pope, will be acquired by merger subsidiaries of Rayonier for an aggregate consideration of $10,000,000 in cash payable to their respective stockholders, subject to certain adjustments set forth in the merger agreement and described in the section entitled “Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154. These mergers, referred to as the GP mergers, only require the consent of a majority of the stockholders of each of MGP and EGP, which consents were delivered promptly after the execution of the merger agreement and are irrevocable.

Accordingly, and consistent with the governing documents of each of Pope, MGP and EGP, Pope is only seeking your vote with respect to the approval of the merger agreement and the merger, together with a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation and a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting. No additional or specific approvals are being sought in respect of the GP mergers.

Q:	Why did the Pope board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:

To review the Pope board’s reasons for approving and recommending approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, see the section entitled “The Merger—Recommendation of the Pope Special Committee; Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger” beginning on page 117.

See the section entitled “Merger—Per Share Merger Consideration” beginning on page 85 of this proxy statement/prospectus for a further description of the merger consideration and proration procedures.

Q:	What is the value of the per Pope unit merger consideration?

A:

The exact value of the per unit merger consideration that Pope unitholders receive will depend on the election a Pope unitholder makes, the aggregate elections of other Pope unitholders and the price per Rayonier share at the time of the merger. The number of Pope unitholders electing certain types of consideration will not be known at the time of the special meeting and may change the type of consideration a unitholder receives. Likewise, the price of Rayonier shares and the value of the Opco units will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting.

Based on the closing stock price of Rayonier shares of $32.72 on the NYSE on January 14, 2020, the last trading day before public announcement of the merger, the value of the per unit merger consideration for a Pope unitholder electing Rayonier shares would be $127.51 for each Pope unit, assuming the amount of Pope unitholders electing Rayonier shares or Opco units does not exceed the number of Rayonier shares and Opco units available under the merger agreement. Based on the closing stock price of Rayonier shares of $[        ] on the NYSE on [                    ], the latest practicable date before the mailing of this proxy statement/prospectus, the value of the per Pope unit merger consideration would be $[        ] for each Pope unit electing Rayonier shares, again assuming the amount of Pope unitholders electing Rayonier shares or Opco units does not exceed the available amount of Rayonier equity available under the merger agreement. You are urged to obtain current market quotations for shares of Rayonier shares and Pope units.

Shares of Opco units will be exchangeable, subject to certain conditions and restrictions, on a one-for-one basis with Rayonier shares, as further described in the section entitled “Description of Rayonier, L.P. Limited Partner Units” beginning on page 281 of this proxy statement/prospectus. Opco units will not be listed on any exchange, will have restrictions on their transferability and are not expected to have an active quoted price.

Q:	What happens if I am eligible to receive a fraction of a Rayonier share or a fractional Opco unit as part of the per Pope unit merger consideration?

A:

If you elect to receive Rayonier shares or Opco units and the aggregate number Rayonier shares or Opco units that you are entitled to receive as part of the merger consideration includes a fraction of a Rayonier share or a fraction of an Opco unit, you will receive cash in lieu of that fractional share or Opco unit, as the case may be. See the section entitled “The Merger Agreement—Effects of the merger on Capital Stock” beginning on page 132 of this proxy statement/prospectus.

Q:	What will holders of restricted Pope unit awards receive in the merger?

A:

If the merger is completed, each outstanding and unvested restricted Pope unit award will be converted into 3.929 restricted Rayonier shares, except as discussed below, with such awards having substantially the same terms and vesting schedule that were previously applicable to the restricted Pope unit awards. Restricted Pope unit awards held by directors, including Mr. Ringo, will become 100% vested immediately prior to the merger effective time, and such units will be treated the same as other Pope units in the merger. Converted awards that are held by employees whose employment terminates under certain circumstances between the merger effective time and the second anniversary thereof generally will vest in full to the extent not previously vested. For a more complete summary of the treatment of restricted Pope unit awards pursuant to the merger agreement, see the section entitled “The Merger Agreement—Treatment of Pope Equity Compensation” beginning on page 138 of this proxy statement/prospectus.

Q:	What will happen to Pope as a result of the merger?

A:

If the merger is completed, Merger Sub 3 will be merged with and into Pope, with Pope continuing as the surviving entity and an indirect wholly owned subsidiary of Rayonier Operating Partnership, which is currently a wholly owned subsidiary of Rayonier and, after the merger, will be a wholly owned subsidiary of Rayonier Operating Partnership. As a result of the merger, Pope will no longer be a publicly held company. Following the merger, Pope units will be delisted from the Nasdaq and deregistered under the Exchange Act and the Pope units will no longer be traded on the Nasdaq or any other public market.

Q:	What equity stake will Pope unitholders hold in Rayonier immediately following the merger?

A:

Based on the number of issued and outstanding Rayonier shares and Pope units as of January 14, 2020, and assuming that Pope unitholders elect to receive Rayonier shares and Opco units up to the available equity amount, Pope unitholders as of immediately after the closing of the merger will hold, in the aggregate, approximately 9% of the issued and outstanding Rayonier shares and Opco units, collectively.

Q:	When do you expect the merger to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 150 of this proxy statement/prospectus, including the approval of the merger agreement, the merger and the related transactions by Pope unitholders at the special meeting, Rayonier and Pope presently expect that the merger will be completed in mid-2020. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:	What are the expected U.S. federal income tax consequences of the merger to Pope unitholders?

A:

Although for state law purposes Pope will become a wholly owned subsidiary of Rayonier, L.P., as successor in interest to Rayonier Operating Company LLC, in the merger, for U.S. federal income tax purposes Rayonier, L.P. will be treated as a continuation of Pope (and Rayonier, L.P. shall not exist) following the merger pursuant to U.S. Treasury regulations promulgated under Section 708 of Code.

As a result, U.S. holders (as defined in the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger”) that receive Opco units in the merger should not recognize any income, gain or loss with respect to the Opco units that they receive as part of the exchange, except to the extent that any net decrease in such holder’s share of partnership liabilities pursuant to Section 752 of the Code exceeds such holder’s adjusted tax basis in the Pope units exchanged for Opco units at the closing of the merger. However, it is not anticipated that gain or loss generally should be recognized by a U.S. holder solely as a result of a decrease in such holder’s share of partnership liabilities. A U.S. holder that receives Opco units in the merger will recognize gain to the extent that the amount of cash received in lieu of fractional units (if any) exceeds such holder’s adjusted tax basis allocable to such portion of Pope units sold.

On the other hand, the merger will be a taxable transaction for any U.S. holder that receives cash or Rayonier shares. Each U.S. holder who receives cash or Rayonier shares (and any cash it receives in lieu of fractional Rayonier shares) in exchange for its Pope units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received, (B) the fair market value of the Rayonier shares received and (C) such U.S. holder’s share of Pope’s liabilities immediately prior to the merger effective time attributable to its Pope units exchanged for cash and/or Rayonier shares and (2) such U.S. holder’s adjusted tax basis in Pope units exchanged therefor (which includes such U.S. holder’s share of Pope’s liabilities attributable to such Pope units immediately prior to the merger effective time). Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Pope and its subsidiaries.

The U.S. federal income tax consequences of the merger to a U.S. holder will depend on such holder’s own personal tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the merger. In addition, please read the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders.”

Q:	How will I receive the merger consideration to which I am entitled?

A:

Each holder of record of Pope units will have the right to make an election, prior to the election deadline, to be set at a future date if the Pope unitholders approve the merger agreement and the transactions contemplated thereby at the special meeting. On the election form, each Pope unitholder will specify the number of Pope units held by that unitholder that should be converted into the cash election consideration, stock election consideration or Opco election consideration. Pope units for which a valid election is not received by the election deadline will receive the stock election consideration, subject to the proration procedures provided for in the merger agreement. An exchange agent appointed by Rayonier will handle the distribution of consideration to Pope unitholders, provided such unitholders deliver to such exchange agent properly completed election forms prior to the election deadline.

See the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 137 of this proxy statement/prospectus for additional information on exchange and payment procedures.

Q:	Will my Rayonier shares acquired in the merger receive a dividend?

A:

After the closing of the merger, if you elect Rayonier shares as your merger consideration, you will be a holder of Rayonier shares, and you will receive the same dividends on Rayonier shares that all other holders of Rayonier shares will receive based on a dividend record date that occurs after the merger is completed.

Rayonier currently pays regular quarterly dividends and anticipates paying dividends on its common stock in the foreseeable future. Rayonier last paid a dividend on December 31, 2019, of $0.27 per share. Under the terms of the merger agreement, during the period before completion of the merger, Rayonier is not permitted to pay any dividends on or make any distributions other than its regular cash dividends not to exceed $0.27 per share. Pursuant to the merger agreement, Rayonier and Pope will coordinate with the other with respect to the declaration of any dividend in respect of Rayonier shares or Pope units and the record dates and payment dates relating thereto, in order to ensure that Pope unitholders shall not receive both a distribution from Pope and a dividend from Rayonier, or fail to receive one dividend, in any calendar quarter with respect to their Pope units and any Rayonier shares that any such holder receives in exchange therefor in the merger.

See the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 63 for a comparison of the historical dividend practices of the two companies.

Q:	Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation?

A:

Under SEC rules, Pope is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What will happen if Pope unitholders do not approve the compensation proposal?

A:

Approval of the compensation that may be paid or become payable to Pope’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Pope or the surviving company in the merger. If the merger is completed, the merger-related executive compensation may be paid to Pope’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Pope unitholders do not approve, by advisory (non-binding) vote, the merger-related executive compensation.

Q:	Do any of Pope’s directors or executive officers have interests in the merger that may differ from those of Pope unitholders?

A:

Pope’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Pope unitholders generally. The Pope board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers and in recommending that Pope unitholders approve the merger agreement. For a description of these interests, refer to the section entitled “Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154.

Q:	If my Pope units are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

Your bank, brokerage firm or other nominee will only be permitted to vote your Pope units if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your Pope units.

Banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger agreement, the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific instructions from the beneficial owner of such units, banks, brokerage firms and other nominees are not empowered to vote such units. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such units.

If you do not instruct your broker on how you wish your units to be voted this will not be counted as “FOR” the merger and will (i) have the same effect as a vote against the merger agreement and the merger, (ii) will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient Pope units present at the special meeting to establish a quorum and (iii) not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	When and where is the special meeting?

A:

The special meeting will be held on [                    ], at [            ] local time, at [            ]. To attend the special meeting in person, an admission card or proof of ownership of Pope units and limited partner status as of the record date is required. All Pope unitholders planning to attend the special meeting can request an admission card and register to attend by contacting the Pope Investor Relations Department at (360) 697-6626. Admission to the special meeting is limited to Pope unitholders as of the record date.

Q:	How many votes do I have?

A:	Each Pope unitholder is entitled to one vote for each unit of Pope held of record as of the record date.

As of the close of business on the record date, there were [                ] Pope units outstanding. As summarized above, there are some important distinctions between Pope units held of record and those owned beneficially in street name as well as some important distinctions between how your Pope units will be voted if you are a limited partner or an assignee.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or represented by proxy, of the limited partners of record holding more than 50% of the Pope units held by all limited partners of record (including those held by MGP, in its capacity as limited partner of record for all Pope units held by assignees).

Q:	How do I vote if I am a record holder, Pope assignee or my units are held in street name?

A:	Unitholder of Record. If you are a unitholder of record, you can vote in the following ways:

•	By Internet: by following the Internet voting instructions on the proxy card at any time up until [ ] on [ ]. If you vote by Internet, you need not return your proxy card;

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until [ ] on [ ]. If you vote by telephone, you need not return your proxy card; or

•

By Mail: by completing, signing and dating the enclosed proxy card and returning it in the self-addressed envelope provided with the proxy materials. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title.

Pope assignee. If you are a Pope assignee, i.e. you hold Pope units but have not been admitted to Pope as a limited partner, you can vote by completing, signing and dating the proxy card, indicating therein you are a Pope assignee and returning it in the self-addressed envelope provided with the proxy materials. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title.

Beneficial Owner. If your units are held in street name, your plan trustee or your bank, broker or other nominee should give you instructions for voting your Pope units.

If you satisfy the admission requirements to the special meeting, as described above under the heading “When and where is the special meeting?” you may vote your units in person at the meeting. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Even if you plan to attend the special meeting, you are encouraged to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the special meeting.

Q:	How can I change or revoke my vote?

A:	If you are a unitholder of record, you may change your vote or revoke your proxy by:

•

executing and delivering to Pope’s executive offices, to the attention of Pope’s corporate secretary, or transfer agent, Computershare, a proxy card relating to the same units bearing a later date than the original proxy card;

•

giving notice of revocation in writing to the Pope secretary, at 19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370 (by mail or overnight delivery), prior to the time the special meeting begins; or

•	voting in person at the special meeting.

Please note, however, that under the rules of the national stock exchanges, any Pope unitholder whose units are held in street name by a member brokerage firm may revoke his, her or its proxy and vote his, her or its units in person at the special meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your units in street name, you must have a valid proxy from the record holder of the Pope units to vote in person at the special meeting.

Q:	If a unitholder gives a proxy, how are the Pope units voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your Pope units in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Pope units should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your units should be voted on a matter, the Pope units represented by your properly signed proxy will be voted “FOR” the approval of the merger agreement, “FOR” the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you hold Pope units in “street name” and also directly as a record holder or otherwise or if you hold Pope units in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Pope units are voted. If you hold your units in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your units.

Q:	What happens if I sell my Pope units before the special meeting?

A:

The record date is earlier than both the date of the special meeting and the merger effective time. If you transfer your Pope units after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per Pope unit merger consideration to the person to whom you transfer your units. In order to receive the per Pope unit merger consideration, you must hold your units at the merger effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Pope has engaged MacKenzie Partners at an estimated cost of $12,500, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. Proxies may also be solicited on Pope’s behalf by Pope’s directors, officers or employees (for no additional compensation). Arrangements will also be made with custodians, nominees and fiduciaries for forwarding a notice or printed proxy materials, as applicable, to beneficial owners of units held of record by such custodians, nominees and fiduciaries, and Pope will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, including the annexes attached hereto and other information incorporated herein by reference, please vote promptly to ensure that your units are represented at the special meeting. Each Pope unitholder as of the record date may vote his, her or its Pope units as described above under the heading “How do I vote?”

Q:	Where can I find the voting results of the special meeting?

A:

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Pope intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my units?

A:

No. Appraisal rights are not available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act, or the “DRULPA”, under the merger agreement or under the Pope limited partnership agreement. For additional information, please see the merger agreement attached as Annex A to the proxy statement, and Pope limited partnership agreement.

Q:	When is the merger expected to be consummated?

A:

The parties are working toward consummating the merger as promptly as possible. The parties currently anticipate that the merger will close in the summer of 2020, but the parties cannot be certain when or if the conditions of the merger will be satisfied (or if permissible under applicable law, waived). The merger cannot be consummated until the conditions to closing of the merger are satisfied (or if permissible under applicable law, waived), which conditions include the approval of the merger agreement, the merger and the related transactions by the holders of units at the special meeting and the receipt of certain regulatory approvals.

Q:	What effect will the merger have on Pope?

A:

If the merger is consummated, Merger Sub 3 will be merged with and into Pope, and Pope will continue to exist following the merger as an indirect wholly owned subsidiary of Rayonier Operating Company LLC. Following the merger effective time, units will no longer be traded on the Nasdaq Capital Market or any other public market, and the registration of units under the Exchange Act will be terminated.

Q:	What happens if the merger is not consummated?

A:

In the event that the proposal to approve the merger agreement, the merger and the related transactions are not approved by Pope unitholders, or if the merger is not consummated for any other reason, the Pope unitholders will not receive the merger consideration. Instead, Pope will remain an independent public company and the Pope unitholders will continue to own their Pope units. The Pope units will continue to be registered under the Exchange Act and listed and traded on the Nasdaq Stock Market. Under certain circumstances, if the merger is not consummated, Pope may be obligated to pay to Rayonier a termination fee of $20 million. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 152 of this proxy statement/prospectus.

Q:	What if I hold depositary receipts?

A:

For purposes of this proxy statement and the merger agreement, depositary receipts representing Pope units are treated as indistinguishable from the Pope units themselves, and a unitholder includes a holder of depositary receipts. A holder of depositary receipts may similarly apply to be admitted to Pope as a substituted limited partner by submitting the application included with the proxy card.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact the firm assisting us with the solicitation of proxies, MacKenzie Partners, as follows:

•	Unitholders in the U.S. and Canada call toll-free: [ ]

•	Unitholders in other locations dial direct: [ ]

•	Banks, brokers and other nominees call collect: [ ]

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 67 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Rayonier and Pope contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the merger proposal by Pope unitholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement) and Pope’s and Rayonier’s performance of their respective obligations under the merger agreement in all material respects. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 150, of this proxy statement/prospectus.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Pope unitholder. Accordingly, you are encouraged to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Parties to the Merger (Page 79)

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Rayonier Inc., a North Carolina corporation, is a leading timberland REIT with assets located in some of the most productive softwood timber growing regions in the U.S. and New Zealand. The focus of Rayonier’s business is to invest in timberlands and to actively manage them to provide current income and attractive long-term returns to its shareholders. As of December 31, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.84 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 gross acres, or 295,000 net plantable acres). In addition, Rayonier engages in the trading of logs from New Zealand and Australia to Pacific Rim markets, primarily to support its New Zealand export operations. Rayonier has an added focus to maximize the value of its land portfolio by pursuing higher and better use land sales opportunities to the extent consistent with the provisions of the Code governing REITs.

Rayonier shares are listed on the NYSE under the symbol “RYN.”

Rayonier Operating Company LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Rayonier Operating Company LLC, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier. Rayonier Operating Company holds, directly or indirectly, substantially all of Rayonier’s assets and conducts substantially all of Rayonier’s business. Rayonier Operating Company currently does not have any publicly traded equity. Prior to the closing of the merger, Rayonier will contribute all of its interest in Rayonier Operating Company into Rayonier, L.P., which will be the successor in interest to Rayonier Operating Company.

Pacific GP Merger Sub I, LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Pacific GP Merger Sub I, LLC, referred to as Merger Sub 1, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier formed solely for the purpose of facilitating the merger of Merger Sub 1 and MGP, referred to as GP merger 1. Merger Sub 1 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of GP merger 1, Merger Sub 1 will be merged with and into MGP, with Merger Sub 1 surviving such merger as a wholly owned subsidiary of Rayonier.

Pacific GP Merger Sub II, LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Pacific GP Merger Sub II, LLC, referred to as Merger Sub 2, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier formed solely for the purpose of facilitating the merger of Merger Sub 2 and EGP, referred to as GP merger 2. Merger Sub 2 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of GP merger 2, Merger Sub 2 will be merged with and into EGP, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of Rayonier.

Pacific LP Merger Sub III, LLC

c/o Rayonier Inc.

1 Rayonier

Wildlight, Florida 32097

(904) 357-9100

Pacific LP Merger Sub III, LLC, referred to as Merger Sub 3, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier, L.P. formed solely for the purpose of facilitating the merger. Merger Sub 3 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub 3 will be merged with and into Pope, with Pope surviving such merger as a wholly owned subsidiary of Rayonier Operating Partnership.

Pope Resources, a Delaware Limited Partnership

19950 Seventh Avenue NE, Suite

200 Poulsbo, Washington 98370

(360) 697-6626

Pope was formed in 1985 as a result of the spinoff of certain timberlands and development properties from Pope & Talbot, Inc. Pope currently operates in four primary business segments: (1) Partnership Timber, (2) Funds Timber, (3) Timberland Investment Management, and (4) Real Estate. Operations in Pope’s two timber segments consist of growing, managing, harvesting, and marketing timber from Pope’s 119,000 acres of direct timberland ownership, plus another 3,500 acres under timber deeds, in Washington (Partnership Timber) and Pope’s private equity timber funds’ 141,000 acres (as of December 31, 2019) of timberland in Washington, Oregon, and California that Pope co-owns with third-party investors (Funds Timber). Pope’s Timberland Investment Management segment is engaged in organizing and managing private equity timber funds using capital invested by third parties and Pope. Pope’s Real Estate segment’s operations are focused on a portfolio of approximately 1,500 acres in the west Puget Sound region of Washington, most of which are legacy timberlands that have become suitable as development property owing to the expansion of the Puget Sound metropolitan and suburban areas. Recently, Pope has acquired and developed a number of other properties for sale, either independently or by partnering with other experienced real estate developers. This segment’s activities consist of efforts to enhance the value of Pope’s land by obtaining the entitlements and, in some cases, building the infrastructure necessary to enable further development, and then selling those properties, ordinarily to commercial and residential developers. Pope’s Real Estate operations also include ownership and management of commercial properties, including Port Gamble, Washington, now an historic town. Port Gamble was established by Pope & Talbot in 1853 and was operated as a company town for over 165 years and served as the location for a lumber mill for most of that time. Pope is a publicly traded Delaware master limited partnership, and its units are listed on the Nasdaq Stock Market under the ticker symbol “POPE”. Pope is managed and operated by the officers of, and is subject to the oversight of the board of directors of, MGP. For purposes of this proxy statement, MGP’s officers and board of directors are referred to as Pope’s officers and board of directors, respectively. MGP’s principal executive office is located at 19950 Seventh Avenue NE, Suite 200, Poulsbo, WA 98370, and Pope’s telephone number is +1 (360) 697-6626.

Pope MGP, Inc.

19950 Seventh Avenue NE, Suite 200

Poulsbo, Washington 98370

(360) 697-6626

MGP is a Delaware corporation and serves as Pope’s managing general partner. MGP’s shares are not listed.

Pope EGP, Inc.

19950 Seventh Avenue NE, Suite 200

Poulsbo, Washington 98370

(360) 697-6626

EGP is a Delaware corporation and serves as Pope’s equity general partner. EGP’s shares are not listed.

The Merger and the Merger Agreement (Page 85 and Annex A)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger and certain of the related transactions.

Pursuant to the merger agreement, three mergers will occur at closing. Merger Sub 1 will merge with and into MGP, with Merger Sub 1 surviving. Merger Sub 2 will merge with and into EGP, with Merger Sub 2 surviving. Merger Sub 3 will merge with and into Pope, with Pope surviving.

Merger Consideration (Page 85)

Each Pope unitholder (other than Rayonier, Opco or certain of their controlled affiliates) may elect to receive, for each Pope unit that they hold, either: (i) $125.00 in cash, referred to as the cash election; (ii) 3.929 Rayonier shares, referred to as the stock election; or (iii) 3.929 Opco units, referred to as the Opco election.

Pope unitholders that do not make a valid election will be treated as if they made the stock election, subject to the proration procedures provided for in the merger agreement.

Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash. Accordingly, the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit received 2.751 Rayonier shares or Opco units and $37.50 in cash. In the event that the stock election or Opco election is oversubscribed, Rayonier in its sole discretion may increase the amount of Rayonier equity that could be issued in the merger (and correspondingly reduce the amount of cash made available in the merger).

Pope unitholders that make the stock election or Opco election will not receive any fractional Rayonier shares or Opco units in connection with the merger. Each such Pope unitholder who otherwise would be entitled to receive a fraction of a Rayonier share or Opco unit pursuant to the merger will be paid an amount in cash (without interest) equal to such fractional part of a Rayonier share or Opco unit multiplied by the volume weighted average closing sale price per Rayonier share as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date.

Elections and Proration (Page 86)

By indicating their elections in the applicable section of the letter of election and transmittal, Pope unitholders may elect to receive the cash election consideration, stock election consideration or Opco election consideration in exchange for each Pope unit for which a valid election is made, subject in each case to the election procedures and proration procedures described in this proxy statement/prospectus and the related letter of election and transmittal. Pope unitholders that do not make a valid election will treated as if they made the stock election, subject to the proration procedures provided for in the merger agreement.

Treatment of Pope Equity Compensation (Page 134)

Treatment of Restricted Pope Units

Outstanding restricted Pope units will be converted into restricted Rayonier shares on substantially the same terms as the existing restricted Pope units, except that the number of restricted Rayonier shares issued will be the number of restricted Pope units multiplied by 3.929. As discussed in “Interests of Pope’s Directors and Executive Officers in the Merger – Treatment of Equity and Equity-Based Awards” beginning at page 154, Pope directors and some executive employees of Pope hold restricted Pope units that will experience accelerated vesting in connection with or following the merger.

Treatment of Pope Equity Plans

Rayonier will assume all of the obligations outstanding under Pope’s existing equity plans, including the treatment of the converted equity awards upon a qualifying termination (as discussed in “Interests of Pope’s Directors and Executive Officers in the Merger – Treatment of Equity and Equity-Based Awards” beginning at page 154).

Financing of the Merger (Page 88)

Rayonier currently expects to finance the transactions contemplated by the merger agreement, including the merger, through a combination of cash on hand, borrowings under Rayonier’s existing credit agreement, dated as of August 5, 2015, among Rayonier, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, and CoBank, ACB, as administrative agent, referred to as the revolving credit facility, and issuances of Rayonier shares and Opco units. Rayonier, subject to market conditions, may also consider financing all or a portion of the cash consideration payable in connection with the merger through new debt financing.

Accounting Treatment (Page 88)

Rayonier prepares its financial statements in accordance with accounting principles generally accepted in the United States, referred to as GAAP. The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Rayonier will be treated as the acquiror for accounting purposes.

Recommendation of the Pope Special Committee; Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger (Page 117)

On January 14, 2020, the Pope special committee, after receiving advice from Pope’s management and the Pope special committee’s outside financial and legal advisors, and after due and careful consideration, including of the terms and conditions of the merger agreement, the merger and the related transactions, unanimously (i) determined that the merger agreement, the merger and the related transactions were advisable and in the best interests of Pope and the unaffiliated Pope unitholders, (ii) approved the merger agreement and the consummation by Pope of the merger and the related transactions and (iii) recommended that the Pope board (A) approve the merger agreement and the consummation by Pope of the merger and the related transactions, (B) submit the merger agreement to the Pope unitholders for approval and (C) recommend that the Pope unitholders approve the merger agreement, the merger and the related transactions.

On January 14, 2020, the Pope board, after receiving advice from Pope’s management and its outside legal advisors and acting upon the recommendation of the Pope special committee, and after due and careful consideration, including of the terms and conditions of the merger agreement, the merger and the related transactions, unanimously (i) determined that the execution, delivery and performance of the merger agreement by Pope and the consummation by Pope of the merger and the related transactions were advisable to and in the best interests of Pope, (ii) authorized and approved the execution, delivery and performance by Pope of the merger agreement and the consummation by Pope of the merger and the related transactions (subject to receipt of the Pope unitholder approval), (iii) recommended that the Pope unitholders approve the merger agreement, the merger and the related transactions and (iv) resolved to submit the merger agreement to a vote at a meeting of the Pope unitholders and recommend approval of the merger agreement by the Pope unitholders.

The Pope board therefore recommends a vote “FOR” the proposal to approve the merger agreement, the merger and the related transactions. The Pope board also recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

Certain factors considered by the Pope special committee and the Pope board in reaching their decisions to approve the merger agreement, the merger and the related transactions are described in the section entitled “The Merger – Recommendation of the Pope Special Committee; Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger,” beginning on page 117.

Opinion of the Pope Special Committee’s Financial Advisor (Page 123 and Annex E)

The Pope special committee retained Centerview Partners LLC, referred to in this proxy statement/prospectus as “Centerview,” as financial advisor to the Pope special committee in connection with a review of potential strategic options, including the proposed merger and the related transactions, which are collectively referred to as the “transaction” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of the Pope Special Committee’s Financial Advisor.” In connection with this engagement, the Pope special committee requested that Centerview evaluate the fairness, from a financial point of view, of the merger to the Pope unitholders (other than the affiliated Pope unitholders). For purposes of this proxy statement/prospectus “affiliated Pope unitholders” means (a) MGP, EGP, the holders of MGP common stock, the holders of EGP common stock and their respective affiliates and (b) Rayonier, Rayonier, L.P. and their respective affiliates. On January 13, 2020, at a meeting of the Pope special committee held to evaluate the transaction, Centerview rendered to the Pope special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 14, 2020, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the Pope unitholders (other than the affiliated Pope unitholders) pursuant to the merger agreement was fair, from a financial point of view, to such unitholders.

The full text of Centerview’s written opinion, dated January 14, 2020, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex E and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Pope special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the Pope unitholders (other than affiliated Pope unitholders) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any holder of Pope units or any other person as to how such holder or other person should vote with respect to the transaction or otherwise act with respect to the transaction or any other matter, including without limitation whether any such holder of Pope units should elect to receive the cash election consideration, stock election consideration or the Opco election consideration or make no election with respect to the merger.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

For further information, see the section of this proxy statement/prospectus entitled “Opinion of the Pope Special Committee’s Financial Advisor” beginning on page 123 and Annex E to this proxy statement/prospectus.

Information About Pope Meeting (Page 82)

The special meeting will be held on [        ], at [        ] local time, at [        ]. At the special meeting, the Pope unitholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement, the merger and the related transactions, (ii) a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum (Page 82)

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of Pope units as of the close of business on [            ], 2020, the record date. On the record date, there were [                ] Pope units outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each Pope unit that you owned on the record date.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding Pope units entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 82)

Approval of the merger proposal requires that a majority of the Pope units issued and outstanding as of the record date vote in favor of approval of the merger agreement.

If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain, or if you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will have the same effect as a vote against the merger agreement and the merger.

The proposal to approve the merger-related executive compensation requires that a majority of the votes cast at the special meeting are voted in favor of the proposal; however, such vote is advisory (non-binding) only.

If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the approval of the merger-related executive compensation proposal except to the extent it results in there being insufficient Pope units present at the special meeting to establish a quorum.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires that a majority of the votes cast at the special meeting are voted in favor of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Proxies and Revocations (Page 82)

Any Pope unitholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting.

If your Pope units are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Pope units using the instructions provided by your bank, brokerage firm or other nominee.

If you are a Pope assignee, i.e. you hold Pope units but have not been admitted to Pope as a limited partner, you can vote by completing, signing and dating the proxy card, indicating therein you are a Pope assignee and returning it in the self-addressed envelope provided with the proxy materials.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by (i) executing and delivering to the Pope secretary or transfer agent a proxy card relating to the same units bearing a later date than the original proxy card, (ii) if you are a unitholder of record or, if you are a beneficial owner, have a “legal proxy” from your bank, brokerage firm or other nominee that holds your units, attending the special meeting and voting in person, or (iii) giving written notice of revocation to the Pope secretary, at 19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370, prior to the time the special meeting begins.

Voting Agreements with Certain Pope Unitholders (Page 134)

Concurrently with the execution of the merger agreement, Rayonier entered into a voting and support agreement with Maria M. Pope and certain of her affiliates, a copy of which is attached to this proxy statement/prospectus as Annex B, and a voting and support agreement with Gordon P. Andrews and certain of his affiliates, a copy of which is attached as Annex C, referred to individually as a “support agreement” and collectively as the “support agreements”, pursuant to which each of the named Pope unitholders have agreed, among other matters and upon the terms and subject to the conditions set forth in the relevant support agreement, to vote all of their Pope units in favor of the merger agreement and the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation of Pope contained in the merger agreement or (ii) prevent or impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement/prospectus, the named Pope unitholders

hold [                ] Pope units (excluding the Pope units held by MGP and EGP) in the aggregate, or approximately [    ] % of the voting power of Pope as of the date of this proxy statement/prospectus.

Interests of Pope’s Directors and Executive Officers in the Merger (Page 154)

Directors and executive officers of Pope have certain interests in the merger agreement and transactions contemplated thereby, including the merger, that may be different from or in addition to the interests of Pope unitholders generally. These interests include, among others, the cash consideration payable in connection with the GP mergers, potential severance benefits and other payments, the treatment of outstanding unit awards pursuant to the merger agreement and rights to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the merger. The Pope board and the Pope special committee was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger and the other transactions contemplated thereby, (ii) approve and declare advisable the merger agreement, and (iii) resolve to recommend the approval of the merger agreement to Pope unitholders.

Regulatory Approvals (Page 134)

Completion of the merger is conditioned upon, among other things, the expiration or early termination of the applicable waiting period under the HSR Act. Rayonier and Pope each filed their respective HSR Act notification forms on February 5, 2020 and received notice of early termination on February 26, 2020.

Each of Rayonier and Pope has agreed to use their respective reasonable best efforts to promptly take, or cause to be taken (including by their respective subsidiaries) any actions necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust law and obtain the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the October 14, 2020, as such date may be extended in accordance with the merger agreement), including making agreements to (i) hold separate or divest any property, assets or businesses, (ii) take or commit to take any action that limits their respective freedom of action with respect to, or their ability to retain, any property, assets or businesses, and (iii) to initiate or defend against any lawsuit, action or proceeding challenging the merger agreement or the transactions contemplated thereby, except Rayonier is not required to take, and Pope without Rayonier’s written consent cannot take, the actions described in (i) and (ii) above if those actions would reasonably be expected to have a material adverse effect on either Pope and its subsidiaries taken as a whole or Rayonier and its subsidiaries taken as a whole.

No Appraisal Rights

The Pope unitholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Conditions to Completion of the Merger (Page 150)

In addition to the approval of the merger agreement by Pope unitholders and the expiration or termination of the applicable waiting period under the HSR Act, each as described above, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order, or pending proceedings seeking a stop order, by the SEC), approval of the listing on the NYSE of the Rayonier shares to be issued in the merger, the continued effectiveness of the written consents of the general partner stockholders in respect of the GP mergers, the absence of an injunction prohibiting the merger, the receipt of certain tax opinions, the accuracy of the representations and warranties of the other party under the merger agreement (generally subject to the materiality standards set forth in the merger agreement), the performance in all material respects by the other party of its respective covenants and obligations under the merger agreement and delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions.

The parties cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (Page 144)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Pope, MGP and EGP agree that they will not, will cause their subsidiaries not to, and will instruct and use their reasonable best efforts to cause their respective directors, officers, employees and other representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any alternative proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an alternative proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or that could reasonably be expected to lead to, any alternative proposal.

Under the terms of the merger agreement, Pope, MGP and EGP each agreed to immediately cease any discussions or negotiations with any person that may have been ongoing with respect to any alternative proposal as of January 14, 2020.

If, prior to obtaining the Pope unitholder approval, following the receipt of a bona fide written alternative proposal that was not solicited in violation of the terms of the merger agreement, the Pope board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such proposal is or could reasonably be expected to lead to, a superior proposal, the Pope board may, in response to such a proposal, furnish information with respect to Pope to the person making such a proposal and engage in discussions or negotiations with such person, except that prior to furnishing any such nonpublic information relating to Pope or entering into negotiations, Pope must give Rayonier written notice of the person making the proposal, execute with that person a confidentiality agreement with terms no less favorable in the aggregate to Pope than the provisions of the confidentiality agreement in effect between Rayonier and Pope, and provide Rayonier with any non-public information about Pope that Pope had not previously provided to Rayonier.

No Change in Recommendation or Entry into Alternative Acquisition Agreement (Page 145)

Subject to certain exceptions described below, the Pope board may not:

•	effect a Pope board change in recommendation; or

•

cause or permit Pope or any of its subsidiaries to enter into a merger agreement, acquisition agreement, memorandum of understanding, option agreement or other similar agreements providing for, with respect to, or in connection with an alternative proposal;

Fiduciary Termination Right

However, at any time before the Pope unitholder approval is obtained, if (i) an unsolicited written alternative proposal is made by a third-party, which was not solicited in violation of the merger agreement and is not withdrawn; or an intervening event (as defined in the merger agreement) occurs; (ii) in the case of an alternative proposal, the Pope board concludes in good faith, after consultation with its outside legal counsel and outside financial advisors, that such proposal constitutes a superior proposal (as defined in the merger agreement); and (iii) the Pope board concludes in good faith, after consultation with Pope’s outside legal counsel, that the failure to effect a partnership change in recommendation would be reasonably likely to be inconsistent with its duties under Delaware law and the Pope limited partnership agreement, then, subject to the provisions described in the next paragraph, the Pope board may effect a partnership change in recommendation.

Prior to making any Pope board change in recommendation, the Pope board must (i) provide Rayonier at least three business days’ prior written notice of its intention to effect a partnership change in recommendation (including, in the case of an alternative proposal, copies of the proposed definitive agreement providing for the alternative proposal) and (ii) negotiate in good faith with Rayonier regarding any adjustments to the terms and conditions of the merger agreement so that, as applicable, the alternative proposal ceases to constitute a superior proposal or the intervening event ceases to require a partnership change in recommendation (in each case, in the reasonable determination of the Pope board, after consultation with its financial advisor and outside legal counsel).

Whether or not there is a partnership change in recommendation, unless the merger agreement is terminated in accordance with its terms, the Pope board must submit the merger agreement for approval by Pope unitholders at the special meeting.

Termination of the Merger Agreement (Page 152)

Termination Rights

The merger agreement may be terminated and the merger abandoned at any time prior to closing, whether before or after any approval of the merger by the Pope unitholders, in the following ways:

•	by mutual written consent of Pope and Rayonier;

•

by Rayonier if the written consents of the stockholders of MGP and EGP to GP merger 1 and GP merger 2, respectively, are not delivered to Rayonier within 24 hours after the execution of the merger agreement;

•

by either Rayonier or Pope if there is in effect a final non-appealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason if such order was primarily due to the failure of such party to perform its obligations under the merger agreement;

•

by either Pope or Rayonier if the other party has materially breached or materially failed to perform any representations, warranties, covenants or agreements contained in the merger agreement and such breach or failure (i) would result in the failure of specified conditions to closing and (ii) is not curable or, if capable of being cured, is not cured by the earlier of the outside date or within 30 days following receipt by the breaching party of notice by the other party of such breach or failure. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason if such party is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

by either Pope or Rayonier if closing does not occur by October 14, 2020, referred to as the outside date, which date shall automatically be extended to January 14, 2021 if as of the initial outside date all of the conditions to closing shall have been satisfied or waived (or capable of being satisfied) except for conditions in respect of receipt of required regulatory approvals. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason so long as the failure to close by the outside date is the result of such party’s failure to perform or comply in all material respects with its obligations under the merger agreement;

•	by either Pope or Rayonier if the special meeting has concluded and the Pope unitholder approval has not been obtained;

•	by Rayonier if, prior to the special meeting, a Pope board change in recommendation has occurred; and

•

by either Pope or Rayonier if after all conditions to closing the merger have been satisfied and the closing of the merger has not occurred within three business days of those requirements being satisfied, such party has provided five business days’ notice that it is prepared to close the merger and the other party fails to close within such five business day period.

Termination Fee

Pope will pay Rayonier a termination fee of $20 million if the merger agreement is terminated in certain circumstances involving a Pope board change in recommendation occurring or other circumstances involving Pope accepting an alternative proposal.

In no event will the termination fee be payable more than once.

U.S. Federal Income Tax Consequences (Page 163)

Although for state law purposes Pope will become a wholly owned subsidiary of Rayonier, L.P. in the merger, for U.S. federal income tax purposes Rayonier, L.P. will be treated as a continuation of Pope (and Rayonier, L.P. will cease to exist) following the merger pursuant to U.S. Treasury regulations promulgated under Section 708 of the Code.

As a result, U.S. holders (as defined in the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger”) that receive Opco units in the merger should not recognize any income, gain or loss with respect to the Opco units that they receive as part of the exchange, except to the extent that any net decrease in such holder’s share of partnership liabilities pursuant to Section 752 of the Code attributable to such U.S. Holder’s Pope units exchanged for Opco units exceeds such holder’s adjusted tax basis in the Pope units exchanged therefor at the closing of the merger. However, it is not anticipated that gain or loss should generally be recognized by a U.S. holder solely as a result of a decrease in such holder’s share of partnership liabilities. A U.S. holder that receives Opco units in the merger will recognize gain to the extent that the amount of cash received in lieu of fractional units (if any) exceeds such holder’s adjusted tax basis allocable to such portion of Pope units sold.

On the other hand, the merger will be a taxable transaction for any U.S. holder that receives cash or Rayonier shares. Each U.S. holder who receives cash or Rayonier shares (and any cash it receives in lieu of fractional Rayonier shares) in exchange for its Pope units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received, (B) the fair market value of the Rayonier shares received and (C) such U.S. holder’s share of Pope’s liabilities immediately prior to the merger effective time attributable to such U.S. holder’s Pope units exchanged for cash and/or Rayonier shares and (2) such U.S. holder’s adjusted tax basis in Pope units exchanged therefor (which includes such U.S. holder’s share of Pope’s liabilities attributable to such Pope units immediately prior to the merger effective time). Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Pope and its subsidiaries.

The U.S. federal income tax consequences of the merger to a U.S. holder will depend on such holder’s own personal tax situation. Accordingly, you are encouraged to consult your own tax advisor for a full understanding of the particular tax consequences of the merger. In addition, please read the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders.”

Comparison of Unitholders’/Shareholders’ Rights (Page 285)

The rights of Pope unitholders are governed by the Pope limited partnership agreement and by Delaware law, including the DRULPA. Should you elect to or you do receive Rayonier shares, your rights as a shareholder of Rayonier will be governed by Rayonier’s amended and restated articles of incorporation and by-laws, referred to as the Rayonier charter and the Rayonier by-laws, respectively, and by North Carolina corporate law, including the North Carolina Business Corporation Act, or the NCBCA. Your rights under the Rayonier charter and Rayonier by-laws will differ in some respects from your rights under the Pope limited partnership agreement. Likewise, if you elect to receive Opco units, your rights as a unitholder of Rayonier, L.P. will be governed by the limited partnership agreement of Rayonier, L.P. that will be adopted prior to the merger. Your rights under the Rayonier, L.P. limited partnership agreement will different in some respects from your rights under the Pope limited partnership agreement.

Risk Factors (Page 67)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RAYONIER INC.

The following table presents selected historical consolidated financial data for Rayonier as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. This information has been derived from Rayonier’s audited consolidated financial statements.

The information should be read in conjunction with the historical audited consolidated financial statements of Rayonier and the related notes, including those contained in its Annual Report on Form 10-K for the year ended December 31, 2019, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such Annual Report that is incorporated by reference into this proxy statement/prospectus.

For more information, see the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

	As of and For the Year Ended December 31,
($ in millions except per share data)	2019	2018	2017	2016	2015
Statement of Income Data:
Revenues	$711.556	$816.138	$819.596	$815.915	$568.800
Cost of Sales	(558.350)	(605.259)	(568.253)	(526.439)	(441.718)

Gross Margin	21.53%	25.84%	30.67%	35.48%	22.34%
Selling and Administrative Expense	(41.646)	(41.951)	(40.245)	(42.785)	(45.750)
Other Operating Income (Expense)	(4.533)	1.140	4.393	9.086	(3.548)

Total Operating Costs and Expenses	(604.529)	(646.070)	(604.105)	(560.138)	(491.016)
Operating Income	107.027	170.068	215.491	255.777	77.784
Interest Expense	(31.716)	(32.066)	(34.071)	(32.245)	(31.699)
Interest Income	5.307	4.564	1.840	(0.698)	(3.003)

Other Income (Expense), Net	(26.409)	(27.502)	(32.231)	(32.943)	(34.702)
Income Before Income Taxes	80.618	142.566	183.260	222.834	43.082
Income Tax Provision	(12.940)	(25.236)	(21.681)	(5.064)	0.859

Comprehensive Income	36.809	97.970	176.178	252.447	4.462

Comprehensive Income Attributable to Rayonier Inc.	$27.663	$89.039	$161.403	$242.892	$17.489

Per Common Share Data:
Basic Earnings Per Share	$0.46	$0.79	$1.17	$1.73	$0.37

Diluted Earnings Per Share	$0.46	$0.79	$1.16	$1.73	$0.37

Balance Sheet Data:
Total Current Assets	$125.975	$207.853	$183.527	$164.804	$105.685
Total Assets	2,860.996	2,780.666	2,858.481	2,685.760	2,315.938
Total Current Liabilities	151.186	63.541	68.548	91.966	59.457
Total Long-Term Debt	973.129	972.567	1,022.004	1,030.205	830.554
Total Shareholder’s Equity and Noncontrolling Interests	1,537.642	1,654.550	1,692.940	1,496.752	1,361.740

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RAYONIER OPERATING COMPANY LLC

The following table presents selected historical consolidated financial data for Rayonier Operating Company LLC, as predecessor-in interest to Rayonier, L.P., as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. This information has been derived from Rayonier’s and Rayonier Operating Company LLC’s audited consolidated financial statements.

The information should be read in conjunction with the historical audited consolidated financial statements of Rayonier Operating Company LLC and the related notes elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this proxy statement/prospectus starting at page 228.

	As of and For the Year Ended December 31,
($ in millions)	2019	2018	2017	2016	2015
Statement of Income Data:
Revenues	$711.556	$816.138	$819.596	$815.915	$568.800
Cost of Sales	(558.350)	(605.259)	(568.253)	(526.439)	(441.718)

Gross Margin	21.53%	25.84%	30.67%	35.48%	22.34%
Selling and Administrative Expense	(41.646)	(41.951)	(40.245)	(42.785)	(45.750)
Other Operating Income (Expense)	(4.533)	1.152	4.393	9.086	(3.548)

Total Operating Costs and Expenses	(604.529)	(646.058)	(604.105)	(560.138)	(491.016)
Operating Income	107.027	170.080	215.491	255.777	77.784
Interest Expense	(19.160)	(27.498)	(32.548)	(29.984)	(28.473)
Interest Income	7.134	5.904	3.194	0.984	(1.315)

Other Income (Expense), Net	(12.026)	(21.594)	(29.354)	(29.000)	(29.788)
Income Before Income Taxes	95.001	148.486	186.137	226.777	47.996
Income Tax Provision	(12.940)	(25.236)	(21.681)	(5.064)	0.859

Comprehensive Income	51.192	103.890	179.055	256.390	9.376

Comprehensive Income Attributable to Rayonier Operating Company LLC	$42.046	$94.959	$164.280	$246.835	$(3.651)

Balance Sheet Data:
Total Current Assets	$125.674	$207.492	$134.963	$143.351	$103.214
Total Assets	2,860.695	2,780.303	2,809.915	2,664.305	2,313.465
Total Current Liabilities	148.143	60.493	124.721	137.106	93.694
Total Long-Term Debt	648.958	648.764	1,007.285	1,015.530	772.572
Total Member’s Equity and Noncontrolling Interests	1,864.555	1,981.038	1,611.920	1,453.832	1,392.012

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF POPE

The following table presents selected historical consolidated financial data for Pope as of and for the years ended December 31, 2019, 2018, 2017, 2016, and 2015. This information has been derived from Pope’s audited financial statements.

You should read this information in conjunction with Pope’s consolidated financial statements and related notes thereto included in Pope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such Annual Report, each of which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

	As of and For the Year Ended December 31,
($ in millions except per unit data)	2019	2018	2017	2016	2015
Statement of Income Data:
Revenues	$109.903	$103.554	$99.823	$80.428	$78.028
Cost of Sales	(79.184)	(58.087)	(57.984)	(47.273)	(46.604)

Gross Margin	27.95%	43.91%	41.91%	41.22%	40.27%
Selling and Administrative Expense	(12.139)	(7.217)	(5.742)	(5.076)	(4.972)
Total Operating Costs and Expenses	(34.804)	(32.831)	(24.334)	(28.529)	(19.644)

Operating Income	(3.998)	12.636	30.052	5.621	10.677
Interest Expense	(5.800)	(5.322)	(4.965)	(4.150)	(3.854)
Interest Income	0.003	0.132	0.003	0.011	0.024
Other Income (Expense), Net	(5.797)	(4.895)	(4.471)	(3.406)	(2.970)

Income Before Income Taxes	(9.795)	7.741	25.581	2.215	7.707
Income Tax Provision	(0.159)	(0.104)	(1.176)	(0.252)	(0.207)

Comprehensive Income	(9.954)	7.637	24.405	1.963	7.500

Comprehensive Income Attributable to Unitholders	$2.435	$6.821	$17.891	$5.942	$10.943

Per Common Unit Data:
Basic Earnings Per Unit	$0.52	$1.54	$4.10	$1.35	$2.51

Diluted Earnings Per Unit	$0.52	$1.54	$4.10	$1.35	$2.51

Balance Sheet Data:
Total Current Assets	$17.011	$20.366	$18.030	$32.206	$17.396
Total Assets	493.549	508.249	380.673	399.050	370.056
Total Current Liabilities	36.714	9.981	9.762	21.048	16.740
Total Long-Term Debt	128.751	151.241	127.328	125.291	84.537
Total Partners’ Capital and Noncontrolling Interests	318.993	338.600	240.626	248.464	263.066

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of Rayonier and Pope after giving effect to the merger. The unaudited pro forma condensed consolidated financial information assumes that the merger is accounted for as a business combination with Rayonier treated as the acquirer. The unaudited pro forma condensed consolidated balance sheet data has been prepared as if the merger occurred on December 31, 2019. The unaudited pro forma condensed consolidated statement of operations data has been prepared as if the merger had occurred on January 1, 2019. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus and (ii) the condensed consolidated financial statements and the related notes of both Rayonier and Pope contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2019, all of which are incorporated by reference into this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Data” and “Where You Can Find More Information.”

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the merger had been consummated on the dates indicated and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed consolidated statement of operations data does not give effect to any transaction or integration costs relating to the merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed consolidated financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the merger. The determination of the final purchase price will be based on the number of Pope units outstanding and the trading price of Rayonier shares at closing.

COMPARATIVE PER SHARE DATA

The following tables set forth historical per share or unit information of Rayonier and Pope, respectively, and preliminary unaudited pro forma condensed combined per share information after giving effect to the merger with Pope by Rayonier under the acquisition method of accounting. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Rayonier will experience after the acquisition of Pope. The preliminary unaudited pro forma condensed combined per share data has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 33 and the related notes included in this proxy statement/prospectus beginning on page 35. The historical per share or unit data has been derived from the historical consolidated financial statements of Rayonier and Pope as of and for the periods indicated, incorporated by reference in this proxy statement/prospectus.

Year Ended December 31, 2019
Rayonier Historical Per Share Data
Earnings per share—basic	$0.46
Earnings per share—diluted	$0.46
Cash dividends declared per common share	$1.08
Book value per share	$11.13

Year Ended December 31, 2019
Pope Historical Per Unit Data
Earnings per unit—basic	$0.52
Earnings per unit—diluted	$0.52
Cash distributions declared per unit	$4.00
Book value per unit	$9.90

Year Ended December 31, 2019
Unaudited Pro Forma Combined Per Share Data for Rayonier
Earnings per share—basic	$0.31
Earnings per share—diluted	$0.31
Cash dividends declared per common share	$1.08
Book value per share(1)	$11.86

(1)

Based on the pro ration of cash, Rayonier common stock and Opco units issued in the merger would be equal to the amounts issued if every Pope unit received 2.751 shares of Rayonier common stock and $37.50 in cash.

Year Ended December 31, 2019
Unaudited Pro Forma Combined Per Unit Data for Pope (1)
Earnings per unit—basic	$0.86
Earnings per unit—diluted	$0.86
Cash dividends declared per unit	$2.97
Book value per unit	$32.62

(1)	The Pope unaudited pro forma equivalent data was calculated by multiplying the combine company unaudited pro forma data by the share exchange ratio.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION – RAYONIER INC.

The following unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2019 have been prepared (i) as if the merger occurred on December 31, 2019 for purposes of the unaudited pro forma consolidated balance sheet, and (ii) as if the merger occurred on January 1, 2019 for purposes of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2019.

The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the merger incorporated into the unaudited pro forma condensed consolidated financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the merger and the assignment of fair value to assets and liabilities of Pope have not been finalized and are subject to change. The amount of the equity to be issued in connection with the merger will be based on the number of Pope units outstanding prior to the merger and the elections made by the Pope unitholders pursuant to the merger agreement, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Pope that exist on the effective date of the merger.

Actual amounts recorded in connection with the merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma consolidated balance sheet and/or unaudited pro forma consolidated statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Rayonier considered to be reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to: (1) represent Rayonier’s actual financial position had the merger occurred on December 31, 2019; (2) represent the results of Rayonier’s operations that would have actually occurred had the merger occurred on January 1, 2019; or (3) project Rayonier’s financial position or results of operations as of any future date or for any future period, as applicable.

The unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the audited financial statements of Rayonier and accompanying notes thereto included in Rayonier’s Annual report filed on Form 10-K for the year ended December 31, 2019, incorporated herein by reference, the audited financial statements of Rayonier Operating Company LLC and accompanying notes thereto included elsewhere in this proxy statement/prospectus, the audited financial statements of Pope and accompanying notes thereto included in Pope’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated herein by reference, and the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2019

(Dollars in millions, except per share amounts)

	Historical Rayonier	Historical Pope Resources	Pro Forma Merger Adjustments		Pro Forma Funding Adjustments				Pro Forma Combined
ASSETS:
Cash and cash equivalents	$68.7	$8.2	($273.8)	a	$	[—]		a	($196.9)
Accounts receivable, net	27.1	3.8	—			—			30.9
Inventory	14.5	—	—			—			14.5
Prepaid expenses and other current assets	15.7	4.2	—			—			19.9

Total current assets	126.0	16.2	(273.8)			[—	]		(131.6)

TIMBER AND TIMBERLANDS, NET	2,482.0	444.3	565.2	b		—			3,491.5
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS	81.8	20.2	6.8	c		—			108.8
PROPERTY, PLANT AND EQUIPMENT
Total property, plant and equipment, gross	31.9	13.5	(6.3)			—			39.1
Less—accumulated depreciation	(9.6)	(8.2)	8.2			—			(9.6)

Total property, plant & equipment, net	22.3	5.3	1.9	d		—			29.5
OTHER ASSETS	148.9	7.5	(12.4)	e		—			144.0

TOTAL ASSETS	$2,861.0	$493.5	$287.7		$	[—	]		$3,642.2
LIABILITIES:
Accounts payable	$18.2	$1.7	—			—			$19.9
Current maturities of long-term debt	82.0	25.1	(0.1)	f		—			107.0
Other current liabilities	51.0	9.9	29.1	g		—			90.0

Total current liabilities	151.2	36.7	29.0			—			216.9

LONG-TERM DEBT, NET OF DEFERRED FINANCING COSTS	973.1	128.8	(96.4)	f		[—	]	f	1,005.5
PENSION AND OTHER POSTRETIREMENT BENEFITS	25.3	—	—			—			25.3
LONG-TERM LEASE LIABILITY	90.5	—	—			—			90.5
OTHER NON-CURRENT LIABILITIES	83.3	9.0	4.9	h		—			97.2

TOTAL LIABILITIES	1,323.4	174.5	(62.5)			[—	]		1,435.4

NONCONTROLLING INTEREST IN THE OPERATING PARTNERSHIP	—	—	134.2	i		—			134.2
EQUITY:
GENERAL PARTNERS’ CAPITAL	—	0.8	(0.8)	j		—			—
LIMITED PARTNERS’ CAPITAL	—	42.0	(42.0)	j		—			—
SHAREHOLDERS’ EQUITY
Common Shares	888.2	—	124.8	i,j		—			1,013.0
Retained earnings	583.0	—	(29.1)	g,j		—			553.9
Accumulated other comprehensive income	(31.2)	—	—			—			(31.2)

TOTAL SHAREHOLDERS’ EQUITY	1,440.0	42.8	52.9	j		—			1,535.7
Noncontrolling interest in consolidated affiliates	97.6	276.2	163.1	k		—			536.9

TOTAL NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY	1,537.6	319.0	350.2			—			2,206.8

	$2,861.0	$493.5	$287.7		$[—]				$3,642.2

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2019

(Dollars in millions, except per share amounts)

	Historical Rayonier	Historical Pope Resources	Pro Forma Merger Adjustments		Pro Forma Funding Adjustments			Pro Forma Combined
SALES	$711.6	$109.9	—		—			$821.5

Costs and Expenses								—
Cost of sales	(558.4)	(95.1)	(25.7)	b,c,m	—			(679.2)
Selling and general expenses	(41.7)	(17.2)	4.5	d,l,n	—			(54.4)
Other operating (expense) income, net	(4.5)	(1.6)	—		—			(6.1)

	(604.6)	(113.9)	(21.2)		—			(739.7)

OPERATING INCOME	107.0	(4.0)	(21.2)		—			81.8
Interest expense	(31.7)	(5.8)	3.7	o	[—	]	o	(33.8)
Interest and other miscellaneous income, net	5.3	—	—		—			5.3

INCOME BEFORE INCOME TAXES	80.6	(9.8)	(17.5)					53.3
Income tax expense	(12.9)	(0.2)	—	p	—			(13.1)

NET INCOME	67.7	(10.0)	(17.5)		[—	]		40.2

Less: Net (income) loss attributable to noncontrolling interest in the Operating Partnership	—	—	(1.8)	q	—			(1.8)
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	(8.6)	12.4	—		—			3.8

NET INCOME ATTRIBUTABLE TO RAYONIER	$59.1	$2.4	($19.3)		[—	]		$42.2

EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.46	$0.52					r	$0.31
Diluted earnings per share attributable to Rayonier Inc.	$0.46	$0.52					r	$0.31

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Rayonier’s and Pope’s historical consolidated financial statements as adjusted to give effect to the acquisition of Pope and the debt issuance necessary to finance the acquisition. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2019, give effect to the Pope acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019, gives effect to the Pope acquisition as if it had occurred on December 31, 2019.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of income, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Rayonier has estimated the fair value of Pope’s assets acquired and liabilities assumed and conformed the accounting policies of Pope to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Pope as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2—Pope and Rayonier Reclassification Adjustment

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Pope’s financial information to identify differences in accounting policies as compared to those of Rayonier and differences in financial statement presentation as compared to the presentation of Rayonier. At the time of preparing these unaudited pro forma condensed combined financial statements, Rayonier had not identified all adjustments necessary to conform Pope’s accounting policies to Rayonier’s accounting policies. The below adjustments represent Rayonier’s best estimates based upon the information currently available to Rayonier and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to Pope’s consolidated balance sheet as of December 31, 2019 to conform presentation (in millions):

Pope Resources Consolidated Statement of Financial Position Line Item	Rayonier Historical Consolidated Balance Sheet Line Item	Pope Resources Historical Consolidated Statement of Financial Position	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
	Cash and cash equivalents	—	$8.2	$8.2
Partnership cash		2.0	(2.0)	—
ORM Timber Funds cash		6.2	(6.2)	—
Accounts receivable, net	Accounts receivable, less allowance for doubtful accounts	3.8	—	3.8
Contract assets		2.8	(2.8)	—
Land held for sale	Inventory	—	—	—
Prepaid expenses and other current assets		1.4	(1.4)	—
	Other current assets	—	4.2	4.2
Timber and roads		367.3	(367.3)	—
Timberland		77.0	(77.0)	—
	Timber and Timberlands, net	—	444.3	444.3
Land held for development	Higher and Better Use Timberlands and Real Estate Developments	20.2	—	20.2

Pope Resources Consolidated Statement of Financial Position Line Item	Rayonier Historical Consolidated Balance Sheet Line Item	Pope Resources Historical Consolidated Statement of Financial Position	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
Buildings and equipment, net of accumulated depreciation		5.3	(5.3)	—
	Total property, plant and equipment, gross	—	13.5	13.5
	Less—accumulated depreciation	—	(8.2)	(8.2)
Restricted cash	Restricted cash	0.8	(0.8)	—
Other assets	Other assets	6.7	0.8	7.5
Accounts payable	Accounts payable	1.7	—	1.7
Accrued liabilities		7.2	(7.2)	—
Current portion of long-term debt—Partnership		0.1	(0.1)	—
Current portion of long-term debt—Funds		25.0	(25.0)	—
	Current maturities of long-term debt	—	25.1	25.1
Deferred revenue	Deferred revenue	0.2	(0.2)	—
Current portion of environmental remediation liability		1.1	(1.1)	—
Other current liabilities	Other current liabilities	1.4	8.5	9.9
Long-term debt, net of unamortized debt issuance costs and current portion—Partnership		96.4	(96.4)	—
Long-term debt, net of unamortized debt issuance costs—Funds		32.3	(32.3)	—
	Long-term debt, net of deferred financing costs	—	128.8	128.8
	Long-term lease liability	—	—	—
Environmental remediation and other long term liabilities	Other non-current liabilities	9.0	—	9.0
General Partners’ Capital		0.8	—	0.8
Limited Partners’ Capital		42.0	—	42.0
Noncontrolling interest	Noncontrolling interest	276.2	—	276.2

(1)	Reclassifications to conform to Rayonier presentation.

Refer to the table below for a summary of reclassification adjustments made to Pope’s consolidated statement of income for the year ended December 31, 2019 to conform presentation:

Pope Resources Consolidated Statement of Income Line Item	Rayonier Historical Consolidated Statement of Income Line Item	Pope Resources Historical Consolidated Statement of Income	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
Total revenue	Sales	$109.9	—	$109.9
Total cost of sales	Cost of sales	(79.2)	(15.9)	(95.1)
Partnership Timber Operating expenses		(5.3)	5.3	—
Funds Timber Operating expenses		(5.8)	5.8	—
Timberland Investment Management Operating expenses		(4.9)	4.9	—
Environmental remediation (Real Estate)		(1.6)	1.6	—
General and Administrative	Selling and general expenses	(12.1)	(5.1)	(17.2)
Real Estate Operating expenses		(5.1)	5.1	—
Gain on sale of timberland		0.1	(0.1)	—
	Other operating (expense) income, net	—	(1.6)	(1.6)
Interest expense, net	Interest expense	(5.8)	—	(5.8)
	Interest and other miscellaneous income, net	—	—	—
Income tax expense	Income tax expense	(0.2)	—	(0.2)
Net and comprehensive (income) loss attributable to noncontrolling interests—ORM Timber Funds		11.8	(11.8)	—
Net and comprehensive loss attributable to noncontrolling interests—Real Estate		0.6	(0.6)	—
Net and comprehensive income attributable to unitholders		2.4	(2.4)	—
	Net income attributable to noncontrolling interest	—	12.4	12.4
	Net Income attributable to shareholders	—	2.4	2.4

(1)	Reclassifications to conform to Rayonier presentation.

Note 3—Financing

When its acquisition of Pope closes, the Company will incur approximately [—] in [—] fixed-rate debt, less [—] in debt issuance costs, a portion of which will be used to fund the cash component of the acquisition for approximately $168 million. The Company also will extinguish Pope’s existing debt of approximately $106 million which includes a $9.2 million prepayment premium. In this case, the Company does not legally assume Pope’s outstanding debt.

Note 4 – Consideration

Estimated consideration of approximately $543 million is based on Rayonier’s closing share price of $23.21 on March 13, 2020. The value of purchase price consideration will change based on fluctuations in the share price of Rayonier’s common stock and the number of Pope units outstanding on the closing date.

The following table summarizes the components of the estimated consideration (in millions):

Cash consideration:
Pope units as of December 31, 2019	4.3
Less: Pope units held by Rayonier(1)	(0.1)

Units outstanding, net	4.2
Cash consideration (per Pope unit)	$37.50
		157.6
General Partner interest		10.0

		167.6

Equity consideration:
Pope units as of December 31, 2019	4.3
Less: Pope units held by Rayonier(1)	(0.1)

Units outstanding, net	4.2
Exchange ratio	2.751

Rayonier common shares/units to be issued	11.6
Rayonier share price (2)	$23.21
		268.4

Total estimated consideration to Pope unit holders		436.0

Estimated repayment of Pope debt		97.0
Estimated repayment premium on Pope debt		9.2
Fair value of replacement Rayonier restricted stock units for vested Pope awards		1.1

Total pro forma purchase price		$543.3

(1)

As of December 31, 2019, Rayonier held 114,400 Pope limited partnership units as marketable securities on its standalone financial statements. As a North Carolina corporation, Rayonier does not have or present treasury stock on its consolidated balance sheet. Accordingly, the Rayonier common shares acquired will be retired on the Merger date.

(2)

The estimated purchase price is based on the closing price of Rayonier common stock on March 13, 2020, the latest practicable date prior to the date of this filing. Pursuant to accounting rules, the final purchase price will be based on the price of the Rayonier common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the Rayonier common stock price of 10% would result in the following changes in the estimated aggregate consideration:

(unaudited, in millions)	Purchase Price
As presented in pro forma combined results	$543.3
10% increase in common stock price	570.2
10% decrease in common stock price	516.5

Note 5—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary allocation of the purchase price is based on the terms of the Merger Agreement and Rayonier management’s estimates of the fair value of Pope’s assets and liabilities as of December 31, 2019, derived from the historical balance sheet of Pope as of December 31, 2019 and using the January 14, 2020 Merger Consideration adjusted based on Rayonier’s closing share price of $23.21 on March 13, 2020. As of the date of this document, Rayonier management has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Pope’s assets acquired and the liabilities assumed and the related allocations of purchase price. The valuation studies are expected to be final by the end of 2020. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by Rayonier management.

The following table summarizes the allocation of the preliminary purchase price as December 31, 2019, with the excess recorded as goodwill (in millions):

Timberland and Real Estate Business
Cash	$2.0
Other current assets	3.0
Timber and timberland	464.1
Land held for development	27.0
Buildings and equipment	7.4
Other assets	5.7
Goodwill (1)	—
Other current liabilities	(8.1)
Environmental liabilities	(10.1)
Other non-current liabilities(2)	(3.9)
Less: noncontrolling interest	(3.3)

Pro forma purchase price	483.8

Timber Fund Business
Cash	6.2
Other current assets	4.9
Timber and timberland	545.4
Goodwill(1)	—
Current portion of long-term debt	(25.0)
Other current liabilities	(3.5)
Long-term debt	(32.4)
Less: noncontrolling interest	(436.1)

Pro forma purchase price	59.5

Total pro forma purchase price	$543.3

(1)

Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

(2)	Other non-current liabilities includes a $3.9 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s assets and liabilities.

Note 6—Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in millions):

a.	The following represents the pro forma adjustments to cash and cash equivalents as a result of the merger:

Decrease from extinguishment of existing Pope debt(1)	($106.2)
Decrease from cash consideration paid to Pope unit holders(2)	(167.6)

Pro forma adjustment to cash and cash equivalents	($273.8)

(1)	Includes $9.2 million prepayment premium.
(2)

Estimated based on the pro ration of cash, Rayonier common stock and Opco units issued in the merger would be equal to the amounts issued if every Pope unit received 2.751 shares of Rayonier common stock or Opco units and $37.50 in cash.

The following represents the pro forma adjustments to cash and cash equivalents as a result of the debt financing:

Issuance of new debt, net of debt issuance costs	[—]

Pro forma adjustment to cash and cash equivalents	$[—]

b.

Reflects the adjustment of $565.2 million to increase the basis in the acquired Timber and Timberlands to estimated fair value of $1,009.5 million. In determining the fair value of the timberlands, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s timberlands. The following summarizes the changes in the estimated depletion expense (in millions):

Estimated depletion expense	($175.0)
Historical depletion expense	154.0

Pro forma adjustment to depletion expense	($21.0)

c.

Reflects the adjustment of $6.8 million to increase the basis in the acquired real estate development investments to estimated fair value of $27.0 million. In determining the fair value of the real estate development investments, the Company utilized valuation methodologies including sales comparison and a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s real estate development investments. The following summarizes the changes in the estimated Non-cash cost of land and improved development expense (in millions):

Estimated non-cash cost of land and improved development	($26.5)
Historical non-cash cost of land and improved development	21.8

Pro forma adjustment to non-cash cost of land and improved development	($4.7)

d.

Reflects the adjustment of $1.9 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $7.4 million. In determining the fair value of the property, plant and equipment the Company utilized valuation methodologies including a sales comparison approach. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s property, buildings and equipment. The following summarizes the changes in the estimated depreciation expense (in millions):

Estimated depreciation expense	($2.5)
Historical depreciation expense	2.3

Pro forma adjustment to depreciation expense	($0.2)

e.

At the time of this filing, the Company has not performed a detailed valuation analysis of Pope’s intangible assets. Consequently, the fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The following represents the pro forma adjustments to other assets (in millions):

Exchange of Pope units held by Rayonier for common shares(1)	($10.6)
Decrease in investment in joint venture	(1.8)

Pro forma adjustment to other assets	($12.4)

(1)

As a North Carolina corporation, Rayonier does not have or present treasury stock on its consolidated balance sheet. Accordingly, the Rayonier common shares acquired will be retired on the Merger date.

f.	Reflects the effects of extinguishing Pope’s outstanding debt upon completion of the acquisition. The net decrease to debt includes (in millions):

Decrease from extinguishment of existing Pope debt	($97.0)
Increase from elimination of Pope’s debt issuance costs	0.5
Plus: Pro forma adjustments current portion of long-term debt	0.1

Pro forma adjustment to long-term debt	($96.4)

Rayonier has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the fair value adjustment of assumed Timber Fund debt and related amortization. Accordingly, Pope Timber Fund debt is presented at their respective face amounts and should be treated as preliminary fair values.

The following reflects the new term debt incurred to finance the acquisition of Pope (in millions):

Issuance of new debt, net of debt issuance costs	[—	]

Pro forma adjustment to long-term debt	[—	]

g.

Reflects the accrual of estimated transaction costs of $28.0 million incurred by Rayonier and Pope directly attributable to the Merger. Transaction costs include fees for investment banking, advisory, and other professional fees. Transaction costs are expensed as incurred and accounted for outside of the business combination in the post-acquisition financial statements of the combined entity. As the transaction costs will not have a continuing impact, Rayonier has not shown the estimated transaction costs in the Pro Forma Statements of Operations.

Additionally, reflects the accrual of an estimated $1.1 million of change in control payment obligation to a Pope executive incurred at the time of the Merger. Pope has previously entered into an original employment contract with an executive officer in which Pope was required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations. The Merger met the change in control criteria of the employment agreement. For the severance payment to be made, there must be a change in control and a termination event of the executive, as defined in the employment agreements, referred to as a “double trigger” payment. Since the Pro Forma Balance Sheet assumes the Merger has occurred and the payment will be made to the executive, the obligation has been accrued in the Pro Forma Balance Sheet as of December 31, 2019. Dual trigger payments are accounted for outside of the business combination and not included in the purchase price, instead, recorded as compensation expense in the post-acquisition financial statements of the combined entity. As the change in control payment will not have a continuing impact, Rayonier has not shown this amount in the Pro Forma Statements of Operations.

The following represents the pro forma adjustments to accrued expenses (in millions):

Increase for transaction related expenses	$28.0
Increase for change in control payment obligations	1.1

Pro forma adjustment to accrued expenses	$29.1

h.

Reflects the adjustment of $1.0 million to increase the balance in the acquired environmental liabilities to estimated fair value of $10.1 million. In determining the fair value of the environmental liabilities, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s environmental liabilities.

Additionally, includes a $3.9 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s assets and liabilities.

The following represents the pro forma adjustments to non-current liabilities (in millions):

Increase in environmental liabilities	1.0
Increase in deferred tax liabilities	3.9

Pro forma adjustment to non-current liabilities	$4.9

i.

Represents the value of 5,782,052 Rayonier, L.P. units issued at $23.21 per unit (based on Rayonier’s closing share price on March 13, 2020) and 5,782,052 Rayonier common shares issued at $23.21 per share to finance the acquisition. Issuances were estimated based an equivalent election of common share and Opco unit consideration. Limited partner units of Rayonier, L.P. are redeemable for cash (or, at the discretion of Rayonier, for Rayonier shares having an equivalent value) at any time after the merger. Consequently, the units are classified outside of permanent equity on Rayonier’s balance sheet.

j.	The following represents the pro forma adjustments to shareholder’s equity, including the elimination of the historical equity of Pope (in millions):

General Partners’ Capital	($0.8)
Limited Partners’ Capital	(42.0)

Historical Pope Partnership Equity as of December 31, 2019		(42.8)
Decrease for exchange of Pope Resource units for common stock	(10.6)
Issuance of Rayonier common shares to Pope unit holders (1)	134.2
Increase for issuance of Rayonier restricted stock units for Pope’s vested awards	1.1

Pro forma adjustments to common shares		124.8
Decrease for transaction-related expenses	(28.0)
Decrease for change in control payment obligations	(1.1)

Pro forma adjustment to retained earnings		(29.1)

Pro forma adjustments to shareholder’s equity		$52.9

(1)

The estimated value of Rayonier common shares issued is based on an equivalent election of common share and Opco unit consideration and on the closing price of Rayonier common stock on March 13, 2020, the latest practicable date prior to the date of this filing. Pursuant to accounting rules, the value of Rayonier common shares issued will be based on the price of the Rayonier common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the Rayonier common stock price of 10% would result in the following changes in the value of Rayonier common shares issued:

(unaudited, in millions)	Value of Common Shares Issued
As presented in pro forma combined results	$134.2
10% increase in common stock price	147.6
10% decrease in common stock price	120.8

Based on a sensitivity analysis, a 10% change in assumed election of Rayonier common shares versus Opco units would result in the following changes in the value of Rayonier common shares issued:

(unaudited, in millions)	Value of Common Shares Issued
As presented in pro forma combined results	$134.2
10% increase in common share elections	161.0
10% decrease in common share elections	107.4

k.

Noncontrolling interest in consolidated affiliates represents the third-party ownership interest in the Timber Fund and a real estate investment businesses. Pro forma adjustments reflect the proportionate interests in the fair value of respective identifiable assets and liabilities attributable to each of these businesses.

l.

Represents the difference between Pope’s historical equity compensation expense and the estimated equity compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of the replacement restricted unit awards will be recognized ratably over the remaining post-combination service periods ranging for one to four years.

The following represents the pro forma adjustments to equity compensation expense (in millions):

Pope’s historical equity compensation expense		($1.2)

Estimated fair value of replacement restricted awards	2.5
Approximate vesting period (in years)	4

		0.6

Pro forma adjustment to equity compensation expense		($0.6)

m.	The following represents the increase in cost of goods sold as a result of increased depletion and non-cash cost of real estate development expense (in millions):

Pro forma adjustment to depletion expense	($21.0)
Pro forma adjustment to non-cash cost of land and improved development	(4.7)

Pro forma adjustment to cost of goods sold	($25.7)

n.

Represents the net change in selling and general administrative expenses as a result of increased depreciation expense and the elimination of Pope’s legal and professional fees related to a strategic evaluation project, which ultimately led to the merger. As the legal and professional expenses are directly attributable to the business combination and will not have a continuing impact, Rayonier has adjusted these expenses in the Pro Forma Statements of Operations.

Estimated increase to depreciation expense	($0.2)
Estimated increase to equity compensation expense	(0.6)
Elimination of legal and professional expenses	5.3

Pro forma adjustment to selling and general expenses	$4.5

o.	The following represents the elimination of interest expense on existing Pope debt (in millions):

Elimination of interest expense—Pope debt	$3.7

Pro forma adjustment to interest expense	$3.7

The following represents interest expense on the new term debt to finance the acquisition of Pope and the amortization of related debt issuance costs (in millions):

Interest expense on new [—] term debt	[—	]
Amortization of new debt issuance costs	[—	]

Pro forma adjustment to interest expense	[—	]

p.

Rayonier intends to continue to qualify as a REIT under the requirements of the Code, and as a result, the Company’s direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma income tax expense has been made with respect to the merger. With respect to the merger, Rayonier expects to make taxable REIT subsidiary (“TRS”) elections with respect to the taxable subsidiaries of Pope acquired in the merger (other than the Pope Private REITs) and those subsidiaries therefore will be subject to U.S. federal income taxes at corporate rates. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.

q.

Net income attributable to noncontrolling interest in the Operating Partnership is computed by applying the percentage equal to the number of redeemable Opco units divided by the total number of outstanding Opco units and equivalents to the Operating Partnership’s net income after income attributable to noncontrolling interest of consolidating affiliates. The percentage of Opco units has been calculated based on the number of operating units assumed to be outstanding, assuming such operating units were outstanding for the full period presented. See calculation below:

Redeemable Opco units outstanding(1)	5,782,052
Total units and equivalents outstanding	140,821,306

		4%
Net Income	40.2
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	3.8

Net income attributable to unitholders		$44.0

Net Income attributable to noncontrolling interest in the Operating Partnership		$1.8

(1)

The estimated redeemable Opco units outstanding is based on an equivalent election of common share and Opco unit consideration and on the closing price of Rayonier common stock on March 13, 2020, the latest practicable date prior to the date of this filing. Pursuant to accounting rules, the issuance of redeemable Opco units will be based on the price of the Rayonier common stock as of the closing date, and therefore, will be different from the amount shown above.

r.

Pro forma basic earnings per common share attributable to Rayonier has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share attributable to Rayonier (in millions, except shares and per share data):

	Net income attributable to Rayonier	Outstanding shares	Per share amount
Earnings per share, basic	$42.2	135,039,254	$0.31
Earnings per share, diluted	42.2	135,380,440	$0.31

Shares utilized in the calculation of pro forma basic and diluted earnings per share attributable to common stockholders are as follows:

	Historical	Shares issued in the transaction(1)	Pro Forma Total
Weighted-average shares outstanding, basic	129,257,202	5,782,052	135,039,254
Weighted-average shares outstanding, diluted	129,598,388	5,782,052	135,380,440

(1)

The estimated issuance of Rayonier common shares is based on an equivalent election of common share and Opco unit consideration. The issuance of Rayonier common shares will be based on actual issuances on the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a 10% change in the assumed election of Rayonier common shares and Opco units would result in the following changes in the issuance of Rayonier common shares:

Issuance of Common Shares
As presented in pro forma combined results	5,782,052
10% increase in common share elections	6,938,462
10% decrease in common share elections	4,625,641

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—RAYONIER OPERATING COMPANY LLC

The following unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2019 have been prepared (i) as if the merger occurred on December 31, 2019 for purposes of the unaudited pro forma consolidated balance sheet, and (ii) as if the merger occurred on January 1, 2019 for purposes of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2019.

The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the merger incorporated into the unaudited pro forma condensed consolidated financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the merger and the assignment of fair value to assets and liabilities of Pope have not been finalized and are subject to change. The amount of the equity to be issued in connection with the merger will be based on the number of Pope units outstanding prior to the merger and the elections made by the Pope unitholders pursuant to the merger agreement, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Pope that exist on the effective date of the merger.

Actual amounts recorded in connection with the merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma consolidated balance sheet and/or unaudited pro forma consolidated statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Rayonier considered to be reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to: (i) represent Rayonier Operating Company’s actual financial position had the merger occurred on December 31, 2019; (ii) represent the results of Rayonier Operating Company’s operations that would have actually occurred had the merger occurred on January 1, 2019; or (iii) project Rayonier Operating Company’s financial position or results of operations as of any future date or for any future period, as applicable. Rayonier Operating Company historical financials also represent Rayonier, L.P.’s historical financials once Rayonier, L.P. becomes the successor in interest to Rayonier Operating Company LLC prior to the merger.

The unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the audited financial statements of Rayonier and accompanying notes thereto included in Rayonier’s Annual report filed on Form 10-K for the year ended December 31, 2019, incorporated herein by reference, the audited financial statements of Rayonier Operating Company LLC and accompanying notes thereto included elsewhere in this proxy statement/prospectus, the audited financial statements of Pope and accompanying notes thereto included in Pope’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated herein by reference, and the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2019

(Dollars in thousands)

	Historical Rayonier Operating Company	Pro Forma Rayonier Contribution Adjustments(a)	Historical Pope Resources	Pro Forma Merger Adjustments		Pro Forma Funding Adjustments			Pro Forma Rayonier, L.P.
ASSETS:
Cash and cash equivalents	$68.4	$0.3	$8.2	($273.8)	b	$	[—]	b	($196.9)
Accounts receivable, net	27.1	—	3.8	—			—		30.9
Inventory	14.5	—	—	—			—		14.5
Prepaid expenses and other current assets	15.7	—	4.2	—			—		19.9

Total current assets	125.7	0.3	16.2	(273.8)			[—]		(131.6)

TIMBER AND TIMBERLANDS, NET	2,482.0	—	444.3	565.2	c		—		3,491.5
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS	81.8	—	20.2	6.8	d		—		108.8
PROPERTY, PLANT AND EQUIPMENT
Total property, plant and equipment, gross	31.9	—	13.5	(6.3)			—		39.1
Less—accumulated depreciation	(9.6)	—	(8.2)	8.2			—		(9.6)

Total property, plant & equipment, net	22.3	—	5.3	1.9	e		—		29.5
OTHER ASSETS	148.9	—	7.5	(12.4)	f		—		144.0

TOTAL ASSETS	$2,860.7	$0.3	$493.5	$287.7		$	[—]		$3,642.2
LIABILITIES:
Accounts payable	$18.2	—	$1.7	—			—		$19.9
Current maturities of long-term debt	82.0	—	25.1	(0.1)	g		—		107.0
Other current liabilities	48.0	3.0	9.9	29.1	h		—		90.0

Total current liabilities	148.2	3.0	36.7	29.0			—		216.9

LONG-TERM DEBT, NET OF DEFERRED FINANCING COSTS	648.9	324.2	128.8	(96.4)	g		[—]	g	1,005.5
PENSION AND OTHER POSTRETIREMENT BENEFITS	25.3	—	—	—			—		25.3
LONG-TERM LEASE LIABILITY	90.5	—	—	—			—		90.5
OTHER NON-CURRENT LIABILITIES	83.3	—	9.0	4.9	i		—		97.2

TOTAL LIABILITIES	996.2	327.2	174.5	(62.5)			[—]		1,435.4

REDEEMABLE OPERATING PARTNERSHIP UNITS	—	—	—	134.2	j		—		134.2
CAPITAL:
General partner’s capital	—	—	0.8	9.2	k		—		10.0
Limited partner’s capital	—	—	42.0	1,514.9	k		—		1,556.9
Equity	1,798.1	(326.9)	—	(1,471.2)	k		—		—
Accumulated other comprehensive income	(31.2)	—	—	—			—		(31.2)

TOTAL CONTROLLING INTEREST CAPITAL	1,766.9	(326.9)	42.8	52.9	k		—		1,535.7
Noncontrolling interest	97.6	—	276.2	163.1	l		—		536.9

TOTAL CAPITAL	1,864.5	(326.9)	319.0	216.0			—		2,072.6

TOTAL LIABILITIES, REDEEMABLE OPERATING PARTNERSHIP UNITS AND CAPITAL	$2,860.7	$0.3	$493.5	$287.7		$	[—]		$3,642.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Year Ended December 31, 2019

(Dollars in thousands)

	Historical Rayonier Operating Company	Pro Forma Rayonier Contribution Adjustments (a)	Historical Pope Resources	Pro Forma Merger Adjustments		Pro Forma Funding Adjustments		Pro Forma Rayonier, L.P.
SALES	$711.6	—	$109.9	—		—		$821.5

Costs and Expenses								—
Cost of sales	(558.4)	—	(95.1)	(25.7)	c,d,n	—		(679.2)
Selling and general expenses	(41.7)	—	(17.2)	4.5	e,m,o	—		(54.4)
Other operating (expense) income, net	(4.5)	—	(1.6)	—		—		(6.1)

	(604.5)	—	(113.9)	(21.2)		—		(739.6)

OPERATING INCOME	107.0	—	(4.0)	(21.2)		—		81.8
Interest expense	(19.1)	(12.6)	(5.8)	3.7	p	[—]	p	(33.8)
Interest and other miscellaneous income, net	7.1	(1.8)	—	—		—		5.3

INCOME BEFORE INCOME TAXES	95.0	(14.4)	(9.8)	(17.5)		[—]		53.3
Income tax expense	(12.9)	—	(0.2)	—	q	—		(13.1)

NET INCOME	82.1	(14.4)	(10.0)	(17.5)		[—]		40.2
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	(8.6)	—	12.4	—		—		3.8

NET INCOME AVAILABLE TO UNITHOLDERS	$73.5	($14.4)	$2.4	($17.5)		[—]		$44.0

EARNINGS PER UNIT
Net income available for unitholders— basic			$0.52				r	$0.31
Net income available for unitholders—diluted			$0.52				r	$0.31

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Rayonier Operating Company’s and Pope’s historical consolidated financial statements as adjusted to give effect to the acquisition of Pope, the debt issuance necessary to finance the acquisition and the contribution of Rayonier Operating Company to a new limited partnership (Rayonier, L.P.), resulting in the new limited partnership becoming the obligor of existing bonds issued by Rayonier Inc. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2019, give effect to the Pope acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019, gives effect to the Pope acquisition as if it had occurred on December 31, 2019.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of income, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Rayonier Operating Company has estimated the fair value of Pope’s assets acquired and liabilities assumed and conformed the accounting policies of Pope to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Pope as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2—Pope and Rayonier Operating Company Reclassification Adjustment

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Pope’s financial information to identify differences in accounting policies as compared to those of Rayonier Operating Company and differences in financial statement presentation as compared to the presentation of Rayonier Operating Company. At the time of preparing these unaudited pro forma condensed combined financial statements, Rayonier Operating Company had not identified all adjustments necessary to conform Pope’s accounting policies to Rayonier Operating Company’s accounting policies. The below adjustments represent Rayonier Operating Company’s best estimates based upon the information currently available to management and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to Pope’s consolidated balance sheet as of December 31, 2019 to conform presentation (in millions):

Pope Resources Consolidated Statement of Financial Position Line Item	Rayonier Operating Company Historical Consolidated Balance Sheet Line Item	Pope Resources Historical Consolidated Statement of Financial Position	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
	Cash and cash equivalents	—	$8.2	$8.2
Partnership cash		2.0	(2.0)	—
ORM Timber Funds cash		6.2	(6.2)	—
Accounts receivable, net	Accounts receivable, less allowance for doubtful accounts	3.8	—	3.8
Contract assets		2.8	(2.8)
Land held for sale	Inventory	—	—	—
Prepaid expenses and other current assets		1.1	(1.1)	—
	Other current assets		3.9	3.9
Timber and roads		367.3	(367.3)	—
Timberland		77.0	(77.0)	—
	Timber and Timberlands, net		444.3	444.3
Land held for development	Higher and Better Use Timberlands and Real Estate Developments	20.2		20.2
Buildings and equipment, net of accumulated depreciation		5.3	(5.3)	—
	Total property, plant and equipment, gross		13.6	13.6
	Less—accumulated depreciation		(8.2)	(8.2)
Restricted cash	Restricted cash	0.8	(0.8)	—

Pope Resources Consolidated Statement of Financial Position Line Item	Rayonier Operating Company Historical Consolidated Balance Sheet Line Item	Pope Resources Historical Consolidated Statement of Financial Position	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
Other assets	Other assets	6.6	0.8	7.4
Accounts payable	Accounts payable	1.7	—	1.7
Accrued liabilities		6.9	(6.9)	—
Current portion of long-term debt—Partnership		0.1	(0.1)	—
Current portion of long-term debt—Funds		25.0	(25.0)	—
	Current maturities of long-term debt	—	25.1	25.1
Deferred revenue	Deferred revenue	0.2	(0.2)	—
Current portion of environmental remediation liability		1.1	(1.1)	—
Other current liabilities	Other current liabilities	1.4	8.2	9.6
Long-term debt, net of unamortized debt issuance costs and current portion—Partnership		96.4	(96.4)	—
Long-term debt, net of unamortized debt issuance costs—Funds		32.3	(32.3)	—
	Long-term debt, net of deferred financing costs		128.8	128.8
	Long-term lease liability	—	—	—
Environmental remediation and other long term liabilities	Other non-current liabilities	9.0	—	9.0
General Partners’ Capital		0.8	—	0.8
Limited Partners’ Capital		42.0	—	42.0
Noncontrolling interest	Noncontrolling interest	276.2	—	276.2

(1)	Reclassifications to conform to Rayonier Operating Company presentation.

Refer to the table below for a summary of reclassification adjustments made to Pope’s consolidated statement of income for the year ended December 31, 2019 to conform presentation:

Pope Resources Consolidated Statement of Income Line Item	Rayonier Operating Company Historical Consolidated Statement of Income Line Items	Pope Resources Historical Consolidated Statement of Income	Reclassification (Rounded)(1)	Pope Resources Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
Total revenue	Sales	$109.9	—	$109.9
Total cost of sales	Cost of sales	(79.2)	(15.9)	(95.1)
Partnership Timber Operating expenses		(5.3)	5.3	—
Funds Timber Operating expenses		(5.8)	5.8	—
Timberland Investment Management Operating expenses		(4.9)	4.9	—
Environmental remediation (Real Estate)		(1.6)	1.6	—
General and Administrative	Selling and general expenses	(12.1)	(5.1)	(17.2)
Real Estate Operating expenses		(5.1)	5.1	—
Gain on sale of timberland		0.1	(0.1)	—
	Other operating (expense) income, net	—	(1.6)	(1.6)
Interest expense, net	Interest expense	(5.8)	—	(5.8)
	Interest and other miscellaneous income, net	—	—	—
Income tax expense	Income tax expense	(0.2)	—	(0.2)
Net and comprehensive (income) loss attributable to noncontrolling interests—ORM Timber Funds		11.8	(11.8)	—
Net and comprehensive loss attributable to noncontrolling interests—Real Estate		0.6	(0.6)	—
Net and comprehensive income attributable to unitholders		2.4	(2.4)	—
	Net income attributable to noncontrolling interest	—	12.4	12.4
	Net Income attributable to shareholders	—	2.4	2.4

(1)	Reclassifications to conform to Rayonier Operating Company presentation.

Note 3—Financing

When its acquisition of Pope closes, the Company will incur approximately [—] in [—] fixed-rate debt, less [—] in debt issuance costs, a portion of which will be used to fund the cash component of the acquisition for approximately $168 million. The Company also will extinguish Pope’s existing debt of approximately $106 million which includes a $9.2 million prepayment premium. In this case, the Company does not legally assume Pope’s outstanding debt.

Note 4—Consideration

Estimated consideration of approximately $543 million is based on Rayonier’s closing share price of $23.21 on March 13, 2020. The value of purchase price consideration will change based on fluctuations in the share price of Rayonier’s common stock and the number of Pope units outstanding on the closing date.

The following table summarizes the components of the estimated consideration (in millions):

Cash consideration:
Pope units as of December 31, 2019	4.3
Less: Pope units held by Rayonier Operating Company(1)	(0.1)

Units outstanding, net	4.2
Cash consideration (per Pope unit)	$37.50
		157.6
General Partner interest		10.0

		167.6

Equity consideration:
Pope units as of December 31, 2019	4.3
Less: Pope units held by Rayonier Operating Company(1)	(0.1)

Units outstanding, net	4.2
Exchange ratio	2.751

Rayonier common shares/units to be issued	11.6
Rayonier share price(2)	$23.21
		268.4

Total estimated consideration to Pope unit holders		436.0

Estimated repayment of Pope debt		97.0
Estimated repayment premium on Pope debt		9.2
Fair value of replacement Rayonier restricted stock units for vested Pope awards		1.1

Total pro forma purchase price		$543.3

(1)

As of December 31, 2019, Rayonier Operating Company holds 114,400 Pope limited partnership units as marketable securities on its standalone financial statements. Rayonier Operating Company intends to exchange its Pope units for Rayonier Inc. common shares. As a North Carolina corporation, Rayonier Inc. does not have or present treasury stock on its consolidated balance sheet. Accordingly, the Rayonier Inc. common shares acquired will be retired on the Merger date.

(2)

The estimated purchase price is based on the closing price of Rayonier Inc. common stock on March 13, 2020, the latest practicable date prior to the date of this filing. Pursuant to accounting rules, the final purchase price will be based on the price of the Rayonier Inc. common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the Rayonier common stock price of 10% would result in the following changes in the estimated aggregate consideration:

(unaudited, in thousands)	Purchase Price
As presented in pro forma combined results	$543.3
10% increase in common stock price	570.2
10% decrease in common stock price	516.5

Note 5—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary allocation of the purchase price is based on the terms of the Merger Agreement and Rayonier Operating Company management’s estimates of the fair value of Pope’s assets and liabilities as of December 31, 2019, derived from the historical balance sheet of Pope as of December 31, 2019 and using the January 14, 2020 Merger Consideration adjusted based on Rayonier’s closing share price of $23.21 on March 13, 2020. As of the date of this document, Rayonier Operating Company management has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Pope’s assets acquired and the liabilities assumed and the related allocations of purchase price. The valuation studies are expected to be final by the end of 2020. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by Rayonier Operating Company management.

The following table summarizes the allocation of the preliminary purchase price as December 31, 2019, with the excess recorded as goodwill (in millions):

Timberland and Real Estate Business
Cash	2.0
Other current assets	3.0
Timber and timberland	464.1
Land held for development	27.0
Buildings and equipment	7.4
Other assets	5.7
Goodwill(1)	—
Other current liabilities	(8.1)
Environmental liabilities	(10.1)
Other non-current liabilities(2)	(3.9)
Less: noncontrolling interest	(3.3)

Pro forma purchase price	483.8

Timber Fund Business
Cash	6.2
Other current assets	4.9
Timber and timberland	545.4
Goodwill(1)	—
Current portion of long-term debt	(25.0)
Other current liabilities	(3.5)
Long-term debt	(32.4)
Less: noncontrolling interest	(436.1)

Pro forma purchase price	59.5

Total pro forma purchase price	$543.3

(1)

Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

(2)	Non-current liabilities includes a $3.9 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s assets and liabilities.

Note 6—Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in millions):

a.

As part of the merger, Rayonier Inc. will contribute 100% of its interest in Rayonier Operating Company to a new limited partnership (Rayonier, L.P.). Additionally, Rayonier, L.P. will become the obligor of existing bonds issued by Rayonier Inc. The following represents the pro forma adjustments for the contribution:

Cash and cash equivalents	0.3

Total assets		0.3
Accrued interest on Senior Notes(1)	3.0
Senior Notes,(1) net of deferred financing costs	324.2

Total liabilities		327.2

Total equity		($326.9)

(1)	In March 2012, Rayonier Inc. issued $325 million of 3.75% Senior Notes due 2022, guaranteed by certain subsidiaries. Semi-annual payments of interest only are due on these notes through maturity.

b.	The following represents the pro forma adjustments to cash and cash equivalents as a result of the merger:

Decrease from extinguishment of existing Pope debt(1)	($106.2)
Decrease from cash consideration paid to Pope unit holders(2)	(167.6)

Pro forma adjustment to cash and cash equivalents	($273.8)

(1)	Includes $9.2 million prepayment premium.

(2)

Estimated based on the proration of cash, Rayonier common stock and Opco units issued in the merger would be equal to the amounts issued if every Pope unit received 2.751 shares of Rayonier common stock or Opco units and $37.50 in cash.

The following represents the pro forma adjustments to cash and cash equivalents as a result of the debt financing:

Issuance of new debt, net of debt issuance costs		[—	]

Pro forma adjustment to cash and cash equivalents	$	[—	]

c.

Reflects the adjustment of $565.2 million to increase the basis in the acquired Timber and Timberlands to estimated fair value of $1,009.5 million. In determining the fair value of the timberlands, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s timberlands. The following summarizes the changes in the estimated depletion expense (in millions):

Estimated depletion expense	($175.0)
Historical depletion expense	154.0

Pro forma adjustment to depletion expense	($21.0)

d.

Reflects the adjustment of $6.8 million to increase the basis in the acquired real estate development investments to estimated fair value of $27.0 million. In determining the fair value of the real estate development investments, the Company utilized valuation methodologies including sales comparison and a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s real estate development investments. The following summarizes the changes in the estimated Non-cash cost of land and improved development expense (in millions):

Estimated non-cash cost of land and improved development	($26.5)
Historical non-cash cost of land and improved development	21.8

Pro forma adjustment to non-cash cost of land and improved development	($4.7)

e.

Reflects the adjustment of $1.9 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $7.4 million. In determining the fair value of the property, plant and equipment the Company utilized valuation methodologies including a sales comparison approach. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s property, buildings and equipment. The following summarizes the changes in the estimated depreciation expense (in millions):

Estimated depreciation expense	($2.5)
Historical depreciation expense	2.3

Pro forma adjustment to depreciation expense	($0.2)

f.

At the time of this filing, the Company has not performed a detailed valuation analysis of Pope’s intangible assets. Consequently, the fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The following represents the pro forma adjustments to other assets (in millions):

Exchange of Pope units held by Rayonier Operating Company for equity(1)	($10.6)
Decrease in investment in joint venture	(1.8)

Pro forma adjustment to other assets	($12.4)

(1)

Rayonier Operating Company intends to exchange its Pope units for Rayonier Inc. common shares. As a North Carolina corporation, Rayonier Inc. does not have or present treasury stock on its consolidated balance sheet. Accordingly, the Rayonier Inc. common shares acquired will be retired on the Merger date.

g.	Reflects the effects of extinguishing Pope’s outstanding debt upon completion of the acquisition. The net decrease to debt includes (in millions):

Decrease from extinguishment of existing Pope debt	($97.0)
Increase from elimination of Pope’s debt issuance costs	0.5
Plus: Pro forma adjustments current portion of long-term debt	0.1

Pro forma adjustment to long-term debt	($96.4)

Rayonier Operating Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the fair value adjustment of assumed Timber Fund debt and related amortization. Accordingly, Pope Timber Fund debt is presented at their respective face amounts and should be treated as preliminary fair values.

The following reflects the new term debt incurred to finance the acquisition of Pope (in millions):

Issuance of new debt, net of debt issuance costs	[—]

Pro forma adjustment to long-term debt	[—]

h.

Reflects the accrual of estimated transaction costs of $28.0 million incurred by Rayonier and Pope directly attributable to the Merger. Transaction costs include fees for investment banking, advisory, and other professional fees. Transaction costs are expensed as incurred and accounted for outside of the business combination in the post-acquisition financial statements of the combined entity. As the transaction costs will not have a continuing impact, Rayonier Operating Company has not shown the estimated transaction costs in the Pro Forma Statements of Operations.

Additionally, reflects the accrual an estimated $1.1 million of change in control payment obligation to a Pope executive incurred at the time of the Merger. Pope has previously entered into original employment contract with an executive officer in which Pope was required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations. The Merger met the change in control criteria of the employment agreement. For the severance payment to be made, there must be a change in control and a termination event of the executive, as defined in the employment agreements, referred to as a “double trigger” payment. Since the Pro Forma Balance Sheet assumes the Merger has occurred and the payment will be made to the executive, the obligation has been accrued in the Pro Forma Balance Sheet as of December 31, 2019. Dual trigger payments are accounted for outside of the business combination and not included in the purchase price, instead, recorded as compensation expense in the post-acquisition financial statements of the combined entity. As the change in control payment will not have a continuing impact, Rayonier Operating Company has not shown this amount in the Pro Forma Statements of Operations.

The following represents the pro forma adjustments to accrued expenses (in millions):

Increase for transaction related expenses	$28.0
Increase for change in control payment obligations	1.1

Pro forma adjustment to accrued expenses	$29.1

i.

Reflects the adjustment of $1.0 million to decrease the balance in the acquired environmental liabilities to estimated fair value of $10.1 million. In determining the fair value of the environmental liabilities, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s environmental liabilities.

Additionally, includes a $3.9 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s assets and liabilities.

The following represents the pro forma adjustments to non-current liabilities (in millions):

Increase in environmental liabilities	$1.0
Increase in deferred tax liabilities	3.9

Pro forma adjustment to non-current liabilities	$4.9

j.

Represents the value of 5,782,052 Rayonier, L.P. units issued at $23.21 per unit (based on Rayonier’s closing share price on March 13, 2020) to finance the acquisition. Issuances were estimated based an equivalent election of common share and Opco unit consideration.

k.	The following represents the pro forma adjustments to equity, including the elimination of the historical equity of Pope (in millions):

General partner consideration	$10.0
Historical Pope general partners’ capital as of December 31, 2019	(0.8)

Pro forma adjustment to general partner’s capital		9.2
Issuance of limited partner units to Rayonier Inc.	1,556.9
Historical Pope limited partners’ capital as of December 31, 2019	(42.0)

Pro forma adjustments to limited partner’s capital		1,514.9
Decrease for transaction-related expenses	(28.0)
Decrease for change in control payment obligations	(1.1)
Issuance of Rayonier restricted stock units for Pope’s vested awards	1.1
Exchange of equity for Pope units held by Rayonier Operating Co.	(10.6)
Issuance of redeemable Opco units (1)	134.2
Exchange of equity to general partner units to Rayonier Inc.	(10.0)
Exchange of equity to limited partner units to Rayonier Inc.	(1,556.9)

Pro forma adjustment to equity		(1,471.2)

Pro forma adjustments to controlling interest capital		$52.9

(1)

The estimated value of redeemable Opco units issued is based on an equivalent election of common share and Opco unit consideration and on the closing price of Rayonier common stock on March 13, 2020, the latest practicable date prior to the date of this filing. Pursuant to accounting rules, the value of redeemable Opco units issued will be based on the price of the Rayonier Inc. common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the

Rayonier Inc. common stock price of 10% would result in the following changes in the value of redeemable Opco units issued:

(unaudited, in millions)	Value of Opco Units Issued
As presented in pro forma combined results	$134.2
10% increase in Rayonier Inc. common stock price	147.6
10% decrease in Rayonier Inc. common stock price	120.8

Based on a sensitivity analysis, a 10% change in assumed election of Rayonier Inc. common shares and Opco units would result in the following changes in the value of redeemable Opco units issued:

(unaudited, in millions)	Value of Opco Units Issued
As presented in pro forma combined results	$134.2
10% increase in common share elections	161.0
10% decrease in common share elections	107.4

l.

Noncontrolling interest in consolidated affiliates represents the third-party ownership interest in the Timber Fund and a real estate investment business. Pro forma adjustments reflect the proportionate interests in the fair value of respective identifiable assets and liabilities attributable to each of these businesses.

m.

Represents the difference between Pope’s historical equity compensation expense and the estimated equity compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of Rayonier Inc. replacement restricted unit awards will be recognized ratably over the remaining post-combination service periods ranging for one to four years. The following represents the pro forma adjustments to equity compensation expense (in millions):

Pope’s historical equity compensation expense		($1.2)

Estimated fair value of replacement Rayonier Inc. restricted awards	2.5
Approximate vesting period (in years)	4

		0.6

Pro forma adjustment to equity compensation expense		($0.6)

n.	The following represents the pro forma adjustments to cost of goods sold (in millions):

Pro forma adjustment to depletion expense	($21.0)
Pro forma adjustment to non-cash cost of land and improved development	(4.7)

Pro forma adjustment to cost of goods sold	($25.7)

o.

Represents the net change in selling and general administrative expenses as a result of increased depreciation expense and the elimination of Pope’s legal and professional fees related to a strategic evaluation project, which ultimately led to the merger. As the legal and professional expenses are directly attributable to the business combination and will not have a continuing impact, the Company has adjusted these expenses in the Pro Forma Statements of Operations.

Estimated increase to depreciation expense	($0.2)
Estimated increase to equity compensation expense	(0.6)
Elimination of legal and professional expenses	5.3

Pro forma adjustment to selling and general expenses	$4.5

p.	The following represents the elimination of interest expense on existing Pope debt (in millions):

Elimination of interest expense—Pope debt	$3.7

Pro forma adjustment to interest expense	$3.7

The following represents interest expense on the new term debt to finance the acquisition of Pope and the amortization of related debt issuance costs (in millions):

Interest expense on new [—]% term debt	[—	]
Amortization of new debt issuance costs	[—	]
Pro forma adjustment to interest expense	[—	]

q.

Rayonier intends to continue to qualify as a REIT under the requirements of the Code, and as a result, the Company’s direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma income tax expense has been made with respect to the merger. With respect to the merger, Rayonier expects to make TRS elections with respect to the taxable subsidiaries of Pope acquired in the merger (other than the Pope Private REITs) and those subsidiaries therefore will be subject to U.S. federal income taxes at corporate rates. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.

r.

Pro forma basic earnings per unit has been calculated based on the number of units and equivalents assumed to be outstanding, assuming such units and equivalents were outstanding for the full period presented. The following table sets forth the computation of unaudited pro forma basic and diluted earnings per unit (in millions, except units and per unit data):

	Net income available to unitholders	Outstanding units and equivalents	Per unit amount
Earnings per unit, basic	$44.0	140,821,306	$0.31
Earnings per unit, dilutive	$44.0	141,162,492	$0.31

Rayonier, L.P. considers both redeemable units and equivalents, which have identical rights to distributions and undistributed earnings, to be common units for purposes of the earnings per unit computations. Units utilized in the calculation of pro forma basic and diluted earnings per unit attributable to unitholders are as follows:

	Equivalent Rayonier Inc. Units	Units issued in the transaction (1)	Pro Forma Total
Weighted-average units and equivalents outstanding, basic	135,039,254	5,782,052	140,821,306
Weighted-average units and equivalents outstanding, diluted	135,380,440	5,782,052	141,162,492

(1)

The estimated issuance of Opco units is based on an equivalent election of common share and Opco unit consideration. The issuance of Opco units will be based on actual issuances on the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a 10% change in the assumed election of Rayonier Inc. common shares and Opco units would result in the following changes in the issuance of Opco units:

(unaudited, in millions)	Issuance of Opco Units
As presented in pro forma combined results	5,782,052
10% increase in Opco unit elections	6,938,462
10% decrease in Opco unit elections	4,625,641

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Pope units trade on the NASDAQ under the symbol “POPE” and Rayonier shares trades on the NYSE under the symbol “RYN.” The following table sets forth the high and low reported sale prices per Pope unit of Pope units and Rayonier shares, and the cash dividends declared per unit/share for the periods indicated.

Pope

Quarter Data	High Trading Price	Low Trading Price	Dividend Paid
Third Quarter 2015 Fiscal Year	$70.50	$59.95	$0.70
Fourth Quarter 2015 Fiscal Year	$68.72	$58.15	$0.70
First Quarter 2016 Fiscal Year	$68.77	$51.50	$0.70
Second Quarter 2016 Fiscal Year	$70.06	$57.15	$0.70
Third Quarter 2016 Fiscal Year	$68.95	$62.66	$0.70
Fourth Quarter 2016 Fiscal Year	$67.95	$63.90	$0.70
First Quarter 2017 Fiscal Year	$75.72	$64.95	$0.70
Second Quarter 2017 Fiscal Year	$79.50	$68.75	$0.70
Third Quarter 2017 Fiscal Year	$76.00	$68.36	$0.70
Fourth Quarter 2017 Fiscal Year	$73.44	$69.30	$0.70
First Quarter 2018 Fiscal Year	$71.00	$66.60	$0.70
Second Quarter 2018 Fiscal Year	$73.50	$68.52	$0.70
Third Quarter 2018 Fiscal Year	$73.50	$70.05	$0.80
Fourth Quarter 2018 Fiscal Year	$73.25	$62.50	$1.00
First Quarter 2019 Fiscal Year	$71.70	$63.50	$1.00
Second Quarter 2019 Fiscal Year	$70.27	$65.50	$1.00
Third Quarter 2019 Fiscal Year	$87.00	$65.50	$1.00
Fourth Quarter 2019 Fiscal Year	$98.72	$69.50	$1.00
First Quarter 2020 Fiscal Year through March 12, 2020	$138.99	$71.30	$1.00

Rayonier

Quarter Data	High Trading Price	Low Trading Price	Dividend Paid
Third Quarter 2015 Fiscal Year	$26.49	$21.84	$0.25
Fourth Quarter 2015 Fiscal Year	$24.83	$21.83	$0.25
First Quarter 2016 Fiscal Year	$24.80	$17.85	$0.25
Second Quarter 2016 Fiscal Year	$26.37	$24.01	$0.25
Third Quarter 2016 Fiscal Year	$28.16	$25.50	$0.25
Fourth Quarter 2016 Fiscal Year	$28.47	$25.24	$0.25
First Quarter 2017 Fiscal Year	$29.86	$26.54	$0.25
Second Quarter 2017 Fiscal Year	$29.47	$26.84	$0.25
Third Quarter 2017 Fiscal Year	$29.75	$27.71	$0.25
Fourth Quarter 2017 Fiscal Year	$31.91	$28.78	$0.25
First Quarter 2018 Fiscal Year	$36.31	$30.38	$0.25
Second Quarter 2018 Fiscal Year	$39.73	$34.66	$0.27
Third Quarter 2018 Fiscal Year	$39.68	$33.38	$0.27
Fourth Quarter 2018 Fiscal Year	$32.97	$26.30	$0.27
First Quarter 2019 Fiscal Year	$31.80	$26.39	$0.27
Second Quarter 2019 Fiscal Year	$33.92	$27.87	$0.27
Third Quarter 2019 Fiscal Year	$31.35	$25.83	$0.27
Fourth Quarter 2019 Fiscal Year	$33.09	$26.66	$0.27
First Quarter 2020 Fiscal Year through March 12, 2020	$33.10	$18.72	$0.00

On January 14, 2020, the last full trading day before the public announcement of the merger agreement, the closing sale price of a Pope unit on the NASDAQ was $93.45. On [                    ], the last practicable trading day before the mailing of this proxy statement/prospectus, the closing sale price of a Pope unit on the NASDAQ was $[        ].

On January 14, 2020, the last full trading day before the public announcement of the merger agreement, the closing sale price of a Rayonier share on the NYSE was $32.75. On [                    ], the last practicable trading day before the mailing of this proxy statement/prospectus, the closing sale price of a Rayonier share on the NYSE was $[        ]. Opco units are not publicly traded.

As of [            ], the last date prior to mailing this proxy statement/prospectus for which it was practicable to obtain this information for Pope and Rayonier, respectively, there were approximately [            ] registered Pope unitholders and approximately [            ] registered holders of Rayonier shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally are accompanied by words such as “will,”, “expect,” “outlook,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” or other similar words, phrases or expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of Rayonier or Rayonier Operating Partnership, and of the combined company following Rayonier’s business combination with Pope, the anticipated benefits of the proposed combination, including estimated synergies, the expected timing of completion of the merger and other statements that are not historical facts. These statements are based on the current expectations of Rayonier and Pope management and are not predictions of actual performance.

These statements are subject to a number of risks and uncertainties regarding Rayonier’s, Rayonier Operating Partnership’s and Pope’s respective businesses and the proposed business combination, which could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward-looking statements include assumptions about Rayonier’s, Rayonier, L.P.’s and Pope’s operations, such as cost controls and market conditions, and certain plans, activities or events which Rayonier, Rayonier, L.P., and Pope expects will or may occur in the future and relate to, among other things, the business combination transaction involving Rayonier and Pope, the benefits, results, effects and timing of the proposed transaction, future financial and operating results, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

These risks and uncertainties related to the proposed merger include, among others: (i) the ability of the parties to successfully complete the proposed acquisition on anticipated terms and timing, including obtaining required unitholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the acquisition; (ii) risks relating to the integration of Pope’s operations and employees into Rayonier and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; (iii) the outcome of any legal proceedings related to the proposed mergers; (iv) access to available financing, including for the refinancing of Pope’s and Rayonier’s debt on a timely basis and reasonable terms; (v) the loss of key senior management or other associates; (vi) the cyclical and competitive nature of the industries in which the parties operate; (vii) fluctuations in demand for, or supply of, Rayonier’s, Rayonier Operating Company’s and Pope’s forest products and real estate offerings; (viii) entry of new competitors into Rayonier’s, Rayonier Operating Company’s and Pope’s markets; changes in global economic conditions and world events; fluctuations in demand for Rayonier’s, Rayonier Operating Company’s and Pope’s products in Asia, and especially China; (ix) various lawsuits relating to matters arising out of Rayonier’s previously announced internal review and restatement of Rayonier’s consolidated financial statements; (x) the uncertainties of potential impacts of climate-related initiatives; (xi) the cost and availability of third party logging and trucking services; (xii) the geographic concentration of a significant portion of the combined company’s timberland; (xiii) the ability to identify, finance and complete timberland acquisitions; (xiv) changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact the ability to conduct business, or increase the cost of doing so; (xv) adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect timberlands and the production, distribution and availability of products; (xvi) interest rate and currency movements; (xvii) Rayonier’s, Rayonier Operating Partnership’s or Pope’s capacity to incur additional debt; (xviii) changes in tariffs, taxes or treaties relating to the import and export of timber products or those of the products of competitors; (xix) changes in key management and personnel; (xx) the ability to meet all necessary legal requirements for Rayonier to continue to qualify as a real estate investment trust and changes in tax laws that could adversely affect beneficial tax treatment; (xxi) the cyclical nature of the real estate business generally; (xxii) a delayed or weak recovery in the housing market; (xxiii) the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond Rayonier’s, Rayonier Operating Partnership’s and Pope’s control; (xxiv) unexpected delays in the entry into or closing of real estate transactions; (xxv) changes in environmental laws and regulations that may restrict or adversely impact the ability to sell or develop properties; (xxvi) the timing of construction and availability of public infrastructure; (xxvii) and the availability of financing for real estate development and mortgage loans; (xxviii) the effect of the COVID-19 pandemic and related economic consequences, including the potential effects of such events on the market for timber products and general economic and political conditions (including debt and equity capital markets); (xxix) the potential impact of the announcement of the proposed transaction or consummation of the proposed transaction on relationships, including with employees and customers; (xxx) the unfavorable outcome of any legal proceedings that have been or may be instituted against Rayonier, Rayonier, L.P. or Pope; (xxxi) the amount of the costs, fees, expenses and charges related to the proposed transaction and the actual terms of the financings that may be obtained in connection with the proposed transaction; and (xxxii) the risk that the stock price of Rayonier shares may change prior to the merger effective time.

Consequently, all of the forward-looking statements made by Pope, Rayonier or Rayonier, L.P. contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Risk Factors” beginning on page 67 of this proxy statement/prospectus and those set forth under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Pope’s and Rayonier’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Pope, Rayonier and Rayonier, L.P. undertake no obligation, except as may be required by law, to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and Pope’s, Rayonier’s and Rayonier Operating Partnership’s financial condition and results of operations could be materially adversely affected.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 65 of this proxy statement/prospectus, Pope unitholders should carefully consider the following risk factors in determining whether to vote for the approval of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Pope and Rayonier because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Item 1A. “Risk Factors” in Rayonier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Pope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Pope and Rayonier and incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Because the amount of consideration is fixed and the elections other unitholders will make is not yet known, you cannot be sure what merger consideration you will receive.

Each Pope unitholder (other than Rayonier, Rayonier Operating Company LLC or certain of their controlled affiliates) may elect to receive, for each Pope unit that they hold, either: (i) $125.00 in cash, referred to as the cash election; (ii) 3.929 Rayonier shares, referred to as the stock election; or (iii) 3.929 Opco units, referred to as the Opco election.

Pope unitholders that do not make a valid election will be treated as if they made the stock election, subject to the proration procedures provided for in the merger agreement. Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash.

The stock and Opco election consideration is fixed and will not be adjusted in the event of any change in the relative values of the Pope units or Rayonier shares. Because the market price of Rayonier shares may fluctuate, Pope unitholders cannot be certain of the market value of the stock election consideration or Opco election consideration they will receive in exchange for their Pope units in connection with the merger or the value of Rayonier shares thereafter.

In connection with the merger, Pope unitholders will receive, at their election, the cash election consideration, the stock election consideration or the Opco election consideration. The stock election consideration and Opco election consideration provide for a fixed number of Rayonier shares or Opco units for each Pope unit. In addition, Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash. Accordingly, the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit received 2.751 Rayonier shares or Opco units and $37.50 in cash. As a result, a portion of the consideration that Pope unitholders who make the cash election will receive in the merger may be a fixed number of Rayonier shares. Because the number of Rayonier shares being offered in the merger will not vary based on the market value of Rayonier shares, the market value of the merger consideration that you will receive in the merger that is based on the value of Rayonier shares will vary based on the price of such stock at the time you receive the merger consideration. The market price of Rayonier shares may decline after the date of this proxy statement/prospectus, after you elect your preferred form of merger consideration and/or after the merger is completed.

A decline in the market price of Rayonier shares could result from a variety of factors, some of which are beyond Rayonier’s control, including, among other things, those factors described below under the risk factor entitled “—The market price of Rayonier shares after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of Pope units currently.”

See “Comparative Per Share Market Price and Dividend Information” of this proxy statement/prospectus. You are urged to obtain current market quotations for Rayonier shares and Pope units.

The market price of Rayonier shares after the merger will continue to fluctuate and may be affected by factors different from those currently affecting shares of Pope units.

The trading price of Rayonier shares has fluctuated in the past. The trading price of Rayonier shares could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	market conditions in the broader stock market in general, as well as conditions in markets outside of the United States in which Rayonier operates;

•	the effect of the COVID-19 pandemic and related economic consequences, including the potential effects of such events on the market for timber products and debt and equity capital markets;

•	Rayonier’s ability to make investments with attractive risk-adjusted returns;

•	market perception of Rayonier’s current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements Rayonier makes regarding dividends;

•	actual or anticipated fluctuations in Rayonier’s quarterly financial and operating results;

•	actions by rating agencies;

•	short sales of Rayonier shares;

•	any decision to pursue a distribution or disposition of a meaningful portion of Rayonier’s assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of Rayonier or other similar companies;

•	the outlook of the markets and industries in which Rayonier competes;

•	major reductions in trading volumes on the exchanges on which Rayonier operates;

•	legislative or regulatory developments, including changes in the status of Rayonier’s regulatory approvals or licenses; and

•	litigation and governmental investigations involving Rayonier.

Upon completion of the merger, Pope unitholders may become holders of Rayonier shares. The market price of Rayonier shares may fluctuate significantly following consummation of the merger and holders of Rayonier shares could lose the value of their investment in Rayonier shares if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Rayonier’s and Pope’s businesses are not realized, or if the transaction costs relating to the merger are greater than expected. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, Rayonier’s business differs from that of Pope, and accordingly, the results of operations of the combined company and the market price of Rayonier shares after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Rayonier’s and Pope’s businesses. For a discussion of the businesses of Rayonier and Pope and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of Rayonier’s shareholders brought a lawsuit against Rayonier, Rayonier could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of Rayonier’s management from Rayonier’s business and reduce Rayonier’s share price.

Recent social, geopolitical and securities markets effects associated with the COVID-19 epidemic may pose risks to Pope, Rayonier, or both.

Both Pope and Rayonier conduct significant portions of their operations outside the United States, with Rayonier having timberlands in New Zealand and both companies having substantial portions of their sales derived from Japan, Korea and China. The recent, rapid expansion of COVID-19, commonly known as coronavirus, has created significant uncertainties in U.S. and global markets and has been associated with a substantial increase in price volatility among publicly traded securities. In particular, Pope derived some 6% of its fiscal 2019 sales from exports to China, where COVID-19 was initially discovered and where its effects have been most pronounced. Further, there have been a significant number of reported cases of coronavirus in the United States, which initially appear to have been concentrated in the Puget Sound region of Washington State, where a substantial majority of Pope’s timberlands, and a significant portion of Rayonier’s timberlands, are located. The ultimate risk posed by coronavirus remains highly uncertain; however, reports as of the date of this proxy statement/prospectus suggest that COVID-19 spreads more quickly and has a higher mortality rate than flu-like epidemics of the recent past. COVID-19 therefore poses a material risk to the business, financial condition and results of operation of both Pope and Rayonier and potentially could create risks for the combined company, including:

•	risks to the capital markets that may delay or prevent the completion of any security offering that may finance the merger;

•	effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls;

•	declines in production owing to the effects on contract logging operations, transportation and other critical third-party providers;

•	declines in demand resulting from adverse impacts of the disease on building construction, particularly in critical markets such as China; and

•	increasing or protracted volatility in the prices of both Rayonier’s and Pope’s equity securities.

These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the merger consideration or could delay or prevent the consummation of the merger and the related transactions.

Sales of Rayonier shares after the completion of the merger may cause the market price of Rayonier shares to fall.

Rayonier could issue approximately 17.3 million shares, including share equity awards, of Rayonier shares in connection with the merger, based on the number of outstanding shares, including restricted Pope units as of January 14, 2020. Many Pope unitholders may decide not to hold the Rayonier shares they may receive in the merger. Other Pope unitholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the Rayonier shares that they may receive in the merger. Such sales of Rayonier shares could have the effect of depressing the market price for Rayonier shares and may take place promptly following the merger.

In addition, in the future Rayonier may issue additional securities to raise capital. Rayonier may also acquire interests in other companies by using a combination of cash and Rayonier shares and Opco units or just Rayonier shares and/or Opco units. Rayonier may also issue securities convertible into Rayonier shares.

Any of these events may dilute your ownership interest in Rayonier and have an adverse impact on the price of Rayonier shares.

Units of Rayonier, L.P. will not be listed on any national exchange, may be illiquid and are subject to restrictions in the limited partnership agreement that will govern Rayonier, L.P. and its units.

The merger agreement does not require and Rayonier, L.P. does not intend to list its units on a national securities exchange. As a result, shares of Rayonier, L.P. may not trade and may be illiquid. Moreover, the limited partnership agreement that governs Rayonier, L.P. places certain restrictions on transferring Opco units, which could further reduce the Opco units’ liquidity. Although the Opco units may be exchanged into Rayonier shares on a one-to-one basis, there are restrictions and delays that accompany conversion. For more information, see “Description of Rayonier, L.P. limited partner units” beginning on page 281 of this proxy statement/prospectus.

Completion of the merger is subject to conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Rayonier and Pope to complete the merger are subject to satisfaction or waiver of a number of conditions, including approval of the merger agreement by the Pope unitholders, the expiration or termination of the applicable waiting period in connection with the HSR Act, the effectiveness of this registration statement on Form S-4 of which this proxy statement/prospectus forms a part, approval of the listing on the NYSE of Rayonier shares to be issued in the merger, and the absence of an injunction prohibiting the merger or the issuance of Rayonier shares to be used as part of the per Pope unit merger consideration. Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other customary conditions, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects and delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions. Either Rayonier or Pope may, subject to certain exceptions, terminate the merger agreement upon mutual consent or if the merger has not been consummated on or before October 14, 2020 (which date shall automatically be extended to January 14, 2021 if as of the initial outside date all of the conditions to closing shall have been satisfied or waived (or capable of being satisfied) except for conditions in respect of receipt of required regulatory approvals).

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 150 of this proxy statement/prospectus.

The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. If the merger is not completed, Pope’s ongoing business may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Pope will be subject to a number of risks, including the following:

•	the market price of Pope units could decline;

•

if the merger agreement is terminated and the Pope board seeks another business combination, Pope unitholders cannot be certain that they will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Rayonier has agreed to in the merger agreement;

•	time and resources, financial and other, committed by Pope’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for Pope;

•	Pope may experience negative reactions from the financial markets or from Pope’s customers or employees; and

•	Pope will be required to pay its respective costs relating to the merger, including legal, accounting, financial advisory, financing and printing fees, whether or not the merger is completed.

In addition, if the merger is not completed, either party could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against either party to perform its obligations under the merger agreement. The materialization of any of these risks could materially and adversely impact the parties’ ongoing business.

Similarly, any delay in completing the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger and cause Pope not to realize some or all of the benefits that Pope expects to achieve if the merger is successfully completed within their expected timeframe. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be consummated. See the risk factor entitled “—Failure to complete the merger could negatively impact the stock price and the future business and financial results of Pope” below.

In order to complete the merger, Rayonier and Pope must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Although Rayonier and Pope have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to make certain governmental filings, including to obtain the required expiration or termination of the waiting period under the HSR Act, there can be no assurance that such approvals will be obtained. As a condition to granting termination of the waiting period under the HSR Act and to adoption of approvals of the merger, governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Rayonier’s business after completion of the merger.

Under the terms of the merger agreement, subject to certain exceptions, Rayonier is required to accept certain conditions and take certain actions imposed by certain governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or Pope and its subsidiaries, described in the section entitled “The Merger—Regulatory Approvals” beginning on page 134 of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of (i) delaying completion of the merger, (ii) imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or (iii) otherwise adversely affecting Rayonier’s businesses and results of operations after completion of the merger. In addition, Rayonier can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals” beginning on pages 150 and 134, respectively, of this proxy statement/prospectus.

Each party is subject to business uncertainties while the proposed merger is pending, which could adversely affect each party’s or the combined company’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Rayonier or Pope have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Rayonier or Pope, as the case may be, as a result of the merger, which could negatively affect Rayonier’s or Pope’s respective revenues, earnings and cash flows, regardless of whether the merger is completed. If the merger is completed, such terminations, changes or renegotiations could negatively affect the revenues, earnings and cash flows of the combined company.

These risks may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Rayonier and Pope have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Rayonier’s ability to successfully combine and integrate Pope’s business with Rayonier’s existing business.

The merger will involve the integration of Pope’s business with Rayonier’s existing business, which is a complex, costly and time-consuming process. It is possible that the pendency of the merger and/or the integration process could result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	attracting and recruiting prospective employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	litigation challenging the merger; and

•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy from ongoing business concerns, which could materially affect the combined company’s financial position, results of operations and cash flows.

If Rayonier experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on (i) each of Rayonier and Pope during this transition period and (ii) the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

In addition, certain risks associated with Rayonier’s industry and business described herein and in Rayonier’s public filings may become more significant following consummation of the merger, including, but not limited to, risks relating to: the cyclical and competitive nature of the industries in which Rayonier operates; fluctuations in demand for, or supply of, forest products and real estate offerings; entry of new competitors into Rayonier’s markets; changes in global economic conditions and world events; fluctuations in demand for Rayonier’s products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of Rayonier’s timberland; Rayonier’s ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact Rayonier’s ability to conduct its business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect Rayonier’s timberlands and the production, distribution and availability of Rayonier’s products; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond Rayonier’s control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact Rayonier’s ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Pope’s executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a Pope unitholder.

When considering the recommendation of the Pope board that Pope unitholders approve the merger agreement, Pope unitholders should be aware that directors and executive officers of Pope have certain interests in the transactions contemplated by the merger agreement, including the merger, that may be different from, or in addition to, the interests of Pope unitholders and Rayonier shareholders generally. These interests include, among others, the cash consideration payable in connection with the GP mergers, potential severance benefits and other payments, treatment of outstanding equity awards pursuant to the merger agreement and Pope’s equity plan and rights to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the merger. See the section entitled “Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154 of this proxy statement/prospectus for a more detailed description of these interests. As a result of these interests, these directors and executive officers of Pope might be more likely to support and to vote in favor of the proposals described in this proxy statement/prospectus than if they did not have these interests. Pope unitholders should consider whether these interests might have influenced these directors and executive officers to recommend approval of the merger agreement.

The merger agreement limits Pope’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Pope for greater consideration than what Rayonier has agreed to pay.

The merger agreement contains provisions that make it more difficult for Pope to sell its business to a person other than Rayonier. These provisions include a general prohibition on Pope soliciting any acquisition proposal or offer for an alternative transaction. In some circumstances upon termination of the merger agreement, Pope may be required to pay to Rayonier a termination fee of $20 million. Further, there are only limited exceptions to (i) Pope’s agreement that the Pope board will not withdraw or modify in a manner adverse to Rayonier the recommendation of the Pope board in favor of the approval of the merger agreement and (ii) Pope’s agreement not to enter into an agreement with respect to an alternative proposal.

These provisions might discourage a third-party that has an interest in acquiring all or a significant part of Pope from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per Pope unit cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Certain voting agreements between Pope unitholders and Rayonier may discourage other companies from trying to acquire Pope for greater consideration than what Rayonier has agreed to pay.

As a condition to entering into the merger agreement with Pope, Rayonier required certain Pope unitholders holding approximately 17% of Pope’s outstanding units as of January 14, 2020 to agree to support and vote in favor of the merger agreement at the special meeting. Unless the merger agreement is terminated and subject to certain limited exceptions, these unitholders have irrevocably agreed to vote in favor of the merger agreement at the special meeting. This fact might discourage a third-party that has an interest in acquiring all or a significant part of Pope from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per Pope unit cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because the likelihood of receiving majority support for its proposal from Pope unitholders will be decreased by the support agreements.

Failure to complete the merger could negatively affect the unit price and the future business and financial results of Pope.

If the mergers are not completed for any reason, including as a result of Pope’s unitholders failing to approve the merger agreement, the ongoing business of Pope may be adversely affected and, without realizing any of the benefits of having completed the merger, Pope would be subject to a number of risks, including the following:

•	Pope may experience negative reactions from the financial markets, including negative impacts on its unit price;

•	Pope may experience negative reactions from its customers, suppliers and employees;

•

the merger agreement places certain restrictions on the conduct of Pope’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Rayonier (not to be unreasonably withheld, conditioned or delayed), may prevent Pope from making certain acquisitions or taking certain other specified actions during the pendency of the merger that may be beneficial to Pope (see the section entitled “The Merger Agreement—Conduct of Businesses of Pope and Rayonier Prior to Completion of the Merger” beginning on page 141 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Pope); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Pope management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Pope as an independent company.

In addition to the above risks, Pope may be required, under certain circumstances, to pay to Rayonier a termination fee of $20 million, which may adversely affect Pope’s financial results. Further, Pope could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Pope to perform its obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Pope’s businesses, financial condition, financial results and unit price.

The Rayonier shares or Opco units to be received by Pope unitholders as a result of the merger will have rights different from the Pope units.

Upon completion of the merger, Pope unitholders will no longer be unitholders of Pope but may instead become holders of Rayonier shares or Opco units, and their rights as shareholders or unitholders will be governed by the terms of the Rayonier charter and by-laws and by North Carolina corporate law or by Rayonier Operating Partnership’s limited partnership agreement and the DRULPA, as applicable. The terms of the Rayonier charter and by-laws or Rayonier, L.P. limited partnership agreement are in some respects different from the terms of the Pope limited partnership agreement, which currently govern the rights of Pope unitholders. See the section entitled “Comparison of Shareholders’/Unitholders’ Rights” beginning on page 285 of this proxy statement/prospectus for a discussion of the different rights associated with Rayonier shares and Opco units.

After the merger, Pope unitholders will have a significantly lower ownership and voting interest in Rayonier than they currently have in Pope and therefore may exercise less influence over management.

Based on the number of shares of Pope units outstanding as of January 14, 2020, and the number of Rayonier shares outstanding as of January 14, 2020, it is expected that, immediately after completion of the merger, former Pope unitholders will own approximately 9% of the outstanding Rayonier shares (including Opco units exchangeable into Rayonier shares) immediately after the completion of the merger. Consequently, former Pope unitholders may have less influence over the management and policies of Rayonier than they currently have over the management and policies of Pope.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Rayonier’s actual financial condition or results of operations would have been had the merger and the related financing transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the Pope identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Pope as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 33.

The unaudited prospective financial information of Pope included in this proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Pope. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Pope contained in “The Merger—Certain Unaudited Prospective Financial Information” and referred to in “The Merger—Opinion of the Pope Special Committee’s Financial Advisor” involves risks, uncertainties and assumptions and is not a guarantee of future performance. The future financial results of Pope may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Pope’s ability to control or predict. Pope cannot provide any assurance that Pope’s unaudited prospective financial information will be realized or that Pope’s future financial results will not materially vary from the unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not reflect Pope’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared.

More specifically, the unaudited prospective financial information:

•	necessarily makes numerous assumptions, many of which are beyond the control of Pope and may not prove to be accurate;

•

does not necessarily reflect revised prospects for Pope’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

•

is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

•	should not be regarded as a representation that the unaudited prospective financial information will be achieved.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Rayonier and Pope.

Rayonier and Pope have incurred, and expect to continue to incur, a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the merger.

Rayonier also will incur transaction fees and costs related to formulating and implementing integration plans. Rayonier continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Rayonier expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Rayonier to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized” above.

Lawsuits may be filed against Pope, Rayonier and their and their affiliates’ directors and officers challenging the merger agreement and transactions contemplated thereby, including the merger, and an adverse ruling in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Rayonier and Pope and their respective directors and officers may be named as defendants in putative class action lawsuits brought by purported Pope unitholders challenging the transactions contemplated by the merger agreement, including the merger, and seeking, among other things, equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissionary damages. Under the terms of the merger agreement, one of the conditions to the completion of the merger is that no injunction by any court of competent jurisdiction or other governmental authority will be in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, including the merger. As such, if any such lawsuits are filed and any potential plaintiffs are successful in obtaining an injunction prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Pope or Rayonier, which could adversely affect the future business and operations of the combined company following the merger.

Rayonier and Pope are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their respective business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Rayonier and Pope. Current and prospective employees of Rayonier and Pope may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Rayonier and Pope to attract and retain key personnel during the pendency of and after the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Rayonier and Pope.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Pope is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Pope is a party. If Rayonier or Pope are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Rayonier or Pope are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Pope.

The combined company may incur adverse tax consequences if Rayonier has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Rayonier has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004. Rayonier intends to continue to operate in the same manner through the time of the merger, and the combined company also intends to continue to operate so as to qualify for REIT status. It is a condition to the closing of the merger that Pope receives a written tax opinion of counsel to the effect that, beginning with Rayonier’s taxable year ended December 31, 2004 and through the closing date, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable Rayonier to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. Rayonier, however, has not requested nor plans to request a ruling from the Internal Revenue Service (“IRS”) that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Rayonier may have affected its ability to qualify as a REIT.

If, notwithstanding the opinion described above, Rayonier fails to qualify as a REIT, or is determined to have failed to qualify as a REIT in a prior year, Rayonier would face serious tax consequences that would substantially reduce the funds available for distribution to its shareholders:

•

Rayonier would be subject to U.S. federal, state and local income tax on its net income at regular corporate rates for the years it did not qualify as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income) and the combined company would succeed to the liability for such taxes;

•

unless Rayonier was entitled to relief under certain U.S. federal income tax laws, it could not re-elect REIT status until the fifth calendar year after the year in which it failed to qualify as a REIT; and

•

the combined company would succeed to any earnings and profits, or E&P, accumulated by Rayonier for tax periods in which it did not qualify as a REIT and the combined company would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits to maintain its REIT qualification.

If there is an adjustment to Rayonier’s taxable income or dividends paid deductions, the combined company could elect to use the deficiency dividend procedure to maintain Rayonier’s REIT status. That deficiency dividend procedure could require the combined company to make significant distributions to its shareholders and to pay significant interest to the IRS.

As a result of these factors, Rayonier’s failure to qualify as a REIT could impair the combined company’s ability after the merger to expand its business and raise capital and could materially adversely affect the value of the combined company’s stock.

If Opco (as a continuation of Pope for U.S. federal income tax purposes) failed to qualify as a partnership for U.S. federal income tax purposes, Rayonier would cease to qualify as a REIT and suffer other adverse consequences.

Rayonier believes that Opco (as a continuation of Pope for U.S. federal income tax purposes) will be treated as a partnership for U.S. federal income tax purposes. As a partnership, Opco will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including Rayonier and the holders of Opco units, will be allocated, and may be required to pay tax with respect to, its share of Opco’s income. No assurance can be given, however, that the IRS will not challenge the status of Opco or any other subsidiary that is intended to be treated as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Opco as an entity taxable as a corporation for U.S. federal income tax purposes, Rayonier would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, Rayonier would likely cease to qualify as a REIT. Also, the failure of Opco or any subsidiary partnership to qualify as a partnership for U.S. federal income tax purposes could cause such entity to become subject to U.S. federal, state and local corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including Rayonier and holders of Opco units.

The Tax Protection Agreement may limit Rayonier’s ability to sell or otherwise dispose of certain properties.

In connection with merger, Opco, Rayonier and Pope will enter into a tax protection agreement in favor of certain large Pope unitholders, many of whom may be directors or officers of Pope. The tax protection agreement will require Opco to indemnify certain historic Pope unitholders for the time value of money (determined based on the prime rate plus 2%) in the event that Opco triggers, at any time during the five year period following the closing, a certain amount of U.S. federal, state and local income taxes with respect to such holder’s share of built-in gain with respect to the real property assets directly or indirectly owned by Pope immediately before the mergers, with certain exceptions. The tax protection agreement may make it economically prohibitive to sell such real property assets even though it may otherwise be in Rayonier shareholders’ best interests to do so.

INFORMATION ABOUT RAYONIER

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

Rayonier Inc., a North Carolina corporation, is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the U.S. and New Zealand. The focus of Rayonier’s business is to invest in timberlands and to actively manage them to provide current income and attractive long-term returns to its shareholders. As of December 31, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.84 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 gross acres, or 295,000 net plantable acres). In addition, Rayonier engages in the trading of logs from New Zealand and Australia to Pacific Rim markets, primarily to support its New Zealand export operations. Rayonier has an added focus to maximize the value of its land portfolio by pursuing higher and better use land sales opportunities.

Rayonier common stock is publicly traded on the New York Stock Exchange under the symbol “RYN.”

Rayonier Operating Company LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Rayonier Operating Company LLC is a Delaware limited liability company and a wholly owned subsidiary of Rayonier. ROC LLC holds, directly or indirectly, substantially all of Rayonier’s assets and conducts substantially all of Rayonier’s business. Rayonier Operating Company LLC currently does not have any publicly traded equity. Prior to the merger effective time, Rayonier will contribute all of its equity in Rayonier Operating Company to Rayonier, L.P., a Delaware limited partnership, and Rayonier, L.P. will become the successor in interest to Rayonier Operating Company LLC. References in this proxy statement/prospectus to the term “Opco” apply to Rayonier Operating Company prior to the above-described reorganization, and to Rayonier, L.P., thereafter.

Pacific GP Merger Sub I, LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Pacific GP Merger Sub I, LLC, referred to as Merger Sub 1, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier formed solely for the purpose of facilitating the merger of Merger Sub 1 and MGP, referred to as GP merger 1. Merger Sub 1 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of GP merger 1, Merger Sub 1 will be merged with and into MGP, with Merger Sub 1 surviving such merger as a wholly owned subsidiary of Rayonier.

Pacific GP Merger Sub II, LLC

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

(904) 357-9100

Pacific GP Merger Sub II, LLC, referred to as Merger Sub 2, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier formed solely for the purpose of facilitating the merger of Merger Sub 2 and EGP, referred to as GP merger 2. Merger Sub 2 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the GP merger 2, Merger Sub 2 will be merged with and into EGP, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of Rayonier.

Pacific LP Merger Sub III, LLC

c/o Rayonier Inc.

1 Rayonier

Wildlight, Florida 32097

(904) 357-9100

Pacific LP Merger Sub III, LLC, referred to as Merger Sub 3, is a Delaware limited liability company and a wholly owned subsidiary of Rayonier, L.P. formed solely for the purpose of facilitating the merger. Merger Sub 3 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub 3 will be merged with and into Pope, with Pope surviving such merger as a wholly owned subsidiary of Rayonier Operating Partnership.

INFORMATION ABOUT POPE

Pope Resources, A Delaware Limited Partnership

19950 Seventh Avenue NE, Suite 200

Poulsbo, Washington 98370

(360) 697-6626

Pope Resources, A Delaware Limited Partnership, and its subsidiaries operate in four primary business segments: (i) Partnership Timber, (ii) Funds Timber, (iii) Timberland Investment Management and (iv) Real Estate. Pope’s two timber segments consist of growing, managing, harvesting, and marketing timber from Pope’s 119,000 acres of direct timberland ownership, plus another 3,500 acres under timber deeds, in Washington (Partnership Timber) and Pope’s private equity timber funds’ 141,000 acres (as of December 31, 2019) of timberland in Washington, Oregon, and California that Pope co-own with third-party investors (Funds Timber). Pope’s Timberland Investment Management segment is engaged in organizing and managing private equity timber funds using capital invested by third parties and Pope. Pope’s Real Estate segment’s operations are focused on a portfolio of approximately 1,500 acres in the west Puget Sound region of Washington, most of which are legacy timberlands that have become suitable as development property owing to the expansion of the Puget Sound metropolitan and suburban areas.

Port Gamble was established by Pope & Talbot in 1853 and was operated as a company town for over 165 years and served as the location for a lumber mill for most of that time.

Pope units are listed on the NASDAQ under the symbol “POPE.”

Pope MGP, Inc.

19950 Seventh Avenue NE, Suite 200

Poulsbo, Washington 98370

(360) 697-6626

MGP is a Delaware corporation and serves as Pope’s managing general partner. MGP’s shares are not listed and the transfer of MGP’s shares are restricted by the shareholders’ agreement.

Pope EGP, Inc.

19950 Seventh Avenue NE, Suite 200

Poulsbo, Washington 98370

(360) 697-6626

EGP is a Delaware corporation and serves as Pope’s equity general partner. EGP’s shares are not listed and the transfer of EGP’s shares are restricted by the shareholders’ agreement.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Pope Meeting

The special meeting will be held on [                    ], at [            ] local time, at [            ]. At the special meeting, Pope unitholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement and the related transactions, (ii) a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum

The Pope board has determined that the record date for determining the Pope unitholders who are entitled to notice of, and to vote at, the special meeting, is [                    ], 2020. Only Pope unitholders at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date there were [            ] Pope units issued and outstanding, which were held by [            ] beneficial owners. In order for the special meeting to be convened, there must be present, in person or by proxy, at least a majority of the Pope units outstanding as of the record date.

Vote Required

Approval of the merger proposal requires that a majority of the Pope units issued and outstanding as of the record date vote in favor of approval of the merger agreement. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will have the same effect as a vote against the merger agreement and the merger. Accordingly, your vote is important and you are encouraged to vote as soon as possible.

The proposal to approve the merger-related executive compensation requires that a majority of the votes cast at the special meeting are voted in favor of the proposal; however, such vote is advisory (non-binding) only. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient Pope units present at the special meeting to establish a quorum.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires that a majority of the votes cast at the special meeting are voted in favor of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Proxies and Revocations

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or, if you are a limited partner of record, you may vote in person at the special meeting.

•	To submit your proxy by telephone, dial [ ] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number

from the enclosed proxy card. To submit your proxy through the Internet, visit [            ]. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [            ], 2020.

•

To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the approval of the merger agreement and the related transactions, “FOR” the advisory vote on certain merger-related compensation to Pope’s executive officers, and “FOR” the proposal to adjourn the meeting if necessary to permit the solicitation of additional proxies.

•

If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of Pope units. If your Pope units are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

Any proxy given by a Pope unitholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [ ], 2020;

•	filing with the Secretary of Pope, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Pope before the taking of the vote at the special meeting; or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Pope Resources, A Delaware Limited Partnership, 19950 Seventh Avenue NE, Poulsbo, Washington 98370, Attention: Secretary, or hand delivered to the Secretary of Pope before the taking of the vote at the special meeting.

IT IS IMPORTANT THAT YOU VOTE YOUR POPE UNITS PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND POPE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. UNITHOLDERS WHO ATTEND POPE MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Expected Timing of the Merger

Although it is possible that factors outside the control of both Rayonier and Pope could result in the merger being completed at a different time, Rayonier and Pope currently expect the merger to close in the summer of 2020.

Solicitation of Proxies; Payment of Solicitation Expenses

Pope is soliciting proxies on behalf of the Pope board. Pope will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to Pope unitholders held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Pope’s unitholders by directors, officers and employees of Pope in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to Pope’s directors, officers or employees in connection with this solicitation. Pope also has retained MacKenzie Partners to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $12,500, plus out-of-pocket expenses. No portion of the amount that Pope has agreed to pay to MacKenzie Partners is contingent upon the approval or consummation of the merger. Any questions or requests for assistance regarding this proxy statement/prospectus may be directed to MacKenzie Partners as follows:

•	Unitholders in the U.S. and Canada call toll-free: [ ]

•	Unitholders in other locations dial direct: 1+ [ ]

•	Banks, brokers and other nominees call collect: [ ]

THE MERGER

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Pope, Rayonier or Opco. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Pope and Rayonier make with the SEC that are incorporated by reference into proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

The Merger

The merger agreement provides that the merger will occur upon the satisfaction of certain conditions. In addition, substantially concurrently with the merger, the GP mergers will also occur.

Merger Consideration

Each Pope unitholder (other than Rayonier, Opco or certain of their controlled affiliates) may elect to receive, for each Pope unit that they hold, either:

•	$125.00 in cash, without interest, referred to as the cash election consideration;

•	3.929 Rayonier shares, referred to as the stock election consideration; or

•	3.929 units of Opco, referred to as the Opco election consideration.

Pope unitholders that do not make a valid election will be treated as if they made the stock election, subject to the proration procedures provided for in the merger agreement.

Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash. Accordingly, the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit received 2.751 Rayonier shares or Opco units and $37.50 in cash.

In addition, in the event that the stock election or Opco election is oversubscribed, Rayonier in its sole discretion may increase the amount of Rayonier equity that could be issued in the merger up to, but not to exceed, the aggregate amount of Rayonier equity that Pope unitholders have elected to receive. In such case, the amount of cash made available in the merger will be correspondingly reduced.

Pope unitholders that make the stock election or Opco election will not receive any fractional Rayonier shares or Opco units in connection with the merger. Each such Pope unitholder who otherwise would be entitled to receive a fraction of a Rayonier share or Opco units pursuant to the merger will be paid an amount in cash (without interest) equal to such fractional part of a Rayonier share or Opco unit multiplied by the volume weighted average closing sale price per Rayonier share as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date.

In addition, the merger agreement contemplates that Rayonier will acquire by merger each of Pope’s general partners, MGP and EGP, for an aggregate of $10,000,000 in cash described in greater detail in the section titled in the section entitled “Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154.

Elections and Proration

Pope unitholders’ elections will be subject to proration so that approximately 70% of the Pope units will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units will be exchanged for cash.

The number of Pope units eligible to receive the cash election consideration in the merger will be equal to approximately 30% multiplied by the sum of the total number of Pope units, which product is referred to as the available cash amount.

The number of Pope units eligible to receive the stock election consideration and/or Opco election consideration in the merger will be equal to approximately 70% multiplied by the sum of the total number of Pope units, which product is referred to as the available equity amount.

Over-Election of Stock or Opco Units

If the aggregate number of Pope units making a stock election or Opco election is greater than the available equity amount, such Pope units, unless Rayonier in its sole discretion elects to increase the available equity amount to an amount equal to the aggregate stock elections, will be subject to proration and will receive less than the stated 3.929 Rayonier shares or Opco units per Pope unit. The amount of Rayonier shares or Opco units that each such Pope unit will receive will be equal to:

•	2.751, divided by

•	the aggregate percentage of Pope units for which a stock election or Opco election has been made.

The Pope units that do not receive the full stock election consideration or Opco election consideration as a result of proration will instead receive the cash election consideration, which on a per Pope unit basis will be equal to:

•	$37.50 – $125.00 * (1 – the aggregate percentage of Pope units for which a stock election or Opco election has been made), divided by

•	the aggregate percentage of Pope units for which a stock election or Opco election has been made.

If following proration a Pope unitholder would be entitled to receive a fractional number of Rayonier shares or Opco units, such unitholders will instead receive an amount in cash (without interest) equal to the amount of such fractional part multiplied by the volume weighted average closing sale price per share of Rayonier common stock as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date.

Over-Election of Stock or Opco Units Example

For purposes of this example, assume the following:

•	there are 10,000,000 outstanding Pope units

•	Pope unitholders make the cash election with respect to 1,000,000 (or 10%) of Pope units

•	Pope unitholders make stock elections or Opco elections with respect to 9,000,000 (or 90%) of Pope units

•

The volume weighted average closing sale price per share of Rayonier common stock as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date is $30.00.

In this example, without proration, there would be an over-election of Rayonier shares and Opco units because the number of Pope units making the stock election and/or Opco election is 9,000,000, which is greater than 7,000,000, which is the available equity amount. Thus, a Pope unitholder who makes a stock election and/or Opco election for 100 Pope units would receive 305.667 Rayonier shares or Opco units, calculated as follows: 100 * 2.751 / 0.9, and an amount in cash equal to $2,777.78, calculated as follows: 100 * [$37.50 – ($125.00 * 0.1)] / 0.9. Because fractional shares of Rayonier shares or Opco units will be converted to cash, the number of Rayonier shares or Opco units such holder would be entitled to receive would be 305, with the additional 0.667 Rayonier shares or Opco units converted into $20.01 in cash, calculated as follows: 0.667 × $30.00.

See “Risk Factors—Because the amount of consideration is fixed and the elections other unitholders will make is not yet known, you cannot be sure what merger consideration you will receive.”

Over-Election of Cash

If the aggregate number of Pope units making a cash election is greater than the available cash amount, such Pope units will be subject to proration and will receive less than the stated $125.00 of cash per Pope unit. The amount of cash that each such Pope unit will receive will be equal to:

•	$37.50, divided by

•	the aggregate percentage of Pope units for which a cash election has been made.

The Pope units that do not receive the full cash election consideration as a result of proration will instead receive the stock election consideration, which on a per Pope unit basis will be equal to:

•	2.751 – 3.929 * (1 – the aggregate percentage of Pope units for which a cash election has been made), divided by

•	the aggregate percentage of Pope units for which a cash election has been made

If following proration a Pope unitholder would be entitled to receive a fractional number of Rayonier shares, such unitholder will instead receive an amount in cash (without interest) equal to the amount of such fractional part multiplied by the volume weighted average closing sale price per share of Rayonier common stock as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date.

Over-Election of Cash Example

For purposes of this example, assume the following:

•	there are 10,000,000 outstanding Pope units

•	Pope unitholders make the cash election with respect to 4,000,000 (or 40%) of Pope units

•	Pope unitholders make stock elections or Opco elections with respect to 6,000,000 (or 60%) of Pope units

•

The volume weighted average closing sale price per share of Rayonier common stock as reported on the NYSE as reported by Bloomberg, L.P. for the 10 consecutive trading days immediately preceding the date which is five trading days immediately prior to the closing date is $30.00.

In this example, without proration, there would be an over-election of cash because the number of Pope units making the cash election is 4,000,000, which is greater than 3,000,000, which is the available cash amount. Thus, a Pope unitholder who makes a cash election for 100 Pope units would receive $9,375.00 in cash, calculated as follows: 100 * $37.50 / 0.4, and 98.400 Rayonier shares, calculated as follows: 100 * (2.751 – 0.6 * 3.929) / 0.4. Because fractional shares of Rayonier will be converted to cash, the number of Rayonier shares such holder would be entitled to receive would be 98, with the additional 0.400 Rayonier shares converted into $12.00 in cash, calculated as follows: 0.400 × $30.00.

See “Risk Factors—Because the amount of consideration is fixed and the elections other unitholders will make is not yet known, you cannot be sure what merger consideration you will receive.”

Financing of the Merger

Rayonier currently expects to finance the transactions contemplated by the merger agreement, including the merger, through a combination of cash on hand, borrowings under Rayonier’s existing credit agreement, dated as of August 5, 2015, among Rayonier, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, and CoBank, ACB, as administrative agent, referred to as the revolving credit facility, issuances of Rayonier shares and Opco units. Rayonier, subject to market conditions, may also consider financing all or a portion of the cash consideration payable in connection with the merger through new debt financing.

Accounting Treatment

Rayonier prepares its financial statements in accordance with accounting principles generally accepted in the United States, referred to as GAAP. The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Rayonier will be treated as the acquiror for accounting purposes.

Background of the Merger

Pope is a limited partnership controlled by its managing general partner, MGP. As a result, the board of directors of MGP (referred to as the “Pope board of directors” or the “Pope board”) serves as the board of Pope. Pope also has an equity general partner, EGP (we refer to EGP and MGP together as the “Pope general partners”), although EGP has no management function or power unless and until it becomes the managing general partner upon the occurrence of certain events specified in Pope’s limited partnership agreement. Under Pope’s limited partnership agreement, the Pope general partners are collectively entitled to an annual management fee of $150,000. MGP and EGP are each owned equally by Maria Pope, Trustee of the PMG Trust UTA dated June 28, 2016 (referred to as the “Pope general partner shareholder”) and the Emily T. Andrews 1987 Revocable Trust (referred to as the “Andrews general partner shareholder” and together with the Pope general partner shareholder, the “GP shareholders”), of which Gordon P. Andrews, a Pope board observer, is trustee. Collectively, Ms. Pope and Mr. Andrews beneficially own approximately 17% of Pope units, excluding the Pope units owned by MGP and EGP. A shareholders agreement, among the GP shareholders, MGP, EGP, Pope, and the Pope directors governs, among other things, the ownership of the Pope general partners and the composition of the Pope board and the election of its directors. Under Pope’s limited partnership agreement, any merger of Pope must be approved by Pope’s managing general partner and, subject to certain exceptions, partners of record holding more than 50% of the Pope units held by all partners of record as described elsewhere in this proxy statement/prospectus.

Each of the Pope board of directors and Rayonier board of directors, acting independently and with the advice of their respective management teams and advisors, periodically reviews and assesses the performance, business, strategic direction and prospects of Pope and Rayonier, respectively, in light of the then-current industry, competitive and economic environment. As part of such assessment and review, each of the Rayonier board of directors and Pope board of directors have evaluated and considered various financial and strategic opportunities, including potential business combinations, as part of their long-term strategy to enhance value for their respective shareholders and unitholders.

In 2015, members of Rayonier senior management, including Mr. David L. Nunes, who was president and chief executive officer of Rayonier, held discussions with the Rayonier board of directors regarding a potential business combination with Pope. Mr. Nunes had joined Rayonier as chief operating officer on June 9, 2014, and became chief executive officer and president of Rayonier on June 27, 2014 following Rayonier’s previously announced separation of its performance fibers business. Prior to joining Rayonier, Mr. Nunes served as the president and chief executive officer of Pope since January 2002, and, prior to 2015, he beneficially owned approximately 92,550 Pope units. At a Rayonier board meeting held on July 17, 2015, the Rayonier board authorized Mr. Nunes to contact members of the Pope board or Pope management to determine whether Pope would be interested in a potential business combination.

Following this Rayonier board meeting, in late July 2015, Mr. Nunes contacted the late Mr. Peter Pope, a former member of the Pope board and, at the time, the Pope general partner shareholder, to express Rayonier’s interest in pursuing a potential business combination with Pope. The next day, Mr. Nunes and Mr. Pope had a phone call to exchange views on industry trends and issues and the performance, business, strategic direction and prospects of their respective companies and to discuss in greater detail the merits of a potential business combination of the two companies and the potential terms of such a combination. Mr. Nunes indicated to Mr. Pope that Rayonier planned to submit an indication of interest to outline the terms of a potential business combination.

On July 27, 2015, Ms. Pope, in her capacity as a Pope director, notified Mr. Nunes that the Pope board would review Rayonier’s transaction proposal. Later that day, Rayonier submitted a letter to Ms. Pope summarizing the terms of its non-binding transaction proposal (referred to as the “Rayonier July 2015 proposal”), which proposal had been reviewed by and authorized by the Rayonier board of directors. The Rayonier July 2015 proposal provided for an acquisition of Pope for $95.00 per unit (in the form of cash or units of Rayonier Operating Company, referred to as “Opco”) and an aggregate of $20 million for the collective stock of the Pope general partners (referred to as the “GP consideration”). The GP consideration would be paid in Rayonier common stock and included the value of the Pope units owned by the Pope general partners. At Rayonier’s closing price on July 26, 2015, $95.00 per unit was equivalent to 3.9 Opco units for each Pope unit, based on the 1 to 1 exchange ratio between Opco units and Rayonier common stock. The Rayonier July 2015 proposal provided that the cash consideration in the transaction would be subject to a cap of $200 million in the aggregate (and subject to proration), although the proposal indicated flexibility as to the total mix of cash and equity consideration. The Rayonier July 2015 proposal also provided that Pope unitholders receiving Opco units would generally be eligible for tax-deferral for receipt of those units but would be subject to a one-year lockup before they could obtain liquidity for those units as a result of certain securities law restrictions.

On August 24, 2015, the Pope board met to discuss the Rayonier July 2015 proposal. At the meeting, also present were representatives of Munger Tolles & Olson LLP (referred to as “Munger Tolles”), then counsel to the Pope board, and Davis Wright Tremaine LLP (referred to as “Davis Wright”), counsel to Pope, along with a representative of Pope’s then financial advisor and other individuals who were then serving as Pope board observers. Representatives of Munger Tolles summarized the terms of the Rayonier July 2015 proposal and discussed certain legal matters with the Pope board, including their duties as directors under applicable law and Pope’s limited partnership agreement in the context of considering the acquisition proposal and associated issues and considerations in respect of the form and amount of the GP consideration. After discussion, the Pope board unanimously concluded that the Rayonier July 2015 proposal undervalued Pope. The Pope board also considered the then-ongoing SEC investigation of Rayonier in connection with its November 2014 restatement of interim consolidated financial statements, which investigation the SEC concluded in July 2016. The Pope board instructed Ms. Pope to inform Rayonier of the Pope board’s determination with respect to the Rayonier July 2015 proposal, which Ms. Pope did by letter on August 26, 2015.

Following the rejection from the Pope board, Mr. Nunes acquired beneficial ownership of additional shares from November 2015 through November 2016 as a result of which he beneficially owned approximately 100,600 Pope units. He subsequently acquired beneficial ownership of an additional 200 Pope units in each of November 2017 and January 2018. Beneficial ownership of Pope units for purposes of references to Mr. Nunes’ ownership excludes Pope units owned by Rayonier as further described elsewhere in this proxy statement/prospectus.

From time to time beginning in mid-2015, Mr. James H. Dahl, an investor who is one of the largest holders of Pope units, sent various communications to Pope in which he purported to represent the interests of a number of Pope unitholders, advocating that Pope consider a REIT conversion or a sale. As the Pope board had done from time to time, the Pope directors continued to assess periodically the ownership, governance and capital structure for Pope, but the Pope board did not make public statements or respond to Mr. Dahl’s comments about these matters.

As a part of the Pope board’s periodic assessment of strategic direction, on May 25, 2018, in executive session at a regular meeting of the Pope board, the Pope board considered Pope’s standalone plan as compared to various strategic alternatives to enhance unitholder value. Representatives from Munger Tolles, Davis Wright and Centerview Partners LLC (referred to as “Centerview”), then financial advisor to the Pope board, were in attendance. Also in attendance were the late Ms. Edith Tobin in her role as Pope board observer and Ms. Tobin’s husband, Mr. Joe Tobin. Mr. Andrews (Ms. Tobin’s brother) subsequently assumed Ms. Tobin’s Pope board observer role on January 1, 2019 and thereafter regularly attended Pope board meetings and update calls described below and thus is not separately identified as a participant. During the May 25th executive session, the Pope board evaluated a number of strategic alternatives, including increasing Pope’s quarterly distribution, converting to a REIT, and engaging in a sale transaction. After discussion, the Pope board concluded that Pope would focus on building long-term unitholder value by continuing to execute on management’s stand-alone plan.

On June 18, 2018, Mr. Dahl, together with Mr. William Dahl, filed a statement on Schedule 13D in which Mr. James Dahl advocated for, among other things, the Pope board and Pope general partners to explore a potential sale of Pope and engage immediately with any interested acquirers of Pope. After Mr. Dahl filed his initial Schedule 13D, he continued periodically to send email messages to Pope’s board and management and others seeking to promote a REIT conversion or a sale of Pope. These messages made comments critical of Pope’s board and management, particularly Ms. Pope, for failure to pursue a REIT conversion or sale.

At a Rayonier board meeting held on July 20, 2018, the Rayonier board determined that, in light of the filing on Schedule 13D made by Messrs. James Dahl and William Dahl and the fact that such public disclosure could invite other companies to submit proposals for Pope, Rayonier should re-affirm to Pope its interest in a potential business combination transaction. After discussion, the Rayonier board authorized Mr. Nunes to send a letter to Pope offering to acquire Pope for 2.75 shares of Rayonier common stock or Opco units for each Pope unit, and to acquire the Pope general partners for $20 million in shares of Rayonier common stock, including the value of the Pope units owned by the Pope general partners.

On July 20, 2018, Rayonier submitted to Pope a non-binding written proposal (referred to as the “Rayonier July 2018 proposal”) to acquire Pope for 2.75 shares of Rayonier common stock or, solely for Pope unitholders who were accredited investors, 2.75 Opco units, for each outstanding Pope unit, and to acquire the Pope general partners for $20 million in shares of Rayonier common stock. The consideration proposed to be paid in respect of the general partners included the value of the Pope units owned by the Pope general partners. At Rayonier’s closing price on July 19, 2018 of $36.80, 2.75 shares of Rayonier common stock implied a value of $101.20 per Pope unit. The Rayonier July 2018 proposal did not contemplate any cash consideration.

On August 5, 2018 and August 21-22, 2018, the Pope board, together with representatives of Centerview, Munger Tolles and Davis Wright, met to discuss the Rayonier July 2018 proposal and other strategic alternatives available to Pope to enhance long-term unitholder value, including increasing the quarterly distribution, a conversion to a REIT or a recapitalization transaction. Representatives of Centerview discussed the financial aspects of the Rayonier July 2018 proposal, including the offer price relative to Pope’s net asset value (based on market precedents for timberlands such as Pope’s and tree farm appraisals Pope management had received in the ordinary course). Representatives of Munger Tolles discussed the structure and other legal aspects of the Rayonier July 2018 proposal, as well as certain other legal matters, including the directors’ duties under applicable law and Pope’s limited partnership agreement in the context of considering an acquisition proposal along the terms set forth in the Rayonier July 2018 proposal. After discussion, the Pope board determined that the Rayonier July 2018 proposal undervalued Pope relative to its estimated net asset value and therefore was not in the best interest of Pope unitholders. The Pope board also determined to engage in a more extensive review of strategic alternatives to narrow the gap between Pope’s trading value and its estimated net asset value. As part of that effort, and in light of Pope management’s view that the bulk of Pope’s anticipated spending on its multi-year legacy environmental remediation expenses was nearly complete, at the August 22, 2018 meeting the Pope board approved a 14% increase in Pope’s quarterly distribution to $0.80 per unit from the prior quarterly distribution of $0.70 per unit.

On August 23, 2018, Pope issued a press release announcing the distribution increase and also announcing that it was engaged in an evaluation of its capital allocation strategy, business mix and organizational structure as part of a review of longer-term opportunities. That same day, Pope sent Rayonier a letter stating that, after due consideration, the Pope board determined that it was not interested in pursuing a potential business combination along the terms proposed in the Rayonier July 2018 proposal and did not believe that the transaction was in the best interest of the Pope unitholders.

On September 17, 2018, Rayonier sent a letter to Pope reiterating its interest in a business combination transaction between the two companies, as well to revise and clarify certain terms in the Rayonier July 2018 proposal. In the letter, Rayonier noted that, although its prior proposal contemplated an all equity transaction, it would be willing to include a significant portion of cash consideration, with the precise portion to be determined after discussion with Pope. Rayonier also noted that the Rayonier July 2018 proposal was based on publicly available information and that Rayonier may be able to offer additional value if it were given access to non-public due diligence materials.

The Pope board, with participation from management, Centerview and Munger Tolles, thereafter discussed Rayonier’s September 17th letter and determined that it did not change their prior determination with respect to the Rayonier July 2018 proposal. On September 24, 2018, Pope sent Rayonier a letter reaffirming that it was not interested in a potential business transaction with Rayonier on the basis of the Rayonier July 2018 proposal because, among other reasons, the Pope board determined that the offer undervalued Pope. The letter also noted that the Rayonier July 2018 proposal failed to offer tax-deferral to Pope’s non-accredited unitholders, who would not be eligible to elect Opco units under the Rayonier July 2018 proposal.

From August 2018 through March 2019, the Pope board and its financial and legal advisors reviewed and considered various strategic alternatives to maximize unitholder value, including increasing its quarterly distribution to unitholders, converting to a REIT and pursuing a recapitalization transaction. As a result of this strategic review, in October 2018 Pope approved an additional 25% increase in its quarterly distribution from $0.80 to $1.00 per unit (representing a cumulative increase of 43% when combined with the August 2018 increase) and a $2.0 million unit repurchase program. On March 4, 2019, Pope issued a press release announcing the conclusion of its strategic review process and its continued dedication to maximizing long-term unitholder value.

On May 28, 2019, Messrs. Dahl filed an amendment to their statement on Schedule 13D filing a letter in which Mr. Dahl announced his support for what he said was an unsolicited proposal by a public timber REIT to acquire Pope for more than $100 per Pope unit in a tax-efficient transaction, and in which he advocated for the Pope board and Pope general partners to immediately engage with any and all interested acquirers. At the time, no such acquisition proposal was pending.

On June 2, 2019, the Pope board held a meeting to discuss, among other things, the subject matter of the Schedule 13D amendment described above. At the meeting, with representatives of Centerview, Munger Tolles and Davis Wright present, the Pope board discussed whether it would be in the best interest of Pope’s unitholders to explore, on a confidential basis, a potential sale transaction, while acknowledging the GP shareholders’ preferences stated to the Pope board to remain invested in Pope’s assets and to receive consideration in an amount that fairly valued the control rights of the Pope general partners.

Representatives of Centerview provided their preliminary views of potential counterparties to contact for purposes of the Pope board’s initial outreach. Representatives of Munger Tolles provided an overview of the directors’ duties under applicable law and Pope’s limited partnership agreement in connection with a sale process. In light of the stated preferences of the GP shareholders, representatives of Munger Tolles also described the advisability of (i) establishing a special committee of independent directors to review, negotiate and determine the advisability of any potential business combination transaction involving consideration to the shareholders of the Pope general partners in respect of the Pope general partner interest or consideration to the shareholders of the Pope general partners or their affiliates in respect of their units that was different from the consideration available to other unitholders and (ii) conditioning the approval of any such transaction on the affirmative vote of a majority of Pope units held by Pope unitholders unaffiliated with MGP, EGP, the GP shareholders and their respective affiliates (referred to as the “unaffiliated Pope unitholders” and, in reference to the merger agreement, such term also excludes Rayonier, Rayonier, L.P. and their respective affiliates). After discussion, the Pope board authorized the initiation of contact with five parties for exploratory discussions to gauge their interest in a potential business combination with Pope. The parties were selected based on the likelihood that such parties had a strategic interest in timber assets, the financial capability to complete a transaction at a price that would maximize unitholder value and experience in acquiring public companies, as well as the likelihood that such parties could accommodate a transaction that would meet the stated preference of the GP shareholders to remain invested in Pope’s assets. The Pope board considered but determined not to include Rayonier in its initial outreach due to, among other reasons, the fact that Rayonier had previously submitted indications of interest which the Pope board determined undervalued Pope.

On June 7, 2019, Rayonier notified Pope by letter that it acquired 114,400 Pope units representing approximately 2.6% of the Pope units outstanding at that time. The letter also reiterated Rayonier’s interest in a potential business combination of the two companies and welcomed a discussion regarding a negotiated transaction.

In June 2019, at the direction of the Pope board, Centerview conducted its initial outreach to the five parties referenced above regarding a potential business combination transaction with Pope and the preference of the GP shareholders to remain invested in Pope’s assets. Two of those parties declined to pursue discussions regarding the opportunity. The other three parties, referred to as “Party A”, “Party B” and “Party C”, expressed interest in exploring an acquisition of Pope. In June 2019, Pope entered into confidentiality agreements with each of Party A, Party B and Party C. The confidentiality agreements each contained a standstill obligation that would automatically fall away upon certain specified events, including execution by Pope of a definitive acquisition agreement with a third party (referred to as the “fall-away provision”).

On June 21, 2019, at a meeting of the Pope board, also attended by representatives of Centerview, Munger Tolles and Davis Wright, representatives of Centerview provided an update to the Pope board about the status of discussions with the five parties. The Pope board discussed whether they should be expanding the list of parties included in this initial exploratory outreach based on the criteria previously discussed. With input from Centerview, the Pope board approved the addition of two new parties to the initial outreach list. On July 10, 2019, a representative of Munger Tolles contacted a representative of one such party (referred to as “Party D”) to raise the possibility of Party D’s acquisition of Pope, in light of a pre-existing business relationship between the two representatives. The representative of Party D expressed interest in pursuing the opportunity, and the next day Centerview had a preliminary discussion with Party D regarding the opportunity. Pope entered into a confidentiality agreement with Party D on July 18, 2019, containing a standstill obligation with the fall-away provision. It was determined that the second of the two parties conducted its timber investment activities through one of the other parties already in the process, so no independent contact was made to such party.

Parties A and C met with members of Pope management in late June 2019. Party B deferred scheduling a management presentation until its co-investor could execute a joinder to Party B’s confidentiality agreement, which it did on July 25, 2019.

On July 8, 2019, Party C informed Centerview that they considered a transaction challenging given their preliminary analysis showed per Pope unit values near current trading prices and their need for external financing for the potential transaction.

On July 9, 2019, Party A submitted a non-binding written proposal to acquire Pope for $123.62 per Pope unit in cash, based on the assumptions set forth in such proposal, subject to completion of Party A’s due diligence and obtaining necessary internal approvals and approvals from its equity investors. Party A indicated that the GP shareholders and their affiliates and certain related parties could retain their equity in Pope (referred to as the “rollover”). Party A’s proposal did not expressly contemplate whether it would and, if so, on what terms it would, acquire the stock of the Pope general partners. Representatives of Party A also requested exclusivity in a conversation with representatives of Centerview.

On July 15, 2019, the Pope board met to discuss the status of discussions with the various parties and to consider Party A’s proposal. Also in attendance were representatives of Centerview, Munger Tolles and Davis Wright. Representatives of Centerview discussed the financial aspects of Party A’s proposal. Representatives of Munger Tolles discussed the structure and other legal aspects of Party A’s proposal, as well as certain governance matters for the Pope board’s consideration in light of the proposed rollover. Representatives of Munger Tolles also (i) reviewed the directors’ duties under applicable law and Pope’s limited partnership agreement in the context of a sale transaction, (ii) discussed with the Pope board various considerations relating to use of a special committee of independent directors and conditioning the approval of a proposal like Party A’s proposal on the affirmative vote of a majority of Pope units held by unaffiliated Pope unitholders and (iii) discussed the proposed resolutions of the Pope board to formally establish such a special committee, considerations for selecting directors to serve on the Pope special committee and the proposed powers and duties of the Pope special committee. After discussion, the Pope board came to the preliminary conclusion that Party A’s proposal represented an attractive per unit price and that it would be worthwhile to engage in further discussions with Party A regarding its proposal. The Pope board also supported the establishment of a special committee and the affirmative vote of a majority of Pope units held by unaffiliated Pope unitholders as irrevocable conditions to the consummation of a transaction with Party A, and instructed Munger Tolles to finalize the resolutions for the Pope board’s adoption with agreement on the content of the resolutions from Ms. Pope and Mr. Andrews, on behalf of the GP shareholders, and their respective legal advisors, Winston & Strawn LLP, referred to as “Winston Strawn,” counsel to the Pope general partner shareholder, and Orrick, Herrington & Sutcliffe LLP, referred to as “Orrick,” counsel to the Andrews general partner shareholder.

Around this time, Ms. Pope and Mr. Andrews, on behalf of the GP shareholders, discussed with members of the Pope board and Pope management the engagement of a financial advisor to the GP shareholders to provide them with financial advice in connection with a potential sale transaction, and reimbursement of expenses for their financial and legal advisors in connection with such a transaction, but it was determined that such issues would be addressed by the Pope special committee after its formation.

On July 23, 2019, with the approval of Ms. Pope and Mr. Andrews, on behalf of the GP shareholders, the Pope board adopted by unanimous written consent resolutions establishing a special committee of independent directors (referred to as the “Pope special committee”) consisting of Mr. Sandy McDade, Mr. John Conlin and Mr. Bill Brown, each of whom the Pope board determined to be independent of the GP shareholders and Pope management and to not otherwise have a material interest in the proposed transaction (other than by virtue of their ownership of Pope units). Pursuant to the resolutions, the Pope board delegated to the Pope special committee, among other things, the full power and authority of the Pope board, on behalf of, and acting solely in the interests of, the unaffiliated Pope unitholders, to take such actions as it may deem necessary or desirable to consider, negotiate and oversee the proposed transaction with Party A and one or more alternative transactions to a transaction with Party A. Pursuant to the resolutions, the Pope board further determined that it would not recommend to the Pope unitholders the Party A transaction or any alternative transaction without the prior approval of such transaction by the Pope special committee, and that the consummation of any such transaction would be irrevocably conditioned on the approval of such transaction (i) by the Pope special committee, (ii) a majority of the members of the Pope board who were not interested in the transaction as contemplated by Pope’s limited partnership agreement and (iii) the affirmative vote of a majority of Pope units held by unaffiliated Pope unitholders. In addition, the Pope board empowered the Pope special committee to retain independent advisors (whose fees would be paid by Pope) and authorized the Pope special committee to approve on Pope’s behalf reimbursement of expenses of advisors retained by the GP shareholders that may be incurred by the GP shareholders, as the Pope special committee deemed necessary or appropriate and in the interests of Pope unitholders or to the extent required under Pope’s limited partnership agreement. The resolutions also provided that the Pope special committee members would be entitled to receive a flat fee for their service on the Pope special committee, in light of the significant additional duties and responsibilities to be undertaken by them, of $2,000 per month, payable quarterly in arrears, which amounts were in line with retainer payments received by members of the Pope board for service on its standing committees.

From the date of the Pope special committee’s establishment on July 23, 2019 to the signing of the merger agreement with Rayonier on January 14, 2020, the Pope special committee held more than fifty meetings. Representatives of Centerview and Munger Tolles attended each of these meetings. With the assistance of its advisors, at these meetings the Pope special committee managed the transaction process, approved the solicitation of bids from seven new potential counterparties (both financial and strategic) in addition to the seven potential counterparties with whom contact was originally approved by the Pope board, oversaw the strategy with respect to negotiations with the various potential acquirers and with the GP shareholders, regularly received reports on the status of such negotiations, and instructed Centerview and Munger Tolles to take actions in respect of these matters, all with the goal of determining whether a value maximizing transaction for the unaffiliated Pope unitholders could be obtained on terms supported by the Pope special committee.

On July 24, 2019, the Pope special committee held its first meeting to discuss the engagement of advisors and address certain other organizational matters. With representatives of Munger Tolles present, the Pope special committee first discussed the advisability of retaining Munger Tolles as legal counsel to the Pope special committee. The Pope special committee considered the fact of Munger Tolles’ representation of the Pope board in connection with the transaction process and concluded that such work was consistent with the work to be undertaken by the Pope special committee and would not impair Munger Tolles’ ability to provide independent legal advice to the Pope special committee. The Pope special committee also considered retaining Morris, Nichols, Arsht & Tunnell LLP (referred to as “Morris Nichols”) as Delaware counsel to the Pope special committee. The Pope special committee considered Morris Nichols’ disclosure that it had done an immaterial amount of prior work for Pope, and the Pope special committee concluded that such work would not impair Morris Nichols’ ability to provide independent legal advice. The Pope special committee further considered whether to engage Centerview as the financial advisor to the Pope special committee or to engage a financial advisor which had no prior experience with Pope or the transaction process to date. After discussion, the Pope special committee determined that Centerview’s prior experience and familiarity with Pope, its assets and the ongoing discussions of the Pope board with respect to strategic alternatives for building long term value for unitholders would be valuable to the Pope special committee and would not impair Centerview’s ability to give independent financial advice. The Pope special committee resolved to engage Munger Tolles and Morris Nichols as its legal advisors and Centerview as its financial advisor. After their engagement by the Pope special committee, Munger Tolles and Centerview ceased their representation of the Pope board. The Pope special committee also resolved to appoint Mr. McDade as chairman of the Pope special committee. At this time, representatives of Centerview joined the meeting of the Pope special committee and presented a status update on the discussions with the various parties. Representatives of Munger Tolles also discussed with the Pope special committee the timing of discussions with Party A and other parties who may submit indications of interest regarding the terms of any rollover of the GP shareholders and their affiliates that other parties might propose, with a view to maximizing value to the unitholders who would receive cash consideration in such transactions.

Over the next week, representatives of Centerview had calls with representatives of Party A to discuss Party A’s proposal and valuation methodology, and Party A indicated optimism about its ability to increase the value to Pope unitholders of its proposal pending further due diligence. During this period, Party B and Party D attended separate due diligence sessions with members of Pope senior management and representatives of Centerview and continued their due diligence work.

Also in July 2019, the chief executive officer of another interested party, referred to as “Party E”, along with a representative of its financial advisor, reached out to Ms. Pope to express an interest in pursuing a combination of Party E and Pope which would result in Pope unitholders owning approximately 45% of the combined enterprise. Ms. Pope referred them to Centerview. On separate occasions in July and September 2019, a representative of Party E’s financial advisor reached out to Centerview to reiterate Party E’s interest in exploring such a combination with Pope. Centerview informed the Pope special committee and the Pope board of such communications, but the Pope special committee determined not to engage with Party E at that time given the relative attractiveness of a sale transaction with Party A and other potential acquirers in ongoing discussions, which would offer an immediate premium to Pope unitholders.

At various times in July and August 2019, Ms. Pope and Mr. Andrews, on behalf of the GP shareholders, communicated to the Pope special committee and its advisors that the GP shareholders wanted their own financial advisor to provide financial advice and to represent their interests in a potential sale transaction, including with respect to the rollover contemplated by Party A’s proposal. In those communications, Ms. Pope and Mr. Andrews also proposed that the GP shareholders would be reimbursed for all legal and financial advisory expenses incurred by them in connection with the transaction process. Pursuant to its authority, the Pope special committee considered these requests and engaged in negotiations with Ms. Pope and Mr. Andrews over the course of August and September 2019 with respect to terms on which the Pope special committee would be willing to approve such a reimbursement, including with respect to caps and the fee structure of the financial advisor selected by the GP shareholders. The Pope special committee discussed among itself and its advisors a potential fee structure that would align the incentives of the GP shareholders and their advisors with the incentives of the Pope special committee to consummate a transaction that was in the best interest of the unaffiliated Pope unitholders. Upon conclusion of these negotiations, the Pope special committee approved payment or reimbursement of transaction-related legal expenses for the GP shareholders up to $400,000 in total ($200,000 for each GP shareholder) and the fees of the financial advisor selected by the GP shareholders, which provided for payments up to $1,250,000, $850,000 of which would consist of success-based payments. Fundamental to the Pope special committee’s decision to approve these payments and reimbursements was the prospect that any acquirer of Pope likely would require the support of the GP shareholders in order to proceed with a transaction and, as a result, the GP shareholders’ support of the transaction process was important to ensure that a value maximizing transaction would be available to the unaffiliated Pope unitholders. Furthermore, as a condition to the engagement of the financial advisor to the GP shareholders, the Pope special committee required (and the financial advisor to the GP shareholders agreed) that any contact by such financial advisor with potential counterparties be pre-approved by, and coordinated through, the Pope special committee or its advisors. The payments and reimbursements by Pope described above were subsequently ratified by the Pope board on October 2, 2019.

On August 7, 2019, Party A submitted a revised non-binding written proposal to acquire Pope for $130.52 per unit in cash, based on the assumptions set forth in such proposal, subject to completion of Party A’s due diligence and obtaining necessary internal approvals and approvals from its equity investors. The revised proposal continued to contemplate a rollover of the units of the GP shareholders and their affiliates and did not indicate whether Party A would and, if so, on what terms, it would acquire the equity interests of the Pope general partners. On that same day, Party A submitted a due diligence request list to Centerview. On August 8, 2019, Party A was granted access to the virtual data room and engaged in due diligence throughout August and September 2019. Also during August and September 2019, representatives of Munger Tolles and representatives of Party A’s legal advisor had a series of calls regarding transaction structure, terms and process.

On August 26, 2019, Party D had a discussion with representatives of Centerview in which Party D communicated a preliminary indication of value of approximately $80.00 per unit. At a meeting of the Pope special committee on September 6, 2019, the Pope special committee determined that this preliminary value was significantly below the value needed to remain competitive in the transaction process and, accordingly, that discussions with Party D should discontinue unless and until Party D provided a competitive proposal that maximized value for Pope unitholders. At the direction of the Pope special committee, Centerview communicated this message to Party D. Party D declined to engage further in the transaction process.

On September 19, 2019, Party B submitted a non-binding indication of interest presenting an offer of $82.00 per unit. Based on feedback from the Pope special committee, Centerview indicated to Party B that such an offer price was not likely to be competitive, and Party B declined to engage any further in the transaction process.

On September 25, 2019, Munger Tolles furnished Party A’s legal advisor a draft merger agreement.

In late September and early October 2019, with input from Centerview and Munger Tolles, the Pope special committee discussed the merits of contacting other potential acquirers, taking into account the criteria originally considered by the Pope board. As a result of these discussions, the Pope special committee determined to instruct Centerview to contact four additional parties, one of which included Rayonier.

On October 6, 2019 representatives of Centerview contacted Rayonier with an invitation to engage in the transaction process. On October 11, 2019, Rayonier signed a confidentiality agreement that contained a standstill obligation with the fall-away provision, after which it received preliminary due diligence materials. Representatives of Credit Suisse Securities (USA) LLC, Rayonier’s financial advisor (referred to as “Credit Suisse”) communicated to Centerview that Rayonier would be holding a board meeting on October 18, 2019 to consider the transaction opportunity.

Of the three other parties referenced above, (i) one declined to pursue the opportunity and did not sign a confidentiality agreement, (ii) the second expressed interest in exploring a potential transaction and signed a confidentiality agreement that contained a standstill obligation with the fall-away provision on September 26, 2019, after which it received preliminary due diligence materials but thereafter declined to engage further in the transaction process and (iii) the third agreed to meet with Centerview on October 31, 2019 to discuss the potential transaction, but following that meeting it too declined to continue to engage in discussions regarding a potential transaction.

On October 8, 2019, Munger Tolles received a markup of the merger agreement from Party A’s legal advisor which contemplated, among other things, a reverse termination fee payable by Party A as the sole monetary remedy against Party A for breach of the agreement due to Party A’s failure to close. On October 16, 2019, representatives from Centerview and Party A had an in-person meeting to discuss the potential transaction and the various open items. That same day, at a meeting of the Pope special committee, representatives of Munger Tolles addressed the material issues with Party A’s markup of the agreement. The Pope special committee discussed their concerns with a reverse termination fee payable by Party A in the event Party A failed to secure financing, among other scenarios, and the conditionality created by such proposal. The Pope special committee also discussed concerns the committee members and their advisors had with respect to the likelihood of Party A and the GP shareholders to agree on proposed rollover terms that would be acceptable to each of them and to the Pope special committee. On October 18, 2019, Munger Tolles and Party A’s legal advisor had a call to discuss merger agreement issues, including Party A’s reverse termination fee request. On that call Party A’s legal advisor indicated that a reverse termination fee was an important business term for Party A.

Throughout October 2019, representatives of Munger Tolles and Davis Wright, at times with participation by representatives of Winston Strawn and Orrick, engaged in numerous calls with Party A’s legal advisor regarding structuring and other legal matters with respect to the proposed transaction and rollover.

At a meeting of the Pope special committee on October 15, 2019, the financial advisor to the GP shareholders presented to the Pope special committee and its advisors its views regarding the value of the stock of the Pope general partners. The financial advisor to the GP shareholders suggested a range of values of the Pope general partners. The Pope special committee, with input from Centerview, considered the GP shareholders’ financial advisor’s presentation and determined that they were not in agreement with the advisor’s views and the bases therefor with respect to the value of the stock of the Pope general partners. The Pope special committee instructed Centerview to communicate the Pope special committee’s differing views to the GP shareholders’ financial advisor and the GP shareholders. On several occasions following the October 15, 2019 meeting, Centerview and the GP shareholders’ financial advisor discussed their differing views on the value of the stock of the Pope general partners, without reaching a joint view.

On October 17, 2019, a representative of Party E’s financial advisor reached out to Centerview to convey Party E’s interest in an all equity transaction on the terms previously outlined by them to Centerview and that, in Party E’s view, such transaction valued Pope at $105 to $110 per unit. The representative also mentioned that Party E was prepared to discuss Pope having the right to select a majority of the members of the board of the combined company. Centerview reported this conversation to the Pope special committee.

On October 18, 2019, the Rayonier board of directors held a meeting at which they discussed a potential business combination with Pope and received an update from Rayonier management as to due diligence on Pope performed as of such time. At the meeting, the Rayonier board authorized Rayonier management to submit a non-binding indication of interest to acquire Pope for between $115.00 and $125.00 per Pope unit in the form of Rayonier common stock or Opco units, as well as potentially cash (with flexibility as to the mix of consideration between equity and cash), and $3 million in the form of Rayonier common stock to acquire the Pope general partners (excluding the Pope units held by those entities).

On October 18, 2019, Rayonier submitted to Centerview a non-binding indication of interest in which it stated that it was prepared to offer between $115.00 and $125.00 per unit in the form of Rayonier common stock or Opco units, as well as potentially cash (with flexibility as to the mix of consideration between equity and cash), and $3 million for the GP consideration (excluding the Pope units held by those entities). The indication of interest provided that the equity portion of the consideration would be determined pursuant to a fixed exchange ratio set closer to a signing. The indication of interest also contemplated that the Opco units would be available to all Pope unitholders, not only Pope unitholders who were accredited investors. Representatives of Centerview and Credit Suisse thereafter had a call to discuss the proposal outlined by Rayonier as compared to Rayonier’s prior proposals.

The Pope special committee discussed Rayonier’s indication of interest at its next regularly scheduled meeting on October 20, 2019. Representatives of Centerview and Munger Tolles noted the improvements made in Rayonier’s proposal from the perspective of Pope unitholders compared to Rayonier’s prior proposals, including the opportunity for tax deferral to the unaffiliated Pope unitholders electing Opco units who were not accredited investors. After discussion with its advisors, the Pope special committee agreed that it would be in the best interests of the unaffiliated Pope unitholders to move forward with discussions with Rayonier. Centerview and Munger Tolles discussed these matters along with other process updates at a meeting of the Pope board held the next day, which was also attended by representatives of Davis Wright and Orrick.

On October 21, 2019, Rayonier was granted access to the virtual data room. From October 30, 2019 to October 31, 2019, Rayonier had due diligence calls with Pope management and with Centerview regarding timber, real estate and environmental matters. Also around this time, Rayonier provided Centerview with its due diligence request list and engaged in due diligence and site visits through the first week of November. Rayonier indicated to Centerview that it expected to provide a refined view of value and a draft merger agreement by November 8, 2019. Representatives of Centerview and Credit Suisse thereafter continued to speak from time to time to discuss transaction matters.

On October 24, 2019, a representative of Party A contacted a representative of Centerview to notify Centerview that Party A did not see a basis for moving forward with the transaction. Party A cited several reasons for this decision, including the loss of a key co-investor and Party A’s decision that it would not acquire Pope’s non-timber real estate assets. Party A also noted that if it were to continue in the transaction process, it would be reducing its proposed offer price as a result of changes to its valuation analysis based on its due diligence. Centerview responded with suggestions for Party A to consider to address their structural and financing concerns and asked that Party A provide Centerview with an update on its consideration of such matters within the next 48 hours. That afternoon, the Pope special committee convened a meeting to discuss the developments with Party A. At that meeting, the Pope special committee determined that, regardless of the outcome of negotiations with Party A, transaction discussions with Rayonier should continue.

Later that same day, Munger Tolles and Party A’s legal advisor had a call to discuss Party A’s structural and other legal concerns. Party A’s legal advisor raised with Munger Tolles the concept of revising the transaction structure to contemplate an asset purchase (rather than a merger) whereby Party A would acquire Pope’s assets other than its non-timber real estate assets. Environmental liabilities, general corporate liabilities and other liabilities not specifically associated with any of the acquired assets would be excluded from the transaction. Munger Tolles discussed this request with the Pope special committee at a meeting of that committee the following day, October 25, 2019. The Pope special committee discussed the complexities associated with the transaction structure outlined by Party A and determined to assess the feasibility of such a structure, including with respect to satisfying Pope’s ongoing environmental remediation obligations and estimating the costs and addressing other considerations associated with running Pope as a real estate holding company that would wind down over time. The Pope special committee instructed its advisors to engage with Pope management and Davis Wright on the feasibility assessment. Munger Tolles and Party A’s legal advisor spoke again that day to discuss these matters.

Several days later, on October 29, 2019, the Pope special committee met to receive preliminary feedback from Pope management on the feasibility of pursuing the alternative transaction structure proposed by Party A. Members of Pope management presented their cost estimates for amounts needed to run the real estate business on a stand-alone basis post-closing as well as their views on potential obstacles to selling the real estate before Pope had fully satisfied its ongoing environmental remediation obligations, and the implications for the prices at which such real estate could be sold if a third party buyer were to agree to assume those remediation obligations. The Pope special committee again discussed the challenges and uncertainties associated with this alternative transaction structure and the resulting impact on value for the unaffiliated Pope unitholders. In light of these challenges and uncertainties, and the likelihood Party A would discontinue discussions with respect to a potential transaction if its proposed alternative transaction structure was rejected by the Pope special committee, the Pope special committee discussed with its advisors the merits of engaging in discussions with Party E to explore its proposed transaction. After discussion, the Pope special committee authorized Centerview to contact Party E’s financial advisor with an invitation to sign a confidentiality agreement.

On November 3, 2019, Pope entered into a confidentiality agreement with Party E, which included a standstill obligation with the fall-away provision. On November 4, 2019, Party E was granted access to the virtual data room.

On November 5, 2019, with the approval of the Pope special committee, Pope issued a press release announcing that it was engaged in discussions with parties regarding a potential transaction, including a merger or an acquisition of Pope. The press release also stated that no definitive agreement had been reached and there could be no assurance that any transaction would result from these discussions.

Over the three days following issuance of the press release, representatives of two new potential acquirers, referred to as “Party F” and “Party G”, separately contacted representatives of Pope and Centerview expressing interest in pursuing a transaction with Pope. Pope entered into a confidentiality agreement with Party G on November 7, 2019 and with Party F on November 12, 2019, both of which included a standstill obligation with a fall-away Provision. Party G and Party F received access to the virtual data room shortly after signing their respective confidentiality agreements.

On November 8, 2019, Rayonier delivered a revised non-binding offer letter for Pope to Centerview (referred to as the “Rayonier November 2019 proposal”), which provided that Rayonier would be prepared to offer $119.00 for each Pope unit not already owned by Rayonier and $3 million in the form of Rayonier common stock to acquire the Pope general partners (excluding the Pope units held by the Pope general partners). The Rayonier November 2019 proposal provided that the consideration for the Pope units would consist of an aggregate of 75% of Rayonier common stock or Opco units (pursuant to a to-be-determined fixed exchange ratio) and 25% cash, with the form of consideration to be elected by Pope unitholders (subject to proration and a mechanism to equalize the value of the two elections prior to consummation of the proposed transaction). The proposal contemplated that the Opco units would be registered under the Securities Act of 1933 so that they would be available to all Pope unitholders rather than only to accredited investors as proposed in Rayonier’s prior offers (and therefore would not be subject to the one year lock-up period that would be imposed under securities laws for restricted securities). The Rayonier November 2019 proposal was accompanied by a draft merger agreement prepared by Wachtell, Lipton, Rosen & Katz, legal advisor to Rayonier (referred to as “Wachtell Lipton”), which provided, among other things, that in the event of a change in recommendation by the Pope board due to a superior proposal or an intervening event, Pope would be required to hold the partnership meeting, unless Rayonier exercised its right to terminate the merger agreement and collect a termination fee of a to-be-determined amount. The draft also (i) provided for the merger of the Pope general partners with subsidiaries of Rayonier substantially concurrent with the acquisition by merger of Pope, (ii) required Ms. Pope and Mr. Andrews and certain of their related parties, on behalf of themselves and the GP shareholders, to sign voting and support agreements in favor of the proposed transaction (referred to as the “support agreements”) and deliver written consents approving the acquisition of the Pope general partners within twenty-four hours of execution of the merger agreement and (iii) required that the GP shareholders indemnify Rayonier for any liabilities of the Pope general partners (other than liabilities arising from their status as the general partners of Pope) that remained unsatisfied at closing (referred to as the “GP shareholder post-closing indemnity”).

On November 8, 2019, Ms. Pope met with the chief executive officer of Party A, with whom she had a pre-existing business relationship, a meeting which had been previously proposed to, and not objected to by, the Pope special committee. Prior to that time, Centerview had communicated to Party A the Pope special committee’s views with respect to the difficulties presented with Party A’s alternative transaction structure. Ms. Pope reported to Centerview regarding her discussions with Party A about this structure.

On November 9, 2019, Party A sent Centerview a revised non-binding written proposal along the lines of the alternative transaction proposal initially presented by Party A’s legal advisor. The proposal contemplated a purchase of Pope’s timber and fund assets for $636 million in cash, subject to adjustments for various items, including working capital and land sales. The proposal excluded Pope’s non-timber real estate assets (and their related liabilities) and all liabilities of Pope not specifically associated with an acquired asset. Among other transaction terms, the proposal contemplated a reverse termination fee as Pope’s sole monetary remedy in the event of a financing failure or Party’s A failure to otherwise close, as previously proposed by Party A in their markup of the merger agreement. The proposal was accompanied by an exclusivity letter contemplating that Pope would agree to exclusivity with Party A until the earlier of December 11, 2019 or the termination by Party A of discussions with Pope.

The Pope special committee considered the Rayonier November 2019 proposal and Party A’s latest proposal at its meeting on November 10, 2019. The Pope special committee also received a status update from Centerview on Party E, Party F and Party G. Centerview provided an analysis of the financial aspects of Party A’s proposal, and Munger Tolles addressed legal considerations in connection with pursuing the proposed alternative transaction structure. With input from its advisors, the Pope special committee determined that due to, among other reasons, ongoing discussions with several potential acquirers, it was not in the best interests of the unaffiliated Pope unitholders to agree to exclusivity with Party A. The Pope special committee also discussed at length their concerns that the proposed acquisition by Party A of only Pope timber and fund assets would not produce the highest value to unitholders relative to a sale of the entire company. The Pope special committee instructed Centerview to reject Party A’s exclusivity request and to inform Party A that it would need to address the significant weaknesses in its proposal, including structure and conditionality, to be compelling in comparison to proposals from other prospective acquirers. Also at this meeting, the Pope special committee expressed the view that it would be in the best interest of the unaffiliated Pope unitholders to engage in further discussions with Rayonier with respect to the Rayonier November 2019 proposal, but that due to, among other reasons, ongoing discussions with several potential acquirers, Rayonier’s proposed offer price was insufficiently compelling to

Pope unitholders. The Pope special committee instructed Centerview to advise Rayonier of other compelling proposals that Pope had received and to recommend that Rayonier increase its offered price or make other improvements in value to remain competitive.

A representative of Centerview later spoke with a representative of Credit Suisse regarding these matters, and Centerview raised the prospect of Rayonier agreeing to a fixed value structure, whereby the exchange ratio would change based on changes in the Rayonier common stock price. The representative of Credit Suisse responded that while Rayonier would be open to a discussion on the overall mix of equity and cash, Rayonier was only willing to consider a fixed exchange ratio transaction and not a transaction where such ratio could potentially change based on changes in the Rayonier stock price.

On November 13, 2019, representatives of Munger Tolles and Wachtell Lipton participated in a call to discuss the principal issues of the draft merger agreement prepared by Wachtell Lipton.

Also on November 13, 2019, at the direction of the Pope special committee, Centerview delivered process letters to representatives of Party F and Party G requesting submission of their proposals by 5:00 p.m. Eastern time on December 4, 2019. The process letters set forth certain guidelines for items to be addressed by the proposals, which included, among other things, a description of the transaction structure and consideration mechanics, the consideration to be paid by the acquirer for Pope and the Pope general partners, any provision for continued investment by the GP shareholders or their affiliates in Pope’s assets, and either a markup of the merger agreement to be provided by Munger Tolles or a detailed summary of any material changes to the merger agreement that the party expected to request.

On November 15, 2019, Party E submitted a non-binding term sheet describing terms of a potential business combination of Party E and Pope. The term sheet contemplated that Pope unitholders would own approximately 40 to 45% of the combined company. The proposed combination would be subject to approval by both the stockholders of Party E and the Pope unitholders.

On November 18, 2019, the Pope board held an update call, with representatives of Centerview, Davis Wright, Munger Tolles and Orrick present, to discuss the sale process and the status of communications with the potential counterparties. Centerview presented its assessment to the Pope board of the proposals received from Rayonier, Party A and Party E.

At a meeting of the Pope special committee on November 19, 2019, the Pope special committee discussed the proposal submitted by Party E and the weaknesses of that proposal relative to a potential business combination transaction with Rayonier, in particular with respect to valuation and the conditionality arising from the need for a vote by Party E’s stockholders. The Pope special committee also again considered the weaknesses of the asset purchase proposal presented by Party A. After discussion with its advisors, the Pope special committee determined to terminate data room access for Party A and Party E and to focus its efforts on pursuing further discussions with Rayonier, Party F and Party G. Representatives of Centerview communicated this decision to representatives of Party A and Party E and described to them the Pope special committee’s concerns with respect to their respective proposals.

On November 20, 2019, in light of the equity component of Rayonier’s proposed consideration, representatives of Centerview, Rayonier and Pope participated in a reverse due diligence call, where Centerview, Pope’s management and Pope directors discussed Rayonier’s operational, legal and financial risks and asked due diligence questions relating to Rayonier’s timber, real estate and trading segments, financial performance, capital allocation and management. Representatives of Centerview, Rayonier and Credit Suisse participated in a subsequent reverse due diligence call on November 26, 2019 to ask due diligence questions relating to financial information made available by Rayonier.

Also on November 20, 2019, at the direction of the Pope special committee, Centerview delivered a draft merger agreement prepared by Munger Tolles and Davis Wright to Party F and Party G. In addition, at the direction of the Pope special committee, Centerview delivered to Party F and Party G a proposal prepared by Winston Strawn, on behalf of Ms. Pope in her capacity as the Pope general partner shareholder, relating to a potential rollover of Pope family units to be included as part of the overall transaction with Party F and Party G. The proposal requested, among other things, certain minority protections and other minority rights with respect to Ms. Pope and certain of her affiliates continued investment in the surviving company. Thereafter, over the course of several days, representatives of Winston Strawn, Munger Tolles, and Centerview participated in conference calls with each of Party F and Party G and their respective advisors to discuss rollover structure and terms. At the instruction of the Pope special committee, the parties did not address the consideration payable for the Pope general partners on such calls.

In November 2019, Rayonier, Party F and Party G engaged in due diligence, with Pope’s management team participating in a number of calls with representatives of these potential acquirers addressing various due diligence requests and arranging for visits to certain of Pope’s timber sites by their respective management teams.

On two separate occasions in late November 2019 and early December 2019, Party A reached out to Centerview to reaffirm their interest in pursuing a transaction consistent with the alternative transaction structure that Party A had previously proposed. Centerview communicated Party A’s re-affirmation of interest to the Pope special committee.

On December 4, 2019, Munger Tolles delivered a revised draft of the merger agreement to Wachtell Lipton. The revised draft included, among other things, a requirement that a majority of the Pope units held by the unaffiliated Pope unitholders approve the proposed transaction and contemplated that Pope had the right to terminate the merger agreement in response to a superior proposal or intervening event. The revised draft rejected Rayonier’s proposal that the GP shareholders provide post-closing indemnification to Rayonier for any liabilities of the Pope general partner entities unrelated to their status as the general partners of Pope.

Also on December 4, 2019, Party F and Party G delivered their initial non-binding proposals and mark-ups of the draft merger agreement:

•

Subject to the assumptions set forth therein, Party F proposed $111.28 in cash per Pope unit and assumed $25 million in cash or equity of the newly formed parent company for the collective stock of the Pope general partners, excluding the value of the Pope units held by the Pope general partners. Party F proposed that the GP shareholders and their affiliates could elect to receive the merger consideration for their Pope units in cash or retain those Pope units as interests in the surviving company following the closing. Party F’s proposal stated that, among other conditions, it was subject to receipt of internal approvals and final approval from its co-investors. Party F’s proposal also set forth its remaining due diligence work plan and indicated that it anticipated completion of its due diligence by February 3, 2020.

•

Subject to the assumptions set forth therein, Party G proposed $112.00 in cash per Pope unit and $4 million for the collective stock of the Pope general partners, excluding the value of the Pope units held by the Pope general partners. Party G proposed that the GP shareholders and their affiliates could elect to receive the merger consideration for their Pope units in cash or for an interest in a designated portfolio of Pope’s timberlands. Party G’s proposal stated that it was subject to, among other conditions, receipt of internal approvals and approvals from Party G’s co-investor and its co-investor’s investors.

At a meeting of the Pope special committee on December 5, 2019, Centerview presented its assessment of the proposals received from Party F and Party G, including in terms of value, structure, conditionality and timing, and compared them to the Rayonier November 2019 proposal. Munger Tolles also summarized for the Pope special committee the proposed changes that Party F and Party G made to the draft merger agreement. The Pope special committee discussed these matters as well as each of the party’s rollover proposals and proposals on consideration payable for the Pope general partners. In that regard, the Pope special committee determined that Party F’s proposal of $25 million was too high and would not be supported by the Pope special committee, based on the committee members’ view that such amount was not supported by the information provided by the GP shareholders and their advisors. Munger Tolles discussed the Pope special committee’s role with respect to maximizing per unit value while recognizing that the support of the GP shareholders would likely be required by potential acquirers in order to execute definitive agreements with respect to a transaction. After a lengthy discussion with its advisors on negotiation strategies that would ultimately produce the highest value for the unaffiliated Pope unitholders, the Pope special committee determined that it should wait to address allocation of value to the GP shareholders in respect of their separate interests until later in negotiations and in the meantime seek to improve total value in the proposals submitted by each of Rayonier, Party F and Party G. The Pope special committee instructed Centerview to communicate to Rayonier, Party F and Party G that it should focus on increasing maximum total value and that the Pope special committee would address any value allocated to the GP shareholders in respect of their separate interests at a later time.

The next day, on December 6, 2019, the Pope board held a meeting in which Centerview reported to the members of the Pope board not on the Pope special committee and Mr. Andrews, in his capacity as a Pope board observer, on the proposals submitted by Party F and Party G as compared to the Rayonier November 2019 proposal and the status of due diligence with respect to such potential acquirers. Representatives from Munger Tolles, Davis Wright and Orrick also participated in the meeting.

Over the next several days, Centerview had discussions with Credit Suisse and the financial advisors of Party F and Party G to deliver the messages instructed by the Pope special committee and to discuss other aspects of their respective proposals. In Centerview’s discussion with Credit Suisse, Credit Suisse indicated, at the direction of Rayonier, that Rayonier would be open to increasing the value to Pope unitholders of its proposal in exchange for Pope granting exclusivity to finalize definitive documentation. Centerview also received a call from Party A, which indicated that it would be submitting a revised proposal for the Pope special committee’s consideration.

On December 8, 2019, Wachtell Lipton delivered a revised draft of the merger agreement to Munger Tolles. The revised draft, among other things, (i) deleted the condition that the proposed transaction would be subject to the affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders, (ii) rejected Pope’s ability to terminate the merger agreement in response to a superior proposal or intervening event and contemplated that Pope, absent earlier termination of the merger agreement in accordance with its terms, would be required to submit the transaction to a vote of the Pope unitholders and (iii) proposed a termination fee equal to 4% of Pope’s implied equity value. The revised draft also contemplated that the GP shareholders would indemnify Rayonier for any liabilities unrelated to the Pope general partners’ status as the general partners of Pope.

On December 10, 2019, representatives of Munger Tolles and Wachtell Lipton participated in a conference call to discuss issues presented by Wachtell Lipton’s markup of the merger agreement. Later, on the same day, representatives of Munger Tolles and Wachtell Lipton participated in a conference call to discuss tax considerations regarding Rayonier’s proposal.

Also on December 10, 2019, the Pope special committee met to discuss the status of discussions with the various parties. The Pope special committee continued to instruct Centerview to request that the potential acquirers make further improvements in the aggregate value of their proposals, which instructions Centerview followed.

In advance of a December 12, 2019 Pope board update call, on December 11, 2019, Party A and Party F each submitted revised non-binding proposals to Centerview:

•	Subject to the assumptions therein, Party A’s revised proposal continued to contemplate an asset purchase transaction along the lines of the term sheet it previously submitted (which excluded Pope’s non-timber real estate assets and liabilities not specifically associated with the purchased assets), but provided for an increase in its proposed base purchase price from $636 million to $647.5 million (on a cash-free, debt-free basis). The revised proposal still contemplated that the sole monetary remedy against Party A for a breach by Party A resulting in a failure to close would be the payment by Party A of a reverse termination fee. Party A indicated that its proposal would expire on December 13, 2019 and that it would need one month to confirm financing.

•

Subject to the assumptions therein, Party F’s revised proposal increased its purchase price from $111.28 to $115.28 per unit in cash, and continued to assume payment of $25 million in cash or equity to acquire the Pope general partners, excluding the Pope units held by the Pope general partners. Party F indicated it would accelerate its due diligence work with an estimated completion date of January 17, 2020, but that it still required final internal approvals as well as approvals from its co-investors. Other terms of Party F’s proposal remained unchanged, including with respect to the ability of the GP shareholders or their affiliates to roll their Pope units into the private company post-closing.

That day, Centerview and Credit Suisse participated on a call where Credit Suisse re-iterated, as directed by Rayonier, that Rayonier may be willing to increase its proposed offer price in exchange for exclusivity. As on prior calls, Centerview raised again with Credit Suisse the prospect of a fixed value deal given that Rayonier was competing against potential acquirers proposing all cash consideration. Credit Suisse reiterated, as directed by Rayonier, that under no circumstance would Rayonier agree to a fixed value deal.

Also on that day, Party G’s financial advisor communicated to Centerview that Party G would not be moving forward with the process given that it would need to lower its value based on its due diligence work. Party G’s president also contacted each of Mr. Thomas Ringo, president and chief executive officer of Pope, and Ms. Pope (with whom Party G’s president had a pre-existing business relationship) to convey Party G’s decision.

On December 12, 2019, the Pope board held an update call, with representatives from Centerview, Munger Tolles, Davis Wright and Orrick participating, to discuss the latest proposals from Rayonier, Party A and Party F. Centerview compared the price and other material terms of each of the proposals, including as to structure and expected timing. Centerview estimated that Party A’s December 11 proposal represented a per unit value of approximately $116.00, which was derived after adjusting the proposed purchase price for net debt, transaction expenses and environmental and other liabilities. Centerview noted that such estimate did not account for amounts that would need to be retained by Pope in order to capitalize and operate the surviving company through such time as the remaining company could sell all real estate assets and satisfy all remaining liabilities, including environmental liabilities. Centerview also noted that such estimate did not include any value attributable to the retained real estate assets, and that it was highly uncertain what value, if any, could be obtained for those assets in light of the environmental remediation obligations relating to such assets.

In addition, Centerview noted that Party A’s proposed structure presented various significant complexities, did not provide tax deferral for non-rollover unitholders and presented a delayed timeline on account of Party A’s financing approval process. With respect to Party F, Centerview noted that it had substantial due diligence pending and required co-investor approvals, both of which delayed the time to signing, and also did not present any tax deferral for non-rollover unitholders. With respect to Rayonier, Centerview noted that, based on Rayonier’s then current stock price and assuming a consideration mix of 75% equity and 25% cash, the per unit value of their offer was $119.00, but that the Rayonier offer lacked price certainty given the significant equity component of the consideration and Rayonier’s rejection of a fixed value approach in respect of the equity consideration.

With input from Centerview, Munger Tolles and Davis Wright, members of the Pope board discussed the relative strengths and weaknesses of the competing proposals, and the members of the Pope special committee conveyed their view that the Rayonier November 2019 proposal provided the most value in the aggregate to the Pope unitholders, but that it wanted Centerview to explore the possibility of further improvements to the aggregate value offered by Rayonier and Party F prior to indicating to either party receptiveness to moving forward with a transaction and agreeing to definitive documentation. The members of the Pope special committee also conveyed their view that the transaction proposed by Party A presented significant complexities and weaknesses and was not compelling relative to the proposals from Rayonier and Party F and that, accordingly, it was not advisable to continue discussions with Party A.

In connection with the discussion of the various proposals, Ms. Pope and Mr. Andrews asked the members of the Pope special committee about the process with respect to coming to agreement on the amount to be paid to acquire the Pope general partners, which would be critical to their support of any transaction. Members of the Pope special committee indicated that they were focused on maximizing total value to be paid by each of the potential acquirers and were not yet prepared to approve an amount payable to acquire the Pope general partners.

Also on December 12, 2019, the Rayonier board held a meeting to discuss the potential business combination transaction with Pope. The Rayonier board along with management and its advisors, Credit Suisse and Wachtell Lipton, engaged in a discussion regarding feedback received from Centerview with respect to the Rayonier November 2019 proposal. The Rayonier board and management also discussed various findings in the diligence to date and the analysis underlying any valuation for Pope, including the appropriate assumptions for comparative net asset values between Pope and Rayonier. Following these discussions, the Rayonier board authorized a proposed offer of $125.00 per Pope unit, consisting of a mix of 75% Rayonier common shares or Opco units and 25% cash, and $3 million to acquire the Pope general partners (excluding the Pope units held by those entities). The proposed offer per Pope unit represented a 65% premium to the $75.70 closing price of Pope units on November 4, 2019, the day prior to Pope’s announcement of discussions regarding a potential transaction. The equity portion of the consideration per the Rayonier November 2019 proposal would be translated into a fixed number of Rayonier common shares or Opco units based on the closing price of Rayonier common shares on December 11, 2019. Accordingly, the proposal would be 2.965 Rayonier common shares or Opco units and $31.25 in cash for each Pope unit (or 3.953 Rayonier common shares or Opco for those who elect to convert their Pope units into 100% equity). The Rayonier board also authorized that Rayonier management communicate willingness to allocate the aggregate fixed pool of consideration to acquire Pope and its two general partners in some other manner if the Pope special committee approved. Rayonier management was also instructed to request that Pope work exclusively with Rayonier as a condition to proceeding to work to finalize definitive documentation. At the meeting, it was also noted that Mr. Nunes had agreed in writing to accept all equity consideration for his Pope units, subject to any adjustments required per the merger agreement’s proration procedures. Mr. Nunes beneficially owned approximately 101,000 Pope units at the time of the entry into the merger agreement.

Later that same day, Rayonier submitted a revised non-binding written proposal consistent with the proposal authorized by the Rayonier board of directors described above (referred to as the “Rayonier December 12, 2019 proposal”) and submitted a request for exclusivity that contemplated Pope, MGP and EGP would exclusively negotiate with Rayonier until the earlier of January 2, 2020 or the date of execution of a definitive agreement between the parties, and the letter outlining the Rayonier December 12, 2019 proposal provided that if the exclusivity agreement were not signed by 5:00 p.m. New York time on December 13, 2019, the Rayonier December 12, 2019 proposal would expire.

On December 13, 2019, the Pope special committee met to discuss the Rayonier December 12, 2019 proposal and to receive an update from Centerview on its discussions with the potential acquirers and their respective financial advisors subsequent to the December 12, 2019 Pope board meeting. Centerview reported that it communicated to Party A that Party A’s proposal was not compelling relative to the proposals of other potential acquirers, and Party A responded that it would not be submitting any more proposals but would remain interested in pursuing a transaction on the terms it outlined in the event that discussions were terminated with other potential acquirers. Centerview reported that Party F indicated it would seek to try to find more value in connection with its ongoing due diligence but indicated that it could not move more quickly on its due diligence or investor approval timeline. Finally, Centerview reported on discussions with Credit Suisse about the terms of the Rayonier December 12, 2019 proposal, Rayonier’s request for exclusivity and possible adjustments to the mix of cash and equity contemplated by such proposal.

The Pope special committee discussed potential responses to the Rayonier December 12, 2019 proposal on value and mix of consideration. After weighing various factors, including Rayonier’s repeated rejections of a fixed value approach to the equity portion of its proposed consideration, the Pope special committee determined that it would prefer to increase the aggregate cash portion of the consideration (of $125.00 per Pope unit) from 25% to 30% to provide an additional measure of price protection in the event of a decrease in the value of Rayonier common stock after execution of a definitive merger agreement with Rayonier. The Pope special committee also determined to request an increase in the exchange ratio from 3.953 shares of Rayonier common stock or Opco units per Pope unit to 4.0 shares of Rayonier common stock or Opco units per unit along with a traditional fixed exchange ratio rather than the value equalization mechanism previously proposed by Rayonier.

In connection with this discussion, the Pope special committee decided to reject Rayonier’s request for exclusivity given, among other things, the lack of agreement with Rayonier on price and mix of consideration, and the continued participation by Party F and the prospect that Party F would increase its proposed purchase price if it were to remain in the process. However, the Pope special committee determined that it would be in the best interests of the unaffiliated Pope unitholders to focus on negotiating with Rayonier and coming to final terms and documents as promptly as practicable, given the advantages of value, tax deferral, execution certainty and timing presented by Rayonier’s offer relative to Party F’s.

In addition, the Pope special committee discussed a request that had been made by Ms. Pope on prior occasions as to whether Rayonier would consider allowing her to retain a direct interest in Pope legacy timberlands in exchange for Pope units owned by her and certain of her affiliates, consistent with her objective to remain a long-term investor in Pope’s assets. The Pope special committee determined that it did not have an objection to raising Ms. Pope’s request with Rayonier but discussed that any such exchange, if acceptable to Rayonier, would require Pope special committee oversight and approval.

After the Pope special committee meeting concluded, Centerview, Mr. McDade, Mr. Nunes, Mr. Mark McHugh, the chief financial officer of Rayonier, and Credit Suisse participated in various calls to discuss value and the mix of consideration. Centerview and Mr. McDade communicated the Pope special committee’s positions on these topics. Centerview and Mr. McDade also reported to Mr. Nunes and Mr. McHugh that the Pope special committee was not prepared to enter into exclusivity with Rayonier, but that the Pope special committee would be focusing on negotiating with Rayonier in order to resolve terms and finalize documents with them as promptly as practicable. Finally, Centerview and Mr. McDade raised Ms. Pope’s request that Rayonier consider allowing her to retain a direct interest in certain Pope legacy timberlands, and Mr. Nunes and Mr. McHugh stated that Rayonier could not agree to such a transaction structure.

Later on December 13, 2019, Wachtell Lipton delivered an initial draft of the limited partnership agreement of Opco (referred to as the “Opco LPA”), to be attached as an exhibit to the merger agreement and entered into at the closing of the proposed transaction. Wachtell Lipton, Munger Tolles and Davis Wright thereafter exchanged various drafts of the Opco LPA prior to its finalization on January 14, 2019.

On December 14, 2019, the Rayonier board and its advisors, Credit Suisse and Wachtell Lipton, met to discuss the Pope special committee’s response to the Rayonier December 12, 2019 proposal. Rayonier management explained that Centerview had informed them that the Pope special committee was interested in exploring a potential business combination transaction with Rayonier, subject to certain revisions to Rayonier’s December 12, 2019 proposal, in particular, that Rayonier revise its mix of consideration to 70% Rayonier common shares or Opco units and 30% cash (the equity portion of which would continue to be translated into a fixed number of Rayonier common shares or Opco units based on the closing price of Rayonier common shares on December 11, 2019) and that Rayonier increase its proposed exchange offer from 3.953 shares of Rayonier common stock or Opco units per Pope unit to 4.0 shares of Rayonier common stock or Opco units per unit. The

Rayonier board had a lengthy discussion about the Pope special committee’s proposed revisions, and determined that it would accept the Pope special committee’s proposed revisions with the understanding that Rayonier’s proposal, as so revised, would represent its best and final proposed offer for a business combination transaction with Pope. The Rayonier board also instructed Rayonier management to continue to offer to acquire the Pope general partners for $3 million, and to continue to indicate willingness to re-allocate the aggregate fixed pool of consideration to acquire Pope and the Pope general partners in some other manner if the Pope special committee approved.

On December 14, 2019, following a conversation between Mr. Nunes and a representative of Centerview, Rayonier submitted an updated non-binding written proposal (referred to as the “Rayonier December 14, 2019 proposal”). The Rayonier December 14, 2019 proposal provided that Pope unitholders electing Opco units as consideration would receive 4.0 Opco units and those who did not elect to receive the Opco units would receive $125.00 in cash, subject to proration to ensure that the overall consideration did not exceed 70% Rayonier equity and 30% cash. The proposal contemplated a fixed exchange ratio. Based on Rayonier’s closing stock price of $31.79 as of December 13, 2019, and assuming a 1-to-1 equivalency between an Opco unit and a share of Rayonier common stock, the per Pope unit value represented by the Rayonier December 14, 2019 proposal was $126.51. Rayonier proposed to acquire the Pope general partners for $3 million (excluding the Pope units held by the Pope general partners), but continued to indicate flexibility as to the allocation of the aggregate consideration paid to acquire Pope and the Pope general partners. In subsequent discussions, Credit Suisse, as directed by Rayonier, indicated to Centerview that the Rayonier December 14, 2019 proposal was Rayonier’s best and final offer in terms of overall value to acquire Pope and the Pope general partners.

On December 15, 2019, in order to finalize transaction terms with Rayonier and determine whether they had the support of the GP shareholders for a transaction with Rayonier, the Pope special committee determined that it would be appropriate to address the amount the Pope special committee would be prepared to approve for the equity interests of the Pope general partners. The Pope special committee discussed the amount of such consideration at length with its advisors at a meeting on December 15, 2019, and representatives of Munger Tolles reviewed with the Pope special committee applicable legal considerations. At this meeting, the Pope special committee instructed Munger Tolles to send Winston Strawn and Orrick a letter from the Pope special committee to Ms. Pope and Mr. Andrews. The letter stated the Pope special committee’s position, with input from Centerview, that the work performed by the financial advisor to the GP shareholders did not support the range of values for the equity interests of the Pope general partners presented by such financial advisor at the meeting of the Pope special committee on October 15, 2019. The letter provided that the Pope special committee was prepared to approve an appropriate amount to be received by the GP shareholders for their ownership of the Pope general partners taking into account Pope’s unique governance structure and information provided by the GP shareholders and their financial advisor that the Pope special committee considered relevant, among other factors. The Pope special committee discussed at length, with input from Centerview, what an appropriate amount would be for the consideration to acquire the Pope general partners and determined, in light of the likely need for support by the GP shareholders of a potential transaction, that it would be prepared to approve a total of $7.35 million for such consideration, regardless of whether the prevailing potential acquirer was Rayonier or Party F. Munger Tolles delivered a letter to this effect to Winston Strawn and Orrick shortly after the Pope special committee meeting concluded, and Centerview subsequently contacted the financial advisor to the GP shareholders, the GP shareholders and their counsel on separate calls to communicate that the Pope special committee would be prepared to approve $7.35 million for the consideration payable to acquire the Pope general partners.

On December 16, 2019, Wachtell Lipton proposed revisions to the merger agreement to reflect the Rayonier December 14, 2019 proposal. Also on December 16, 2019, Wachtell Lipton delivered a draft form of support agreement to be signed by Ms. Pope, Mr. Andrews and certain of their related parties. Wachtell Lipton, Orrick and Winston Strawn thereafter exchanged various drafts of the form of support agreement prior to its finalization on January 14, 2019.

On December 17, 2019, the financial advisor to the GP shareholders discussed with representatives of Centerview the consideration payable to acquire the Pope general partners. The financial advisor to the GP shareholders asked Centerview to express to Rayonier the GP shareholders’ view that Rayonier should fund the entirety of the consideration payable to acquire the Pope general partners without any decrease in the per unit value offered by Rayonier in the Rayonier December 14, 2019 proposal. Ms. Pope also reported by telephone to Centerview that the chief executive officer of Party F, with whom Ms. Pope had a pre-existing business relationship, had indicated to Ms. Pope that Party F was still interested in pursuing a transaction with Pope and would need ten more days to confirm value. Centerview reported the contents of this conversation to the Pope special committee at its meeting later that morning. The Pope special committee considered the GP shareholders’ request in light of Rayonier’s message that their offer on total value was best and final and expressed their concerns that making this request would risk the proposed exchange ratio of 4.0 Opco units per Pope unit the Pope special committee had bargained for. The Pope special committee determined no response was needed to the GP shareholders or to Rayonier at that time.

On December 18, 2019, at the direction of the Pope special committee, Munger Tolles delivered a revised draft of the merger agreement. The revised draft, among other things, (i) re-proposed that the proposed transaction would be subject to the affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders, (ii) accepted Rayonier’s proposal that Pope would not have a right to terminate the agreement in order to accept a superior proposal and therefore, absent earlier termination of the merger agreement in accordance with its terms, Pope would be required to submit the transaction to a vote of the Pope unitholders and (iii) rejected Rayonier’s proposed termination fee of 4% of Pope’s implied equity value but did not offer a specific counter-proposal. Prior to submitting the revised draft, the Pope special committee discussed with its advisors various considerations related to potentially accepting Rayonier’s proposal that its proposed transaction be submitted to a vote of Pope unitholders even in the event the Pope board changed its recommendation in support of a superior proposal. The Pope special committee concluded that it was running a sufficiently thorough market check, which was publicly known and reasonably likely to have elicited interest from all interested potential acquirers, such that the Pope special committee was prepared to accept Rayonier’s position to achieve other transaction terms acceptable to the Pope special committee. At the request of the GP shareholders’ legal advisors, the revised draft also indicated that the GP shareholders would not agree to indemnify Rayonier for any liabilities relating to the Pope general partners (other than those liabilities arising from their status as such).

On December 18, 2019, Orrick, on behalf of the Andrews general partner shareholder, delivered a revised draft of the form of support agreement to Munger Tolles for distribution to Wachtell Lipton.

On December 20, 2019, at a meeting of the Pope special committee, Centerview reported that, in its discussions with the GP shareholders and their financial advisor, Centerview (i) expected that the GP shareholders would likely request $14 million for the GP consideration and (ii) conveyed the GP shareholders’ view that Rayonier should pay this amount without decreasing Rayonier’s proposed consideration to acquire the Pope units as reflected in the Rayonier December 14, 2019 proposal. Centerview also reported that representatives of Rayonier had reiterated to Centerview that the Rayonier December 14, 2019 proposal was its best and final in terms of overall consideration to acquire Pope and the Pope general partners, and any amount payable to acquire the Pope general partners above the $3 million offered by Rayonier would result in a corresponding reduction in the amount payable to acquire Pope reflected in the Rayonier December 13, 2019 proposal. Finally, Centerview reported that Party F’s financial advisor told Centerview that it would be delivering an updated proposal before the upcoming Pope board update call on December 22, 2019. The Pope special committee discussed these issues and the negotiating positions it could take relative to Rayonier, Party F and the GP shareholders depending on, among other things, Party F’s proposed purchase price and terms.

On December 20, 2019, representatives of Munger Tolles and Wachtell Lipton participated in a conference call to discuss issues presented by the revised draft of the merger agreement. Wachtell Lipton expressed Rayonier’s objection to conditioning the transaction on the approval of a majority of the Pope units held by unaffiliated Pope unitholders, in light of the fact that, among other things, all Pope units would have the right to convert into the same consideration or mix of consideration under Rayonier’s proposal. Wachtell Lipton also reiterated Rayonier’s position that the GP shareholders provide an indemnity to Rayonier for any liabilities of the Pope general partners unrelated to their status as such. Munger Tolles and Wachtell Lipton also discussed other issues relating to, and the status of, other definitive documentation.

On December 21, 2019, Party F delivered to Centerview a revised non-binding written proposal to acquire Pope for $116.48 per Pope unit in cash, assuming payment of $25 million in the form of cash or equity to acquire the Pope general partners, excluding the Pope units held by these entities. The revised proposal stated that Party F expected to complete its due diligence work by January 17, 2020 but that it would need until February 4, 2020 to obtain the approval of its co-investors. Other terms of Party F’s proposal remained unchanged, including with respect to the ability of the GP shareholders or their affiliates to roll their Pope units into the private company post-closing.

On December 22, 2019, the Pope special committee met to discuss and compare the terms of the proposals from Rayonier and Party F. Centerview noted that Rayonier’s proposal represented a value of $129.11 per Pope partnership unit (up from $126.51 as of December 14, 2019 due to the increase in Rayonier’s stock price). Centerview reported that Credit Suisse had reiterated to Centerview that the Rayonier December 14, 2019 proposal was Rayonier’s best and final in terms of overall consideration to acquire Pope and the Pope general partners, and any amount payable to acquire the Pope general partners above the $3 million offered by Rayonier would result in a corresponding reduction in the amount payable to acquire the Pope units. The Pope special committee considered various factors with respect to the competing proposals, including value, price risk, tax treatment, timing, financing risk and execution risk. As part of that discussion, Centerview noted that Party F’s financial advisor had confirmed that Party F would not be able to secure financing before early February 2020. In addition to price, the Pope special committee considered Party F’s additional due diligence requirements and lack of committed financing as material weaknesses of its proposal relative to Rayonier’s proposal, as there could be no certainty that Party F would be able to secure co-investor approval or that it would not attempt to reduce its price as it continued its due diligence. The Pope special committee also considered the risk that Rayonier would reduce its proposed offer price or terminate discussions if the Pope special committee were to ask Rayonier to maintain its current proposal until at least February 2020 so that another potential acquirer could complete its work. In light of these and other factors, the Pope special committee determined that the Rayonier December 14, 2019 proposal continued to present the best reasonably available opportunity to maximize unitholder value and resolved to work expeditiously to finalize definitive agreements with Rayonier. The Pope special committee recognized when making this determination, as it had at other times during the transaction process, that it remained uncertain whether there would be unanimous GP shareholder support for a Rayonier transaction on terms supported by the Pope special committee, including with respect to the amount of consideration payable to acquire the Pope general partners and the terms of the Rayonier transaction applicable to the GP shareholders, and had considered the prospect that one or both GP shareholders would prefer a transaction proposed by a different counterparty or no transaction at all. The Pope special committee and its advisors accordingly discussed on various occasions the possibility of alternative transaction structures that would deliver control of Pope without acquiring the Pope general partners, or acquiring the Pope general partners without the unanimous support of the GP shareholders, and their attendant legal risks.

On December 22, 2019, following the meeting of the Pope special committee described in the preceding paragraph, the Pope board conducted a conference call, with representatives of Centerview, Munger Tolles, Davis Wright, Orrick and Winston Strawn participating, to receive an update from Centerview on the December 14, 2019 Rayonier proposal and the revised proposal from Party F. The Pope board discussed the factors the Pope special committee considered in assessing the two proposals, and the members of the Pope special committee reported on their resolution to move forward expeditiously with Rayonier. At this meeting, Ms. Pope and Mr. Andrews inquired about the status of discussions with Rayonier on the amount of the consideration payable to acquire the Pope general partners and its effect, if any, on the price to be paid to acquire Pope. Centerview conveyed Rayonier’s position, as communicated through Credit Suisse, that it would be open to approving a reasonable increase in the GP consideration in order to secure the approval of the GP shareholders for the transactions, but that the Rayonier December 14, 2019 proposal was its best and final in terms of overall consideration to acquire Pope and the Pope general partners, and any amount payable to acquire the Pope general partners above the $3 million offered by Rayonier would result in a corresponding reduction in the amount payable to acquire the Pope units. Ms. Pope also reported that she had a brief conversation with the chief executive officer of Party F when they encountered one another by happenstance, and that she had suggested that Party F call Centerview to discuss whether there were areas where Party F had undervalued Pope’s assets and businesses.

Over the next several days, Centerview spoke with representatives of the financial advisor to Party F regarding potential areas where Party F could improve the value of its proposal. With approval from the Pope special committee, Centerview also reached out to Party G’s financial advisor to suggest that Party G reach out to Party A to explore the possibility that Party G and Party A work together to submit a joint bid for an entire company transaction in light of Party G’s interest in acquiring Pope’s non-timber real estate assets, which Party A had previously stated it would not acquire. Party G’s financial advisor indicated it would reach out to Party A to discuss this possibility. Additionally, Centerview informed Credit Suisse that the Pope special committee was agreeable to a transaction where the amount payable to acquire the Pope general partners would be $7.35 million, but that the GP shareholders had not yet formally responded to the position of the Pope special committee.

On December 23, 2019, Wachtell Lipton delivered a revised draft of the merger agreement to Munger Tolles and Davis Wright. The revised draft, among other things, (i) continued to propose that the transaction would be subject to the approval of a majority of the outstanding Pope units, but not a separate requirement that it would also be subject to an affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders and (ii) continued to propose a termination fee equal to 4% of Pope’s implied equity value. The revised draft also contemplated that the GP shareholders would indemnify Rayonier for any liabilities unrelated to the Pope general partners’ status as the general partners of Pope.

On December 24, 2019, Party F delivered a revised non-binding written proposal with a per Pope unit offer price of $119.28 in cash, assuming $25 million to be paid in the form of cash or equity to acquire the Pope general partners. Party F’s revised proposal did not otherwise change the terms of its prior proposal, including with respect to its anticipated due diligence schedule or ability to secure committed financing, or the ability of the GP shareholders or their affiliates to roll their Pope units into the private company post-closing.

Over the next several days, Munger Tolles and Wachtell Lipton participated in conference calls to discuss issues presented by the draft merger agreement. Wachtell Lipton reiterated that Rayonier would not accept a separate requirement that the transaction would be subject to approval of a majority of the Pope units held by unaffiliated Pope unitholders, in light of the fact that, among other things, all Pope units would have the right to convert into the same consideration or mix of consideration under Rayonier’s proposal.

Also on December 27, 2019, Centerview presented the terms of Party F’s revised proposal at a meeting of the Pope special committee. For the reasons previously considered by the Pope special committee, the Pope special committee instructed Centerview to report to Party F that its proposal was not competitive compared to other potential acquirers with respect to value and too uncertain from a timing and financing perspective, which instructions Centerview later followed. Also at the meeting, Munger Tolles summarized the terms of the latest draft of the merger agreement with Rayonier and noted that Rayonier would not accept a separate requirement that the transaction would be subject to approval of a majority of the Pope units held by unaffiliated Pope unitholders, in light of the fact that, among other things, all Pope units would have the right to convert into the same consideration or mix of consideration under Rayonier’s proposal. In its discussions, the Pope special committee acknowledged that the condition was established in the context of considering a transaction on terms along the lines of Party A’s initial proposal, where the GP shareholders and their affiliates could elect to retain an equity interest after closing. The Pope special committee determined that it would continue to seek to include such a provision, but, subject to prior approval by the Pope board, may ultimately support an attractive transaction with Rayonier without such a provision.

On December 30, 2019, representatives of Rayonier, Wachtell Lipton, Credit Suisse, Centerview and Munger Tolles participated in a call to discuss key open items in the merger agreement, including the size of the termination fee and condition that the merger be approved by a majority of the Pope units held by unaffiliated Pope unitholders. Munger Tolles proposed on behalf of the Pope special committee a termination fee of 2.5% of Pope’s implied equity value. Rayonier rejected this proposal and countered with a proposed termination fee of 3.5% of Pope’s implied equity value. Rayonier also repeated its position that it would not accept a condition that the merger be approved by a majority of the Pope units held by unaffiliated Pope unitholders, in light of the fact that, among other things, all Pope units would have the right to convert into the same consideration or mix of consideration under Rayonier’s proposal. Munger Tolles reported to Rayonier and Wachtell Lipton that the Pope special committee was not prepared at that time to accept removal of the condition and that any such removal would require prior approval from the Pope board. The parties also discussed the GP shareholders’ rejection of the GP shareholder post-closing indemnity and potential solutions to satisfy the GP shareholders’ preference for no post-closing recourse while alleviating Rayonier’s concerns with respect to acquiring the Pope general partners with potential liabilities unrelated to the Pope general partners’ status as such.

The parties also discussed the consideration elections in the merger agreement. Rayonier had proposed that Pope unitholders could elect to receive either 4.0 Opco units or $125.000 in cash for each Pope unit (each subject to proration). Centerview raised a request from the Pope special committee that unitholders have the option to elect to receive (a) 4.0 shares of Rayonier common stock, (b) 4.0 Opco units or (c) $125.00 in cash, for each Pope unit (each subject to proration). Rayonier’s representative indicated that this would likely be acceptable to Rayonier. The parties also discussed Rayonier’s request that it have the option to issue more shares of Rayonier common stock or Opco units to the extent the equity elections were oversubscribed, and Centerview and Munger Tolles indicated that this would likely be acceptable to the Pope special committee. Both of these changes were reflected in subsequent drafts of the merger agreement.

Also on December 30, 2019, Mr. Nunes and Mr. Ringo met for lunch to discuss certain topics related to the potential business combination transaction, including the views of Pope senior management about the transaction, open items on employee compensation matters, and transition planning.

On December 31, 2019, Munger Tolles delivered a revised draft of the merger agreement to Wachtell Lipton. The revised draft, among other things, re-proposed that the merger would be subject to the affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders and proposed a termination fee equal to 3.25% of Pope’s implied equity value based on the Rayonier December 14, 2019 proposal. The revised draft also indicated that Rayonier’s proposal for a post-closing indemnity to be provided by the GP shareholders in respect of liabilities of the Pope general partners’ remained subject to resolution with the GP shareholders.

On January 2, 2020, Party G’s financial advisor orally communicated to Centerview that Party G and Party A would be prepared to make a non-binding joint proposal to acquire all of the Pope units in a transaction valued at $123.00 to $125.00 per Pope unit, which amount would be reduced by any consideration to acquire the Pope general partners. On the same day, Party F delivered to Centerview a non-binding addendum to its latest proposal proposing a total cash offer price of $127.29 per Pope unit, which amount would similarly be reduced by any consideration to acquire the Pope general partners. Party F’s proposal stated that they had previously assumed $25 million as consideration to acquire the Pope general partners (excluding the Pope units owned by them) but would be open to adjusting that amount if Pope would like to do so. In subsequent conversations between representatives of Party F’s financial advisor and Centerview, Party F’s financial advisor confirmed that there was no change to the timing or financing requirements of Party F set forth in their previous proposal, and that the earliest Party F could secure financing commitments was early February 2020.

On January 3, 2020, with Pope special committee authorization, Centerview arranged a call between Ms. Pope and Mr. McHugh, with counsel for Ms. Pope and Wachtell Lipton also participating. Ms. Pope and Mr. McHugh discussed, among other things, whether Rayonier would be open to a transaction in which she could exchange her Pope units for interests in timberlands of Pope, consistent with her desire to be a long-term holder of timber assets previously held by her family and proposals offered by other bidders. Mr. McHugh indicated that Rayonier would not be willing to agree to any transaction in which certain Pope unitholders would receive a different form or amount of consideration than other Pope unitholders as part of the acquisition of Pope. Mr. McHugh indicated that Rayonier was always interested in considering transactions that would maximize the value of its portfolio and that it would be willing to consider any offers for such timber assets after the closing of the transaction. Rayonier emphasized, however, that no assurance could be given as to whether Rayonier would sell such timber assets or upon what terms (including price). In this conversation, they also discussed the inclusion of a mutual non-disparagement provision in her support agreement.

On January 4, 2020, Wachtell Lipton delivered a revised draft of the merger agreement to Munger Tolles and Davis Wright. The revised draft, among other things, (i) continued to propose that the transaction would be subject to the approval of a majority of the outstanding Pope units, but not a separate requirement that it would also be subject to an affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders and (ii) proposed a termination fee equal to 3.75% of Pope’s implied equity value based on the Rayonier December 14, 2019 proposal. The revised draft also contemplated that the GP shareholders indemnify Rayonier for any liabilities of the Pope general partners unrelated to their status as such.

Over the course of January 4, 2020 and January 5, 2020, Centerview had separate discussions with the financial advisor to Party F and the financial advisor to Parties G and A regarding their proposals. Party F’s financial advisor indicated that Party F would not be submitting any further written proposals, but, if selected by the Pope special committee as the preferred potential acquirer, Party F could potentially offer up to approximately $128.00 per Pope unit (an increase of approximately $1.00 from its prior proposal, but which proposal contemplated that the per unit consideration would be reduced by any consideration paid to acquire the Pope general partners). The financial advisor to Parties G and A indicated that they were working to determine if they could increase their proposed offer price. The financial advisor also stated that in order for Parties G and A to spend more resources to explore a potential transaction, they would require either a commitment that Pope would exclusively negotiate with them for some period of time and/or reimbursement of their expenses. Centerview updated the Pope special committee on these conversations.

On January 5, 2020, representatives of Winston Strawn and Orrick, on behalf of the GP shareholders, notified representatives of Munger Tolles that, in connection with the Pope special committee’s consideration of the potential acquirer’s proposals, the GP shareholders were willing to accept $10 million in cash for the consideration for the Pope general partners, plus the reimbursement by Pope of all attorneys’ fees (including all attorneys’ fees in excess of the $400,000 aggregate cap previously approved by the Pope special committee) and financial advisor fees incurred by each of the GP shareholders in connection with the evaluation of the various proposals and other related matters. The communication stated that the GP shareholders’ willingness to sell their respective interests in the Pope general partners on such proposed terms would remain in effect so long as definitive documents acceptable to the GP shareholders with respect to any proposed transaction were executed on or prior to February 29, 2020 and provided any such proposed transaction was recommended by the Pope special committee. The Pope special committee met and discussed this proposal from the GP shareholders, but did not provide a response in light of the ongoing negotiations with Rayonier over open items relating to the GP shareholders. Centerview, at the instruction of the Pope special committee, informed Credit Suisse of the terms of the GP shareholders’ communication.

On January 6, 2020, the Pope board held an update call, with representatives of Centerview, Davis Wright, Munger Tolles and Orrick participating, to discuss the Rayonier December 14, 2019 proposal and the most recent proposals from Party F and Parties G and A. Centerview presented the total equity value per unit of each proposal on a gross basis, before any allocation of value for the consideration to acquire the Pope general partners. On that basis, the total equity value per Pope unit represented by the Rayonier December 13, 2019 proposal was $129.30, the Party F proposal was $127.29, and the joint proposal submitted on January 2, 2020 by Party G and A was between $123.00 and $125.00. The Pope board considered the comparative value of the Rayonier December 13, 2019 proposal and Party F’s proposal and discussed at length the advantages and disadvantages of Rayonier’s mixed equity and cash deal in terms of tax treatment (with tax deferral available to all unitholders with respect to the Opco portion of the consideration) and price certainty (with value fluctuating based on Rayonier’s stock price). In that regard, the Pope board noted the increase in Rayonier’s stock price over the latter half of 2019 and acknowledged the risk of a decline in Rayonier’s stock price after execution of a definitive agreement with Rayonier due to market reaction to the transaction, business performance, general market conditions or other factors. At the request of the Pope board, Centerview reviewed the reverse due diligence work performed on Rayonier and agreed to schedule a separate discussion with the Pope board and Pope management for Centerview and Pope management to discuss the nature and scope of the reverse due diligence in greater detail. The Pope board also discussed at length their concerns over Party F’s timing to complete due diligence and ascertain whether it had committed financing for the transaction at the offer price (or at all), as compared to the Rayonier transaction which could be finalized and executed promptly upon resolution of several open issues, many of which related to the GP shareholders. Certain members of the Pope board also discussed the disadvantages of delaying entering into a definitive agreement with Rayonier to provide Party F additional time to evaluate a potential transaction. One of the disadvantages considered was the risk that if the Pope special committee requested that Rayonier maintain its current proposal until at least February 2020, Rayonier may terminate discussions or reduce the value of its proposal, with no assurance that Party F would be able to secure financing or that it would not reduce its proposed purchase price or otherwise adjust the terms and conditions of its own proposal in a manner adverse to Pope.

Based on the Pope special committee’s continued uncertainty as to whether the GP shareholders would unanimously support a transaction with Rayonier recommended by the Pope special committee, on various occasions in late 2019 and early January 2020, representatives of the Pope special committee’s advisors and Rayonier and its advisors participated in a number of discussions considering alternative transaction structures that would deliver control of Pope without acquiring the Pope general partners or acquiring the Pope general partners without the unanimous support of the GP shareholders. One transaction structure discussed by representatives of Munger Tolles and Wachtell Lipton involved removal of the Pope general partners pursuant to the terms of the Pope limited partnership agreement. Members of Pope management and representatives of Munger Tolles, Davis Wright and Wachtell Lipton participated on a call regarding the procedures for removing the Pope general partners under the Pope limited partnership agreement in late December 2019.

On January 7, 2020, Wachtell Lipton delivered to Munger Tolles a proposal outlining the terms on which Rayonier would be willing to engage in a business combination transaction with Pope without the unanimous support of the GP shareholders. The proposal contemplated, among other things, that if unanimous GP shareholder consent was not received within fourteen days of the execution of the merger agreement, then Rayonier would have the option, at any time prior to five business days prior to the partnership meeting, to either (1) terminate the merger agreement and collect a termination fee equal to 3.75% of Pope’s implied equity value or (2) pursue a removal of MGP and EGP as general partners of Pope, in which case, if the removal vote failed, Rayonier would receive a termination fee equal to 1% of Pope’s implied equity value. The day prior, representatives of Rayonier and its advisors previewed the terms of this proposal on a call with representatives of the Pope special committee’s advisors.

At meetings of the Pope special committee on January 6, 2020 and January 7, 2020, Munger Tolles described the terms and implications of Rayonier’s proposal to the Pope special committee. The Pope special committee considered how the proposal would (i) obligate Pope to pay a termination fee based entirely on decisions by the GP shareholders and Rayonier, each of which was outside of the Pope special committee’s control, (ii) provide Rayonier an option to terminate the transaction during the period that proxy materials to approve the transaction may have been circulated to Pope unitholders and only several days in advance of the partnership meeting, (iii) prevent Pope from pursuing other transactions through such time, and (iv) affect the value that another potential acquirer would be willing to propose to offer for Pope should Pope have to pay the termination fee to Rayonier. For these and other reasons, the Pope special committee determined that Rayonier’s alternative proposal was not in the best interests of the unaffiliated unitholders, and that the Pope special committee would not pursue these discussions further with Rayonier. The Pope special committee instead determined to focus on resolving open issues with the GP shareholders in a manner that would be acceptable to the Pope special committee and Rayonier, and result in a transaction that provided the unaffiliated unitholders the maximum value reasonably available for their Pope units.

At the January 7, 2020 meeting of the Pope special committee, in anticipation of the call to provide members of the Pope board with an overview of the reverse due diligence performed on Rayonier, Mr. Ringo joined the Pope special committee meeting to answer questions relating to his views and the views of Pope’s management regarding Rayonier’s assets and business, based on industry knowledge and reports and the responses from Rayonier management on the reverse due diligence call in which Mr. Ringo participated.

Also on January 7, 2020, Party F’s financial advisor contacted Centerview and asked that a call be arranged between the chief executive officer of Party F and Mr. McDade, so that the chief executive officer could seek to enhance the confidence of the Pope special committee in Party F’s proposal. Party F’s financial advisor also indicated that although Party F would not be able to seek financing approval before early February 2020, it would be able to accelerate due diligence on certain items if Pope were willing to reimburse Party F’s expenses in the event it did not enter into definitive agreement with Pope with respect to a transaction. Mr. McDade accepted the invitation for a call, but the chief executive officer of Party F did not propose any changes to the terms of the proposal Party F previously submitted or offer solutions to the weaknesses in that proposal identified by the Pope special committee.

On January 9, 2020, the members of the Pope board participated in a call with representatives of Centerview and Munger Tolles and members of Pope management to review the reverse due diligence work completed by Centerview and Pope management and to give members of the Pope board the opportunity to ask follow-up questions of Centerview and Pope management.

At its meeting on January 10, 2020, the Pope special committee deliberated on the value of the GP consideration and determined that it would be prepared to agree to the $10 million amount (which excluded the Pope units held by those entities) proposed by the GP shareholders as consideration to purchase the Pope general partners. Fundamental to this decision were (i) the Pope special committee’s view that a potential business combination with Rayonier on the basis of its most recent proposal presented the best reasonably available opportunity to maximize value for the unaffiliated Pope unitholders, (ii) a business combination transaction with Rayonier could only proceed if it had the unanimous support of the GP shareholders, in light of the Pope special committee concerns around alternative transaction structures that did not contemplate an acquisition of the Pope general partners and (iii) the GP shareholders’ unanimous commitment to support a transaction with Rayonier if they received consideration for the Pope general partners of $10 million (excluding the Pope units held by those entities). The Pope special committee also considered the fact that the GP shareholders’ proposal was within the range of consideration for the Pope general partners implied by the precedent transactions selected by the financial advisor to the Pope general partners that the Pope special committee considered relevant. However, members of the Pope special committee expressed concern with the request from the GP shareholders to lift the $400,000 aggregate cap on reimbursement of their legal expenses per the GP shareholders’ January 5th proposal and decided to leave this point open pending further discussion with the GP shareholders and Rayonier.

The Pope special committee next discussed how the increase in the consideration payable to acquire the Pope general partners to $10 million would affect the per Pope unit consideration payable in a business combination transaction with Rayonier. Centerview estimated that the incremental $7 million of GP consideration above the $3 million proposed by Rayonier amounted to less than $2.00 per Pope unit (and, above the $7.35 million previously approved by the Pope special committee, approximately $1.00 per Pope unit). After discussion, the Pope special committee determined that, even after adjusting the per Pope unit consideration to accommodate the $10 million in cash payable to acquire the Pope general partners, the Rayonier proposal represented the best value reasonably available for the unaffiliated Pope unitholders. The Pope special committee determined that it would request of Rayonier that the additional value for the GP consideration would reduce only the equity portion of the consideration offered to acquire Pope and not the cash portion, in order to preserve the fixed price component of the transaction consideration. The Pope special committee instructed Centerview to negotiate with Rayonier and its financial advisor with respect to appropriate adjustments to Rayonier’s proposed exchange ratio to reflect the increase in GP consideration. Centerview notified Credit Suisse of the Pope special committee’s decision, and representatives of the two financial advisors engaged in a number of discussions over calculating the appropriate adjustment to the exchange ratio, the resolution of which ultimately provided for a ratio of 3.929 shares of Rayonier common stock or Opco units for each Pope unit (or, on a fully prorated basis, 2.751 shares of Rayonier common stock or Opco units and $37.50 in cash for each unit). At Rayonier’s closing stock price on January 10, 2020, this implied a value of $126.42 per Pope unit.

On January 10, 2020, Munger Tolles delivered a revised draft of the merger agreement to Wachtell Lipton. The draft did not contain a condition that the transaction would be subject to an affirmative vote of a majority of the Pope units held by unaffiliated Pope unitholders, but noted that the removal of this condition was subject to approval of the Pope board. The draft also included a termination fee equal to $19.5 million. At the request of the GP shareholders’ legal counsel, the revised draft did not contemplate that the GP shareholders would indemnify Rayonier for any liabilities of the Pope general partners.

Also on January 11, 2020, Orrick and Winston Strawn delivered a revised draft of the form of support agreement to Munger Tolles for distribution to Wachtell Lipton.

On January 12, 2020, Centerview reviewed their financial analysis with the Pope special committee so that the members of the Pope special committee would have the opportunity to ask questions before convening with other members of the Pope board. Based on previous discussions with the Pope special committee and Munger Tolles, it was determined that the Pope board would meet in person on January 13, 2020 to consider the merger agreement with Rayonier, and that Centerview would present its fairness opinion and accompanying analysis at that time at a joint session of the Pope special committee, the Pope board and the EGP board (which consisted of Mr. Ringo, Ms. Pope and Mr. Andrews), so that the other members of the Pope board would be able to hear Centerview’s presentation and participate in the discussion. At the end of Centerview’s presentation to the Pope special committee, the members of the Pope special committee confirmed that they believed that approving a business combination transaction with Rayonier on the presented terms (including with respect to the absence of an additional requirement that a majority of the Pope units held by unaffiliated Pope unitholders approve the merger) was in the best interests of the unaffiliated unitholders. There were no changes in Centerview’s analysis between the initial meeting with the Pope special committee on January 12, 2020 and the meeting with the Pope special committee, the Pope board and the EGP board on January 13, 2020.

Later that day, representatives of Wachtell Lipton, Winston Strawn, Orrick, Munger Tolles and Davis Wright participated in a conference call to discuss the open issues in the draft definitive documentation with respect to the GP shareholders.

Also on that day, Davis Wright, Munger Tolles and Wachtell Lipton, on behalf of their respective clients, agreed on the treatment of employee compensation matters, which is described in greater detail under the heading “—Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154 of this proxy statement/prospectus.

On January 13, 2020, the Pope board met in person to consider the Rayonier merger agreement at a combined meeting of the Pope board, the Pope special committee and the board of directors of EGP (referred to as the “EGP board”). Representatives of Centerview, Munger Tolles, Davis Wright, Orrick and Winston Strawn participated. Munger Tolles reported to the Pope board and the GP shareholders that it had received a term sheet from Wachtell Lipton that day proposing a global resolution of open issues in the transaction documents, including those relating to the GP shareholders. In that term sheet, Rayonier proposed, among other things, (i) a termination fee of $20 million, (ii) no indemnification by the GP shareholders for any liabilities related to the Pope general partners but, in lieu thereof, a reduction in aggregate consideration payable to the Pope general partners on a dollar-for-dollar basis for unsatisfied liabilities of the Pope general partners (other than those liabilities arising from their status as general partners) in excess of $250,000 and a right of Rayonier not to close in the event such unsatisfied liabilities exceeded $10 million in the aggregate and (iii) an aggregate expense reimbursement limit of $500,000 for the legal expenses of the GP shareholders. Munger Tolles also reported that Wachtell Lipton had delivered a revised merger agreement and form of support agreement reflecting these proposals.

The members of the Pope board and Ms. Pope and Mr. Andrews, on behalf of the GP shareholders, discussed, separately and together, the proposed resolution proposed by Rayonier. Members of the Pope board (including the Pope special committee) determined that the proposed termination fee of $20 million was acceptable in light of the robust transaction process run by the Pope special committee (which fee represented approximately 3.5% of Pope’s implied equity value based on Rayonier’s closing stock price of $32.33 on January 10, 2020, inclusive of the consideration to acquire the Pope general partners). With respect to Rayonier’s proposed compromise in lieu of indemnification by the GP shareholders, members of the Pope board (including the Pope special committee) discussed how the Pope general partners throughout their history had not engaged in any business activity, other than serving as general partners of Pope and performing obligations incidental thereto, and that the prospect that the Pope general partners had liabilities unrelated to their role as general partners of more than a de minimis amount was very remote. On that basis, and in light of the interim operating covenants under the merger agreement requiring the Pope general partners to operate in the ordinary course after the execution of the merger agreement and prior to the consummation of the merger, the members of the Pope board (including the Pope special committee) determined to accept the termination right in favor of Rayonier in the event that any such liabilities of the Pope general partners were above $250,000 and exceeded the $10 million payable to acquire the Pope general partners. The GP shareholders also agreed with the revised expense reimbursement cap contemplated by the term sheet delivered by Wachtell Lipton on behalf of Rayonier and the other proposals reflected therein.

At the meeting, Centerview gave its presentation on the financial aspects of the Rayonier transaction to the Pope special committee, with the other members of the Pope board and EGP board listening and participating in the discussion. Centerview reviewed the transaction process and the proposals received from the various bidders since the commencement of the transaction process and the negotiating history with each such bidder. Centerview noted that it had contacted Party F’s financial advisor once more that day to press for any final increase in value by Party F, and Party F’s financial advisor responded that Party F had no further proposals to submit. Centerview noted that, based on Rayonier’s most recent closing stock price, the Rayonier offer price represented a fully prorated value of $126.44 per Pope unit (or $128.74 total equity value per Pope unit (fully prorated and before allocating any value for acquiring the Pope general partners)). Centerview proceeded to review with the Pope special committee its financial analysis of the merger consideration to be paid to the unaffiliated Pope unitholders, and rendered to the Pope special committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 14, 2020, to the Pope special committee, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the unaffiliated Pope unitholders was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the heading “Opinion of Centerview Partners LLC” beginning on page 123 of this proxy statement/prospectus. Munger Tolles then reviewed the terms of the Rayonier merger agreement, including the fact that the merger agreement did not contemplate that the approval of the merger would be conditioned upon an affirmative vote of a majority of the Pope units held by the unaffiliated Pope unitholders and the reasons the Pope special committee supported accepting the absence of such provision, including that all Pope units would have the right to receive the same consideration or mix of consideration in the transaction, and responded to questions from members of the Pope board regarding these matters. The Pope board (including the members of the Pope special committee) discussed the Rayonier proposal at length, including as to value, risk of price fluctuation, the opportunity for tax deferral to all unitholders to the extent that they receive Opco units and closing certainty. Because the transaction documents were not yet completed, the members of the Pope board, Pope special committee and EGP board agreed to reconvene the following day to review and consider approving the final transaction documents with Rayonier.

Also on January 13, 2020, in connection with the meeting of the Pope board to discuss the Rayonier transaction, the Human Resources Committee of the Pope board discussed and approved certain compensation and benefits-related matters, which are described in greater detail under the heading “—Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154 of this proxy statement/prospectus. At the meeting the committee adopted resolutions to establish target payouts for 2020 and approve payments for 2019 performance.

Over the course of January 13, 2020 and January 14, 2020, Wachtell Lipton, Munger Tolles and Davis Wright proceeded to finalize the forms of the transaction documents.

On January 14, 2020, the Rayonier board convened a meeting, which was attended by representatives of Credit Suisse and Wachtell Lipton, to consider approving the entry into definitive transaction documents with Pope. A summary of the definitive documentation and draft resolutions for the Rayonier board’s consideration for the purposes of approving such agreements were provided to the Rayonier board in advance of the meeting. Representatives of Wachtell Lipton led a discussion of the material terms of the transaction documents and explained that the merger agreement contemplated the same aggregate consideration, and consideration mix payable to Pope unitholders as discussed in prior discussions with the Rayonier board, but that $10 million of such consideration (not the previously contemplated $3 million) was allocated as cash consideration paid to acquire the Pope general partners. Representatives of Credit Suisse then presented its financial analysis of the consideration to be provided by Rayonier in the transaction. After discussion, the Rayonier board of directors approved the merger agreement and determined the merger agreement and the transactions contemplated thereby to be advisable and in the best interests of Rayonier and its stockholders.

Later in the evening on January 14, 2020, the Pope special committee, the Pope board and the EGP board convened a joint telephonic meeting, which was attended by representatives of Centerview, Munger Tolles, Davis Wright, Orrick and Winston Strawn, to consider approving the Rayonier merger agreement and related items, taking into consideration the matters discussed during the prior meetings of the Pope special committee and the Pope board. At that meeting, Centerview informed members of the Pope special committee, the Pope board and the EGP board that there were no material changes between January 13 and 14, 2020 in its analysis or view that the transaction and the merger consideration to be paid to the unaffiliated Pope unitholders in respect of their Pope units was fair to such unitholders. At that meeting, the Pope board, based on the recommendation of the Pope special committee, unanimously approved the removal of the requirement that a majority of the Pope units held by the Pope unaffiliated unitholders approve the merger, which condition was previously established in the Pope board’s July 2019 resolutions, based on the fact that Rayonier was not willing to enter into a merger agreement with such a condition and that all Pope unitholders had the right to receive the same consideration or mix of consideration in the transaction in respect of their Pope units. The Pope board further unanimously reaffirmed the Pope special committee’s authority to recommend and approve a transaction with Rayonier without such a condition. The Pope special committee subsequently unanimously (w) determined that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Pope and the unaffiliated unitholders, (x) approved Pope’s consummation of the transactions contemplated by the merger agreement, (y) recommended that the Pope board approve the merger agreement and the consummation by Pope of the transactions contemplated thereby, and (z) determined that MGP (or a designee) serve as the limited partner of record for all Pope units held by assignees. Thereafter, the Pope board (including a majority of the members who were not interested in the transaction as contemplated by the Pope limited partnership agreement), acting on the recommendation of the Pope special committee, unanimously (1) determined that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Pope, (2) authorized and approved the merger agreement and the consummation by Pope of the transactions contemplated thereby, (3) elected to have MGP (or a designee) serve as the limited partner of record for all Pope units held by assignees, (4) recommended that Pope’s unitholders approve the merger agreement and the transactions contemplated thereby and (5) resolved to submit the merger agreement to a vote at a partnership meeting and recommend approval of the agreement and the transactions contemplated thereby by the unitholders. The Pope board and the EGP board thereafter also unanimously determined that the mergers of the Pope general partners were advisable to and in the best interests of the Pope general partners and the GP shareholders and approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers of the Pope general partners.

Later that night, the parties prepared execution versions of the merger agreement and all transaction documents and exchanged signature pages. The GP shareholders, upon receiving the signed merger agreement, delivered their written consents to the MGP merger and EGP merger as contemplated by the merger agreement. Pope and Rayonier announced the transaction before the market opened on January 15, 2020.

Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger

THE POPE BOARD UNANIMOUSLY RECOMMENDS THAT POPE UNITHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE RELATED TRANSACTIONS, “FOR” THE APPROVAL, BY ADVISORY (NON-BINDING) VOTE, OF THE MERGER-RELATED EXECUTIVE COMPENSATION AND “FOR” ADJOURNMENT OF POPE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF POPE MEETING TO APPROVE THE MERGER AGREEMENT.

The Pope special committee believes, based on its consideration of the factors described below, that the merger agreement, the merger and the related transactions are advisable and in the best interests of Pope and the unaffiliated Pope unitholders, and that it is advisable and in the best interests of Pope and the unaffiliated Pope unitholders that the merger and the related transactions be consummated. The Pope board believes, based on its consideration of the factors described below, that the merger agreement, the merger and the related transactions are advisable and in the best interests of Pope, and that it is advisable and in the best interests of Pope that the merger and the related transactions be consummated.

Recommendation of the Pope Special Committee

On January 14, 2020, the Pope special committee, after receiving advice from Pope’s management and the Pope special committee’s outside financial and legal advisors, and after due and careful consideration, including of the terms and conditions of the merger agreement, the mergers and the related transactions, has unanimously (i) determined that the merger agreement, the merger and the related transactions are advisable and in the best interests of Pope and the unaffiliated Pope unitholders, (ii) approved the merger agreement and the consummation by Pope of the merger and the related transactions and (iii) recommended that the Pope board (A) approve the merger agreement and the consummation by Pope of the merger and the related transactions, (B) submit the merger agreement to the Pope unitholders for approval and (C) recommend that the Pope unitholders approve the merger agreement, the merger and the related transactions.

In evaluating the merger agreement, the merger and the related transactions, the Pope special committee consulted with its own financial and legal advisors, consulted with Pope’s management and considered a number of factors that it believed supported its decision to recommend to the Pope board that Pope enter into the merger agreement, including, but not limited to, the following factors (which are not intended to be exhaustive and are not listed in any relative order of importance):

•

the consideration to be paid for each Pope unit, which was valued at $127.51 per Pope unit as of the date of the Pope special committee’s approval (based on the closing price of Rayonier shares on January 14, 2020), representing a premium of approximately 36.45% over the closing price of the Pope units of $93.45 on January 14, 2020 (the last trading day before announcement of the merger) and a premium of approximately 83.57% to Pope’s closing price on March 4, 2019 (the last trading day before Pope’s announcement of the conclusion of its prior comprehensive review of strategic options);

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the fact that tax deferral is generally expected to be available to all Pope unitholders with respect to the Opco unit portion of the merger consideration, and more generally the fact that all Pope unitholders are eligible to make the same merger consideration elections;

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the Pope special committee’s understanding of Pope’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which Pope and its subsidiaries compete, as well as Pope’s historical and projected financial performance;

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the Pope special committee’s understanding of the risks, uncertainties and challenges faced by Pope and the industry in which Pope competes, including the potential downside that Pope would face if it continued to operate on a standalone basis and the challenges of continuing to operate as a master limited partnership, or “MLP” (which risks, uncertainties and challenges include the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Pope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (as filed with the SEC on February 28, 2020));

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the Pope special committee’s belief, informed by the Pope board’s publicly announced comprehensive review of strategic options launched in August 2018, including the Pope board’s assessment of a potential conversion of Pope to a C-corporation, that Pope’s stand-alone strategic plan involved significant risks in light of the industry and competitive pressures facing Pope and MLPs generally, and the Pope special committee’s concerns with respect to the risks relating to Pope’s ability to execute on its strategic plan including the possibility that the strategic plan may not produce the intended results on the targeted timing or at all;

•

the financial analyses reviewed and discussed with the Pope special committee and the Pope special committee by representatives of Centerview, as well as the oral presentation of Centerview rendered to the Pope special committee and the Pope special committee on January 13, 2020, which was subsequently confirmed in writing by delivery of Centerview’s written opinion dated January 14, 2020, that as of January 13, 2020 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the unaffiliated Pope unitholders in the merger pursuant to the merger agreement in respect of their Pope units is fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of the Pope Special Committee’s Financial Advisor” beginning on page 123 of this proxy statement/prospectus;

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the Pope special committee’s assessment of Pope’s market value on a standalone basis and its longstanding acknowledgement of the illiquidity of Pope’s units and the discount between the estimated net value of Pope’s assets on a per-unit basis and the historical trading prices of the Pope units in the market;

•	the possibility that it could take a considerable period of time, if ever, before the trading price of the Pope units would reach and sustain at least the merger consideration proposed by Rayonier;

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the fact that the Pope special committee, with the assistance of its outside financial and legal advisors, engaged in, or attempted to initiate, discussions regarding a potential sale transaction with numerous strategic and financial parties, including giving such parties the opportunity to conduct due diligence and join with other parties in order to facilitate increases in any offers made, and that, as of the date of the Pope special committee’s approval, none of those parties had proposed a transaction that the Pope special committee believed was more attractive than the Rayonier proposal to the unaffiliated Pope unitholders after considering, among other factors, the relevant timing risk, consummation risk and potential for delay and additional uncertainty (as described under the section entitled “—Background of the Merger”);

•

the fact that the Pope special committee, with the assistance of its outside financial and legal advisors, conducted extensive negotiations with Rayonier with respect to the merger consideration and other terms and conditions of the merger agreement, including with respect to the mix of cash, Rayonier shares and Opco units comprising the merger consideration, which negotiation resulted in significant increases to the value of Rayonier’s proposal and ultimately a final revised proposal from Rayonier at a higher value than the proposals that Rayonier had previously put forward;

•

the Pope special committee’s belief that the price to be paid by Rayonier is the highest price per unit that Rayonier was willing to pay to the unaffiliated Pope unitholders, that the terms and conditions of the merger agreement were the most favorable to Pope and the unaffiliated Pope unitholders to which Rayonier was willing to agree, and that continued efforts to obtain a higher price from Rayonier, or soliciting additional interest from third parties, would be unlikely to lead to a higher price from Rayonier or a more favorable transaction with a third party, and could lead to the loss of Rayonier’s proposed transaction, in which event the unaffiliated Pope unitholders would lose the opportunity to accept the premium being offered;

•	the fact that the merger is not subject to approval by holders of Rayonier shares;

•	the Pope special committee’s belief that Rayonier has an experienced management team and board of directors;

•	Rayonier’s financial capability to pay the merger consideration and consummate the merger without the need for a contribution from third party equity sources;

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the fact that unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Pope board that are paid on a date prior to the closing of the merger in respect of the Pope units in an amount up to $1.00 per unit;

•	the provisions of the merger agreement that permit Pope to explore an alternative proposal, including:

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Pope’s ability to furnish information to and engage in negotiations with third parties that have made an alternative proposal that is a superior proposal or could reasonably be expected to result in a superior proposal, as more fully described in the section entitled “No Solicitation” beginning on page 144 of this proxy statement/prospectus;

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the Pope board’s ability to consider, and under certain conditions, effect a change in recommendation with respect to, a superior proposal if failure to do so would be inconsistent with the Pope board’s duties under applicable Delaware law and the Pope limited partnership agreement; and

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the $20,000,000 termination fee, which the Pope special committee believed, after consultation with its outside advisors, was reasonable and not likely to preclude a superior proposal for a business combination with Pope;

•	the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the merger would be delayed or not consummated:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated;

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the covenant in the merger agreement pursuant to which Rayonier has agreed to use reasonable best efforts to promptly take all actions necessary to obtain antitrust approval of the merger, including (i) holding separate or divesting any property, asset or businesses; (ii) taking or committing to take any action that limits Rayonier’s freedom of action with respect to its ability to retain any property, assets or businesses, and (iii) initiating or defending against any lawsuit, action or proceeding, judicial or administrative, challenging the merger agreement or the related transactions, in each case subject to certain qualifications;

•

the provision of the merger agreement that allows the outside date for completing the merger to be extended to January 14, 2021, if the merger has not been consummated by the initial October 14, 2020 deadline because of the conditions relating to obtaining regulatory approvals not having been satisfied prior to such date;

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the Pope special committee’s belief that the outside date for consummating the merger under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger and the transactions contemplated by the merger agreement;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing; and

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the fact that Pope is entitled to enforce specifically the terms of the merger agreement and to pursue damages in the event of breaches of the merger agreement by Rayonier, subject to certain qualifications;

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the GP shareholders’ willingness to deliver their written consent approving the acquisition of the Pope general partners within twenty-four hours of execution of the merger agreement as contemplated by the terms of the merger agreement;

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the willingness of Ms. Pope and Mr. Andrews and certain of their related entities to enter into support agreements to vote in favor of the transaction with Rayonier, which provide for greater certainty that the merger agreement will be approved and the related transactions will be consummated;

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the fact that the merger is not conditioned upon any member of Pope’s management or board entering into any employment, equity contribution or other agreement or arrangement with Pope or Rayonier, and that no such agreement or arrangement existed as of the date of the merger agreement;

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the Pope board’s ability, under certain circumstances and upon the recommendation of the Pope special committee, to withhold or withdraw its recommendation to the Pope unitholders that they vote in favor of approval of the merger agreement, the merger and the related transactions, as more fully described in the section entitled “The Merger Agreement—No Change in Recommendation or Entry into Alternative Proposal Agreement” beginning on page 145;

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the Pope board’s ability, under certain circumstances and upon the recommendation of the Pope special committee, to change its recommendation upon the occurrence of an intervening event, as more fully described in the section entitled “The Merger Agreement—No Change in Recommendation or Entry into Alternative Proposal Agreement” beginning on page 145;

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the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the risk that pursuing other potential alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with Rayonier;

•	the fact that the Pope special committee had the authority to reject any proposals made by Rayonier and had no obligation to recommend any transaction to the Pope board; and

•	the fact that the Pope board would not approve any transaction without the prior affirmative recommendation of the Pope special committee.

In the course of its deliberations, the Pope special committee also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the potential upside in Pope’s stand-alone strategic plan;

•

the fact that the merger consideration consisting of Rayonier stock and Opco units is based on a fixed ratio, and therefore the market value of the merger consideration to the Pope unitholders receiving Rayonier stock or Opco units would be adversely affected by a decrease in the trading price of

Rayonier stock between the announcement of the merger agreement and the consummation of the merger;

•

the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by regulatory authorities;

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the risks and costs to Pope if the merger does not close in a timely manner or at all, including the potential negative impact on Pope’s ability to retain key employees, the diversion of management and employee attention, as well as the potential disruptive effect on Pope’s day-to-day operations and Pope’s relationships with customers, suppliers and other third parties;

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the fact that the holders of Pope units who receive cash consideration will have no continuing equity interest in the combined company and will generally recognize taxable gain equal to the amount of cash received, reduced by the amount of their basis in the Pope units surrendered in the exchange; that those who receive Opco election consideration will have no immediate liquidity in the Opco units so acquired; and those who receive stock election consideration will incur the same recognition of taxable gain as those who receive cash consideration but will also have investment risk associated with changes in the market price of Rayonier shares (including without limitation by virtue of the matters discussed in “Risk Factors” beginning at page 67, above);

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the restrictions on the conduct of Pope’s business prior to the merger effective time, which may delay or prevent Pope from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy;

•	the risk that Pope may be unable to obtain the requisite affirmative vote of the Pope unitholders to approve the merger agreement, the merger and the related transactions;

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the provisions of the merger agreement that restrict Pope’s ability to solicit or participate in discussions or negotiations regarding superior proposals for alternative business combination transactions, subject to specified exceptions, and that require Pope to negotiate with Rayonier (if Rayonier desires to negotiate) prior to Pope being able to accept a superior proposal;

•

the possibility that Pope’s obligation to pay Rayonier a termination fee of $20,000,000 upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making an alternative proposal to acquire Pope; and

•

the significant costs involved in connection with negotiating the merger agreement and consummating the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated, Pope may be required to bear such costs.

In addition, the Pope special committee was aware of and considered the fact that the shareholders of the general partners and some of Pope’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Pope’s unitholders generally, including those interests that are a result of employment and compensation arrangements with the Partnership, as described more fully in the section entitled “—Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154 of this proxy statement/prospectus.

Recommendation of the Pope Board of Directors

On January 14, 2020, the Pope board, after receiving advice from Pope’s management and its outside legal advisors and acting upon the recommendation of the Pope special committee, and after due and careful consideration, including of the terms and conditions of the merger agreement, the mergers and the related transactions, unanimously (i) determined that the execution, delivery and performance of the merger agreement by Pope and the consummation by Pope of the related transactions are advisable to and in the best interests of

Pope, (ii) authorized and approved the execution, delivery and performance by Pope of the merger agreement and the consummation by Pope of the related transactions (subject to receipt of the Pope unitholder approval), (iii) recommended that the Pope unitholders approve the merger agreement, the merger and the related transactions and (iv) resolved to submit the merger agreement to a vote at a meeting of the Pope unitholders and recommend approval of the merger agreement, the merger and the related transactions by the Pope unitholders. In addition, the Pope board, after receiving advice from the Human Resources Committee has unanimously recommended that the unitholders approve, by a non-binding, advisory vote at a special meeting of unitholders, the compensation that may be paid or become payable to Pope’s named executive officers in connection with, or following, the consummation of the merger. The Pope board therefore recommends a vote “FOR” the proposal to approve the merger agreement, the merger and the related transactions. The Pope Board also recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

The Human Resources Committee, after review and consideration of the compensation plans, arrangements and agreements between Pope and each of Pope’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Exchange Act) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the consummation of the merger, after receiving advice from Pope’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has recommended to the Pope board that (i) the proxy statement include a submission to the Pope unitholders of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Pope’s named executive officers in connection with, or following, the consummation of the merger and (ii) the Pope board recommend to the unitholders that the unitholders approve, by a non-binding, advisory vote at a special meeting of unitholders, the compensation that may be paid or become payable to Pope’s named executive officers in connection with, or following, the consummation of the merger.

Prior to and in reaching the foregoing determinations, the Pope board consulted with and received the advice of its advisors and outside legal counsel, Davis Wright Tremaine LLP, discussed certain issues with Pope’s management, and considered a variety of factors weighing positively in favor of the merger agreement, the merger and the related transactions, including the factors considered by the Pope special committee summarized above and including, but not limited to:

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the Pope special committee’s analyses, conclusions and unanimous determination that the merger agreement, the merger and the related transactions, including the merger, are advisable and in the best interests of Pope and the unaffiliated Pope unitholders, and recommendation that the Pope board approve the merger agreement and the consummation by Pope of the related transactions, submit the merger agreement to the Pope unitholders for approval, and recommend that the Pope unitholders approve the merger agreement, the merger and the related transactions;

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the fact that the Pope special committee was composed of directors who (i) were not directly or indirectly affiliated with the affiliated Pope unitholders (other than by virtue of their service on the Pope board), (ii) were not members of Pope’s management and (iii) otherwise did not have a material interest in the potential transaction (other than an interest by virtue of their ownership of Pope units);

•	the fact that the Pope special committee was active and engaged throughout the transaction process;

•	the fact that the Pope special committee was assisted and advised by its own outside financial and legal advisors in negotiating and evaluating the terms of the merger agreement;

•

the opinion of Centerview, delivered orally to the Pope special committee on January 13, 2020 which was subsequently confirmed by delivery of a written opinion dated January 14, 2020, to the Pope special committee, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the unaffiliated Pope unitholders in respect of their Pope units was fair, from a financial point of view, to such unitholders. The written opinion is described below in the section entitled “—Opinion of the Pope Special Committee’s Financial Advisor” beginning on page 123 of this proxy statement/prospectus;

•	the briefings and information provided to the various members of the Pope board throughout the transaction process; and

•

the Pope board’s belief, based on the Pope board’s knowledge of Pope’s long-term strategic goals and opportunities, industry trends, competitive environment and short- and long-term performance in light of Pope’s strategic plan and discussions with Pope’s senior management and Centerview, that the value offered to Pope’s unitholders upon consummation of the merger is more favorable to Pope’s unitholders than the potential value that might reasonably be expected to result from remaining an independent company.

The foregoing discussion of the factors considered by the Pope special committee and the Pope board is not intended to be exhaustive, but rather includes the material factors considered by the Pope special committee and the Pope board. In view of the wide variety of factors considered by the Pope special committee and the Pope board in connection with their evaluation of the merger and the complexity of these matters, the Pope special committee and the Pope board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their respective decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their respective ultimate determinations. Rather, the Pope special committee and the Pope board made their respective recommendations based on the totality of the information available to them, including discussions with, and questioning of, Pope’s management and their respective legal advisors and Centerview. In considering the factors discussed above, individual members of the Pope special committee and the Pope board may have given different weights to different factors.

This explanation of the Pope special committee’s and the Pope board’s reasons for recommending the approval of the merger agreement, the merger and the related transactions and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65.

Opinion of the Pope Special Committee’s Financial Advisor

On January 13, 2020, Centerview rendered to the Pope special committee its oral opinion, subsequently confirmed in a written opinion dated January 14, 2020, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the Pope unitholders (other than affiliated Pope unitholders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 14, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex E and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex E. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Pope special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the Pope unitholders (other than affiliated Pope unitholders) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any holder of Pope units or any other person as to how such holder or other person should vote with respect to the transaction or otherwise act with respect to the transaction or any other matter, including without limitation whether any such holder of Pope units should elect to receive the cash election consideration, stock election consideration or the Opco election consideration or make no election with respect to the merger.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	the merger agreement dated January 14, 2020;

•

Pope’s Annual Reports on Form 10-K for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, and the Rayonier’s Annual Reports on Form 10-K for the years ended December 31, 2018, December 31, 2017 and December 31, 2016;

•	certain interim reports to equityholders and Quarterly Reports on Form 10-Q of Pope and Rayonier;

•	certain publicly available research analyst reports for Pope and Rayonier;

•	certain other communications from Pope and Rayonier to their respective equityholders;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Pope, including certain financial forecasts, analyses and projections relating to Pope prepared by management of Pope and furnished to Centerview by Pope for purposes of Centerview’s analysis (collectively, the “Pope internal data”); and

•

certain publicly available financial forecasts, analyses and projections relating to Rayonier discussed with Rayonier and furnished to Centerview for purposes of Centerview’s analysis (the “Rayonier forecasts”).

Centerview also participated in discussions with members of the senior management and representatives of MGP and Rayonier regarding their assessment of Pope internal data (including, without limitation, the Pope forecasts which are described under “The Merger—Certain Unaudited Prospective Financial Information”), the Rayonier forecasts, as appropriate, and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Pope and Rayonier and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Pope special committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Pope special committee’s direction, that Pope internal data (including, without limitation, the Pope forecasts which are described under “The Merger—Certain Unaudited Prospective Financial Information”) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MGP as to the matters covered thereby and that the Rayonier forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Rayonier as to the matters covered thereby, and Centerview relied, at the Pope special committee’s direction, on Pope internal data (including, without limitation, the Pope forecasts which are described under “The Merger—Certain Unaudited

Prospective Financial Information”) and the Rayonier forecasts for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to Pope internal data (including, without limitation, the Pope forecasts which are described under “The Merger—Certain Unaudited Prospective Financial Information”), the Rayonier forecasts, or the assumptions on which it was based. In addition, at the Pope special committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Pope or Rayonier, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Pope or Rayonier. Centerview also assumed, at the Pope special committee’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Pope or Rayonier, or the ability of Pope or Rayonier to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Pope’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Pope or in which Pope might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Pope units (other than affiliated Pope unitholders) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, the GP mergers, or any other agreements or arrangements contemplated by the merger agreement (including the support agreements) or entered into in connection with or otherwise contemplated by the merger agreement (including the support agreements) or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, (i) the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of general partner interests in Popes, the stockholders of MGP or EGP, or the holders of any other class of securities, creditors or other constituencies of Pope, MGP, EGP or any other party, (ii) the allocation of the merger consideration as among Pope unitholders who receive the cash election consideration, stock election consideration, the Opco election consideration or any combination thereof, (iii) the relative fairness of the cash election consideration, stock election consideration or the Opco election consideration or (iv) the fairness of the amounts to be received by the stockholders of MGP or EGP in the GP mergers or otherwise in connection with the transaction, whether relative to the merger consideration to be paid to the Pope unitholders (other than affiliated Pope unitholders) pursuant to the merger agreement or otherwise. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Pope or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the Pope unitholders (other than affiliated Pope unitholders) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any holder of Pope units or any other person as to how such holder or person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter, including without limitation whether any such holder of Pope units should elect to receive the cash election consideration, stock election consideration or the Opco election consideration or make no election with respect to the merger. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Pope special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Pope special committee in connection with Centerview’s opinion, dated January 14. 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Pope. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pope or any other parties to the transaction. None of Pope, the Pope general partners, Rayonier, Opco, Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Pope do not purport to be appraisals or reflect the prices at which Pope may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 10, 2020 and is not necessarily indicative of current market conditions.

For purposes of the financial analyses described below, the implied value of the merger consideration of $126.44 per Pope unit (the “implied merger consideration”) was calculated based on the observed blended value of the right to receive, at the election of the holder, for each Pope unit (i) the cash election consideration ($125.00 in cash), (ii) the stock election consideration (3.929 newly issued Rayonier shares) or (iii) the Opco election consideration (3.929 newly issued Opco units), and assuming proration (70% equity and 30% cash) and a per share or unit value of any issued equity of $32.33, the closing price per share of Rayonier common stock as of January 10, 2020.

Pope Financial Analyses

Public Company Analysis

Centerview reviewed certain financial information of Pope and compared it to certain financial and stock market information relating to the following two selected companies that Centerview in its professional judgment deemed generally relevant for comparative purposes as publicly traded pure-play timber companies:

•	Rayonier, Inc.

•	CatchMark Timber Trust, Inc.

However, because no company or business used in this analysis is identical to Pope and, accordingly, an evaluation of the results of this analysis is not entirely mathematical, Centerview believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis.

Using publicly available information obtained from SEC filings and other data sources as of January 10, 2020, Centerview reviewed, among other things, the enterprise values, calculated as equity value plus net debt (debt less cash and equivalents) and plus non-controlling interest, as a multiple of estimated 2020 EBITDA for each of the companies. For Pope, Centerview calculated metrics on a partnership basis. Centerview observed that the multiples for the selected companies were 19.7 and 17.6, respectively, and that the multiple for Pope was 16.1x.

Centerview applied the EBITDA multiples to Pope’s 2020 estimated EBITDA as set forth in the Pope forecasts to derive a range of implied per unit equity values for the Pope units of $79.05 to $91.00 per Pope unit. Centerview compared this range to the $126.44 Implied merger Consideration.

Centerview also reviewed, among other things, the dividend yields based on the most recent quarterly dividends or distributions on an annualized basis, which is referred to as “LQA dividend yield,” for each of the companies. Centerview observed that LQA dividend yields for the selected companies were 3.3% and 5.1%, respectively, and that the LQA dividend yield for Pope was 5.7%.

Centerview applied the LQA dividend yields to Pope’s then most recent quarterly dividend on an annualized basis to derive a range of implied per unit equity values for the Pope units of $78.85 to $119.75 per Pope unit. Centerview compared this range to the $126.44 implied merger consideration.

Precedent Transaction Analysis

Centerview reviewed and compared certain information relating to the following 17 selected Pacific Northwest timber transactions of greater than 5,000 acres based on publically available information and information provided by Pope’s management that Centerview in its professional judgment deemed generally relevant for comparative purposes:

Year	Acquiror	Property	Seller
2019	ORM Timber Fund IV	Beacon Rock	Weyerhaeuser

2018	Weyerhaeuser	Trask	Hancock Timber Resource Group

2018	Greenwood Resources	North Nestucca	Hancock Timber Resource Group

2018	CatchMark	Bandon	Forest Investment Associates

2018	ORM Timber Fund IV	Issaquah	Hancock Timber Resource Group

2018	Hampton Affiliates	Pinchot South	Hancock Timber Resource Group

2018	ORM Timber Fund IV	Pinchot North	Hancock Timber Resource Group

2017	BTG	Tilton	Forest Investment Associates

2017	Hampton Affiliates	Tahoma	Hancock Timber Resource Group

2017	Greenwood Resources	Elkhorn	Hancock Timber Resource Group

2017	Greenwood Resources	Rockaway	ORM Timber Fund II

2016	Campbell Global	Rosboro	Rosboro

2016	Sierra Pacific Industries	Wallace Falls	Campbell Global

2016	Greenwood Resources	Willapa	Hancock Timber Resource Group

Year	Acquiror	Property	Seller

2016	Pope Resources	Carbon River	Hancock Timber Resource Group

2016	Forest Investment Associates	Menasha	Campbell Global

2016	Rayonier	Menasha	Campbell Global

In this analysis, Centerview reviewed transaction values as the ratio of the amount of consideration paid per acre of property sold. Centerview observed that the top quartile of the consideration paid per acre was $4,650, the median was $4,311, the mean was $4,146 and the bottom quartile of the consideration paid per acre was $3,656. Based upon its professional judgment, Centerview selected a reference range of consideration paid per acre of $3,700 to $4,700 and applied this reference range to Pope’s 124,978 wholly owned acres of timberland. Based on this analysis, Centerview derived an approximate implied per unit equity value reference range for the Pope units of $85.05 to $113.75 per Pope unit. Centerview compared this range to the $126.44 implied merger consideration.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Pope based on the Pope forecasts and calculations of the unlevered cash flows derived from the Pope forecasts (which Pope forecasts are described under “The Merger—Certain Unaudited Prospective Financial Information”). A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of illustrative equity values for the Company by (a) discounting to present value as of September 30, 2019 using discount rates ranging from 6.7% to 8.8% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted after-tax unlevered free cash flows of Pope over the period beginning October 1, 2019 and ending on December 31, 2037, as set forth in the Pope forecasts and (ii) a range of illustrative terminal values of Pope, calculated by Centerview applying perpetuity growth rates ranging from 2.1% to 2.5% to Pope’s after-tax unlevered free cash flows for the terminal year (as set forth in the Pope forecasts) and (b) subtracting from the foregoing results Pope’s net debt as of September 30, 2019, as set forth in the Pope forecasts. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding Pope units based on the most recently available information that is set forth in Pope Internal Data to derive a range of approximate implied values per Pope unit for the Pope units of $65.80 to $105.80 per Pope unit. Centerview compared this range to the $126.44 implied merger Consideration.

Other Factors

Centerview noted for the Pope special committee certain additional factors solely for informational purposes, including, among other things, the unaffected intraday trading range for the Pope units during the 12-month period ended October 15, 2019, which ranged from approximately $62.50 to $87.00.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Pope special committee in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Pope special committee, the Pope board or management of Pope with respect to the merger consideration or as to whether the Pope special committee would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Pope and Rayonier and was approved by the Pope special committee and the Pope board. Centerview provided advice to the Pope special committee during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Pope special committee or the Pope board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview has been engaged to provide financial advisory services to the Pope board, including in connection with certain strategic matters, and has received compensation from MGP for such services. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Rayonier and has not received any compensation from Rayonier during such period. Centerview may provide investment banking and other services to or with respect to Pope or Rayonier or their respective affiliates in the future, for which it may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Pope, Rayonier, or any of their respective affiliates, or any other party that may be involved in the transaction.

The Pope special committee selected Centerview as its financial advisor in connection with the transaction based on Centerview’s qualifications, reputation and experience and Centerview’s prior knowledge of Pope’s business, structure and strategic objectives. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

In connection with Centerview’s services as the financial advisor to the Pope special committee, Pope has agreed to pay Centerview an aggregate fee of approximately $11.7 million (based upon the most recent closing price of Rayonier common stock before the announcement of the transaction), $2,525,000 of which has been paid and the remainder of which is payable contingent upon consummation of the transaction. In addition, Pope has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Unaudited Prospective Financial Information

Pope does not, as a matter of course, make public disclosure of budgets, forecasts or projections of its expected financial performance due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, Pope is including a summary of certain previously nonpublic, unaudited prospective financial information for the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2025 (collectively, the “Pope forecasts”) that Pope management provided to the Pope special committee in connection with the Pope special committee’s evaluation of the merger. The Pope forecasts were prepared on a stand-alone basis and do not take into account any aspect of the merger, including any costs incurred in connection with mergers, or any changes to Pope’s operations or strategy that might be implemented after the completion of the mergers. As a result, actual results likely will differ, and may differ materially, from those contained in the Pope forecasts. You should note that Pope forecasts constitute forward-looking statements. See “Forward-Looking Statements.”

Pope management provided the Pope forecasts to the Pope special committee, and the Pope special committee directed Centerview to use the Pope forecasts in connection with performing its financial analyses in connection with its opinion, as described in more detail in the section of this proxy statement/prospectus titled “—Opinion of the Pope Special Committee’s Financial Advisor,” above.

The Pope forecasts were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. Pope uses certain financial measures in the Pope forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Pope believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The non-GAAP financial measures used in the Pope forecasts were approved by the Pope special committee for Centerview’s use in connection with its opinion and were relied upon by the Pope special committee in connection with its consideration of the merger. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor (like the Pope forecasts) in connection with a proposed transaction like the merger if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Centerview for purposes of its opinion or by the Pope special committee in connection with its consideration of the merger. Accordingly, the Pope has not provided a reconciliation of the financial measures included in the Pope forecasts to the relevant GAAP financial measures. In addition, the Pope forecasts were not prepared with a view towards complying with GAAP, nor were they prepared with the assistance of or reviewed, compiled or examined by independent accountants. The Pope forecasts may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the entry into the merger agreement.

Neither Pope’s independent auditors nor any other independent accountants have compiled, reviewed, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Pope’s independent auditor incorporated by reference in this proxy statement/prospectus relate to the historical financial information of Pope. Those reports do not extend to the Pope forecasts and should not be read to do so.

While the Pope forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these financial forecasts constitute forward-looking information and involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Pope operates, and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Pope and, upon merger effective time, will be beyond the control of Rayonier and the surviving entity. Pope’s unitholders are urged to review Pope’s SEC filings for a description of risk factors with respect to Pope’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized and actual results likely will differ, and may differ materially, from those reflected in the Pope forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Pope forecasts below should not be regarded as an indication that Pope, Rayonier, their respective boards of directors or management teams, as applicable, or their respective financial advisors considered, or now consider, such forecasts to be a reliable predictor of future results. The Pope forecasts assume that Pope would continue to operate as a standalone company and do not reflect any impact of the merger.

The Pope forecasts include certain non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow (in each case, as defined below). Pope’s management included forecasts of Adjusted EBITDA and Unlevered Free Cash flow in the Pope forecasts because such non-GAAP financial measures are used by the Pope board and Pope’s management to assess the operating performance of Pope’s business and optimize resource allocation. The Pope board and Pope’s management use Adjusted EBITDA as a primary measure to: (i) evaluate Pope’s consolidated operating performance and the operating performance of Pope’s business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities. The Pope board and Pope’s management used Unlevered Free cash Flow as a performance metric in connection with evaluating certain illustrative discounted Unlevered Free Cash Flow analyses of Pope relating to the proposed merger. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

Pope is providing the non-GAAP financial measures to afford investors access to certain performance measures used by management. These measures may be useful to investors because they aid in comparing Pope’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and Unlevered Free Cash flow data presented in this proxy statement/prospectus, however, may not be directly comparable to similarly titled measures prepared by other companies because such non-GAAP financial measures may be defined differently by other companies.

Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Pope’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures as used by Pope in this proxy statement/prospectus may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by Pope’s competitors and other companies.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by Pope’s management.

By including the Pope forecasts in this proxy statement/prospectus, neither Pope nor Rayonier nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Pope compared to the information contained in the Pope forecasts. Accordingly, the Pope forecasts should not be construed or relied upon as financial guidance. Further, the inclusion of the Pope forecasts in this proxy statement/prospectus does not constitute an admission or representation by Pope that this information is material. The Pope forecasts summarized in this section reflected the estimates and judgments available to Pope’s management at the time they were prepared and have not been updated to reflect any changes since such financial forecasts were prepared. Neither Pope, Rayonier, Opco nor, after merger effective time, the surviving entity undertakes any obligation, except as required by law, to update or otherwise revise the Pope forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The information set forth below is included solely to give unitholders access to relevant portions of the Pope forecasts and is not included in this proxy statement/prospectus to influence any unitholder’s decision to vote on the merger, to make a cash election, stock election, Opco election or no election, or for any other purpose.

The following table presents a summary of the material portions of the Pope forecasts:

	Fiscal Year ended December 31 (in millions, except per share amounts, and all amounts in USD)
	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Adjusted EBITDA(1)	$20.2	$28.5	$26.4	$23.3	$36.7	$32.0	$30.1
Unlevered Free Cash Flow(2)	$21.1	$20.9	$48.8	$16.4	$29.3	$23.6	$22.7

(1)	Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure.
(2)

Unlevered Free Cash Flow means Adjusted EBITDA, less taxes, capex, real estate development capital and timberland acquisitions, plus non-cash cost of land sold and plus adjustments for the Pope Fund’s business or adjustments for changes in net working capital. Unlevered Free Cash Flow is a non-GAAP financial measure.

Certain Effects of the Merger

If the proposal to approve the merger agreement and the transactions contemplated thereby receives the requisite vote of the unitholders and the other conditions to the closing of the merger are either satisfied (or if permissible under applicable law, waived), Merger Sub 3 will be merged with and into Pope upon the terms set forth in the merger agreement. As the surviving entity in the merger, Pope will continue to exist following the merger as a subsidiary of Opco.

Following the merger effective time, Rayonier will hold all limited partner/equity interests in Opco other than the Opco units received by Pope unitholders who make the Opco consideration election, and, other than such electing Pope unitholders, none of the current unitholders will, by virtue of the merger, have any ownership interest in, or be a unitholder of, Pope or Opco. As a result, the current unitholders who do not make an Opco consideration election will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Pope units. Following the merger effective time, Opco and its unitholders will benefit from any increase in Pope’s value and also will bear the risk of any decrease in Pope’s value.

Upon the merger effective time, each Pope unit issued and outstanding immediately prior to the merger effective time (other than Pope units owned immediately prior to the merger effective time by Pope, Rayonier or any of its subsidiaries or affiliates), will be canceled and converted into the right to receive $125.00 in cash, 3.929 Rayonier shares or 3.929 Opco units, depending on the Pope unitholder’s election and subjection to proration, without interest and less any applicable withholding taxes.

Please see the sections entitled “The Merger Agreement—Consideration to be Received in the Merger,” “The Merger—Closing and Merger effective time of the Merger,” and “The Merger Agreement—Cancellation of Certain units,” beginning on pages 85, 133 and 138, respectively.

For information regarding the effects of the merger on Pope’s outstanding equity awards, please see the section below entitled “—Interests of Pope’s Directors and Executive Officers in the Merger” beginning on page 154 and the section entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 134.

The Pope units are currently registered under the Exchange Act and trade on the Nasdaq Capital Market under the symbol “POPE”. Following the merger effective time, the Pope units will no longer be traded on the

Nasdaq Capital Market or any other public market. In addition, the registration of the Pope units under the Exchange Act will be terminated and Pope will no longer be required to file periodic and other reports with the SEC with respect to the Pope units. Termination of registration of the Pope units under the Exchange Act will reduce the information required to be furnished by Pope to its unitholders and the SEC.

Effects on Pope if the Merger Is Not Consummated

In the event that the proposal to approve the merger agreement and the transactions contemplated thereby is not approved by the affirmative vote of unitholders holding at least a majority of the outstanding units entitled to vote on the proposal at the special meeting, or if the merger is not consummated for any other reason, the holders of units will not receive any payment for their units in connection with the merger. Instead, Pope will remain an independent public company, the Pope units will continue to be listed and traded on the Nasdaq Stock Market, the Pope units will continue to be registered under the Exchange Act and Pope’s unitholders will continue to own their Pope units and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Pope units.

If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of the Pope units, including the risk that the market price of the Pope units may decline to the extent that the current market price of the Pope units reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to Pope will be offered or that the business, operations, financial condition, earnings or prospects of Pope will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances Pope is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section entitled “The Merger Agreement—Termination” beginning on page 152.

Under certain circumstances, if the merger is not consummated, Pope may be obligated to pay to Rayonier a termination fee. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 152.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will occur on the third business day after the day on which the last of the conditions to the closing of the mergers is satisfied or waived (to the extent permitted by applicable law) (other than those conditions that by their nature must be satisfied or waived at the closing of the mergers, but subject to the satisfaction or waiver of such conditions).

Subject to the satisfaction or waiver of the conditions to the closing of the merger described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 150 of this proxy statement/prospectus, including the approval of the merger agreement by Pope unitholders at the special meeting, it is anticipated that the merger is expected to close in summer-2020. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

The merger shall become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Pope and Rayonier may mutually agree and specify in the certificate of merger. The GP mergers shall become effective substantially concurrently with the merger.

NYSE Market Listing

The Rayonier shares to be issued in the merger will be listed for trading on the NYSE. The Opco units will not be listed on any securities exchange, and there will generally be no market for Opco units except by way of exchange for Rayonier shares. See “Description of Rayonier, L.P. Limited Partner Units” beginning on page 281.

Regulatory Approvals

Under the HSR Act, certain transactions, including the merger, may not be completed unless statutory waiting periods have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification, unless that waiting period is terminated early. If the FTC or DOJ issues a Request for Additional Information and Documentary Material, referred to in this proxy statement/prospectus as a “second request”, prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier. Rayonier and Pope each filed their respective HSR Act notification forms on February 5, 2020 and received notice of early termination under the HSR Act on February 26, 2020.

Each of Rayonier and Pope has agreed to use their respective reasonable best efforts to promptly take, or cause to be taken (including by their respective subsidiaries) any actions necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust law and obtain the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the October 14, 2020, as such date may be extended in accordance with the merger agreement), including making agreements to (i) hold separate or divest any property, assets or businesses, (ii) take or commit to take any action that limits their respective freedom of action with respect to, or their ability to retain, any property, assets or businesses; and (iii) to initiate or defend against any lawsuit, action or proceeding challenging the merger agreement or the transactions contemplated thereby, except Rayonier is not required to take, and Pope without Rayonier’s written consent cannot take, the actions described in (i) and (ii) above if those actions would reasonably be expected to have a material adverse effect on either Pope and its subsidiaries taken as a whole or Rayonier and its subsidiaries taken as a whole.

Treatment of Pope Equity Compensation

Each restricted Pope unit granted under Pope’s equity plans that is outstanding immediately prior to the merger effective time will be converted into restricted Rayonier shares on substantially the same terms and conditions as were applicable to the restricted Pope units prior to the merger effective time, except that the numbers of Rayonier shares subject to each award shall be equal to the number of Pope units subject to the restricted Pope unit award outstanding immediately prior to the merger effective time multiplied by 3.929.

At the merger effective time, Rayonier will assume all of the obligations under Pope’s equity plans, and the number and kind of units available for issuance under Pope’s equity plans shall be adjusted to reflect Rayonier shares. As discussed in “Interests of Pope’s Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards” beginning at page 154, Pope directors and some executive employees of Pope hold restricted Pope units that will experience accelerated vesting in connection with or following the merger.

Voting Agreements with Certain Pope Unitholders

Concurrently with the execution of the merger agreement, Rayonier entered into a voting and support agreement, a copy of which is attached to this proxy statement/prospectus as Annex B, with PT Pope Properties LLC, PMG Family Limited Partnership and Maria M. Pope, and a voting and support agreement, a copy of which is attached as Annex C, with the Emily T. Andrews 1987 Revocable Trust, Gordon Andrews and Gordon Pope Andrews Separate Property Revocable Trust U/T/D/ 5/9/2013. These agreements referred to collectively as the support agreements, provide that each of the named Pope unitholders has agreed, among other matters and upon the terms and subject to the conditions set forth in the relevant support agreement, to vote all of their Pope units in favor of the merger proposal and the other actions contemplated by the merger agreement and against any proposal that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation of Pope contained in the merger agreement or (ii) prevent or impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger. As of January 14, 2020, the date of the execution of the merger agreement, the named Pope unitholders held 736,145 Pope units in the aggregate, or approximately 17% of the voting power of Pope as of the date of this proxy statement/prospectus, excluding Pope units held by the general partners.

Delisting and Deregistration of Pope units

If the merger is completed, Pope units will be delisted from the NASDAQ and deregistered under the Exchange Act as promptly as practicable after the merger effective time, and Pope will no longer be required to file periodic reports with the SEC with respect to the Pope units.

Expected Timing of the Merger

Although it is possible that factors outside the control of both Rayonier and Pope could result in the merger being completed at a different time, Rayonier and Pope currently expect the merger to close in the summer of 2020.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Rayonier, Rayonier Operating Company LLC. or Pope. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Rayonier and Pope make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Rayonier, Rayonier Operating Company LLC and Pope contained in this proxy statement/prospectus and/or in the public reports of Rayonier and Pope filed with the SEC may supplement, update or modify the factual disclosures about Rayonier, Rayonier Operating Company LLC and Pope contained in the merger agreement.

The merger agreement contains representations and warranties by Pope, MGP and EGP, on the one hand, and by Rayonier, Rayonier Operating Company LLC, Merger Sub 1, Merger Sub 2 and Merger Sub 3, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by the parties were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to security holders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that Pope and Rayonier each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the parties at the time they were made or otherwise.

Merger effective time, Effects of the Mergers; Organizational Documents of the Surviving Company; Directors and Officers

Merger effective time; Effects of the Mergers

The merger agreement provides for three mergers, referred to collectively as the mergers. After the merger, Pope will be the surviving company and a wholly owned subsidiary of Rayonier Operating Partnership. Substantially concurrently with the merger, GP merger 1 provides for the merger of MGP with and into Merger Sub 1. After GP merger 1, Merger Sub 1 will be the surviving company and a wholly owned subsidiary of Rayonier. GP merger 2 provides for the merger of EGP with and into Merger Sub 2. After GP merger 2, Merger Sub 2 will be the surviving company and a wholly owned subsidiary of Rayonier.

On the closing date, the three mergers will be effected. Pope and Merger Sub 3 will effect the merger by filing a certificate of merger with the office of the Secretary of State of the State of Delaware, and the merger will become effective upon the filing of the certificate of merger or at a time agreed to by the parties and specified on the certificate of merger. At the merger effective time, all of the property, rights and privileges of Pope and Merger Sub 3 will vest in the surviving company, and all of the liabilities and obligations of Pope and Merger Sub 3 will become liabilities and obligations of the surviving company. Substantially concurrently with the merger (i) MGP and Merger Sub 1 will effect GP merger 1 by filing a certificate of merger with the office of the Secretary of State of the State of Delaware, and the merger will become effective upon the filing of the certificate of merger or at a time agreed to by the parties and specified on the certificate of merger, and, at the GP merger 1 effective time, all of the property, rights and privileges of MGP and Merger Sub 1 will vest in the surviving company, and all of the liabilities and obligations of MGP and Merger Sub 1 will become liabilities and obligations of the surviving company and (ii) EGP and Merger Sub 2 will effect GP merger 2 by filing a certificate of merger with the office of the Secretary of State of the State of Delaware, and the merger will become effective upon the filing of the certificate of merger or at a time agreed to by the parties and specified on the certificate of merger, and at the GP merger 2 effective time, all of the property, rights and privileges of EGP and Merger Sub 2 will vest in the surviving company, and all of the liabilities and obligations of EGP and Merger Sub 2 will become liabilities and obligations of the surviving company.

Organizational Documents of the Surviving Company; Directors and Officers

The Pope limited partnership agreement, as in effect immediately prior to the merger effective time, will be the limited partnership agreement of the surviving company, except that the limited partnership agreement will be amended to reflect that Rayonier, L.P. will be the sole limited partner of Pope and will hold, directly or indirectly, all partnership interests in Pope. Merger Sub 1, renamed Pope MGP, LLC, will be the managing general partner of Pope and Merger Sub 2, renamed Pope EGP, LLC, will be the equity general partner of Pope.

Exchange and Payment Procedures

Prior to the merger effective time, Rayonier will enter into a customary exchange agreement with a nationally recognized financial institution, which is reasonably acceptable to Pope, to act as exchange agent for the payment of the merger consideration. Prior to the merger effective time, Rayonier and Rayonier Operating Company LLC will deposit (i) Rayonier shares representing the number of whole Rayonier shares sufficient to deliver the aggregate Rayonier shares portion of the merger consideration (and/or certificates representing these Rayonier shares), (ii) Opco units representing the number of whole Opco units sufficient to deliver the aggregate Opco unit portion of the merger consideration (and/or certificates representing these units), and (iii) cash sufficient to pay the aggregate cash portion of the merger consideration and payment for any fractional Rayonier shares or Opco units. Such cash, units, book-entry shares and certificates, along with any dividends or distributions that become due to the holders of converted Rayonier shares, are referred to as the exchange fund.

Promptly (but within three business days) after the merger effective time, Rayonier will instruct the exchange agent to mail each record holder of MGP common stock as of immediately prior to the GP Merger 1 effective time, EGP common stock as of immediately prior to the GP Merger 2 effective time and Pope units as of immediately prior to the merger effective time a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares or units in exchange for the merger consideration payable to the stockholders or unitholders. The letter of transmittal must specify that that in respect of certificated Pope units, delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the exchange agent, and which will be in customary form and agreed to by Rayonier and Pope prior to the merger effective time.

Promptly following the closing, upon surrender of certificates, if any, for cancellation to the exchange agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of book-entry shares or units) as may be reasonably required by the exchange agent pursuant to such instructions, holders of MGP shares, EGP shares and Pope units will be entitled their respective merger consideration.

Investment of the Exchange Fund

The exchange agent will invest the cash included in the exchange fund as directed by Rayonier, in Rayonier’s sole discretion. However, no investment loss will affect the amounts payable to the Pope unitholders, though any interest or other income from the investments will be paid promptly to Rayonier or Rayonier Operating Company LLC. If the cash in the exchange fund is insufficient to satisfy all of the cash payment obligations under the merger agreement for any reason (including losses), Rayonier will promptly deposit an amount of cash into the exchange fund equal to any deficiency.

Termination of the Exchange Fund

After one year following the closing date, any portion of the exchange fund that remains undistributed will be returned to Rayonier or Rayonier Operating Company LLC upon their demand. At that point, any holders of unexchanged shares of MGP or EGP or Pope units must look to Rayonier or Rayonier Operating Company LLC for the merger consideration. No interest accrues on any merger consideration.

Withholding Rights

Rayonier, Rayonier Operating Company LLC, Merger Sub 1, Merger Sub 2, Merger Sub 3, and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount or securities required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of the merger agreement as having been paid or issued to such person in respect of whom such deduction and withholding was made.

Treatment of Pope Equity Compensation

Each restricted Pope unit granted under Pope’s equity compensation plans that is outstanding immediately prior to the merger effective time will be converted into restricted Rayonier shares on substantially the same terms and conditions as were applicable to the restricted Pope units prior to the merger effective time, except that the number of restricted Rayonier shares subject to each award shall be equal to the number of Pope units subject to the restricted Pope unit award immediately prior to the merger effective time multiplied by 3.929.

At the merger effective time, Rayonier will assume all of the obligations under Pope’s equity plans, and unvested restricted Pope units then outstanding under Pope’s equity plans will be adjusted to reflect Rayonier shares. As discussed in “Interests of Pope’s Directors and Executive Officers in the Merger – Treatment of Equity and Equity-Based Awards” beginning at page 154, Pope directors and some executive employees of Pope hold restricted Pope units that will experience accelerated vesting in connection with or following the merger.

Representations and Warranties of Pope, MGP and EGP

The merger agreement contains customary representations and warranties made by Pope, MGP and EGP that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules or in certain reports filed by Pope with the SEC after January 1, 2018 and at or prior to the date of the merger agreement. In particular, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Pope did not have actual knowledge. The merger agreement includes representations and warranties by Pope, MGP and EGP relating to, among other things:

•	organization, general authority and standing;

•	capitalization of Pope, MGP and EGP;

•	equity interests in other entities;

•	power, authority and approval relating to the transactions contemplated by the merger agreement;

•	no violations or defaults;

•	consents and approvals;

•	financial statements and SEC filings;

•	internal controls and procedures;

•	absence of any undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable law

•	permits;

•	material contracts;

•	environmental matters;

•	title to property;

•	litigation;

•	information supplied;

•	tax matters;

•	employee benefits;

•	intellectual property;

•	related party agreements;

•	insurance;

•	state takeover statutes;

•	partnership unitholder approval;

•	financial advisors; and

•	opinion of financial advisor.

Some of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

A material adverse effect with respect to Rayonier or Pope, as applicable, means, when used with respect to a person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (i) would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of such person and its subsidiaries, taken as a whole or (ii) would prevent or delay the consummation of the merger(s) beyond the outside date on the terms provided in the merger agreement, but none of the following changes, events, developments, circumstances, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect has occurred: (a) changes in the general economic, financial, credit, securities or commodities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (b) changes in general economic conditions in the any of the industries in which such person or its subsidiaries operates, including changes in timber prices or the prices of any other commodity; (c) the outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) the execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, investors, employees or regulators, or any litigation arising from the merger agreement or the mergers; (f) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such person (it being understood and agreed that the exception in this clause (f) shall not preclude any party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (if not otherwise excluded from the definition of a “material adverse effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect); (g) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (g) shall not preclude any party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (if not otherwise excluded from the definition of a “material adverse effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect); (h) changes after January 14, 2020 in any laws or regulations applicable to such person or applicable accounting regulations or the interpretations thereof, or enforcement of any of the foregoing; (i) the establishment or continuation of any permitted lien (as that term is defined in the merger agreement); (j) any action taken with the written consent of or at the written request of Pope or Rayonier, as the case may be; and (k) any change, in and of itself, in any credit rating that may be applied to the person (it being understood and agreed that this clause (k) shall not preclude any party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (if not otherwise excluded from the definition of a “material adverse effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect); provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clause (a), (b), (c) or (d) will be taken into account for purposes of determining whether or not a material adverse effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately and adversely affects such person and its subsidiaries, taken as a whole, as compared to other persons operating in the industries in which such person operates (in which case only the incremental disproportionate impact may be taken into account in determining whether or not a material adverse effect has occurred).

Representations and Warranties of Rayonier, Rayonier Operating Company LLC, Merger Sub 1, Merger Sub 2 and Merger Sub 3

The merger agreement contains customary representations and warranties made by the Rayonier, Rayonier Operating Company LLC, Merger Sub 1, Merger Sub 2 and Merger Sub 3 that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules or in certain reports filed by Rayonier with the SEC after January 1, 2018 and at prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to materiality or material adverse effect qualifications. In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Rayonier did not have actual knowledge. The merger agreement includes representations and warranties by the Rayonier, Rayonier Operating Company LLC, Merger Sub 1, Merger Sub 2 and Merger Sub 3 relating to, among other things:

•	organization, general authority and standing;

•	capitalization;

•	power, authority and approval of the transactions;

•	equity interests in other entities;

•	tax matters;

•	no violations or defaults;

•	consents and approvals;

•	financial reports and SEC documents;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since September 30, 2019;

•	compliance with applicable laws;

•	permits;

•	litigation;

•	information supplied;

•	financial advisors;

•	operations of merger subsidiaries; and

•	availability of funds

Conduct of Pope’s Business Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, Pope agreed that, except as otherwise provided by the merger agreement, as may be required by law, as set forth in the confidential disclosure letter or with the prior written consent of Rayonier (such consent not to be unreasonably withheld, conditioned or delayed), between January 14, 2020 and the merger effective time, each of Pope, EGP and MGP shall not and shall cause each of its respective subsidiaries not to:

•

conduct its business other than in the ordinary course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organizations and goodwill and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights to equity interests or enter into any agreement as to the foregoing;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•

subject to specified exceptions, repurchase, redeem or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire membership, partnership or other equity interests or rights to equity interests;

•	sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of Pope’s or its subsidiaries’ assets, business or properties, other than

•	in the ordinary course of business consistent with past practices;

•	any sales, leases, disposition or discontinuances not in excess of $1,000,000 in the aggregate; or

•	dividends and distribution expressly permitted by the merger agreement;

•

acquire or lease any assets or all or any portion of the business or property of another entity, except for co-investments made by Pope in any of the fund entities (as defined in the merger agreement) as required by the governing documents thereof;

•	merge, consolidate or enter into any other business combination transaction with any person;

•	convert from a limited partnership, corporation or limited liability company, as the case may be, to any other business entity form;

•	make or declare a dividend, other than

•	cash dividends to unitholders of $1.00 or less per Pope unit per quarter;

•	intercompany distributions;

•	cash distributions from the funds entities to their respective equityholders as required by the governing documents thereof; or

•	the GP pre-closing distribution (as described elsewhere in this proxy statement/prospectus);

•	amend the governing documents of Pope in any respect, or any of its subsidiaries in any material respect;

•

subject to specified exceptions, enter into a contract that would be considered a partnership material agreement or partnership related party agreement (each as defined in the merger agreement) or impose liabilities on MGP or EGP other than in their capacities as general partners of Pope;

•

modify, amend, terminate or assign, or waive or assign any rights under any agreement considered a partnership material agreement or partnership permit (as defined in the merger agreement) in a manner which is materially adverse to Pope or any of its subsidiaries or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief;

•	adopt or implement any changes to GAAP accounting principles, practices or methods, other than those required by GAAP;

•	fail to use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as is maintained by Pope as of the execution of the merger agreement;

•

make, change or rescind any material election relating to taxes, change a material method of tax accounting, file any federal income tax return (except to the extent prepared in a manner materially in accordance with past practice, except as required by applicable tax law) or amend any material income tax return;

•

enter into any tax protection agreement, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund;

•

take any action or fail to take action that could reasonably be expected to cause Pope or its subsidiaries that are currently treated as partnerships or disregarded entities for U.S. federal income tax purposes to be treated for such purposes as a corporation;

•

take any action, or fail to take any action, which would reasonably be expected to cause any of ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc. or ORM Timber Fund IV (REIT) Inc., referred collectively to as the Pope Private REITs, to fail to qualify as a REIT or any of the Pope Private REITs’ subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary (as defined in the merger agreement), a TRS or a REIT, as the case may be;

•

subject to specified exceptions, (i) increase in any respect the compensation of any employee, director, or independent contractor or pay any employee, director or independent contractor an amount that is not otherwise due, (ii) take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Pope benefit plan, (iii) grant any severance or termination pay to any employee, director or independent contractor of Pope or any of its subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Pope benefit plan or any other plan, policy, program, agreement or arrangement for the benefit of any current or former directors, officers or employees of Pope or any of its subsidiaries or any of their beneficiaries, (v) grant, pay, award or accelerate the vesting of, or commit to grant, pay, award or accelerate the vesting of, any bonuses or incentive compensation, any equity-based awards or any other compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any officer or other employee whose target annual compensation is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose target annual compensation is greater than $150,000 (other than hiring replacements on substantially similar terms following good-faith consultation with Rayonier prior to extending any offer to hire any such replacement);

•

except in connection with ordinary course intercompany transactions (i) incur, assume, guarantee or otherwise become liable for any indebtedness, other than borrowings under Pope’s existing credit agreements to finance working capital of Pope and its subsidiaries in the ordinary course of business not to exceed at any time an amount equal to $5,000,000 in excess of the amount of outstanding borrowings under Pope’s existing credit agreements as of the execution of the merger agreement, (ii) redeem, repurchase, or cancel any indebtedness or (iii) enter into any material lease;

•	create any lien (other than permitted liens) on Pope’s property or the property of Pope’s subsidiaries other than in connection with any pre-existing indebtedness;

•	make or commit to make any capital expenditures in excess of $2,500,000 in the aggregate;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

•	agree or commit to do anything prohibited by interim covenants described in the bullet points above.

Conduct of Rayonier’s Business Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, Rayonier agreed that, except as otherwise expressly provided by the merger agreement, as may be required by law, as set for in the confidential disclosure letter or with the prior written consent of Pope (such consent not to be unreasonably withheld, conditioned or delayed), between January 14, 2020 and the merger effective time, Rayonier and Rayonier Operating Company LLC shall not and shall cause each of its respective subsidiaries not to:

•

conduct its business other than in the ordinary course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organizations and goodwill and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•	make or declare any dividends or distributions, other than cash dividends to holders of Rayonier shares of $0.27 or less per quarter and intercompany distributions;

•

amend Rayonier’s charter or any governing document of Rayonier’s subsidiaries, other than any amendments as would not reasonably be expected to adversely affect the rights of holders of Rayonier shares or Opco units;

•	implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as required by GAAP;

•

enter into or consummate any merger, consolidation, restructuring, recapitalization or other material reorganization of Rayonier or Rayonier Operating Company LLC, other than in connection with an acquisition of the equity or assets of another person that is not prohibited by the bullet point immediately below;

•

acquire the equity or assets of another person, where the total consideration to be paid or issued by Rayonier to such third parties or their respective equityholders, individually or in the aggregate, is greater than $350,000,000, or where such acquisition would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the mergers;

•	authorize, recommend propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation of Rayonier or Rayonier Operating Company LLC;

•

take any action, or fail to take any action, which would reasonably be expected to cause Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to fail to be properly classified as disregarded entities for U.S. federal income tax purposes;

•

take any action, or fail to take any action, which would reasonably be expected to cause Rayonier to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a TRS or a REIT, as the case may be; or

•	agree or commit to do anything prohibited by interim covenants described in the bullet points above.

No Solicitation

Except as expressly permitted by the merger agreement, Pope, MGP and EGP agree that they will not, will cause their subsidiaries not to and will instruct and use reasonable best efforts to cause their respective officers, directors employees or other representatives retained by Pope not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate the submission of any alternative proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an alternative proposal; or

•

enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information as to, or that could reasonably be expected to lead to an alternative proposal.

Existing Discussions or Negotiations and Required Notification of Rayonier

Under the terms of the merger agreement, Pope agreed to immediately cease any discussions or negotiations with any person that may have been ongoing with respect to an alternative proposal, and agreed to promptly (but in any event by January 16, 2020) request the return or destruction of all confidential information previously provided to such persons by or on behalf of Pope, MGP, EGP or Pope’s subsidiaries.

Promptly upon receiving an alternative proposal or any changes to an alternative proposal (but in no event later than 24 hours after receipt of an alternative proposal or change to such proposal), Pope must advise Rayonier in writing of the alternative proposal and the material terms and conditions of the alternative proposal, including the identity of the person making the alternative proposal and provide Rayonier with copies of the latest drafts of the proposed transaction agreement, all ancillary agreements related to the alternative proposal that Pope has received and any other documents or communications setting forth the terms and conditions of the alternative proposal. Pope must keep Rayonier reasonably informed about the status and the material terms and conditions of the alternative proposal and promptly provide (but in no event later than 24 hours after transmittal or receipt) Rayonier with copies of any changes to material terms of the alternative proposal. Pope is prohibited from entering into an agreement with any person that would prohibit Pope from providing the above information to Rayonier.

If at any time following January 14, 2020, Pope receives an unsolicited written alternative proposal that the Pope board or the Pope special committee believe is bona fide and that did not result from the violation of Pope’s non-solicitation obligation (as described above) and the Pope board (acting on the recommendation of the Pope special committee) or Pope special committee, after consulting its legal and financial advisors, determines in good faith that such alternative proposal could reasonably be expected to result in a superior proposal (as defined below), Pope may

•	furnish information, including confidential information, with respect to Pope, MGP, EGP and Pope’s subsidiaries to the person making the alternative proposal; and

•	participate in discussions or negotiations regarding the alternative proposal.

However, Pope must provide Rayonier written notice of the identity of such person and Pope’s decision to furnish non-public information to, or enter into discussion or negotiations with, such person within 24 hours following the decisions to do so and Pope must execute with such person a confidentiality agreement with terms no less favorable in the aggregate to Pope than the provisions of the confidentiality agreement in effect between Pope and Rayonier. Pope must also make available to Rayonier any confidential information provided to the person making the alternative proposal that was not previously provided to Rayonier (and provide the information before making it available to the person making the alternative proposal or concurrently).

No Change in Recommendation or Entry into Alternative Proposal Agreement

Subject to certain exceptions described below, the Pope board may not:

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(i) change, withdraw, withhold, modify or qualify in any manner adverse to Rayonier the Pope board recommendation, (ii) fail to include the Pope board recommendation in this proxy statement, (iii) fail to reaffirm (publicly, if so requested by Rayonier) the Pope board recommendation within five business days after the date of any alternative proposal (or material modification thereto) is publicly disclosed by Pope or the person making such alternative proposal or (iv) publicly approve or recommend, or publicly propose to approve or recommend, any alternative proposal;

•

approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Pope, MGP or EGP or any of their respective subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal;

•

fail to announce publicly within ten business days after a tender offer or exchange offer relating to Pope units shall have been commenced that the Pope board recommends rejection of such tender offer or exchange offer and reaffirming the Pope board recommendation; or

•	resolve, agree or publicly propose to, or authorize Pope, MGP or EGP or any representative of Pope, MGP or EGP to agree or publicly propose to take any of the actions described above.

Fiduciary Termination Right

However, at any time before the Pope unitholder approval is obtained, Pope may, subject to the provisions described below, make a Pope change in recommendation if:

•	Pope receives a written, unsolicited alternative proposal that the Pope board or the Pope special committee believes is bona fide;

•	such alternative proposal did not result from Pope’s direct or indirect breach of its non-solicitation obligations in the merger agreement;

•

the Pope board (acting on the recommendation of the Pope special committee) or the Pope special committee determines, after consultation with its financial and legal advisors, that such alternative proposal constitutes a superior proposal; and

•

the Pope board (acting on the recommendation of the Pope special committee) or the Pope special committee determines in good faith that, after consulting with outside legal counsel, the failure to effect a Partnership change in recommendation would be reasonably likely to be inconsistent with its duties under applicable Delaware law and the Pope limited partnership agreement,

However, the Pope board may not take the above action unless:

•

Pope has provided prior written notice to Rayonier specifying in reasonable detail the reasons for such action, including delivering to Rayonier a copy of the proposed definitive agreement providing for the alternative proposal for such superior proposal in the form to be entered into and any other relevant proposed transaction agreements, at least three business days (or, in the case of amendments to a superior proposal, two business days) in advance of Pope’s intention to take such action with respect to a Partnership change in recommendation, unless at the time such notice is otherwise required to be given there are less than three business days (or, in the case of amendments to a superior proposal, two business days) prior to the special meeting, in which case Pope will provide as much notice as is reasonably practicable; and

•

during such notice period Pope has negotiated with Rayonier in good faith (to the extent Rayonier desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute (in the reasonable determination of the Pope board (acting on the recommendation of the Pope special committee) or the Pope special committee, after consultation with its financial and legal advisors) a superior proposal.

Under the merger agreement, an alternative proposal means any proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Rayonier and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of 25% or more of the consolidated assets of Pope and its subsidiaries, taken as a whole (in the case of assets owned by the private equity funds controlled by Pope, taking into account only Pope’s proportionate share of such assets) or to which 25% or more of the consolidated revenues or earnings of Pope and its subsidiaries, taken as a whole, are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 25% or more of the outstanding Pope units, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of the outstanding Pope units, or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction which is structured to permit such person or group to acquire beneficial ownership of at least 25% of Pope and its subsidiaries’ consolidated assets or at least 25% of the outstanding Pope units; in each case, other than the mergers.

Under the merger agreement, a superior proposal means any written alternative proposal which the Pope board (acting on the recommendation of the Pope special committee) or the Pope special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable from a financial point of view to the Pope unitholders than the mergers, taking into account at the time of determination (i) all considerations, (ii) the identity of the person making such offer, (iii) the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, (iv) the other terms and conditions of such offer and the implications thereof on Pope, including relevant legal, regulatory and other aspects of such offer and (v) any changes to the terms of the merger agreement that as of that time had been committed to by Rayonier in writing; provided, that for purposes of the definition of “superior proposal”, the references to “25%” in the definition of alternative proposal shall be deemed to be references to “50%”.

Prior to obtaining the Pope unitholder approval, the Pope board is also permitted to effect a Pope change in recommendation in response an intervening event (as defined below) only if (i) prior to such action, the Pope board, in conjunction with its outside legal counsel, determines that failure to take such action would be reasonably likely to be inconsistent with its duties under applicable Delaware Law and the Pope limited partnership agreement, (ii) Pope has given Rayonier at least three business days’ advance written notice that it intends to take this action and the notice must include Pope’s reasons for taking such action, (iii) during such three-day period, Pope has negotiated with Rayonier in good faith, and Pope has used reasonable best efforts to cause its financial and legal advisors to negotiate with Rayonier in good faith (to the extent Rayonier desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so as to permit the

Pope board (acting on the recommendation of the Pope special committee) or the Pope special committee (in its judgment, after consultation its financial and legal advisors) not to make the determination that an intervening event has occurred.

Under the merger agreement, an intervening event means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Pope board on the date the merger agreement was executed (or if known, the consequences of which were not known or the magnitude of which was not known to the Pope board as of such date), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Pope board prior to the receipt of the Pope unitholder approval; except (i) in no event will the receipt, existence, potential for or terms of an alternative proposal or any matter relating thereto or consequence thereof constitute an intervening event and (ii) no change, event, development, circumstance, condition, occurrence or effect relating to Rayonier or its subsidiaries will be taken into account in determining whether an intervening event has occurred if such change, event, development, circumstance, condition, occurrence or effect would be excluded for purposes of determining whether a material adverse effect on Rayonier has occurred per the exceptions to the definition of material adverse effect set forth in the merger agreement and described elsewhere in this proxy statement/prospectus.

Pope is not prohibited from (i) taking and disclosing to Pope unitholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii)  making any legally required disclosure to Pope unitholders.

Pope Meeting

Pope has agreed to duly call, give notice of, convene and hold a special meeting for the purpose of obtaining the approval of a majority of Pope’s unitholders as promptly as practicable after this registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective under the Securities Act. Except as described above, the Pope board will recommend approval of the merger agreement and related transactions in the proxy statement/prospectus. Unless the merger agreement is validly terminated, the Pope board may not submit a superior proposal to a vote or adjourn or postpone the special meeting.

However, Pope may postpone or adjourn the special meeting (i) in the absence of proxies sufficient to obtain Pope unitholder approval, to solicit additional proxies for the purpose of obtaining the Pope unitholder approval, (ii) in the absence of a quorum, (iii) to the extent required by a court of competent jurisdiction in connection with any proceeding related to or in connection with the merger agreement or the mergers or (iv) to allow reasonable additional time for filing and/or mailing of any supplemental or amended disclosure that Pope has determined in consultation with its outside legal advisor is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pope unitholders prior to the special meeting.

In the event a Pope change in recommendation occurs, Pope will remain required to call, hold and convene a special meeting, unless the merger agreement has been terminated in accordance with its terms.

Access to Information

Upon reasonable notice and during normal business hours, in order to facilitate the consummation of the transactions contemplated by the merger agreement, or integration planning relating thereto and the transition of Pope’s business, Pope, MGP and EGP and Pope’s subsidiaries will afford to Rayonier and its representatives reasonable access to all of Pope’s and its subsidiaries’ properties, commitments, books, contracts, records and correspondence, officers, employees, accountants, counsel, financial advisors and other representatives, but Rayonier will not be permitted to conduct any environmental sampling or testing.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense; provided, however, that Pope and Rayonier will each pay one-half of all fees and expenses incurred in connection with (i) filings required to be made under the HSR Act; and (ii) the printing, filing and mailing of this proxy statement/registration statement. Rayonier shall bear all transfer taxes payable in connection with the mergers.

Employee Matters

Effective at closing and for a period of twelve (12) months after closing, Rayonier will provide to each employee of Pope and its subsidiaries who continues to be employed by Rayonier (such employees, “continuing employees”), for so long as the continuing employee remains employed by Rayonier during the twelve month period after closing, with: (i) at least the same wage rate or base salary the continuing employee received immediately prior to closing, (ii) target annual bonus opportunities no less favorable than what the continuing employee was eligible to receive immediately prior to closing (provided that to the extent the applicable wage rate or base salary of a continuing employee is increased, the target annual bonus opportunity of the continuing employee may be correspondingly decreased), and (iii) all other compensation and employee benefits (other than base salaries and wage rates and target annual bonus opportunities) that are no less favorable in the aggregate than those provided to similarly situated employees of Rayonier.

The merger agreement also provides that years of service with Pope and its subsidiaries before the closing will be credited to continuing employees for the purposes of vesting, eligibility to participate and level of benefits under any benefit plans of Rayonier and its subsidiaries, to the same extent such years of service would be credited under corresponding benefit plans of Pope and its subsidiaries (provided that credit for years of service will not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits). In addition, the merger agreement provides that each continuing employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Rayonier and its subsidiaries to the extent that coverage under all employee benefit plans of Rayonier and its subsidiaries is of the same type as the Pope employee benefit plan in which such continuing employee participated immediately before the closing. For Rayonier benefit plans providing medical, dental, pharmaceutical or vision benefits to any continuing employee, Rayonier must use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of Rayonier’s benefit plans to be waived for the continuing employee and his or her covered dependents. Rayonier must also use commercially reasonable efforts to cause any eligible expenses incurred by a continuing employee and his or her covered dependents during the portion of the plan year during which the continuing employee was covered by a Pope employee benefit plan with such coverage ending on the date such continuing employee’s participation in the corresponding Rayonier employee benefit plan begins to be taken into account under such Rayonier plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with a Rayonier employee benefit plan.

Pope shall adopt, at or prior to the merger effective time, a severance and change-of-control plan, binding upon Pope and any successor and affiliated companies, including Rayonier. The plan will provide a severance benefit to continuing employees who experience an involuntary termination of employment (for reasons other than “cause,” as defined in the plan) or a voluntary termination for “good reason” (again as described in the plan) within 18 months of the merger effective time. Rayonier will have the opportunity to review the form of the plan prior to the merger effective time.

Pope shall terminate its 401(k) plan effective as of the date immediately preceding the closing date if Rayonier, at least ten (10) days prior to the closing, provides Pope with written notice directing Pope to terminate its 401(k) plan. In the event Rayonier requests the termination of Pope’s 401(k) plan, Pope shall provide Rayonier with evidence at least two (2) business days prior to closing, in a manner reasonably satisfactory to Rayonier, that the 401(k) plan will be terminated effective as of the date immediately preceding the closing date. If Pope’s 401(k) plan is terminated pursuant to the foregoing, then as soon as practicable following the termination of the 401(k) plan, Rayonier will permit all continuing employees who were eligible to participate in Pope’s 401(k) plan immediately prior to its termination to participate in Rayonier’s 401(k) plan, and will permit each continuing employee to elect to transfer his or her account balance when distributed from the terminated Pope 401(k) plan, including any outstanding participant loans, to the extent permitted by Rayonier’s 401(k) plan.

Indemnification and Insurance

From and after the merger effective time, Rayonier, Merger Sub 1, Merger Sub 2 and Pope (as the surviving entity of the merger), jointly and severally, will indemnify and hold harmless any person who is or becomes, prior to the merger effective time, an indemnitee (as defined in the Pope limited partnership agreement) or an officer, director, board observer or employee of Pope, MGP or EGP or any of their respective subsidiaries or any person in their capacity as a director, officer, board observer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Pope, MGP or EGP) serving at the request of or on behalf of Pope, MGP or EGP or any of their respective subsidiaries, to the fullest extent permitted by applicable law in connection with a certain claims that arise prior to the merger effective times.

The merger agreement requires Rayonier to maintain, for a period of six years after the merger effective time, directors’ and officers’ liability and fiduciary liability insurance policy covering the above mentioned individuals serving in the capacities described above. In the event that such insurance policy costs more than 300% of the last annual premiums paid by Pope prior to date of the execution of the merger agreement, Rayonier will purchase the maximum amount of coverage that can be amount for the above amount.

Rayonier and Pope Dividends

The merger agreement requires Rayonier and Pope to coordinate with the other regarding the payment of dividends and distributions and the record dates and payment dates relating to any dividends in respect of Rayonier’s common stock and distributions in respect of Pope’s units from and after January 14, 2020 until the completion of the merger with the intention that Pope unitholders do not receive both a Rayonier dividend and a Pope distribution, or fail to receive either a Rayonier dividend or Pope distribution, for any single calendar quarter with respect to their Pope units and any Rayonier shares that any such holder receives in exchange therefor in the merger.

Financing Cooperation

Pope must, and must cause its subsidiaries to, and must use reasonable best efforts to cause its representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Rayonier to assist Rayonier in the arrangement of any third party financing for the purpose of financing the merger consideration, any repayment or refinancing of debt contemplated by the merger agreement or required in connection with the transactions contemplated by the merger agreement and any other amounts required to be paid in connection with the consummation of such transactions and all related fees and expenses of Rayonier and Rayonier Operating Partnership. However, Pope is not required to provide such cooperation to the extent that such cooperation would (i) unreasonably disrupt the conduct of the business or operations of Pope and its subsidiaries, (ii) require Pope or any of its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the closing for which it is not promptly reimbursed or simultaneously indemnified or (iii) require Pope or any of its subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default under, the Pope limited partnership agreement, certificate of limited partnership, any applicable laws or any contract that is a Partnership Material Agreement under the merger agreement.

Rayonier must promptly, upon request by Pope, reimburse Pope for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of Pope’s preparation of its annual and quarterly financial statements) incurred by Pope or any of its subsidiaries or their respective representatives in connection with the financing transactions and the financing cooperation described above. Rayonier must indemnify and hold harmless Pope, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing transactions described above and any information used in connection therewith (except with respect to (i) any information provided by Pope or any of its subsidiaries or (ii) any fraud or willful misconduct by any such persons).

Pope must do the following, provided that (i) the following shall not require Pope to cause any satisfaction, termination or release other than substantially concurrently with the closing and (ii) all funds required to effect such repayment shall be provided by Rayonier:

•

at least three business days prior to the closing date, deliver to Rayonier one or more payoff letters in form and substance reasonably acceptable to Rayonier, and including a release of all obligations under Pope’s existing credit agreements (including guarantees (if any), but excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination of Pope’s existing credit agreements) and all related liens upon payment in full of the payoff amounts stated therein executed by the holders of the respective obligations under Pope’s existing credit agreements (or, if applicable, their agent or representative);

•

on or prior to the closing date, deliver all notices required pursuant to the terms of each of Pope’s existing credit agreements, as applicable, and other documents related thereto to facilitate the repayment of the obligations outstanding thereunder; and

•

make arrangements for the holders of obligations under Pope’s existing credit agreements (or, if applicable, their agent or representative) to deliver, subject to the receipt of the applicable payoff amounts, all related lien release documentation to Rayonier prior to or concurrently with the closing.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger—Regulatory Approvals” beginning on page 134), the listing of Rayonier shares to be issued in the merger, reporting requirements under Section 16 of the Exchange Act, coordination with respect to litigation relating to the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The respective obligations of each of the parties to consummate the merger are subject to the satisfaction at or prior to the closing of the merger (or waiver, to the extent permitted by law) of each of the following conditions:

•	the Pope unitholder approval must have been obtained;

•	MGP and EGP have delivered to Rayonier written consents to GP mergers that are continuing in full force and effect;

•	all waiting periods (or extension thereof) under the HSR Act have expired or been terminated;

•

no law, order, judgment or injunction (whether temporary, preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by the merger agreement is in effect;

•

this registration statement has become effective under the Securities Act, and no stop order suspending the effectiveness of this registration statement has been issued and no proceedings for that purpose have been initiated by the SEC; and

•	the Rayonier shares to be issued to Pope unitholders have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of Pope, MGP and EGP to consummate the mergers are further conditioned upon the satisfaction at or prior to the closing of the merger (or waiver by Pope) of each of the following conditions:

•

the representations and warranties of Rayonier, Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 must be true and correct as of date of execution of the merger agreement and the closing date as though made on the closing date (except to the extent expressly made as of another specified date, in which case as of such date), subject to materiality standards provided in the merger agreement;

•

the covenants and agreements of Rayonier, Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 have been performed and complied with in all material respects on or prior to closing;

•

Rayonier must have delivered to Pope a certificate, dated as of the closing date and signed by the chief executive officer of Rayonier, certifying to the effect that the preceding two conditions have been met; and

•

Rayonier must have delivered to Pope a written tax opinion, dated as of the closing date, to the effect that, beginning with Rayonier’s taxable year ended December 31, 2004 and through the closing date, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and Rayonier’s proposed method of organization and operation will allow Rayonier to continue to satisfy the requirements for qualification and taxation as a REIT under the Code.

The obligations of Rayonier, Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to consummate the mergers are further conditioned upon the satisfaction at or prior to the closing of the merger (or waiver by Rayonier) of each of the following:

•

the representations and warranties of Pope, MGP and EGP must be true and correct as of date of execution of the merger agreement and the closing date as though made on the closing date (except to the extent expressly made as of another specified date, in which case as of such date), subject to materiality standards provided in the merger agreement;

•	the covenants and agreements of Pope, MGP and EGP have been performed and complied with in all material respects on or prior to closing;

•

Pope must have delivered to Rayonier a certificate, dated as of the closing date and signed by the chief executive officer of Pope, certifying to the effect that the preceding two conditions have been met;

•

Pope must deliver a written tax opinion, dated as of the closing date, to the effect that, beginning with Pope’s taxable year ended December 31, 2017 through its taxable year ended December 31, 2019 and for each calendar quarter of 2020 completed prior to closing for which the necessary financial information is available, at least 90% of Pope’s gross income will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•

Pope must deliver a written tax opinion, dated as of closing date, to the effect that, for various taxable years through the closing date, each of the Pope Private REITs has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and each such Pope Private REIT’s’ organization and current and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code.

Termination of the Merger Agreement

Termination Rights

The merger agreement may be terminated and the mergers abandoned at any time prior closing as follows:

•	by mutual written consent of Pope and Rayonier;

•

by Rayonier if the written consents of the stockholders of MGP and EGP to GP merger 1 and GP merger 2, respectively, are not delivered to Rayonier within 24 hours after the execution of the merger agreement;

•

by either Rayonier or Pope if there is in effect a final non-appealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason if such order was primarily due to the failure of such part to perform its obligations under the merger agreement.

•

by either Pope or Rayonier if the other party has materially breached or failed to perform any representations, warranties, covenants or agreements contained in the merger agreement and such breach or failure (i) would result in the failure of specified conditions to closing and (ii) is not curable or, if capable of being cured, is not cured by the earlier of the outside date or within 30 days following receipt by the breaching party of notice by the other party of such breach or failure. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason if such party is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

by either Pope or Rayonier if closing does not occur by October 14, 2020, referred to as the outside date, and which date shall automatically be extended to January 14, 2021 if as of the initial outside date all of the conditions to closing shall have been satisfied or waived (or capable of being satisfied) except for conditions in respect of receipt of required regulatory approvals. However, Pope or Rayonier will not be able to terminate the merger agreement for the above reason so long as the failure to close by the outside date is the result of such party’s failure to perform or comply in all material respects with its obligations under the merger agreement;

•	by either Pope or Rayonier if the special meeting has concluded and the Pope unitholder approval has not been obtained;

•	by Rayonier if, prior to the special meeting, a partnership change in recommendation has occurred; and

•

by either Pope or Rayonier if after all conditions to closing the merger have been satisfied and the closing of the merger has not occurred within three business days of those requirements being satisfied, such party has provided five business days’ notice that it is prepared to close the merger and the other party fails to close within such five business day period.

Termination Fee

Pope will pay Rayonier a termination fee of $20 million if:

•	the merger agreement is terminated because a Pope change in recommendation has occurred; or

•

in the event that (i) an alternative proposal is submitted or proposed to Pope, MGP or EGP after the date of the execution of the merger agreement and prior to the special meeting; (ii) the merger agreement is terminated because either the special meeting has concluded without the Pope unitholder approval, Pope has willfully breached certain of its covenants under the merger agreement or Pope refuses to close the merger despite the satisfaction of all the conditions to closing; and (iii) within 15 months after the date the merger agreement is so terminated, Pope enters into a definitive agreement as to, or consummates, an alternative proposal (but for the purposes of this analysis, all references to “25% or more” in the definition of alternative proposal are replaced by references to “50% or more”).

In no event will the termination fee be payable more than once.

The amount payable to Rayonier by Pope may also be reduced to the extent necessary to maintain Rayonier’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, Pope shall place the unpaid amount of the fee in escrow and shall not release any portion thereof to Rayonier unless and until Rayonier receives a reasoned opinion from its outside counsel or a ruling from the Internal Revenue Service, or IRS, providing that Rayonier’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligations of Pope to pay any unpaid portion of the termination fee shall terminate on December 31 following the date which is five years from the date of January 14, 2020. Amounts remaining in escrow after the obligation of Pope to pay the fee terminates shall be released to Pope.

Amendment and Modification

At any time prior to the closing, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Pope unitholder approval, by written agreement of the parties to the merger agreement, except that following receipt of the Pope unitholder approval, there will be no amendment or change to the provisions of the merger agreement that by law or by the Pope limited partnership agreement would require further approval by the Pope unitholders without such approval.

Jurisdiction; Specific Enforcement

The parties to the merger agreement agree that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to the merger agreement agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction, tin the Complex Commercial Litigation Division of the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware. The parties to the merger agreement also (i) irrevocably waive any objection to the laying of venue of any suit, action or proceeding in the courts of the State of Delaware or the Federal courts located in the State of Delaware; (ii) agrees that it will not, and will not permit its controlled affiliates to, bring or support any action, claim, cross-claim or third-party claim of any kind of description against any financing source or financing related party (each as defined in the merger agreement) in any way related to the merger agreement or the transactions contemplated by the merger agreement, including any dispute arising out of or relating in any way to the financing or performance thereof, in any forum other than the U.S. District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and agrees to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith); (iii) irrevocably waives and agrees that it will not asset any right to a jury trial in any forum in any respect to any claim, demand, action or cause of action arising in whole or in part from the merger agreement; and (iv) agrees that no party to the merger agreement will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any injunction, specific performance or other equitable remedy (as described above).

INTERESTS OF POPE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Pope board that you vote to approve the merger agreement, you should be aware that Pope’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Pope’s unitholders generally. The Pope special committee and the Pope board were aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger agreement and the other transactions contemplated thereby, (ii) declare the merger agreement to be advisable and in the best interests of Pope, the Pope unitholders, MGP and the stockholders of MGP and (iii) resolve to recommend the approval of the merger agreement to Pope unitholders.

For purposes of this disclosure, the named executive officers of Pope are:

•	Thomas M. Ringo, President, Chief Executive Officer and member of Pope’s board of directors;

•	Kevin C. Bates, Vice President of Timberland Investments;

•	Michael J. Mackelwich, Vice President, Timberland Operations;

•	Daemon P. Repp, Vice President and Chief Financial Officer; and

•	Jonathan P. Rose, Vice President – Real Estate and President of Olympic Property Group

Treatment of Outstanding Equity Awards

Each restricted Pope unit under Pope’s equity plans that is outstanding immediately prior to the merger effective time will convert into restricted Rayonier shares on substantially the same terms and conditions (including vesting schedules) as were applicable to the restricted Pope units prior to the merger effective time, except that the number of shares subject to each award will be equal to the number of outstanding restricted Pope units multiplied by 3.929. Rayonier will assume all of the obligations outstanding under Pope’s existing equity plans. For an estimate of the value of unvested equity awards that would vest assuming that the merger occurs on June 30, 2020 and each of the named executive officers experiences a qualifying termination (as described above) on that date, see “—Golden Parachute Compensation to Named Executive Officers” below.

Notwithstanding the foregoing, outstanding restricted Pope units held by directors (including Mr. Ringo) will vest immediately prior to closing. Other members of management will have their outstanding units vest immediately if certain characteristics of their employment situation change after the merger. Additionally, if and to the extent any such acceleration in vesting occurs, restricted Pope unit holders are permitted to forfeit or surrender a portion of their award having a value equal to the amount of withholding taxes then due.

Quantification of Potential Payments and Benefits to Pope’s Named Executive Officers in Connection with the Merger

Treatment of Equity and Equity-Based Awards

As described further in the section entitled “The Merger Agreement—Treatment of Pope Equity Compensation” beginning on page 134, each restricted Pope unit award that is outstanding immediately prior to closing will be exchanged for an award of restricted Rayonier shares having substantially equivalent terms and conditions (including vesting schedules), except that the number of shares subject to each award will be equal to the number of outstanding restricted Pope units multiplied by 3.929. Further, restricted Rayonier shares issued in exchange for restricted Pope units held by Pope employees who become employed with Rayonier in connection with the merger but who are terminated other than for “cause” or who resign voluntarily due to: (i) a relocation of the employee’s principal place of employment that is greater than 35 road miles from the employee’s principal place of employment as of immediately prior to the merger effective time of the merger, (ii) a reduction in the employee’s base salary or base wages, or (iii) a material reduction in the employee’s target total compensation (excluding any long-term incentive compensation), prior to the second anniversary of the closing will vest in full on the employee’s termination date. In the case of Jonathan P. Rose, Rayonier has agreed that any such converted awards that have not previously vested will vest on January 20, 2022, consistent with Pope’s historic retirement vesting practices, regardless of whether Mr. Rose retires on that date. Restricted Pope unit awards held by Pope’s directors and by Thomas M. Ringo, Pope’s president and chief executive officer, will vest at the merger effective time.

The following table sets forth the number of restricted Pope units held by each of Pope’s directors and executive officers as of March 13, 2020, the latest practicable date to determine such amounts before the filing of this proxy statement, and the value of merger consideration payable in respect thereof, based on the closing price of $23.21 Rayonier shares on March 13, 2020, the most recent practicable date. The amounts reflected in the table below exclude any grants that may be made following the date hereof and any Pope restricted unit awards that are vested or are expected to vest in accordance with their terms prior to June 30, 2020 (the assumed date of the completion of the merger solely for purposes of this transaction-related compensation disclosure). For an estimate of the value of unvested equity awards that would vest assuming that the merger occurs on June 30, 2020 and each of the named executive officers experiences a qualifying termination (as described above) on that date, see “—Golden Parachute Compensation to Named Executive Officers” below. Pope estimates that the aggregate value of outstanding and unvested equity awards held by all executive officers, other than the named executive officers, that would vest assuming that the merger occurs on June 30, 2020 and all such executive officers experience qualifying terminations (as described above) on that date is $85,447. Pope estimates that the aggregate value of unvested equity awards held by all non-employee directors of Pope that would vest assuming that the merger occurs on June 30, 2020 is $396,868.

Name and Position	Dollar Value ($)	Number of Units
Thomas M. Ringo President, CEO, and Director	$908,820	9,966
Kevin C. Bates Vice President of Timberland Investments	$323,458	3,547
Michael J. Mackelwich Vice President, Timberland Operations	$242,845	2,663
Daemon P. Repp Vice President and CFO	$104,506	1,146
Jonathan P. Rose Vice President—Real Estate and President of Olympic Property Group	$268,743	2,947
William R. Brown Director	$99,217	1,088
John E. Conlin Director	$99,217	1,088
Sandy D. McDade Director	$99,217	1,088
Maria M. Pope Director	$99,217	1,088
Executive Group	$1,933,819	21,206
Non-Executive Director Group	$396,868	4,352
Non-Executive Officer Employee Group	$634,150	6,954

Severance Arrangements

Chief Executive Officer Change in Control Agreement

Pope has entered into a change-in-control agreement with Thomas M. Ringo, Pope’s president and chief executive officer, dated April 13, 2004 (the “Executive Severance Agreement”). The Executive Severance Agreement entitles Mr. Ringo, in the case of a termination by Pope without “cause” or by Mr. Ringo for “good reason” (each as defined in the Executive Severance Agreement) within 18 months after a change-in-control, to the following severance payments and benefits, subject to execution and non-revocation of a release of claims against Pope: (i) a lump-sum cash payment equal to the sum of (A) two times his annual base salary and (B) one times his target annual cash bonus, in each case, for the year of termination, and (ii) for a period of 18 months following his termination, continued health and dental coverage for Mr. Ringo and each of his eligible dependents. The merger would constitute a change-in-control under the Executive Severance Agreement.

Severance Arrangements for Named Executive Officers and Other Executives

Pope adopted a severance plan in connection with the transaction pursuant to which certain executive officers (excluding Mr. Ringo) and employees will be entitled to receive severance payments from Rayonier (subject to the execution and non-revocation of a release of claims against Rayonier) if, at the merger effective time or within the 18-month period following the merger effective time, the applicable individual (i) is terminated involuntarily without “cause” or (ii) voluntarily resigns due to (A) the relocation of the employee’s principal place of employment that is greater than 35 road miles from the employee’s principal place of employment as of immediately prior to the merger effective time or (B) a reduction in base salary or base wages.    The severance payment will equal a multiple of base salary (one times for Messrs. Bates, Mackelwich, Repp, and Rose, and 0.75 for the certain other non-named executive officer), as well as a prorated target bonus.

For an estimate of the value of the severance payments and benefits described above that would be payable to Pope’s named executive officers pursuant to their applicable severance arrangements upon a qualifying termination on June 30, 2020, see “—Quantification of Payments and Benefits” below. The estimated aggregate value of the severance payments and benefits that Pope’s executive officer who is not a named executive officer would receive in the event of a qualifying termination on or following the completion of the merger is $123,600. The foregoing estimate is based on compensation and benefit levels that were in effect as of March 1, 2020 as previously approved by the Pope board and assumes that the merger is completed on June 30, 2020 and the qualifying termination of such non-named executive officer occurs on June 30, 2020.

Incentive Payments

With respect to Pope’s annual bonus plan, assuming that the merger effective time occurs in 2020, each participant will receive a prorated bonus at the merger effective time equal to such participant’s target bonus multiplied by the percentage of 2020 elapsed through the merger effective time. For the avoidance of doubt, if an executive officer experiences a qualifying termination on the date that the merger is completed, such executive officer would not receive duplicate payments with the respect to such executive officer’s annual bonus with respect to the percentage of 2020 elapsed through the merger effective time.

Performance under Pope’s long-term incentive plan (“LTIP”) cycles for the 2018-2020, 2019-2021, and 2020-2022, will, pursuant to the terms of the LTIP, be determined at the merger effective time of the merger, based on actual performance in the case of the first two such cycles (which is anticipated to be at maximum performance) and based on target performance in the case of the 2020-2022 performance cycle, with payment made on a prorated basis for the length of each cycle that elapsed through the closing. For an estimate of the value of the incentive payments above that would be payable to Pope’s named executive officers pursuant to their applicable severance arrangements upon a qualifying termination on June 30, 2020, see “—Quantification of Payments and Benefits” below. Pope estimates that the aggregate value of the prorated annual bonus and LTIP payments that would be payable to the Pope executive officer who is not a named executive officer, assuming a qualifying termination on June 30, 2020 is $29,167.

Continuing Employee Benefits

For a description of benefits that will be provided by Rayonier or the surviving entity to certain individuals who become employees of Rayonier at the merger effective time and who were employees of Pope or any of its subsidiaries immediately prior to the merger effective time please see “The Merger Agreement – Employee Matters beginning on page 148.

Director and Officer Indemnification

The merger agreement provides that members of the Pope board and executive officers of Pope will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 149.

Pope has authority under applicable provisions of the DRULPA to indemnify its directors and officers to the extent provided thereunder. The Pope limited partnership agreement contains additional indemnification provisions for the benefit of the general partners and the directors and officers. Under the Pope limited partnership agreement, the general partners, their officers, directors, and stockholders, and Pope’s officers are indemnified by Pope from all liabilities arising from claims or proceedings in which an indemnitee may be involved, or threatened to be involved, due to (1) the indemnitee’s present or former status as a general partner or stockholder, director, officer, or employee of a general partner or Pope; (2) by reasons of its management of the affairs of a general partner or Pope. Pope will also indemnify officers and directors for claims which relate to the property, business, or affairs of a General Partner or Pope. The indemnification under the Pope limited partnership agreement are in addition to any other rights to which the indemnitee may be entitled under any agreement or as a matter of law.

Transaction Bonuses

The merger agreement permits, subject to certain limitations, Pope to grant cash transaction bonus awards to its employees, including the named executive officers, to be denominated as cash-settled restricted Pope units, with the total number of such awards not to exceed 10,000 such units. These transaction bonus awards will vest at the closing and be paid out in cash on or about the closing. As of the date of this proxy statement/prospectus, no determinations have been made as to whether any executive officer will receive any such award.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of Pope’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer either immediately at the merger effective time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment on or following the merger (i.e., on a “double-trigger” basis). The limited partners are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either Pope, Pope’s board of directors or Rayonier. Accordingly, if the proposal to approve the merger agreement is approved by the limited partners and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of Pope’s Directors and Executive Officers in the Merger”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (a) an assumption that the merger is completed on June 30, 2020, (b) a per share merger consideration of $126.04, (c) the named executive officers’ salary and total eligible bonus levels as in effect as March 13, 2020, (d) the number of unvested and outstanding restricted Pope unit awards held by the named executive officers as of March 13, 2020, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, and excluding any additional grants that may occur following such date, and (e) an assumption that each named executive officer’s employment is terminated and such termination is a severance qualifying termination. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per Pope unit is $126.04, which is the average closing price of Pope units as reported on the NASDAQ over the first five business days following the first public announcement of the merger on January 15, 2020;

•	The merger effective time is June 30, 2020, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

•	The employment of each named executive officer of Pope terminated as of the assumed merger effective time of the merger of June 30, 2020 and such termination was a severance-qualifying termination.

Golden Parachute Compensation to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Thomas M. Ringo President and CEO	2,567,703	1,256,115	25,794	3,849,612
Kevin C. Bates Vice President of Timberland Investments	702,299	447,064		1,149,362
Michael J. Mackelwich Vice President, Timberland Operations	576,644	335,645		912,289
Daemon P. Repp Vice President and CFO	498,603	144,442		643,045
Jonathan P. Rose Vice President—Real Estate and President of Olympic Property Group	503,036	371,440		874,476

(1)

The table below assumes that the merger is completed on June 30, 2020 and reflects the following assumptions: (a) severance payment of 2.0x annual salary for Mr. Ringo and 1.0x annual salary for Messrs. Bates, Mackelwich, Repp, and Rose (b) 2020 bonus of 1.5x target for Mr. Ringo and 0.5x target for Messrs. Bates, Mackelwich, Repp, and Rose (c) accelerated, pro-rated cash LTIP payouts assuming 2.0x target for 2018-20 and 2019-21 cycles and 1.0x target for 2020-22 cycle, and (d) a maximum transaction bonus awarded in Pope units (with an assumed value of $126.04 per unit) immediately prior to closing that vest at closing and will be paid out in cash on or about the closing (provided, however, that the transaction bonus amounts have not yet been finalized and the amounts actually received may be lower than what is provided below but in no event will exceed the amounts provided below).

Named Executive Officer	Base Salary Component of CIC Severance ($)	Bonus Component of CIC Severance ($)	Pro-Rata 2020 Bonus (Merger) ($)	Pro-Rata LTIP (Merger)($)	Transaction Bonus (Merger) ($)	Total ($)
Thomas M. Ringo	850,000	287,500	143,750	908,333	378,120	2,567,703
Kevin C. Bates	293,550	—	45,313	250,000	113,436	702,299
Michael J. Mackelwich	231,750	—	42,188	176,667	126,040	576,644
Daemon P. Repp	206,000	—	37,500	141,667	113,436	498,603
Jonathan P. Rose	233,089	—	33,750	141,667	94,530	503,036

(2)	Value of Pope restricted units, as detailed on page 155, valued at $126.04 per unit.
(3)	Represents 18 months of medical and dental premiums.

GP Merger Consideration & GP Pre-Closing Distribution

Family trusts affiliated with each of Maria M. Pope and Gordon P. Andrews own, in the aggregate, 100% of the issued and outstanding shares of common stock of each of MGP and EGP, the general partners of Pope. These trusts, referred to as the Andrews and Pope family trusts, have as beneficiaries, among other persons, Ms. Pope and Mr. Andrews and certain of their family members. Ms. Pope is a member of the Pope board and Mr. Andrews serves as a paid advisor to the Pope board.

The merger agreement contemplates that, substantially concurrent with the merger effective time, each of MGP and EGP will be acquired by merger subsidiaries of Rayonier for an aggregate consideration of $10,000,000 in cash, referred to as the GP consideration. The GP consideration is payable to the Andrews and Pope family trusts in accordance with their equal ownership of each of MGP and EGP, except that, in the event that any representation or warranty relating to the absence of liabilities at MGP or EGP is not true and correct (other than liabilities of MGP and EGP to the extent related to the merger agreement or the transactions contemplated thereby or the status of MGP and EGP as general partners), the aggregate GP consideration will be reduced by the amount of such liabilities. The aggregate GP consideration is in addition to any consideration that Ms. Pope, Mr. Andrews or their respective affiliates may receive in connection with the merger in their capacity as Pope unitholders and other arrangements as described herein.

In addition, each of MGP and EGP will, immediately prior to the GP Merger 1 effective time, distribute to the Andrews family and Pope family trusts all the Pope units held beneficially and of record by MGP and EGP, as applicable. As of the date of this proxy statement/prospectus, MGP and EGP held 60,0000 Pope units in the aggregate. EGP will also distribute to the Andrews family and Pope family trusts a total of 5,600 Class B common shares of Berkshire Hathaway, Inc., which as of the date of this proxy statement/prospectus had an aggregate value of $[            ]. Although the Andrews and Pope family trusts, as recipients of Pope units in connection with the GP pre-closing distribution, are entitled to the same election options (subject to the same proration procedures) as the other Pope unitholders, the election deadline for these holders, referred to as the family trusts election deadline, will be the date of the GP pre-closing distribution, which will occur on the same date as the merger effective time. Therefore, to the extent the family trusts, election deadline occurs after the election deadline applicable to all other Pope unitholders, the Andrews and Pope family trusts, solely in respect of any Pope units they receive in the GP pre-closing distribution, may be able to make better informed elections based on fluctuations in the trading price of Rayonier shares or other events that occurred in the interim period.

Certain Consideration Payable to General Partner Stockholders

In addition to consideration payable in respect of the Pope units, in connection with and as consideration for their interests in the shares of the general partners, upon consummation of the GP mergers, the GP shareholders will receive, (i) with respect to the GP Merger 1, an amount in cash equal to $9,900,000; and (ii) with respect to the GP Merger 2, an amount in cash equal to $100,000. In addition, immediately prior to the GP mergers, each general partner will distribute to its shareholders certain marketable securities owned by them, including a total of 60,000 Pope units and a total of 5,600 shares of Class B common stock of Berkshire Hathaway, Inc. The market value of such securities (including the Pope units owned collectively by the general partners) was valued at $6,879,152 as of the date of the merger agreement and $[            ] as of the date of this proxy statement. The market value of such securities to be distributed to the GP shareholders will be determined on the effective time of the GP mergers.

Indemnification and Insurance

Pursuant to the merger agreement, Pope directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 149 of this proxy statement/prospectus.

Tax Protection Agreement

In connection with the closing, Rayonier Operating Partnership, Rayonier and Pope will enter into a tax protection agreement in favor of certain large Pope unitholders, in the form attached to this proxy statement/prospectus as Annex G. The tax protection agreement will require Rayonier, L.P. to indemnify certain large historic Pope unitholders for the time value of money (determined based on the prime rate plus 2%) in the event that Rayonier, L.P. triggers, at any time during the five year period following the closing, a specified amount of U.S. federal, state and local income taxes with respect to such holder’s share of built-in gain with respect to the real property assets directly or indirectly owned by Pope immediately before the mergers, with certain exceptions. Rayonier, L.P. is only obligated to pay this liability to certain large holders of units, many of whom may be directors or officers of Pope.

Shareholders Agreement

The Pope board is established pursuant to Pope limited partnership agreement and the Shareholders Agreement entered into by and among MGP, EGP, Peter T. Pope, Emily T. Andrews, Pope & Talbot, Inc., present and future directors of MGP and Pope, dated as of November 7, 1985 (the “shareholders’ agreement”). The shareholders’ agreement, in particular, establishes the rights of MGP’s stockholders to designate Pope’s directors. Each of the two controlling shareholders of MGP has the ability to designate one of Pope’s directors and jointly appoint two others, with the fifth board position taken by Pope’s chief executive officer, who serves as a director by virtue of his executive position. MGP’s certificate of incorporation provides that directors are divided into two classes, each class serving a period of two years which overlap. The terms of the Class A directors expire on December 31, 2020, and the terms of the Class B directors expire on December 31, 2021. The directors’ election to the Pope board is subject to a voting agreement between the MGP’s two shareholders, which are family trusts affiliated with each of Ms. Maria M. Pope and Mr. Gordon P. Andrews. Sandy D. McDade serves as the Andrews family appointee to the Pope board and Mr. Andrews serves as a paid advisor to the Pope board. The composition of the Pope board is established by Pope limited partnership agreement and the shareholders agreement. Board nominations are not made or approved by a separate nominating committee or by a majority of the independent directors.

By virtue of the terms of Pope limited partnership agreement, MGP directly, and the general partner shareholders indirectly, have substantial ability to control or exercise substantial influence over the following: (1) transactions that would result in a change of control of Pope; (2) preventing or causing the sale of the assets of Pope; (3) admitting assignees and unitholders as limited partners; and (4) causing Pope to take or refrain from taking certain other actions that might be perceived to be in Pope’s best interest.

ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION FOR POPE’S NAMED EXECUTIVE OFFICERS

Vote Required and Board of Directors Recommendation

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Pope is required to submit a proposal to its unitholders for an advisory (non-binding) vote to approve certain compensation that may become payable to Pope’s named executive officers in connection with the completion of the merger. This proposal, referred to as the “compensation proposal,” gives Pope’s unitholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Pope’s named executive officers in connection with the merger. This compensation is summarized in the table in the section entitled “Interests of Pope’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Pope’s Named Executive Officers in Connection with the Merger” beginning on page 154, including the footnotes to the tables and the associated narrative discussion. The Pope board unanimously recommends that Pope’s unitholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Pope Resources, a Delaware limited partnership in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/ prospectus entitled “Interests of Pope’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Pope’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal. Because the vote on the compensation proposal is advisory only, it will not be binding on either Pope or Rayonier. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal. The advisory (non-binding) proposal to approve the merger-related executive compensation requires that a majority of the votes cast at the special meeting are voted in favor of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the compensation proposal except to the extent it results in there being insufficient units present at the meeting to establish a quorum. The Pope board unanimously recommends that you vote “FOR” the compensation proposal.

ADJOURNMENT OF POPE MEETING TO SOLICIT ADDITIONAL PROXIES

Pope unitholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the Pope limited partnership agreement, a vote on adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement may be taken in the absence of a quorum. Pope does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the approval of the merger agreement is approved at the special meeting.

The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires that a majority of the votes cast at the special meeting are voted in favor of approval of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Pope board unanimously recommends that you vote “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Pope units. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax reporting requirements, any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations with respect to FATCA (which for this purpose means Sections 1471 through 1474 of the Code), any tax withholding under Section 1445 or 1446(f) of the Code and U.S. Treasury regulations thereunder in the event that a U.S. holder does not provide a properly completed and signed IRS Form W-9 or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders (as defined below) of Pope units who hold such units as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, holders who acquired Pope units pursuant to the exercise of employee options, through a tax qualified retirement plan or otherwise as compensation, persons that are not U.S. holders, U.S. holders whose functional currency is not the U.S. dollar, holders who hold Pope units as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pope units that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Pope units the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Pope units and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE

U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Opinions Required as a Condition to Closing

The obligations of Rayonier, Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to consummate the mergers are conditioned upon Rayonier receiving a written tax opinion of Davis Wright Tremaine LLP (or other counsel as may be reasonably acceptable to Rayonier and Pope), dated as of the closing date and in form and substance reasonably satisfactory to Rayonier, to the effect that, beginning with Pope’s taxable year ended December 31, 2017, through its taxable year ended December 31, 2019 and for each calendar quarter in 2020 completed prior to the closing date for which the necessary financial information is available, at least 90% of the gross income of Pope will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In addition, the obligations of Rayonier, Rayonier Operating Partnership, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to consummate the mergers are conditioned upon Rayonier receiving a written tax opinion with respect to each of the Pope Private REITs from Eversheds Sutherland (US) LLP (or such other nationally recognized REIT tax counsel as may be reasonably acceptable to Rayonier and Pope), dated as of the closing date and in form and substance reasonably satisfactory to Rayonier, to the effect that, commencing with the taxable year ended (i) with respect to ORM Timber Fund II, Inc., December 31, 2011, (ii) with respect to ORM Timber Fund III (REIT) Inc., December 31, 2014, and (iii) with respect to ORM Timber Fund IV (REIT) Inc., December 31, 2018, and, in each case, through the closing date, each such Pope Private REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such Pope Private REIT’s organization and current and proposed method of operation (as described in the applicable representation letter) will enable such Pope Private REIT to continue to satisfy the requirements for qualification and taxation as a REIT under the Code.

The obligations of Pope, MGP and EGP to consummate the mergers are conditioned upon Pope receiving a written tax opinion of Vinson & Elkins L.L.P. (or such other nationally recognized REIT tax counsel as may be reasonably acceptable to Rayonier and Pope), dated as of the closing date and in form and substance reasonably satisfactory to Pope, to the effect that, beginning with Rayonier’s taxable year ended December 31, 2004 and through the closing date, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable Rayonier to continue to satisfy the requirements for qualification and taxation as a REIT under the Code.

These opinions will be based on customary representations made by Rayonier, Pope, Rayonier Operating Partnership, the Pope Private REITs and others, and on customary factual assumptions, as well as certain covenants and undertakings of Rayonier, Pope, Rayonier Operating Partnership, the Pope Private REITs and others. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described below. In addition, none of the opinions described above will be binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Treatment of the Merger

Under the terms and subject to the conditions set forth in the merger agreement, Merger Sub 3 will be merged with and into Pope, with Pope continuing as the surviving company and wholly owned subsidiary of

Rayonier Operating Partnership, which is currently an entity disregarded as separate from Rayonier for U.S. federal income tax purposes. Although for state law purposes Pope will become a wholly owned subsidiary of Rayonier Operating Partnership, Rayonier, Pope and Rayonier, L.P. intend to take the position that Rayonier, L.P. will be treated as a continuation of Pope, consistent with the principles of U.S. Treasury regulations Section 1.708-1(a), including with respect to the receipt of Opco units by Pope unitholders, for U.S. federal income tax purposes. As a result, Rayonier, Pope and Rayonier, L.P. intend to take the position that, for U.S. federal income tax purposes, Rayonier is deemed to contribute all of its assets (other than the interests in Pope it acquires directly from Pope unitholders in the taxable exchange) and certain of its liabilities to Pope in exchange for newly issued partnership interests in Pope in a transaction described in Section 721 of the Code.

The remainder of this discussion, except as otherwise noted, proceeds on the basis that (1) Pope will be classified as a partnership for U.S. federal income tax purposes at the time of the merger, (2) Rayonier, L.P. will be classified as an entity disregarded as separate from Rayonier for U.S. federal income tax purposes at the time of the merger, (3) the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above, and (4) any cash (including cash received by holders in lieu of fractional Opco units and Rayonier shares) and Rayonier shares received by Pope unitholders shall be treated as a taxable sale by such holders to Rayonier in accordance with Section 741 of the Code.

Tax Consequences of the Merger to U.S. Holders

Unless otherwise noted, the legal conclusions set forth under this section (“—Tax Consequences of the Merger to U.S. Holders”) relating to the material U.S. federal income tax consequences of the merger to U.S. holders, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.1, are the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Rayonier.

Tax Consequences to U.S. Holders that Receive Cash

General

The receipt of cash in exchange for Pope units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Each U.S. holder who receives cash in exchange for its Pope units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received and (B) such U.S. holder’s share of Pope’s liabilities immediately prior to the merger effective time that are attributable to the Pope units exchanged for cash and (2) such U.S. holder’s adjusted tax basis in Pope units exchanged therefor (which includes such U.S. holder’s share of Pope’s liabilities attributable to such Pope units immediately prior to the merger effective time).

Immediately prior to the merger, a U.S. holder’s tax basis in its Pope units should equal the amount such holder paid for such Pope units (or, in the case of Pope units received upon the death of a former Pope unitholder, the tax basis of such Pope units determined under Section 1014 of the Code), (a) decreased, but not below zero, by distributions received by such holder from Pope and the aggregate amount of deductions, losses and nondeductible expenses (that are not required to be capitalized), that have been allocated by Pope to such holder and (b) increased by such holder’s share of Pope’s nonrecourse liabilities and the aggregate amount of income and gain allocated by Pope to such holder.

The IRS has ruled that a partner who acquires units in a partnership in separate transactions must combine those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of those units (which will be the case for any U.S. holder who makes an Opco consideration election for a portion of such U.S. holder’s Pope units), a portion of the U.S. holder’s tax basis must be allocated to the units exchanged for cash using an “equitable apportionment” method, which generally means that the tax basis allocated to the units exchanged for cash equals an amount that bears the same relation to the U.S. holder’s tax basis in all of its Pope units immediately before the merger effective time as the value of the units exchanged for cash bears to the aggregated value of the U.S. holder’s Pope units.

Except as noted below, gain or loss recognized by a U.S. holder on the receipt of cash in exchange for Pope units pursuant to the merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by Pope and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Such ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of Pope units pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Pope units pursuant to the merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Pope units in the merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Pope units for more than twelve (12) months as of the merger effective time. As a general rule, if a partner has a divided holding period in a partnership interest and sells its entire partnership interest, any capital gain or loss recognized shall be divided between long-term and short-term capital gain or loss in the same proportions as the holding period of the interest in the partnership is divided between the portion of the interest held for more than twelve (12) months and the portion of the interest held for twelve (12) months or less. Similarly, if a partner has a divided holding period in a partnership interest and sells a portion of its interest in the partnership (which will be the case for any U.S. holder who makes an Opco consideration election for a portion of such U.S. holder’s Pope units), the holding period of the transferred interest must be divided between long-term and short-term capital gain or loss in the same proportions that the partner would realize if the partner sold its entire interest in the partnership in a fully taxable transaction immediately before the actual transfer. Special rules apply to transfers of interests in publicly traded partnerships satisfying certain requirements. Under applicable Treasury Regulations, a selling partner in a publicly traded partnership who can identify partnership units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred, provided that the selling partner elects to use that identification method for all sales or exchanges of interests in the partnership that occur after September 21, 2000. Thus, according to the ruling mandating that a partner has a single adjusted tax basis in its partnership interest, discussed above, a U.S. holder will be unable to select high or low basis units to sell in exchange for cash or stock consideration, as would be the case with corporate stock, but, according to the Treasury Regulations, it may eligible to designate specific units sold for purposes of determining the holding period of Pope units transferred. Non-corporate U.S. holders are generally eligible for reduced rates of taxation on long-term capital gain. Deductions for capital losses are subject to significant limitations under the Code. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Pope’s income generally can be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in Pope pursuant to the merger.

The amount of gain or loss recognized by each U.S. holder will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of Pope units exchanged by each U.S. holder in the merger, and the amount of any suspended passive losses that may be available to a particular holder to offset a portion of the gain recognized by each U.S. holder. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the merger to such holder, taking into account its own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Portion of the Taxable Period Ending on the Closing Date

U.S. holders will be allocated their share of Pope’s items of income, gain, loss and deduction for a portion of Pope’s taxable year that includes the Closing Date. These allocations will be made in accordance with the terms of limited partnership agreement that Rayonier, L.P. will adopt on the Closing Date. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from Pope attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in Pope units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in Pope units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of receiving an allocation of Pope’s items of income, gain, loss and deduction, taking into account its own particular circumstances.

Tax Consequences to U.S. Holders that Receive Rayonier Shares

The receipt of Rayonier shares (and any cash received in lieu of fractional Rayonier shares) in exchange for Pope units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Each U.S. holder who receives Rayonier shares (and any cash it receives in lieu of fractional Rayonier shares) in exchange for its Pope units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received, (B) the fair market value of the Rayonier shares received and (C) such U.S. holder’s share of Pope’s liabilities immediately prior to the merger effective time that are attributable to the Pope units exchanged for Rayonier shares and (2) such U.S. holder’s adjusted tax basis in the Pope units exchanged therefor (which includes such U.S. holder’s share of Pope’s liabilities attributable to such Pope units immediately prior to the merger effective time).

Generally, each U.S. holder will determine its adjusted tax basis in the Pope units exchanged for Rayonier shares and the character of any gain or loss recognized in the same manner as described above under “—Tax Consequences to U.S. Holders that Receive Cash.” The amount of gain or loss recognized by each U.S. holder will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the Pope units exchanged by each U.S. holder in the merger, and the amount of any suspended passive losses that may be available to a particular holder to offset a portion of the gain recognized by such U.S. holder. U.S. holders Pope units will be allocated their share of Pope’s items of income, gain, loss and deduction for a portion of Pope’s taxable period that includes the Closing Date. These allocations will be made in accordance with the terms of the limited partnership agreement that Rayonier, L.P. will adopt on the Closing Date. Please read “—Tax Consequences to U.S. Holders that Receive Cash—Partnership Items of Income, Gain, Loss and Deduction for the Portion of the Taxable Period Ending on the Closing Date.” Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the merger to such holder, taking into account its own particular circumstances.

Tax Consequences to U.S. Holders that Receive Opco Units

General

Although for state law purposes Pope will become a wholly owned subsidiary of Rayonier, L.P. in the merger, for U.S. federal income tax purposes Rayonier, L.P. will be treated as a continuation of Pope (and Rayonier, L.P. shall not exist) following the merger pursuant to U.S. Treasury regulations promulgated under Section 708 of the Code. As a result, Pope should not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the merger, and U.S. holders should not recognize any income, gain or loss with respect to the Opco units that they receive as part of the exchange. However, U.S. holders may recognize income, gain or loss as a result of a net reduction in the share of nonrecourse liabilities allocated to such holder’s Pope units exchanged for Opco units as a result of the merger and a U.S. holder will recognize income, gain or loss equal to the difference between any cash received in lieu of fractional units and such holder’s adjusted tax basis allocable to such portion of such holder’s Pope units sold.

Potential Taxable Gain to Certain U.S. Holders from Reallocation of Nonrecourse Liabilities

As a partner in Pope, a Pope unit holder must include the nonrecourse liabilities (within the meaning of applicable U.S. Treasury regulations) of Pope allocable to its Pope units in the tax basis of such units. The amount of nonrecourse liabilities allocable to each holder of Pope units is determined under complex U.S. Treasury regulations under Section 752 of the Code. As a result of the merger, the allocable share of nonrecourse liabilities allocated to existing Pope unitholders with respect to their Pope units exchanged for Opco units will be recalculated to take into account certain liabilities Rayonier contributed to Pope and any Pope liabilities that were not fully paid in connection with the merger. Therefore, the merger may cause a net reduction in the allocable share of nonrecourse liabilities of an existing holder of Pope units who exchanges Pope units for Opco units in the merger, which is referred to as a “reducing debt shift.” If an existing holder of Pope units who exchanges Pope units for Opco units experiences a net reduction in such holder’s share of nonrecourse liabilities attributable to the Pope units exchanged for Opco units as a result of the merger, such holder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding basis reduction in such holder’s units exchanged for Opco units.

A reducing debt shift and the resulting deemed cash distribution will result in the recognition of taxable gain by a U.S. holder to the extent the amount of the resulting deemed cash distribution exceeds such U.S. holder’s tax basis in its Pope units exchanged for Opco units. However, a U.S. holder will not recognize taxable gain if such holder’s tax basis in its Pope units exchanged for Opco units is positive without regard to any amount of basis associated with the holder’s share of nonrecourse liabilities. While there can be no assurance, Rayonier and Pope expect that U.S. holders generally will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that a U.S. holder will not recognize gain as a result of the distributions deemed received by such holder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such holder as a result of the merger. Any taxable gain recognized generally will be subject to the same treatment described above under “—Tax Consequences to U.S. Holders that Receive Cash.” Each U.S. holder should consult their own tax advisor to determine whether the merger causes such holder to recognize deemed distributions in excess of its tax basis.

Potential Taxable Gain with respect to Cash Received in Lieu of Fractional Units

Each U.S. holder who would otherwise have been entitled to receive a fraction of an Opco unit (after aggregating all units delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash. As a result, each U.S. holder that receives cash in lieu of a fractional unit will be treated for U.S. federal income tax purposes as selling a portion of such holder’s Pope units to Rayonier and, accordingly, will recognize gain or loss equal to the difference between the cash received and such holder’s adjusted tax basis allocable to such portion of such holder’s Pope units sold for cash in lieu of Opco units. Any taxable gain or loss recognized will be subject to the same treatment described above under “—Tax Consequences to U.S. Holders that Receive Cash.”

Tax Basis and Holding Period

Immediately prior to the merger, a U.S. holder’s tax basis in its Pope units should equal the amount such holder paid for such Pope units (or, in the case of Pope units received upon the death of a former Pope unitholder, the tax basis of such Pope units determined under Section 1014 of the Code), (a) decreased, but not below zero, by distributions received by such holder from Pope and the aggregate amount of deductions, losses and nondeductible expenses (that are not required to be capitalized), that have been allocated by Pope to such holder and (b) increased by such holder’s share of Pope’s nonrecourse liabilities and the aggregate amount of income and gain allocated by Pope to such holder. Following the merger, each U.S. holder’s share of Pope’s nonrecourse liabilities will be recalculated (as discussed above). Any resulting increase or decrease in a U.S. holder’s nonrecourse liabilities attributable to the Pope units exchanged for Opco units will result in a corresponding increase or decrease in such holder’s adjusted tax basis in its Opco units. See discussion under “—Tax Consequences to U.S. Holders that Receive Cash—General” relating to the allocation of a U.S. holder’s aggregate tax basis in such holder’s Pope units among the Pope units exchanged for cash, Rayonier shares and Opco units.

Although for state law purposes Pope will become a wholly owned subsidiary of Rayonier, L.P. in the merger, for U.S. federal income tax purposes Rayonier, L.P. will be treated as a continuation of Pope (and Rayonier, L.P. shall not exist) following the merger pursuant to U.S. Treasury regulations promulgated under Section 708 of the Code. As such, a U.S. holder’s holding period in its Pope units will remain unchanged as a result of the merger. See discussion under “—Tax Consequences to U.S. Holders that Receive Cash—General” relating to a U.S. holder’s ability to allocate the holding period of such holder’s Pope units among the Pope units exchanged for cash, Rayonier shares and Opco units.

Backup Withholding Tax and Information Reporting

In general, information reporting requirements will apply to any cash received pursuant to the merger. Certain U.S. holders may be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding will not apply, however, to a U.S. holder that furnishes to the exchange agent appointed by Rayonier a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OPCO UNIT AND RAYONIER SHARE OWNERSHIP

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of Opco units or Rayonier shares received in the merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in proxy statement/prospectus.

The following discussion applies only to holders of Opco units or Rayonier shares who acquire such units or shares, as applicable, in the merger and who hold such units or shares, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, REITs, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, U.S. holders whose functional currency is not the U.S. dollar, holders who hold Opco units or Rayonier shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, and United States expatriates).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Opco units or Rayonier shares, as the case may be, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. As used herein, the term “non-U.S. holder” means a beneficial owner of Opco units or Rayonier shares that is not a U.S. holder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Opco units or Rayonier shares, as the case may be, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Opco units or Rayonier shares, as the case may be, and any partners in such partnership should consult their tax advisors regarding the tax consequences of the ownership and disposition of Opco units or Rayonier shares to their specific circumstances.

This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OPCO UNITS OR RAYONIER SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR

UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Taxation of Rayonier

Unless otherwise noted, the legal conclusions set forth under this section (“Taxation of Rayonier”) and the following two sections (“Taxation of Holders of Opco Units” and “Taxation of Holders of Rayonier Shares”) relating to the material U.S. federal income tax consequences of Rayonier’s election to be treated as a REIT for U.S. federal income tax purposes and to holders of Opco units and Rayonier Shares, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.2, are the opinion of Vinson & Elkins L.L.P.

General

Rayonier elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004. In connection with the merger, Vinson & Elkins L.L.P. will render an opinion that, beginning with Rayonier’s taxable year ended December 31, 2004 through the closing date, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable Rayonier to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Vinson & Elkins L.L.P.’s opinion will be based upon various customary assumptions relating to Rayonier’s organization and operation, will be conditioned upon certain representations and covenants made by Rayonier, Rayonier Forest Resources, L.P., Pope and the Pope Private REITs as to factual matters, including representations regarding each’s organization, the nature of each’s assets and income and the conduct of each’s business operations. Vinson & Elkins L.L.P.’s opinion is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, Rayonier’s qualification and taxation as a REIT will depend upon its ability to meet, on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that Rayonier earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of ownership of its stock and the percentage of its earnings that it distributes. Vinson & Elkins L.L.P. will not review Rayonier’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that Rayonier’s actual results of operations for any particular taxable year will satisfy such requirements.

As described more fully under “Income Tests” below, Rayonier has received a private letter ruling from the IRS substantially to the effect that its timberlands, including its timberlands that are subject to certain timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests discussed below and that the gains it derives from these timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. Nonetheless, while Rayonier intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in its circumstances, no assurance can be given by Vinson & Elkins L.L.P. or by Rayonier that Rayonier will qualify as a REIT for any particular year. Vinson & Elkins L.L.P.’s opinion does not foreclose the possibility that Rayonier may have to use one or more of the REIT savings provisions described below, which could require Rayonier to pay an excise or penalty tax (which could be material) in order for it to maintain its REIT qualification. For a discussion of the tax consequences of Rayonier’s failure to qualify as a REIT, see “Failure to Qualify as a REIT.”

Provided Rayonier qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on the portion of ordinary income and capital gain that it currently distributes to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.

Even if Rayonier qualifies to be taxed as a REIT, it will be subject to U.S. federal income tax under certain circumstances, including the following:

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Rayonier will be subject to U.S. federal income tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “Annual Distribution Requirements” below with respect to Rayonier’s ability to elect to be treated as having distributed to shareholders certain of its capital gains upon which it paid U.S. federal income taxes, in which event the taxes that were paid with respect to such income would be available as a credit or refund to shareholders.

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If Rayonier acquires an asset from a corporation that is subject to corporate-level tax under subchapter C of the Code in a transaction in which its basis in the asset is determined by reference to the transferor’s basis, Rayonier will be subject to U.S. federal income tax at the highest regular corporate rate applicable if it recognizes gain on a disposition of the asset during the five-year period following its acquisition of the asset. The amount of gain on which Rayonier will pay U.S. federal income tax is the lesser of (1) the amount of gain recognized at the time of the sale or disposition and (2) the amount of gain Rayonier would have recognized if it had sold the asset at the time it was acquired. Income derived from the harvesting and sale of timber pursuant to certain timber cutting contracts (as opposed to gain derived from the sale of timberlands) is not subject to this built-in gains tax.

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Rayonier will pay income tax at the U.S. federal corporate income tax rate on (1) net income from the sale or other disposition of property acquired through foreclosure that it holds primarily for sale to customers in the ordinary course of business, or foreclosure property, and (2) other non-qualifying income from foreclosure property.

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Rayonier will be required to pay a 100% U.S. federal income tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

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If Rayonier fails to satisfy the 75% gross income test or the 95% gross income test discussed below under “Gross Income Tests” but has otherwise maintained its qualification as a REIT because certain other requirements have been met, Rayonier will be subject to a 100% U.S. federal income tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Rayonier fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability.

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If Rayonier fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, Rayonier files a schedule with the IRS describing each asset that caused such failure and disposes of the assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, it will pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate (currently 21%) on the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests.

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If Rayonier fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

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Rayonier will generally be required to pay a 4% excise tax on the amount by which its annual distributions to shareholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income Rayonier elects to retain and pay tax on, and (3) any undistributed taxable income from prior periods, other than capital gains from such years which Rayonier elects to retain and pay tax on.

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A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a TRS, if and to the extent that the IRS successfully determines the items were transacted at less than arm’s length and adjusts the reported amounts of these items.

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Rayonier may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of its shareholders, as described below in “Recordkeeping Requirements.”

In addition, Rayonier, including its subsidiaries and affiliated entities, may be subject to a variety of taxes, including payroll taxes and state, local and non-U.S. income, property and other taxes on its assets and operations. Rayonier’s TRSs will also be subject to U.S. federal corporate income taxes on their taxable income.

Requirements for Qualification

Rayonier elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004. In order to continue to qualify as a REIT, Rayonier must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

Organizational and Ownership Requirements

A REIT is a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that elects (or has elected) to be a REIT, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), (8) and (9) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Though Rayonier’s charter does not provide restrictions regarding transfers of its shares, Rayonier anticipates that the current diversity of its shareholder base will continue and that it will satisfy the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, Rayonier is generally required to maintain records regarding the actual ownership of its shares. To do so, Rayonier must request written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the persons required to include in gross income the dividends paid by Rayonier. A list of those persons failing or refusing to comply with this request must be maintained as part of Rayonier’s records. Rayonier’s failure to comply with these recordkeeping requirements could subject it to monetary penalties. A shareholder that fails or refuses to comply with the request is required by applicable U.S. Treasury regulations to submit a statement with its tax return disclosing its actual ownership of the shares and other information. If Rayonier complies with these requirements and does not know, or exercising reasonable due diligence, would not have known, of its failure to meet condition (6) above, Rayonier will be treated as having met such condition.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests described below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by one or more other disregarded subsidiaries of the REIT, or by a combination of the two.

Unincorporated domestic entities, such as single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, so that their income and assets are treated as income and assets of their regarded owners, including for purposes of the REIT gross income and asset tests. Qualified REIT subsidiaries and disregarded entities are sometimes referred to herein as “pass-through subsidiaries.” As discussed above, as of the date of this prospectus, Opco is treated as a disregarded entity for U.S. federal income tax purposes, but it is intended to be treated as a continuation of Pope (and therefore a partnership for U.S. federal income tax purposes) following the merger.

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earning directly by its parent REIT. The TRS and the REIT must jointly elect to treat the subsidiary corporation as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Rayonier will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to Rayonier will be an asset in Rayonier’s hands, and Rayonier will treat the distributions paid to it from such TRS, if any, as income. This treatment may affect Rayonier’s compliance with the gross income and asset tests. Because Rayonier will not include the assets and income of TRSs in determining its compliance with the REIT requirements, Rayonier may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay U.S. federal income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Rayonier has elected to treat Matariki Forests North Island Limited, Matariki Forests Trading Limited, Ngatimanawa Forest Limited, Rayonier HB Limited, and Rayonier TRS Holdings Inc. (and its wholly owned subsidiaries) as TRSs. Rayonier may elect to treat additional entities, including certain entities acquired in the merger, as TRSs in the future. Rayonier’s TRSs are subject to U.S. federal corporate income tax on their taxable income.

Partnerships

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. For purposes of the

10% value test (as described in “Asset Tests”), Rayonier’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, Rayonier’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests described below. Thus, Rayonier’s proportionate share of the assets, liabilities, and items of income of any entity treated as a partnership for U.S. federal income tax purposes in which it acquires an interest, directly or indirectly (including Opco (as a continuation of Pope for U.S. federal income tax purposes) following the merger), will be treated as Rayonier’s assets and gross income for purposes of applying the various REIT qualification requirements.

Subsidiary REITs

Following the merger, Opco will own common stock in each of the Pope Private REITs. The Pope Private REITs are subject to the various REIT qualification requirements and other limitations described herein that are applicable to Rayonier. In connection with the merger, Rayonier will receive an opinion to the effect that commencing with the taxable year ended (i) with respect to ORM Timber Fund II, Inc., December 31, 2011, (ii) with respect to ORM Timber Fund III (REIT) Inc., December 31, 2014, and (iii) with respect to ORM Timber Fund IV (REIT) Inc., December 31, 2018, and, in each case, through the Closing Date, each such Pope Private REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such Pope Private REIT’s organization and current and proposed method of operation will enable such Pope Private REIT to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. However, if a Pope Private REIT were to fail to qualify as a REIT following the merger, then (1) such Pope Private REIT would become subject to regular U.S. federal corporate income tax (as described in “Failure to Qualify as a REIT” below) and (2) Rayonier’s ownership of stock in such Pope Private REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “Asset Tests” below. If any of the Pope Private REITs were to fail to qualify as a REIT, it is possible that Rayonier may not meet the 10% vote test and the 10% value test with respect to its indirect interest in such Pope Private REIT, in which event Rayonier would fail to qualify as a REIT unless it could avail itself of certain relief provisions. Rayonier may make “protective” TRS elections with respect to the Pope Private REITs and may implement other protective arrangements intended to avoid such an outcome if the Pope Private REITs were not to qualify as REITs, but there can be no assurance that such “protective” TRS elections and other arrangements would be effective to avoid the resulting adverse consequences to Rayonier. Moreover, even if any such “protective” TRS elections with respect to the Pope Private REITs were to be effective in the event of the failure of a Pope Private REIT to qualify as a REIT, Rayonier cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs. In this event, Rayonier would fail to qualify as a REIT unless it or the applicable Pope Private REIT could avail itself of certain relief provisions.

Income Tests

In order to maintain its qualification as a REIT, Rayonier must annually satisfy two gross income requirements. First, for each taxable year, at least 75% of Rayonier’s gross income must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property, mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs (including the Pope Private REITs);

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gain from the sale of real estate assets (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) to the extent not secured by real property or an interest in real property) not held primarily for sale to customers in the ordinary course of business;

•	income and gain derived from foreclosure property;

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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

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income derived from the temporary investment of new capital that is attributable to the issuance of the REIT’s capital stock or a public offering of the REIT’s debt with a maturity date of at least five years and that it receives during the one-year period beginning on the date on which it received such new capital.

Second, in general, at least 95% of Rayonier’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from Rayonier’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. As discussed further below, income and gain from “hedging transactions” that are clearly and timely identified are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, cancellation of indebtedness income and certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

Timber Cutting Contracts. Rayonier has received a private letter ruling from the IRS substantially to the effect that its timberlands, including those timberlands that are subject to certain timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests, and that Rayonier’s gains derived from these timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the IRS expressly relied upon a representation from Rayonier that its disposal of timber pursuant to these timber cutting contracts will qualify as disposal of timber under Section 631(b) of the Code.

Rayonier anticipates that it will assign certain delivered wood contracts acquired in the merger to one or more TRSs and simultaneously cause Opco to enter into one or more contracts to sell the associated stumpage to such TRSs.

Rents from Real Property. Rents that Rayonier receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents Rayonier receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to a modification of a lease with a controlled TRS (i.e., a TRS in which Rayonier owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if Rayonier, or an actual or constructive owner of 10% or more of Rayonier, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

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Fourth, Rayonier generally must not operate or manage its real property or furnish or render noncustomary services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom Rayonier does not derive revenue. However, Rayonier may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, Rayonier may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of its income from the related property. Furthermore, Rayonier may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting its rental income from the related properties.

If the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for TRSs or (3) Rayonier furnishes non-customary services to tenants of the property in excess of the 1% threshold, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” If such rent, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of Rayonier’s gross income during the year, Rayonier would lose its REIT qualification unless it were able to qualify for a statutory REIT savings provision. See “Failure to Qualify as a REIT.”

Substantially all of the rental income that Rayonier has received in the past and anticipates receiving in the future is derived from hunting leases, beekeeping leases, leases for the use of real property and the rental of rights of way through certain properties. Rayonier anticipates that any income it receives from such leases and other property interests will constitute “rents from real property” under the applicable rules. Rayonier will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests or will not otherwise cause it to fail the 75% or 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Other than to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.

Dividends. Rayonier’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Rayonier’s share of any dividends received from the Pope Private REITs and any other REIT in which it owns an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income. Rayonier may receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property or to purchase or lease real property and the fees are not determined by the borrower’s income or profits. Other fees are not qualifying income for purposes of either gross income test.

Prohibited Transactions. If Rayonier should realize any taxable income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership (including Opco following the merger) in which it is a partner) then such income would be treated as income from a “prohibited transaction” and would not count for purposes of applying the 95% and 75% gross income tests. In addition, such income would be subject to a 100% tax. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. However, sales of timberlands that satisfy certain safe harbor requirements specified in the Code do not constitute prohibited transactions. Specifically, a sale of a real estate asset held primarily for sale in the ordinary course of business by a timber REIT is not a prohibited transaction if:

•	the asset has been held for at least two years in the trade or business of producing timber;

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the aggregate expenditures made by the REIT or a partner of the REIT during the two-year period before the date of sale that are includible in the basis of the property (other than timberland acquisition expenditures) and that are directly related to the operation of the property for the production of timber or for the preservation of the property for use as timberland, do not exceed 30% of the net selling price of the property;

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the aggregate expenditures made by the REIT or a partner of the REIT during the two-year period before the date of sale that are includible in the basis of the property (other than timberland acquisition expenditures) and that are not directly related to the operation of the property for the production of timber or for the preservation of the property for use as timberland, do not exceed 5% of the net selling price of the property;

•	the sales price of the property is not based in whole or in part on income or profits, including income or profits derived from the sale or operation of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property (other than foreclosure property or sales to which Section 1033 of the Code applies), (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

Rayonier generally intends to conduct its activity so that its sales of timberlands (other than those undertaken by its TRSs) qualify for this safe harbor or are transacted under substantially similar facts as this safe harbor. No assurance can be given, however, that Rayonier can comply with this safe harbor or that Rayonier will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.” Rayonier will attempt to conduct any activities that could give rise to a prohibited transaction through its TRSs. For example, certain types of timberland sales and sales of delivered wood are currently conducted through its TRSs. No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur significant U.S. federal income tax liability as a result of those sales.

Foreclosure Property. Rayonier will be subject to U.S. federal income tax at the corporate rate (currently 21%) on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Hedging Transactions. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of Rayonier’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). Rayonier is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. To the extent that Rayonier hedges for other purposes, or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.

If Rayonier enters into a qualifying hedging transaction as described above, referred to as an original hedge, and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition Rayonier enters into a new clearly identified hedging transaction that would counteract the original hedge, referred to as a counteracting hedge, income from the original hedge and income from the counteracting hedge (including gain from the disposition of the original hedge and the counteracting hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.

Foreign Currency Gain. Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” is excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on an interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Qualify. If Rayonier fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Rayonier may nevertheless qualify as a REIT for such year if Rayonier is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if Rayonier’s failure to meet these tests is due to reasonable cause and not due to willful neglect, Rayonier attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether Rayonier would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “General,” even if these relief provisions apply,

Rayonier would incur a 100% U.S. federal income tax on the gross income attributable to the greater of the amount by which Rayonier failed the 75% gross income test or the 95% gross income test, in each case, multiplied by a fraction intended to reflect its profitability.

Asset Tests

At the close of each calendar quarter, Rayonier must satisfy the following tests relating to the nature of its assets:

•	First, at least 75% of the value of Rayonier’s total assets must consist of:

•

interests in real property (such as timberlands), including leaseholds, options to acquire real property and leaseholds and personal property, to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	cash or cash items, including certain receivables, money market funds and, in certain cases, foreign currencies;

•	U.S. government securities;

•	interests in mortgages on real property;

•	shares in other REITs and debt instruments of “publicly offered REITs”; and

•	investments in shares or debt instruments during the one-year period following the receipt of new capital raised through equity offerings or public offerings of debt with at least a five-year term.

•	Second, not more than 25% of Rayonier’s total assets may be represented by securities other than securities satisfying the 75% asset test.

•

Third, other than investments included in the 75% asset class or securities of TRSs, the value of Rayonier’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets, or the 5% asset test.

•

Fourth, other than investments included in the 75% asset class or securities of TRSs, Rayonier may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

•	Fifth, no more than 20% of the value of Rayonier’s total assets may consist of the securities of one or more TRSs.

•

Sixth, not more than 25% of the value of Rayonier’s total assets may be represented by debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property.

For purposes of the second, third and fourth asset tests, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or another disregarded entity or of a TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which Rayonier or any controlled TRS (i.e., a TRS in which Rayonier owns directly or indirectly more than 50% of the voting power or value of the shares) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by Rayonier exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which Rayonier is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “Gross Income Tests.”

The board of directors will determine the value of Rayonier’s assets for the purpose of ascertaining compliance with the REIT asset tests. Such a determination is binding upon the IRS so long as the board of directors acts in good faith. As of the date of this prospectus, Rayonier believes that it has satisfied the asset tests described above related to the value of its real estate assets, and Rayonier expects that, after the date of this prospectus, it will continue to satisfy such asset tests. However, Rayonier will not obtain independent appraisals to support its conclusions as to the value of its assets. Moreover, the values of some assets may not be susceptible to a precise determination. Rayonier will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurance, however, that Rayonier will be successful in this effort.

If Rayonier fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Rayonier to lose its REIT status if (1) Rayonier satisfies all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arises from changes in the market values of its assets and is not wholly or partly caused by Rayonier’s acquisition of one or more non- qualifying assets. If Rayonier does not satisfy the condition described in clause (2) of the preceding sentence, Rayonier still can avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arises.

A relief provision in the Code allows a REIT which fails one or more of the asset requirements (other than a de minimis failure of the 10% vote or value or 5% asset tests) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the U.S. federal corporate income tax rate (currently 21%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% vote or value and 5% asset tests. Specifically, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets or $10,000,000 and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

No assurance can be given that these relief provisions would be available if Rayonier failed to satisfy one or more of the asset tests. See “Failure to Qualify as a REIT.”

Annual Distribution Requirements

In order to qualify as a REIT, Rayonier is required to make distributions (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an amount at least equal to:

•	the sum of

•	90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain or loss) and

•	90% of its net income (after tax), if any, from foreclosure property, minus

•	the excess of the sum of specified items of non-cash income over 5% of its “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain).

Rayonier must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) Rayonier declares the distribution before it timely files its U.S. federal income tax return for the year, pays the distribution on or before the first regular dividend payment date after such declaration and elects in its tax return to have a specified dollar amount of such distribution treated as if paid during the prior year or (2) Rayonier declares the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and Rayonier actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of Rayonier’s earnings and profits, or E&P. In both instances, these distributions relate to Rayonier’s prior taxable year for purposes of the 90% distribution requirement.

Further, to the extent that a REIT is not a “publicly offered REIT,” in order for its distributions to be counted as satisfying the annual distribution requirement for REITs and to provide it with the REIT-level tax deduction, such distributions must not be “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. The preferential dividend rule does not apply to “publicly offered REITs.” Rayonier is currently a “publicly offered REIT.” However, the Pope Private REITs are not “publicly offered REITs” and must comply with this prohibition on preferential dividends.

To the extent that Rayonier does not distribute all of its capital gain or Rayonier distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, Rayonier will be subject to U.S. federal income tax on the undistributed income at corporate income tax rates. If Rayonier should fail to distribute during a calendar year at least the sum of:

•	85% of its REIT ordinary income for such year,

•	95% of its REIT capital gain income for such year (other than capital gain income that Rayonier elects to retain and pay tax on as provided for below) and

•	any undistributed taxable income from prior periods (other than capital gains from such years which Rayonier elected to retain and pay tax on),

Rayonier will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Rayonier may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

•	Rayonier would be required to pay the U.S. federal income tax on such gains at the corporate tax rate (currently 21%);

•

Rayonier’s shareholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the U.S. federal income tax paid by Rayonier; and

•

the basis of a shareholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the U.S. federal income tax on capital gains paid by Rayonier which was included in income by the shareholder).

It is possible that Rayonier, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above, for example, due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If Rayonier encounters this situation, Rayonier may elect to retain the capital gain and pay the U.S. federal income tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, Rayonier may find it necessary to arrange for short- or possibly long-term borrowings, issue equity, or sell assets.

The Tax Cuts and Jobs Act of 2017, or the TCJA, limited a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, net operating losses, or NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitations at the partnership level. The TCJA allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 40-year recovery period for related improvements. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing, or brokerage trade or business. Rayonier has not yet determined whether it or any of its subsidiaries will make this election. Additionally, any of Rayonier’s TRSs which have borrowed either from Rayonier or third parties may be negatively impacted. Disallowed interest expense may be carried forward indefinitely (subject to special rules for partnerships).

In addition, NOL provisions were modified by the TCJA. The TCJA limited the NOL deduction to 80% of taxable income (before the deduction). It also generally eliminated NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law), but allows indefinite NOL carryforwards.

Rayonier may satisfy the 90% distribution test with taxable distributions of its common stock. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. Although Rayonier has no current intention of paying dividends in its own stock, if in the future Rayonier chooses to pay dividends in its own stock, Rayonier shareholders may be required to pay U.S. federal income tax in excess of the cash that they receive.

Under certain circumstances, Rayonier may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year, which may be included in Rayonier’s deduction for dividends paid for the earlier year. Thus, Rayonier may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Rayonier will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Distribution of C-Corporation Earnings and Profits

In order to qualify as a REIT, Rayonier cannot have at the end of any taxable year any undistributed tax E&P that is attributable to a C corporation taxable year, or C corporation E&P. Rayonier believes that it has distributed all of its C corporation E&P.

Recordkeeping Requirements

Rayonier must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, Rayonier must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding stock. Rayonier intends to comply with these requirements.

Failure to Qualify as a REIT

If Rayonier fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “Gross Income Tests” and “Asset Tests.”

If Rayonier fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, Rayonier will be subject to U.S. federal income tax (including, for taxable years beginning on or before December 31, 2017, any applicable alternative minimum tax) on its taxable income at corporate income tax rates plus potential penalties and/or interest. Distributions to shareholders in any year in which Rayonier fails to qualify as a REIT will not be deductible by Rayonier and, in fact, would not be required to be made. In such event, all distributions to shareholders would be subject to U.S. federal income tax as ordinary income to the extent of Rayonier’s current and accumulated E&P. Subject to certain limitations, corporate U.S. shareholders may be eligible for the dividends received deduction and non-corporate U.S. shareholders might be eligible for U.S. federal income taxation at reduced capital gains rates of up to 20%. Unless Rayonier was entitled to relief under specific statutory provisions, Rayonier also would be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which its REIT qualification was lost. Rayonier cannot predict whether in all circumstances it would qualify for such statutory relief.

Taxation of Holders of Rayonier Shares

Tax Consequences to Taxable U.S. Holders of Rayonier Shares

This section is a summary of the rules governing the U.S. federal income taxation of U.S. holders of Rayonier common stock and is for general information only. U.S. holders of Rayonier common stock are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Rayonier common stock.

Distributions on Rayonier Shares

As long as Rayonier qualifies as a REIT, a taxable U.S. holder must generally take into account as income distributions made out of Rayonier’s current or accumulated E&P that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of Rayonier’s current or accumulated E&P, Rayonier’s E&P will be allocated first to its preferred share dividends and then to its common share dividends. Under the TCJA, individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income, which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income” under the TCJA. However, to qualify for this deduction, the U.S. holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a current maximum 29.6% U.S. federal income tax rate on such REIT dividends for non-corporate taxpayers. Without further legislation, the deduction will sunset after 2025.

A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income” (generally, dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. holders that are taxed at individual rates). The maximum tax rate for qualified dividend income received by non-corporate U.S. holders taxed at individual rates is 20%. By contrast, the maximum tax rate on ordinary REIT dividend income is currently 29.6%. However, the 20% tax rate for qualified dividend income will apply to Rayonier’s ordinary REIT dividends, if any, that are (1) attributable to dividends received by it from non-REIT corporations, such as a TRS, or (2) attributable to income upon which Rayonier has paid U.S. federal corporate income tax (e.g., to the extent that Rayonier distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold Rayonier common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its shares become ex-dividend.

If Rayonier declares a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by Rayonier and received by the U.S. holder on December 31 of such year, provided that Rayonier actually pays the distribution during January of the following calendar year.

A U.S. holder generally will recognize distributions that Rayonier designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held the Rayonier common stock. Rayonier generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “Capital Gains and Losses.”

As discussed above, Rayonier may elect to retain and pay U.S. federal income tax on the net long-term capital gain that Rayonier recognizes in a taxable year. In that case, a U.S. holder would be taxed on its proportionate share of Rayonier’s undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax Rayonier paid. The U.S. holder would increase the basis in its common stock by the amount of its proportionate share of Rayonier’s undistributed long-term capital gain, minus its share of the tax Rayonier paid.

A U.S. holder will not incur tax on a distribution in excess of Rayonier’s current and accumulated E&P if the distribution does not exceed the adjusted tax basis of the U.S. holder’s common stock. Instead, the distribution will reduce the adjusted tax basis of such common stock.

A U.S. holder will recognize a distribution in excess of both Rayonier’s current and accumulated E&P and the U.S. holder’s adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. holder.

U.S. holders may not include in their U.S. federal income tax returns any of Rayonier’s NOLs or capital losses. Instead, these losses are generally carried over by Rayonier for potential offset against its future income. Taxable distributions from Rayonier and gain from the disposition of Rayonier common stock will not be treated as passive activity income and, therefore, U.S. holders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. holder is a limited partner, against such income. In addition, taxable distributions from Rayonier and gain from the disposition of Rayonier common stock generally will be treated as investment income for purposes of the investment interest limitations. Rayonier will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

The aggregate amount of dividends that Rayonier may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by Rayonier with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from Rayonier. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in Rayonier common stock.

Disposition of Rayonier Shares

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of Rayonier common stock as long-term capital gain or loss if the U.S. holder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of any net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common stock held by such U.S. holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from Rayonier that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the Rayonier common stock may be disallowed if the U.S. holder purchases substantially identical common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual U.S. federal income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.”

With respect to distributions that Rayonier designates as capital gain dividends and any retained capital gain that Rayonier is deemed to distribute, Rayonier generally may designate whether such a distribution is taxable to Rayonier’s non-corporate U.S. holders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate U.S. holders may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. holder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate U.S. holder may carry forward unused capital losses indefinitely. A corporate U.S. holder must pay tax on its net capital gain at U.S. federal corporate income rates. A corporate U.S. holder may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Individuals, trusts and estates whose income exceeds certain thresholds will also be subject to an additional 3.8% Medicare tax on gain from the sale of Rayonier common stock. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in Rayonier common stock.

Tax Consequences to Tax-Exempt Holders of Rayonier Shares

This section is a summary of rules governing the U.S. federal income taxation of U.S. holders of Rayonier common stock that are tax-exempt entities and is for general information only. Tax-exempt holders are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Rayonier common stock, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Rayonier distributes to tax-exempt holders generally should not constitute UBTI. However, if a tax-exempt holder were to finance (or be deemed to finance) its acquisition of Rayonier common stock with debt, a portion of the income that such holder receives from Rayonier would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from Rayonier as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the value of Rayonier stock must treat a percentage of the dividends that it receives from Rayonier as UBTI. Such percentage is equal to the gross income Rayonier derives from an unrelated trade or business, determined as if Rayonier were a pension trust, divided by Rayonier’s total gross income for the year in which it pays (or is treated as paying) the dividends. That rule applies to a pension trust holding more than 10% of Rayonier common stock only if:

•	the percentage of Rayonier’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

Rayonier qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of Rayonier’s stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding Rayonier stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of Rayonier’s stock; or

•	a group of pension trusts individually holding more than 10% of the value of Rayonier’s stock collectively owns more than 50% of the value of Rayonier’s stock.

Tax Consequences to Non-U.S. Holders of Rayonier Shares

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. holders of Rayonier common stock. The rules governing U.S. federal income taxation of non-U.S. holders are complex, and this summary is for general information only. Non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Rayonier common stock, including any reporting requirements.

Distributions

A non-U.S. holder that receives a distribution that is not attributable to gain from Rayonier’s sale or exchange of a USRPI (as defined in “Tax Consequences to Non-U.S. Holders of Opco Units”) and that Rayonier does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that Rayonier pays such distribution out of its current or accumulated E&P. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.

However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distribution, and a non-U.S. holder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution, unless reduced by an applicable tax treaty. Rayonier plans to withhold U.S. income tax at a 30% rate on the gross amount of any such distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder provides Rayonier with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

•	the non-U.S. holder provides Rayonier with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA.

A non-U.S. holder will not incur tax on a distribution in excess of Rayonier’s current and accumulated E&P if the excess portion of such distribution does not exceed the adjusted basis of its Rayonier common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s adjusted basis in such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both Rayonier’s current and accumulated E&P and the adjusted basis of its Rayonier common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its Rayonier common stock, as described below. Rayonier must withhold 15% of any distribution that exceeds its current and accumulated E&P. Consequently, although Rayonier intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because Rayonier generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated E&P, Rayonier normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. holder may claim a refund of amounts that Rayonier withholds if it later determines that a distribution in fact exceeded its current and accumulated E&P.

For any year in which Rayonier qualifies as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from its sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exceptions discussed below for (1) distributions on a class of stock that is regularly traded on an established securities market to a less-than-10% holder of such stock and (2) distributions to “qualified shareholders” and “qualified foreign pension funds,” a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal U.S. federal capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, Rayonier must withhold 21% of any distribution that it could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount Rayonier withholds.

However, if Rayonier common stock is regularly traded on an established securities market in the United States, capital gain distributions on Rayonier common stock that are attributable to its sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 10% of Rayonier common stock at any time during the one-year period preceding the distribution or the non-U.S. holder was treated as a “qualified shareholder” and “qualified foreign pension fund.” In such a case, non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Rayonier believes that its common stock is regularly traded on an established securities market in the United States. If Rayonier common stock is not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to Rayonier’s sale of USRPIs will be subject to tax under FIRPTA, as described above. In that case, Rayonier must withhold 21% of any distribution that it could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount Rayonier withholds.

Moreover, if a non-U.S. holder disposes of Rayonier common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire Rayonier common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds Rayonier common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on Rayonier’s distributions, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of Rayonier’s common stock, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

A “qualified shareholder” is a foreign person that either (1) is eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that represents more than 50% of the value of all of the partnership’s units and is regularly traded on the NYSE or NASDAQ markets, (2) is a “qualified collective investment vehicle” (as defined below) and (3) maintains records of the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more the class of interests or units (as applicable) described in (1), above.

A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity owns more than 10% of the stock of the REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership and would be treated as a USRPHC under FIRPTA if it were a domestic corporation or (3) is designated as such by the Secretary of the Treasury and is either (a) “fiscally transparent” within the meaning of Section 894 of the Code or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by one or more “qualified foreign pension funds” who holds Rayonier common stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax as income effectively connected with the conduct of a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

A “qualified foreign pension fund” is any trust, corporation or other organization or arrangement (1) which is created or organized under the laws of a country other than the United States or a political subdivision thereof, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, taking into account certain attribution rules, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax or other governmental authorities in the country in which it is established or operates and (5) with respect to which, under the laws of the country in which it is established or operates, and subject to a de minimis exception, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed a reduced rate.

FATCA. Under FATCA a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Rayonier will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” non-U.S. holders could incur tax under FIRPTA with respect to gain realized upon a disposition of Rayonier common stock if Rayonier is a USRPHC during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. Rayonier believes that it is a USRPHC based on its investment strategy. However, even if Rayonier is a USRPHC, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of Rayonier common stock if Rayonier is a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. Rayonier cannot assure you that this test will be met.

If Rayonier common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. holder’s disposition of such stock, even if Rayonier does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells such stock. Under this additional exception, the gain from such a sale by a non-U.S. holder will not be subject to tax under FIRPTA if (1) Rayonier common stock is treated as being regularly traded on an established securities market under applicable Treasury regulations and (2) the non-U.S. holder owned, actually or constructively, 10% or less of Rayonier common stock at all times during a specified testing period. As noted above, Rayonier believes that its common stock is regularly traded on an established securities market.

In addition, a sale of Rayonier common stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds such common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of Rayonier common stock, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of Rayonier’s common stock, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

If the gain on the sale of Rayonier common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to any applicable alternative minimum tax. In addition, distributions to corporate non-U.S. holders that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax, unless reduced by an applicable tax treaty. Finally, if Rayonier is not a domestically controlled qualified investment entity at the time its common stock is sold and the non-U.S. holder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of such Rayonier common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. holder.

With respect to individual non-U.S. holders, even if not subject to FIRPTA, capital gains recognized from the sale of Rayonier common stock will be taxable to such non-U.S. holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Information Reporting Requirements and Withholding

Rayonier will report to its shareholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions unless the U.S. holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder who does not provide Rayonier with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, Rayonier may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Rayonier.

Backup withholding will generally not apply to distributions made by Rayonier (or its paying agent, in its capacity as such) to a non-U.S. holder provided that the non-U.S. holder furnishes the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if Rayonier (or its paying agent, in its capacity as such) has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. holder made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Taxation of Holders of Opco Units

Tax Consequences to Taxable U.S. Holders of Opco Units

This section is a summary of the rules governing the U.S. federal income taxation of U.S. holders of Opco units and is for general information only. U.S. holders of Opco units are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Opco Units, including any reporting requirements.

Classification as a Partnership

Following the merger, Rayonier expects that Opco (as a continuation of Pope) will be taxed as a partnership for U.S. federal income tax purposes. An unincorporated entity with at least two owners or members for U.S. federal income tax purposes will be classified as a partnership, rather than as a corporation or association taxable as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification, or the “check-the-box regulations; and

•	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members for U.S. federal income tax purposes may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership for U.S. federal income tax purposes. Opco intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof and is generally taxable as a corporation for U.S. federal income tax purposes. An exception provides, however, that a publicly traded partnership will not be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends, or the 90% passive income exception. The limited partnership agreement of Opco, or the Opco LPA, contains restrictions intended to ensure that the Opco units are not considered to be traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. However, to the extent that such restrictions are ineffective to ensure that the Opco units are not considered to be traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof, Rayonier, L.P. may qualify for the 90% passive income exception.

However, Opco has not requested, and does not intend to request, a ruling from the IRS that it will be classified as a partnership for U.S. federal income tax purposes. If for any reason Opco were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, Rayonier likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “Gross Income Tests” and “Asset Tests.” In addition, any change in Opco’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case U.S. holders of Opco units might incur tax liability without any related cash distribution. Further, items of income and deduction of Opco would not pass through to holders of Opco units (as discussed below), and such holders would be treated as holders of stock for U.S. federal income tax purposes. Opco would be required to pay tax at U.S. federal corporate income tax rates on its net income, and distributions to holders of Opco units would constitute dividends that would not be deductible in computing Opco’s taxable income.

Allocation of Opco Profits and Losses

As a partnership, Opco will not be subject to U.S. federal income tax. Instead, income, gains, losses, deductions and credits from Opco will be allocated among U.S. holders of Opco units for U.S. federal income tax purposes in accordance with the Opco LPA. Such allocations are intended to conform with existing Treasury Regulations. Each item of Opco’s income, gains, losses, deductions and credits will have the same character in the hands of a U.S. holder as in the hands of Opco, as though the U.S. holder realized the item directly. It is possible that in a given year a U.S. holder will be allocated income or gain that will be subject to tax in an amount in excess of the amount of cash distributed by Opco to such U.S. holder, thus requiring such U.S. holder to use funds from other sources to pay any tax liability arising from such allocation. Holders of Opco units will receive distributions equivalent to those paid with respect to Rayonier common stock.

U.S. holders may be eligible for a 20% deduction with respect to income allocated to them from Opco. Under the TCJA, individuals, trusts, and estates generally may deduct 20% of “qualified business income” (generally, domestic trade or business income other than certain investment items) of certain pass-through entities, including partnerships. The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. In addition, for taxpayers with income above a certain threshold (e.g., $315,000 for joint return filers), the deduction for each trade or business is generally limited to no more than the greater of (i) 50% of the taxpayer’s proportionate share of total wages from the pass-through entity, or (ii) 25% of the taxpayer’s proportionate share of such total wages plus 2.5% of the unadjusted basis of acquired tangible depreciable property that is used to produce qualified business income and satisfies certain other requirements. Without further legislation, the deduction will sunset after 2025.

Distributions and Tax Basis

Cash distributions generally will not be taxable to a U.S. holder except to the extent that they exceed the U.S. holder’s adjusted tax basis (as described below) in its Opco units. The excess of a distribution over the U.S. holder’s adjusted tax basis in its Opco units will be taxable as long-term or short-term capital gain, depending on the U.S. holder’s holding period for its Opco units. No loss will be recognized by a U.S. holder upon the receipt of a distribution from Opco except where the distribution is a liquidating distribution consisting solely of cash, and the amount of cash distributed is less than the U.S. holder’s adjusted tax basis in its Opco units immediately before the distribution.

Generally a U.S. holder’s tax basis in its Opco units initially will be the amount paid for the Opco units plus the U.S. holder’s share (as determined for U.S. federal income tax purposes) of any borrowings of Opco. The tax basis of Opco units received by Pope unitholders in the merger will be as described in “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders—Tax Consequences to U.S. Holders that Receive Opco Units—Tax Basis and Holding Period.” Generally, such tax basis will be increased by subsequent capital contributions by such U.S. holder, if any, the U.S. holder’s share of Opco’s taxable income and its share of any increase in borrowings of Opco and will be decreased (but not below zero) by its share of Opco’s deductions and losses, its share of any decreases in Opco’s borrowings, its share of cash distributions from Opco and its share of nondeductible expenditures of Opco that are not properly chargeable to its capital account.

The rules governing basis adjustments and the taxation of distributions are complex, and U.S. holders are urged to consult with their tax advisors concerning these rules. As previously noted, there can be no assurance and it is not expected that the amount of taxable income allocated to a U.S. holder will correspond closely to the amount of cash distributed to such U.S. holder for each taxable year of Opco.

Passive Activity Rules

Non-corporate U.S. holders (and certain closely held, personal service and S corporations) are subject to the limitations on using losses from passive business activities to offset business income, salary income, and portfolio income (i.e., interest, dividends, capital gains from portfolio investments, royalties, etc.). Certain of Opco’s investments may be treated as “passive activities.” To the extent Opco has losses or expenses for passive activities, a U.S. holder is expected to be subject to the passive activity loss limitations on the use of any such losses and expenses, but any such income generally may be offset by other passive losses of the U.S. holder.

At-Risk Rules

Section 465 of the Code imposes certain limitations on the amounts of partnership items that can be deducted by certain partners (generally, non-corporate taxpayers and closely held corporations). Under Section 465 of the Code, U.S. holders that are noncorporate taxpayers or closely held corporations may not deduct any losses of Opco to the extent that such losses exceed the amount such U.S. holder has “at risk” with respect to its Opco units at the end of the year. In general, a partner’s at-risk amount will be the aggregate amount the partner has contributed to the partnership, increased by the cumulative amount of income allocated to the partner, and decreased by the cumulative amount of distributions made and losses allocated to the partner. A U.S. holder’s at-risk amount will generally be determined without regard to the liabilities of Opco, but may take into account such U.S. holder’s share of Opco’s “qualified nonrecourse financing,” if any. “Qualified nonrecourse financing” is defined as any financing (i) which is borrowed by the taxpayer with respect to the activity of holding real property, (ii) which is borrowed by the taxpayer from a qualified person or represents a loan from, or a guarantee by, any federal, state or local government or instrumentality thereof and (iii) with respect to which no person is personally liable for repayment. It is possible that if Opco generates losses, all or a portion of a U.S. holder’s deduction for such U.S. holder’s share of Opco’s losses would currently be disallowed pursuant to the at-risk rules. Losses which are currently disallowed under the at-risk limitations are suspended and may be carried forward to subsequent taxable years.

Investment Interest

Section 163(d) of the Code provides that a noncorporate taxpayer may take a deduction for “investment interest” only to the extent of the taxpayer’s “net investment income” for the taxable year. Investment interest generally is any interest that is paid or accrued on indebtedness incurred or continued to purchase or carry an investment, which could include debt incurred by Opco or debt incurred by a U.S. holder to finance its investment in Opco. Investment interest includes interest expenses allocable to portfolio income and interest expense allocable to an activity in which the taxpayer does not materially participate, if such activity is not treated as a passive activity under the passive loss rules. Investment interest does not include any interest that is taken into account in determining a taxpayer’s income or loss from a passive activity. Net investment income consists of the excess of investment income over investment expenses. Investment income generally includes gross income from property held for investment, gain attributable to property held for investment and amounts treated as portfolio income under the passive loss rules. Investment income and investment expenses generally do not include income or expenses taken into account in computing gain or loss from a passive activity. Investment expenses are deductible expenses (other than interest) directly connected with the production of investment income. However, under the TCJA, such expenses may not be deductible for U.S. holders that are individuals. Investment interest that cannot be deducted for any year because of these limitations may be carried over and deducted in succeeding taxable years, subject to certain limitations.

In addition, as discussed under “Taxation of Rayonier—Annual Distribution Requirements,” the TCJA generally limits a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. For partnerships, such as Opco, this interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. Disallowed interest expense will be carried forward indefinitely, to a year in which the U.S.

holder’s share of Opco’s interest expense does not exceed 30% of the U.S. holder’s share of Opco’s adjusted taxable income. As described under “Taxation of Rayonier—Annual Distribution Requirements,” the TCJA allows a real property trade or business to elect out of this interest limitation so long as certain requirements are met, but Rayonier has not yet determined whether it or Opco will make this election.

Sale or Other Disposition of Opco Units

Upon a sale or other disposition (including in connection with a redemption pursuant to the Opco limited partnership agreement) of its Opco units, a U.S. holder will recognize gain or loss equal to the difference between (1) the proceeds (including the fair market value of any Rayonier shares received in connection with a redemption pursuant to the Opco limited partnership agreement) of such sale or other disposition plus its proportionate share of the liabilities of Opco and (2) its adjusted tax basis in its Opco units. Such gain or loss realized on a sale or other disposition of its Opco units by a U.S. holder who is not a “dealer” in securities and who has held such interest for more than one year generally will be long-term capital gain or loss, as the case may be. See “Capital Gains and Losses” below. However, that portion of the selling U.S. holder’s gain allocable to “unrealized receivables” or “inventory items” or, in the case of a distribution by Opco taxable to a U.S. holder as though it were a sale of an interest in Opco, “inventory items which have appreciated substantially in value,” each as defined in Section 751 of the Code, will be treated as ordinary income.

Code Section 754 Elections and Mandatory Tax Basis Adjustments

Pursuant to Section 754 of the Code, a partnership may make an election to adjust the basis of its assets in the event of a sale by a partner of its interest or certain other events. Depending upon the particular facts at the time of any such event, such an election could increase or decrease the value of the interest to the transferee, because the election would increase or decrease the basis of Opco’s assets for the purpose of computing the transferee’s distributive share of Opco’s income, gains, deductions and losses. Pope has such an election in place currently, and, as a continuation of Pope for U.S. federal income tax purposes, Opco will also have this election in place. This election, once made, cannot be revoked without obtaining the consent of the Commissioner of Internal Revenue.

Partnerships are required to adjust the basis of their assets in connection with a transfer of an interest in the partnership if the partnership has a substantial built-in loss immediately after the transfer. A substantial built-in loss exists if the partnership’s adjusted basis in its property exceeds the fair market value of the property by more than $250,000. If such basis adjustments are required in connection with the transfer of an interest in Opco, they could impose significant accounting costs and complexities on Opco. Opco would not be required to make such basis adjustments if it is an “electing investment partnership”; in that event, a transferee U.S. holder’s distributive share of losses would not be allowed except to the extent that such losses exceed the loss (if any) recognized by the transferor (or, in some cases, a prior transferor) on the transfer of the interest in Opco. Rayonier has not determined whether Opco will be eligible to, or will, make the election to be treated as an “electing investment partnership.”

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual U.S. federal income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.”

The IRS has the authority to apply the rules on taxation of capital gains to sales of interests in pass-through entities, including partnerships. It is possible that the IRS could provide in regulations that the type of capital gain on the sale of a partnership interest, even if such interest has been held by the partner for more than one year, must be determined by looking through to the assets held by the partnership and treated as long-term capital gain, “unrecaptured section 1250 gain” or short-term capital gain to the extent such gain is attributable to assets (other than unrealized receivables, inventory and assets described in Section 1250 of the Code) held by the partnership for more than one year, assets which would produce “unrecaptured section 1250 gain” if sold by the partnership, or assets held for one year or less, respectively. No regulations have yet been issued. Such regulations, if and when issued, may have retroactive effect.

A net capital loss allocated to a U.S. holder may be used to offset other capital gains. For a taxpayer other than a corporation, such net capital loss also may be used to offset ordinary income up to $3,000 per year. In general, for taxpayers other than corporations, the unused portion of such loss may be carried forward indefinitely, but not carried back. In the case of a corporate taxpayer, such capital loss may be used to offset only capital gains, but the unused portion of such loss generally may be carried back three years or forward five years. Further, the amount that may be carried back is limited to an amount which does not cause or increase a net operating loss in a carryback year.

Individuals, trusts and estates whose income exceeds certain thresholds will also be subject to an additional 3.8% Medicare tax on gain from the sale of Opco units. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in Opco units.

Tax Returns, Tax Information and Penalties

Opco will use reasonable efforts to provide to holders who held Opco units (and, with respect to the taxable year that includes the Closing Date of the merger, Pope units) at any time during the applicable taxable year Schedules K-1 to IRS Form 1065 and any other information with respect to Opco that Rayonier determines may be necessary for holders to prepare their U.S. federal and state income tax returns within 90 days of the closing of the taxable year (120 days in the case of the taxable year that includes the Closing Date of the merger). Opco is not obligated to provide tax information to persons who are not holders of Opco units (other than persons who held Pope units in the taxable year that includes the closing date of the merger). The Code imposes certain penalties on partnerships and partners in the event of failure to make various filings in a timely manner and in the event of various understatements of income tax. Rayonier intends to cause Opco to comply fully with all applicable filing and reporting requirements.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships for taxable years beginning after December 31, 2017. Under this legislation, the IRS may impose a partnership-level tax on any imputed underpayment resulting from partnership-level adjustments. The partnership-level tax (plus any penalty and interest) will be assessed and generally will be collected from the partnership in the year in which the IRS concludes the audit, referred to as the Adjustment Year, as opposed to the year of the tax return subject to the audit, referred to as the Return Year.

In certain circumstances and subject to certain conditions, a partnership may be able to elect to push out the partnership-level adjustment to the partners who participated in the partnership for the Return Year, in which case each such partner, not the partnership, would be responsible for the payment of any tax deficiency. If such an election is made by Opco, interest on any deficiency will be at a higher interest rate than that which would otherwise apply to tax underpayments. Opco is required under the merger agreement to make the election (if available) for any audit with respect to a tax period or portions thereof ending on or before the merger effective time, and the relevant partners are required to take any other action such as filings, disclosures and notifications necessary to effectuate such election. If such an election is not made, Opco’s tax liability (including interest and penalties) arising from audit adjustments would be economically borne (through reductions in distributions by Opco or payments to Opco) by the partners of Opco in the Adjustment Year (not the Return Year) and without regard to the partners’ actual U.S. income tax liability that would have resulted from the adjustment. This means that each partner would bear its allocable share of Opco’s tax liability arising from an audit adjustment regardless of whether that partner was subject to U.S. income tax and irrespective of whether such partner was a partner in the Return Year.

It is possible that these rules could result in Opco being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and a U.S. holder could be required to bear the economic burden of those taxes, interest and penalties. U.S. holders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment.

State and Local Taxes

In addition, U.S. holders of Opco Units will likely have state and local tax filing obligations in jurisdictions in which Rayonier has made investments (including as a result of the acquisition of the Pope assets). As a result, U.S. holders of Opco units will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, holders may be subject to penalties if they fail to comply with those requirements. Opco may have investments in more jurisdictions than Pope prior to the merger, which may increase the state and local tax return filing obligations of holders of Opco Units.

Tax Consequences to Tax-Exempt Holders of Opco Units

This section is a summary of the rules governing the U.S. federal income taxation of tax-exempt holders of Opco units and is for general information only. Tax-exempt holders are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Opco, including any reporting requirements.

Although pension plans, individual retirement accounts and certain other organizations are generally exempt from U.S. federal income tax, such tax-exempt entities are subject to U.S. federal income tax on UBTI, pursuant to Sections 511 through 514 of the Code, and are required to file a U.S. federal tax return for any taxable year in which such organizations have gross income included in computing UBTI of $1,000 or more (whether or not any tax is due). Organizations that carry on more than one unrelated trade or business must separately calculate unrelated business taxable income for each trade or business, effectively prohibiting using deductions relating to one trade or business to offset income from a separate trade or business. It is anticipated that most of Opco’s income allocated to holders of Opco units will be UBTI. In addition, tax-exempt holders may recognize UBTI by reason of an investment in Opco as a result of the indebtedness that Opco will incur with respect to its properties. A tax-exempt holder could be treated as earning UBTI to the extent that it derives income from “debt-financed property,” or if its investment is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (including, indebtedness incurred in acquiring or holding property). Tax-exempt investors are urged to consult their tax advisors with respect to an investment in Opco.

Tax Consequences to Non-U.S. Holders of Opco Units

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. holders of Opco units. The rules governing U.S. federal income taxation of non-U.S. holders are complex, and this summary is for general information only. Non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the acquisition, ownership and disposition of Opco units, including any reporting requirements.

Opco will be treated for U.S. federal income tax purposes as being engaged in the conduct of a U.S. trade or business, and non-U.S. holders will be treated as being engaged in the conduct of such U.S. trade or business. As such, each non-U.S. holder of Opco units will be subject to U.S. federal income tax, at graduated rates, on its distributive share of Opco’s taxable income (whether ordinary or capital gain) that is effectively connected with the conduct of Opco’s U.S. trade or business (i.e., ownership and operation of timberlands in the United States)

and will be required to file annually U.S. federal income tax returns reporting such income (even if no tax is due thereon). Furthermore, a non-U.S. holder’s distributive share of effectively connected income is subject to U.S. federal income tax withholding. Under Section 1446 of the Code, Opco will be required to make periodic installment payments of withholding tax to the IRS based on the amount of Opco effectively connected income allocable to its non-U.S. holders, using the highest corporate or individual tax rate, as the case may be, that is then in effect that would apply to such non-U.S. holder (21% for corporations and 37% for individuals).

In addition to the regular U.S. federal corporate income tax that must be paid by a foreign corporation on its effectively connected income, the Code provides for a 30% “branch profits” tax on the deemed distributed E&P of a foreign corporation attributable to income that is effectively connected with the conduct of a U.S. trade or business, modified for increases or decreases in the U.S. net equity of the foreign corporation. A corporate non-U.S. holder would be subject to the “branch profits” tax if such non-U.S. holder’s allocable share of Opco’s gain or income were included in the computation of earnings and profits. Certain income tax treaties may reduce or eliminate such tax.

Because Opco’s primary investment objective is to invest in U.S. real estate, a non-U.S. holder may also be subject to U.S. federal income tax on the non-U.S. holder’s distributable share of the gain on a disposition by Opco of certain “United States real property interests,” or USRPIs, under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. A USRPI includes certain interests in real property and shares in “United States real property holding corporations,” or USRPHCs (i.e., corporations at least 50% of whose assets consist of interests in real property). As such, Opco must generally withhold 21% of the gain recognized from the disposition by it of a USRPI to the extent such gain is allocable to a non-U.S. holder. Opco may elect under certain circumstances to withhold the tax from the cash distributions made to the non-U.S. holders subsequent to the disposition. In addition, if a non-U.S. holder disposes of its Opco units, the purchaser of such Opco units must withhold 10% of the sale price if any portion of any gain would be taxable as effectively connected income (as described above), unless non-U.S. holder provides an affidavit that it is not a foreign person or the IRS agrees in advance to a reduced amount that “will not jeopardize the collection of tax,” presumably upon a showing that the tax on the gain would be less than 10% of the sale price. In the event that the purchaser fails to withhold the full amount, Opco must withhold on future distributions to the buyer in an amount equal to the underwithholding, plus interest. An exemption to FIRPTA exists for “qualified foreign pension funds” (see “Taxation of Holders of Rayonier Shares—Tax Consequences to Non-U.S. Holders of Rayonier Shares”), however, as a result of the effectively connected income rules described above, this exclusion from U.S. taxation under FIRPTA will not prevent a non-U.S. holder from being subject to U.S. federal income tax to the extent of such partner’s distributive share of income or gain is effectively connected with Opco’s U.S. trade or business.

A non-U.S. holder will still be required to file U.S. federal income tax returns reporting its distributive share of effectively connected income even if Opco or a purchaser of Opco units withholds taxes as described above. Any amounts so withheld and paid to the IRS can be applied as a credit against the U.S. federal income tax liability of the non-U.S. holder and can be recovered as a refund to the extent such withholding results in an overpayment of taxes.

In addition to filing an annual U.S. federal income tax return, non-U.S. holders may be required to comply with certain reporting requirements to the extent provided in the Treasury Regulations. Non-U.S. holders may also be required to file returns with and pay taxes to state or local taxing jurisdictions in the United States in connection with the holding or disposition of Opco units. Each non-U.S. holder is advised to consult its tax advisor regarding the tax effects of an investment in the Opco units, including information return and reporting requirements, the possible applicability of tax treaties, potential tax liability which may be imposed by the country or other jurisdiction of which such non-U.S. holder is a citizen or in which such person resides or is otherwise located, and other U.S. and non-U.S. tax matters.

Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on certain distributions paid to certain non-U.S. holders if certain disclosure requirements related to

U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such amounts will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Opco will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

Opco will report to holders of Opco units and to the IRS the amount of distributions Opco pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a holder may be subject to backup withholding at a rate of 24% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder’s income tax liability. In addition, Opco may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to it.

Backup withholding will generally not apply to payments of distributions made by Opco or its paying agent, in its capacity as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to Opco or its paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either Opco or its paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of Opco units by a non-U.S. holder made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Holders of Opco units should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

RAYONIER OPERATING COMPANY LLC INFORMATION

References to “Rayonier Operating Company” or “Opco,” in this section of the proxy statement/prospectus mean Rayonier Operating Company LLC and its consolidated subsidiaries. References to “Parent,” and “Rayonier,” mean Rayonier Inc. and its consolidated subsidiaries. References herein to “Notes to Financial Statements” or “Note” refer to the Notes to the Consolidated Financial Statements of Rayonier Operating Company LLC included in Annex F of this joint proxy/prospectus. Prior to the merger effective time, Rayonier Operating Company will be merged with and into Rayonier, L.P., a Delaware limited partnership, with Rayonier, L.P., as the surviving entity, whereupon Rayonier, L.P., will succeed to all of the assets, liabilities and operations of Rayonier Operating Company. References in this proxy statement/prospectus to the term “Opco” apply to Rayonier Operating Company prior to the above-described reorganization, and to Rayonier, L.P., thereafter.

Note About Forward Looking Statements

Certain statements in this document regarding anticipated financial outcomes, including Rayonier Operating Company’s earnings guidance, if any, business and market conditions, outlook, business strategies, harvest schedules, timberland acquisitions, timberland sales, the anticipated benefits of the Company’s business strategies, and other similar statements relating to future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. The risk factors contained in “Risk Factors” in this section and similar discussions included in other reports that Opco subsequently file with the SEC, among others, could cause actual results or events to differ materially from the Company’s historical experience and those expressed in forward-looking statements made in this document.

Forward-looking statements are only as of the date they are made, and Opco undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any subsequent disclosures the Company makes on related subjects in its subsequent reports filed with the SEC.

Business

General

Rayonier Operating Company LLC is a Delaware limited liability company originated on June 3, 2010 as a wholly owned subsidiary of Rayonier Inc., the sole member of Rayonier Operating Company. Rayonier Inc. is a North Carolina corporation with shares publicly traded on the NYSE under the symbol RYN. On July 29, 2010, Rayonier contributed to Rayonier Operating Company, and its successors, all interest of Rayonier including all properties and assets in exchange for the assumption of all liabilities related to the contributed assets. Following the contribution, substantially all of Rayonier assets are held by, and Rayonier operations are conducted through Rayonier Operating Company. Rayonier Operating Company currently does not have any publicly traded equity.

Opco is a wholly owned subsidiary of Rayonier, a leading timberland real estate investment trust (“REIT”) with assets located in some of the most productive softwood timber growing regions in the U.S. and New Zealand. The focus of Opco’s business is to invest in timberlands and to actively manage them to provide current income and attractive long-term returns to Opco’s unitholders. As of December 31, 2019, Opco owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.84 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 gross acres, or 295,000 net plantable acres). In addition, Opco engages in the trading of logs from New Zealand and Australia to Pacific Rim markets, primarily to support Opco’s New Zealand export operations. Opco has an added focus to maximize the value of Opco’s land portfolio by pursuing higher and better use (“HBU”) land sale opportunities.

As a wholly owned subsidiary of Rayonier, Rayonier Operating Company is treated as a disregarded entity for federal income tax purposes. However, Rayonier has elected to allocate, based on the tax attributes and filings of the taxable subsidiaries, the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company. Under Rayonier’s REIT structure, Rayonier is generally not required to pay U.S. federal income taxes on its earnings from timber harvest operations and other REIT-qualifying activities contingent upon meeting applicable distribution, income, asset, shareholder and other tests. As of December 31, 2019 and as of the date of this filing, Opco believes Rayonier is in compliance with all REIT tests. See Note 10—Income Taxes for further discussion of REIT and non-REIT qualifying operations.

Opco’s executive offices located at 1 Rayonier Way, Wildlight, Florida 32097. Opco’s telephone number is (904) 357-9100.

Our Competitive Strengths

Opco believes that it distinguishes itself from other timberland owners and managers through the following competitive strengths:

•

Leading Pure-Play Timberland REIT. Rayonier, Opco’s parent, is differentiated from other timberland REITs in that it is invested exclusively in timberlands and real estate and do not own any pulp, paper or wood products manufacturing assets. Rayonier is the largest “pure-play” timberland REIT, which provides its investors with a focused, large-scale timberland investment alternative without taking on the risks and volatility inherent in direct ownership of forest products manufacturing assets.

•

Located in Premier Softwood Growing Regions with Access to Strong Markets. Opco’s geographically diverse timberland holdings are strategically located in core softwood producing regions, including the U.S. South, U.S. Pacific Northwest and New Zealand. Opco’s most significant timberland holdings are located in the U.S. South, in close proximity to a variety of established pulp, paper and wood products manufacturing facilities, which provide a steady source of competitive demand for both pulpwood and higher-value sawtimber products. Opco’s Pacific Northwest and New Zealand timberlands benefit from strong domestic sawmilling markets and are located near ports to capitalize on export markets serving the Pacific Rim.

•

Sophisticated Log Marketing Capabilities Serving Various Pacific Rim Markets. Opco conducts a log trading operation based in New Zealand that serves timberland owners in New Zealand and Australia, providing access to key export markets in China, South Korea and India. This operation provides Opco with superior market intelligence and economies of scale, both of which add value to Opco’s New Zealand timber portfolio. It also provides additional market intelligence that helps Opco’s Southern and Pacific Northwest export log marketing and contributes to the Company’s earnings and cash flows, with minimal investment.

•

Attractive Land Portfolio with HBU Potential. Opco owns approximately 200,000 acres of timberlands located in the vicinity of Interstate 95 primarily north of Daytona Beach, FL and south of Savannah, GA, some of which have the potential to transition to HBU over time as market conditions support increased demand. These properties further provide Opco with select opportunities to add value to its portfolio through real estate development activities, which Opco believes will allow us to periodically sell parcels of such land at favorable valuations relative to timberland values through one of Opco’s TRS.

•

Dedicated HBU Platform with Established Track Record. Opco has a dedicated HBU platform led by an experienced team with an established track record of selling rural and development HBU properties across Opco’s U.S. South holdings at strong premiums to timberland values. Opco maintains a detailed land classification analysis of its portfolio, which allows it to identify the highest-value use of Opco’s lands and then capitalize on identified HBU opportunities through strategies uniquely tailored to maximize value, including selectively pursuing land-use entitlements and infrastructure improvements.

•

Advantageous Structure and Capitalization. Under Rayonier’s REIT structure, Rayonier is generally not required to pay U.S. federal income taxes on its share of Opco’s earnings from timber harvest operations and other REIT-qualifying activities, which allows Rayonier to optimize the value of Opco’s portfolio in a tax efficient manner. In addition, as a partnership for U.S. federal income tax purposes, Opco will not be subject to U.S. federal income tax. Instead, income, gains, losses, deductions and credits from Opco will be allocated among holders of Opco units in accordance with the Opco LPA. Opco believes that this structure and conservative capitalization provides it with a competitive cost of capital and significant financial flexibility to pursue growth initiatives.

Our Strategy

Our business strategy consists of the following key elements:

•

Manage Opco’s Timberlands on a Sustainable Yield Basis for Long-term Results. Opco generates recurring income and cash flow from the harvest and sale of timber and intend to actively manage Opco’s timberlands to maximize net present value over the long term by achieving an optimal balance among biological timber growth, generation of cash flow from harvesting activities, and responsible environmental stewardship. Opco’s harvesting strategy is designed to produce a long-term, sustainable yield, although Opco may adjust harvest levels periodically in response to then-current market conditions.

•

Apply Advanced Silviculture to Increase the Productivity of Opco’s Timberlands. Opco uses its forestry expertise and disciplined financial approach to determine the appropriate silviculture programs and investments to maximize returns. This includes re-planting a significant portion of Opco’s harvested acres with improved seedlings Opco has developed through decades of research and cultivation. Over time, Opco expects these improved seedlings will result in higher volumes per acre and a higher value product mix.

•

Increase the Size and Quality of Opco’s Timberland Holdings through Acquisitions. Opco intends to selectively pursue timberland acquisition opportunities that improve the average productivity of Opco’s timberland holdings and support cash flow generation from Opco’s annual harvesting activities. Opco expects there will be an ample supply of attractive timberlands available for sale as a result of anticipated sales from a number of Timberland Investment Management Organizations (“TIMOs”). Opco’s acquisition strategy employs a disciplined approach with rigorous adherence to strategic and financial metrics. Generally, Opco expects to focus its acquisition efforts on the most commercially desirable timber-producing regions of the U.S. South, the U.S. Pacific Northwest and New Zealand, particularly on timberlands with a geographic distribution and age-class profile that are complementary to Opco’s existing timberland holdings. Opco may also consider acquisition opportunities outside of Opco’s existing operating areas where Opco anticipates favorable long-term market dynamics and financial returns. Opco acquired 69,000 acres of fee timberland in 2019, 26,000 acres in 2018 and 90,000 acres in 2017. Additionally, Opco acquired leases or long-term forestry rights covering approximately 2,000 acres in 2019, 4,000 acres in 2018, and 19,000 acres in 2017.

•

Optimize Opco’s Portfolio Value. Opco continuously assesses potential alternative uses of Opco’s timberlands, as some of Opco’s properties may become more valuable for development, residential, recreation or other purposes. Opco intends to capitalize on such higher-valued uses by opportunistically monetizing HBU properties in Opco’s portfolio. While the majority of Opco’s HBU sales involve rural and recreational land, Opco also selectively pursues various land-use entitlements on certain properties for residential, commercial and industrial development in order to fully realize the enhanced long-term value potential of such properties. For selected development properties, Opco also invests in infrastructure improvements, such as roadways and utilities, to accelerate the marketability and improve the value of such properties. Opco generally expects that sales of HBU property will comprise approximately 1% to 2% of its Southern timberland holdings on an annual basis.

•

Focus on Timberland Operations to Support Cash Flow Generation. As described above, Opco relies primarily on annual harvesting activities and ongoing sales of HBU properties to generate cash flow from Opco’s timberland holdings. However, Opco also periodically generates income and cash flow from the sale of non-strategic and/or non-HBU timberlands, in particular as Opco seeks to optimize Opco’s portfolio by disposing of less desirable properties or to fund capital allocation priorities, including share repurchases, debt repayment or acquisitions. Opco’s strategy is to limit reliance on planned sales of non-HBU timberlands to augment cash flow generation and instead rely primarily on supporting cash flow from the operation, rather than sale, of Opco’s timberlands. Opco believes this strategy will support the sustainability of Opco’s harvesting activities over the long term.

•

Promote Responsible Stewardship and Best-in-Class Disclosure. Opco is committed to responsible stewardship and environmentally and economically sustainable forestry. As such, Opco is focused on continuing to develop and integrate robust environmental, social and governance (“ESG”) policies and best practices within Opco’s business. Opco further intends to be an industry leader in transparent disclosure, particularly relating to Opco’s timberland holdings, harvest schedules, inventory, age-class profiles and other meaningful data regarding Opco’s long-term sustainability. Opco believes Opco’s continued commitment to transparency and the stewardship of Opco’s assets and capital will allow us to maintain Opco’s timberlands’ productivity, more effectively attract and deploy capital and enhance Opco’s reputation as a preferred timber industry supplier and employer.

Segment Information

Opco operates in five reportable business segments: Southern Timber, Pacific Northwest Timber, New Zealand Timber, Real Estate and Trading. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and Segment and Geographical Information for information on sales and operating income by reportable segment and geographic region.

Timber

The Company’s timber businesses are disaggregated into Southern Timber, Pacific Northwest Timber and New Zealand Timber segments. Sales in the Timber segments include all activities related to the harvesting of timber in addition to lease and license activities, other non-timber activities and carbon credit sales.

Discussion of Timber Inventory and Sustainable Yield

Opco defines gross timber inventory as an estimate of all standing timber volume beyond the specified age at which Opco commences calculating Opco’s timber inventory for inclusion in Opco’s inventory tracking systems. The age at which Opco commences calculating Opco’s timber inventory is 10 years for Opco’s Southern timberlands, 20 years for Opco’s Pacific Northwest timberlands, and 20 years for Opco’s New Zealand timberlands. Opco’s estimate of gross timber inventory is based on an inventory system that involves periodic statistical sampling and growth modeling. Periodic adjustments are made on the basis of growth estimates, harvest information, and environmental and operational restrictions. Gross timber inventory includes certain timber that Opco does not deem to be of a merchantable age as well as certain timber located in restricted, environmentally sensitive or economically inaccessible areas.

Opco defines merchantable timber inventory as an estimate of timber volume beyond a specified age that approximates such timber’s earliest economically harvestable age. Opco’s estimate includes certain timber located in restricted or environmentally sensitive areas based on an estimate of lawfully recoverable volumes from such areas. The estimate does not include volumes in restricted or environmentally sensitive areas that may not be lawfully harvested or volumes located in economically inaccessible areas. The merchantable age (i.e., the age at which timber moves from pre-merchantable to merchantable) is 15 years for Opco’s Southern timberlands, with the exception of Oklahoma which is 17 years, 35 years for Opco’s Pacific Northwest timberlands, and 20 years for radiata pine and 30 years for Douglas-fir in Opco’s New Zealand timberlands. Opco’s estimated merchantable timber inventory changes over time as timber is harvested, as pre-merchantable timber transitions to merchantable timber, as existing merchantable timber inventory grows, as Opco acquires and sells timberland and as Opco periodically updates Opco’s statistical sampling and growth and yield models. Opco estimates Opco’s merchantable timber inventory annually for purposes of calculating per unit depletion rates.

Timber inventory is generally measured and expressed in short green tons (SGT) in Opco’s Southern timberlands, in thousand board feet (MBF) or million board feet (MMBF) in Opco’s Pacific Northwest timberlands, and in cubic meters (m3) in Opco’s New Zealand timberlands. For conversion purposes, one MBF and one m3 is equal to approximately 8.0 and 1.12 short green tons, respectively. For comparison purposes, Opco provides inventory estimates for Opco’s Pacific Northwest and New Zealand timberlands in MBF and cubic meters, respectively, as well as in short green tons.

The following table sets forth the estimated volumes of merchantable timber inventory by location in short green tons as of September 30, 2019 for the South and Pacific Northwest and as of December 31, 2019 for New Zealand:

(volumes in thousands of SGT)	Merchantable Inventory(a)%
Location
South	67,742	74
Pacific Northwest	7,120	8
New Zealand	16,350	18

	91,212	100

(a)	For all regions, depletion rate calculations for the upcoming year are based on estimated volumes of merchantable inventory at December 31, 2019.

Opco defines sustainable yield as the average harvest level that can be sustained into perpetuity based on Opco’s estimates of biological growth and the expected productivity resulting from Opco’s reforestation and silvicultural efforts. Opco’s estimated sustainable yield may change over time based on changes in silvicultural techniques and resulting timber yields, changes in environmental laws and restrictions, changes in the statistical sampling and estimates of Opco’s merchantable timber inventory, acquisitions and dispositions of timberlands, the expiration or renewal of timberland leases, casualty losses, and other factors. Moreover, Opco’s harvest level in any given year may deviate from Opco’s estimated sustainable yield due to variations in the age class of Opco’s timberlands, the product mix of Opco’s harvest (i.e., pulpwood versus sawtimber), Opco’s deliberate acceleration or deferral of harvest in response to market conditions, Opco’s thinning activity (in which Opco periodically removes some smaller trees from a stand to enhance long-term sawtimber potential of the remaining timber), or other factors. Opco estimates sustainable yield for each of its Timber segments as of December 31, 2019.

Opco manages Opco’s U.S. timberlands in accordance with the requirements of the Sustainable Forestry Initiative® (“SFI”) program. The timberland holdings of the New Zealand subsidiary are certified under the Forest Stewardship Council® (“FSC”). The majority of Opco’s New Zealand timberland holdings are also certified under the Programme for the Endorsement of Forest Certification (“PEFC”). All programs are comprehensive systems of environmental principles, objectives and performance measures that combine the perpetual growing and harvesting of trees with the protection of wildlife, plants, soil and water quality. Through application of Opco’s site-specific silvicultural expertise and financial discipline, Opco manages timber in a way that is designed to optimize site preparation, tree species selection, competition control, fertilization, timing of thinning and final harvest. Opco also has a genetic seedling improvement program to enhance the productivity and quality of Opco’s timberlands and overall forest health. In addition, non-timber income opportunities associated with Opco’s timberlands such as recreational licenses, as well as considerations for the future HBU of the land, are integral parts of Opco’s site-specific management philosophy. All of these activities are designed to maximize value while complying with SFI, FSC and PEFC requirements.

Southern Timber

As of December 31, 2019, Opco’s Southern timberlands acreage consisted of approximately 1.84 million acres (including approximately 161,000 acres of leased lands) located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, South Carolina and Texas. Approximately two-thirds of this land supports intensively managed plantations of predominantly loblolly and slash pine. The other one-third of this land is too wet to support pine plantations, but supports productive natural stands primarily consisting of natural pine and a variety of hardwood species. Rotation ages typically range from 21 to 28 years for pine plantations and from 35 to 60 years for natural stands. Key consumers of Opco’s timber include pulp, paper, wood products and biomass facilities.

Opco estimates that the gross timber inventory and merchantable timber inventory of Opco’s Southern timberlands was 85 million tons and 68 million tons, respectively, as of September 30, 2019. Opco estimates that the sustainable yield of Opco’s Southern timberlands, including both pine and hardwoods, is approximately 6.1 to 6.5 million tons annually. Opco expects that the average annual harvest volume of Opco’s Southern timberlands over the next five years (2020 to 2024) will be generally in line with Opco’s sustainable yield. For additional information, see Business—Discussion of Timber Inventory and Sustainable Yield and Risk Factors.

In 2019, Opco acquired approximately 60,000 acres of timberland in the Southern region. For additional information, see Note 3—Timberland Acquisitions.

The following table provides a breakdown of Opco’s Southern timberlands acreage and timber inventory by product and age class as of September 30, 2019 (inventory volumes are estimated at December 31 to calculate a depletion rate for the upcoming year):

(volumes in thousands of SGT)	Acres (000’s)	Pine Pulpwood	Pine Sawtimber	Hardwood Pulpwood	Hardwood Sawtimber	Total
Age Class
Pine Plantation
0 to 4 years(a)	224	—	—	—	—	—
5 to 9 years	192	—	—	—	—	—
10 to 14 years	220	8,912	1,013	37	—	9,962
15 to 19 years	255	13,671	4,549	110	1	18,331
20 to 24 years	185	7,206	6,812	112	2	14,132
25 to 29 years	62	2,217	3,179	82	2	5,480
30 + years	42	1,258	2,769	111	1	4,139

Total Pine Plantation	1,180	33,264	18,322	452	6	52,044
Natural Pine (Plantable)(b)	42	425	977	780	248	2,430
Natural Mixed Pine/Hardwood(c)	540	4,283	7,125	14,986	4,356	30,750

Forested Acres and Gross Inventory	1,762	37,972	26,424	16,218	4,610	85,224
Plus: Non-Forested Acres(d)	63

Gross Acres	1,825

Less: Pre-Merchantable Age Class Inventory(e)						(10,092)
Less: Volume in Environmentally Sensitive/Legally Restricted Areas						(7,390)

Merchantable Timber Inventory						67,742

(a)	0 to 4 years includes clearcut acres not yet replanted.
(b)	Consists of natural stands that are convertible into pine plantations once harvested.
(c)	Consists of all non-plantable natural stands, including those that are in environmentally sensitive or economically inaccessible areas.
(d)	Includes roads, rights of way and all other non-forested areas.
(e)	Includes inventory that is less than 15 years old or less than 17 years old in Oklahoma.

Pacific Northwest Timber

As of December 31, 2019, Opco’s Pacific Northwest timberlands consisted of approximately 379,000 acres located in Oregon and Washington, of which approximately 300,000 acres were designated as productive acres, meaning land that is capable of growing merchantable timber and where the harvesting of timber is not constrained by physical, environmental or regulatory restrictions. These timberlands primarily comprise second and third rotation western hemlock and Douglas-fir, as well as a small amount of other softwood species, such as western red cedar. A small percentage also consists of natural hardwood stands of predominantly red alder. In the Pacific Northwest, rotation ages typically range from 35 to 50 years. Opco’s product mix in the Pacific Northwest is heavily weighted to sawtimber, which is sold to domestic wood products facilities as well as exported primarily to Pacific Rim markets.

Opco estimates that the gross timber inventory and merchantable timber inventory of Opco’s Pacific Northwest timberlands was 2,811 MMBF and 891 MMBF, respectively, as of September 30, 2019. Opco estimates that the sustainable yield of Opco’s Pacific Northwest timberlands is approximately 175 to 180 MMBF (or 1.4 million tons) annually. Opco expects that the average annual harvest volume of Opco’s Pacific Northwest timberlands over the next five years (2020 to 2024) will be modestly below Opco’s sustainable yield. For additional information, see Business—Discussion of Timber Inventory and Sustainable Yield and Risk Factors.

In 2019, Opco acquired approximately 2,000 acres of timberlands in the Pacific Northwest region. For additional information, see Note 3—Timberland Acquisitions.

The following table provides a breakdown of Opco’s Pacific Northwest timberlands acreage and timber inventory by product and age class as of September 30, 2019 (inventory volumes are estimated at December 31 to calculate a depletion rate for the upcoming year):

(volumes in MBF, except as noted)	Acres (000’s)	Softwood Pulpwood(e)	Softwood Sawtimber(e)	Total
Age Class
Commercial Forest
0 to 4 years(a)	41	—	—	—
5 to 9 years	42	—	—	—
10 to 14 years	43	—	—	—
15 to 19 years	31	—	—	—
20 to 24 years	22	30,061	53,146	83,207
25 to 29 years	29	54,511	246,568	301,079
30 to 34 years	45	103,199	609,855	713,054
35 to 39 years	24	57,201	386,158	443,359
40 to 44 years	8	19,954	137,358	157,312
45 to 49 years	3	9,006	63,365	72,371
50+ years	7	21,053	162,017	183,070

Total Commercial Forest	295	294,985	1,658,467	1,953,452
Non-Commercial Forest(b)	5	4,788	30,831	35,619

Productive Forested Acres	300
Restricted Forest(c)	66	99,170	723,147	822,317

Total Forested Acres and Gross Inventory	366	398,943	2,412,445	2,811,388
Plus: Non-Forested Acres(d)	13

Gross Acres	379

Less: Pre-Merchantable Age Class Inventory				(1,097,920)
Less: Restricted Forest Inventory				(822,317)
Total Merchantable Timber				891,151

Conversion factor for MBF to SGT				7.99

Total Merchantable Timber (thousands of SGT)				7,120

(a)	0 to 4 years includes clearcut acres not yet replanted.
(b)	Includes non-commercial forests with limited productivity.
(c)	Includes significant portions of riparian management zones, legally restricted forests, and environmentally sensitive areas.
(d)	Includes roads, rights of way, and all other non-forested areas.
(e)	Includes a minor component of hardwood in red alder and other species.

New Zealand Timber

As of December 31, 2019, Opco’s New Zealand timberlands consisted of approximately 414,000 acres (including approximately 229,000 acres of leased lands), of which approximately 295,000 acres (including approximately 154,000 acres of leased lands) were designated as productive or plantation acres, meaning land that is capable of growing merchantable timber and where the harvesting of timber is not constrained by physical, environmental or regulatory restrictions. The leased acres are generally leased through long-term arrangements including Crown Forest Licenses (“CFLs”), forestry rights and other leases. Opco’s New Zealand timberlands serve a domestic sawmilling market and also export logs to Pacific Rim markets.

Our New Zealand timber operations are conducted by Matariki Forestry Group, a joint venture with Stafford Capital Partners Limited. The Company maintains a controlling financial interest of 77% in the New Zealand subsidiary and, accordingly, consolidates the New Zealand subsidiary’s balance sheet and results of operations. The minority owner’s interest in the New Zealand subsidiary and its earnings are reported as noncontrolling interest in Opco’s financial statements. Opco’s wholly-owned subsidiary, Rayonier New Zealand Limited (“RNZ”), serves as the manager of the New Zealand subsidiary. For additional information, see Note 8—New Zealand Subsidiary.

Opco estimates that the gross timber inventory and merchantable timber inventory of Opco’s New Zealand timberlands were both 14.6 million cubic meters as of December 31, 2019. Opco estimates that the sustainable yield of Opco’s New Zealand timberlands is approximately 2.1 to 2.4 million cubic meters (or 2.4 to 2.7 million tons) annually. Opco expects that the average annual harvest volume of Opco’s New Zealand timberlands over the next five years (2020 to 2024) will be at the higher end of Opco’s sustainable yield range. For additional information, see Business—Discussion of Timber Inventory and Sustainable Yield and Risk Factors.

In 2019, Opco acquired approximately 9,000 acres of timberland (including approximately 2,000 acres of leased land) in New Zealand. For additional information, see Note 3—Timberland Acquisitions.

The following table provides a breakdown of Opco’s New Zealand timberlands acreage and timber inventory by product and age class as of December 31, 2019 (inventory volumes at December 31 are used to calculate a depletion rate for the upcoming year):

(volumes in thousands of m3, except as noted)	Acres (000’s)	Pulpwood	Sawtimber	Total
Age Class
Radiata Pine
0 to 4 years(a)	58	—	—	—
5 to 9 years	44	—	—	—
10 to 14 years	41	—	—	—
15 to 19 years	55	—	—	—
20 to 24 years	49	1,774	7,467	9,241
25 to 29 years	11	483	1,908	2,391
30 + years	3	184	530	714

Total Radiata Pine	261	2,441	9,905	12,346
Other(b)	34	1,082	1,205	2,287

Forested Acres and Merchantable Timber Inventory	295	3,523	11,110	14,633

Conversion factor for m3 to SGT				1.12

Total Merchantable Timber (thousands of SGT)				16,350

Plus: Non-Productive Acres(c)	119

Gross Acres	414

(a)	0 to 4 years includes clearcut acres not yet replanted.
(b)	Includes primarily Douglas-fir age 30 and over.
(c)	Includes natural forest and other non-planted acres.

Real Estate

All of Opco’s U.S. and New Zealand land or leasehold sales, including HBU and non-HBU, are reported in Opco’s Real Estate segment. Opco reports its Real Estate sales in five categories:

•	Improved Development,

•	Unimproved Development,

•	Rural,

•	Timberlands & Non-Strategic, and

•	Large Dispositions.

The Improved Development category comprises properties sold for development for which Opco, through a TRS, has invested in site improvements such as infrastructure, roadways, utilities, amenities and/or other improvements designed to enhance marketability and create parcels, pads and/or lots for sale.

The Unimproved Development category comprises properties sold for development for which Opco has not invested in site improvements.

The Rural category comprises properties sold in rural markets to buyers interested in the property for rural residential, recreational or other higher and better use purposes.

The Timberlands & Non-Strategic category includes U.S. and New Zealand: 1) sales of non-core timberlands that do not meet Opco’s strategic criteria, 2) sales of core timberlands for which Opco obtains attractive values, and 3) sales of properties to conservation interests that wish to preserve the land for habitat, public recreation, natural growth, buffer zones or other environmental purposes.

The Large Dispositions category includes sales of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. Proceeds from Large Dispositions are generally used to fund capital allocation priorities, such as share repurchases, debt repayment or acquisitions. Sales designated as Large Dispositions are excluded from cash flow from operations and the calculation of Adjusted EBITDA and Cash Available for Distribution (“CAD”). See Performance and Liquidity Indicators for the definition of Adjusted EBITDA and CAD.

Opco maintains a detailed land classification analysis for all of Opco’s timberland and HBU acres. The vast majority of Opco’s HBU properties are managed as timberland and generate cash flow from timber operations prior to their sale or, in the case of Improved Development properties, prior to improvement.

Trading

Our Trading segment primarily reflects log trading activities in New Zealand and Australia conducted by Opco’s New Zealand subsidiary. Opco’s Trading segment complements the New Zealand Timber segment by providing added market intelligence, increasing the scale of export operations and achieving cost savings that directly benefit the New Zealand Timber segment. This additional market intelligence also benefits Opco’s Southern and Pacific Northwest export log marketing efforts. Trading activities are broadly categorized into procured logs, managed export services or marketing fees.

For procured logs, the New Zealand subsidiary buys logs directly from other forest owners at New Zealand ports and exports them in its own name. Income from this business is generated by achieving a sales margin over the purchase price of the procured logs. The New Zealand subsidiary, through the Trading segment, also purchases standing timber from time to time, whereby it manages the harvest and sale of the logs for approximately one to three years. In these instances, the cost of standing timber is capitalized as a current asset on the Consolidated Balance Sheets and recognized as non-depletion cost of sales when sold. Revenue generated from procured log sales reflects the full sales price of the logs and is recorded as timber sales within the Trading segment. In 2019, Trading volume from procured logs was approximately 1.1 million tons. Of this volume, approximately 299,000 tons were sourced from outside New Zealand, primarily Australia. Approximately 770,000 tons were purchased directly from third parties in New Zealand, while the remaining 38,000 tons were harvested from stumpage purchases. Approximately 52% of third-party purchases in New Zealand were purchased at spot prices, with the New Zealand subsidiary thereby assuming some price risk on subsequent resale. The remaining 48% were purchased on a fixed margin basis, with the New Zealand subsidiary earning either a fixed percentage of the net export revenue or a spread on the resale price irrespective of subsequent price fluctuations. The New Zealand subsidiary generally seeks to mitigate its risk of loss on procured logs by securing export orders prior to or concurrent with its spot purchases of logs.

For managed export services, the New Zealand subsidiary does not take title to the log cargo but arranges sales, shipping and export documentation services for other forest owners for an agreed commission. Managed export service arrangements are primarily used for logs sourced from third parties outside of New Zealand. Revenue generated from managed export services reflects only the commission earned on the sale, as the New Zealand subsidiary does not take title to the logs. Managed export service revenue is recorded as non-timber sales within the Trading segment.

The Trading segment also generates income from commissions and logistical services provided through Opco’s log trading activities. This income is recorded in other operating (expense) income, net as log trading marketing fees.

Foreign Sales and Operations

Sales from non-U.S. operations occur in Opco’s Real Estate, New Zealand Timber and Trading segments and comprised approximately 50% of consolidated 2019 sales. See Note 5 – Segment and Geographical Information for additional information.

Competition

Timber

Timber markets in Opco’s Southern and Pacific Northwest regions are relatively fragmented with price being the principal method of competition. In New Zealand, there are four other major private timberland owners accounting for approximately 32% of New Zealand planted forests.

The following table provides an overview of certain major competitors in each of Opco’s Timber segments:

Segment	Competitors
Southern Timber(a)	Weyerhaeuser Company CatchMark Timber Trust Hancock Timber Resource Group Resource Management Service Forest Investment Associates Campbell Global

Pacific Northwest Timber(a)

Weyerhaeuser Company

Hancock Timber Resource Group

Green Diamond Resource Company

Campbell Global

Port Blakely Tree Farms

Pope Resources

State of Washington Department of Natural Resources

Bureau of Indian Affairs

New Zealand(b)	Hancock Natural Resource Group Kaingaroa Timberlands Ernslaw One OneFortyOne Plantations

(a)	In addition to the competitors listed, Opco also competes with numerous other large and small privately held timber companies.
(b)

The New Zealand subsidiary competes with these and other smaller New Zealand timber companies for supply into New Zealand domestic and export markets, predominantly China, South Korea and India. Logs supplied into Asian markets also compete with export supply from other regions, including Europe, North America and Australia.

Real Estate

In Opco’s Real Estate business, Opco competes with other owners of entitled and unentitled properties. Each property has unique attributes, but overall quantity of supply and price for residential, commercial, industrial and rural properties in the geographic areas in which Opco operates are the most significant competitive drivers.

Trading

Our log trading operations are based out of New Zealand and performed by Opco’s New Zealand subsidiary. The New Zealand market remains very competitive with over 20 entities competing for export log supply at different ports across the country. Opco is one of the larger log trading companies in the region with access to multiple export ports and a range of different export markets.

Customers

In 2019, no individual customer (or group of customers under common control) represented 10% or more of 2019 consolidated sales.

Seasonality

Across all Opco’s segments, results are normally not impacted significantly by seasonal changes. However, significant wet weather in areas of Opco’s Southern Timber operations can hinder access for harvesting, thereby temporarily reducing supply in the affected areas and generally strengthening prices. Conversely, extended dry weather in an area tends to suppress prices as timber is more accessible for harvesting.

Environmental Matters

See Risk Factors.

Research and Development

The research and development activities of Opco’s timber operations include genetic seedling improvement, growth and yield modeling, and applied silvicultural programs to identify management practices that will improve financial returns from Opco’s timberlands. Opco also contributes to research cooperatives that undertake forestry research and development.

Employee Relations

Opco employs 353 people, of which 260 are in the United States. Opco believes relations with its employees are satisfactory.

Risk Factors

Our operations are subject to a number of risks. When considering an investment in Opco’s securities, you should carefully read and consider these risks, together with all other information in this report. If any of the events described in the following risk factors actually occur, Opco’s business, financial condition or operating results, as well as the market price of Opco’s securities, could be materially adversely affected.

Opco is exposed to the cyclicality of the markets in which it operates and other factors beyond Opco’s control, which could adversely affect Opco’s results of operations.

Some of the industries in which Opco’s end-use customers participate, such as the construction and home building industries, the global pulp, packaging and paper industries and the real estate industry, are cyclical in nature, exposing us to risks beyond Opco’s control, including general macroeconomic conditions, both in the U.S. and globally, as well as local economic conditions.

In Opco’s Timber segments, the level of residential construction activity, including home repair and remodeling activity, is the primary driver of sawtimber demand. In addition, demand for logs can be affected by the demand for wood chips in the pulp and paper and engineered wood products markets, as well as the bio-energy production markets. The ongoing level of activity in these markets is subject to fluctuation due to future changes in economic conditions, interest rates, credit availability, population growth, weather conditions and other factors. Changes in global economic conditions, such as new timber supply sources and changes in currency exchange rates, foreign interest rates and foreign and domestic trade policies, can also negatively impact demand for Opco’s timber and logs. In addition, the industries in which Opco’s customers participate are highly competitive and may experience overcapacity or reductions in demand, all of which may affect demand for and pricing of Opco’s products.

In Opco’s Real Estate segment, Opco’s inability to sell Opco’s HBU properties at attractive prices could have a significant effect on Opco’s results of operations. Demand for real estate can be affected by the availability of capital, changes in interest rates, availability and terms of financing, changes in governmental agencies, changes in developer confidence, actions by conservation organizations, actions by anti-development organizations, Opco’s ability to obtain land use entitlements and other permits necessary for Opco’s development activities, local real estate market economic conditions, competition from other sellers of land and real estate developers, the relative illiquidity of real estate investments, employment rates, new housing starts, population growth, demographics and federal, state and local land use, zoning and environmental protection laws or regulations (including any changes in laws or regulations). In addition, changes in investor interest in purchasing timberlands could reduce Opco’s ability to execute sales of non-strategic timberlands.

These macroeconomic and cyclical factors impacting Opco’s operations are beyond Opco’s control and, if such conditions deteriorate, could have an adverse effect on Opco’s business.

Weather and other natural conditions may limit Opco’s timber harvest and sales.

Weather conditions, changes in timber growth cycles, limitations on access (for example, due to prolonged wet conditions) and other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters such as wind storms and hurricanes, may limit harvesting of Opco’s timberlands. The volume and value of timber that can be harvested from Opco’s timberlands may be reduced by any such occurrence and other causes beyond Opco’s control. As is typical in the forestry industry, Opco does not maintain insurance for any loss to Opco’s timber, including losses due to fire and these other causes. These and other factors beyond Opco’s control could reduce Opco’s timber inventory and Opco’s sustainable yield, thereby adversely affecting Opco’s financial results and cash flows.

Opco is subject to various risks related to the proposed merger transaction with Pope Resources.

As described elsewhere in this report, Rayonier Inc. and Rayonier Operating Company have entered into a definitive merger agreement (the “Merger Agreement”) with Pope Resources, A Delaware Limited Partnership (“Pope Resources”) pursuant to which the Rayonier Inc. and Rayonier Operating Company will acquire Pope Resources for consideration consisting of a mix of cash and equity. The risks, contingencies and other uncertainties that could result in the failure of the transactions anticipated in the Merger Agreement (the “Proposed Merger Transactions”) to be completed or, if completed, that could have a material adverse effect on the results of operations, cash flows and financial position of the Company following the Proposed Merger Transactions, and any anticipated benefits of the Proposed Merger Transactions to the Company, include:

•

the failure to obtain necessary regulatory or other approvals of the Proposed Merger Transactions, which could result in a material delay in, or the abandonment of, the Proposed Merger Transactions or otherwise have a

•

material adverse effect on the Company or Pope Resources, or if obtained, the possibility of the Company being subjected to conditions that could reduce or delay the expected cost savings and other benefits of the Proposed Merger Transactions;

•	the failure to obtain necessary Pope Resources limited partnership unitholder and general partnership stockholder approvals of the Proposed Merger Transactions;

•	the obligation of the Company to complete the Proposed Merger Transactions even if financing is not available or is available only on terms other than those currently anticipated;

•	the failure to satisfy required closing conditions or complete the Proposed Merger Transactions in a timely manner or at all;

•

the effect of the announcement of the Proposed Merger Transactions on each company’s ability to retain and hire key personnel, maintain business relationships, and on operating results and business generally;

•	the risk that Rayonier may not be able to maintain its investment grade rating;

•	the potential impact of the Proposed Merger Transactions on the stock price of Rayonier, and the dividends expected to be paid to Rayonier stockholders in the future;

•	the failure to realize projected cost savings and other benefits from the Proposed Merger Transactions;

•

the incurrence of significant pre- and post-transaction related costs in connection with the Proposed Merger Transactions that are, and will be, incurred regardless of whether the Proposed Merger Transactioons are completed; and

•	the occurrence of any event giving rise to the right of a party to terminate the Merger Agreement.

Entitlement and development of real estate entail a lengthy, uncertain and costly approval process, which could adversely affect Opco’s ability to grow the businesses in Opco’s Real Estate segment.

Entitlement and development of real estate entail extensive approval processes involving multiple regulatory jurisdictions. It is common for a project to require multiple approvals, permits and consents from U.S. federal, state and local governing and regulatory bodies. For example, in Florida, real estate projects must generally comply with the provisions of the Community Planning Act and local land use, zoning and development regulations. In addition, development projects in Florida that exceed certain specified regulatory thresholds (and are not located in a jurisdiction classified as a dense urban land area or otherwise statutorily exempt) may require approval pursuant to the Comprehensive Plan process standards. Compliance with these and other regulations and standards is more time intensive and costly and may require additional long range infrastructure review and approvals, which can add to project cost. In addition, development of properties containing delineated wetlands may be affected by revisions to the definition of wetlands subject to state and/or federal regulation and may require one or more permits from the U.S. federal government and/or state and local governmental agencies. Any of these issues can materially affect the cost, timing and economic viability of Opco’s real estate projects.

The real estate entitlement process is frequently a political one, which involves uncertainty and often extensive negotiation and concessions in order to secure and maintain the necessary approvals and permits. In the U.S., a significant amount of Opco’s development property is located in jurisdictions in which local governments face challenging issues relating to growth and development, including zoning and future land use, public services, water availability, transportation and other infrastructure, and funding for same, and the requirements of state law, especially in the case of Florida under the Community Planning Act process standards. In addition, anti-development groups are active, especially in Florida, in filing litigation to oppose particular entitlement activities and development projects, and in seeking legislation and other anti-development limitations on real estate development activities. Opco expects this type of anti-development activity to continue in the future.

Entitlement and development of real estate are also subject to lengthy, uncertain and costly implementation processes. Real estate development requires adequate soil and land conditions, water resources, access and utility infrastructure, labor force, and weather conditions. Requirements for these items may vary depending upon the contemplated development of the land for residential, commercial or industrial users, and may change from time to time, including from the period of entitlement to the delivery of a developed property. Large-scale developments may involve commitments from government agencies or third parties related to the delivery of infrastructure improvements (such as roads, bridges, sidewalks, water, sewer and other utilities), the certainty and timing of which are outside of Opco’s control. An adverse change in any of these items could materially affect the cost, timing and economic viability of Opco’s real estate projects.

Changes in the laws, or interpretation or enforcement thereof, regarding the use and development of real estate, changes in the political composition of state and local governmental bodies, and the identification of new facts regarding Opco’s properties could lead to new or greater costs, delays and liabilities that could materially adversely affect Opco’s business, profitability or financial condition.

Changes in energy and fuel costs could affect Opco’s results of operations and financial condition.

Energy costs are a significant operating expense for Opco’s logging and hauling contractors and for the contractors who support the customers of Opco’s standing timber. Energy costs can be volatile and are susceptible to rapid and substantial increases or decreases due to factors beyond Opco’s control, such as changing economic conditions, changing environmental regulations, political unrest, instability in energy-producing nations, and supply and demand considerations. Increases in the price of oil could adversely affect Opco’s business, financial condition and results of operations. In addition, an increase in fuel costs, and its impact on the cost and availability of transportation for Opco’s products, both domestically and internationally, and the cost and availability of third-party logging and hauling contractors, could have a material adverse effect on the operating costs of Opco’s contractors and Opco’s standing timber customers, as well as in defining economically accessible timber stands. Such factors could in turn have a material adverse effect on Opco’s business, financial condition and results of operations, particularly in Opco’s Timber segments and Trading segment.

Opco depends on third parties for logging and transportation services and increases in the costs or decreases in the availability of quality service providers could adversely affect Opco’s business.

Our Timber segments depend on logging and transportation services provided by third parties, both domestically and internationally, including by railroad, trucks, or ships. If any of Opco’s transportation providers were to fail to deliver timber supply or logs to Opco’s customers in a timely manner, or were to damage timber supply or logs during transport, Opco may be unable to sell it at full value, or at all. During the global financial crisis and subsequent downturn in U.S. housing starts, timber harvest volumes declined significantly. As a result, many logging contractors, particularly cable logging operators in the western U.S., permanently shut down their operations. As harvest levels have returned to higher levels with the recovery in U.S. housing starts, this shortage of logging contractors has resulted in sharp increases in logging costs and more limited availability of logging contractors. It is expected that the supply of qualified logging contractors will be impacted by the availability of debt financing for equipment purchases as well as the availability of adequately trained loggers. As housing starts continue to recover, harvest levels are expected to increase, placing more pressure on the existing supply of logging contractors. Any significant failure or unavailability of third-party logging or transportation providers, or increases in transportation rates or fuel costs, may result in higher logging costs or the inability to capitalize on stronger log prices to the extent logging contractors cannot be secured at a competitive cost. Such events could harm Opco’s reputation, negatively affect Opco’s customer relationships and adversely affect Opco’s business.

Opco is subject to risks associated with doing business outside of the U.S.

Although the majority of Opco’s customers are in the U.S., a significant portion of Opco’s sales are to end markets outside of the U.S., including China, South Korea, Japan, India, and New Zealand. The export of Opco’s products into international markets results in risks inherent in conducting business pursuant to international laws, regulations and customs. Opco expects that international sales will continue to contribute to future growth. The risks associated with Opco’s business outside the U.S. include:

•	changes in and reinterpretations of the laws, regulations and enforcement priorities of the countries in which Opco’s products are sold;

•	responsibility to comply with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

•

trade protection laws, policies and measures and other regulatory requirements affecting trade and investment, including loss or modification of exemptions for taxes and tariffs, imposition of new tariffs and duties and import and export licensing requirements;

•

continuing negative impacts from the imposition and/or threatened imposition of substantial tariffs on forest products imports into China in connection with current trade tensions between China and the U.S.;

•	business disruptions arising from public health crises and outbreaks of communicable diseases, especially in China, including the recent outbreak of the virus known as the coronavirus;

•	difficulty in establishing, staffing and managing non-U.S. operations;

•	product damage or losses incurred during shipping;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	economic or political instability, inflation, recessions and interest rate and exchange rate fluctuations;

•	uncertainties regarding non-U.S. judicial systems, rules and procedures; and

•	uncertainties regarding trade policies implemented and/or under consideration by the current U.S. presidential administration.

These risks could adversely affect Opco’s business, financial condition and results of operations.

Our estimates of timber inventories and growth rates may be inaccurate, which could impair Opco’s ability to realize expected revenues.

Opco relies upon estimates of merchantable timber inventories (which include judgments regarding inventories that may be lawfully and economically harvested), timber growth rates and end-product yields when acquiring and managing working forests. These estimates, which are inherently inexact and uncertain in nature, are central to forecasting Opco’s anticipated timber revenues and expected cash flows. Growth rates and end-product yield estimates are developed using statistical sampling, harvest results and growth and yield modeling, in conjunction with industry research cooperatives and by in-house forest biometricians, using measurements of trees in research plots spread across Opco’s timberland holdings. The growth equations predict the rate of height and diameter growth of trees so that foresters can estimate the volume of timber that may be present in a tree stand at a given age. Tree growth varies by species, soil type, geographic area, and climate. Errors in or inappropriate application of growth equations in forest management planning may lead to inaccurate estimates of future volumes. If the assumptions Opco relies upon change or these estimates are inaccurate,

Opco’s ability to manage Opco’s timberlands in a sustainable or profitable manner may be diminished, which may cause Opco’s results of operations to be adversely affected.

Our businesses are subject to extensive environmental laws and regulations that may restrict or adversely affect Opco’s ability to conduct Opco’s business.

Environmental laws and regulations are constantly changing and are generally becoming more restrictive. Laws, regulations and related judicial decisions and administrative interpretations affecting Opco’s business are subject to change, and new laws and regulations are frequently enacted. These changes may adversely affect Opco’s ability to harvest and sell timber, remediate contaminated properties and/or entitle real estate. These laws and regulations may relate to, among other things, the protection of timberlands and endangered species, recreation and aesthetics, protection and restoration of natural resources, surface water quality, timber harvesting practices, and remedial standards for contaminated property and groundwater. Over time, the complexity and stringency of these laws and regulations have increased and the enforcement of these laws and regulations has intensified. For example, the U.S. Environmental Protection Agency has pursued a number of initiatives that, if implemented, could impose additional operational and pollution control obligations on industrial facilities like those of Rayonier’s customers, especially in the area of air emissions and wastewater and stormwater control. In addition, as a result of certain judicial rulings and state and federal initiatives, including some that would require timberland operators to obtain permits to conduct certain ordinary course forestry activities, silvicultural practices on Opco’s timberlands could be impacted in the future. Environmental laws and regulations will likely continue to become more restrictive and over time could adversely affect Opco’s business, financial condition and results of operations.

If regulatory and environmental permits are delayed, restricted or rejected, a variety of Opco’s operations could be adversely affected. Opco is required to seek permission from government agencies in the states and countries in which Opco operates to perform certain activities related to Opco’s properties. Any of these agencies could delay review of, or reject, any of Opco’s filings. In Opco’s Southern Timber, Pacific Northwest Timber and New Zealand Timber segments, any delay associated with a filing could result in a delay or restriction in replanting, thinning, insect control, fire control or harvesting, any of which could have an adverse effect on Opco’s operating results. For example, in Washington State, Opco is required to file a Forest Practice Application for each unit of timberland to be harvested. These applications may be denied, conditioned or restricted by the regulatory agency. Actions by the regulatory agencies could delay or restrict timber harvest activities pursuant to these permits. Delays or harvest restrictions on a significant number of applications could have an adverse effect on Opco’s operating results.

Environmental groups and interested individuals may seek to delay or prevent a variety of operations. Opco expects that environmental groups and interested individuals will intervene with increasing frequency in the regulatory processes in the states and countries where Opco owns, lease or manage timberlands. For example, in Washington State, environmental groups and interested individuals may appeal individual forest practice applications or file petitions with the Forest Practices Board to challenge the regulations under which forest practices are approved. These and other challenges could materially delay or prevent operations on Opco’s properties. For example, interveners at times may bring legal action in Florida in opposition to entitlement and change of use of timberlands to commercial, industrial or residential use. Delays or restrictions due to the intervention of environmental groups or interested individuals could adversely affect Opco’s operating results. In addition to intervention in regulatory proceedings, interested groups and individuals may file or threaten to file lawsuits that seek to prevent us from obtaining permits, implementing capital improvements or pursuing operating plans. Any threatened or actual lawsuit could delay harvesting on Opco’s timberlands, affect how Opco operates or limit Opco’s ability to modify or invest in Opco’s real estate. Among the remedies that could be enforced in a lawsuit is a judgment preventing or restricting harvesting on a portion of Opco’s timberlands.

Third-party operators may create environmental liabilities. Opco leases and/or grants easements across some of Opco’s properties to third-party operators for the purpose of operating communications towers, generating renewable energy (wind and solar), operating pipelines for the transport of gases and liquids, and exploring, extracting, developing and producing oil, gas, rock and other minerals. These activities are subject to federal, state and local laws and regulations. These operations may also create risk of environmental liabilities for an unlawful discharge of oil, gas, chemicals or other materials into the air, soil or water. Generally, these third-party operators indemnify us against any such liability, and Opco requires that they maintain liability insurance to the extent practical to do so. However, if for any reason Opco’s third-party operators are not able to honor their obligations to us, or if insurance is not in effect, then it is possible that Opco could be responsible for costs associated with environmental liabilities caused by such third-party operators.

The impact of existing regulatory restrictions on future harvesting activities may be significant. U.S. federal, state and local laws and regulations, as well as those of other countries, which are intended to protect threatened and endangered species, as well as waterways and wetlands, limit and may prevent timber harvesting, road building and other activities on Opco’s timberlands. Restrictions relating to threatened and endangered species apply to activities that would adversely impact a protected species or significantly degrade its habitat. The size of the restricted area varies depending on the protected species, the time of year and other factors, but can range from less than one acre to several thousand acres. A number of species that naturally live on or near Opco’s timberlands, including, among others, the northern spotted owl, marbled murrelet, several species of salmon and trout in the Pacific Northwest, and the red cockaded woodpecker, red hills salamander, Louisiana pine snake and eastern indigo snake in the Southeast, are protected under the Federal Endangered Species Act (the “ESA”) or similar U.S. federal and state laws. A significant number of other species, such as the southeastern gopher tortoise are currently under review for possible protection under the ESA. As Opco gains additional information regarding the presence of threatened or endangered species on Opco’s timberlands, or if other regulations, such as those that require buffers to protect water bodies, become more restrictive, the amount of Opco’s timberlands subject to harvest restrictions could increase.

Opco formerly owned or operated or may own or acquire timberlands or properties that may require environmental remediation or otherwise be subject to environmental and other liabilities. Opco owned or operated manufacturing facilities and discontinued operations that Opco does not currently own, and Opco may currently own or may acquire timberlands and other properties in the future that are subject to environmental liabilities, such as remediation of soil, sediment and groundwater contamination and other existing or potential liabilities. In connection with the spin-off of Opco’s Performance Fibers business, and pursuant to the related Separation and Distribution Agreement between Rayonier Inc. and Rayonier Advanced Materials, Rayonier Advanced Materials has assumed any environmental liability of Opco’s in connection with the manufacturing facilities and discontinued operations related to the Performance Fibers business and has agreed to indemnify and hold us harmless in connection with such environmental liabilities. However, in the event Opco seeks indemnification from Rayonier Advanced Materials, Opco cannot provide any assurance that a court will enforce Opco’s indemnification right if challenged by Rayonier Advanced Materials or that Rayonier Advanced Materials will be able to fund any amounts for indemnification owed to us. In addition, the cost of investigation and remediation of contaminated timberlands and properties that Opco currently owns or acquires in the future could increase operating costs and adversely affect financial results. Opco could also incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting Opco’s operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), clean-up and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations related to such timberlands or properties.

The industries in which Opco operates are highly competitive.

The markets in which Opco operates are highly competitive, and Opco competes with companies that have substantially greater financial resources than Opco does in each of these businesses. The competitive pressures relating to Opco’s Timber segments are primarily driven by quantity of product supply and quality of the timber offered by competitors in the domestic and export markets, each of which may impact pricing. With respect to Opco’s Real Estate segment, Opco competes with other owners of entitled and unentitled properties. Each property has unique attributes, but overall quantity of supply and price for residential, commercial, industrial and rural properties in the geographic areas in which Opco operates are the most significant competitive drivers. The markets in which Opco’s Trading segment operates are very competitive with numerous entities competing for export log supply at different ports across New Zealand.

Our strategy will be adversely affected if Opco is unable to make future acquisitions.

Opco has pursued, and intend to continue to pursue, acquisitions of timberland and real estate properties that meet Opco’s investment criteria and achieve Opco’s strategic goals of growing the size and average quality of Opco’s land base. The ability to grow through acquisitions or other investments depends upon Opco’s ability to identify, negotiate, complete and integrate suitable acquisitions or joint venture arrangements. In addition, the discount rate Opco uses in Opco’s acquisition underwriting has to meet Opco’s internal hurdle rate while also being competitive with that of other timberland investors. In particular, Opco’s future success and growth depend upon Opco’s ability to make acquisitions that increase merchantable timber inventory and complement the existing age-class structure of Opco’s ownership. If Opco is unable to make acquisitions on acceptable terms or that do not support Opco’s strategic goals, Opco’s revenues and cash flows may stagnate or decline.

Our inability to access the capital markets could adversely affect Opco’s business strategy and competitive position.

Both Opco’s ability to obtain financing and the related cost of capital are affected by a number of factors, many of which are outside of Opco’s control, including a decline in general market conditions, decreased market liquidity, a downgrade to Opco’s public debt rating, increases in interest rates, an unfavorable market perception of Opco’s growth potential, a decrease in Opco’s current or estimated future earnings. If capital is not available when needed, or is available only on unfavorable terms relative to other timberland REITs or TIMOs, or not at all, Opco may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures. As of December 31, 2019, Rayonier Inc.’s credit ratings from S&P and Moody’s Investors Service (Moody’s) were BBB- and Baa3, respectively. Any combination of the factors described above, including Rayonier’s failure to maintain its investment grade credit rating, could prevent Opco from obtaining the capital it requires on terms that are acceptable to Opco, or at all, which could adversely affect Opco’s business, liquidity and competitive position.

Opco is subject to risks associated with an increase in market interest rates.

An increase in market interest rates could result in higher yields on other financial instruments and could adversely affect the relative attractiveness of an investment in Opco. An increase in market interest rates could cause increases in discount rates and, accordingly, a decline in property values and total returns for timberland assets. An increase in market interest rates would also negatively impact financing costs on Opco’s floating rate debt as well as any additional debt Opco may raise.

Opco is subject to risks associated with the discontinuation of LIBOR.

The U.K. Financial Conduct Authority announced in 2017 that it intends to phase out the London Interbank Offered Rate (“LIBOR”) by the end of 2021. Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and could result in higher borrowing costs. In addition, if changes are made to the method of calculating LIBOR or LIBOR ceases to exist, Opco may need to amend certain contracts, including Opco’s credit facility and swap arrangements, and Opco cannot predict what alternative rate or benchmark would be negotiated. This may also result in an increase in Opco’s interest rate expense.

The impacts of climate-related initiatives, at the international, U.S. federal and state levels, remain uncertain at this time.

There continue to be numerous international, U.S. federal and state-level initiatives and proposals to address domestic and global climate issues. Within the U.S., most of these proposals would regulate and/or tax the production of carbon dioxide and other “greenhouse gases” to facilitate the reduction of carbon compound emissions into the atmosphere, and provide tax and other incentives to produce and use “cleaner” energy.

In late 2009, the EPA issued an “endangerment finding” under the Clean Air Act with respect to certain greenhouse gases, leading to the regulation of carbon dioxide as a pollutant under the Clean Air Act and having significant ramifications for the Company and the industry in general. In this regard, the EPA has published various regulations, affecting the operation of existing and new industrial facilities that emit carbon dioxide. As a result of the EPA’s decision to regulate greenhouse gases under the Clean Air Act, states will now have to consider them in permitting new or modified facilities.

Overall, it is reasonably likely that legislative and regulatory activity in this area will in some way affect Rayonier Operating Company and the U.S. customers of Opco’s Southern Timber and Pacific Northwest Timber segments, but it is unclear at this time what the nature of the impact will be. Opco continues to monitor political and regulatory developments in this area, but their overall impact on the Company, from a cost, benefit and financial performance standpoint, remains uncertain at this time. In addition, the EPA has yet to finalize the treatment of biomass under greenhouse gas regulatory schemes, leaving Rayonier Operating Company’s biomass customers in a position of uncertainty.

TAX-RELATED RISKS

If Opco failed to qualify as a partnership for U.S. federal income tax purposes, then the amount of cash available for distribution to holders of Opco units could be substantially reduced and Rayonier would cease to qualify as a REIT and suffer other adverse consequences.

Rayonier Opco believes that it will be treated as a partnership for U.S. federal income tax purposes. As a partnership, Opco will not be subject to U.S. federal income tax on its income. Opco cannot assure you, however, that the IRS will not challenge its status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Opco as an entity taxable as a corporation for U.S. federal income tax purposes, Opco could be subject to significant entity-level taxation, which could substantially reduce its cash available for distribution to holders of Opco units. Additionally, Rayonier would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, Rayonier would likely cease to qualify as a REIT.

If the IRS makes audit adjustments to Opco’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from Opco in which case the amount of cash available for distribution to holders of Opco units could be substantially reduced.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto could be assessed and collected, at the partnership level. In the event of an IRS audit, absent available elections, it is possible Opco could be required to pay additional taxes, interest and penalties as a result of an audit adjustment. If Opco is required to make any such payments of taxes, penalties and interest, its cash available for distributions to holders of Opco units could be substantially reduced.

UNRESOLVED STAFF COMMENTS

None.

Description of Properties

The following table provides a breakdown of Opco’s timberland holdings as of September 30, 2019 and December 31, 2019:

	As of September 30, 2019			As of December 31, 2019
(acres in 000s)	Owned	Leased	Total	Owned	Leased	Total
Southern
Alabama	228	14	242	226	14	240
Arkansas	—	9	9	—	7	7
Florida	308	73	381	331	63	394
Georgia	631	79	710	628	77	705
Louisiana	128	—	128	128	—	128
Mississippi	67	—	67	67	—	67
Oklahoma	92	—	92	92	—	92
South Carolina	18	—	18	18	—	18
Texas	178	—	178	184	—	184

	1,650	175	1,825	1,674	161	1,835
Pacific Northwest
Oregon	61	—	61	61	—	61
Washington	317	1	318	318	—	318

	378	1	379	379	—	379
New Zealand(a)	185	229	414	185	229	414

Total	2,213	405	2,618	2,238	390	2,628

(a)

Represents legal acres owned and leased by the New Zealand subsidiary, in which Opco owns a 77% interest. As of December 31, 2019, legal acres in New Zealand were comprised of 295,000 plantable acres and 119,000 non-productive acres.

The following tables detail changes in Opco’s portfolio of owned and leased timberlands by state from December 31, 2018 to December 31, 2019:

	December 31, 2018	Acres Owned			December 31, 2019
(acres in 000s)		Acquisitions	Sales	Other(a)
Southern
Alabama	229	—	(3)	—	226
Florida	290	43	(2)	—	331
Georgia	622	10	(4)	—	628
Louisiana	129	—	(1)	—	128
Mississippi	67	—	—	—	67
Oklahoma	92	—	—	—	92
South Carolina	18	—	—	—	18
Texas	182	7	(5)	—	184

	1,629	60	(15)	—	1,674
Pacific Northwest
Oregon	61	—	—	—	61
Washington	316	2	(1)	1	318

	377	2	(1)	1	379
New Zealand(b)	178	7	—	—	185

Total	2,184	69	(16)	1	2,238

(a)	Includes adjustments for land mapping reviews.
(b)	Represents legal acres owned by the New Zealand subsidiary, in which Opco has a 77% interest.

	December 31, 2018	Acres Leased			December 31, 2019
(acres in 000s)		New Leases	Sold/Expired Leases(a)	Other(b)
Southern
Alabama	14	—	—	—	14
Arkansas	9	—	(1)	(1)	7
Florida	73	—	(10)	—	63
Georgia	81	—	(4)	—	77

	177	—	(15)	(1)	161
Pacific Northwest
Washington	1	—	—	(1)	—
New Zealand(c)	230	2	(3)	—	229

Total	408	2	(18)	(2)	390

(a)	Includes acres previously under lease that have been harvested and activity for the relinquishment of leased acres.
(b)	Includes adjustments for land mapping reviews.
(c)	Represents legal acres leased by the New Zealand subsidiary, in which Rayonier has a 77% interest.

Timberland Leases & Deeds

See Note 4—Leases for more information on U.S. and New Zealand timberland leases including lease terms and renewal provisions.

The following table details the Company’s acres under lease as of December 31, 2019 by type of lease and estimated lease expiration:

			Lease Expiration
(acres in 000s)	Type of Lease	Total	2020-2029	2030-2039	2040-2049	Thereafter
Location
Southern	Fixed Term	145	96	43	—	6
	Fixed Term with Renewal Option(a)	16	8	8	—	—
New Zealand	CFL—Perpetual(b)	77	—	—	—	77
	CFL—Fixed Term(b)	3	—	—	—	3
	CFL—Terminating(b)	9	1	—	8	—
	Forestry Right(b)	124	16	25	12	71
	Fixed Term Land Leases	16	—	1	1	14

Total Acres under Long-term Leases		390	121	77	21	171

(a)	Includes approximately 7,000 acres of timber deeds.
(b)	Estimated lease expiration / termination based on the earlier of: (1) the scheduled expiration / termination date, or (2) the estimated year of final harvest before such expiration / termination date.

The following table details the Company’s estimated leased acres, lease expirations and lease costs over the next five years:

(acres and dollars in 000s, except per acre amounts)	2020	2021	2022	2023	2024
Location
Southern
Leased Acres Expiring(a)	7	6	10	36	2
Year-end Leased Acres(a)	154	148	138	102	100
Estimated Annual Lease Cost(a)(b)	$4,552	$4,491	$4,196	$3,970	$3,337
Average Lease Cost per Acre(a)	$30.21	$30.26	$30.80	$32.22	$35.45
New Zealand
Leased Acres Expiring	2	—	—	—	—
Year-end Leased Acres	227	227	227	227	227
Estimated Annual Lease Cost(b)(d)	$3,988	$3,988	$3,932	$3,932	$3,932
Average Lease Cost per Acre(c)(d)	$21.71	$21.71	$21.64	$21.64	$21.64

(a)	Includes timber deeds.
(b)	Represents capitalized and expensed lease payments.
(c)	Excludes lump sum payments.
(d)	Based on the year-end foreign exchange rate.

Other Non-Timberland Leases

See Note 4—Leases for information on other non-timberland leases.

Legal Proceedings

The information set forth under Note 11—Contingencies is incorporated herein by reference.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our units are not expected to trade on any exchange. Because Opco has not yet issued any units, there is no active trading price for Opco’s units.

Currently, Opco is a wholly owned subsidiary of Rayonier Inc., a North Carolina corporation, and Rayonier Inc. is the sole holder of Opco’s equity. After the completion of the mergers, Rayonier will hold the majority of the units and serve as Opco’s general partner with substantial control over Opco’s activities.

SELECTED FINANCIAL DATA

The following financial data should be read in conjunction with Opco’s Consolidated Financial Statements.

	At or For the Years Ended December 31,
(dollar amounts in millions, except per share data)	2019	2018	2017	2016	2015
Profitability:
Sales(a)	$711.6	$816.1	$819.6	$815.9	$568.8
Operating income(b)	107.0	170.1	215.5	255.8	77.8
Income from continuing operations attributable to Rayonier OpCo.(b)	73.5	108.1	151.7	215.9	51.1

Financial Condition:
Total assets	$2,860.7	$2,780.3	$2,809.9	$2,664.3	$2,313.5
Debt
Third-party debt	$731.0	$648.8	$701.9	$770.5	$507.9
Intercompany debt(c)	—	—	308.7	276.7	264.7
Total debt	731.0	648.8	1,010.7	1,047.2	772.6
Member’s equity	1,864.6	1,981.0	1,611.9	1,453.8	1,392.0

Cash Flows:
Cash provided by operating activities	$226.4	$321.8	$268.0	$215.8	$189.4
Cash used for investing activities	219.4	132.9	235.3	235.0	149.5
Cash used for (provided by) for financing activities	91.8	157.2	45.7	(83.4)	28.9
Depreciation, depletion and amortization	128.2	144.1	127.6	115.1	113.7

Non-GAAP Financial Measures:
Adjusted EBITDA(c)
Southern Timber	$119.7	$102.8	$91.6	$92.9	$101.0
Pacific Northwest Timber	16.7	40.9	33.1	21.2	21.7
New Zealand Timber	75.8	90.8	85.1	56.5	27.1
Real Estate	59.5	123.4	95.5	86.6	76.7
Trading	—	1.0	4.6	2.0	1.2
Corporate and other	(23.9)	(21.1)	(19.4)	(19.4)	(19.6)

Total Adjusted EBITDA(c)	$247.8	$337.7	$290.5	$239.7	$208.1

Other:
Timberland and real estate acres—owned, leased, or managed, in millions of acres	2.6	2.6	2.6	2.7	2.7

	For the Years Ended December 31,
	2019	2018	2017	2016	2015
Selected Operating Data:
Timber
Sales volume (thousands of tons)
Southern	6,066	5,718	5,314	5,317	5,492
Pacific Northwest	1,211	1,305	1,247	1,195	1,243
New Zealand Domestic	1,293	1,371	1,300	1,204	1,346
New Zealand Export	1,438	1,304	1,239	1,017	1,065

Total Sales Volume	10,008	9,698	9,100	8,733	9,146

Real Estate—acres sold
Improved Development	44	44	23	47	74
Unimproved Development	1,196	751	1,449	206	699
Rural	7,656	5,008	6,344	6,684	8,754
Timberlands & Non-Strategic	8,254	27,811	25,653	28,751	29,737
Large Dispositions(e)	—	—	49,599	92,434	—

Total Acres Sold	17,151	33,614	83,068	128,121	39,264

(a)	The 2017 and 2016 results included sales of $95.4 million and $207.3 million, respectively, related to Large Dispositions.
(b)	The 2017 and 2016 results included a gain of $67.0 million and $143.9 million, respectively, related to Large Dispositions.
(c)

Represents intercompany debt with Rayonier Inc. In the third quarter of 2018, Rayonier Inc. forgave $375.9 million of Rayonier Operating Company’s intercompany debt, both principal and accrued interest. The forgiveness of principal and accrued interest represents a capital contribution and is recorded in member’s equity.

(d)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. A reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income, respectively, is included in the following pages and Performance and Liquidity Indicators.

(e)

Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. Sales designated as Large Dispositions are excluded from Opco’s calculation of Adjusted EBITDA and CAD.

Reconciliation of Operating Income (Loss) by Segment to Adjusted EBITDA by Segment (dollars in millions)

	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
2019
Operating income (loss)	$57.8	$(12.4)	$48.0	$38.7	—	$(25.1)	$107.0
Add: Depreciation, depletion and amortization	61.9	29.2	27.8	8.2	—	1.2	128.2
Add: Non-cash cost of land and improved development	—	—	—	12.6	—	—	12.6

Adjusted EBITDA	$119.7	$16.7	$75.8	$59.5	—	$(23.9)	$247.8

2018
Operating income	$44.2	$8.1	$62.8	$76.2	$1.0	$(22.3)	$170.1
Add: Depreciation, depletion and amortization	58.6	32.8	28.0	23.6	—	1.2	144.1
Add: Non-cash cost of land and improved development	—	—	—	23.6	—	—	23.6

Adjusted EBITDA	$102.8	$40.9	$90.8	$123.4	$1.0	$(21.1)	$337.7

2017
Operating income	$42.2	$1.1	$57.6	$130.9	$4.6	$(20.9)	$215.5
Add: Depreciation, depletion and amortization	49.4	32.0	27.5	17.9	—	0.8	127.6
Add: Non-cash cost of land and improved development	—	—	—	13.7	—	—	13.7
Add: Costs related to shareholder litigation(a)	—	—	—	—	—	0.7	0.7
Less: Large Dispositions	—	—	—	(67.0)	—	—	(67.0)

Adjusted EBITDA	$91.6	$33.1	$85.1	$95.5	$4.6	$(19.4)	$290.5

2016
Operating income (loss)	$43.1	$(4.0)	$33.0	$202.4	$2.0	$(20.8)	$255.8
Add: Depreciation, depletion and amortization	49.8	25.2	23.4	16.3	—	0.4	115.1
Add: Non-cash cost of land and improved development	—	—	—	11.7	—	—	11.7
Add: Costs related to shareholder litigation(a)	—	—	—	—	—	2.2	2.2
Less: Gain on foreign currency derivatives(b)	—	—	—	—	—	(1.2)	(1.2)
Less: Large Dispositions	—	—	—	(143.9)	—	—	(143.9)

Adjusted EBITDA	$92.9	$21.2	$56.5	$86.6	$2.0	$(19.4)	$239.7

2015
Operating income	$46.7	$6.9	$1.6	$45.5	$1.2	$(24.1)	$77.8
Add: Depreciation, depletion and amortization	54.3	14.8	25.5	18.7	—	0.4	113.7
Add: Non-cash cost of land and improved development	—	—	—	12.5	—	—	12.5
Add: Costs related to shareholder litigation(a)	—	—	—	—	—	4.1	4.1

Adjusted EBITDA	$101.0	$21.7	$27.1	$76.7	$1.2	$(19.6)	$208.1

(a)

Costs related to shareholder litigation include expenses incurred as a result of the shareholder derivative demands. In addition, these costs include the costs associated with class action securities litigation brought against the Company in a case styled In re Rayonier Inc. Securities Litigation, filed in the United States District Court for the Middle District of Florida (Case No. 3:14-cv01395-RJC-JBT) and the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company. In

October 2017, the court entered orders approving the settlement of the class action securities litigation and dismissing the case against all defendants with prejudice.
(b)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand subsidiary.

SUPPLEMENTARY FINANCIAL INFORMATION

	Quarter Ended
(thousands of dollars, except per share amounts)	Mar. 31	June 30	Sept. 30	Dec. 31	Total Year
2019
Sales	$191,546	$184,800	$156,417	$178,793	$711,556
Cost of sales	(143,251)	(140,454)	(134,463)	(140,182)	(558,350)
Net Income	31,389	24,516	5,123	21,033	82,061
Net Income attributable to Rayonier Operating Co.	28,389	22,348	3,162	19,589	73,488

2018
Sales	$203,196	$245,906	$200,890	$166,146	$816,138
Cost of sales	(138,488)	(184,418)	(143,261)	(139,092)	(605,259)
Net Income	43,229	39,743	32,035	8,243	123,250
Net Income attributable to Rayonier Operating Co.	41,062	36,663	24,827	5,584	108,136

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

Our Company

Opco is a subsidiary of Rayonier, a leading timberland REIT with assets located in some of the most productive softwood timber growing regions in the U.S. and New Zealand. Opco’s revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber, New Zealand Timber, Real Estate and Trading. Opco owns or leases under long-term agreements approximately 2.2 million acres of timberland and real estate in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Oregon, South Carolina, Texas and Washington. Opco also has a 77% ownership interest in Matariki Forestry Group, a joint venture (“New Zealand subsidiary”), that owns or leases approximately 414,000 gross acres (295,000 net plantable acres) of timberlands in New Zealand.

Across Opco’s timberland management segments, Opco sells standing timber (primarily at auction to third parties) and delivered logs. Sales from Opco’s timber segments include all activities related to the harvesting of timber and other value-added activities such as the licensing of properties for hunting and the leasing of properties for mineral extraction and cell towers. Opco believes Rayonier is the second largest publicly-traded timberland REIT and the fifth largest private timberland owner in the United States. Opco’s Real Estate business manages all property sales and seeks to maximize the value of Opco’s properties that are more valuable for development, recreational or residential uses than for growing timber, and opportunistically sells non-strategic timberlands. Opco’s Trading segment, also part of the New Zealand subsidiary, markets and sells timber owned or acquired from third parties in New Zealand and Australia.

Current Year Developments

During 2019, Opco acquired approximately 71,000 acres of timberlands for $142.3 million. For additional information on acquisitions, see Note 3—Timberland Acquisitions.

Industry and Market Conditions

The demand for timber is directly related to the underlying demand for pulp, paper, packaging, lumber and other wood products. The significant majority of timber sold in Opco’s Southern Timber segment is consumed domestically. With a higher proportion of pulpwood, Opco’s Southern Timber segment relies heavily on downstream markets for pulp and paper, and to a lesser extent wood pellet markets. Opco’s Pacific Northwest Timber segment relies primarily on domestic customers but also exports a significant volume of timber, particularly to China. Both the Southern and Pacific Northwest Timber segments rely on the strength of U.S. lumber markets as well as underlying housing starts. Opco’s New Zealand Timber segment sells timber to domestic New Zealand wood products mills and also exports a significant portion of its volume to markets in China, South Korea and India. In addition to market dynamics in the Pacific Rim, the New Zealand Timber segment is subject to foreign exchange fluctuations, which can impact the operating results of the segment in U.S. dollar terms.

In 2019, pricing in the U.S. South remained relatively flat versus the prior year, with a slight increase in pulpwood prices offset by a slight decrease in sawtimber prices. Both pulpwood and sawtimber pricing tend to be driven by local market supply and demand dynamics, which vary considerably based on the available inventory of logs, local market mill demand, and access to export markets. U.S. South exports declined significantly in 2019 versus 2018, due to the implementation of tariffs on log exports to China in the third quarter of 2018, which limited overall price momentum. In the Pacific Northwest, log prices were relatively flat throughout 2019, but considerably lower than 2018 average prices. Prices declined in 2019 due to the implementation of tariffs on log exports to China in the third quarter of 2018, which led to a significant decline in export demand. In New Zealand, export prices to China deteriorated during 2019 as salvage logs from Europe flooded the market. Towards the end of 2019, domestic prices also declined in response to the lower export prices.

In Real Estate, overall demand and pricing for HBU properties remained relatively strong in 2019. In addition, Opco saw increased interest in its improved development properties, specifically Wildlight, Opco’s development project north of Jacksonville, Florida, and Richmond Hill, its development project south of Savannah, Georgia.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements requires us to establish accounting policies and make estimates, assumptions and judgments that affect Opco’s assets, liabilities, revenues and expenses, and to disclose contingent assets and liabilities in Opco’s financial statements. Opco bases these estimates and assumptions on historical data and trends, current fact patterns, expectations and other sources of information Opco believes is reasonable. Actual results may differ from these estimates.

Capitalized Costs Included in Timber Basis

Timber is stated at the lower of cost or market value. Costs relating to acquiring, planting and growing timber, including real estate taxes, site preparation and direct support costs relating to facilities, vehicles and supplies, are capitalized. A portion of timberland lease payments are capitalized based on the proportion of acres with merchantable timber volume remaining to be harvested under the lease term and the residual portion of the lease payments are expensed as incurred. Payroll costs are capitalized for time spent on timber growing activities, while interest or any other intangible costs are not capitalized.

Merchantable Inventory and Depletion Costs as Determined By Timber Harvest Models

An annual depletion rate is established for each particular region by dividing the cost of merchantable inventory (including costs described above) by standing merchantable inventory volume. Pre-merchantable records are maintained for each planted year age class, including acres planted, stems per acre and costs of planting and tending.

Significant assumptions and estimates are used in the recording of timber inventory and depletion costs. Factors that can impact timber volume include weather changes, losses due to natural causes, differences in actual versus estimated growth rates and changes in the age when timber is considered merchantable. A 3% company-wide change in estimated standing merchantable inventory would have caused an estimated change of approximately $3.4 million to 2019 depletion expense.

Merchantable standing timber inventory is estimated by Opco’s land information services group annually, using industry-standard computer software. The inventory calculation takes into account growth, in-growth (annual transfer of oldest pre-merchantable age class into merchantable inventory), timberland sales and the annual harvest specific to each business unit. The age at which timber is considered merchantable is reviewed periodically and updated for changing harvest practices, future harvest age profiles and biological growth factors.

Acquisitions of timberland can also affect the depletion rate. Upon the acquisition of timberland, Opco make a determination whether to combine the newly-acquired merchantable timber with an existing depletion pool or to create a new pool. The determination is based on the geographic location of the new timber, the customers/markets that will be served and species mix. During 2019, Opco acquired 69,000 acres of timberlands in Florida, Georgia, Texas, Washington and New Zealand. These acquisitions did not have a material impact on 2019 depletion rates.

Revenue Recognition

See Note 1—Summary of Significant Accounting Policies.

Determining the Adequacy of Pension and Other Postretirement Benefit Assets and Liabilities

Opco has one qualified non-contributory defined benefit pension plan covering a portion of Opco’s employees and an unfunded plan that provides benefits in excess of amounts allowable under current tax law in the qualified plan. The qualified and unfunded plans are closed to new participants.

In 2019, Opco recognized $0.6 million of pension and postretirement benefit cost due to the expected return on plan assets partially offsetting interest costs and amortization of losses (gains). Numerous estimates and assumptions are required to determine the proper amount of pension and postretirement liabilities and annual expense to record in Opco’s financial statements. The key assumptions include discount rate, return on assets, health care cost trends, mortality rates and longevity of employees. Although there is authoritative guidance on how to select most of the assumptions, some degree of judgment is exercised in selecting these assumptions. Different assumptions, as well as actual versus expected results, would change the periodic benefit cost and funded status of the benefit plans recognized in the financial statements. Effective December 31, 2016, the Company froze benefits for all employees participating in the pension plans. See Note 16—Employee Benefit Plans for additional information.

Deferred Tax Items

The Timber and Real Estate operations conducted by Rayonier through Opco are generally not subject to U.S. income taxation. Opco expects any variability in Opco’s effective tax rate and the amount of cash taxes to be paid to be driven primarily by Opco’s New Zealand Timber and Trading segments. However, the assessment of the ability to realize certain deferred tax assets, or estimate deferred tax liabilities, remains subjective. See Note 10—Income Taxes for additional information about Opco’s unrecognized tax benefits.

Results of Operations

Summary of Opco’s results of operations for the three years ended December 31:

(in millions of dollars)	2019	2018	2017
Financial Information
Sales
Southern Timber	$194.1	$170.0	$144.5
Pacific Northwest Timber	85.4	109.8	91.9
New Zealand Timber	241.9	249.0	223.3
Real Estate
Improved Development	5.9	8.4	6.9
Unimproved Development	19.5	8.6	16.4
Rural	29.9	22.7	18.6
Timberlands & Non-Strategic—U.S.	19.1	71.0	46.3
Timberlands & Non-Strategic—N.Z.	—	27.9	24.3
Large Dispositions	—	—	95.4
Other(a)	0.5	—	(0.6)

Total Real Estate	74.9	138.6	207.3
Trading	115.4	148.8	152.6
Intersegment Eliminations	(0.1)	(0.1)	—

Total Sales	$711.6	$816.1	$819.7

Operating Income (Loss)
Southern Timber	$57.8	$44.2	$42.2
Pacific Northwest Timber	(12.4)	8.1	1.1
New Zealand Timber	48.0	62.8	57.6
Real Estate(b)	38.7	76.2	130.9
Trading	—	1.0	4.6
Corporate and other	(25.1)	(22.3)	(20.9)

Operating Income	107.0	170.1	215.5
Interest Expense	(19.2)	(27.5)	(32.5)
Interest and other miscellaneous income, net	7.1	5.9	3.2
Income Tax Expense	(12.9)	(25.3)	(21.8)

Net Income(b)	82.1	123.3	164.5
Less: Net Income Attributable to Noncontrolling Interest	(8.6)	(15.1)	(12.7)

Net Income Attributable to Rayonier Inc.(b)	$73.5	$108.1	$151.7

Adjusted EBITDA(c)
Southern Timber	$119.7	$102.8	$91.6
Pacific Northwest Timber	16.7	40.9	33.1
New Zealand Timber	75.8	90.8	85.1
Real Estate	59.5	123.4	95.5
Trading	—	1.0	4.6
Corporate and other	(23.9)	(21.1)	(19.4)

Total Adjusted EBITDA(c)	$247.8	$337.7	$290.5

(a)	Includes marketing fees and deferred revenue adjustments related to Improved Development sales.

(b)	The 2017 results included $67.0 million related to Large Dispositions.
(c)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.

Southern Timber Overview	2019	2018	2017
Sales Volume (in thousands of tons)
Pine Pulpwood	3,640	3,444	3,103
Pine Sawtimber	2,191	2,034	1,933

Total Pine Volume	5,831	5,478	5,036
Hardwood	235	240	278

Total Volume	6,066	5,718	5,314

Percentage Delivered Sales	33%	30%	22%
Percentage Stumpage Sales	67%	70%	78%
Net Stumpage Prices (dollars per ton)
Pine Pulpwood	$16.42	$16.20	$16.14
Pine Sawtimber	24.86	25.59	25.64

Weighted Average Pine	$19.59	$19.69	$19.79
Hardwood	16.93	12.27	12.58

Weighted Average Total	$19.49	$19.37	$19.41
Summary Financial Data (in millions of dollars)
Timber Sales	$159.2	$143.9	$122.6
Less: Cut, Haul & Freight	(41.0)	(33.1)	(19.5)

Net Stumpage Sales	$118.2	$110.8	$103.1

Non-Timber Sales	$35.0	$26.1	$21.9

Total Sales	$194.1	$170.0	$144.5

Operating Income	$57.8	$44.2	$42.2
(+) Depreciation, depletion and amortization	61.9	58.6	49.4

Adjusted EBITDA(a)	$119.7	$102.8	$91.6

Other Data
Year-End Acres (in thousands)	1,835	1,807	1,820

(a)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.

Pacific Northwest Timber Overview	2019	2018	2017
Sales Volume (in thousands of tons)
Pulpwood	254	299	276
Sawtimber	956	1,007	971

Total Volume	1,211	1,305	1,247

Sales Volume (converted to MBF)
Pulpwood	24,109	28,307	25,973
Sawtimber	126,717	132,795	125,577

Total Volume	150,826	161,102	151,550

Percentage Delivered Sales	94%	86%	83%
Percentage Sawtimber Sales	79%	77%	78%
Delivered Log Pricing (in dollars per ton)
Pulpwood	$41.09	$47.82	$40.62
Sawtimber	78.41	96.24	84.55

Weighted Average Log Price	$70.34	$84.29	$73.89
Summary Financial Data (in millions of dollars)
Timber Sales	$82.7	$106.5	$88.7
Less: Cut and Haul	(45.9)	(44.9)	(36.7)

Net Stumpage Sales	$36.8	$61.5	$52.0

Non-Timber Sales	$2.7	$3.4	$3.2

Total Sales	$85.4	$109.8	$91.9

Operating (Loss) Income	($12.4)	$8.1	$1.1
(+) Depreciation, depletion and amortization	29.2	32.8	32.0

Adjusted EBITDA(a)	$16.7	$40.9	$33.1

Other Data
Year-End Acres (in thousands)	379	378	378
Sawtimber (in dollars per MBF)(b)	$587	$725	$665
Estimated Percentage of Export Volume	17%	23%	26%

(a)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.
(b)	Delivered Sawtimber excluding chip-n-saw.

New Zealand Timber Overview	2019	2018	2017
Sales Volume (in thousands of tons)
Domestic Pulpwood (Delivered)	490	507	448
Domestic Sawtimber (Delivered)	803	864	852
Export Pulpwood (Delivered)	148	94	106
Export Sawtimber (Delivered)	1,290	1,210	1,133

Total Volume	2,731	2,675	2,539

Delivered Log Pricing (in dollars per ton)
Domestic Pulpwood	$37.93	$37.00	$33.84
Domestic Sawtimber	77.85	83.29	81.12
Export Sawtimber	105.65	117.03	112.74

Weighted Average Log Price	$84.75	$90.44	$87.61
Summary Financial Data (in millions of dollars)
Timber Sales	$231.4	$241.9	$222.5
Less: Cut and Haul	(88.1)	(85.9)	(80.6)
Less: Port and Freight Costs	(51.0)	(49.5)	(39.7)

Net Stumpage Sales	$92.3	$106.5	$102.2

Non-Timber Sales / Carbon Credits	10.5	7.1	0.8

Total Sales	$241.9	$249.0	$223.3

Operating Income	$48.0	$62.8	$57.6
(+) Depreciation, depletion and amortization	27.8	28.0	27.5

Adjusted EBITDA(a)	$75.8	$90.8	$85.1

Other Data
New Zealand Dollar to U.S. Dollar Exchange Rate(b)	0.6615	0.6935	0.7108
Net Plantable Year-End Acres (in thousands)	295	289	293
Export Sawtimber (in dollars per JAS m3)	$122.84	$136.07	$131.08
Domestic Sawtimber (in $NZD per tonne)	$129.46	$132.22	$125.43

(a)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.
(b)	Represents the period average rates for each year.

Real Estate Overview	2019	2018	2017
Sales (in millions of dollars)
Improved Development(a)	$5.9	$8.4	$6.9
Unimproved Development	19.5	8.6	16.4
Rural	29.9	22.7	18.6
Timberlands & Non-Strategic—U.S.	19.1	71.0	46.3
Timberlands & Non-Strategic—N.Z.	—	27.9	24.3
Large Dispositions(b)	—	—	95.4
Other(c)	0.5	—	(0.6)

Total Sales	$74.9	$138.6	$207.3
Acres Sold
Improved Development(a)	44	44	23
Unimproved Development	1,196	751	1,449
Rural	7,656	5,008	6,344
Timberlands & Non-Strategic—U.S.	8,254	22,815	16,007
Timberlands & Non-Strategic—N.Z.(d)	—	4,996	9,645
Large Dispositions(b)	—	—	49,599

Total Acres Sold	17,151	33,614	83,068
Price per Acre (dollars per acre)
Improved Development(a)	$132,412	$189,154	$296,550
Unimproved Development	16,290	11,486	11,318
Rural	3,899	4,530	2,937
Timberlands & Non-Strategic—U.S.	2,318	3,110	2,891
Timberlands & Non-Strategic—N.Z.	—	5,588	2,520
Large Dispositions(b)	—	—	1,922

Weighted Average (Total)(e)	$4,335	$4,121	$3,362
Weighted Average (Adjusted)(f)	$4,002	$3,878	$3,158
Total Sales (Excluding Large Dispositions)	$74.9	$138.6	$111.9
Operating Income	$38.7	$76.2	$130.9
(+) Depreciation, depletion and amortization—U.S.	8.2	19.1	9.0
(+) Depreciation, depletion and amortization—N.Z.	—	4.5	8.9
(+) Non-cash cost of land and improved development—U.S.	12.6	23.6	13.6
(+) Non-cash cost of land and improved development—N.Z.	—	—	0.1
(-) Large Dispositions(b)	—	—	(67.0)

Adjusted EBITDA(g)	$59.5	$123.4	$95.5

(a)	Reflects land with capital invested in infrastructure improvements.
(b)

Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In 2017, the Company completed two dispositions of approximately 50,000 total acres for a combined sales price and gain of approximately $95.4 million and $67.0 million, respectively.

(c)

Includes marketing fees and deferred revenue adjustments related to Improved Development sales. See Note 1—Summary of Significant Accounting Policies for a discussion of the current year reclassification of marketing fees and deferred revenue adjustments for the Real Estate segment from Improved Development to Other.

(d)	New Zealand Timberlands & Non-Strategic represents productive acres.
(e)	Excludes Large Dispositions.

(f)	Excludes Improved Development and Large Dispositions.
(g)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.

Capital Expenditures By Segment	2019	2018	2017
Timber Capital Expenditures (in millions of dollars)
Southern Timber
Reforestation, silvicultural and other capital expenditures	$18.8	$20.0	$17.9
Property taxes	7.1	6.6	8.1
Lease and timber deed payments	4.4	4.6	4.8
Allocated overhead	4.3	4.2	3.7

Subtotal Southern Timber	$34.6	$35.4	$34.5
Pacific Northwest Timber
Reforestation, silvicultural and other capital expenditures	7.4	6.2	7.3
Property taxes	0.7	0.8	0.9
Allocated overhead	3.1	2.4	2.0

Subtotal Pacific Northwest Timber	$11.2	$9.3	$10.2
New Zealand Timber
Reforestation, silvicultural and other capital expenditures	9.4	9.7	9.1
Property taxes	0.6	0.7	0.7
Lease and timber deed payments	4.7	4.1	4.4
Allocated overhead	2.6	2.8	2.9

Subtotal New Zealand Timber	$17.4	$17.3	$17.1

Total Timber Segments Capital Expenditures	$63.2	$62.0	$61.8
Real Estate	0.2	0.3	1.3
Corporate	0.6	—	2.2

Total Capital Expenditures	$64.0	$62.3	$65.3

Timberland Acquisitions
Southern Timber	$98.9	$45.9	$220.0
Pacific Northwest Timber	7.3	—	1.5
New Zealand Timber	36.0	11.7	21.4

Total Timberland Acquisitions	$142.3	$57.6	$242.9

Real Estate Development Investments	$6.8	$9.5	$15.8
Rayonier Office Building	—	—	$6.1

Results of Operations, 2019 Versus 2018

(millions of dollars)

The following tables summarize sales, operating income and Adjusted EBITDA variances for 2019 versus 2018:

Sales	Southern Timber		Pacific Northwest Timber	New Zealand Timber	Real Estate		Trading	Elim.	Total
2018	$170.0		$109.8	$249.0	$138.6		$148.8	(0.1)	$816.1
Volume	6.7		(4.5)	4.9	(67.9)		(23.0)	—	(83.8)
Price	0.7		(20.2)	(17.1)	3.7		(10.5)	—	(43.4)
Non-timber sales	8.8		(0.7)	3.7	—		0.1	—	11.9
Foreign exchange(a)	—		—	(4.5)	—		—	—	(4.5)
Other	7.9	(b)	1.0 (b)	5.9 (c)	0.5	(d)	—	—	15.3

2019	$194.1		$85.4	$241.9	$74.9		$115.4	(0.1)	$711.6

(a)	Net of currency hedging impact.
(b)	Includes variance due to stumpage versus delivered sales.
(c)	Includes variance due to domestic versus export sales.
(d)	Includes $0.5 million of marketing fees and deferred revenue adjustments related to Improved Development sales.

Operating Income	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
2018	$44.2	$8.1	$62.8	$76.2	$1.0	$(22.3)	$170.1
Volume	3.1	(1.5)	1.7	(44.2)	—	—	(40.9)
Price(a)	0.7	(20.2)	(17.1)	3.7	—	—	(32.9)
Cost	0.5	0.6	(1.2)	(1.1)	(1.0)	(1.1)	(3.3)
Non-timber income	9.1	(0.7)	3.2	—	—	—	11.6
Foreign exchange(b)	—	—	(0.9)	—	—	—	(0.9)
Depreciation, depletion & amortization	0.2	1.3	(0.5)	3.9	—	—	4.9
Non-cash cost of land and improved development	—	—	—	(0.3)	—	—	(0.3)
Other(c)	—	—	—	0.5	—	(1.7)	(1.2)

2019	$57.8	$(12.4)	$48.0	$38.7	—	$(25.1)	$107.0

(a)	For Timber segments, price reflects net stumpage (i.e. net of cut and haul and shipping costs).
(b)	Net of currency hedging impact.
(c)

Real Estate includes $0.5 million of marketing fees and deferred revenue adjustments related to Improved Development sales. Corporate and Other includes legal expenses of $1.1 million and the sale of unused Internet Protocol addresses of $0.6 million in the prior year.

Adjusted EBITDA(a)	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
2018	$102.8	$40.9	$90.8	$123.4	$1.0	$(21.1)	$337.7
Volume	6.6	(3.9)	2.2	(67.0)	—	—	(62.1)
Price(b)	0.7	(20.2)	(17.1)	3.7	—	—	(32.9)
Cost	0.5	0.6	(1.2)	(1.1)	(1.0)	(1.1)	(3.3)
Non-timber income	9.1	(0.7)	3.2	—	—	—	11.6
Foreign exchange(c)	—	—	(2.1)	—	—	—	(2.1)
Other(d)	—	—	—	0.5	—	(1.7)	(1.2)

2019	$119.7	$16.7	$75.8	$59.5	—	$(23.9)	$247.8

(a)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.
(b)	For Timber segments, price reflects net stumpage (i.e. net of cut and haul and shipping costs).
(c)	Net of currency hedging impact.
(d)

Real Estate includes $0.5 million of marketing fees and deferred revenue adjustments related to Improved Development sales. Corporate and Other includes legal expenses of $1.1 million and the sale of unused Internet Protocol addresses of $0.6 million in the prior year.

Southern Timber

Full-year sales of $194.1 million increased $24.1 million, or 14%, versus the prior year, which includes an increase in non-timber sales of $8.8 million versus the prior year. Harvest volumes increased 6% to 6.07 million tons versus 5.72 million tons in the prior year. Average pine sawtimber stumpage prices decreased 3% to $24.86 per ton versus $25.59 per ton in the prior year, while average pine pulpwood stumpage prices of $16.42 per ton were slightly above the prior year. The decrease in average sawtimber prices was driven primarily by weaker export demand, particularly in the second half of the year, due to the ongoing U.S.-China trade dispute.

Operating income of $57.8 million increased $13.6 million versus the prior year due to higher volumes ($3.1 million), higher prices ($0.7 million), higher non-timber income ($9.1 million), lower costs ($0.5 million) and lower depletion rates ($0.2 million). Full-year Adjusted EBITDA of $119.7 million was $16.9 million above the prior year.

Pacific Northwest Timber

Full-year sales of $85.4 million decreased $24.5 million, or 23%, versus the prior year. Harvest volumes decreased 7% to 1.21 million tons versus 1.31 million tons in the prior year, as Opco deferred planned harvest in response to weak market conditions. Average delivered sawtimber prices decreased 19% to $78.41 per ton versus $96.24 per ton in the prior year, and average delivered pulpwood prices decreased 14% to $41.09 per ton versus $47.82 per ton in the prior year. The decrease in delivered sawtimber prices was driven primarily by weaker export market conditions due to the ongoing U.S.-China trade dispute as well as competition from lower-priced European salvage timber. The decrease in delivered pulpwood prices was driven primarily by excess supply in the market.

Operating loss of $12.4 million versus operating income of $8.1 million in the prior year was primarily due to lower prices ($20.2 million), lower volumes ($1.5 million), and lower non-timber income ($0.7 million), partially offset by lower costs ($0.6 million) and lower depletion rates ($1.3 million). Full-year Adjusted EBITDA of $16.7 million was $24.2 million below the prior year.

New Zealand Timber

Full-year sales of $241.9 million decreased $7.2 million, or 3%, versus the prior year. Harvest volumes increased 2% to 2.73 million tons versus 2.68 million tons in the prior year. Average delivered prices for export sawtimber decreased 10% to $105.65 per ton versus $117.03 per ton in the prior year, while average delivered prices for domestic sawtimber decreased 6% to $77.85 per ton versus $83.29 in the prior year. The decrease in export sawtimber prices was primarily due to increased competition from lower-cost log and lumber imports, predominantly from Europe, into China. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.69 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 2% from the prior year.

Operating income of $48.0 million decreased $14.7 million versus the prior year due to lower prices ($17.1 million), higher forest management costs ($1.2 million), unfavorable foreign exchange impacts ($0.9 million), and higher depletion rates ($0.5 million), which were partially offset by higher non-timber income ($3.2 million) and higher volumes ($1.7 million). Full-year Adjusted EBITDA of $75.8 million was $15.0 million below the prior year.

Real Estate

Full-year sales of $74.9 million decreased $63.7 million versus the prior year, while operating income of $38.7 million decreased $37.6 million versus the prior year. Sales and operating income decreased primarily due to lower volumes (17,151 acres sold versus 33,614 acres sold in the prior year), partially offset by higher weighted average prices ($4,335 per acre versus $4,121 per acre in the prior year). Full-year Adjusted EBITDA of $59.5 million was $63.9 million below the prior year.

Trading

Full-year sales of $115.4 million decreased $33.4 million versus the prior year due to lower volumes and prices. Sales volumes decreased 16% to 1.11 million tons versus 1.31 million tons in the prior year period. Average prices decreased 8% to $103.49 per ton versus $112.96 per ton in the prior year. Operating income decreased $1.0 million versus the prior year due to lower trading margins resulting from lower volumes and prices.

Corporate and Other Expense/Eliminations

Full-year corporate and other operating expense of $25.1 million increased $2.8 million versus the prior year due to elevated legal expenses ($1.6 million), prior year income from the sale of unused Internet Protocol addresses ($0.6 million), acquisition related costs ($0.3 million) and higher compensation and benefit expense ($0.3 million).

Interest Expense

Full-year interest expense of $19.2 million decreased $8.3 million versus the prior year due to lower average outstanding debt versus the prior year period. In the third quarter of 2018, Rayonier Inc. forgave $375.9 million of Rayonier Operating Company’s intercompany debt, both principal and accrued interest. The forgiveness of principal and accrued interest represents a capital contribution and is recorded in member’s equity.

Interest and Other Miscellaneous Income, Net

Other non-operating income of $7.1 million increased $1.2 million versus the prior year. The 2019 results include a favorable mark-to-market adjustment on marketable equity securities, interest income, guarantee fee income, dividend income and net periodic pension costs.

Income Tax Expense

Full-year income tax expense of $12.9 million decreased $12.3 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.

Results of Operations, 2018 Versus 2017

The following tables summarize the sales, operating income and Adjusted EBITDA variances for 2018 versus 2017:

Sales	Southern Timber		Pacific Northwest Timber		New Zealand Timber	Real Estate		Trading	Total
2017	$144.5		$91.9		$223.3	$207.3		$152.6	$819.6
Volume	7.9		2.4		11.5	0.6		(10.2)	12.2
Price	(0.3)		7.1		10.0	25.5		7.0	49.3
Non-timber sales	4.3		0.2		6.3	—		(0.6)	10.2
Foreign exchange(a)	—		—		(2.1)	—		—	(2.1)
Other	13.6	(b)	8.2	(b)	—	(94.8	)(c)	—	(73.1)

2018	$170.0		$109.8		$249.0	$138.6		$148.8	$816.1

(a)	Net of currency hedging impact.
(b)	Includes variance due to stumpage versus delivered sales.
(c)	Real Estate includes $95.4 million of sales from Large Dispositions in 2017, offset by $0.6 million of deferred revenue in 2017.

Operating Income	Southern Timber	Pacific Northwest Timber	New Zealand Timber		Real Estate		Trading	Corporate and Other	Total
2017	$42.2	$1.1	$57.6		$130.9		$4.6	$(20.9)	$215.5
Volume	4.1	(0.6)	4.0		0.2		—	—	8.9
Price	(0.3)	7.1	(1.3)		25.5		—	—	31.0
Cost	(0.4)	(1.6)	(1.9)		1.4		(3.6)	(1.0)	(7.1)
Non-timber income	4.2	0.2	5.9		—		—	—	10.3
Foreign exchange(a)	—	—	(1.2)		—		—	—	(1.2)
Depreciation, depletion & amortization	(5.6)	0.7	0.1		(5.5)		—	(0.4)	(10.7)
Non-cash cost of land and improved development	—	—	—		(9.3)		—	—	(9.3)
Other(c)	—	—	(0.4	)(b)	(67.0	)(c)	—	—	(67.4)

2018	$44.2	$8.1	$62.8		$76.2		$1.0	$(22.3)	$170.1

(a)	Net of currency hedging impact.
(b)	New Zealand Timber includes $0.4 million from a settlement received in 2017.
(c)	Real Estate includes $67.0 million of operating income from two Large Dispositions in 2017.

Adjusted EBITDA(a)	Southern Timber	Pacific Northwest Timber	New Zealand Timber		Real Estate		Trading	Corporate and Other	Total
2017	$91.6	$33.1	$85.1		$95.5		$4.6	$(19.4)	$290.5
Volume	7.7	2.1	5.3		0.4		—	—	15.5
Price	(0.3)	7.1	(1.3)		25.5		—	—	31.0
Cost	(0.4)	(1.6)	(1.9)		1.4		(3.6)	(1.7)	(7.8)
Non-timber income	4.2	0.2	5.9		—		—	—	10.3
Foreign exchange(b)	—	—	(1.9)		—		—	—	(1.9)
Other	—	—	(0.4	)(c)	0.6	(d)	—	—	0.2

2018	$102.8	$40.9	$90.8		$123.4		$1.0	$(21.1)	$337.7

(a)	Adjusted EBITDA is a non-GAAP measure defined and reconciled at Selected Financial Data.

(b)	Net of currency hedging impact.
(c)	New Zealand Timber includes $0.4 million of operating income from a settlement received in 2017.
(d)	Real Estate includes $0.6 million of deferred revenue in 2017.

Full-year sales of $170.0 million increased $25.5 million, or 18%, versus the prior year. This increase in sales includes a $4.3 million increase in non-timber sales versus the prior year. Harvest volumes increased 8% to 5.72 million tons in the current year versus 5.31 million tons in the prior year. Average pine sawtimber and pulpwood stumpage prices of $25.59 per ton and $16.20 per ton, respectively, were relatively flat to the prior year.

Operating income of $44.2 million increased $2.0 million versus the prior year due to favorable volumes ($4.1 million), higher non-timber income ($4.2 million), partially offset by higher depletion rates ($5.6 million), higher costs ($0.4 million), and modestly lower prices ($0.3 million) due to product mix. Full-year Adjusted EBITDA of $102.8 million was $11.2 million above the prior year.

Pacific Northwest Timber

Full-year sales of $109.8 million increased $17.9 million, or 19%, versus the prior year. Included in this increase is a $0.2 million increase in non-timber sales versus the prior year. Harvest volumes increased 5% to 1.31 million tons versus 1.25 million tons in the prior year as demand for timber was strong in the Pacific Northwest during the first three quarters of the year. Average delivered sawtimber prices increased 14% to $96.24 per ton versus $84.55 per ton in the prior year, while average delivered pulpwood prices increased 18% to $47.82 per ton versus $40.62 per ton in the prior year. Sawtimber prices reflected strong export and domestic sawtimber markets for most of the year before market conditions deteriorated in the fourth quarter due to tariffs on log exports to China. The increase in average pulpwood prices was due to species mix and a decrease in supply of wood chip residuals from sawmills.

Operating income of $8.1 million versus $1.1 million in the prior year was primarily due to higher prices ($7.1 million), higher volumes ($0.6 million), lower depletion rates ($0.7 million), and higher non-timber income ($0.2 million), partially offset by unfavorable costs ($1.6 million). Full-year Adjusted EBITDA of $40.9 million was $7.8 million above the prior year.

New Zealand Timber

Full-year sales of $249.0 million increased $25.7 million, or 12%, versus the prior year. This increase in sales includes a $6.3 million increase in non-timber/carbon credit sales versus the prior year. Harvest volumes increased 5% to 2.68 million tons versus 2.54 million tons in the prior year due to incremental volume from recent acquisitions. Average delivered prices for export sawtimber increased 4% to $117.03 per ton versus $112.74 per ton in the prior year, while average delivered prices for domestic sawtimber increased 3% to $83.29 per ton versus $81.12 in the prior year. The increase in export sawtimber prices was primarily due to stronger demand from China, while the increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by stronger local demand for construction materials, partially offset by a modest decline in the NZ$/US$ exchange rate (US$0.69 per NZ$1.00 versus US$0.71 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 5% from the prior year.

Operating income of $62.8 million increased $5.2 million versus the prior year due to higher non-timber and carbon credit income ($5.9 million), higher volumes ($4.0 million), and lower depletion rates ($0.1 million), which were partially offset by higher forest management costs ($1.9 million), lower prices ($1.3 million), unfavorable foreign exchange impacts ($1.2 million) and a settlement received in 2017 ($0.4 million). Full-year Adjusted EBITDA of $90.8 million was $5.7 million above the prior year.

Real Estate

Full-year sales of $138.6 million decreased $68.8 million versus the prior year, while operating income of $76.2 million decreased $54.6 million versus the prior year. Full-year 2017 sales and operating income include $95.4 million and $67.0 million, respectively, from Large Dispositions. Sales and operating income decreased primarily due to lower volumes (33,614 acres sold versus 83,068 acres sold in the prior year), partially offset by higher weighted average prices ($4,121 per acre versus $2,502 per acre in the prior year). Full-year Adjusted EBITDA of $123.4 million was $27.9 million above the prior year.

Trading

Full-year sales of $148.8 million decreased $3.8 million versus the prior year due to lower volumes, partially offset by higher prices. Sales volumes decreased 7% to 1.31 million tons versus 1.41 million tons in the prior year period. Average prices increased 5% to $112.96 per ton versus $107.60 per ton in the prior year primarily due to stronger demand from China. Operating income of $1.0 million decreased $3.6 million versus the prior year.

Corporate and Other Expense/Eliminations

Full-year corporate and other operating expense of $22.3 million increased $1.4 million versus the prior year due to higher selling, general and administrative costs ($1.7 million), higher depreciation expense ($0.4 million). These increases were partially offset by lower costs related to Rayonier shareholder litigation ($0.7 million).

Interest Expense

Interest expense of $27.5 million in 2018 decreased $5.1 million versus the prior year period due to lower average outstanding debt versus the prior year period.

Interest and Miscellaneous Income (Expense), Net

Other non-operating income was $5.9 million in 2018 versus $3.2 million in 2017. The 2018 results were comprised of favorable mark-to-market adjustments on foreign currency exchange contracts related to shareholder distributions from the New Zealand subsidiary, interest income, guarantee fee income and net periodic pension credits.

Income Tax (Expense) Benefit

Full-year 2018 income tax expense of $25.3 million increased $3.7 million versus the prior year period. The increase in income tax expense versus the prior year was due to improved results from the New Zealand subsidiary, which is the primary driver of income tax expense.

Outlook for 2020

In 2020, Opco expects to achieve full-year harvest volumes in Opco’s Southern Timber segment of 6.3 to 6.5 million tons, while Opco expects overall pricing to be slightly below 2019 average pricing due to geographic mix.

In Opco’s Pacific Northwest Timber segment, Opco expects to achieve harvest volumes of 1.4 to 1.5 million tons, while Opco expects relatively stable pricing as markets have adjusted to lower log export volumes resulting from China tariffs and competition from European salvage volume.

Opco remains cautiously optimistic that export market conditions in both Southern Timber and Pacific Northwest Timber will gradually improve as the U.S.-China Phase 1 trade agreement is implemented and as additional details of the agreement become clear, although Opco expects near-term headwinds associated with the coronavirus outbreak in China.

In Opco’s New Zealand Timber segment, Opco expects to achieve harvest volumes of 2.6 to 2.7 million tons, while Opco expects lower average export and domestic pricing due to challenging export market conditions resulting from competition from European salvage volume as well as the recent impacts from the coronavirus outbreak. Opco further expects that Adjusted EBITDA in the New Zealand Timber segment will be negatively impacted by higher shipping costs due to the implementation of low-sulfur fuel requirements.

In Opco’s Real Estate segment, Opco expects a significant increase in Adjusted EBITDA based on Opco’s current pipeline of transactions, although Opco anticipates that real estate activity will be heavily weighted to the second half of the year.

Our 2020 outlook excludes the impact of Opco’s anticipated mid-year acquisition of Pope Resources and is subject to a number of variables and uncertainties, including those discussed at Risk Factors.

Liquidity and Capital Resources

Our principal source of cash is cash flow from operations, primarily the harvesting of timber and sales of real estate. As a REIT, Opco’s main use of cash is dividends. Opco also uses cash to maintain the productivity of Opco’s timberlands through replanting and silviculture. Opco’s operations have generally produced consistent cash flow and required limited capital resources. Short-term borrowings have helped fund working capital needs while acquisitions of timberlands generally require funding from external sources or Large Dispositions.

Summary of Liquidity and Financing Commitments

	As of December 31,
(in millions of dollars)	2019	2018	2017
Cash and cash equivalents	$68.4	$148.0	$64.1
Total debt(a)	732.0	650.0	1,012.1
Member’s equity	1,864.6	1,981.0	1,611.9
Net Income Attributable to Rayonier Operating Company	73.5	108.1	151.7
Adjusted EBITDA(b)	247.8	337.7	290.5
Total capitalization (total debt plus equity)	2,596.6	2,631.0	2,624.0
Debt to capital ratio	28%	25%	39%
Debt to Adjusted EBITDA(b)	3.0	1.9	3.5
Net debt to Adjusted EBITDA(b)(c)	2.7	1.5	3.3

(a)	Total debt as of December 31, 2019, 2018 and 2017 is presented gross of deferred financing costs of $1.0 million, $1.2 million and $1.4 million, respectively.
(b)	For a reconciliation of Adjusted EBITDA to net income see Management’s Discussion and Analysis of Financial Condition and Results of Operations–Performance and Liquidity Indicators.
(c)	Net debt is calculated as total debt less cash and cash equivalents.

Liquidity Facilities

See Note 6—Debt for information on liquidity facilities and other outstanding debt, as well as for information on covenants that must be met in connection with Opco’s Term Credit Agreement, Incremental Term Loan Agreement and Revolving Credit Facility.

Cash Flows

The following table summarizes Opco’s cash flows from operating, investing and financing activities for each of the three years ended December 31 (in millions of dollars):

	2019	2018	2017
Total cash provided by (used for):
Operating activities	$226.4	$321.8	$268.0
Investing activities	(219.4)	(132.9)	(235.3)
Financing activities	(91.8)	(157.2)	(45.7)
Effect of exchange rate changes on cash	(1.6)	0.6	0.6

Change in cash, cash equivalents and restricted cash	$(86.4)	$32.3	$(12.4)

Cash Provided by Operating Activities

Cash provided by operating activities decreased $95.4 million versus the prior year primarily due to lower operating results.

Cash Used for Investing Activities

Cash used for investing activities increased $86.5 million versus the prior year primarily due to an $84.7 million increase in cash used for timberland acquisitions, a $1.7 million increase in capital expenditures and a $2.8 million increase in other investing activities, partially offset by a $2.7 million decrease in real estate development investments.

Cash Used for Financing Activities

Cash used for financing activities in 2019 reflects net distributions to Rayonier Inc. of $164.6 million and $9.2 million of distributions to the minority shareholder, partially offset by an $82.0 million draw on the Revolving Credit Facility.

Restricted Cash

See Note 19—Restricted Cash for further information regarding funds deposited with a third-party intermediary.

Credit Ratings

Both Opco’s ability to obtain financing and the related costs of borrowing are affected by Rayonier Inc.’s credit ratings, which are periodically reviewed by the rating agencies. As of December 31, 2019, Rayonier’s credit ratings from S&P and Moody’s were “BBB-” and “Baa3,” respectively, with both agencies listing Rayonier’s outlook as “Stable.”

Expected 2020 Expenditures

Capital expenditures in 2020 are forecasted to be between $65 million and $69 million, excluding any strategic timberland acquisitions Opco may make. Capital expenditures are expected to be primarily comprised of seedling planting, fertilization and other silvicultural activities, property taxes, lease payments, allocated overhead and other capitalized costs. Aside from capital expenditures, Opco may also acquire timberland as it actively evaluates acquisition opportunities.

Real estate development investments in 2020 are expected to be between $12 million and $15 million, net of anticipated reimbursements from community development bonds. Expected real estate development investments are primarily related to Wildlight, Opco’s mixed-use community development project located north of Jacksonville, Florida, and Opco’s Richmond Hill mixed-use development project located south of Savannah, Georgia.

Our 2020 dividend payments are expected to be approximately $140 million assuming no change in the quarterly dividend rate of $0.27 per share or material changes in the number of shares outstanding.

Opco made $1.3 million of required pension contributions in 2019. Opco has approximately $3.6 million of pension contribution requirements in 2020 and may make discretionary contributions in the future.

Cash income tax payments in 2020 are expected to be approximately $2 million, primarily due to the New Zealand subsidiary.

Performance and Liquidity Indicators

The discussion below is presented to enhance the reader’s understanding of Opco’s operating performance, liquidity, ability to generate cash and satisfy rating agency and creditor requirements. This information includes two measures of financial results: Adjusted Earnings before Interest, Taxes, Depreciation, Depletion and Amortization (“Adjusted EBITDA”), and Cash Available for Distribution (“CAD”). These measures are not defined by Generally Accepted Accounting Principles (“GAAP”) and the discussion of Adjusted EBITDA and CAD is not intended to conflict with or change any of the GAAP disclosures described above. Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing Opco’s operating performance, financial condition and cash generating ability. Management uses Adjusted EBITDA as a performance measure and CAD as a liquidity measure. Adjusted EBITDA and CAD as defined may not be comparable to similarly titled measures reported by other companies. These measures should not be considered in isolation from, and are not intended to represent an alternative to, Opco’s results reported in accordance with GAAP.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation, the gain on foreign currency derivatives, and Large Dispositions. Below is a reconciliation of Net Income to Adjusted EBITDA for the five years ended December 31 (in millions of dollars):

	2019	2018	2017	2016	2015
Net Income to Adjusted EBITDA Reconciliation
Net Income	$82.1	$123.3	$164.5	$221.7	$48.9
Interest, net, continuing operations	14.8	23.8	29.4	29.1	29.7
Income tax expense (benefit), continuing operations	12.9	25.2	21.7	5.0	(0.9)
Depreciation, depletion and amortization	128.2	144.1	127.6	115.1	113.7
Non-cash cost of land and improved development	12.6	23.6	13.7	11.7	12.5
Non-operating (income) expense	(2.7)	(2.2)	—	—	0.1
Costs related to shareholder litigation(a)	—	—	0.7	2.2	4.1
Gain on foreign currency derivatives(b)	—	—	—	(1.2)	—
Large Dispositions(c)	—	—	(67.0)	(143.9)	—

Adjusted EBITDA	$247.8	$337.7	$290.5	$239.7	$208.1

(a)

Costs related to shareholder litigation include expenses incurred as a result of the shareholder derivative demands that ultimately resulted in litigation brought against certain former officers and directors of the Company in a case styled Molloy, et al. v. Boynton, et al., filed in the United States District Court for the Middle District of Florida (Case No. 3:17-cv-01157-TJC-MCR). In addition, these costs include the costs associated with class action securities litigation brought against the Company in a case styled In re Rayonier Inc. Securities Litigation, filed in the United States District Court for the Middle District of Florida (Case No. 3:14-cv01395-RJC-JBT) and the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company. In October 2017, the court entered orders approving the settlement of the class action securities litigation and dismissing the case against all defendants with prejudice. In November 2018, the court entered orders approving the settlement of the derivative demands and entering final judgment in the litigation arising therefrom, thus ending the shareholder litigation matters.
(b)

Gain on foreign currency derivatives is the gain resulting from the foreign exchange derivatives the Company used to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand subsidiary.

(c)	Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

See Selected Financial Data for a reconciliation of Adjusted EBITDA to Operating Income by segment as well as Results of Operations for an analysis of changes in Adjusted EBITDA from the prior year.

See Selected Financial Data for a reconciliation of Adjusted EBITDA to Operating Income by segment as well as Results of Operations for an analysis of changes in Adjusted EBITDA from the prior year.

Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions, real estate development investments and spending on the Rayonier office building), and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. In compliance with SEC requirements for non-GAAP measures, Opco reduces CAD by mandatory debt repayments, which results in the measure entitled “Adjusted CAD.” CAD and Adjusted CAD generated in any period is not necessarily indicative of the CAD that may be generated in future periods.

Below is a reconciliation of Cash Provided by Operating Activities to Adjusted CAD for the five years ended December 31 (in millions):

	2019	2018	2017	2016	2015
Cash provided by operating activities	$226.4	$321.8	$268.0	$215.8	$189.4
Capital expenditures from continuing operations(a)	(64.0)	(62.3)	(65.3)	(58.7)	(57.3)
Working capital and other balance sheet changes	(0.9)	(7.0)	(1.8)	(0.6)	(2.5)

CAD	$161.5	$252.5	$200.9	$156.5	$129.6
Mandatory debt repayments(b)	(82.0)	—	—	(31.5)	(131.0)
Adjusted CAD	$79.5	$252.5	$200.9	$125.0	$(1.4)

Cash used for investing activities	$(219.4)	$(132.9)	$(235.3)	$(235.0)	$(149.5)
Cash (used for) provided by financing activities	$(91.8)	$(157.2)	$(45.7)	$83.4	$(28.9)

(a)	Capital expenditures exclude timberland acquisitions, real estate development investments and spending on the Rayonier office building.
(b)	Excludes debt repayments on the New Zealand subsidiary noncontrolling interest shareholder loan.

The following table provides supplemental cash flow data for the five years ended December 31 (in millions):

	2019	2018	2017	2016	2015
Purchase of timberlands	$(142.3)	$(57.6)	$(242.9)	$(366.5)	$(98.4)
Real Estate Development Investments	(6.8)	(9.5)	(15.8)	(8.7)	(2.7)
Distributions to New Zealand minority shareholder(a)	(9.2)	(14.4)	(15.8)	(4.9)	(1.4)
Rayonier Office Building	—	—	(6.1)	(6.3)	(0.9)

(a)	Includes debt repayments on the New Zealand subsidiary noncontrolling interest shareholder loan.

Off-Balance Sheet Arrangements

Opco utilizes off-balance sheet arrangements to provide credit support for certain suppliers and vendors in case of their default on critical obligations, and collateral for outstanding claims under the Company’s previous workers’ compensation self-insurance programs. These arrangements consist of standby letters of credit and surety bonds. As part of Opco’s ongoing operations, Opco also periodically issues guarantees to third parties. Off-balance sheet arrangements are not considered a source of liquidity or capital resources and do not expose us to material risks or material unfavorable financial impacts. See Note 12—Guarantees for further discussion.

Contractual Financial Obligations

In addition to using cash flow from operations and proceeds from Large Dispositions, Opco finances its operations and acquisitions through the issuance of debt and by entering into leases. These financial obligations are recorded in accordance with accounting rules applicable to the underlying transaction, with the result that some are recorded as liabilities on the Consolidated Balance Sheets, while others are required to be disclosed in the Notes to Consolidated Financial Statements and Management’s Discussion and Analysis.

The following table aggregates Opco’s contractual financial obligations as of December 31, 2019 and anticipated cash spending by period:

		Payments Due by Period
(in millions)	Total	2020	2021-2022	2023-2024	Thereafter
Contractual Financial Obligations
Long-term debt(a)	$650.0	—	—	$350.0	$300.0
Current maturities of long-term debt	82.0	82.0	—	—	—
Interest payments on long-term debt(b)	123.4	23.9	45.0	40.1	14.4
Operating leases—timberland(c)	183.1	7.9	15.9	14.4	144.9
Operating leases—PP&E, offices	8.0	2.0	2.2	1.6	2.2
Commitments—derivatives(d)	9.4	2.2	4.0	3.2	—
Commitments—other(e)	12.7	8.3	1.2	0.4	2.8

Total contractual cash obligations	$1,068.6	$126.3	$68.3	$409.7	$464.3

(a)

The book value of long-term debt, net of deferred financing costs, is currently recorded at $649.0 million on the Company’s Consolidated Balance Sheet, but upon maturity the liability will be $650.0 million.

(b)	Projected interest payments for variable-rate debt were calculated based on outstanding principal amounts and interest rates as of December 31, 2019.
(c)

Includes 20 years of future minimum payments for perpetual Crown Forest Licenses (“CFL”). A CFL is a license arrangement to use government or privately owned lands to operate a commercial forest. CFLs generally extend indefinitely and may only be terminated upon a 35-year termination notice. If no termination notice is given, the CFLs renew automatically each year for a one-year term. Alternatively, some CFLs extend for a specific term. As of December 31, 2019, the New Zealand subsidiary has two CFLs under termination notice that are currently being relinquished as harvest activities are concluded, as well as two fixed-term CFLs expiring in 2062. The annual license fee is determined based on market rental value, with triennial rent reviews.
(d)

Commitments—derivatives represent payments expected to be made on derivative financial instruments (foreign exchange contracts and interest rate swaps). See Note 13 – Derivative Financial Instruments and Hedging Activities.

(e)

Commitments—other includes pension contribution requirements based on actuarially determined estimates and IRS minimum funding requirements, payments expected to be made on the Company’s Wildlight and Richmond Hill development projects, payments made on timberland deeds and other purchase obligations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Opco is exposed to various market risks, including changes in interest rates, commodity prices and foreign exchange rates. Opco’s objective is to minimize the economic impact of these market risks. Opco uses derivatives in accordance with policies and procedures approved by the Audit Committee of the Board of Directors. Derivatives are managed by the finance department, whose responsibilities include initiating derivative transactions as well as managing and monitoring resulting exposures. Opco does not enter into financial instruments for trading or speculative purposes.

Interest Rate Risk

Opco is exposed to interest rate risk through Opco’s variable rate debt, primarily due to changes in LIBOR. However, Opco uses interest rate swaps to manage Opco’s exposure to interest rate movements on Opco’s term credit agreements by swapping existing and anticipated future borrowings from floating rates to fixed rates. As of December 31, 2019, Opco has $650 million of U.S. long-term variable rate debt. The notional amount of outstanding interest rate swap contracts with respect to this debt at December 31, 2019 was also $650 million. The term credit agreement and associated interest rate swaps mature in August 2024 and the incremental term loan agreement and associated interest rate swaps mature in May 2026. At this borrowing level, a hypothetical one-percentage point increase/decrease in interest rates would result in no corresponding increase/decrease in interest payments and expense over a 12-month period.

Opco estimates the periodic effective interest rate on Opco’s U.S. variable rate debt to be approximately 3.1% after consideration of interest rate swaps and estimated patronage refunds.

The following table summarizes Opco’s outstanding debt, interest rate swaps and average interest rates, by year of expected maturity and their fair values at December 31, 2019:

(Dollars in thousands)	2020	2021	2022	2023	2024	Thereafter	Total	Fair Value
Variable rate debt:
Principal amounts	82,000	—	—	—	350,000	$300,000	$732,000	$732,000
Average interest rate(a)(b)	2.99%	—	—	—	3.33%	3.61%	3.41%	—
Interest rate swaps:
Notional amount	—	—	—	—	350,000	$300,000	$650,000	$(8,454)
Average pay rate	—	—	—	—	2.28%	1.49%	1.91%	—
Average receive rate(b)	—	—	—	—	1.70%	1.71%	1.71%	—

(a)	Excludes estimated patronage refunds.
(b)	Interest rates as of December 31, 2019.

Foreign Currency Exchange Rate Risk

The functional currency of the Company’s New Zealand-based operations and New Zealand subsidiary is the New Zealand dollar. Through these operations and Opco’s ownership in the New Zealand subsidiary, Opco is exposed to foreign currency risk on cash held in foreign currencies, shareholder distributions which are denominated in U.S. dollars and on foreign export sales and ocean freight payments that are predominantly denominated in U.S. dollars. To mitigate these risks, the New Zealand subsidiary routinely enters into foreign currency exchange contracts and foreign currency option contracts to hedge a portion of the New Zealand subsidiary’s foreign exchange exposure.

Sales and Expense Exposure

At December 31, 2019, the New Zealand subsidiary had foreign currency exchange contracts with a notional amount of $56 million and foreign currency option contracts with a notional amount of $22 million outstanding related to foreign export sales and ocean freight payments. The amount hedged represents 69% of forecast U.S. dollar denominated sales proceeds less distributions over the next 18 months and 74% of log trading sales proceeds over the next 3 months.

The following table summarizes Opco’s outstanding foreign currency exchange rate risk contracts at December 31, 2019:

(Dollars in thousands)	0-1 months	1-2 months	2-3 months	3-6 months	6-12 months	12-18 months	Total	Fair Value
Foreign exchange contracts to sell U.S. dollar for New Zealand dollar
Notional amount	$3,350	$4,000	$5,000	$17,000	$20,000	$7,000	$56,350	$642
Average contract rate	1.4859	1.4854	1.4849	1.4836	1.4818	1.4802	1.4829

Foreign currency option contracts to sell U.S. dollar for New Zealand dollar
Notional amount	$4,000	$2,000	—	—	$8,000	$8,000	$22,000	$303
Average strike price	1.5191	1.4987	—	—	1.5513	1.5846	1.5527

Equity Price Risk

Our marketable equity securities are subject to market price risk. Accordingly, a fluctuation in the price of each security could have an adverse impact on the fair value of Opco’s investment. See Note 14—Fair Value Measurements.

INFORMATION ABOUT RAYONIER OPERATING COMPANY LLC EXECUTIVE OFFICERS

Rayonier Inc, as Rayonier Operating Partnership’s general partner, controls Rayonier Operating Partnership. As such, Rayonier Inc.’s executives and board effectively control Rayonier Operating Partnership, and the executive officers of Rayonier are, in effect, the executive officers of Rayonier Operating Partnership.

David L. Nunes, 58, Mr. Nunes joined the Company in June 2014 as Chief Operating Officer, and shortly thereafter assumed the role of President and CEO following the Company’s spin-off of its Performance Fibers business. Prior to joining the Company, Mr. Nunes served as President and CEO of Pope Resources/Olympic Resource Management from 2002 to 2014. He joined Pope in 1997 as director of portfolio management. The following year, he was named Vice President of portfolio development, and then served two years as Senior Vice President of acquisitions and portfolio development before being named President and COO in 2000. Previously, Mr. Nunes spent nine years with the Weyerhaeuser Company, joining the organization in 1988 as a business analyst and advancing through a number of leadership roles to become director of corporate strategic planning. Mr. Nunes holds a Bachelors of Arts and Economics from Pomona College and an MBA from the Tepper School of Business at Carnegie Mellon University.

Mark D. McHugh, 44, Mr. McHugh was appointed Senior Vice President and Chief Financial Officer in December 2014. He was previously Managing Director in the Real Estate Investment Banking group at Raymond James, where he worked since 2008. Prior to joining Raymond James, Mr. McHugh was a Director in the Paper & Forest Products Group within the Investment Banking Division at Credit Suisse, where he worked from 2000 to 2008. Mr. McHugh received his B.S.B.A. in Finance from the University of Central Florida and his JD from Harvard Law School.

Douglas M. Long, 49, Mr. Long currently serves as Senior Vice President, Forest Resources. Previously, he served as Vice President, U.S. Operations from November 2014 to December 2015 and as Director, Atlantic Region, U.S. Forest Resources from March 2014 to November 2014. He joined the Company in 1995 as a GIS Forestry Analyst and has held multiple positions of increasing responsibility within the forestry division. Mr. Long holds bachelor’s and master’s degrees in Forest Resources and Conservation from the University of Florida.

Christopher T. Corr, 56, Mr. Corr joined the Company in July 2013 and currently serves as Senior Vice President, Real Estate Development and President, Raydient LLC. Prior to joining Rayonier, he served as Executive Vice President, Buildings and Places for AECOM from 2008 to 2013. Prior to that, Mr. Corr held various positions with The St. Joe Company between 1998 and 2008, most recently as Executive Vice President. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company, where he was a key member of the team that developed the visionary town of Celebration near Orlando, Florida. From 1990-1992, Mr. Corr served as an elected member of the Florida House of Representatives. He holds a Bachelor of Arts degree from the University of Florida and has completed programs with the Harvard Real Estate Institute and the Wharton School of Business at University of Pennsylvania.

Mark R. Bridwell, 57, Mr. Bridwell was promoted to Vice President and General Counsel in June 2014 and assumed the role of Corporate Secretary in March 2015. He joined the Company in 2006 as Associate General Counsel for Performance Fibers. In 2009, he became Associate General Counsel for Timber and Real Estate and in 2012 was promoted to Assistant General Counsel for Land Resources. Prior to joining Rayonier, Mr. Bridwell served as counsel for six years at Siemens Corporation. Previously, he was an attorney for five years with the international law firms of Jones, Day, Reavis & Pogue and Seyfarth, Shaw, Fairweather & Geraldson. Mr. Bridwell has a B.S.B.A. in Finance from the University of Central Florida, and an MBA and JD from Emory University.

Shelby L. Pyatt, 49, Ms. Pyatt was named Vice President, Human Resources and Information Technology in July 2014. Ms. Pyatt joined Rayonier in 2003 as Manager, Compensation and became Director, Compensation and Employee Services in 2006. She was named Director, Compensation, Benefits and Employee Services in 2009 before being promoted to her current position. Prior to joining Rayonier, Ms. Pyatt held human resources positions with CSX Corporation and Barnett Bank. Ms. Pyatt holds a bachelor’s degree in Business Management.

W. Rhett Rogers, 43, Mr. Rogers was appointed to Vice President, Portfolio Management in February 2017. Mr. Rogers oversees the Company’s acquisition and disposition activities, including HBU and non-strategic land sales, as well as its land information systems function. He joined Rayonier in 2001 as a District Technical Forester, and has held numerous roles of increasing responsibility, most recently as Director, Land Asset Management before being promoted to his current position. Mr. Rogers holds a BS in Forestry from Louisiana Tech University, and both an MBA and MS in Forest Resources from Mississippi State University.

April J. Tice, 46, Ms. Tice was promoted to Vice President, Financial Services and Corporate Controller in March 2019. In this position, she acts as the Company’s principal accounting officer. She joined Rayonier in 2010 and has worked in various roles within the finance and financial reporting departments since that time. She previously served as Director, Financial Services and Corporate Controller before being promoted to her current position. Prior to joining Rayonier, Ms. Tice served in various accounting and/or audit roles at Deloitte & Touche, the State of Florida and two private companies located in Florida. Ms. Tice holds a Bachelor of Fine

Arts from Florida State University and a Master of Accountancy with a tax concentration from the University of North Florida. Ms. Tice is a Certified Public Accountant in the State of Florida.

NAMED EXECUTIVE OFFICERS

Name	Title
David L. Nunes	President and Chief Executive Officer
Mark D. McHugh	Senior Vice President and Chief Financial Officer
Douglas (Doug) M. Long	Senior Vice President, Forest Resources
Christopher (Chris) T. Corr	Senior Vice President, Real Estate Development
Mark R. Bridwell	Vice President, General Counsel and Corporate Secretary

Rayonier Inc.’s Directors

Richard D. Kincaid, 58, President and Founder of BeCause Foundation, a non-profit corporation that supports the health, education, and welfare of children, since 2007; Founder, Managing Member of Sage Vertical Gardens LLC; investor and on the Board of Directors of five private early stage companies that are in social and digital media, healthcare, and video streaming industries. Mr. Kincaid has significant financial expertise together with broad experience in the real estate industry and a deep understanding of the structural and strategic implications of REIT status. The Rayonier board believes his experience and expertise are particularly well suited to assist the Board in understanding the opportunities and challenges presented by Rayonier’s REIT structure, as well as overseeing the Board’s management of Opco’s real estate business and general financing decisions. Mr. Kincaid has been a director since 2004 and currently serves as Chair of Rayonier Inc.’s board. He also serves on the Rayonier Inc.’s board’s audit and compensation committees. He also serves on the board of directors of Black Creek Capital Diversified Property Fund.

Keith E. Bass, 55, Managing partner of Mill Creek Capital LLC, a private equity and consulting firm, since 2017; President and CEO of WCI Communities, Inc., from 2012 to 2017; President of Pinnacle Land Advisors, from 2011 to 2012; held various key positions with The Ryland Group, from 2003 to 2011. Mr. Bass has extensive expertise in the real estate industry. He has led organizations as large as $1 billion in annual revenue, built lean operations and created long-term operational roadmaps to position companies to thrive in any market climate. Mr. Bass brings a broad real estate perspective to the Board’s evaluation of investment opportunities. Mr. Bass has served on Rayonier Inc.’s board since 2017 and serves on the audit and compensation committee.

Dod A. Fraser, 69, President of Sackett Partners, a consulting firm, since 2000; Managing Director and Group Executive, Global Oil and Gas, for Chase Manhattan Bank (now JPMorgan Chase & Co.), from 1995 to 2000. Mr. Fraser has substantial experience in debt and equity markets, bank markets, mergers and acquisitions, and risk oversight. He contributes strongly to the Board’s oversight of the Company’s overall financial performance, reporting and controls. Mr. Fraser has served as a director on Rayonier Inc.’s board since 2014. He serves on the nominating committee and is chair of the audit committee. Mr. Fraser also serves on the boards of Subsea 7 S.A. and OCI N.V.

Scott R. Jones, 61, President of Forest Capital Partners, a forest investment firm, from 2000 to 2018; President and Chief Executive Officer of Timberland Growth Corporation, a timberland REIT joint venture, from 1998 to 2000. Mr. Jones has substantial expertise in forest management, technology and innovations, as well as forest and real estate investments. He is particularly well suited to assist the Board in its investment decisions and oversee the management of the Company’s forest resources and real estate businesses. Mr. Jones has served as a director on Rayonier Inc.’s board since 2014 and presently serves as chair of the compensation committee.

Blanche L. Lincoln, 59, Founder and Principal of Lincoln Policy Group, a consulting firm helping companies navigate the legislative and regulatory processes of the federal government, since 2013; Special Policy Advisor at

Alston & Bird LLP, from 2011 to 2013; U.S. Senator for the State of Arkansas, from 1999 to 2011. Ms. Lincoln’s political experience, including in the areas of agriculture and forestry, is invaluable to the Board in helping the Company address a range of public policy and legislative trends. Ms. Lincoln has served on Rayonier Inc.’s board since 2014 and currently is a member of the compensation and nominating committees. Ms. Lincoln also serves as a director on the board of directors of Energy Corporation.

V. Larkin Martin, 56, Managing Partner of Martin Farm and Vice President of The Albemarle Corporation, family businesses with interests in agriculture and timberland, since 1990; Chair of the Board of Directors of the Federal Reserve Bank of Atlanta, from 2007 to 2008. Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the southeastern United States, together with an understanding of national and regional financial markets. Ms. Martin’s skill set adds substantial value to Board discussions regarding Rayonier’s and Opco’s forest resources business, as well as overall economic forces and trends impacting the Company. Ms. Martin has served as a director on Rayonier Inc.’s board since 2007 and currently serves as chair of the nominating committee and a member of the compensation committee. Ms. Martin also serves on the board of Truxton Trust.

David L. Nunes, 58, President, Chief Executive Officer and Director of the Company, since 2014; Chief Executive Officer of Pope Resources/Olympic Resource Management, from 2002 to 2014. Mr. Nunes has more than three decades of forest products industry experience. He has served in key leadership positions at several timber and real estate companies, including Chief Executive Officer and President, and has substantial background in the areas of timberland management and investments, marketing, strategic planning, mergers and acquisitions and capital planning. The Rayonier board believe this experience and leadership make Mr. Nunes uniquely well suited to contribute to the Board’s considerations of operational and strategic matters and to manage Rayonier’s and Opco’s core businesses. Mr. Nunes has served as a director at Rayonier Inc. since 2014.

Andrew G. Wiltshire, 62, Founding Partner of Folium Capital LLC, since 2016; Management and governance of private orchard and farming companies with operations in New Zealand; Managing Director and Head of Alternative Assets at the Harvard Management Company, the investment company that is responsible for managing Harvard University’s endowment and related financial assets, from 2001 to 2015. Mr. Wiltshire has extensive expertise in the areas of managing and investing in forestry, timberlands, real estate and natural resources. Mr. Wiltshire brings a valuable perspective to the Board’s evaluation of investment opportunities and oversight of the Company’s forest resources and real estate businesses. Mr. Wiltshire has served as a director of Rayonier Inc. since 2015. He currently serves on Rayonier Inc.’s board of director’s audit and nominating committee.

EXECUTIVE COMPENSATION OF RAYONIER, L.P.

Executive Summary

Our Compensation Philosophy

The Rayonier board’s compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of Rayonier’s shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, health care, severance and other fixed compensation programs. Rayonier generally targets total compensation levels consistent with the median of Rayonier’s peer group and survey benchmarks, with an emphasis on long-term incentive compensation. By providing a substantial portion of Rayonier’s named executive officers’ total targeted compensation in the form of long-term incentive awards, Rayonier seeks to drive sustainable increases in its market valuation and to outperform Rayonier’s peers on a relative total shareholder return basis while promoting equity ownership to further align the interests of its executives with its shareholders.

Say-on-Pay

The Compensation Committee carefully considers the results of Rayonier’s shareholders’ advisory “Say-on-Pay” vote. Last year, Rayonier’s shareholders expressed a high level of support for the compensation of Rayonier’s named executive officers, with 97% of the votes cast in favor of Rayonier’s compensation programs and practices.

Compensation Policies and Governance Practices Summary

What the Compensation Committee Does	What the Compensation Committee Doesn’t Do

✓  Pay for performance with focus on long-term value creation

✓  Maintain robust share ownership and share provisions for equity awards retention requirements

✓  Maintain a comprehensive clawback policy

✓  Avoid compensation practices that encourage inappropriate risk

✓  Engage an independent compensation consultant and conduct annual compensation review

✓  Maintain an independent Compensation Committee

✓  Cap performance share awards payable if total shareholder return for the period is negative

×   No employment agreements

×   No single-trigger change in control

×   No excise tax gross-ups

×   No hedging or pledging of Company stock

×   No excessive executive perquisites

×   No repricing of underwater options

Components of Executive Compensation

Pay Element	Description and Purpose
Base Salary

•   Fixed cash compensation that recognizes level of responsibilities, experience, expertise and individual performance

•   Helps attract and retain talented executives

•   Evaluated against external market data annually

Annual Bonus Program	• “At risk” performance-based cash compensation that rewards achievement of key annual financial metrics and strategic initiatives

Pay Element	Description and Purpose
Long-Term Incentives

•   “At risk” equity-based stock compensation that encourages and rewards long-term performance

•   Two components:

•   Performance shares (weighted 60%), which pay out based on relative total shareholder return over a three-year performance period

•   Time-based restricted stock units (weighted 40%), which vest over five years (in one-third increments on the third, fourth and fifth anniversary of grant)

•   Aligns management interests with those of Rayonier’s/Opco’s investors

•   Promotes an “ownership” mentality that fosters the long-term perspective necessary for sustained success

•   Ultimate value of these awards depends upon Rayonier’s performance in delivering value to shareholders both in absolute terms through restricted stock units and relative to Rayonire’s peers through performance shares

Consistent with the Rayonier board’s compensation philosophy, a substantial majority of senior executive compensation is in the form of variable “at risk” pay, aligning compensation with performance and shareholder value. For 2019, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) allocated to variable “at-risk” compensation was 81% for Rayonier’s CEO and 65% on average for Rayonier’s other named executive officers.

2019 Target Compensation Mix

The Compensation Committee does not have specific pay ratios for Rayonier’s CEO as compared to Rayonier’s other senior executives, but the Compensation Committee does take into account internal pay equity factors to ensure that compensation differences within the Company are consistent with respect to different job levels and responsibilities. For example, the Compensation Committee believes that the CEO has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Compensation Committee sets his total compensation at a level appreciably higher in relation to that of other named executive officers, but at a level the Compensation Committee believes is appropriate and reflective of market practice and with a greater portion of his total compensation contingent on Rayonier’s performance.

Base Salary

Base salary is a fixed compensation component intended to compensate Rayonier’s executives based on experience, expertise and job responsibilities. Each year, the Compensation Committee reviews the base salary of Rayonier’s CEO and each of his direct reports, including all of Rayonier’s named executive officers. In making adjustments to base salary levels, the Compensation Committee considers a number of factors including: external market data, the approved annual salary budget, level of responsibilities, experience and breadth of knowledge, and individual performance.

Annual Bonus Program

Under the Rayonier Non-Equity Incentive Plan, Rayonier provides cash compensation in the form of an annual bonus incentive designed to reward executives based on the Company’s financial performance against key budgeted financial metrics and the attainment of identified strategic objectives. The annual bonus program provides for a target bonus award opportunity for each executive, expressed as a percentage of base salary. For 2019, the target bonus award opportunities for the named executive officers were as follows: Mr. Nunes, 125%; Messrs. McHugh and Long, 75%; Mr. Bridwell, 55%; and Mr. Corr, 50%. The Compensation Committee increased target bonus award levels in 2019 for Messrs. Nunes, McHugh and Long and decreased the target award level for Mr. Corr based on their annual review and assessment of competitive compensation positioning for each named executive officer.

Bonus Plan Metrics

Under Rayonier’s 2019 Rayonier Annual Bonus Program, Recurring Cash Flow performance against budget, weighted 80%, and performance against Rayonier’s annual Strategic Objectives and a Quality of Earnings Assessment, weighted 20%, were used to fund the overall bonus pool. The Compensation Committee believes that Recurring Cash Flow provides a strong measure of management performance, as it isolates the operational cash flow performance of the business excluding the impact of extraordinary items (both positive and negative) while also accounting for ongoing capital investment. Recurring Cash Flow is defined as Cash Available for Distribution plus interest expense, which eliminates the impact of capital structure decisions, plus cash taxes. Cash Available for Distribution is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes.

The bonus pool funding level is calculated using the table below, interpolating values between the threshold, target and maximum levels, with zero payout for performance below threshold:

	Threshold	Target	Maximum
Recurring Cash Flow (80%)
Percentage of Budgeted Recurring Cash Flow Achieved	80% of Budget	Budget	110% of Budget
Bonus Pool Funding Level	40% of Target Awards	80% of Target Awards	120% of Target Awards
Strategic Objectives / Quality of Earnings Assessment (20%)—Bonus Pool Funding Level	0% of Target Awards	20% of Target Awards	30% of Target Awards
Total	40% of Target Awards	100% of Target Awards	150% of Target Awards

Under Rayonier’s bonus pool structure, individual awards can be adjusted down to 0% or up to +30% of the calculated payout level, not to exceed 150% of target awards, based on individual performance.

Measuring 2019 Results

Performance results under Rayonier’s annual bonus program with respect to Recurring Cash Flow may be adjusted to take into account material unusual, nonrecurring and non-budgeted items impacting the bonus calculation. For 2019, no adjustments were made to the payouts calculated under the definition of Recurring Cash Flow. Payout at target award levels for 2019 required achievement of Recurring Cash Flow of $188.2 million, representing the annual budgeted amount approved by the Board in December 2018. Actual Recurring Cash Flow for 2019 was $182.6 million, resulting in funding for the financial performance component at 74.1% of target.

Our strategic objectives for 2019 centered around pursuing value accretive growth through a targeted investment strategy, increasing export capacity for the U.S. South, executing on initiatives to improve efficiencies, reduce costs and streamline decision-making, enhancing market intelligence and analytical tools, further developing and refining strategies in Rayonier’s Real Estate segment, developing a long-term ESG strategy, commencing efforts to achieve certification under OSHA’s Voluntary Protection Program (VPP) and evaluating strategic partnerships with Rayonier’s contractors.

After assessing performance for 2019 against the identified strategic objectives, and after reviewing a detailed variance analysis of budget versus actual financial performance, the Compensation Committee approved a payout of 30% for the strategic objectives and quality of earnings component, bringing the overall payout level to 104.1% of target awards for each named executive officer. In making this determination, the Compensation Committee was pleased with management’s focus throughout the year on enhancing long-term shareholder value. Specifically, the Compensation Committee recognized the challenges management faced in Rayonier’s markets, including the impacts of the China trade tariffs and European spruce salvage volumes, and the steps management took to offset these impacts, including deferring annual harvest volumes in areas most affected. The Committee was also pleased with management’s performance against an ambitious set of strategic initiatives, the high level of acquisition activity completed during the year and the increased revenues generated by Rayonier’s non-timber income activities.

Final 2019 Bonus Awards

The final annual bonuses earned by Rayonier’s named executive officers for 2019 were approved by the Compensation Committee and, for Mr. Nunes, by Rayonier’s independent directors, in February 2020, and appear in the Summary Compensation Table on page 26, under the heading “Non-Equity Incentive Plan Compensation.” As discussed above, the bonus pool funding for 2019 was 104.1% of target, and no adjustments were made to the earned bonuses for the named executive officers.

Long-Term Incentives

The Rayonier Incentive Stock Plan provides the Compensation Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. Long-term incentive awards allow us to offer a competitive overall compensation package, and also provide opportunities for share ownership by Rayonier’s executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in Rayonier’s long-term success and commitment to creating shareholder value.

In 2019, the Compensation Committee elected to increase the time-based restricted stock unit component of long-term incentive compensation from 30% to 40%, with the performance share component thereby decreasing from 70% to 60%. The Compensation Committee believes this change enhances the long-term ownership culture that Rayonier seek to promote among Rayonier’s executives, and places a greater proportion of long-term incentives on a five-year vesting period (versus the three-year vesting period of performance shares), reinforcing the long-term nature of Rayonier’s business and providing a retention incentive for Rayonier’s executives. The Compensation Committee believes this mix provides a strong incentive to Rayonier’s executives to focus on the ongoing creation of shareholder value and to deliver sustained increases in the Company’s market valuation and performance relative to Rayonier’s peers on a total shareholder return basis. In setting the grant date value of target long-term incentives to be awarded to each named executive officer, the Compensation Committee considers external market pay data, performance and potential, as discussed below under “Compensation Benchmarking.”

The Compensation Committee may also award one-time equity grants for special purposes, such as new hire, promotion or retention. These awards typically take the form of time-based restricted stock unit grants. No such one-time awards were granted to any named executive officer in 2019. Long-term incentive awards for 2019 are reflected in the “Summary Compensation Table” on page 26 and the “Grants of Plan-Based Awards” table on page 28. Long-term incentive payouts in 2019, if any, are reflected in the “Option Exercises and Stock Vested” table on page 30.

Time-Based Restricted Stock Units

The time-based restricted stock unit awards vest in one-third increments on the third, fourth and fifth anniversaries of the grant date. The longer vesting period is designed to better align the interests of Rayonier’s senior leadership team with the interests of Rayonier’s shareholders by focusing on the long-term success of Rayonier’s company.

Performance Shares

The target award level is determined at the beginning of a 36-month performance period. Performance share awards were approved by the Compensation Committee (and, for the CEO, by Rayonier’s independent directors) in February 2019 and the performance period began on April 1, 2019 and ends on March 31, 2022.

The payout, if any, will be based on the level of economic return Rayonier and Opco produce for their shareholders/unitholders (referred to as total shareholder return or “TSR”) relative to that produced by the 2019 Performance Share Peer Group, chosen by the Compensation Committee as those companies most likely to be considered “operational competitors” of Rayonier’s core businesses.

TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2019 Performance Share Award Program awards will be paid out, if at all, in April 2022 after the end of the performance period on March 31, 2022, based on Rayonier’s relative TSR performance percentile ranking against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award Shares)
80th and Above	200%
51st—79th	100% (plus 3.33% for each incremental percentile position over the 50th Percentile)
50th	100%
31st—49th	30% (plus 3.5% for each incremental percentile position over the 30th Percentile)
30th	30%
Below 30th	0%

The payout percentage is capped at 100% of target if Rayonier’s TSR for the performance period is negative.

The 2019 Performance Share Peer Group includes a custom peer group of timber companies and the companies comprising the real estate segment of the S&P 400 Midcap Index as shown below. As the timber companies are considered Rayonier’s closest competitors, they are counted 8 times within the TSR performance calculation while the real estate peers are counted one time.

Custom Peer Group
Catchmark Timber Trust (8x)	Pope Resources (8x)*
PotlatchDeltic Corporation (8x)	Weyerhaeuser (8x)
Alexander & Baldwin, Inc.	Highwoods Properties, Inc	Omega Healthcare Investors, Inc.
American Campus Communities	Hospitality Properties Trust	Reology Holding Corporation
Camden Property Trust	JBG Smith Properties	Sabra Healh Care REIT Inc.
CoreSite Realty Corporation	Jones Lang LaSalle Incorporated	Senior Housing Properties Trust
Core Civic, Inc.	Kilroy Realty Corporation	Tanger Factory Outlet Centers, Inc.
Corporate Office Properties Trust	Lamar Advertising Company	Taubman Centers, Inc.
Cousins Properties Incorporated	LaSalle Hotel Properties	The GEO Group, Inc.
CyrusOne Inc.	Liberty Property Trust	Uniti Group Inc.
Douglas Emmett, Inc	Life Storage, Inc.	Urban Edge Properties
EPR Properties	Mack-Cali Realty Corporation	Weingarten Realty Investors
First Industrial Realty Trust Inc.	Medical Properties Trust, Inc.
Healthcare Realty Trust Inc.	National Retail Properties, Inc.

*

In January 2020, Rayonier entered into a definitive merger agreement with Pope Resources under which Rayonier will acquire all of the outstanding limited partnership units of Pope Resources for consideration consisting of equity and cash. The transaction is expected to close in mid-2020, subject to approval of the transaction by the unitholders of Pope Resources and other customary closing conditions and regulatory approvals. As a result of the pending merger, and consistent with the terms of the 2019 Performance Share Award Program, Pope Resources will be removed from the peer group upon closing.

Other Compensation Information

Executive Perquisites

In addition to benefits that are available broadly to Rayonier’s employees, Rayonier executive officers are eligible to participate in the Executive Physical Program. Each executive-level employee of the Company is encouraged to have a physical examination every year. The Company does not offer any other executive perquisites.

Retirement Benefits

Rayonier and Opco maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers, to the extent such employees are eligible participants under the plan terms:

•	the Rayonier Investment and Savings Plan for Salaried Employees (our 401(k) plan);

•	the Rayonier Inc. Supplemental Savings Plan;

•	the Retirement Plan for Salaried Employees of Rayonier;

•	the Rayonier Excess Benefit Plan; and

•	the Rayonier Salaried Retiree Medical Plan.

The benefits available under the plans listed above are intended to provide income replacement after retirement, primarily through distributions from a 401(k) or other deferred compensation plan. Rayonier and Opco place great value on the long-term commitment that many of Rayonier’s employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our defined contribution retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. As a supplement to Rayonier’s 401(k) plan, the Excess Savings and Deferred Compensation Plan is designed to provide eligible employees and executives with a convenient and efficient opportunity to save for retirement while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 32.

Our defined benefit pension plans, the Retirement Plan for Salaried Employees of Rayonier and the Rayonier Excess Benefit Plan, were closed to new employees on January 1, 2006. On December 31, 2016, benefits under Rayonier’s defined benefit pension plans were frozen for all participants. No additional benefits will be accrued under these plans. Of Rayonier’s named executive officers, only Mr. Long is a participant in these plans. Rayonier’s other named executive officers were hired after January 1, 2006 and are ineligible to participate. For detailed descriptions of Rayonier’s Retirement Plan for Salaried Employees and the Rayonier Excess Benefit Plan, see the discussion following the “Pension Benefits” table on page 30.

For those eligible participants who were employed prior to the January 1, 2006 closure to new participants, the Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees who are plan participants.

The Compensation Committee reviews these retirement benefits programs periodically to evaluate their continued competitiveness.

Post-Termination and Change In Control Benefits

Severance Pay Plan

The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to Rayonier’s named executive officers ranges from 20 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

Executive Severance Pay Plan

The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and Rayonier’s shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Compensation Committee’s view that it is critical to encourage executive retention and that the continued attention and dedication of Rayonier’s senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of Rayonier’s shareholders and other constituents without undue financial concern over whether the transaction would jeopardize the executives’ own employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Compensation Committee, which currently include all of Rayonier’s named executive officers, in the event of a change in control of the Company. Any benefits payable require a “double-trigger,” meaning in addition to a change in control, the executive must be involuntarily terminated (other than “for cause”) or resign for “good reason” before any payments or benefits are triggered. If the executive is involuntarily terminated (other than “for cause”) or resigns for “good reason” within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. The Executive Plan has no excise tax gross-up provision. The Executive Plan includes a best net benefit provision, which provides eligible executives with the greater of (1) the full benefit, with the executive personally responsible for paying the excise tax, or (2) a capped benefit, with the amount reduced just below the threshold for triggering the excise tax. The Compensation Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. As of December 31, 2019, Messrs. Nunes, McHugh, Corr and Long are included as Tier I executives, and Mr. Bridwell is included as a Tier II executive.

The potential payments under the Executive Plan are calculated in the “Potential Payments upon Termination or Change in Control” table on page 32.

Decision-Making Process

Role of the Compensation Committee, Management and Advisors

The Compensation Committee has responsibility for establishing Rayonier’s compensation philosophy and for monitoring Rayonier’s adherence to it. The Compensation Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers. The Compensation Committee establishes annual performance objectives for the CEO, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of Rayonier’s board. All of these functions are set forth in the Compensation Committee’s Charter, which is available on Rayonier’s website (www.rayonier.com) located under the Corporate Governance tab on Rayonier’s Investor Relations page and is reviewed annually by the Compensation Committee.

The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle. Working with the Compensation Committee Chair, Rayonier’s Vice President, Human Resources and Information Technology prepares an agenda and supporting materials for each meeting. Rayonier’s Vice President, Human Resources and Information Technology, and Rayonier’s Vice President, General Counsel and Corporate Secretary, along with Mr. Nunes, generally attend Compensation Committee meetings by invitation, but are excused for executive sessions. The

Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged a compensation consulting firm, FW Cook, to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving the CEO and the programs generally applicable to senior executives. FW Cook does not provide any services other than consulting services related to executive and Board compensation. The Compensation Committee has assessed the independence of Rayonier’s compensation consultant against the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is or was raised by their work for the Compensation Committee.

Compensation Benchmarking

In an effort to provide a competitive compensation package and to attract, motivate and retain a talented management team, the Compensation Committee studies market norms among Rayonier’s industry peers and references broad-based general industry and REIT compensation surveys for comparably sized companies. The Compensation Committee also considers the expertise and experience level of a given executive as well as individual, Company and market factors.

In setting 2019 compensation levels for senior executives, including each of the named executive officers, the Compensation Committee referenced median compensation levels at comparably sized general industry and real estate companies using a blend of two survey sources: (1) the TowersWatson CDB Executive Compensation Survey for companies with revenues of $1 billion to $3 billion; and (2) the NAREIT Compensation Survey for companies with total capitalization between $3 billion and $10 billion. Because Rayonier’s market capitalization relative to its revenue base is significantly larger than many general industry companies in the TowersWatson survey, the selection of a peer group based solely on revenue tends to create a negative bias in compensation benchmarks relative to the selection of a peer group based solely on market capitalization. To account for this bias, FW Cook calculated the median revenue-to-total-capitalization ratio for the companies in the S&P 400 Midcap Index (~0.45x times) and applied that ratio to Rayonier’s total capitalization to derive an adjusted revenue scope for the TowersWatson survey, which fell within the $1 billion to $3 billion revenue “bucket” within the survey.

For Rayonier’s President and Chief Executive Officer and Rayonier’s Senior Vice President and Chief Financial Officer, the Compensation Committee also reviewed compensation practices and levels of Rayonier’s industry peer companies, as disclosed in each company’s annual proxy statement. These companies, listed below, are evaluated each year and chosen by the Compensation Committee as those most likely to be considered “operational competitors.”

Peer Companies
Catchmark Timber Trust	Pope Resources
PotlatchDeltic Corporation	Weyerhaeuser

For 2019, target total direct compensation (consisting of base salary, target annual bonus and target long-term incentive award) levels for Rayonier’s named executive officers on average were generally consistent with the median of the compensation surveys discussed above.

Compensation Policies and Governance Practices

Stock Ownership Guidelines

The Compensation Committee believes that share ownership requirements help to further focus the senior leadership team on the long-term success of Rayonier’s businesses and the interests of Rayonier’s shareholders.

All executives at the Vice President level and above are required to acquire and hold, within five years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. In 2019, to further emphasize Rayonier’s ownership ethic and more strongly align the interests of management with long-term shareholder value, the Rayonier board and the Compensation Committee increased their ownership requirements as multiples of base salary for Rayonier’s Chief Executive Officer from 6x to 8x, Chief Financial Officer from 2x to 4x, Senior Vice Presidents from 2x to 3x and Vice Presidents on the Senior Leadership Team from 1x to 2x as shown below:

Position	Ownership Requirement
Chief Executive Officer	8x
Executive Vice Presidents & Chief Financial Officer	4x
Senior Vice Presidents	3x
Vice Presidents on Senior Leadership Team	2x
Vice Presidents	1x

The Compensation Committee also requires that each independent director, within four years of joining Rayonier’s Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier shares other than shares withheld or sold to satisfy taxes in connection with a performance share payout, restricted stock vesting or stock option exercise. All of Rayonier’s directors and executive officers have met or are on track to meet their ownership requirements within the required period.

Prohibition on Hedging and Pledging Share Ownership

Our executive officers and directors are not permitted to hedge their economic exposure to Rayonier’s common shares, to hold their ownership interests in Rayonier’s common shares in a margin account or to otherwise pledge their common shares as collateral for a loan. A more detailed description of Rayonier’s prohibition on hedging and pledging is included in the “Share Ownership of Directors and Executive Officers” section on page 275.

Tax Considerations

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for certain of Rayonier’s named executive officers. In reviewing and establishing Rayonier’s compensation program and payments, the Compensation Committee considers the anticipated tax treatment to Rayonier and the named executive officers. However, deductibility of compensation is only one factor that the Compensation Committee takes into account in setting executive compensation, and the Compensation Committee retains the flexibility to award compensation that is not deductible in its discretion.

Clawback Policy

Rayonier and Opco has an extensive “Clawback Policy” that provides the Compensation Committee discretion to recover incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct. Detrimental conduct includes failure to comply with material policies of the Company, committing an illegal act in connection with the performance of a covered employees’ duties or taking any action or failing to take action which puts the Company at material risk. The financial restatement provision of the policy applies to Section 16 Officers and allows the Compensation Committee to recover the difference between the incentive-based awards paid and the value that would have been paid had the restated financial information been known at the time the award was paid. The detrimental conduct provision applies to a broader group of management and provides the Compensation Committee discretion to recover all or a portion of any incentive awards paid or outstanding during the prior 36 months.

Report of the Compensation and Management Development Committee

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the CD&A be included in this Proxy Statement, which is incorporated by reference into the Company’s 2019 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee:

Scott R. Jones, Chair Keith E. Bass Blanche L. Lincoln	Richard D. Kincaid V. Larkin Martin

Summary Compensation Table

This table discloses compensation for 2019, 2018 and 2017 for Rayonier’s Chief Executive Officer, Chief Financial Officer, and Rayonier’s three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
David Nunes	2019	$775,000	—	$2,707,451	—	$1,008,470	—	$192,081	$4,683,002
President & Chief Executive Officer	2018	$693,750	—	$2,496,488	—	$1,005,940	—	$122,320	$4,318,498
	2017	$668,750	—	$1,917,101	—	$969,690	—	$107,250	$3,662,791

Mark McHugh	2019	$463,750	—	$974,669	—	$362,070	—	$53,057	$1,853,546
SVP & Chief Financial Officer	2018	$426,500	—	$721,191	—	$401,980	—	$48,012	$1,597,683
	2017	$412,000	—	$629,907	—	$388,310	—	$37,824	$1,468,041

Doug Long	2019	$390,000	—	$541,491	—	$304,490	$302,741	$37,719	$1,576,441
SVP, Forest Resources	2018	$355,000	—	$416,094	—	$283,110	—	$33,095	$1,087,299
	2017	$322,500	—	$383,414	—	$257,190	$301,065	$28,710	$1,292,879

Chris Corr	2019	$350,000	—	$270,761	—	$182,170	$687	$39,625	$843,243
SVP, Real Estate Development	2018	$347,500	—	$388,352	—	$182,910	$977	$44,173	$963,912
	2017	$340,000	—	$383,414	—	$271,150	$709	$34,691	$1,029,964

Mark Bridwell	2019	$352,750	—	$351,988	—	$201,970	—	$44,386	$951,094
VP, General Counsel & Corp Secretary	2018	$337,500	—	$360,616	—	$269,160	—	$42,020	$1,009,296
	2017	$327,500	—	$356,030	—	$261,180	—	$38,767	$983,477

(1)

Represents the aggregate grant date fair value for performance share and restricted stock unit awards, computed in accordance with FASB ASC Topic 718 granted in 2019, 2018 and 2017. For 2019, the Stock Awards column includes the grant date fair value of performance shares and restricted stock awards as follows:

	Performance Shares	Restricted Stock
Mr. Nunes	$1,707,451	$1,000,000
Mr. McHugh	$614,674	$359,995
Mr. Long	$341,497	$199,994
Mr. Corr	$170,749	$100,013
Mr. Bridwell	$221,981	$130,007

Performance share payouts are based on market conditions and as such, the awards are valued using a Monte Carlo simulation model. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” section included in the notes to Rayonier’s financial statements included in Rayonier’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2019, 2018 and 2017.

(2)

For 2019, the following amounts reflect the grant date fair value of the performance share awards, assuming that the highest level of performance is achieved under the 2019 Performance Share Award Program: Mr. Nunes, $3,000,001; Mr. McHugh, $1,079,985; Mr. Long, $600,013; Mr. Corr, $300,006; and Mr. Bridwell, $390,021.

(3)	Represents awards under the 2019, 2018 and 2017 bonus programs discussed in the CD&A beginning on page 16.
(4)

For Mr. Long, these amounts represent the annual change in actuarial present value of the participant’s pension benefit under the Company’s retirement plans. For 2018, Mr. Long’s aggregate change in pension value was negative. In accordance with SEC rules, the value shown in the table for 2018 is zero. Mr. Long’s actual change in pension value from December 31, 2017 to December 31, 2018 was $(133,018). For Mr. Corr, these amounts represent above market interest on nonqualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances under Rayonier;s Excess Savings and Deferred Compensation Plan earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported.

(5)

For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, Rayonier’s 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; interest paid on dividend equivalents; relocation benefits and related tax gross-ups; and the costs of executive physical examinations. The amounts reflect 401(k) Plan Company contributions as follows: for 2019: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $18,480; for 2018: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $18,150; for 2017: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $17,820. The amounts reflect Excess Savings Company contributions as follows: for 2019: Mr. Nunes, $99,062, Mr. McHugh, $29,011, Mr. Long,$15,753, Mr. Corr, $16,692, and Mr. Bridwell, $22,566; for 2018: Mr. Nunes, $91,637, Mr. McHugh, $25,684, Mr. Long, $12,996, Mr. Corr, $22,681, and Mr. Bridwell, $21,363; for 2017: Mr. Nunes, $89,430, Mr. McHugh, $17,606, Mr. Long, $10,890, Mr. Corr, $16,871 and Mr. Bridwell, $20,947. The amount reflects interest paid on dividend equivalents associated with restricted stock and performance shares as follows: for 2019: Mr. Nunes, $74,539, Mr. McHugh, $5,566, Mr. Long, $3,340, Mr. Corr, $4,453, and Mr. Bridwell, $3,340; for 2018: Mr. Nunes, $12,533, Mr. McHugh, $4,178, Mr. Long, $1,880, Mr. Corr, $3,342, and Mr. Bridwell, $2,507; for 2017: Mr. McHugh, $2,398. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, Rayonier is providing the following information about the relationship of the annual total compensation of Rayonier’s employees and the annual total compensation of David Nunes, Rayonier’s President and Chief Executive Officer (Rayonier’s “CEO”). For fiscal 2019:

•	The median of the annual total compensation of all employees of Rayonier’s Company (other than Rayonier’s CEO) was $106,120; and

•	The annual total compensation of Rayonier’s CEO, as reported in the Summary Compensation Table above, was $4,683,002.

Based on this information, for 2019, the ratio of the annual total compensation of Rayonier’s CEO to the median of the annual total compensation of all employees was 44 to 1.

Because there was no change in Rayonier or Opco’s employee population or compensation arrangements in the past year that the Compensation Committee believes would significantly impact the pay ratio disclosure, the Compensation Committee used the same median employee identified in 2017 for Rayonier’s 2019 pay ratio.

To identify the median of the annual total compensation of all Rayonier’s employees, as well as to determine the annual total compensation of Rayonier’s median employee and Rayonier’s CEO, the Compensation Committee used the following methodology and material assumptions, adjustments and estimates:

•

The Compensation Committee determined that, as of December 31, 2017, Rayonier’s employee population consisted of 345 employees, with 72% of these individuals located in the United States and 28% located in New Zealand. This population consisted of Rayonier’s full-time, part-time, and temporary employees. The Compensation Committee selected December 31, 2017, as the date upon which it would identify the “median employee”.

•

To identify the median employee from Rayonier’s employee population, the Compensation Committee compared the amount of salary paid in 2017, annual cash incentive compensation awarded in 2017, and the grant date fair value of equity awards granted in 2017 for each employee. In making this determination, the Compensation Committee annualized the compensation of one part-time and 31 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year. The Compensation Committee did not make any cost-of-living adjustments in identifying the median employee.

•

Once the Compensation Committee identified Rayonier’s median employee, the Compensation Committee combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•

With respect to the annual total compensation of Rayonier’s CEO, the Compensation Committee used the amount reported in the “Total” column (column (j)) of Rayonier’s 2019 Summary Compensation Table included in this Proxy Statement.

Grants of Plan-Based Awards

This table discloses potential payouts under the 2019 Rayonier Annual Bonus Program and the 2019 Performance Share Award Program along with 2019 restricted stock unit awards for Rayonier’s named executive officers.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
David Nunes	—	—	$387,500	$968,750	$1,453,125
	4/1/2019	2/21/2019				14,178	47,259	94,518		$1,707,451
	4/1/2019	2/21/2019							31,506	$1,000,000

Mark McHugh	—	—	$139,125	$347,813	$521,720
	4/1/2019	2/21/2019				5,104	17,013	34,026		$614,674
	4/1/2019	2/21/2019							11,342	$359,995

Doug Long	—	—	$117,000	$292,500	$438,750
	4/1/2019	2/21/2019				2,836	9,452	18,904		$341,497
	4/1/2019	2/21/2019							6,301	$199,994

Chris Corr	—	—	$70,000	$175,000	$262,500
	4/1/2019	2/21/2019				1,418	4,726	9,452		$170,749
	4/1/2019	2/21/2019							3,151	$100,013

Mark Bridwell	—	—	$77,605	$194,013	$291,020
	4/1/2019	2/21/2019				1,843	6,144	12,288		$221,981
	4/1/2019	2/21/2019							4,096	$130,007

(1)

Reflects potential awards under the 2019 Rayonier Annual Bonus Program. Awards can range from 0% to 150% of the target award. See the “Annual Bonus Program” section of the CD&A beginning on page 19. The actual amount earned by each named executive officer for 2019 is reflected in the Summary Compensation Table on page 26 under the “Non-Equity Incentive Plan Compensation” column.

(2)

Reflects potential awards, in number of shares, under the 2019 Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the CD&A beginning on page 20.

(3)	Reflects awards of time-based restricted stock units, in number of shares, under the 2019 Rayonier Incentive Stock Plan.
(4)

Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Values for equity incentive plan awards subject to market conditions are valued using a Monte Carlo simulation model.

Outstanding Equity Awards at Fiscal Year-End

This table discloses outstanding stock option, performance share and restricted stock/unit awards for the named executive officers as of December 31, 2019.

		Option Awards				Stock Awards
									Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested(4)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested(4)
David Nunes	4/1/2019					31,506	(A)	$1,032,137	94,518	$3,096,410
	4/2/2018					19,385	(B)	$635,053	90,466	$2,963,666
	4/3/2017					18,545	(C)	$607,534	86,542	$2,835,116
	4/1/2016					12,872	(D)	$421,687
	4/1/2015					5,680	(E)	$186,077

Mark McHugh	4/1/2019					11,342	(A)	$371,564	34,026	$1,114,692
	4/2/2018					5,600	(B)	$183,456	26,134	$856,150
	4/3/2017					6,093	(C)	$199,607	28,436	$931,563
	4/1/2016					4,023	(D)	$131,793
	4/1/2015					1,894	(E)	$62,047

Doug Long	4/1/2019					6,301	(A)	$206,421	18,904	$619,295
	4/2/2018					3,231	(B)	$105,848	15,078	$493,955
	4/3/2017					3,709	(C)	$121,507	17,308	$567,010
	4/1/2016					2,414	(D)	$79,083
	4/1/2015					852	(E)	$27,912
	1/2/2014	1,850		$31.28	1/2/2024
	1/2/2013	1,400		$38.69	1/2/2023
	1/3/2012	1,654		$32.65	1/3/2022
	1/3/2011	1,468		$27.22	1/3/2021

Chris Corr	4/1/2019					3,151	(A)	$103,227	9,452	$309,648
	4/2/2018					3,016	(B)	$98,804	14,072	$460,999
	4/3/2017					3,709	(C)	$121,507	17,308	$567,010
	4/1/2016					3,218	(D)	$105,422
	4/1/2015					1,515	(E)	$49,631
	1/2/2014	7,421		$31.28	1/2/2024

Mark Bridwell	4/1/2019					4,096	(A)	$134,185	12,288	$402,555
	4/2/2018					2,800	(B)	$91,728	13,068	$428,108
	4/3/2017					3,444	(C)	$112,825	16,072	$526,519
	4/1/2016					2,414	(D)	$79,083
	4/1/2015					1,136	(E)	$37,215
	7/1/2014	4,493		$34.98	7/1/2024
	1/2/2014	1,106		$31.28	1/2/2024
	1/2/2013	842		$38.69	1/2/2023
	1/3/2012	567		$32.65	1/3/2022
	1/3/2011	602		$27.22	1/3/2021

(1)	Option awards vested and became exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(2)

(A) Amounts reflect time-based restricted stock units granted as part of Rayonier’s 2019 long-term incentive program on April 1, 2019, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.

(B) Amounts reflect time-based restricted shares granted as part of Rayonier’s 2018 long-term incentive program on April 2, 2018, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.

(C) Amounts reflect time-based restricted shares granted as part of Rayonier’s 2017 long-term incentive program on April 3, 2017, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.

(D) Amounts reflect time-based restricted shares granted as part of Rayonier’s 2016 long-term incentive program on April 1, 2016, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.

(E) Amounts reflect time-based restricted shares granted under Rayonier’s 2015 long-term incentive program on April 1, 2015, which vest in equal one-third increments on the third, fourth and fifth anniversaries of the grant date.

(3)

Represents awards under the Performance Share Award Program for 2017, 2018 and 2019, each with a 36-month performance period commencing on April 1 and ending on March 31 of the applicable years. Awards for the relevant performance share program period are immediately vested following the performance period upon the Compensation Committee’s certification of performance results and the amount earned. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “Performance Shares” section of the CD&A beginning on page 20. The disclosure for 2017, 2018 and 2019 Performance Share Award Programs reflect the maximum payout level of 200%.

(4)	Value based on the December 31, 2019 closing share price of $32.76.

Option Exercises and Stock Vested

The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
David Nunes	—	—	184,512	$5,734,358
Mark McHugh	—	—	31,176	$996,344
Doug Long	1,116	$6,463	18,420	$588,741
Chris Corr	—	—	24,941	$797,082
Mark Bridwell	—	—	18,704	$597,755

(1)	The amount shown represents the market value of Rayonier’s common stock at exercise less the exercise price multiplied by the number of options that were exercised.
(2)

The amounts shown represent the value realized by Rayonier’s named executive officers upon vesting of restricted stock and payouts under the 2016 Performance Share Award Program. Performance shares under Rayonier’s 2016 Performance Share Award Program paid out at 193.7% based on Rayonier’s TSR for the three year period of 32.1% which placed us at the 70.6th percentile among Rayonier’s real estate peer group and at the 100th percentile among Rayonier’s timber peer group. The amounts shown are calculated using the closing market price of Rayonier’s common stock on the vesting date and do not take into account tax obligations that arise upon vesting.

Pension Benefits

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax-qualified retirement plan (“Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a nonqualified retirement plan (“Excess Plan”), at the earliest eligible retirement age. The named executive officers who are not listed in the table are not participants in and have no accumulated benefit under either the Retirement Plan or the Excess Plan. The Retirement Plan and Excess Plan were closed to new participants effective January 1, 2006. On December 31, 2016, benefits were frozen for all participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Doug Long	Rayonier Salaried Employees Retirement Plan	21.6	$1,063,551	—
	Rayonier Excess Benefit Plan		$157,442	—

(1)

Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2019. For December 31, 2019, an interest rate of 3.06% was used and the mortality assumptions were the Pri-2012 mortality tables with a fully generational projection using scale MP-2019. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering all eligible salaried employees hired prior to January 1, 2006. This plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. The plan was closed to new participants on January 1, 2006. Effective December 31, 2016, the plan was amended to freeze benefits for all employees participating in the plan.

For the period through December 31, 2003, the annual pension amounted to 2% of a participant’s average final compensation for each of the first 25 years of benefit service, plus 1.5% of the participant’s average final compensation for each of the next 15 years of benefit service, reduced by 1.25% of the participant’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the participant’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of the participant’s final average compensation for each year of benefit service to a maximum of 40 years.

A participant is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a participant eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a participant eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).

A participant’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the participant’s average annual base salary for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average, plus (2) the participant’s average approved bonus payments for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average.

Rayonier adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds Section 415 of the Code limitations or whose benefit is limited on account of the Section 401(a)(17) of the Code limitation on compensation are participants in the Excess Plan; The practical effect of the Excess Plan was to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan were eligible under the Excess Plan, however, benefits under the plan were only accrued to those employees who are affected by the Code limits and only through December 31, 2016 due to the freeze on the Retirement Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE(2)
David Nunes	$81,856	$99,062	$17,274	—	$655,925
Mark McHugh	$16,865	$29,011	$2,956	—	$128,453
Doug Long	$4,400	$15,753	$1,079	—	$50,266
Chris Corr	—	$16,692	$6,582	—	$211,859
Mark Bridwell	$12,315	$22,566	$3,157	—	$128,437

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 26.
(2)

To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. The Rayonier Inc. Supplemental Savings Plan (“Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment and Savings Plan for Salaried Employees (“Savings Plan”) and an Excess Base Salary and Bonus Deferral component.

The Excess Savings Plan supplements the qualified 401(k) plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to tax-qualified 401(k) plans. Participants can contribute up to 6% of total base salary and bonus. The Company contributes matching contributions up to 3.6% of total base salary and bonus (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants, and the Rayonier matching contributions, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2019 was 2.99%. Excess Savings Plan participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2019 was 3.58%. Excess Base Salary and Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date. Of Rayonier’s named executive officers, only Mr. Corr participates in the Excess Base Salary and Bonus Deferral component of the Excess Savings Plan.

Potential Payments Upon Termination or Change in Control

The table below reflects the potential payments to which each of Rayonier’s named executive officers would have been entitled upon an involuntary termination without cause or voluntary termination for good reason occurring on December 31, 2019 within 24 months after a change in control. All payments are as provided under the Executive Severance Pay Plan discussed on page 22 of the CD&A. All severance payments made under the Executive Severance Pay Plan are made in a lump sum following a qualifying termination of employment.

In all other cases of termination of employment, whether voluntary or involuntary, Rayonier’s named executive officers would be entitled to accrued salary, vacation pay, regular pension benefits and welfare benefits on the same basis as would be provided to salaried employees generally, as well as 401(k) and nonqualified deferred compensation distributions. Other than in connection with a change in control, upon a qualifying termination, a named executive officer may be entitled to payments under Rayonier’s Severance Pay Plan, a plan in which all salaried employees participate on a non-discriminatory basis.

Name	Scheduled Severance(1)	Bonus Severance(2)	Pension/401(k) Benefit(3)	Medical/ Welfare and Outplacement Benefits(4)	Acceleration of Equity Awards(5)
David Nunes Involuntary or voluntary for good reason termination within 24 months after change in control	$2,400,000	$2,931,879	$246,356	$74,073	$7,330,083
Mark McHugh Involuntary or voluntary for good reason termination within 24 months after change in control	$1,425,000	$1,168,104	$129,093	$72,797	$2,399,670
Doug Long Involuntary or voluntary for good reason termination within 24 months after change in control	$1,200,000	$877,500	$411,040	$75,696	$1,380,900
Chris Corr Involuntary or voluntary for good reason termination within 24 months after change in control	$1,050,000	$639,684	$88,491	$75,532	$1,147,419
Mark Bridwell Involuntary or voluntary for good reason termination within 24 months after change in control	$714,000	$526,810	$62,928	$30,963	$1,133,627

(1)

Represents the executive’s base pay times the applicable tier multiplier under the Executive Severance Pay Plan (3 times for Tier I, 2 times for Tier II). As of December 31, 2019, Messrs. Nunes, McHugh, Corr and Long are included as Tier I executives and Mr. Bridwell is included as a Tier II executive.

(2)

Represents the applicable tier multiplier (3 times for Tier I and 2 times for Tier II) times the Applicable Bonus Amount. The Applicable Bonus Amount is the greater of: (i) the average of the bonus amounts actually paid in the three year period comprised of the year of the qualifying event and the two immediately preceding calendar years; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination. Named executive officers also receive a pro-rata bonus amount equal to the Applicable Bonus Amount multiplied by a fraction, the numerator of which is the number of months lapsed in the then current year prior to the qualifying termination and the denominator of which is twelve.

(3)

Represents three additional years of participation in the Savings Plan at the executive’s current contribution levels, and for Mr. Long, the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans.

(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; and (ii) up to $30,000 in outplacement services.
(5)

Restricted stock, restricted stock units, and performance shares (at target) were valued using the closing price of the Company stock on December 31, 2019. Outstanding stock option awards are fully vested and therefore, not included. Under the Executive Severance Pay Plan, upon a qualifying termination, (i) all outstanding restricted stock, restricted stock units and stock options vest in full, (ii) with respect to any performance shares for which the performance period is more than 50% complete, the shares vest based on actual performance achievement or, if greater, at target, and (iii) with respect to any performance shares for which the performance period is not more than 50% complete, the performance shares vest at target.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 22, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to Rayonier’s nonqualified deferred compensation plans as of December 31, 2019, are indicated in the Nonqualified Deferred Compensation table on page 32. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to Rayonier’s tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 30.

A constructive termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Severance Pay Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Severance Pay Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by Rayonier’s Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.

The Company may condition payment of a portion of an executive’s severance benefits (generally, not to exceed the executive’s base salary multiplied by the applicable tier multiplier) upon his or her agreement to adhere to confidentiality covenants for two years following a qualifying termination, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients to reduce or terminate their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.

Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Section 409A of the Code, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Severance Pay Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Severance Pay Plan were the Company not to meet its obligations. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Severance Pay Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 regarding all compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,173,471	(1)	$33.30	3,777,988	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,173,471		$33.30	3,777,988

(1)

Consists of 414,402 outstanding stock options awarded under the 2004 Incentive Stock Plan and the Rayonier Incentive Stock Plan, 656,772 performance shares (assuming maximum payout) and 102,297 restricted stock units awarded under the Rayonier Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares or restricted stock units into account.

(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

DIRECTOR COMPENSATION

Overview

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. Rayonier’s directors are subject to minimum share ownership and share retention requirements as discussed in the Compensation Policies and Governance Practices section on page 24 under “Stock Ownership Guidelines.”

2019 / 2020 Compensation Paid to Non-Management Directors

Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2019-2020 period, each non-management director received and/or earned the following cash compensation (prorated for partial year service):

•	annual cash retainer of $55,000, payable in equal quarterly installments;

•

annual cash retainers to members of the Audit, Compensation and Nominating Committees of $13,500, $7,500 and $5,000, respectively, as compensation for committee meetings, payable in equal quarterly installments;

•	annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees of $18,000, $10,000 and $6,000, respectively, payable in equal quarterly installments;

•	an additional annual cash retainer for the Chairman of the Board of $55,000, payable in equal quarterly installments; and

•

restricted stock award equivalent to $95,000 based on grant date value, vesting upon issuance and to be held until the earlier of four years from the date of issuance or a director’s departure from the Board.

Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts shall be credited with interest thereon at a rate equal to 120% of the long term Applicable Federal Rate, adjusted and compounded annually as of December 31.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2019 for all individuals serving on Rayonier’s Board at any time during 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Bass, Keith E.	76,000		94,987	—	170,987
Fraser, Dod A.	91,500	(2)	94,987	—	186,487
Jones, Scott R.	72,500	(2)	94,987	—	167,487
Kincaid, Richard D.	131,000	(2)	94,987	—	225,987
Lanigan, Bernard Jr.	73,500		94,987	—	168,487
Lincoln, Blanche L.	67,500		94,987	—	162,487
Martin, V. Larkin	73,500	(2)	94,987	—	168,487
Nunes, David L.(3)	—		—	—	—
Wiltshire, Andrew G.	73,500		94,987	—	168,487

(1)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 17 “Incentive Stock Plans” included in the notes to financial statements in Rayonier’s 2019 Annual Report on Form 10-K. All awards reflect the May 2019 awards of 3,074 shares of restricted stock to each non-management director vesting immediately upon issuance of the grant and which shares are required to be held until the earlier of four years from the date of issuance or the departure of a director from the Company.

(2)

Includes $18,000 in Audit Chair fees for Mr. Fraser; $10,000 in Compensation Chair fees for Mr. Jones; $55,000 in Non-Executive Chairman fees for Mr. Kincaid and $6,000 in Nominating Chair fees for Ms. Martin.

(3)

Mr. Nunes, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 26 for compensation information relating to Mr. Nunes during 2019.

Compensation Committee Interlocks and Insider Participation; Processes and Procedures

Keith E. Bass, Scott R. Jones, Richard D. Kincaid, Blanche L. Lincoln, and V. Larkin Martin each served as members of Rayonier’s Compensation Committee during the fiscal year ended December 31, 2019. No member of the Compensation Committee served as one of Rayonier’s officers or employees at any time during 2019 or had any Related Person Transaction or relationship required to be disclosed in this Proxy Statement. None of Rayonier’s executive officers serve, or served during 2019, as a member of the board of directors and compensation committee of a public company with at least one of its executive officers serving on Rayonier’s Board or Compensation Committee.

Report of the Compensation and Management Development Committee

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the CD&A be included in this Proxy Statement, which is incorporated by reference into the Company’s 2019 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee:

Scott R. Jones, Chair	Richard D. Kincaid
Keith E. Bass	V. Larkin Martin
Blanche L. Lincoln

OWNERSHIP OF AND TRADING IN RAYONIER’S SHARES

Share Ownership of Directors and Executive Officers

The following table shows the Common Shares beneficially owned as of February 28, 2020, except as otherwise disclosed below, by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options(1)	(D) Sum of Columns (A) and (C) as Percent of Class
Keith E. Bass	6,800		*	—	*
Dod A. Fraser	18,764		*	—	*
Scott R. Jones	38,146	(4)	*	—	*
Richard D. Kincaid	38,654		*	—	*
Bernard Lanigan, Jr.	319,708	(6)	*	—	*
Blanche L. Lincoln	18,764		*	—	*
V. Larkin Martin	32,348		*	—	*
David L. Nunes	335,487	(2)(3)	*	—	*
Andrew G. Wiltshire	41,698	(5)	*	—	*
Mark R. Bridwell	44,001	(2)	*	7,610	*
Christopher T. Corr	50,360	(2)	*	7,421	*
Douglas L. Long	48,149	(2)	*	6,372	*
Mark D. McHugh	61,642	(2)	*	—	*
Directors and executive officers as a group (16 persons)	1,106,475	(2)	0.86%	37,550	*

*	Less than 1%.
(1)

Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after February 28, 2020 are deemed to be beneficially owned as of February 28, 2020.

(2)

Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Nunes 459; Mr. Bridwell 2,281; Mr. Corr 428; Mr. McHugh 29; Mr. Long 11,824; and all directors and executive officers as a group 21,335.

(3)	Includes 6,600 shares held indirectly through family trusts.
(4)	Includes 19,382 shares held indirectly through family trusts.
(5)	Includes 3,218 shares held indirectly through a Simplified Employee Pension.
(6)

Includes 11,000 shares held indirectly by Mr. Lanigan and (ii) 292,329 shares held by investment advisory clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares. In accordance with Rayonier’s Corporate Governance Principles, which provide that no director may stand for election after reaching the age of 72, Mr. Lanigan will retire from Rayonier’s Board at the end of his current term.

Share Ownership of Certain Beneficial Owners

Currently, all of Rayonier Operating Partnership’s units are held by Rayonier, L.P. Holdings LLC, a wholly owned subsidiary of Rayonier Inc.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires Rayonier’s directors and executive officers, and persons who own more than 10% of a registered class of Rayonier’s securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of Rayonier’s Company. Based solely on a review of copies of such forms received with respect to fiscal year 2019 and the written representations received from certain reporting persons that no other reports were required, the Rayonier board believes that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Shares have complied with the reporting requirements of Section 16(a), except for a Form 4 filed on May 8, 2019 for Mr. Nunes with respect to two acquisitions on October 4, 2017 and April 2, 2018. Mr. Nunes inadvertently failed to report gaining investment power over his mother’s shares by way of power of attorney in 2017 and over his father’s shares upon being named the personal representative over his father’s estate in 2018.

Director Qualifications

The Rayonier board believes the members of it have the proper mix of relevant experience and expertise given the Company’s businesses and REIT structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing Rayonier’s strategy. There are no specific minimum qualifications for director nominees other than, as required by Rayonier’s Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 72. However, in identifying or evaluating potential nominees, it is the policy of Rayonier’s Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of Rayonier’s shareholders. The Nominating Committee periodically evaluates the criteria for Board membership, taking into account the Company’s strategy, geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

Director Independence

The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Rayonier’s Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying Rayonier’s Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on Rayonier’s Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of Rayonier’s Company at any time since January 1, 2019, other than Mr. Nunes, are independent under applicable NYSE listing standards and SEC rules.

In addition, members of Rayonier’s Audit Committee and Compensation Committee are subject to certain additional independence criteria. Specifically, the Board has determined that each member of the Compensation Committee is independent within the meaning of Rule 10C-1 of the Securities Exchange Act of 1934 (“Exchange Act”) and qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Board has also determined that all of the Audit Committee members are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. For additional information regarding independence and qualifications of the Audit Committee, see the “Report of the Audit Committee” on page 35.

The Nominating Committee, on behalf of the Board, annually reviews any transactions undertaken or relationships existing between the Company and other companies with which any of Rayonier’s directors or Board nominees are affiliated. The Board determined that none of the transactions or relationships identified for 2019 were material to the Company, the other companies or the subject directors and Board nominees.

Related Person Transactions

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Rayonier’s policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest. For 2019, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified.

DESCRIPTION OF RAYONIER CAPITAL STOCK

General

The following is a summary of some of the terms of Rayonier’s capital stock, its charter and its bylaws. You should read Rayonier’s charter and bylaws and the applicable provisions of North Carolina law for complete information on its capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of Rayonier’s charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 293.

The description of Rayonier’s capital stock in this section applies to the capital stock of the combined company after the mergers. See “Comparison of Rights of the rights of common shareholders or Rayonier and unitholders of Pope” beginning on page 285 for additional information.

As of January 14, 2020, the total number of shares of stock of all classes which Rayonier has authority to issue is 495,000,000 shares, consisting of 480,000,000 shares of common stock, $0.00 par value per share, and 15,000,000 shares of preferred stock.

As of February 14, 2020, approximately 129,333,462 Rayonier shares were issued and outstanding.

DESCRIPTION OF RAYONIER COMMON STOCK

As of the date of this proxy statement/prospectus, Rayonier has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Rayonier common shares, no par value. The following description of Rayonier common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Rayonier’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Rayonier’s By-Laws (the “Bylaws”), each of which is incorporated by reference as an exhibit to this proxy statement/prospectus. You are encouraged to read Rayonier’s Articles of Incorporation and Rayonier’s Bylaws, as well as the applicable provisions of the North Carolina Business Corporation Act (“NCBCA”), for additional information.

Authorized Shares

Rayonier’s Articles of Incorporation authorize us to issue 480,000,000 common shares.

Listing

Rayonier’s common shares are listed on the New York Stock Exchange under the trading symbol “RYN.”

Dividends

The holders of common shares may receive dividends when and as declared by the board of directors. Dividends may be paid in cash, shares or other form out of legally available funds.

Fully Paid

All outstanding common shares are fully paid and non-assessable. Any additional common shares Rayonier issues will also be fully paid and non-assessable.

Voting Rights

The holders of common shares may vote one vote for each share held in the election of directors and on all other matters voted upon by Rayonier’s shareholders. Holders of common shares may not cumulate their votes in the election of directors.

Other Rights

Rayonier will notify common shareholders of any shareholders’ meetings according to applicable law. If Rayonier liquidates, dissolves or wind-ups Rayonier’s business, whether voluntarily or involuntarily, the holders of common shares will share ratably in the assets remaining after Rayonier pays Rayonier’s creditors and preferred shareholders, if any. The holders of common shares have no preemptive rights. Common shares are not subject to any redemption provisions and are not convertible into any other securities.

Anti-Takeover Provisions

Certain provisions in Rayonier’s articles of incorporation, Rayonier’s bylaws and the NCBCA could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.

Limitations on Removal of Directors

Our directors can be removed only for cause. Restricting the removal of directors makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

Special Meetings of Shareholders

Neither Rayonier’s Articles of Incorporation nor Rayonier’s Bylaws give shareholders the right to call a special meeting of shareholders. Rayonier’s Bylaws provide that special meetings of shareholders may be called only by Rayonier’s board of directors.

Blank Check Preferred Shares

Rayonier’s Articles of Incorporation authorizes the issuance of blank check preferred shares. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred shares and could issue such shares in either private or public transactions. In some circumstances, the blank check preferred shares could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Amendment of Rayonier’s Bylaws

Rayonier’s Bylaws may be amended or repealed by Rayonier’s board of directors, including any bylaw adopted, amended or repealed by Rayonier’s shareholders.

North Carolina Shareholder Protection Act

Opco is subject to provisions of the NCBCA known as The North Carolina Shareholder Protection Act (the “NCSPA”). The NCSPA generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an affiliate of the corporation) unless the fair price provisions and the procedural provisions of the NCSPA are satisfied.

Under the NCSPA, “business combination” includes (1) any merger, consolidation, or conversion of a corporation with or into any other corporation or other entity, (2) the sale or lease of all or any substantial part of the corporation’s assets to any other entity, or (3) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value of $5,000,000 or more.

The NCSPA contains provisions that allowed a corporation to “opt out” of the applicability of the NCSPA’s voting provisions within specified time periods that generally have expired. The NCSPA applies to the Company since the Company did not opt out within these time periods.

DESCRIPTION OF RAYONIER, L.P. LIMITED PARTNER UNITS

In connection with the consummation of the merger, Rayonier, L.P.’s limited partnership agreement will have the material terms summarized below. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Rayonier, L.P. limited partnership agreement to be in effect at the consummation of the merger. The following summary is qualified in its entirety by reference to the document, which is attached as Annex D to this proxy statement/prospectus and which you are encouraged to read for complete information on the Opco limited partner units as of the time of the merger.

General

Upon completion of the merger, Pope unitholders that elect to receive the Opco election consideration will become limited partners of Opco. Each Opco unit received as consideration in the merger represents a unit of limited partnership interest in Opco. Rayonier Inc. will act as the general partner of Opco, which is referred to as the “Opco general partner.” The Opco general partner will have unlimited authority to issue additional Opco units, without approval of the limited partners.

Distributions

The Opco limited partnership agreement will provide that Opco will distribute available cash to its holders at such times and in such amounts as determined by the Opco general partner in its sole and absolutely discretion, in the following order: first, with respect to any partnership interests that are entitled to any preference in distribution, in accordance with the right of such classes of partnership interests, and second, with respect to all other partnership interests, in accordance with the rights of such class (and, within such class, pro rata in accordance with the holders’ respective percentage interests in the Opco).

Notwithstanding anything in the Opco limited partnership agreement to the contrary, the Opco general partner will make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause Opco to distribute sufficient amounts to enable the Opco general partner, for so long as it desires to maintain or restore its qualification as a REIT, to pay stockholder dividends that will satisfy the requirements for its qualification as a REIT and, except to the extent otherwise determined by the Opco general partner, avoid any U.S. federal income or excise tax liability of the Opco general partner

Upon liquidation of the Opco, after satisfaction of its debts and liabilities to creditors, any of its remaining assets will be distributed to the Opco general partner and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Transferability of Interests

No limited partner may transfer all or any portion of its partnership interest to any person without the written consent of the Opco general partner, which consent may be withheld in its sole and absolute discretion, except that the limited partners may at any time without the approval of the Opco general partner (i) transfer all or part of its partnership interest to their family members or affiliates, charitable organizations or certain controlled entities or (ii) pledge all or any portion of their partnership interests to a lending institution as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged partnership interest in connection with the exercise of remedies thereunder.

The Opco general partner may not transfer any of its partnership interests except in connection with (i) certain business combination transactions (described below) or (ii) a transfer of its partnership interests to a subsidiary of the Opco general partner.

Tax Matters

The Opco limited partnership agreement will provide that the Opco general partner or its designee will be the partnership representative of Opco and, as such, will have authority to handle all tax matters to the extent allowed by law, and to expend funds of Opco for professional services and costs associated therewith.

Redemption Rights

Pursuant to the Opco limited partnership agreement, limited partners will have redemption rights, which will enable them to cause Opco to redeem their Opco units in exchange for cash or, at the Rayonier’s option, Rayonier shares on a one-for-one basis.

Each limited partner may effect a redemption or exchange for Rayonier shares no more than once per quarter. Limited partners must submit notice to Opco of a redemption request no less than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 Opco units or, if such limited partner holds fewer than 1,000 Opco units, all the Opco units owned by the limited partner. The number of Rayonier shares issuable upon redemption of Opco units held by limited partners may be adjusted upon the occurrence of certain events such as dividends, share subdivisions or combinations of Rayonier shares.

Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of Rayonier shares to the redeeming limited partner would, in the sole and absolute discretion of the Opco general partner, create a significant risk of:

•	Rayonier shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	the Opco general partner being “closely held” within the meaning of Section 856(h) of the Code;

•

the Opco general partner owning, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the Opco general partner, Opco or a subsidiary partnership within the meaning of Section 856(d)(2)(B) of the Code,

•	otherwise cause the Opco general partner to fail to qualify as a REIT under the Code; or

•

cause the acquisition of Rayonier shares by such limited partner to be “integrated” with any other distribution of Rayonier shares or Opco units for purposes of complying with the registration provisions of the Securities Act.

The Opco general partner, in its sole and absolute discretion, may waive any of these restrictions.

In addition, the Opco limited partnership agreement will require that Opco be operated in a manner that enables the Opco general partner to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Code and to ensure that Opco will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Expenses

Opco shall be responsible for and will pay all expenses relating to its organization, the ownership of its assets and its operations. The Opco general partner and its affiliates will be reimbursed on a monthly basis, or such other basis as the Opco general partner may determine in its sole and absolute discretion, for all sums expended in connection with Opco’s business, including (i) expenses that the Opco general partner and its affiliates incur relating to the ownership and operation of, or for the benefit of, Opco, (ii) compensation of officers and employees, (iii) director fees and expenses and (iv) all costs and expenses of Rayonier being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders.

LTIP Units

LTIP units are a class of partnership units in Opco that may, from time to time, be issued to persons who provide services to Opco for such consideration as the Opco general partner may determine to be appropriate. LTIP Units will be treated as Opco Units, with all of the rights, privileges and obligations attendant thereto. Opco has no current plan to issue any LTIPs.

Capital Contributions

The Opco general partner may, at any time and from time to time, determine that Opco requires additional funds for the acquisition or development of additional properties, for the redemption of Opco units or for such other purposes as the Opco general partner may determine in its sole and absolute discretion. The Opco general partner, on behalf of Opco, may obtain such additional funds by accepting capital contributions from any limited partners or other persons, and to issue Opco units in exchange therefor.

Listing

The Opco units will not be listed for trading on a national exchange or other public market.

Management

All management powers over the business and affairs of Rayonier, L.P. will be exclusively vested in the Opco general partner, including the ability to make any expenditures or borrow money, the acquisition or disposition of assets, the management of any property, the execution and performance of contracts and the issuance of additional Opco units. No limited partner shall have any right to participate in or exercise control or management power over the business and affairs of Opco.

Amendments of the Opco Limited Partnership Agreement

The Opco general partner, without the consent of the limited partners, may not amend the Opco limited partnership agreement in any respect; provided that the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by Rayonier and its subsidiaries) (which are referred to as the “outside limited partners”) will be required for an amendment that that disproportionately affects such limited partners with respect to, among other things, the provisions of the Opco limited partnership agreement relating to the issuance of Opco units, distributions, allocations, management of the business, the redemption rights described above and restrictions on transfer.

Merger, Consolidation or Other Combination, or Sale of All or Substantially All of the Assets of Rayonier or the Opco

Rayonier shall not engage in any merger, consolidation or other combination with or into another person (subject to specified exceptions), any sale of all or substantially all of its assets or any reclassification or recapitalization of outstanding Rayonier shares (subject to specified exceptions) unless:

•	it receives the consent of the outside limited partners holding a majority of the Opco units;

•

immediately following such transaction, substantially all of the assets of the surviving entity consist of Opco units and such surviving entity shall have expressly assumed all of the Opco general partner’s obligations; or

•

in connection with which all limited partners (other than Rayonier and its subsidiaries) who hold Opco units either will receive, or will have the right to receive, for each Opco unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by Rayonier’s stockholders; provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the Rayonier shares, each holder of Opco units shall be given the option to exchange its Opco units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described above) and (ii) sold, tendered or exchanged pursuant to the offer Rayonier shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

Rayonier may also engage in any merger, consolidation or other combination with or into another person following the consummation of which the equity holders of the surviving entity are substantially identical to the Rayonier stockholders immediately prior to such transaction.

Term

Rayonier, L.P. will continue indefinitely, or until earlier dissolved upon:

•

the bankruptcy or insolvency of the Opco general partner, unless the outside limited partners holding a majority of the Opco units agree to continue the business of Rayonier, L.P. and appoint a successor general partner;

•	an election to dissolve Rayonier, L.P. made by the Opco general partner in its sole and absolute discretion;

•	the occurrence of certain business combination transactions;

•	the redemption or acquisition by the Opco general partner of all the Opco units (other than Opco units held by the Opco General partner); or

•

the incapacity or withdrawal of the Opco general partner, unless all of the remaining partners in their sole and absolute discretion agree to continue the business of Rayonier, L.P. and appoint a successor general partner.

COMPARISON OF RIGHTS OF COMMON EQUITY HOLDERS OF RAYONIER AND RAYONIER, L.P. AND UNITHOLDERS OF POPE

If the merger is completed, Pope unitholders may receive Rayonier shares or Opco units. The following is a summary of certain material differences between (i) the current rights of Pope unitholders under the Pope limited partnership agreement; (ii) the rights of Rayonier shareholders under Rayonier’s charter and by-laws; and (iii) the rights of Opco unitholders under the Rayonier, L.P. limited partnership agreement to be effective as of the closing of the merger.

The following summary is not a complete statement of the rights of shareholders or unitholders of the three companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to (i) Pope’s existing limited partnership agreement; (ii) Rayonier’s charter and by-laws; and (iii) the limited partnership agreement that will govern Rayonier Operating Partnership. Copies of the respective companies’ charter, by-laws and limited partnership agreements have either been filed with the SEC or are attached as annexes to this proxy statement/prospectus, and you are encouraged to read them carefully and in their entirety. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 293 of this proxy statement/prospectus.

Pope units	Rayonier shares	Rayonier, L.P. units
Authorized Capital Stock
Pope may issue additional limited partner units from time to time in an amount deemed appropriate by MGP, and may admit the initial holders of such Pope units as additional limited partners in its discretion or upon the request by the holders of such Pope units.	Rayonier is authorized to issue 495,000,000 shares, of which 480,000,000 shall be shares of common and 15,000,000 of which shall be shares of preferred.	Rayonier, as the Rayonier, L.P.’s general partner, is authorized to issue additional partnership interests for such consideration and on such terms and conditions as it shall establish in its sole and absolute discretion, subject to applicable law.

Voting Rights
Unitholders may vote only upon certain significant actions relating to Pope, including changes in the general partners or the shareholders of MGP and EGP, certain amendments to the Pope limited partnership agreement, and strategic transactions such as mergers, asset sales and reorganizations. Unitholders who have been admitted as limited partners may vote their units directly. Pope unitholders who are “assignees” and have not been admitted as limited partners may instruct MGP, in its capacity as limited partner of record for Pope units held by assignees, to vote such units on matters brought before the limited partners.	At any meeting of Rayonier shareholders, each shareholder present in person or represented by proxy and entitled to vote thereat may cast one vote for each share of common stock held by such shareholder.	At any meeting of partners, each partner present in person or represented by proxy and entitled to vote thereat may cast one vote for each unit held by such partner.

Pope units	Rayonier shares	Rayonier, L.P. units

Quorum
A quorum exists for the conduct of business at a meeting of Pope’s unitholders when there are present, in person or by proxy, more than 50% of the Pope units held by limited partners of record.	Under Rayonier’s by-laws, a majority of the votes entitled to be cast by a voting group on a matter, represented in person or by proxy at a meeting of Shareholders, shall constitute a quorum for that voting group for any action on that matter.

Shareholder/Unitholder Voting
The Pope limited partnership agreement provides for the approval of the holders of a majority of the Pope units outstanding, with the separate concurrence of MGP, to approve significant amendments to the partnership agreement; the dissolution, merger or sale of all or substantially all the assets of Pope; certain related party transactions (for which the separate concurrence of MGP is not required); a change in the compensation payable to the general partners; and certain amendments to the shareholders agreement. The agreement also permits the limited partners to remove either or both general partners by a vote of either (i) two-thirds of the “qualifying units” or (ii) 90% of the outstanding Pope units, excluding, in each case, Pope units held by the general partner whose removal is at issue. For purposes of the removal vote, “qualifying units” means Pope units that have been held continuously by the current holder or a predecessor member of the current holder’s family for at least five years.	Under the Rayonier by-laws, whenever any action is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders at which a quorum is present by the holders of shares entitled to vote thereon, unless a greater plurality is required by law or by the Rayonier charter. Rayonier’s charter does not require any specific approval with regards to a merger.	Under the limited partnership agreement, a majority of the outstanding partnership interests held by the limited partner (excluding the general partner or any subsidiary thereof) is required to approve mergers, acquisitions or any amendments to the limited partnership agreement that would disproportionately affect the interests of the Outside limited partners. Otherwise, any actions of the unitholders is generally approved by a majority of the votes cast (including partnership interests held by the general partner).

Shareholder Rights Plans
Pope has no unitholder or shareholder rights plan.	Rayonier has no shareholder rights plan.	Rayonier, L.P. has no shareholder rights plan.

Rights of Preferred Stock
Not applicable.	The Rayonier charter authorizes the Rayonier board of directors to fix the relative rights, preferences	The General Partner may issue Preferred Units that will have distribution rights, or rights upon

Pope units	Rayonier shares	Rayonier, L.P. units

and limitations of all shares of each class or series within a class, including, without limitation the number of shares that constitute such class or series of preferred stock.

No shares of Rayonier’s preferred stock are outstanding as of the date of this proxy statement/prospectus.

liquidation, winding up and dissolution, that are superior or prior in rank to the LP Units.

Number of Directors
The board of directors of MGP acts in effect as Pope’s board of directors. The MGP board of directors consists of five directors.

The Rayonier charter requires that the Rayonier board of directors consist of not less than three nor more than 12 persons with the exact number of directors fixed by the Rayonier board of directors pursuant to a resolution adopted by a majority of the whole Rayonier board of directors.

There are currently nine members of the Rayonier board of directors.

Rayonier, L.P. is managed by Rayonier, its general partner. There is no board of directors (or equivalent body) of Rayonier, L.P..

Election of Directors
The Pope board of directors consists of one representative of the Pope family, one representative of the Andrews family, one independent director chosen by each MGP shareholder with the concurrence of the other MGP shareholder, and the CEO, serving in an ex officio capacity.	The Rayonier charter provides that, except as otherwise provided by law and subject to the rights of the holders of any series of preferred stock, directors of Rayonier shall be elected by the affirmative vote of a majority of the votes cast in person or by proxy by the holders of outstanding shares of all classes of capital stock of Rayonier entitled to vote for the election of directors, at a meeting at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case, directors shall be elected by a plurality of the votes cast in person or by proxy by the holders of outstanding shares of all classes of capital stock of Rayonier entitled to vote for the election of directors, at the	Rayonier, L.P. is managed by Rayonier, its general partner. There is no board of directors (or equivalent body) of Rayonier, L.P..

Pope units	Rayonier shares	Rayonier, L.P. units
meeting at which a quorum is present. The Rayonier charter provides that directors shall be elected annually for terms of one year.

Filling Vacancies on the Board of Directors
Pope’s limited partnership agreement and the shareholders’ agreement expressly limit the ability to fill vacancies on the Pope board. Please see “Election of Directors” above.	Under the Rayonier charter, any vacancy occurring on the Rayonier board of directors, including any vacancy resulting from an increase in the number of directors, may only be filled by a majority of the remaining directors.	Rayonier, L.P. is managed by Rayonier, its general partner. There is no board of directors (or equivalent body) of Rayonier, L.P..

Removal of Directors
	Rayonier directors may be removed from office only for cause by Rayonier shareholders.	Rayonier, L.P. is managed by Rayonier, its general partner. There is no board of directors (or equivalent body) of Rayonier, L.P..

Director Nominations by Shareholders
Pope unitholders are not permitted to nominate directors.	The Rayonier bylaws provide that to nominate a shareholder nominee at an annual meeting of Rayonier shareholders, the nominating shareholder must have delivered to the Rayonier secretary, and the Rayonier secretary must have received, the nomination notice not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so received not less than 90 days nor more than 120 days prior to such annual meeting or, if later, the 10th day following the date on which public notice of the date of such annual meeting was first made.	Opco unitholders are not permitted to nominate directors.

Pope units	Rayonier shares	Rayonier, L.P. units

Shareholder Proposals
No mechanism exists for Pope unitholders to submit proposals for consideration at a meeting, and Pope does not hold, and is not required to hold, meetings of unitholders or limited partners. A limited partner holding at least 10% of the outstanding Pope units may require MGP to convene a meeting of unitholders, but only with respect to matters on which the partnership agreement entitles limited partners to vote.	The Rayonier bylaws provide that at any annual meeting, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Rayonier board of directors or (b) by any shareholder of Rayonier who complies with the procedures set forth in the Rayonier bylaws. For business properly to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Rayonier secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Rayonier not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so received not less than 90 days prior to such annual meeting and not more than 120 days prior to such annual meeting, or if later, the 10th day following the day on which public notice of the date of such annual meeting was first given.	No unitholder proposal mechanism exists in the limited partnership agreement.

Charter Amendments
MGP may amend the limited partnership agreement to address various matters that are not material to the unitholders. The vote of a majority of the Pope units outstanding and held by limited partners or unitholders is required for any material amendment to the limited partnership agreement.	Under North Carolina law, the Rayonier charter may be amended by a majority vote of the Rayonier board and a vote of Rayonier’s shareholders.	The general partner may amend the limited partnership agreement in its sole discretion without the consent of the limited partners, except that the general partner cannot amend certain provisions of the limited partnership agreement without the written consent of a majority in interest of outside limited partners if those

Pope units	Rayonier shares	Rayonier, L.P. units
amendments to the certain provisions would disproportionately affect the outside limited partners.

By-law Amendments
Rayonier’s bylaws may be amended or repealed by Rayonier’s board of directors, including any bylaw adopted, amended or repealed by the shareholders generally. Rayonier’s bylaws may also be amended or repealed by Rayonier’s shareholders even though the bylaws may also be amended or repealed by Rayonier’s board of directors.

Special Meetings of Shareholders
Meetings of the limited partners may be called by MGP or by limited partners of record holding at least 10% of the outstanding units.	Under the Rayonier bylaws, except as otherwise provided by law, special meetings of the shareholders may be called by the Rayonier board of directors.	Meetings of the partners may be called by the general partner.

Notice of Meetings of Shareholders
Notice of a meeting of limited partners must be given not fewer than 10 nor more than 60 days prior to the meeting date.	The Rayonier bylaws provide that written notice of the annual meeting or of a special meeting, stating the time, place, and purpose or purposes of the meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by personal delivery, or by telegraph, teletype, facsimile transmission or other form of electronic communication or by mail or private carrier.	Notice of meetings of the partners must be given to the partners not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting.

Indemnification of Directors and Officers
The partnership agreement provides for broad-based indemnification for the directors, executive officers and general partners (including the shareholders of the general partners), for all acts taken by or on behalf of Pope, excluding only acts that have	The Rayonier charter provides that Rayonier shall indemnify its directors and officers against all liabilities and expenses in any proceeding arising out of their status as directors and officers, unless the activities of the person	The general partner or any successor thereto, an officer or director of Rayonier, L.P. and such other persons as the general partner may designate from time to time are indemnified to the maximum extent permitted by

Pope units	Rayonier shares	Rayonier, L.P. units
been adjudged to constitute a breach of the duty of loyalty; bad faith, intentional misconduct, or knowing violation of law; distributions of Pope’s assets on violation of the partnership agreement; or transactions in which the purported indemnitee derived an improper personal benefit.	to be indemnified were at the time taken known or believed by him/her to be clearly in conflict with Rayonier’s best interest.	law, provided that they will not be indemnified for (i) material acts or omissions done in bad faith; (ii) for any transaction for which they receive an improper person benefit; or (iii) in the case of criminal proceedings.

VALIDITY OF SECURITIES TO BE ISSUED

The validity of the Rayonier shares and Opco units offered hereby will be passed upon for Rayonier and Rayonier, L.P., respectively, by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements of Rayonier appearing in Rayonier Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, including the schedule appearing therein, and the effectiveness of Rayonier Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rayonier Operating Company LLC at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, including the schedule appearing therein, as predecessor-in-interest to Rayonier, L.P., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon.

The consolidated financial statements of Pope Resources, A Delaware Limited Partnership, as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for revenue recognition effective January 1, 2018 due to the adoption of ASC 606 Revenue from Contracts with Customers.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Pope unitholders sharing the same address. Pope will promptly deliver a separate copy of this proxy statement/prospectus to you if you make a written or oral request to: 19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370, Attention: Investor Relations, telephone (360) 697-6626.

WHERE YOU CAN FIND MORE INFORMATION

Pope and Rayonier file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Pope and Rayonier file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Pope and Rayonier also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Pope files with the SEC by going to Pope’s website at www.poperesources.com under the heading “Investor Relations”, then under the heading “SEC Filings” or by contacting Pope’s Investor Relations Department at (360) 697-6626. You may obtain free copies of the documents Rayonier files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to Rayonier’s website www.rayonier.com under the heading “Investors”, then under the heading “Financial Information”, then under the heading “SEC Filings” or by contacting Rayonier’s Investor Relations Department at (904) 357-9100. The website addresses of Pope and Rayonier are provided as inactive textual references only. The information provided on the websites of Pope and Rayonier, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Pope and Rayonier to “incorporate by reference” into this proxy statement/prospectus documents Pope and Rayonier file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by Rayonier to register the Rayonier shares that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Pope and Rayonier can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Pope and Rayonier file with the SEC will update and supersede that information. Pope and Rayonier incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

Pope:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

Rayonier:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Definitive Proxy Statement for Rayonier 2019 Annual Meeting filed with the SEC on April 1, 2019; and

•	The description of Rayonier shares, no par value, contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by Pope or Rayonier on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR POPE UNITS AT POPE MEETING. RAYONIER HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [                        ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

RAYONIER INC.,

RAYONIER OPERATING COMPANY LLC,

PACIFIC GP MERGER SUB I, LLC,

PACIFIC GP MERGER SUB II, LLC,

PACIFIC LP MERGER SUB III, LLC,

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP,

POPE MGP, INC.

and

POPE EGP, INC.

DATED AS OF JANUARY 14, 2020

A-i

6.4	Equity Interests in other Entities.	A-43
6.5	Tax Matters	A-43
6.6	No Violations or Defaults	A-45
6.7	Consents and Approvals	A-45
6.8	Financial Reports and Parent SEC Documents	A-45
6.9	Internal Controls and Procedures	A-46
6.10	Absence of Undisclosed Liabilities	A-46
6.11	Absence of Certain Changes or Events	A-46
6.12	Compliance with Applicable Law; Permits	A-47
6.13	Litigation	A-47
6.14	Information Supplied	A-47
6.15	Financial Advisors	A-47
6.16	Operations of Merger Subsidiaries	A-48
6.17	Availability of Funds	A-48
6.18	No Other Representations and Warranties	A-48

ARTICLE VII COVENANTS		A-49
7.1	Consummation of the Transactions	A-49
7.2	Registration Statement; Partnership Proxy Statement	A-50
7.3	Alternative Proposals; Change in Recommendation by the Partnership	A-51
7.4	Access to Information; Confidentiality	A-54
7.5	Public Statements	A-55
7.6	Confidentiality	A-55
7.7	Takeover Laws	A-56
7.8	Parent Common Stock Listed	A-56
7.9	Third-Party Approvals	A-56
7.10	Indemnification; Directors’ and Officers’ Insurance	A-56
7.11	Notification of Certain Matters	A-58
7.12	Section 16 Matters	A-58
7.13	Employee Matters	A-58
7.14	Transaction Litigation	A-60
7.15	Dividend Coordination	A-60
7.16	GP Written Consents	A-60
7.17	Financing	A-60
7.18	Tax Matters	A-61
7.19	Voting Matters.	A-64
7.20	Amended Parent Opco Limited Partnership Agreement; Parent Opco Tax Protection Agreement.	A-64
7.21	Cash Distributions	A-64
7.22	Obligations of Parent Entities	A-64
7.23	Pre-Closing Distribution of Partnership Units	A-64

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		A-65
8.1	Mutual Closing Conditions	A-65
8.2	Additional Partnership Conditions to Closing	A-65
8.3	Additional Parent Conditions to Closing	A-66

ARTICLE IX TERMINATION		A-67
9.1	Termination of Agreement	A-67
9.2	Procedure Upon Termination	A-68
9.3	Effect of Termination	A-68
9.4	Termination Fee	A-68

A-ii

ARTICLE X MISCELLANEOUS		A-70
10.1	Expenses	A-70
10.2	Amendment or Supplement; Actions under this Agreement	A-70
10.3	Counterparts	A-70
10.4	Governing Law	A-70
10.5	Notices	A-70
10.6	Assignment	A-72
10.7	Entire Understanding; No Third-Party Beneficiaries	A-72
10.8	Severability	A-72
10.9	Jurisdiction	A-72
10.10	Waiver of Jury Trial	A-73
10.11	No Recourse	A-73
10.12	Specific Performance	A-73
10.13	Survival	A-73
10.14	No Recourse to Financing Sources	A-74

Exhibits:

Exhibit A: Support Agreement
Exhibit B: Form of Amended Parent Opco Limited Partnership Agreement
Exhibit C: Form of Tax Protection Agreement
Exhibit D: Form of GP Written Consent

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2020 (this “Agreement”), is by and among Rayonier Inc., a North Carolina corporation (“Parent”), Rayonier Operating Company LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Parent Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent Opco (“Merger Sub 3”, with Merger Sub 1 and Merger Sub 2, the “Merger Subsidiaries,” and together with Parent and Parent Opco, the “Parent Entities”), Pope Resources, a Delaware limited partnership (the “Partnership”), Pope MGP, Inc., a Delaware corporation and the managing limited partner of the Partnership (“MGP” ), and Pope EGP, Inc., a Delaware corporation and the equity general partner of the Partnership (“EGP” and, with the Partnership and MGP, the “Partnership Entities”).

RECITALS

WHEREAS, the parties intend, subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DRULPA and the DLLCA, for the Partnership Entities to become direct or indirect subsidiaries of Parent through the following transactions: (a) MGP shall merge with and into Merger Sub 1, with Merger Sub 1 surviving as a wholly owned subsidiary of Parent (“GP Merger 1”); (b) EGP shall merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of Parent (“GP Merger 2” and together with GP Merger 1, the “GP Mergers”); and (c) Merger Sub 3 shall merge with and into the Partnership, with the Partnership surviving as a subsidiary of Parent Opco (“LP Merger” and together with the GP Mergers, the “Mergers” );

WHEREAS, the Board of Directors of MGP (the “Partnership Board”) has established a special committee consisting of independent and disinterested directors (the “Special Committee”) and has empowered the Special Committee to, among other things, consider, negotiate and oversee the Transactions as it relates to the Partnership’s unitholders on behalf of and acting solely in the interests of the Unaffiliated Partnership Unitholders;

WHEREAS, the Partnership Board has resolved that the consummation of the Transactions shall be irrevocably conditioned on (i) approval of the Special Committee, (ii) approval of a majority of the members of the Partnership Board who are not interested in the Transactions as contemplated by Section 3.8 of the Existing Partnership Agreement, and (iii) the Partnership Unitholder Approval, and the conditions set forth in clauses (i) and (ii) have both been satisfied;

WHEREAS, the Special Committee has (i) determined that the execution, delivery and performance of this Agreement by the Partnership and the consummation of the Transactions by the Partnership are advisable to and in the best interests of the Partnership and the Unaffiliated Partnership Unitholders, (ii) approved the consummation by the Partnership of the Transactions, (iii) recommended that the Partnership Board approve this Agreement and the consummation by the Partnership of the Transactions, and (iv) determined that MGP (or a Person designated by MGP) serve as the Limited Partner of record for all Partnership Units held by Assignees and to vote such Partnership Units as may be directed by the Assignee holding such Partnership Units (in the case where such Assignee gives such a direction but does not elect to become a Limited Partner);

WHEREAS, the Partnership Board, acting on the recommendation of the Special Committee, has unanimously (i) determined that the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the Transactions are advisable to and in the best interests of the Partnership, (ii) duly authorized and approved the execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions (which approval constitutes MGP’s separate concurrence as contemplated under the Existing Partnership Agreement), (iii) elected to have MGP (or a Person designated by MGP) serve as the Limited Partner of record for all Partnership Units held by Assignees and to vote such Partnership Units as may be directed by the Assignee holding such Partnership Units (in the case where such Assignee gives such a direction but does not elect to become a Limited Partner), (iv) recommended that the Partnership’s unitholders approve this Agreement and the Transactions and (v) resolved to submit this Agreement to a vote at a Partnership Meeting and recommend approval of this Agreement by the Partnership’s unitholders;

WHEREAS, the Partnership Board has unanimously (a) determined that this Agreement and GP Merger 1 are advisable to and in the best interests of MGP and the stockholders of MGP, and (b) approved this Agreement and the transactions contemplated hereby, including GP Merger 1;

WHEREAS, the Board of Directors of EGP has unanimously (a) determined that this Agreement and GP Merger 2 is advisable to and in the best interests of EGP and the stockholders of EGP, and (b) approved this Agreement and the transactions contemplated hereby, including GP Merger 2;

WHEREAS, each of the Board of Directors of Parent (the “Parent Board”) and the sole managing member of Parent Opco has (a) determined that the execution, delivery and performance of this Agreement by Parent and Parent Opco and the consummation by Parent and Parent Opco of the Transactions are advisable to and in the best interests of Parent and Parent Opco, respectively, and their respective equity holders, and (b) authorized and approved the execution, delivery and performance by Parent and Parent Opco of this Agreement and the consummation by Parent and Parent Opco of the Transactions;

WHEREAS, Parent, in its capacity as sole member of Merger Sub 1 and Merger Sub 2, has duly authorized and approved the execution, delivery and performance by Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Merger Sub 1 and Merger Sub 2 of the Transactions;

WHEREAS, Parent Opco, in its capacity as sole member of Merger Sub 3, has duly authorized and approved the execution, delivery and performance by Merger Sub 3 of this Agreement and the consummation by Merger Sub 3 of the Transactions;

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Partnership Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve this Agreement and take certain other actions in furtherance of the Mergers, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) Parent Opco shall be treated as a continuation of the Partnership, consistent with the principles of Treasury Regulation Section 1.708-1(a), including with respect to the receipt of Parent Opco Units by holders of Partnership Units; (b) each Partnership Unit that is converted into the Regular Consideration shall be treated as a taxable sale by the holders of such Partnership Units to Parent in accordance with Section 741 of the Internal Revenue Code of 1986, as amended (the “Code”); and (c) Parent shall be treated as contributing all of its assets (other than the interests in the Partnership it acquired directly from holders of Partnership Units in the taxable exchange) and certain of its liabilities to the Partnership in a transaction described in Section 721 of the Code.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

“Affiliated Partnership Unitholders” means (a) MGP, EGP, the holders of MGP Common Stock, the holders of EGP Common Stock, and their respective Affiliates and (b) the Parent Entities and their respective Affiliates.

“Assignee” means a holder of Partnership Units who has not been admitted as a Limited Partner in accordance with the Existing Partnership Agreement.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York, Jacksonville, Florida or Seattle, Washington.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent and the Partnership, dated as of October 11, 2019.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EGP Common Stock” means the common stock, no par value, of EGP.

“EGP Representations” means, collectively, the representations and warranties set forth in Article V exclusively relating to EGP (including its businesses, operations, assets and liabilities) or, in the case of representations and warranties relating to EGP (including its businesses, operations, assets and liabilities) and one or more other Persons, the portion of such representations and warranties to the extent relating to EGP (including its businesses, operations, assets and liabilities).

“EGP Stockholder Approval” means the affirmative vote of holders of a majority of the outstanding shares of EGP Common Stock.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not covered by ERISA), and any other compensatory or employee benefit plan, program, policy, agreement, or arrangement, including, without limitation, any unit or share option, restricted unit or share, unit or share purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program or practice (in all cases, whether written or oral).

“Environmental Claim” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, judgments, directives, Liens or written notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Law or Environmental Permit.

“Environmental Law” means any Law relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or the protection of natural resources, human health and worker safety (as it relates to the exposure to Hazardous Materials) or the protection of endangered or threatened species.

“Environmental Permit” means any franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority required under Environmental Laws for the operation of the Partnership’s businesses and the ownership, occupation or use of the Partnership Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (k) or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 19, 2019, as further amended or restated in accordance with its terms.

“Fraud” means, with respect to a Party, actual fraud under Delaware Law involving a knowing and intentional misrepresentation of a fact, or omission of a fact, by such Party in the making of a representation or warranty by such Party set forth in Article V or Article VI, as the case may be, which misrepresentation or omission is material and upon which the Other Party claiming fraud has reasonably relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“Fund Entities” means, collectively, (a) the Funds and (b) any Subsidiary of the Funds.

“Funds” means, collectively, (a) ORM Timber Fund II, Inc., a Delaware corporation, (b) ORM Timber Fund III, LLC, a Delaware limited liability company, (c) ORM Timber Fund III (Foreign) LLC, a Delaware limited liability company, and (d) ORM Timber Fund IV, LLC, a Delaware limited liability company.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision,

department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over the Parent Entities or the Partnership Entities, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated due to its hazardous or toxic qualities under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Knowledge” means, in respect of the Partnership Entities, the actual knowledge after reasonable inquiry of the individuals listed in Section 1.1(a) of the Partnership Disclosure Letter and, in respect of the Parent Entities, the actual knowledge after reasonable inquiry of the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any federal, state, tribal or local law, rule, regulation, ordinance, code, judgment, settlement, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer, other than restrictions on transfer arising under securities laws), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Limited Partner” means a holder of Partnership Units who has been admitted as an Original Limited Partner, an Additional Limited Partner or a Substituted Limited Partner (each as defined in the Existing Partnership Agreement) pursuant to the Existing Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (i) would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) would prevent or delay the consummation of the Merger(s) beyond the Outside Date on the terms provided in this Agreement, but none of the following changes, events, developments, circumstances, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit, securities or commodities markets, including prevailing interest rates or currency rates, or regulatory or political conditions;

(b) changes in general economic conditions in the any of the industries in which such Person or its Subsidiaries operates, including changes in timber prices or the prices of any other commodity;

(c) the outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any other calamity or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or other natural disaster;

(e) the execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, investors, employees or regulators, or any litigation arising from this Agreement or the Transactions (provided that this clause (e) shall not apply to (x) any representation or warranty set forth in Section 5.5 or Section 6.6 (it being understood that the occurrence of any litigation described in this clause (e) shall not in itself be a breach of Section 5.5 or Section 6.6) or (y) in the case of performance of this Agreement, performance of or compliance with Sections 4.1(a) or 4.2(a));

(f) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such Person (it being understood and agreed that the exception in this clause (f) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (if not otherwise excluded from the definition of a “Material Adverse Effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(g) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (if not otherwise excluded from the definition of a “Material Adverse Effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(h) changes after the date hereof in any Laws or regulations applicable to such Person or applicable accounting regulations or the interpretations thereof, or enforcement of any of the foregoing;

(i) the establishment or continuation of any Permitted Lien;

(j) any action taken with the written consent of or at the written request of the Partnership or Parent, as the case may be; and

(k) any change, in and of itself, in any credit rating that may be applied to the Person (it being understood and agreed that this clause (k) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (if not otherwise excluded from the definition of a “Material Adverse Effect”) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clause (a), (b), (c) or (d) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately and adversely affects such Person and its Subsidiaries, taken as a whole, as compared to other Persons operating in the industries in which such Person operates (in which case only the incremental disproportionate impact may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“MGP Common Stock” means the common stock, no par value, of MGP.

“MGP Stockholder Approval” means the affirmative vote of holders of a majority of the outstanding shares of MGP Common Stock.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Other Parties” means (i) with respect to the Partnership Entities, any Parent Entity, and (ii) with respect to the Parent Entities, any Partnership Entity.

“Parent Charter” means the Amended and Restated Articles of Incorporation of Parent, dated as of May 21, 2012, as amended.

“Parent Common Stock” means the common shares, no par value, of Parent.

“Parent Opco Unit” means the units representing partnership interests in Parent Opco having the rights and obligations specified in (a) prior to the LP Merger Effective Time, the Limited Liability Company Agreement, dated as of June 3, 2010, of Parent Opco and (b) from and after the LP Merger Effective Time, the Amended Parent Opco Limited Partnership Agreement, as further amended or restated in accordance with its terms.

“Parent Stockholders” means the holders of outstanding Parent Common Stock.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on October 28, 1985, as amended.

“Partnership Credit Agreements” means that certain (i) Second Amended and Restated Master Loan Agreement, dated as of July 20, 2016, between the Partnership, as borrower, and Northwest Farm Credit Services, PCA, as lender, and (ii) Second Amended and Restated Master Loan Agreement, dated as of July 20, 2016, between the Partnership, as borrower, and Northwest Farm Credit Services, FLCA, as lender.

“Partnership/MGP Representations” means, collectively, the representations and warranties set forth in Article V (other than the EGP Representations).

“Partnership Unitholders” means the holders of outstanding Partnership Units.

“Partnership Unitholder Approval” means the affirmative vote of the Partnership Unitholders sufficient to constitute a Majority Interest (as defined in the Existing Partnership Agreement). All Partnership Units held by MGP (or its designee) as the Limited Partner of record for Assignees as contemplated by this Agreement shall be included in the denominator for purposes of calculating the Majority Interest, and any votes by MGP (or its designee) in favor of the Transactions as may be directed by the Assignees of such Partnership Units shall be counted in the numerator when calculating a Majority Interest.

“Partnership Units” means the units representing partnership interests in the Partnership having the rights and obligations specified with respect to “Units” or “Partnership Units” as set forth in the Existing Partnership Agreement. For the avoidance of doubt, depositary receipts representing Partnership Units shall be treated as indistinguishable from the Partnership Units represented thereby and references to Partnership Units or units shall be deemed to include references to depositary receipts representing any such Partnership Units or units.

“Party” means a party to this Agreement.

“Permitted Liens” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(b) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business;

(c) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(d) such title defects as any Parent Entity (in the case of title defects with respect to properties or assets of the Partnership Entities or their respective Subsidiaries) or any Partnership Entity (in the case of title defects with respect to properties or assets of the Parent Entities), as applicable, may have expressly waived in writing;

(e) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership Entities’ or Parent Entities’ or their respective Subsidiaries’ properties or assets, as applicable, in any manner;

(f) Liens existing on the date of this Agreement securing any Indebtedness;

(g) all easements, rights-of-way, servitudes, permits, surface leases, and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over, or in respect of any of the properties of the Partnership Entities, Parent Entities or any of their respective Subsidiaries, as applicable, that are customarily granted in the industries in which the Partnership Entities, Parent Entities and their respective Subsidiaries, as applicable, operate and do not materially interfere with the present operation or use of the property or asset affected;

(h) Liens described in Section 1.1(b) of the Partnership Disclosure Letter;

(i) all Liens with respect to oil, gas, sand, gravel, and other minerals or other substances of any kind or character as may have been previously reserved by or conveyed to others in instruments of record, and any leases of record concerning any of such oil, gas, other minerals or other substances in, on or under the real property;

(j) conditions, covenants, encroachments, easements, rights of way, restrictions, and other Liens that do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of the Partnership, Parent and each of their respective Subsidiaries, as applicable, as presently conducted; and

(k) zoning, entitlement, building, and other construction, land development, land use, and subdivision regulations imposed by Governmental Authorities having jurisdiction over such real property that do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of the Partnership, Parent and each of their respective Subsidiaries, as applicable, as presently conducted.

“Person” means any individual, corporation, limited liability company (or any series thereof), limited or general partnership (or any series thereof), limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Pope Private REITs” means each of ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc., and ORM Timber Fund IV (REIT) Inc.

“Regular Consideration” means the Cash Election Consideration and the Stock Election Consideration.

“Release” means any unpermitted release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into or through the environment.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the Shareholders Agreement (as defined in the Existing Partnership Agreement).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, that neither the Partnership nor its Subsidiaries shall be deemed a Subsidiary of EGP; provided further, that, with respect to the Subsidiaries listed on Section 1.1(c) of the Partnership Disclosure Letter, (A) such Persons shall not be deemed Subsidiaries of the Partnership for purposes of (x) the representations and warranties of the Partnership Entities set forth in Sections 5.12, 5.17, 5.18, or 5.19 or (y) the definition of “Material Adverse Effect”, (B) the remaining representations and warranties of the Partnership Entities set forth in Article V (other than the representations and warranties set forth in Sections 5.1, 5.2 and 5.3), insofar as they relate to such Persons, shall be made solely to the Knowledge of the Partnership (limited to the actual knowledge of the individuals listed in Section 1.1(a) of the Partnership Disclosure Letter), and (C) a Partnership Entity shall be deemed to have complied with any obligation, covenant, term, condition or undertaking of such Partnership Entity to cause such Person to take, or to refrain from taking, any action under this Agreement to the extent such Partnership Entity shall have exercised all power and authority (if any) of such Partnership Entity under the governing documents of such Person to cause such Person to take, or to refrain from taking, such action.

“Subsidiary Partnership” means a Subsidiary of the Partnership that is a partnership for U.S. federal income tax purposes.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Law” means any Law relating to Taxes.

“Tax Protection Agreements” means any written agreement to which the Partnership or any of the Subsidiary Partnerships is a party pursuant to which: (A) any liability relating to Taxes may arise to holders of Partnership Units or holders of units of any of the Subsidiary Partnerships, whether or not as a result of the consummation of the transactions contemplated hereby; and/or (B) in connection with the deferral of income Taxes of holders of Partnership Units or holders of units of any of the Subsidiary Partnerships, the Partnership or any of the Subsidiary Partnerships have agreed to (i) maintain a minimum level of debt, retain a particular debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) only dispose of assets in a particular manner, (iv) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (v) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, escheat, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers, the termination of the Shareholders Agreement, the GP Pre-Closing Distribution, the amendments of the Existing Partnership Agreement described in Article II and the other actions contemplated by this Agreement.

“Unaffiliated Partnership Unitholders” means the Partnership Unitholders other than the Affiliated Partnership Unitholders.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, including the obligation to consummate any of the Transactions to which the breaching party is a party, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
401(k) Termination Date	7.13(d)
Accounting Firm	7.18(h)
Action	7.10(a)
Aggregate Equity Election Amount	3.1(c)(i)
Agreement	Preamble
All Equity Exchange Ratio	3.1(c)(i)(B)
Alternative Proposal	7.3(i)(i)
Amended Parent Opco Limited Partnership Agreement	2.1(e)
Antitrust Laws	7.1(a)
Antitrust Remedies	7.1(b)
Available Cash Amount	3.1(c)(i)
Available Equity Amount	3.1(c)(i)
Balance Sheet Date	5.9(a)
Book-Entry Units	3.2(c)
Cash Election	3.3(a)
Cash Election Consideration	3.1(c)(i)(A)
Cash Election Units	3.1(c)(i)(A)
Certificate	3.2(c)
Certificate of GP Merger 1	2.1(d)
Certificate of GP Merger 2	2.1(d)
Certificate of LP Merger	2.1(d)
Certificates of Merger	2.1(d)
Claim	7.10(a)
Closing	2.2
Closing Date	2.2(b)
Code	Recitals
Continuing Employees	7.13(a)
Continuing Partnership	7.18(c)
EGP	Preamble
Election	3.3(a)
Election Deadline	3.3(c)
Election Form	3.3(c)
Election Form Record Date	3.3(c)
Exchange Agent	3.3(b)
Exchange Fund	3.4(a)
Excluded Partnership Unit	3.1(c)(i)
Financial Advisor	7.3(b)
Financing	7.17(a)
Financing Related Parties	10.14
Financing Sources	10.14
GP Merger 1	Recitals
GP Merger 1 Consideration	3.1(a)
GP Merger 1 Effective Time	2.1(d)
GP Merger 2	Recitals
GP Merger 2 Consideration	3.1(b)
GP Merger 2 Effective Time	2.1(d)
GP Merger Consideration Allocation	7.18(h)
GP Mergers	Recitals

Term	Section
GP Pre-Closing Distribution	7.23
GP Written Consents	7.16
Indemnification Expenses	7.10(a)
Indemnified Parties	7.10(a)(i)
Initial Limited Partner	7.20
Intervening Event	7.3(f)
Letter of Transmittal	3.4(b)
LP Merger	Recitals
LP Merger Consideration	3.1(c)(i)
LP Merger Effective Time	2.1(d)
Maximum Amount	7.10(c)
Merger Consideration	3.1(c)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 3	Preamble
Merger Subsidiaries	Preamble
Mergers	Recitals
MGP	Preamble
New Plans	7.13(b)
Notice Period	7.3(e)(i)
Old Plans	7.13(b)(i)
Opco Election	3.3(a)
Opco Election Consideration	3.1(c)(i)(C)
Opco Election Units	3.1(c)(i)(C)
Outside Date	9.1(f)
Owned Real Property	5.14(a)
Parent	Preamble
Parent Award	3.5(a)
Parent Board	Recitals
Parent Disclosure Letter	4.2(iii)
Parent Entities	Preamble
Parent Financial Statements	6.8(b)
Parent Material Adverse Effect	Article VI
Parent Opco	Preamble
Parent Opco Tax Protection Agreement	2.1(e)
Parent Permits	6.12(b)
Parent Preferred Stock	6.2(a)
Parent SEC Documents	Article VI
Partnership	Preamble
Partnership Board Recommendation	7.2(b)
Partnership Change in Recommendation	7.3(d)(i)(D)
Partnership Disclosure Letter	4.1(iii)
Partnership Employee Benefit Plan	5.18(a)
Partnership Entities	Preamble
Partnership Equity Plans	3.5(a)
Partnership Income Tax Returns	7.18(f)
Partnership Intellectual Property	5.19
Partnership Material Adverse Effect	Article V
Partnership Material Agreement	5.12(a)
Partnership Meeting	5.6(ii)(A)
Partnership Organizational Documents	5.1(a)

Term	Section
Partnership Parties	10.14
Partnership Permits	5.11(b)
Partnership Property	5.14(b)
Partnership Proxy Statement	5.6(ii)(A)
Partnership Related Party Agreement	5.20
Partnership Related Persons	9.4(f)
Partnership Restricted Unit	3.5(a)
Partnership SEC Documents	Article V
Partnership Subsidiary Documents	5.1(a)
Partnership Units	5.2(a)
Payoff Letter	7.17(c)
Proceedings	5.15
Proposed Allocation	7.18(h)
Qualified REIT Subsidiary	6.7(ii)(A)(ii)
Registration Statement	6.7(ii)(A)
Regular Merger Consideration Allocation	7.18(h)
Seller Representative	7.18(f)
Stock Election	3.3(a)
Stock Election Consideration	3.1(c)(i)(B)
Stock Election Units	3.1(c)(i)(B)
Superior Proposal	7.3(i)(ii)
Support Agreement	Recitals
Surviving EGP Entity	2.1(b)
Surviving MGP Entity	2.1(a)
Surviving Partnership Entity	2.1(c)
Tax Merger Consideration Allocation	7.18(h)
Taxable REIT Subsidiary	6.7(ii)(A)(iii)
Termination Fee	9.4(e)
Transfer Taxes	7.18(b)

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex, Exhibit or Schedule means a Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis; and

(n) all references to days mean calendar days unless otherwise provided.

ARTICLE II

THE MERGERS; EFFECTS OF THE MERGERS

2.1 The Mergers.

(a) GP Merger 1. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, at the GP Merger 1 Effective Time, MGP will merge with and into Merger Sub 1, with Merger Sub 1 surviving the merger. As a result of GP Merger 1, the separate existence of MGP will cease, and Merger Sub 1 will survive and continue to exist as a Delaware limited liability company (Merger Sub 1, as the surviving entity in GP Merger 1, sometimes being referred to herein as the “Surviving MGP Entity”).

(b) GP Merger 2. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, at the GP Merger 2 Effective Time, EGP will merge with and into Merger Sub 2, with Merger Sub 2 surviving the merger. As a result of GP Merger 2, the separate existence of EGP will cease, and Merger Sub 2 will survive and continue to exist as a Delaware limited liability company (Merger Sub 2, as the surviving entity in GP Merger 2, sometimes being referred to herein as the “Surviving EGP Entity”).

(c) LP Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the LP Merger Effective Time, Merger Sub 3 will merge with and into the Partnership, with the Partnership surviving the merger. As a result of the LP Merger, the separate existence of Merger Sub 3 will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the LP Merger, sometimes being referred to herein as the “Surviving Partnership Entity”).

(d) Effectiveness and Effects of the Mergers. Subject to provisions of this Agreement, (i) GP Merger 1 will become effective upon the filing of a properly executed certificate of merger for GP Merger 1 (the “Certificate of GP Merger 1”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of GP Merger 1 (the “GP Merger 1 Effective Time”), in accordance with the DGCL and the DLLCA; (ii) GP Merger 2 will become effective upon the filing of a properly executed certificate of merger for GP Merger 2 (the “Certificate of GP Merger 2”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of GP Merger 2 (the “GP Merger 2 Effective Time”), in accordance with the DGCL and the DLLCA; and (iii) the LP Merger will become effective upon the filing of a properly executed certificate of merger for the LP Merger (the “Certificate of LP Merger” and together with the Certificate of GP Merger 1 and the Certificate of GP Merger 2, the “Certificates of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of LP Merger (the “LP Merger Effective Time”), in accordance with the DRULPA and the DLLCA. It is the intention of the Parties that the GP Merger 1 Effective Time, the GP Merger 2 Effective Time and the LP Merger Effective Time shall occur substantially concurrently. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DGCL, DRULPA and the DLLCA, as applicable.

(e) Organizational Documents of the Surviving Entities; Certain Related Matters. Subject to the provisions of this Agreement:

(i) Surviving MGP Entity. The limited liability company agreement of Merger Sub 1, as in effect immediately prior to the GP Merger 1 Effective Time, shall be the limited liability company agreement of the Surviving MGP Entity from and after the GP Merger 1 Effective Time, until thereafter amended as provided therein or by applicable Law, except in each case that the name of Surviving MGP Entity shall be “Pope MGP, LLC.”

(ii) Surviving EGP Entity. The limited liability company agreement of Merger Sub 2, as in effect immediately prior to the GP Merger 2 Effective Time, shall be the limited liability company agreement of the Surviving EGP Entity from and after the GP Merger 2 Effective Time, until thereafter amended as provided therein or by applicable Law, except in each case that the name of Surviving EGP Entity shall be “Pope EGP, LLC.”

(iii) Surviving Partnership Entity. The Existing Partnership Agreement, as in effect immediately prior to the LP Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership Entity from and after the LP Merger Effective Time, until thereafter amended as provided therein or by applicable Law, except that the limited partnership agreement of the Surviving Partnership Entity shall be amended to reflect that (w) Parent Opco shall be the sole limited partner of the Partnership and will hold, directly or indirectly, all partnership interests in the Partnership, (x) the Surviving MGP Entity shall be the managing general partner of the Partnership, (y) the Surviving EGP Entity shall be the equity general partner of the Partnership and (z) the Partnership shall continue without dissolution.

(iv) Parent Opco Limited Partnership Agreement. Prior to the LP Merger Effective Time, Parent Opco shall be converted from a limited liability company into a limited partnership, with Parent as the sole general partner of Parent Opco. The limited partnership agreement of Parent Opco shall be amended and restated in substantially the form attached hereto as Exhibit B (the “Amended Parent Opco Limited Partnership Agreement”) no later than the LP Merger Effective Time, effective as of the LP Merger Effective Time.

(v) Parent Opco Tax Protection Agreement. The tax protection agreement in favor of certain specified holders of Parent Opco Units, substantially in the form attached hereto as Exhibit C (the “Parent Opco Tax Protection Agreement”), shall become effective as of the LP Merger Effective Time.

(vi) Shareholders Agreement. Effective immediately prior to the GP Pre-Closing Distribution, the Shareholders Agreement shall terminate and be of no further force or effect.

(vii) Existing Partnership Agreement. Effective upon the Partnership Unitholder Approval, the Existing Partnership Agreement shall be amended to the extent necessary to permit the Transactions.

(f) Directors and Officers of the Surviving Entities.

(i) Surviving MGP Entity. From and after the GP Merger 1 Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub 1 immediately prior to the GP Merger 1 Effective Time shall be the directors of the Surviving MGP Entity and (b) the officers of Merger Sub 1 immediately prior to the GP Merger 1 Effective Time shall be the officers of the Surviving MGP Entity.

(ii) Surviving EGP Entity. From and after the GP Merger 2 Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub 2 immediately prior to the GP Merger 2 Effective Time shall be the directors of the Surviving EGP Entity and (b) the officers of Merger Sub 2 immediately prior to the GP Merger 2 Effective Time shall be the officers of the Surviving EGP Entity.

(iii) Surviving Partnership Entity. From and after the LP Merger Effective Time, the Surviving Partnership Entity shall continue to have no directors or officers separate from the directors or officers of the Surviving MGP Entity, unless otherwise determined by the equityholders of the Surviving Partnership Entity.

2.2 Closing. Subject to the provisions of Article VIII, the closing of the Mergers and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Transactions will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., Eastern time, on the Closing Date, or such other place and time as Parent and the Partnership may mutually agree in writing.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration.

(a) GP Merger 1. Subject to the provisions of this Agreement, at the GP Merger 1 Effective Time, by virtue of GP Merger 1 and without any action on the part of Parent, Merger Sub 1, MGP or any holder of MGP Common Stock, all shares of MGP Common Stock outstanding immediately prior to the GP Merger 1 Effective Time will be automatically converted into the right to receive an aggregate of $9,900,000 in cash (the “GP Merger 1 Consideration”). In the event that the representation and warranty set forth in Section 5.9(b)(i) shall not be true and correct, the GP Merger 1 Consideration shall be decreased by an amount equal to the aggregate of such liabilities and obligations of MGP (and, to the extent such liabilities and obligations are in excess of the GP Merger 1 Consideration, the GP Merger 2 Consideration will be so reduced).

(b) GP Merger 2. Subject to the provisions of this Agreement, at the GP Merger 2 Effective Time, by virtue of GP Merger 2 and without any action on the part of Parent, Merger Sub 2, EGP or any holder of EGP Common Stock, all of the EGP Common Stock outstanding immediately prior to the GP Merger 2 Effective Time will be automatically converted into the right to receive an aggregate of $100,000 in cash (the “GP Merger 2 Consideration”). In the event that the representation and warranty set forth in Section 5.9(b)(i) shall not be true and correct, the GP Merger 2 Consideration shall be decreased by an amount equal to the aggregate of such liabilities and obligations of EGP (and, to the extent such liabilities and obligations are in excess of the GP Merger 2 Consideration, the GP Merger 1 Consideration will be so reduced).

(c) LP Merger. Subject to the provisions of this Agreement, at the LP Merger Effective Time, by virtue of the LP Merger and without any action on the part of Parent, Parent Opco, Merger Sub 3, the Partnership or any holder of Partnership Units:

(i) Conversion of Partnership Units. Each Partnership Unit issued and outstanding immediately prior to the LP Merger Effective Time (other than any Partnership Unit held by any Parent Entity (any such Partnership Unit, an “Excluded Partnership Unit”), which are addressed by Section 3.1(c)(iii) and other than the Partnership Restricted Units, which are addressed by Section 3.5) will be converted into and shall thereafter represent the right to receive the following consideration (the “LP Merger Consideration” and together with the GP Merger 1 Consideration and the GP Merger 2 Consideration the “Merger Consideration”):

(A) Cash Election Consideration. For each Partnership Unit for which a Cash Election has been validly made and not revoked, but subject to the terms of Section 3.3 (collectively, the “Cash Election Units”), the right to receive $125.00 in cash; provided, however, that, if the Available Equity Amount exceeds the Aggregate Equity Election Amount, then, instead of being converted into the right to receive $125.00 in cash, then each Cash Election Unit shall be converted into the right to receive: (1) a number of newly issued shares of Parent Common Stock equal to (x) the amount of the excess of the Available Equity Amount over the Aggregate Equity Election Amount, divided by (y) the number of Cash Election Units; and (2) an amount of cash equal to (x) the Available Cash Amount divided by (y) the number of Cash Election Units (the consideration described in this Section 3.1(c)(i)(A), the “Cash Election Consideration”).

(B) Stock Election Consideration. For each Partnership Unit for which a Stock Election has been validly made and not revoked, but subject to the terms of Section 3.3 (collectively, the “Stock Election Units”), the right to receive a number of newly issued shares of Parent Common Stock equal to 3.929 (the “All Equity Exchange Ratio”); provided, however, that, if the Aggregate Equity Election Amount exceeds the Available Equity Amount, then, instead of being converted into the right to receive a number of newly issued shares of Parent Common Stock equal to the All Equity Exchange Ratio, then each Stock Election Unit shall be converted into the right to receive: (1) a number of newly issued shares of Parent Common Stock equal to (x) the Available Equity Amount, divided by (y) the sum of the Stock Election Units and the Opco Election Units; and (2) an amount of cash (without interest) equal to (x) the Available Cash Amount minus the aggregate Cash Election Consideration payable pursuant to Section 3.1(c)(i)(A), divided by (y) the sum of the Stock Election Units and the Opco Election Units (the consideration described in this Section 3.1(c)(i)(B), the “Stock Election Consideration”).

(C) Opco Election Consideration. For each Partnership Unit for which an Opco Election has been validly made and not revoked, but subject to the terms of Section 3.3 (collectively, the “Opco Election Units”), the right to receive a number of newly issued Parent Opco Units equal to the All Equity Exchange Ratio; provided, however, that, if the Aggregate Equity Election Amount exceeds the Available Equity Amount, then, instead of being converted into the right to receive a number of newly issued shares of Parent Opco Units equal to the All Equity Exchange Ratio, then each Opco Election Unit shall be converted into the right to receive: (1) a number of newly issued Parent Opco Units equal to the product of (x) the Available Equity Amount, divided by (y) the sum of the Stock Election Units and the Opco Election Units; and (2) an amount of cash (without interest) equal to (x) the Available Cash Amount minus the aggregate Cash Election Consideration payable pursuant to Section 3.1(c)(i)(A), divided by (y) the sum of the Stock Election Units and the Opco Election Units (the consideration described in this Section 3.1(c)(i)(C), the “Opco Election Consideration”).

(1)	“Aggregate Equity Election Amount” shall mean an amount equal to (I) the sum of the number of Stock Election Units and Opco Election Units multiplied by (II) the All Equity Exchange Ratio.

(2)	“Available Cash Amount” shall mean an amount equal to (I) the total number of Partnership Units issued and outstanding immediately prior to the LP Merger Effective Time (other than any

Excluded Partnership Unit) multiplied by (II) $37.50; provided, however, if the Available Equity Amount is increased pursuant to Section 3.1(c)(i)(C)(3), the Available Cash Amount for the purposes of this Agreement shall be the initial Available Cash Amount multiplied by (I) one (1) minus (II) a fraction equal to the product of (x)(A) the difference between the Available Equity Amount as so increased and the initial Available Equity Amount, divided by (B) the initial Available Equity Amount, multiplied by (y) 2.333.

(3)

“Available Equity Amount” shall mean an amount equal to (I) the total number of Partnership Units issued and outstanding immediately prior to the LP Merger Effective Time (other than any Excluded Partnership Unit) multiplied by (II) 2.751; provided, however, that in the event that the Aggregate Equity Election Amount exceeds the product of (I) and (II) above, then Parent may, in its sole discretion, increase the Available Equity Amount to any amount (but not to exceed the Aggregate Equity Election Amount). If Parent so increases the Available Equity Amount, it shall provide written notice of such increase to the Partnership.

(ii) General Partnership Interests. The general partner interests in the Partnership issued and outstanding immediately prior to the LP Merger Effective Time will remain outstanding in the Surviving Partnership Entity in the form set forth in the Existing Partnership Agreement, and the Surviving MGP Entity and the Surviving EGP Entity, as the two sole holders of the general partner interests, will continue as the general partners of the Surviving Partnership Entity, as set forth in the Existing Partnership Agreement. At the LP Merger Effective Time, the books and records of the Partnership will be revised to reflect that Parent Opco holds 100% of the limited partnership interests of the Surviving Partnership Entity.

(iii) Excluded Partnership Units. Notwithstanding anything to the contrary in this Agreement, the Excluded Partnership Units shall remain outstanding in the Mergers and shall not be converted into any other securities or property in connection with the Mergers, and, to the extent that any Excluded Partnership Units are not held by Parent Opco or its Subsidiaries as of the LP Merger Effective Time, such Excluded Partnership Units shall be contributed by Parent or its Subsidiaries to Parent Opco or its Subsidiaries so that they are held by Parent Opco or a Subsidiary of Parent Opco that is disregarded as separate from Parent Opco for U.S. federal income tax purposes as of immediately after the LP Merger Effective Time.

(iv) Issuance of Parent Opco Units to Parent. Parent Opco shall issue to Parent a number of Parent Opco Units equal to the number of shares of Parent Common Stock issued in the LP Merger (which issuance shall be deemed to be provided to Parent in consideration of the issuance by Parent of Parent Common Stock issued in the LP Merger).

(d) Contribution. Immediately after the Mergers, and as an integral part of the Transactions, Parent shall contribute to Parent Opco (i) 100% of the equity of the Surviving MGP Entity, and (ii) 100% of the equity of the Surviving EGP Entity, in exchange for an amount of cash equal to the sum of the GP Merger 1 Consideration and the GP Merger 2 Consideration. Immediately following such contribution, Parent Opco shall own, either directly or indirectly through Subsidiaries that are disregarded as separate from Parent Opco for U.S. federal income tax purposes, 100% of the general partnership interests of the Surviving Partnership Entity and 100% of the limited partnership interests of the Surviving Partnership Entity.

(e) Fractional Parent Common Stock and Parent Opco Units. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock or fractional Parent Opco Units shall be issued in connection with any of the Mergers. Instead, each holder of Partnership Units who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or a fraction of a Parent Opco Unit (after aggregating all shares or units represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the daily volume-weighted average sales prices of shares of Parent Common Stock on the NYSE as reported by Bloomberg, L.P. for the ten trading days immediately preceding the date which is five trading days immediately prior to the Closing Date occurs by (ii) the fraction of a share of Parent Common Stock or the fraction of a Parent Opco Unit (after taking into account all Partnership Units held by such holder and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock or fractional Parent Opco Unit.

(f) Certain Adjustments. Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding MGP Common Stock, EGP Common Stock, Partnership Units, Parent Common Stock or Parent Opco Units shall have been changed into a different number of shares or units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges, then the components of Merger Consideration will be correspondingly adjusted to provide to the holders of such MGP Common Stock, EGP Common Stock and Partnership Units, as applicable, with the same economic effect as contemplated by this Agreement prior to such event.

(g) No Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to any of the Mergers.

3.2 Rights As Equityholders; Transfers.

(a) GP Merger 1. All shares of MGP Common Stock converted into the right to receive the GP Merger 1 Consideration pursuant to Section 3.1(a) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the GP Merger 1. At the GP Merger 1 Effective Time, each holder of a certificate representing MGP Common Stock and each holder of non-certificated MGP Common Stock, represented by book-entry, will cease to be a stockholder of MGP and cease to have any rights with respect thereto, except the right to receive, its portion of the GP Merger 1 Consideration. At the GP Merger 1 Effective Time, the transfer books of MGP will be closed immediately, and there will be no further registration of transfers on the transfer books of MGP with respect to MGP Common Stock.

(b) GP Merger 2. All shares of EGP Common Stock converted into the right to receive the GP Merger 2 Consideration pursuant to Section 3.1(b) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the GP Merger 2. At the GP Merger 2 Effective Time, each holder of a certificate representing EGP Common Stock and each holder of a certificate representing non-certificated EGP Common Stock, represented by book-entry, will cease to be a stockholder of EGP and cease to have any rights with respect thereto, except the right to receive, its portion of the GP Merger 2 Consideration. At the GP Merger 2 Effective Time, the transfer books of EGP will be closed immediately, and there will be no further registration of transfers on the transfer books of EGP with respect to EGP Common Stock.

(c) LP Merger. All Partnership Units converted into the right to receive the LP Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the LP Merger. At the LP Merger Effective Time, each holder of a certificate representing Partnership Units (a “Certificate”) and each holder of non-certificated Partnership Units, represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, (i) the LP Merger Consideration, and (ii) any cash to be paid in lieu of any fractional share of Parent Common Stock or fractional Parent Opco Unit in accordance with Section 3.1(e); provided, however, that the rights of (A) any holder of a Partnership Restricted Unit will be as set forth in Section 3.5, and (B) holders of Excluded Partnership Units will be as set forth in Section 3.1(c)(iii). At the LP Merger Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Partnership Units.

3.3 Election Procedures.

(a) Elections. Each record holder of Partnership Units shall have the right to submit an Election Form prior to the Election Deadline (as defined herein) specifying (an “Election”) the number of Partnership Units, if any, held by such person that such person desires to have converted into the right to receive (i) the Cash Election Consideration (a “Cash Election”), (ii) the Stock Election Consideration (a “Stock Election”) or (iii) the Opco Election Consideration (an “Opco Election”). Holders of record of Partnership Units who hold such Partnership Units as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Partnership Units.

(b) Appointment of Exchange Agent. Prior to the LP Merger Effective Time, Parent shall appoint, and enter into a customary exchange agreement with, a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Partnership to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(c) Mailing of Election Form; Election Deadline. Parent shall prepare and cause to be mailed a customary form of election (the “Election Form”), with the Proxy Statement/Prospectus to the record holders of Partnership Units as of the record date for the Partnership Meeting (the “Election Form Record Date”), which Election Form shall be used by each such record holder of Partnership Units who wishes to make an Election. Parent shall use reasonable efforts to make the Election Form available to holders who acquire Units after the Election Form Record Date. Any holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern time, on a date prior to the LP Merger Effective Time to be mutually selected by Parent and the Partnership and publicly disclosed (the “Election Deadline”), an Election Form properly completed and duly executed. Partnership Units for which a valid Election shall not have been made by the Election Deadline, or for which an Election shall have been made but revoked, shall be treated as a Stock Election Unit. A holder may, at any time prior to the Election Deadline, revoke or change such holder’s Election by written notice received by the Exchange Act prior to the Election Deadline, accompanied if applicable by a properly completed and duly executed revised Election Form. After an Election is made with respect to any Units, any subsequent transfer of such Units shall automatically revoke such Election, and the subsequent holder of such Units may thereafter make a new Election with respect to such Units in accordance with this Section 3.3(c).

3.4 Exchange of Certificates.

(a) Deposit of Merger Consideration. At or prior to the LP Merger Effective Time, Parent and Parent Opco will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Units, for exchange in accordance with this Article III, through the Exchange Agent, shares of Parent Common Stock, shares of Parent Opco Units and cash as required by this Article III (including cash to make payments in lieu of any fractional Parent Common Stock or any Parent Opco Units pursuant to Section 3.1(e)). Any cash (including as payment for any fractional shares of Parent Common Stock or fractional Parent Opco Units in accordance with Section 3.1(e)) and shares of Parent Common Stock and Parent Opco Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for MGP Common Stock, EGP Common Stock and Partnership Units pursuant to this Agreement out of the Exchange Fund. Except as provided in Section 3.4(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly (and in any event within three Business Days) after the LP Merger Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of MGP Common Stock as of immediately prior to the GP Merger 1 Effective Time, EGP Common Stock as of immediately prior to the GP Merger 2 Effective Time and Partnership Units as of immediately prior to the LP Merger Effective Time (other than holders of Excluded Partnership Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the LP Merger Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the LP Merger Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of MGP Common Stock, EGP Common Stock or Partnership Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the GP Merger 1 Effective Time and GP Merger 2 Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required by the Exchange Agent pursuant to such instructions, each holder who held MGP Common Stock or EGP Common Stock immediately prior to the GP Merger 1 Effective Time or GP Merger 2 Effective Time, as the case may be, will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such MGP Common Stock or EGP Common Stock, as the case may be, pursuant to Article III. Promptly after the LP Merger Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required by the Exchange Agent pursuant to such instructions, each holder who held Partnership Units immediately prior to the LP Merger Effective Time (other than holders of Excluded Partnership Units) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (x) shares of Parent Common Stock or Parent Opco Units, as applicable, representing, in the aggregate, the whole number of shares of Parent Common Stock or Parent Opco Units, as applicable, that such holder has the right to receive pursuant to Article III (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Article III. No interest will be paid or accrued on any Merger Consideration or any cash payment in lieu of fractional shares of Parent Common Stock or Parent Opco Units. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership or the LP Merger Consideration, as applicable, and any Parent distributions payable pursuant to Section 3.4(c) payable in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the LP Merger Consideration, in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Unit will be deemed at any time after the LP Merger Effective Time to represent only the right to receive upon such delivery and surrender the LP Merger Consideration, payable in respect of Partnership Units, and any cash or distributions to which such holder is entitled pursuant to Section 3.4(c).

(c) Distributions with Respect to Unexchanged Partnership Units. No distributions declared or made with respect to shares of Parent Common Stock or Parent Opco Units with a record date after the LP Merger Effective Time will be paid to the holder of any Partnership Units with respect to shares of Parent Common Stock or Parent Opco Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of shares of fractional Parent Common Stock or Parent Opco Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.4. Subject to applicable Law, following compliance with the requirements of Section 3.4, there will be paid to such holder of Parent Common Stock or Parent Opco Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of Parent Common Stock or Parent Opco Units to which such holder is entitled pursuant to Section 3.1(e) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the LP Merger Effective Time theretofore paid with respect to Parent Common Stock or Parent Opco Units, as applicable, and payable with respect to such shares of Parent Common Stock or Parent Opco Units, as applicable, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the LP Merger Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such shares of Parent Common Stock (which shall be paid by Parent) or Parent Opco Units (which shall be paid by Parent Opco).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of MGP Common Stock, EGP Common Stock or Partnership Units after one year following the GP Merger 1 Effective Time, GP Merger 2 Effective Time or LP Merger Effective Time, respectively, will be delivered to Parent or Parent Opco upon demand by Parent and, from and after such delivery, any former holders of MGP Common Stock, EGP Common Stock or Partnership Units who have not theretofore complied with this Article III will thereafter look only to Parent or Parent Opco for the Merger Consideration, payable in respect of such MGP Common Stock, EGP Common Stock or Partnership Units, as the case may be, any cash in lieu of fractional shares of Parent Common Stock or Parent Opco Units to which they are entitled pursuant to Section 3.1(e), or any distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of MGP Common Stock, EGP Common Stock or Partnership Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity under any escheat, abandoned property or similar Law will, to the extent permitted by applicable Law, become the property of Parent or Parent Opco, free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Parent Opco or the Exchange Agent shall be liable to any former holder of MGP Common Stock, EGP Common Stock or Partnership Units for any amount properly delivered to a governmental entity under any escheat, abandoned property or similar Law.

(e) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a customary indemnity agreement or a bond, in such amount as is customary and reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the LP Merger Consideration, payable in respect of Partnership Units represented by such Certificate and any cash payable in lieu of fractional Parent Common Stock or Parent Opco Units to which the holders thereof are entitled pursuant to Section 3.1.

(f) Withholding. Each of the Parent Entities and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount or securities required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of this Agreement as having been paid or issued to such Person in respect of whom such deduction and withholding was made.

(g) Issuance in Book-Entry Form. At the option of Parent, Parent and/or Parent Opco may issue some or all of the Parent Common Stock or Parent Opco Units to be issued in the Mergers in book-entry form, without physical certificates.

(h) Investment of the Exchange Fund. Parent or Parent Opco will cause the Exchange Agent to invest the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.4. Any interest and other income resulting from such investments will be paid promptly to Parent or Parent Opco. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit into the Exchange Fund an amount of cash equal to such deficiency.

(i) Tax Characterization of Merger and Cash Received. It is intended that, for U.S. federal income tax purposes, (a) each of GP Merger 1 and GP Merger 2 shall be treated as a taxable sale by each of MGP and EGP of all of MGP’s and EGP’s assets to Parent, as the regarded owner of Merger Sub 1 and Merger Sub 2, in exchange for the GP Merger 1 Consideration and GP Merger 2 Consideration, respectively, and the assumption of all of MGP’s and EGP’s liabilities (if any) followed by a distribution of such consideration to the holders of equity in MGP and EGP in liquidation pursuant to Section 331 of the Code, and that this Agreement be, and hereby is, adopted as a separate plan of liquidation for each of MGP and EGP for U.S. federal income tax purposes; and (b)(i) Parent Opco shall be treated as a continuation of the Partnership, consistent with the principles of Treasury Regulation Section 1.708-1(a), including with respect to the receipt of Parent Opco Units by holders of Partnership Units; (ii) each Partnership Unit that is converted into the Regular Consideration shall be treated as a taxable sale by the holders of such Partnership Units to Parent in accordance with Section 741 of the Code; and (iii) Parent shall be treated as contributing all of its assets (other than the interests in the Partnership it acquired directly from holders of Partnership Units in the taxable exchange described in clause (ii) above) and certain of its liabilities to the Partnership in a transaction described in Section 721 of the Code. Each of the Parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.5 Employee Partnership Equity Awards.

(a) Partnership Units. Subject to Section 7.13 of the Partnership Disclosure Letter, each restricted Partnership Unit granted under the Partnership’s equity compensation plans (each such unit, a “Partnership Restricted Unit” and such plans, the “Partnership Equity Plans”) that is outstanding immediately prior to the LP Merger Effective Time shall, at the LP Merger Effective Time, be converted into restricted shares of Parent Common Stock (a “Parent Award”), on substantially the same terms and conditions as were applicable to the applicable Partnership Restricted Unit (including vesting terms) prior to the LP Merger Effective Time, except that the number of shares of Parent Common Stock subject to each such Parent Award (rounded down to the nearest whole share) shall be equal to the number of Partnership Units subject to the applicable Partnership Restricted Unit award immediately prior to the LP Merger Effective Time multiplied by the All Equity Exchange Ratio.

(b) Assumption of Certain Partnership Equity Awards by Parent. At the LP Merger Effective Time, Parent shall assume all the obligations of Partnership under the Partnership Equity Plans, and the number and kind of units available for issuance under each Partnership Equity Plan shall be adjusted to reflect shares of Parent Common Stock. Parent shall take all corporate actions that are necessary for the assumption of the obligations of Partnership under the Partnership Equity Plans pursuant to this Section 3.5. As soon as reasonably practicable after the LP Merger Effective Time, if and to the extent necessary to cause a sufficient number of Parent Common Stock to be registered and issuable with respect to Parent Awards, Parent shall register on the appropriate registration statement such number of shares of Parent Common Stock as may be issuable pursuant to the Parent Awards.

(c) Corporate Approvals. The Partnership shall take all actions necessary to effectuate the transactions contemplated by this Section 3.5, including, without limitation, having the applicable board or committee administering the applicable Partnership Equity Plan governing the affected awards adopt such resolutions as are necessary to effect the foregoing provisions of this Section 3.5.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Conduct of Business by the Partnership Entities. From the date of this Agreement until the earlier of the LP Merger Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly provided by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 4.1 of the confidential disclosure letter delivered by the Partnership to Parent concurrently with the execution of this Agreement (the “Partnership Disclosure Letter”), or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), none of the Partnership Entities shall, and shall cause each of its respective Subsidiaries not to:

(a) (i) conduct its business other than in the ordinary course consistent with past practice, or (ii) fail to use commercially reasonable efforts to preserve intact its business organizations and goodwill and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; provided, that no action by any of the Partnership Entities or their Subsidiaries with respect to matters otherwise specifically addressed by another clause of this Section 4.1 shall be deemed to be a breach of this clause (a) unless such action would constitute a breach of such other clause;

(b) except as to transactions solely between or among the Partnership and its wholly owned Subsidiaries, and except as permitted by Section 7.13(c), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Restricted Units in connection with the terms thereof or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting of Partnership Restricted Units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties (including for the avoidance of doubt, sales, transfers and dispositions of commodities), other than (A) in the ordinary course of business consistent with past practice, (B) any sales, leases, dispositions or discontinuances for consideration not in excess of $1,000,000 in the aggregate or (C) any distributions expressly permitted under Section 4.1(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity, other than co-investments made by a Partnership Entity alongside any of the Fund Entities as required by, and in accordance with, the terms and conditions of the organizational documents of such Fund Entity, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership, corporation or limited liability company, as the case may be, to any other business entity;

(e) make or declare any dividends or distribution, other than (i) cash distributions to the holders of Partnership Units of $1.00 or less per Partnership Unit per quarter declared and paid at the same time as the regular quarterly cash distributions paid by the Partnership to the holders of the Partnership Units, (ii) cash distributions from a wholly owned subsidiary of the Partnership to the Partnership or another wholly owned subsidiary of the Partnership, (iii) cash distributions from the Funds to their respective equity holders, which distributions are required by, and are made in accordance with, the organizational documents of the respective Funds and applicable Law and (iv) the GP Pre-Closing Distribution;

(f) amend (i) the Partnership Certificate of Limited Partnership or the Existing Partnership Agreement or (ii) the governing documents of any other Partnership Entity or Subsidiary of the Partnership (including the Funds) in any material respect;

(g) enter into any contract, agreement or arrangement that would (i) be a Partnership Material Agreement if entered into prior to the date of this Agreement (other than replacements on substantially similar terms of Partnership Material Agreements expiring in accordance with their terms (other than contracts that are Partnership Material Agreements pursuant to Sections 5.12(a)(vi), (xi), (xiv), (xv) and (xvii))), (ii) be a Partnership Related Party Agreement if entered into prior to the date of this Agreement, or (iii) in the case of MGP or EGP, impose obligations or liabilities on MGP or EGP other than solely in their capacities as, or in connection with the ordinary course operation of their business as, general partners of the Partnership;

(h) modify, amend, terminate or assign, or waive or assign any rights under any Partnership Material Agreement (or any contract, agreement or arrangement that would have been a Partnership Material Agreement if entered into prior to the date of this Agreement) or any Partnership Permit, in each case, in a manner which is materially adverse to any of the Partnership Entities or their respective Subsidiaries or which would reasonably be expected to prevent or materially delay the consummation of the Mergers or the other Transactions;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k) fail to use commercially reasonable efforts to maintain, with its existing insurers or with other financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(l) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner materially in accordance with past practice, except as required by applicable Tax Law) or amend any material income Tax Return, enter into any Tax Protection Agreement, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(m) take any action or fail to take any action that could reasonably be expected to cause the Partnership or any of its Subsidiaries that are currently treated as partnerships or disregarded entities for U.S. federal income tax purposes to be treated for such purposes as a corporation;

(n) take any action, or fail to take any action, which would reasonably be expected to cause any of the Pope Private REITs to fail to qualify as a REIT or any of the Pope Private REITs’ Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be (in each case, without regard to availability of any “relief” provisions under the Code);

(o) except (x) as required by the terms of a Partnership Employee Benefit Plan or (y) as permitted by Section 7.13(c), (i) increase in any respect the compensation of any employee, director, or independent contractor or pay any employee, director or independent contractor an amount that is not otherwise due, (ii) take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Partnership Employee Benefit Plan, (iii) grant any severance or termination pay to any employee, director or independent contractor of the Partnership or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Partnership Employee Benefit Plan or any other plan, policy, program, agreement or arrangement for the benefit of any current or former directors, officers or employees of the Partnership or any of its Subsidiaries or any of their beneficiaries, (v) grant, pay, award or accelerate the vesting of, or commit to grant, pay, award or accelerate the vesting of, any bonuses or incentive compensation, any equity-based awards or any other compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any officer or other employee whose target annual compensation is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose target annual compensation is greater than $150,000 (other than hiring replacements on substantially similar terms following good-faith consultation with Parent prior to extending any offer to hire any such replacement);

(p) except, in the cases of the following clauses (i) through (iii), for transactions between the Partnership and its wholly owned Subsidiaries or between the Partnership’s wholly owned Subsidiaries, in each case, in the ordinary course of business, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under the Partnership Credit Agreements to finance working capital of the Partnership and its Subsidiaries in the ordinary course of business not to exceed at any time an amount equal to $5,000,000 in excess of the amount of outstanding borrowings under the Partnership Credit Agreements as of the date of this Agreement, (ii) redeem, repurchase, or cancel any Indebtedness (directly, contingently or otherwise), (iii) enter into any material lease (whether operating or capital), (iv) create any Lien (other than Permitted Liens) on its property or the property of its Subsidiaries other than in connection with any pre-existing Indebtedness, or (v) make or commit to make any capital expenditures in excess of $2,500,000 in the aggregate;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1.

4.2 Conduct of Business by the Parent Entities. From the date of this Agreement until the earlier of the LP Merger Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly provided by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in the confidential disclosure letter delivered by Parent to the Partnership concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), or (iv) with the prior written consent of the Partnership (not to be unreasonably withheld, conditioned or delayed), Parent and Parent Opco shall not, and shall cause each of its respective Subsidiaries not to:

(a) (i) conduct its business other than in the ordinary course consistent with past practice, or (ii) fail to use commercially reasonable efforts to preserve intact its business organizations and goodwill and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; provided, that no action by Parent, Parent Opco or their respective Subsidiaries with respect to matters otherwise specifically addressed by another clause of this Section 4.2 shall be deemed to be a breach of this clause (a) unless such action would constitute a breach of such other clause;

(b) make or declare any dividends or distribution, other than (i) cash dividends to the holders of Parent Common Stock of $0.27 or less per share of Parent Common Stock per quarter declared and paid at the same time as the regular quarterly cash distributions paid by Parent to the holders of the Parent Common Stock, and (ii) cash distributions from a wholly owned subsidiary of Parent to the Parent or another wholly owned subsidiary of the Parent;

(c) amend the Parent Charter or any other governing document of the Parent Entities or their respective Subsidiaries, other than such amendments as would not reasonably be expected to adversely affect the rights of holders of Parent Common Stock or Parent Opco Units;

(d) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(e) enter into or consummate any merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or Parent Opco, other than in connection with an acquisition of the equity or assets of another Person that is not prohibited by clause (f) below;

(f) acquire the equity or assets of another Person, where the total consideration to be paid or issued by Parent to such third parties or their respective equityholders, individually or in the aggregate, is greater than $350,000,000, or where such acquisition would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Mergers (including by giving rise to an obligation by Parent or any of its Subsidiaries, or by increasing the extent to which Parent or any of its Subsidiaries would be required, to divest assets or lines of business in order to permit the Parties to obtain clearance under the HSR Act for the Transactions);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation of Parent or Parent Opco;

(h) take any action, or fail to take any action, which would reasonably be expected to cause Parent Opco, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to fail to be properly classified as disregarded entities for U.S. federal income tax purposes;

(i) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be (in each case, without regard to availability for any “relief” provisions under the Code); or

(j) agree or commit to do anything prohibited by clauses (a) through (i) of this Section 4.2.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the Parent Board is reasonably necessary or appropriate for Parent to maintain its qualification as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ENTITIES

Except as set forth in (a) all forms, registration statements, reports, schedules and statements publicly filed with or furnished to the SEC by the Partnership under the Exchange Act or the Securities Act, including any amendments or supplements thereto, since January 1, 2018 and prior to the date of this Agreement (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements) or the terms of any agreements that may be contained in any exhibits and schedules thereto or information incorporated therein by reference) or (b) the corresponding section of the Partnership Disclosure Letter (provided that (i) disclosure in any section of such Partnership Disclosure Letter is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the inclusion of an item in such Partnership Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), (x) MGP and the Partnership (severally and not jointly with EGP) represent and warrant to the Parent Entities as follows with respect to the Partnership/MGP Representations, and (y) EGP (severally and not jointly with MGP and the Partnership) represents and warrants to the Parent Entities as follows with respect to the EGP Representations:

5.1 Organization, General Authority and Standing.

(a) The Partnership is a limited partnership validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 5.1(a) of the Partnership Disclosure Letter sets forth a true and complete list of the Partnership’s Subsidiaries. Each of the Partnership’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership has made available to Parent true and complete copies of the Partnership Certificate of Limited Partnership and the Existing Partnership Agreement (the “Partnership Organizational Documents”), and true and complete copies of the certificates of formation and limited liability company agreements (or comparable governing documents) of each of the Partnership’s Subsidiaries (the “Partnership Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Partnership Organizational Documents and Partnership Subsidiary Documents are in full force and effect and the Partnership and its Subsidiaries are not in violation of any of their provisions in any material respect.

(b) Each of MGP and EGP is a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except for the Partnership, each of MGP and EGP do not have any direct Subsidiaries. Each of MGP and EGP has made available to Parent true and complete copies of their respective governing documents, in each case as amended to the date of this Agreement. All such governing documents are in full force and effect, and MGP and EGP are not in material violation of any of their provisions.

5.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Units representing partnership interests in the Partnership (“Partnership Units”). At the close of business on January 13, 2020, the issued and outstanding partnership interests of the Partnership consisted of 4,367,215 Partnership Units, of which 40,640 were Restricted Partnership Units issued pursuant to the Pope Resources 2005 Unit Incentive Plan. MGP and EGP are the sole general partners of the Partnership. The authorized capital stock of MGP consists of 50,000 shares of common stock, no par value, of MGP, and the authorized capital stock of EGP consists of 50,000 shares of common stock, no par value, of EGP. As of the date hereof and as of the Closing, (A) 50,000 shares of MGP Common Stock are and will be issued and outstanding, and (B) 50,000 shares of EGP Common Stock are and will be issued and outstanding, in each case all of which will be held by the Pope General Partner Shareholder and the Andrews General Partner Shareholder, each as defined in the Shareholders Agreement. All outstanding equity securities of each Partnership Entity have been duly authorized, validly issued, fully paid and (if a corporation) nonassessable and free of preemptive rights (except as set forth in the Existing Partnership Agreement).

(b) As of the date of this Agreement, except as set forth above in this Section 5.2, (A) there are no partnership interests, limited liability company interests or other equity securities of the Partnership Entities or any of their respective Subsidiaries issued or, in the case of MGP and EGP, authorized and reserved for issuance (except, in the case of Subsidiaries of the Partnership, for interests or securities issued to the Partnership or another Subsidiary thereof), (B) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership Entities or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such Persons or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement and as disclosed in Section 5.2(b) of the Partnership Disclosure Letter, and (C) there are no contractual obligations of the Partnership Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Persons or any such securities or agreements listed in clause (B) of this sentence.

(c) None of the Partnership Entities nor any of their respective Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders or holders of shares of common stock of EGP or MGP on any matter.

(d) There are no voting trusts or other agreements or understandings to which any Partnership Entity or any of their respective Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of any Partnership Entity.

5.3 Equity Interests in other Entities; Funds.

(a) Other than ownership interests set forth in Schedule 5.1(a) of the Partnership Disclosure Letter, none of the Partnership Entities owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. The Partnership Entities own such interests listed on Schedule 5.1(a) of the Partnership Disclosure Letter free and clear of all Liens.

(b) Section 5.3(b) of the Partnership Disclosure Letter sets forth (i) the names, addresses and percentage interests of each equityholder of each of the Funds, (ii) the capital account and the undrawn capital commitment of each equityholder of each of the Funds and (iii) a balance sheet of each of the Funds as of September 30, 2019 prepared in all material respects in accordance with GAAP, except as may be indicated in the notes thereto and subject to normal year-end adjustments and the absence of footnote disclosure.

5.4 Power, Authority and Approvals of Transactions.

(a) Each of the Partnership Entities has the requisite corporate or limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the MGP Stockholder Approval, the EGP Stockholder Approval and the Partnership Unitholder Approval, to consummate the Transactions to be engaged in by such party. Subject to the MGP Stockholder Approval, the EGP Stockholder Approval and the Partnership Unitholder Approval, this Agreement and the consummation of the Transactions by each such party have been authorized by all necessary corporate and limited partnership action by the Partnership Entities. This Agreement has been duly executed and delivered by each Partnership Entity and, assuming due authorization, execution and delivery by the each of the other Parties, constitutes the valid and binding obligation of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

(b) The Special Committee has (i) determined that the execution, delivery and performance of this Agreement by the Partnership and the consummation of the Transactions by the Partnership are advisable to and in the best interests of the Partnership and the Unaffiliated Partnership Unitholders, (ii) approved the consummation by the Partnership of the Transactions, (iii) recommended that the Partnership Board approve this Agreement and the consummation by the Partnership of the Transactions, and (iv) determined that MGP (or a Person designated by MGP) serve as the Limited Partner of record for all Partnership Units held by Assignees and to vote such Partnership Units as may be directed by the Assignee holding such Partnership Units (in the case where such Assignee gives such a direction but does not elect to become a Limited Partner). The Partnership Board has (1) determined that the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the Transactions are advisable to and in the best interests of the Partnership, (2) duly authorized and approved the execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions (which approval constitutes MGP’s separate concurrence as contemplated under the Partnership Agreement), (3) elected to have MGP (or a Person designated by MGP) serve as the Limited Partner of record for all Partnership Units held by Assignees and to vote such Partnership Units as may be directed by the Assignee holding such Partnership Units (in the case where such Assignee gives such a direction but does not elect to become a Limited Partner), (4) recommended that the Partnership’s unitholders approve this Agreement and the Transactions and (5) resolved to submit this Agreement to a vote at a Partnership Meeting and recommend approval of this Agreement by the Partnership’s unitholders (such recommendation, the “Partnership Board Recommendation”).

5.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained, assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained and except as set forth in Section 5.5 of the Partnership Disclosure Letter, the execution, delivery and performance of this Agreement and the Transactions by each Partnership Entity do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such Partnership Entity or any of its Subsidiaries is a party or by which such Partnership Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations which, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, (ii) constitute a breach or violation of, or a default under any organizational document of the Partnership Entities or their respective Subsidiaries (including the Existing Partnership Agreement and the Partnership Certificate of Limited Partnership), (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Partnership Entities or any of their respective Subsidiaries or (iv) result in the creation of any material Lien (except any Permitted Lien) on any of the assets of the Partnership Entities or any of their respective Subsidiaries’ assets.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by any Partnership Entity of this Agreement or (ii) the consummation by any Partnership Entity of the Transactions, except for (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Partnership Unitholders (the “Partnership Proxy Statement”) at a meeting of such holders for the purpose of approving this Agreement and the Transactions (including any adjournment or postponement thereof, the “Partnership Meeting”) and other filings required under federal or state securities Laws, (B) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2018, the Partnership has filed with or furnished to the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished by it under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations and subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnote disclosure), and (C) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not individually or in the aggregate material).

(c) None of the Partnership Entities or any of its consolidated Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among any Partnership Entity and any of its consolidated Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents

5.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities.

(a) Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices, (C) were incurred in accordance with this Agreement or (D) were incurred in connection with this Agreement and the consummation of the Transactions or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect or (B) that have been discharged or paid in full prior to the date of this Agreement.

(b) Except for liabilities or obligations incurred pursuant to or in connection with this Agreement and the Transactions or for fees and expenses incurred in connection with this Agreement and the consummation of the Transactions (all of which fees and expenses will be paid and satisfied in full prior to or substantially concurrent with the Closing), and except for MGP’s and EGP’s obligations under applicable Law or the Existing Partnership Agreement as general partners of the Partnership, there are (i) no liabilities or obligations of EGP or MGP (whether absolute, accrued, contingent or otherwise) of any nature that are or would reasonably be expected to exceed $250,000 in the aggregate; and (ii) no liabilities or obligations of EGP or MGP (whether absolute, accrued, contingent or otherwise) of any nature that are or would reasonably be expected to be in excess of the sum of the GP Merger 1 Consideration and the GP Merger 2 Consideration.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date and through the date of this Agreement, except for this Agreement and the Transactions and the discussions, negotiations and transactions related thereto or related to any similar transaction involving the merger or acquisition of a Partnership Entity or a material portion of its assets, each Partnership Entity has carried on and operated its businesses in all material respects in the ordinary course of business and no Partnership Entity or any of its Subsidiaries has undertaken any action that would be prohibited by Sections 4.1(d), (e), (j) or (l) or, as it relates to the foregoing clauses, (r).

5.11 Compliance with Applicable Law; Permits.

(a) Each of the Partnership Entities is in compliance with, and is not in default under or in violation of, any applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole). As of the date of this Agreement, none of the Partnership Entities has received any written communication since the Balance Sheet Date from a Governmental Authority that alleges that any Partnership Entity or any of its Subsidiaries is not in compliance in all material respects with or is in default or violation of in any material respect any applicable Law. Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in this Section 5.11(a) with respect to Environmental Laws or applicable Laws relating to employee benefit matters, employment or labor matters or Tax matters.

(b) Except for the Environmental Permits (which are addressed in Section 5.13), each Partnership Entity and each of its Subsidiaries is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental

Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole). All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole). No suspension or cancellation of any of the material Partnership Permits is pending or, to the Knowledge of the Partnership, threatened. To the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of any Partnership Entity or any of their respective Subsidiaries under, any material Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any material Partnership Permit (in each case, with or without notice or lapse of time or both).

5.12 Material Contracts.

(a) Section 5.12 of the Partnership Disclosure Letter contains a complete and accurate list of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement (each contract required to be disclosed on Section 5.12 of the Partnership Disclosure Letter being a “Partnership Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract to which any Partnership Entity or any of their respective Subsidiaries is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $500,000 in any 12 month period or $1,000,000 in the aggregate over the remaining term of such contract;

(iii) each contract to which any Partnership Entity or any of their respective Subsidiaries is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $500,000 in any 12 month period or $1,000,000 in the aggregate over the remaining term of such contract;

(iv) each contract with any supplier or vendor under which any Partnership Entity or any of their respective Subsidiaries is obligated to purchase goods or services involving consideration in excess of $500,000 in any 12 month period or $1,000,000 in the aggregate over the remaining term of such contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(v) each contract pursuant to which any Partnership Entity or their respective Subsidiaries is required to generate output from a specified geography or territory in excess of $500,000 in any 12 month period or $1,000,000 in the aggregate over the remaining term of such contract;

(vi) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of any Partnership Entity or any of their respective Subsidiaries;

(vii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership or any of its Subsidiaries, in excess of $500,000;

(viii) each contract that provides for indemnification by the Partnership or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with the Partnership’s or any of its Subsidiaries’ previous sales of the Partnership’s or any of its Subsidiaries’ business, assets or properties;

(ix) each contract that provides for a deferred purchase price of property by any Partnership Entity or their respective Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset), and any contract securing the obligations of any Partnership Entity or their respective Subsidiaries with respect to such commitment, in each case other than contracts solely between or among the Partnership Entities or their respective Subsidiaries;

(x) each contract for lease of personal property or real property involving aggregate payments in excess of $100,000 in any calendar year that are not terminable (without penalty to any Partnership Entity) within 60 days;

(xi) each contract that (A) contains a non-compete or similar type of provision that restricts the ability of any Partnership Entity or their respective Subsidiaries to compete in any line of business or with any Person or in any geographic area, (B) imposes any restriction on the right or ability of any Partnership Entity or their respective Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of any Partnership Entity or their respective Subsidiaries;

(xii) each contract involving (x) the pending acquisition or sale of (or option to purchase or sell) the assets or properties of any Partnership Entity or their respective Subsidiaries or (y) option rights exercisable by third parties to acquire conservation easements that may affect any Partnership Property;

(xiii) each contract that is intended to reduce or eliminate the fluctuations in the prices of commodities or fluctuations in interest rates;

(xiv) each material partnership, joint venture, strategic alliance or limited liability company agreement with a third party, other than any Partnership Organizational Document or Partnership Subsidiary Document;

(xv) each contract expressly limiting or restricting the ability of the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(xvi) each contract requiring the Partnership to make expenditures that would reasonably be expected to be in excess of $500,000 in the aggregate during the 12-month period following the date of this Agreement; and

(xvii) each collective bargaining agreement to which the Partnership or any of its Subsidiaries is a party or is subject.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and except for Partnership Material Agreements that, after the date of this Agreement, have expired in accordance with their terms or have been terminated in accordance with Section 4.1 of this Agreement, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership or its Subsidiaries and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(c) There is not under any Partnership Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Partnership or its Subsidiaries, or to the Knowledge of the Partnership, any other party thereto, or as of the date hereof any written notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters. Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (a) each Partnership Entity and each of its

Subsidiaries is in compliance with all Environmental Laws, and no Partnership Entity or any of its Subsidiaries has received any communication alleging that any Partnership Entity or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law; (b) each Partnership Entity and each of its Subsidiaries possesses and is in compliance with all Environmental Permits required for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of the Partnership, threatened against or affecting any Partnership Entity or any of its Subsidiaries; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against any Partnership Entity or any of its Subsidiaries; and (e) no Partnership Entity or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against any Partnership Entity or any of its Subsidiaries.

5.14 Title to Properties.

(a) Section 5.14(a) of the Partnership Disclosure Letter sets forth a complete and accurate list of the addresses or county assessor’s tax parcel numbers of the real properties owned by any Partnership Entity or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Except as is or would reasonably be expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole), and except for Permitted Liens, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and (ii) to the Knowledge of the Partnership, there are no boundary disputes relating to any Owned Real Property and no encroachments materially and adversely affecting the use of any Owned Real Property.

(b) Section 5.14(b) of the Partnership Disclosure Letter sets forth a complete and accurate list of the addresses or county assessor’s tax parcel numbers of all real property leased or subleased by any Partnership Entity or any of its Subsidiaries as of the date of this Agreement (such properties, together with the Owned Real Property, the “Partnership Property”).

(c) Except as would not be material to the Partnership Entities and their respective Subsidiaries (taken as a whole), except for Permitted Liens, and except as set forth on Section 5.14(c) of the Partnership Disclosure Letter, each of the Partnership Entities and their respective Subsidiaries has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the Partnership Properties, in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens. No Partnership Entity or any of its Subsidiaries has received written notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of the Partnership, threatened with respect to any material portion of any of the Partnership Properties. Except for the owners of the properties in which the Partnership Entities or their Subsidiaries has a leasehold interest, and except as otherwise set forth on Section 5.14(c) of the Partnership Disclosure Letter, no Person other than Partnership or a Subsidiary of the Partnership has any ownership interest in any of the Partnership Properties.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) there has not been any claim made against any policies of title insurance that have been issued, insuring the Partnership’s or its applicable Subsidiary’s fee simple title to any of the Partnership Properties, that has not been resolved, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of the Partnership, threatened against or affecting Partnership or any Subsidiary of the Partnership challenging Partnership’s or the applicable Subsidiary’s fee simple title to any of the Partnership Properties.

(e) Each of Partnership and each of its Subsidiaries has complied with the terms of all leases pursuant to which the Partnership or such Subsidiary has a leasehold interest in any of the Partnership Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Partnership Material Adverse Effect.

(f) Section 5.14(f) of the Partnership Disclosure Letter lists the “activity centers” (as such term is defined under applicable Law) for endangered or threatened species on the Partnership Properties.

(g) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Partnership Material Adverse Effect, neither Partnership nor any of its Subsidiaries has taken any action which would disqualify portions of any Partnership Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

5.15 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Partnership, threatened, against the Partnership or its Subsidiaries or to which the Partnership or any Subsidiary is otherwise a party or, to the Knowledge of the Partnership, threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole) or, as of the date of this Agreement, delay the consummation of the Merger(s) beyond the Outside Date.

5.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Entities specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership Entities make no representation or warranty with respect to information supplied by or on behalf of the Parent Entities for inclusion or incorporation by reference in any of the foregoing documents.

5.17 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) Each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Partnership or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f) each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement or a Tax Protection Agreement or any other similar Tax indemnification arrangement (other than any contract (i) exclusively between or among the Partnership and its Subsidiaries or (ii) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement;

(h) each of the Pope Private REITs (i), for all taxable years commencing with its initial taxable year through and including its taxable year ended December 31 immediately prior to the Closing, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate in such a manner so that it will continue to qualify as a REIT (determined, for the purpose of this clause (ii), as if the Pope Private REITs’ taxable years ended immediately prior to Closing, and in the case of each of clauses (i) and (ii), independent of, and without having to comply with, any (A) procedure for payment of a material deficiency for any taxable year, or (B) provision for relief from any requirement of the Code which may be available from the IRS on a discretionary basis or only upon the payment of a material excise, penalty or similar Tax) and (iii) has not taken or omitted to take any action that could reasonably be expected to result in the Pope Private REITs’ failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Partnership, threatened;

(i) none of the Pope Private REITs has any earnings and profits attributable to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code;

(j) (i) none of the Pope Private REITs has engaged at any time in a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code; (ii) none of the Pope Private REITs has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “redetermined TRS service income,” or “excess interest” described in Section 857(b)(7) of the Code; and (iii) no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax arising from the transactions described in the preceding clauses will be imposed on any of the Pope Private REITs;

(k) none of the Pope Private REITs holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations thereunder;

(l) none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract (other than any contract described in clause (g) above), or otherwise;

(m) the Partnership and each of its Subsidiary Partnerships has in effect a valid election under Section 754 of the Code;

(n) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation;

(o) neither the Partnership nor any Subsidiary Partnership has made any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 or has failed to make any election that was available to be made by it under Section 6226 of the Code (or similar provision of state, local or other Tax law);

(p) Section 5.17(p) of the Partnership Disclosure Letter sets forth each Subsidiary of the Partnership and its classification for U.S. federal income tax purposes as of the date hereof; and

(q) Section 5.17(q) of the Partnership Disclosure Letter lists all assets held by the Partnership and any Subsidiary Partnerships which are held primarily for sale to customers in the ordinary course of business within the meaning of Section 1221(a)(1) of the Code.

5.18 Employee Benefits.

(a) Section 5.18(a) of the Partnership Disclosure Letter sets forth a complete and accurate list of each Employee Benefit Plan that is (i) sponsored or maintained for the benefit of one or more employees, directors or independent contractors (or former employees, directors or independent contractors) of the Partnership and its ERISA Affiliates, (ii) sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates, or (iii) for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, as of the Closing, the Partnership shall have theretofore made available to Parent a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) such Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to such Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with the Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan has been administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and in all material respects complies with such terms and such Laws. There are no material investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan, except as would not reasonably be expected to result in a material liability to the Partnership and its Subsidiaries, taken as a whole.

(d) There do not now exist, nor do any circumstances exist that would result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), in each case, that would reasonably be expected to be a liability of Parent and its Affiliates following the LP Merger Effective Time. Each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.

(e) Except as set forth on Section 5.18(e) of the Partnership Disclosure Letter, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement that extends for a period of no longer than eighteen (18) months following termination. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole) each of the Partnership and each of its ERISA Affiliates is in compliance with (x) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (y) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth on Section 5.18(f) of the Partnership Disclosure Letter, no Partnership Employee Benefit Plan is, and none of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(g) Each Partnership Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has in all material respects been operated in compliance with, and is in documentary compliance in all material respects with, Section 409A of the Code and IRS regulations and guidance thereunder.

(h) Except as set forth in Section 5.18(h) of the Partnership Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will, individually or together with the occurrence of any other event, (i) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Partnership, its Subsidiaries or any employee, director or independent contractor of the Partnership or its Affiliates, (ii) result in or entitle any employee, director or independent contractor of the Partnership or its Affiliates to any payment or benefit, (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Partnership Employee Benefit Plan or to any employee, director or independent contractor of the Partnership or its Affiliates, or (iv) increase the amount or value of any payment, compensation or benefit to any employee, director or independent contractor of the Partnership or its Affiliates.

(i) The Partnership is, and has been, in material compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except as would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole). There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Partnership Material Adverse Effect.

(j) No Partnership employees are covered by a collective bargaining agreement, and, to the Knowledge of the Partnership, (x) none of the Partnership employees are represented by a labor organization and (y) no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Partnership employees. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Partnership Entities and their respective Subsidiaries (taken as a whole), there are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years.

5.19 Intellectual Property. The Partnership and its Subsidiaries own or have the right to use all intellectual property necessary for the operation of the businesses of the Partnership and its Subsidiaries as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.20 Related Party Agreements. Section 5.20 of the Partnership Disclosure Letter sets forth a correct and complete list of any agreement, plan or arrangement in existence as of the date of this Agreement between any Partnership Entity or any of its Subsidiaries, on the one hand, and (i) any executive officer or director of any Partnership Entity or any Subsidiary thereof, (ii) any beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of shares of capital stock of EGP or MGP, or (iii) any Affiliate or, to the Knowledge of the Partnership, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (i), (ii) or (iii) (each agreement, plan or arrangement required to be disclosed on Section 5.20 of the Partnership Disclosure Letter being a “Partnership Related Party Agreement”).

5.21 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership or its Subsidiaries and (ii) the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement, and neither the Partnership nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.22 State Takeover Statutes. The Partnership Board has taken all action necessary to render inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations and any corresponding provisions in the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other governing documents of the Partnership. Each of the Board of Directors of MGP and EGP has taken all action necessary to render inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations and any corresponding provisions in the governing documents of MGP or EGP, respectively.

5.23 Partnership Unitholder Approval. The approval of this Agreement and the Transactions by (a) the holders of a majority of the outstanding MGP Common Stock, (b) the holders of a majority of the outstanding EGP Common Stock, and (c) the votes required for the Partnership Unitholder Approval, are the only votes or approvals of any class or series of securities of any Partnership Entity necessary to adopt this Agreement and to approve the Transactions.

5.24 Financial Advisors. Except as set forth on Section 5.24 of the Partnership Disclosure Letter, there is no broker, finder, investment banker or financial advisor that has been retained by or is authorized to act on behalf of the Partnership Entities or any of their Subsidiaries who might be entitled to any fee or commission from the Partnership Entities or any of their Affiliates in connection with the Transactions. Set forth on Section 5.24 of the Partnership Disclosure Letter is a good faith estimate by the Partnership, as of the date of this Agreement, subject to the assumptions and qualifications set forth therein, of all financial, legal, accounting or other advisory fees and expenses incurred but not paid, or expected to be incurred, by the Partnership Entities or their Subsidiaries in connection with this Agreement and the consummation of the Transactions.

5.25 Opinion of the Financial Advisor. The Special Committee has received the opinion of Centerview Partners to the effect that, as of the date thereof and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the LP Merger Consideration to be paid to the holders of Partnership Units (other than Affiliated Partnership Unitholders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

5.26 No Other Representations and Warranties.

(a) Each of the Parent Entities acknowledges and agrees that, except for the representations and warranties of the Partnership Entities set forth in this Article V and the representations and warranties of such Persons set forth in the Support Agreements, (i) none of the Partnership Entities, their respective Affiliates or Representatives nor any other Person makes or has made, and none of the Parent Entities or any other Person is relying upon, any express or implied representation or warranty with respect to any of the Partnership Entities, their respective Affiliates or any other Person related thereto or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to the Parent Entities or any of their respective Affiliates or Representatives or any oral, written, video, electronic or other information developed by the Parent Entities, their respective Affiliates or any of their respective Representatives (including with respect to the accuracy or completeness thereof) and (ii) without limiting the generality of the foregoing clause (i), but subject to the representations, warranties and covenants of such Persons set forth in this Agreement and the Support Agreements, none of the Partnership Entities, their respective Affiliates or Representatives nor any other Person will have or be subject to any liability or other obligation to the Parent Entities or any other Person resulting from the distribution to the Parent Entities, their Affiliates or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by any of them, of any information, documents, estimates, projections, sample calculations, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to any of them, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in expectation of the Transactions.

(b) Each of the Parent Entities acknowledges and agrees that (i) in connection with the due diligence investigation by the Parent Entities, the Parent Entities have received certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Partnership Entities, their respective Affiliates and their respective businesses and operations, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which the Parent Entities are familiar, and (iii) the Parent Entities have not relied on such information or any other information (including with respect to the accuracy or completeness thereof) and will have no claim against the Partnership Entities, their respective Affiliates or any of their respective Representatives or any other Person, with respect thereto, except for the representations and warranties made by the Partnership Entities set forth in Article V of this Agreement and any rights hereunder with respect thereto.

(c) Without amending, limiting or otherwise modifying the representations and warranties of the Partnership Entities set forth in Article V of this Agreement or the representations and warranties of such Persons set forth in the Support Agreements, each of the Parent Entities acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Partnership Entities and their respective Affiliates which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Partnership Entities and to discuss the business and assets of the Partnership Entities and their respective Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

Except as set forth in (a) all forms, registration statements, reports, schedules and statements publicly filed with or furnished to the SEC by Parent under the Exchange Act or the Securities Act, including any amendments or supplements thereto, since January 1, 2018 and on or prior to the date of this Agreement (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements) or the terms of any agreements that may be contained in any exhibits and schedules thereto or information incorporated therein by reference) or (b) the corresponding section of the Parent Disclosure Letter (provided that (i) disclosure in any section of such Parent Disclosure Letter is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), the Parent Entities represent and warrant to the Partnership Entities as follows:

6.1 Organization, General Authority and Standing.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Parent is duly licensed or qualified to do business and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 6.1(a) of the Parent Disclosure Letter sets forth a true and complete list of Parent’s Subsidiaries. Each of Parent’s Subsidiaries (including Parent Opco and the Merger Subsidiaries) (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Partnership true and complete copies of the governing documents of Parent and Parent Opco, in each case as amended to the date of this Agreement. All such governing documents of Parent and Parent Opco are in full force and effect, and Parent and Parent Opco, as applicable, is not in material violation of the terms thereof.

6.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 480,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock (“Parent Preferred Stock”). At the close of business on January 13, 2020, 129,331,582 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. No class or series of capital stock of Parent is entitled to preemptive rights. All of the outstanding shares of capital stock of Parent and each of the Subsidiaries of Parent that is a corporation is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable Laws, and all the shares of Parent Common Stock and Parent Opco Units to be issued in connection with the LP Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable Laws. All equity interests in each of the Subsidiaries of Parent that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Subsidiaries of Parent that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, if a corporation, nonassessable.

(b) As of the date of this Agreement, except as set forth above in this Section 6.2 or in connection with compensatory equity awards issued under Parent equity plans the terms of which are disclosed in the Parent SEC

Documents, (A) there are no shares of capital stock or other equity securities of the Parent Entities or any of their respective Subsidiaries issued or authorized and reserved for issuance (except, in the case of Subsidiaries of Parent, for shares or securities issued to Parent or another Subsidiary of Parent), (B) there are no outstanding options, profits interests, phantom securities, restricted equity securities, equity appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Parent Entities or any of their respective Subsidiaries to issue, transfer or sell any capital stock or other equity interest of such Persons or any securities convertible into or exchangeable for such capital stock or equity interests, or any commitment to authorize, issue or sell the same or any such capital stock or other equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of the Parent Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest in such Persons or any such securities or agreements listed in clause (b) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Stockholders or the holders of Parent Opco equity securities on any matter.

6.3 Power, Authority and Approvals of Transactions. Each Parent Entity has the requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement and the Transactions have been authorized by all necessary corporate action by the Parent Entities, and no other organizational proceedings on the part of any such Party are necessary to authorize this Agreement or the Transactions. The Parent Board and board of directors and/or board of managers of each Merger Subsidiary has approved and declared advisable this Agreement and the Transactions. This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery by the Other Parties, constitutes, as applicable, the Parent Entities’ valid and binding obligations, enforceable against such Parent Entity in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.4 Equity Interests in other Entities.

(a) Other than ownership interests in its Subsidiaries as set forth in Section 6.1(a) of the Parent Disclosure Letter, none of the Parent Entities owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. The Parent Entities own such interests in its Subsidiaries free and clear of all Liens.

(b) As of the date hereof, other than as disclosed on Section 6.4(b) of the Parent Disclosure Letter, none of the Parent Entities or their respective Affiliates or, to the Knowledge of Parent, their respective “associates” (as such term is defined in Rule 12b-2 of the Exchange Act) is a beneficial owner of any Partnership Units or has any rights to acquire any Partnership Units (except pursuant to this Agreement).

6.5 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) Each of the Parent, Parent Opco and the Parent’s Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Parent, Parent Opco or any of the Parent’s Subsidiaries, and all such Tax Returns are true, correct and complete.

(b) All Taxes owed by the Parent, Parent Opco and the Parent’s Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP.

(c) There is no Proceeding now pending against the Parent, Parent Opco or any of the Parent’s Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Parent, Parent Opco or any of the Parent’s Subsidiaries that is still pending.

(d) No written claim has been made by any Tax authority in a jurisdiction where the Parent, Parent Opco or one of the Parent’s Subsidiaries do not currently file a Tax Return that the Parent, Parent Opco or such Parent’s Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Parent, Parent Opco or any of the Parent’s Subsidiaries.

(e) There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Parent, Parent Opco or any of the Parent’s Subsidiaries.

(f) Each of the Parent, Parent Opco and the Parent’s Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party.

(g) None of the Parent, Parent Opco or any of the Parent’s Subsidiaries is a party to a Tax allocation or sharing agreement or a Tax Protection Agreement or any other similar Tax indemnification arrangement (other than any contract (i) exclusively between or among the Parent, Parent Opco and the Parent’s Subsidiaries or (ii) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Parent, Parent Opco or any of the Parent’s Subsidiaries pursuant to any such agreement or arrangement.

(h) None of the Parent, Parent Opco or any of the Parent’s Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Parent, Parent Opco or any of the Parent’s Subsidiaries), as a transferee or successor, by contract (other than any contract described in the parenthetical included in subsection (g) above), or otherwise.

(i) Each of Parent Opco, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Initial Limited Partner is, and has since its formation (which, in the case of the Initial Limited Partner, may be a date after the date of this Agreement but prior to the Closing Date) always been, properly classified as an entity disregarded as separate from Parent for U.S. federal income Tax purposes.

(j) Parent (i) for all taxable years commencing with its taxable year ended December 31, 2004 through and including its taxable year ended December 31 immediately prior to the Closing Date, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date) through the LP Merger Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date (in the case of each of clauses (i) and (ii), independent of, and without having to comply with, any (A) procedure for payment of a material deficiency for any taxable year, or (B) provision for relief from any requirement of the Code which may be available from the IRS on a discretionary basis or only upon the payment of a material excise, penalty or similar Tax) and (iii) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened.

(k) None of the Parent’s Subsidiaries is a corporation for U.S. federal income Tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), or (iii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”).

6.6 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 6.7 and Article VIII are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the Transactions by the Parent Entities do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such Parent Entity or any of its respective Subsidiaries is a party or by which such Parent Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations which, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (ii) constitute a breach or violation of, or a default under any organization document of the Parent Entities or their respective Subsidiaries (including the Parent Charter and the limited liability company agreement of Parent Opco), (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Parent Entities or any of their respective Subsidiaries or (iv) result in the creation of any material Lien (other than a Permitted Lien) on any of the assets of the Parent Entities or any of their respective Subsidiaries’ assets.

6.7 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Parent Entities of this Agreement or (ii) the consummation by the Parent Entities of the Transactions, except for (A) the filing with the SEC of the registration statement on Form S-4 by Parent and Parent Opco covering the issuance of shares of Parent Common Stock and Parent Opco Units in connection with the Mergers (including Parent Awards) (as amended or supplemented from time to time, the “Registration Statement”) and other filings under federal and state securities Laws, (B) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.8 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2018, Parent has filed with and furnished to the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations and subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnote disclosure), and (C) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not, individually or in the aggregate, material).

(c) Neither Parent nor any of its consolidated Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its consolidated Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

6.9 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.10 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2018, the unaudited financial statements (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, and in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at September 30, 2019 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) were incurred since September 30, 2019 and prior to the date of this Agreement in the ordinary course of business and consistent with past practice or (C) were incurred in accordance with this Agreement or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (B) have been discharged or paid in full prior to the date of this Agreement.

6.11 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, contribution, occurrence or effect, with respect to the Parent Entities and their Subsidiaries, that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the Transactions and the discussions, negotiations and transactions related thereto, each of the Parent Entities and their Subsidiaries have carried on and operated its businesses in all material respects in the ordinary course of business.

6.12 Compliance with Applicable Law; Permits.

(a) Each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, except where such suspension or cancellation would not individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.13 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or, to the Knowledge of Parent, a threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to be material to Parent and its Subsidiaries (taken as a whole) or delay the consummation of the Merger(s) beyond the Outside Date.

6.14 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Parent Entities specifically for inclusion in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, the Parent Entities make no representation or warranty with respect to information supplied by or on behalf of any Partnership Entity for inclusion or incorporation by reference in any of the foregoing documents.

6.15 Financial Advisors. The Parent Entities have not incurred any liability for fees of any broker, finder or financial advisor in respect of the Transactions for which the Partnership Entities will have any responsibility or liability whatsoever.

6.16 Operations of Merger Subsidiaries. Parent is directly or indirectly the sole holder of all limited liability company interests in each Merger Subsidiary. Each Merger Subsidiary was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Transactions.

6.17 Availability of Funds. Parent will have available at the Closing funds sufficient to (a) satisfy all of the Parent Entities’ obligations under this Agreement, (b) pay any other amounts required to be paid by any Parent Entity in connection with the Transactions and (c) pay all related fees and expenses of the Parent Entities.

6.18 No Other Representations and Warranties.

(a) The Partnership Entities acknowledge and agree that except for the representations and warranties of the Parent Entities set forth in this Article VI and the representations and warranties of such Persons set forth in the Support Agreements, (i) none of the Parent Entities, their respective Affiliates or Representatives nor any other Person makes or has made, and none of the Partnership Entities or any other Person is relying upon, any express or implied representation or warranty with respect to any of the Parent Entities, their respective Affiliates or any other Person related thereto or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to the Partnership Entities or any of their respective Affiliates or Representatives or any oral, written, video, electronic or other information developed by the Partnership Entities, their respective Affiliates or any of their respective Representatives (including with respect to the accuracy or completeness thereof) and (ii) without limiting the generality of the foregoing clause (i), but subject to the representations, warranties and covenants of such Persons set forth in this Agreement and the Support Agreements, none of the Parent Entities, their respective Affiliates or Representatives nor any other Person will have or be subject to any liability or other obligation to the Partnership Entities or any other Person resulting from the distribution to the Partnership Entities, their Affiliates or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by any of them, of any information, documents, estimates, projections, sample calculations, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to any of them, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in expectation of the Transactions.

(b) Each of the Partnership Entities acknowledges and agrees that (i) in connection with the due diligence investigation by the Partnership Entities, the Partnership Entities have received certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Parent Entities, their respective Affiliates and their respective businesses and operations, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which the Partnership Entities are familiar, and (iii) the Partnership Entities have not relied on such information or any other information (including with respect to the accuracy or completeness thereof) and will have no claim against the Parent Entities, their respective Affiliates or any of their respective Representatives or any other Person, with respect thereto, except for the representations and warranties made by the Parent Entities set forth in Article VI of this Agreement and any rights hereunder with respect thereto.

(c) Without amending, limiting or otherwise modifying the representations and warranties of the Parent Entities set forth in Article VI of this Agreement or the representations and warranties of such Persons set forth in the Support Agreements, each of the Partnership Entities acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Parent Entities and their respective Affiliates which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Parent Entities and to discuss the business and assets of the Parent Entities and their respective Affiliates.

ARTICLE VII

COVENANTS

7.1 Consummation of the Transactions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will cooperate with one another and use (and will cause their respective Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in this Agreement) to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party, to the extent required, agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen (15) Business Days after the date of this Agreement, or such other date as may be mutually agreed in writing by the Partnership and Parent. Each of the Parties agrees to supply as promptly as practicable (and in any case within time periods set forth by any Governmental Authority) any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to promptly take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Law and obtain the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date), including making agreements to (i) hold separate or divest any property, assets or businesses, (ii) take or commit to take any action that limits their respective freedom of action with respect to, or their ability to retain, any property, assets or businesses, and (iii) initiate or defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the Transactions (clauses (i) and (ii) collectively “Antitrust Remedies”); provided, that Parent shall not be required to undertake, or agree to undertake, and none of the Partnership Entities or any of their Subsidiaries shall take (or agree to undertake) without Parent’s prior written consent, any Antitrust Remedies to the extent that any such Antitrust Remedies, individually or in the aggregate, would reasonably be expected to have a material adverse effect on either (A) the Partnership and its Subsidiaries, taken as a whole, or (B) Parent and its Subsidiaries, taken as whole; provided further, that any such Antitrust Remedies shall be conditioned upon the Closing.

(c) Each of the Parties will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental

Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the Transactions and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.4(b), the Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege.

7.2 Registration Statement; Partnership Proxy Statement.

(a) As soon as practicable following the date of this Agreement (but no later than 20 Business Days after the date of this Agreement unless otherwise mutually agreed by the Partnership and Parent), (i) the Partnership will prepare in preliminary form and file with the SEC the Partnership Proxy Statement and (ii) Parent and Parent Opco will prepare and file with the SEC the Registration Statement. The Partnership, Parent and Parent Opco will use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions. The Partnership will use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent or Parent Opco, and no filing of, or amendment or supplement to, the Partnership Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement made in connection with a Partnership Change in Recommendation). If at any time prior to the LP Merger Effective Time any information relating to the Partnership, Parent or Parent Opco, or any of their respective Affiliates, directors or officers, is discovered by the Partnership, Parent or Parent Opco that should be set forth in an amendment or supplement to either the Registration Statement or the Partnership Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or the Partnership Proxy Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, the Partnership Proxy Statement or the Transactions and (ii) all orders of the SEC relating to the Registration Statement.

(b) The Partnership will, as soon as reasonably practicable following the date of this Agreement, in accordance with applicable Law, the Existing Partnership Agreement and the rules of the NASDAQ, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting. The Partnership Proxy Statement shall (subject to Section 7.3) include the Partnership Board Recommendation. The Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with this Section 7.2(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with its terms, the Partnership shall not submit any Superior Proposal to a vote of the

Partnership Unitholders; and (ii) the Partnership shall not (without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Meeting (i) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (ii) in the absence of a quorum, (iii) to the extent required by a court of competent jurisdiction in connection with any Proceeding in connection with this Agreement or the Transactions and (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to the Partnership Meeting. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

7.3 Alternative Proposals; Change in Recommendation by the Partnership.

(a) Each Partnership Entity will, and will cause each of the Partnership’s Subsidiaries to, and will instruct and use reasonable best efforts to cause its and their respective directors, officers, employees and other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and promptly (but in any event no later than 48 hours after the date of this Agreement) request the return or destruction of all confidential information previously provided to such Persons by or on behalf of each such Partnership Entity or the Partnership’s Subsidiaries. Except as permitted by this Section 7.3, each Partnership Entity will not, and will cause the Partnership’s Subsidiaries not to, and will instruct and use reasonable best efforts to cause its and their respective directors, officers, employees and other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received an unsolicited written Alternative Proposal that the Partnership Board or the Special Committee believes is bona fide, and that did not result from a violation of this Section 7.3 and (ii) the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee, after consultation with Centerview Partners, or such other financial advisor as may be selected by the Special Committee (the “Financial Advisor”) and outside legal counsel, determines in good faith that such Alternative Proposal could reasonably be expected to result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership Entities and their respective Affiliates and Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) (I) the Partnership gives Parent written notice of the identity of such Person and the Partnership’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person within 24 hours following the decision to do so and (II) the Partnership receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing confidentiality provisions no less favorable in the aggregate to the Partnership than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of, or amendment or modification to, an Alternative Proposal), and (y) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the obligations of the Partnership set forth in this Section 7.3, the Partnership will promptly (and in no event later than 24 hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any material changes thereto in accordance with the following sentence) and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) provide Parent with copies of the latest drafts of the proposed transaction agreement and all ancillary agreements related thereto received by the Partnership Entities or any of their respective Representatives setting forth the terms and conditions of such Alternative Proposal and any other documents or communications containing any material terms or conditions of such Alternative Proposal. The Partnership Entities will promptly keep Parent reasonably informed of the status and material terms and conditions of such Alternative Proposal and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt), provide Parent with copies of any changes to the material terms of such Alternative Proposal and, if the changes are not made in writing, a written summary of such changes to the material terms of such Alternative Proposal. The Partnership Entities agree that neither the Partnership Entities nor any of their respective Subsidiaries has entered into or will enter into any agreement with any Person which prohibits the Partnership Entities from providing any information to Parent in accordance with this Section 7.3.

(d) Except as otherwise provided in this Section 7.3, the Partnership Board shall not: (i) (A) change, withdraw, withhold, modify or qualify in any manner adverse to Parent the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement, (C) fail to reaffirm (publicly, if so requested by Parent) the Partnership Board Recommendation within five Business Days after the date of any Alternative Proposal (or material modification thereto) is publicly disclosed by the Partnership or the Person making such Alternative Proposal or (D) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 7.3(d)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership Entities or any of their respective Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; or (iii) fail to announce publicly within ten Business Days after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (iv) resolve, agree or publicly propose to, or authorize the Partnership Entities or any Representative of the Partnership Entities to agree or publicly propose to take any of the actions referred to in this Section 7.3(d). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(e) Notwithstanding any provision of this Agreement to the contrary, if (i) the Partnership receives a written, unsolicited Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board or the Special Committee believes is bona fide, (ii) such Alternative Proposal did not result directly or indirectly from a breach of this Section 7.3, (iii) the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines, after consultation with the Financial Advisor and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal and (iv) the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith that, after consulting with outside legal counsel, the failure to effect a Partnership Change in Recommendation would be reasonably likely to be inconsistent with its duties under applicable Delaware Law and the Existing Partnership Agreement, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least three Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(e)(i) and a new Notice Period, but such Notice Period shall only consist of two Business Days (instead of three Business Days) from the date of such notice, unless this Section 7.3(e)(i) would otherwise provide for a shorter Notice Period); and

(ii) during the Notice Period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the reasonable determination of the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee, after consultation with the Financial Advisor and outside legal counsel) a Superior Proposal.

(f) Notwithstanding anything in this Agreement to the contrary, the Partnership Board is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to effect a Partnership Change in Recommendation in response to an Intervening Event but only if (i) prior to taking any such action, the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with and considering the advice of outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties under applicable Delaware Law and the Existing Partnership Agreement, (ii) the Partnership has given at least three Business Days’ advance written notice to Parent that the Partnership Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated, and has used reasonable best efforts to cause the Financial Advisor and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Partnership Board (acting on the recommendation of the Special Committee) or Special Committee (in its judgment, after consultation with the Financial Advisor and outside legal counsel) not to make the determination described in clause (a). If after compliance with the foregoing clauses (i) through (iii) the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that the failure to effect a Partnership Change in Recommendation would reasonably be likely to be inconsistent with its fiduciary duties under applicable Delaware Law and the Existing Partnership Agreement, then the Partnership Board may, at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation. An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Partnership Board on the date of this Agreement (or if known, the consequences of which were not known or the magnitude of which was not known to the Partnership Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Partnership Board prior to the receipt of the Partnership Unitholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) no change, event, development, circumstance, condition, occurrence or effect relating to Parent or its Subsidiaries shall be taken into account in determining whether an Intervening Event has occurred if such change, event, development, circumstance, condition, occurrence or effect would be excluded for purposes of determining whether a Material Adverse Effect on Parent has occurred pursuant to clauses (a) through (j) of the definition of Material Adverse Effect.

(g) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Partnership Board Recommendation.

(h) The Partnership Entities agree that they will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision then in effect to which the Partnership Entities is or becomes a party or under which the Partnership Entities have any rights, and will use its reasonable best efforts to enforce, to the extent permitted under applicable Law, each such agreement or provision at the request of Parent; provided, that the Partnership Entities shall be permitted to waive any “standstill” or similar agreement or provision to the extent necessary to permit a Person to make an Alternative Proposal to the Partnership Board or the Special Committee in a confidential manner if the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that the failure to so waive would be reasonably likely to be inconsistent with its duties under applicable Delaware Law and the Existing Partnership Agreement.

(i) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of 25% or more of the consolidated assets of the Partnership and its Subsidiaries, taken as a whole (in the case of assets owned by the Fund Entities, taking into account only the Partnership’s proportionate share of such assets) or to which 25% or more of the consolidated revenues or earnings of the Partnership and its Subsidiaries, taken as a whole, are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 25% or more of the outstanding Partnership Units, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of the outstanding Partnership Units, or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction which is structured to permit such Person or group to acquire beneficial ownership of at least 25% of the Partnership and its Subsidiaries’ consolidated assets or at least 25% of the outstanding Partnership Units; in each case, other than the Transactions.

(ii) “Superior Proposal” means any written Alternative Proposal which the Partnership Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Financial Advisor and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the Transactions, taking into account at the time of determination (A) all considerations, (B) the identity of the Person making such offer, (C) the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, (D) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer and (E) any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing; provided, that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

7.4 Access to Information; Confidentiality.

(a) Upon reasonable notice and during normal business hours, the Partnership Entities shall, and shall cause their respective Subsidiaries to, for the purpose of facilitating the (x) consummation of the Transactions or integration planning relating thereto and (y) the transition of the businesses of the Partnership Entities to the

Parent Entities as of the Closing, afford the other party and its Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, such access shall not include any environmental sampling or testing. The Partnership Entities shall furnish reasonably promptly to Parent all information concerning their and their respective Subsidiaries’ business, properties and personnel as Parent may reasonably request for the purposes described in clauses (x) and (y) of this Section 7.4(a). Parent and its Representatives shall hold information received from the Partnership Entities pursuant to this Section 7.4 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.4 shall not require the Partnership Entities to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party, would reasonably be expected to result in (i) any violation of any contract to which such party or its Subsidiaries is a party or any applicable Law (including Antitrust Laws or privacy laws) or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel) reasonably be expected to result in the violation of any such contract or Law or could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent or its Subsidiaries shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify Parent that such disclosures would reasonably be expected to violate its or its Subsidiaries’ obligations under any such contract or Law and (y) communicate to Parent in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures would be reasonably expected to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby. In addition, this Section 7.4 shall not require the Partnership Entities to permit any access, or disclose any information, to the extent such information relates to the applicable portions of the minutes of meetings of the Partnership Board or Special Committee, or any presentations or other materials prepared by or for the Partnership Board or Special Committee, to the extent relating to (I) the Transactions or any similar transaction involving the merger or acquisition of a Partnership Entity or a material portion of its assets, (II) any Alternative Proposal or (III) any Intervening Event.

7.5 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. The Parent Entities and the Partnership Entities will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the Partnership or Parent, respectively; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same.

7.6 Confidentiality. The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all non-public information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership Entities or the Parent Entities of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7 Takeover Laws. Neither the Partnership Entities nor Parent Entities will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions. If the restrictions of any Takeover Law become applicable to any of the Transactions, the Partnership Entities and the Parent Entities shall take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

7.8 Parent Common Stock Listed. Parent shall prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Mergers and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock on the NYSE, subject to official notice of issuance.

7.9 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Mergers to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the Transactions. In exercising the foregoing right, each of the Parties agrees to act reasonably and promptly. Each Party agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the Transactions.

(b) Each of the Parties agrees, upon request, to furnish one another with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Partnership Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of another Party or any of such other Party’s Subsidiaries to any Governmental Authority in connection with the Transactions.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, this Agreement or, if applicable, similar governing documents or agreements of any of the Partnership’s Subsidiaries, from and after the LP Merger Effective Time, Parent, the Surviving MGP Entity, the Surviving EGP Entity and the Surviving Partnership Entity, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the LP Merger Effective Time, an Indemnitee (as defined in the Existing Partnership Agreement) or an officer, director, board observer, or employee of the Partnership Entities or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, board observer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership Entities) serving at the request of or on behalf of the Partnership Entities or any of their respective Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security but subject to Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of Parent, the Surviving MGP Entity, the Surviving EGP Entity and the Surviving Partnership Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the LP Merger Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be an Indemnitee (as defined in the Existing Partnership Agreement) or a director, board observer, officer or employee of the Partnership Entities or any of their Subsidiaries after the date of this Agreement and inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, board observer or employee of the Partnership Entities or of any of their respective Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof or otherwise by reason of its status as an Indemnified Party; and (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b) Without limiting the foregoing, Parent and the Merger Subsidiaries agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the LP Merger Effective Time now existing in favor of the Indemnified Parties as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other governing documents of any of MGP, EGP or the Partnership’s Subsidiaries) and indemnification agreements of the Partnership Entities or any of their respective Subsidiaries will be assumed by the Surviving MGP Entity, the Surviving EGP Entity and the Surviving Partnership Entity and Parent in the Mergers, without further action, at the LP Merger Effective Time and will survive the Mergers and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the LP Merger Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties and issued by an insurer rated as to claims paying ability at least as highly as the current insurer under such policies so long as that substitution does not result in gaps or lapses in coverage with respect to matters occurring or alleged to have occurred on or before the LP Merger Effective Time), but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(c) would cost in excess of that amount. If Parent elects (or, if Parent elects not to, if the Partnership elects), then Parent may (or may require the Partnership to (in which case the Partnership shall)), or the Partnership may, as applicable, on or prior to the LP Merger Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the LP Merger Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving MGP Entity, the Surviving EGP Entity and the Surviving Partnership Entity shall have any further obligations under this Section 7.10(c).

(d) If Parent, the Surviving MGP Entity, the Surviving EGP Entity, the Surviving Partnership Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(e) Parent shall cause the Surviving MGP Entity, the Surviving EGP Entity and the Surviving Partnership Entity to perform all of their respective obligations under this Section 7.10.

(f) This Section 7.10 survives the consummation of the Mergers and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving MGP Entity, the Surviving EGP Entity, the Surviving Partnership Entity and their respective successors and assigns.

7.11 Notification of Certain Matters. Subject to applicable Law, the Partnership Entities shall give prompt notice to Parent, and the Parent Entities shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (i) any written notice or other written communication received by such Party from any Governmental Authority in connection with the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, provided the subject matter of any such communication would reasonably be expected to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, or involving as a party thereto, such Party or any of its Subsidiaries that relate to the Transactions, or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clause (iii), the failure to comply with this Section 7.11 shall not in and of itself result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX if the underlying fact, circumstance or event would not in and of itself give rise to such failure or right.

7.12 Section 16 Matters. Prior to the LP Merger Effective Time, Parent and the Partnership Entities will take such reasonable steps as each determines in its discretion may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Employee Matters.

(a) Effective as of the Closing and for a period of twelve months thereafter, Parent shall provide, or shall cause its applicable Affiliate to provide, to each employee of the Partnership or its Affiliates who continues to be employed by Parent or any Affiliate thereof (the “Continuing Employees”), for so long as the applicable Continuing Employee remains employed during such period, (i) at least the same wage rate or base salary as in effect for the applicable Continuing Employee as of immediately prior to the Closing, (ii) target annual bonus opportunities that are no less favorable than as in effect for the applicable Continuing Employee immediately prior to the Closing (provided, however, that to the extent the wage rate or base salary of the applicable Continuing Employee is increased, the target annual bonus opportunity of the applicable Continuing Employee may be correspondingly decreased), and (iii) all other compensation and employee benefits (excluding base salaries and wage rates and target annual bonus opportunities) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Closing (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Partnership and its Affiliates and their respective predecessors before the Closing to the same extent credited under a corresponding Partnership Employee Benefit Plan; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Partnership Employee Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Affiliate shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) At or prior to the LP Merger Effective Time, the Partnership shall (i) adopt and promulgate to its employees a severance, transition services and compensation plan binding upon the Partnership, which shall continue in effect following the LP Merger Effective Time, in substantially the form of Section 7.13(c) of the Partnership Disclosure Letter; and (ii) take such other actions which are described on Section 7.13(c) of the Partnership Disclosure Letter.

(d) If, at least ten (10) business days prior to the Closing, Parent provides written notice to the Partnership directing the Partnership to terminate its 401(k) plan(s), the Partnership shall terminate any and all 401(k) plans effective as of the day immediately preceding the Closing Date (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Partnership shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated at least two business days prior to the Closing Date; provided that prior to terminating the Partnership’s 401(k) plan, the Partnership shall provide Parent with the form and substance of any applicable resolutions for review (and the Partnership shall consider any of Parent’s comments in good faith). If the Partnership 401(k) plan is terminated pursuant to this Section 7.13(d), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Partnership 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Partnership 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent that accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(e) The provisions of this Section 7.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee, director or independent contractor of the Partnership, or any of its Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.13) under or by reason of any provision of this Agreement. Nothing in this Section 7.13 amends, or will be deemed to amend (or prevent the amendment or termination of) any Partnership Employee Benefit Plan or any compensation or benefit plan of Parent and its Subsidiaries. Parent has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the LP Merger Effective Time and, except as specifically provided in this Section 7.13, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

7.14 Transaction Litigation. (a) The Partnership Entities shall and shall cause their Subsidiaries to give prompt notice to Parent, and Parent Entities shall and shall cause their Subsidiaries to give prompt notice to the Partnership, of any litigation commenced by any of their respective security holders against them or their respective directors relating to the Transactions, and (b) the Partnership Entities, on the one hand, and Parent Entities, on the other, shall give each other the opportunity to participate in the defense or settlement of any such litigation, and no such settlement (or any undertakings or waivers in connection with such litigation) shall be agreed to without the prior written consent of the other.

7.15 Dividend Coordination. After the date of this Agreement until the earlier of the termination thereof in accordance with its terms or the Closing Date, the Partnership Entities shall coordinate with Parent with respect to the declaration of any dividend in respect of the Partnership Units or Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Partnership Units shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Parent Common Stock and Partnership Units, as applicable, that any such holder receives in exchange therefor in the LP Merger.

7.16 GP Written Consents. Promptly (and in any event within twenty-four (24) hours) following the execution and delivery of this Agreement, MGP and EGP shall deliver to Parent actions by written consent in the form attached hereto as Exhibit D executed by the holders of at least a majority of the shares of common stock of MGP and EGP, respectively, adopting and approving the GP 1 Merger and GP 2 Merger, respectively (the “GP Written Consents”), which GP Written Consents shall (a) be executed in accordance with the DGCL and governing documents of MGP and EGP, respectively and (b) reflect the consent of the Andrews General Partner Shareholder and the Pope General Partner Shareholder, each as defined in the Shareholders Agreement in accordance with the terms and conditions of the applicable Support Agreement.

7.17 Financing.

(a) Prior to the Closing, the Partnership shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Transactions and any other amounts required to be paid in connection with the consummation of the Transactions and all related fees and expenses of the Parent Entities (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Mergers); provided, however, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Partnership or its Subsidiaries, (B) require the Partnership or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Closing for which it is not promptly reimbursed or simultaneously indemnified or (C) require the Partnership or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Partnership Organizational Documents, any applicable Laws or any Partnership Material Agreement.

(b) Parent shall promptly, upon request by the Partnership, reimburse the Partnership for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Partnership’s preparation of its annual and quarterly financial statements) incurred by the Partnership or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Partnership and its Subsidiaries and Representatives contemplated by this Section 7.17, and shall indemnify and hold harmless the Partnership, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided by the Partnership or any of its Subsidiaries or (b) any fraud or willful misconduct by any such Persons.

(c) The Partnership shall (i) deliver to Parent at least three (3) Business Days prior to the Closing one or more payoff letters in form and substance reasonably acceptable to Parent and including a release of all obligations (including guarantees (if any), but excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination of the Partnership Credit Agreements) and all related Liens upon payment in full of the payoff amounts stated therein (each, a “Payoff Letter”) executed by the holders of respective obligations under the Partnership Credit Agreements (or, if applicable, their agent or representative), as applicable, (ii) on or prior to the Closing Date, deliver all notices required pursuant to the terms of each Partnership Credit Agreement, as applicable, and other documents related thereto to facilitate the repayment of the obligations outstanding thereunder and (c) make arrangements for the holders of obligations thereunder (or, if applicable, their agent or representative) to deliver, subject to the receipt of the applicable payoff amounts, all related Lien release documentation to Parent prior to or concurrently with the Closing; provided that (i) in no event shall this Section 7.17(c) require the Partnership to cause any such satisfaction, termination or release other than substantially concurrently with the Closing and (ii) all funds required to effect such repayment shall be provided by Parent.

7.18 Tax Matters.

(a) Prior to Closing, each of MGP and EGP shall use reasonable best efforts to cause each holder of MGP Common Stock and EGP Common Stock, respectively, that is a United States person, within the meaning of Section 7701(a)(30) of the Code, to deliver to Parent a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B). The Partnership shall cooperate with Parent and Exchange Agent and provide information as any of them reasonably request in connection with any Tax matter related to withholding and reporting obligations under Section 1445 or 1446 of the Code and the Treasury Regulations promulgated thereunder.

(b) Each of the Parent Entities and the Partnership Entities shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, excise, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other similar fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(c) The Partnership Entities shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.3(d), Section 8.3(e) and the document described in Section 7.18(c) of the Partnership Disclosure Letter (ii) deliver to Davis Wright Termaine LLP, counsel to the Partnership, or other counsel described in Section 8.3(d), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Partnership, containing customary representations of the Partnership as shall be reasonably necessary or appropriate to enable Davis Wright Termaine LLP (or such other counsel described Section 8.3(d)) to render the opinion described in Section 8.3(d) on the Closing Date (and, if required, on the effective date of the Form S-4), (iii) use their reasonable best efforts to deliver or cause to be delivered, as appropriate, to Eversheds Sutherland (US) LLP (or other counsel described in Section 8.3(e)), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of each of the Pope Private REITs, containing customary representations of the Partnership as shall be reasonably necessary or appropriate to enable Eversheds Sutherland (US) LLP (or such other counsel described Section 8.3(e)) to render the opinion described in Section 8.3(e) on the Closing Date (and, if required, on the effective date of the Form S-4), (iv) deliver to Vinson & Elkins L.L.P., counsel to Parent, or other counsel described in Section 8.2(d), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Partnership, containing customary representations of the Partnership as shall be reasonably necessary or appropriate to enable Vinson & Elkins L.L.P. (or such other counsel described Section 8.2(d)) to render the opinion described in Section 8.2(d) on the Closing Date (and, if required, on the effective date of the Form S-4) in substantially similar form as the tax representation letter referenced in the above clause (ii), and (v) use their reasonable best efforts to deliver or cause to be delivered, as appropriate, to Vinson & Elkins L.L.P., counsel to Parent, or other counsel described in Section 8.2(d), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of each of the Pope Private REITs, containing customary representations of the Pope Private REITS as shall be reasonably necessary or appropriate to enable Vinson & Elkins L.L.P. (or such other counsel described Section 8.2(d)) to render the opinion described in Section 8.2(d) on the Closing Date (and, if required, on the effective date of the Form S-4) in substantially similar form as the tax representation letter referenced in the above clause (iii).

(d) The Parent Entities shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinion of counsel referred to in Section 8.2(d), and (ii) deliver to Vinson & Elkins L.L.P., counsel to Parent, or other counsel described in Section 8.2(d), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Vinson & Elkins L.L.P. (or such other counsel described Section 8.2(d)) to render the opinion described in Section 8.2(d) on the Closing Date (and, if required, on the effective date of the Form S-4).

(e) Each of the Parent Entities and the Partnership Entities acknowledges and agrees that, following the Mergers, Parent Opco will be treated as a continuation of the Partnership for U.S. federal income tax purposes (the “Continuing Partnership”).

(f) The Continuing Partnership will be responsible for the preparation of all income Tax Returns for the Partnership and its Subsidiaries that include any taxable periods or portions thereof ending on or before the Closing Date, to the extent that such income Tax Returns are required to be filed after the Closing Date, including, for the avoidance of doubt, income Tax Returns for the taxable year that includes the Closing Date (collectively, the “Partnership Income Tax Returns”). The Partnership Income Tax Returns shall be prepared in a manner materially consistent with the Partnership’s past practices except (i) as required by applicable Law or (ii) as would not materially affect the Tax liability of the Partnership Unitholders outstanding immediately prior to the Closing for any taxable periods or portions thereof ending on or before the Closing Date.

(g) Following the Closing, Parent shall not, and shall cause its Affiliates (including Parent Opco) not to, amend, refile or otherwise modify any Partnership Income Tax Returns, except as required by applicable Law. Notwithstanding anything herein to the contrary, the Partnership shall make any election available to be made by it under Section 6226 of the Code (or a similar provision of state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment by the Partnership for any taxable periods or portions thereof ending on or before the Closing Date, and the relevant parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(h) The Parties agree that (i) the Regular Consideration (plus any other items that are treated as additional consideration for Tax purposes) will be allocated among the underlying assets of the Partnership (and, to the extent applicable, its Subsidiaries) for purposes of Section 751 of the Code and the statements required to be filed under Treasury Regulations Section 1.751-1(a)(3) (and any similar provision of state, local or foreign

Law, as applicable) (the “Regular Merger Consideration Allocation”) and (ii) the GP Merger 1 Consideration and GP Merger 2 Consideration (plus any other items that are treated as additional consideration for Tax purposes) will be allocated among the underlying assets of MGP and EGP, respectively (and, to the extent applicable, among the underlying assets of the Partnership and its Subsidiaries), for U.S. federal income tax purposes (the “GP Merger Consideration Allocation”, and together with the Regular Merger Consideration Allocation, the “Tax Merger Consideration Allocation”), in each case, in accordance with the applicable provisions of the Code and the Treasury Regulations. Within 60 calendar days after the Date of this Agreement, Parent shall provide the Partnership with a proposed Tax Merger Consideration Allocation, together with a proposed schedule of initial Gross Asset Values for Parent Opco’s assets pursuant to and as defined in the Amended Parent Opco Limited Partnership Agreement (such proposed schedule, together with the Tax Merger Consideration Allocation, the “Proposed Allocation”). Within 20 days after the date of the delivery of such Proposed Allocation to the Partnership, the Partnership shall propose to Parent any reasonable changes to such Proposed Allocation in writing or otherwise shall be deemed to have agreed with such Proposed Allocation upon the expiration of such 20 day period. The Partnership and Parent shall cooperate in good faith to mutually agree to an appropriate allocation and schedule of initial Gross Asset Values. In the event the Partnership and Parent are unable to agree as to the Tax Merger Consideration Allocation or initial Gross Asset Values within 15 calendar days following the delivery of any changes to the Proposed Allocation by the Partnership to Parent, then the Partnership and Parent shall submit all items remaining in dispute to a nationally recognized accounting firm selected jointly by the parties (“Accounting Firm”) for resolution. The fees and expenses of Accounting Firm pursuant to this Section 7.18(h) shall be paid equally by the Partnership, on the one hand, and Parent, on the other hand; provided, that the Partnership shall pay its portion of any fees and expenses prior to Closing, including by means of an advanced deposit in an amount that is reasonably expected to be sufficient to cover its portion of any fees and expenses. Accounting Firm shall determine, based solely on the submissions by the Partnership and Parent, and not by independent review, only those issues related to the determination of the Tax Merger Consideration Allocation and the initial Gross Asset Values that remain in dispute. The parties shall prepare and file all applicable Tax Returns and any related forms and statements in a manner consistent with such Tax Merger Consideration Allocation and initial Gross Asset Values as finally determined in accordance with this Section 7.18(h), except as required by applicable Law following a final determination by a court of competent jurisdiction or other final decision by an applicable Governmental Authority.

(i) The Partnership will apply the interim closing method under Treasury Regulations Section 1.706-4 with respect to the transfer of Partnership Units in connection with the Mergers, using a daily convention and treating any non-ordinary course transactions occurring on the Closing Date after the Closing as extraordinary items; provided, that to the maximum extent permitted by applicable Law, any and all deductions related to any transaction expenses paid on or prior to the Closing Date in connection with the transactions contemplated by this Agreement that are deductible for Tax purposes shall be allocated to the period prior to the Closing.

(j) On or prior to the Closing Date, the Partnership shall use reasonable best efforts to provide, with respect to each Protected Interest (as defined in Exhibit C), an estimated computation of (together with any supporting documentation reasonably requested by Parent): (i) the initial Built-In Gain (as defined in Exhibit C and, for the avoidance of doubt, consistent with the Tax Merger Consideration Allocation) amount with respect to each such Protected Interest as of the Closing Date, (ii) each Applicable Partner’s adjusted tax basis in each such Protected Interest as of the Closing Date, (iii) each Applicable Partner’s share of the aggregate Built-In Gain with respect to each such Protected Interest as of the Closing Date, and (iv) the amount of any adjustment under Section 734 or 743 of the Code that could affect the calculation of the Built-In Gain or Applicable Tax Liability (as defined in Exhibit C) with respect to each such Protected Interest as of the Closing Date. For purposes of this Section 7.18(j), “Applicable Partner” shall mean any holder of Partnership Units that owns, or whose Partnership Units are beneficially owned by persons beneficially owning, 130,000 or more Partnership Units immediately prior to Closing (for this purpose, beneficial ownership means beneficial ownership within the meaning of Section 13(d) of the Exchange Act, as modified to include a person’s spouse and a person’s children living at home).

7.19 Voting Matters.

(a) Parent shall vote or cause to be voted any Partnership Units owned or hereafter acquired by any Parent Entities or with respect to which any of the Parent Entities has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement and the Transactions at the Partnership Meeting and at all adjournments or postponements thereof.

(b) Pursuant to Section 12.7 of the Existing Partnership Agreement and in accordance with the determinations of the Special Committee and the Partnership Board, MGP (or its designee) shall serve as Limited Partner of record for all Partnership Units held by Assignees, and MGP (or its designee) shall vote such Partnership Units as may be directed by the Assignee holding such Partnership Units (in the case where such Assignee gives such a direction but does not elect to become a Limited Partner). In the case where the Assignee does not give such a direction and does not elect to become a Limited Partner, MGP (or its designee) shall abstain from voting the Partnership Units held by such Assignee.

(c) EGP and MGP shall vote or cause to be voted any Partnership Units owned or hereafter acquired by EGP and MGP with respect to which EGP or MGP, as applicable, has the power (by agreement, proxy or otherwise) to cause to be voted (other than, for the avoidance of doubt, in the case of MGP, the Partnership Units held by Assignees the treatment of which is described in Section 7.19(b) above), in favor of the approval of this Agreement and the Transactions at the Partnership Meeting and at all adjournments or postponements thereof.

7.20 Amended Parent Opco Limited Partnership Agreement; Parent Opco Tax Protection Agreement. Prior to the LP Merger Effective Time, each of Parent and Parent Opco shall, and shall cause each of their respective Affiliates to, (i) convert Parent Opco from a limited liability company into a limited partnership in accordance with applicable Law, with Parent as the sole general partner of Parent Opco and, in connection with such conversion, enter into a limited partnership agreement in form and substance reasonably satisfactory to the Partnership, (ii) cause a wholly owned limited liability company subsidiary of Parent, which shall be disregarded as separate from Parent for U.S. federal income tax purposes, to be the sole limited partner of Parent Opco (the “Initial Limited Partner”) and (iii) enter into the Amended Parent Opco Limited Partnership Agreement at or prior to the LP Merger Effective Time so that the Amended Parent Opco Limited Partnership Agreement shall be effective as of the LP Merger Effective Time. At or prior to the LP Merger Effective Time, Parent, Parent Opco and the Partnership shall enter into the Parent Opco Tax Protection Agreement, which shall be effective as of the LP Merger Effective Time.

7.21 Cash Distributions. In the event that the Partnership has declared a cash distribution with respect to the Partnership Units in accordance with this Agreement with a record date prior to the Closing Date and such distribution has not been paid prior to the Closing Date, the Partnership shall pay, no later than immediately prior to the LP Merger Effective Time in a coordinated manner, such cash distribution to the holders of such Partnership Units on the applicable record date.

7.22 Obligations of Parent Entities. Parent shall cause the other Parent Entities to perform each of their respective obligations under this Agreement and to consummate the Mergers and other Transactions on the terms and subject to the conditions set forth in this Agreement.

7.23 Pre-Closing Distribution of Partnership Units. Each of MGP and EGP shall, immediately prior to the GP Merger 1 Effective Time, effect a pro rata distribution to their respective stockholders of all the Partnership Units held beneficially and of record by MGP and EGP, as applicable (the “GP Pre-Closing Distribution”). Notwithstanding anything to the contrary in this Agreement, the Election Deadline with respect to Partnership Units distributed in the GP Pre-Closing Distribution shall be the date of the GP Pre-Closing Distribution, and Elections with respect to such Partnership Units shall be deemed properly made by a stockholder of MGP or EGP if properly completed and duly executed Election Forms related to such Partnership Units are delivered by such stockholder to Parent on or prior to such date.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Mutual Closing Conditions. (a) The obligations of each of the Parties to consummate the Mergers are conditioned upon the satisfaction at or prior to the Closing (or, waiver, to the extent permitted by Law, by the Partnership, on the one hand, and Parent, on the other hand, of each of the following:

(i) The Partnership Unitholder Approval shall have been obtained for this Agreement and the Transactions.

(ii) The GP Written Consents shall have been obtained and shall be continuing in full force and effect.

(iii) All waiting periods (or extensions thereof) under the HSR Act, if applicable, relating to the Transactions shall have expired or been terminated.

(iv) No Law, order, judgment or injunction (whether temporary, preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Transactions (including the Mergers and issuance of Parent Common Stock or Parent Opco Units in connection therewith) is in effect.

(v) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated by the SEC.

(vi) The shares of Parent Common Stock deliverable to the holders of Partnership Units as contemplated by this Agreement have been approved for listing on the NYSE, subject to official notice of issuance.

8.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Mergers is further conditioned upon satisfaction (or waiver by the Partnership) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Parent Entities contained in (i) Article VI (other than in Section 6.2(a), 6.11(a) and 6.12(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of another specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of another specified date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.11(a) and Section 6.12(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d) The Partnership shall have received a written tax opinion of Vinson & Elkins L.L.P. (or such other nationally recognized REIT tax counsel as may be reasonably acceptable to Parent and the Partnership), dated as of the Closing Date and in form and substance reasonably satisfactory to the Partnership, to the effect that, beginning with Parent’s taxable year ended December 31, 2004 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.18(c)(iv), Section 7.18(c)(v) and Section 7.18(d)(ii) and subject to customary exceptions, assumptions and qualifications).

8.3 Additional Parent Conditions to Closing. The obligations of the Parent Entities to consummate the Mergers is further conditioned on satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the applicable Partnership Entities contained in (i) Article V (other than in Section 5.2(a), Section 5.9(b)(ii) and Section 5.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of another specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of another specified date, in which case as of such date), except for any de minimis inaccuracies, (iii) Section 5.9(b)(ii) and Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d) Parent shall have received a written tax opinion of Davis Wright Tremaine LLP (or other counsel as may be reasonably acceptable to Parent and the Partnership), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, beginning with its taxable year ended December 31, 2017, through its taxable year ended December 31, 2019 and for each calendar quarter in 2020 completed prior to the Closing Date for which the necessary financial information is available, at least 90% of the gross income of the Partnership will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code (which opinion shall be based upon the representation letter described in Section 7.18(c)(ii) and subject to customary exceptions, assumptions and qualifications).

(e) Parent shall have received a written tax opinion with respect to each of the Pope Private REITs from Eversheds Sutherland (US) LLP (or such other nationally recognized REIT tax counsel as may be reasonably acceptable to Parent and the Partnership), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the taxable year ended (i) with respect to ORM Timber Fund II, Inc., December 31, 2011, (ii) with respect to ORM Timber Fund III (REIT) Inc., December 31, 2014, and (iii) with respect to ORM Timber Fund IV (REIT) Inc., December 31, 2018, and, in each case, through the Closing Date, each such Pope Private REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such Pope Private REIT’s organization and current and proposed method of operation (as described in the applicable representation letter) will enable such Pope Private REIT to continue to satisfy the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.18(c)(iii) and subject to customary exceptions, assumptions and qualifications).

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by Parent if the GP Written Consents shall not have been delivered to Parent within 24 hours of the execution of this Agreement;

(c) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of the Partnership, on the one hand, or any of the Parent Entities, on the other hand, to perform any of its obligations under this Agreement;

(d) by Parent if (i) any Partnership Entity has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of any Partnership Entity becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 8.3(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not becomes true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Partnership of written notice from Parent of such breach, failure or untruth describing the same in reasonable detail; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Parent if it or any of the Parent Entities are then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(e) by the Partnership if (i) any Parent Entity has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 8.2(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not becomes true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of written notice from the Partnership of such breach, failure or untruth describing the same in reasonable detail; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Partnership if it is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(f) by the Partnership or Parent if the Closing does not occur on or before October 14, 2020 (the “Outside Date”) (except that, if on the Outside Date any of the conditions set forth in Section 8.1(a)(iii) or Section 8.1(a)(iv) shall not have been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended to January 14, 2021); provided, however, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(g) by the Partnership or Parent if the Partnership Meeting (including any adjournments or postponements thereof) has concluded and the Partnership Unitholder Approval has not been obtained;

(h) by Parent, prior to the Partnership Meeting, if a Partnership Change in Recommendation has occurred;

(i) by the Partnership, if (A) all of the closing conditions applicable to the LP Merger set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and the closing of the LP Merger has not occurred by the time required under Section 2.2, (B) the Partnership has confirmed to Parent in writing at least five Business Days prior to such termination that the Partnership is prepared to close the LP Merger on the date of such notice and at all times during the two Business Day period immediately thereafter, and (C) the Parent Entities fail to close the LP Merger within such five Business Day period after the date of the delivery of such notice; or

(j) by Parent, if (A) all of the closing conditions applicable to the LP Merger set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and the closing of the LP Merger has not occurred by the time required under Section 2.2, (B) Parent has confirmed to the Partnership in writing at least five Business Days prior to such termination that Parent is prepared to close the LP Merger on the date of such notice and at all times during the two Business Day period immediately thereafter, and (C) the Partnership fails to close the LP Merger within such five Business Day period after the date of the delivery of such notice.

9.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof specifying the provision pursuant to which such termination is made and the basis therefor will forthwith be given to the Other Parties, and this Agreement will terminate without further action by the Parties.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties and the other provisions set forth in Section 5.26, Section 6.18, Section 7.6, Section 7.17(b), this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder; provided, however, no such termination shall relieve any Party from liability for damages to another party resulting from Fraud or a Willful Breach of this Agreement (including in the event of a termination pursuant to Section 9.1(i) or Section 9.1(j)), in which case the breaching party shall be liable to the damaged party for damages.

9.4 Termination Fee.

(a) In the event this Agreement is terminated by Parent pursuant to Section 9.1(h), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(b) In the event that (i) an Alternative Proposal is submitted or proposed to any Partnership Entity or its equityholders following the date of this Agreement and prior to the date of the Partnership Meeting and (ii) this Agreement is terminated pursuant to (x) Section 9.1(d) as a result of a Willful Breach of any covenant or agreement of the Partnership Entities or Section 9.1(j) or (y) Section 9.1(g) and (iii) within 15 months after the date this Agreement is terminated, the Partnership enters into a definitive agreement with respect to, or consummates, an Alternative Proposal, then the Partnership will pay to Parent the Termination Fee, upon the earlier of the public announcement that the Partnership has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(i)(i), except that the references to “25% or more” are deemed to be references to “50% or more.”

(c) Any payment of the Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment. In the event that the Partnership is obligated to pay Parent the Termination Fee, the Partnership shall pay to Parent from the Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee, as applicable, and (ii) the sum of (A) the maximum amount that can be paid to Parent (or its designee) without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by Parent’s independent certified public accountants (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants), plus (B) in the event Parent receives either a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 9.4(d)(ii) or an opinion from Parent’s outside counsel as described in Section 9.4(d)(ii), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above. To secure the Partnership’s obligation to pay these amounts, the Partnership shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Partnership (that is reasonably satisfactory to Parent) and on such terms (subject to Section 9.4(d)) as shall be mutually agreed in good faith upon by the Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.4(c) shall be made, at the time the Partnership is obligated to pay Parent such amount pursuant to Section 9.4, by wire transfer of immediately available funds.

(d) The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent (or its designee) unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent (or its designee) without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent (or its designee), or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent (or its designee) of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent (or its designee) of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Termination Fee to Parent (or its designee). The Partnership agrees to amend this Section 9.4(d) at the request of Parent in order to (x) maximize the portion of the Termination Fee that may be distributed to Parent (or its designee) hereunder without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 9.4(d) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(d). The escrow agreement shall also provide that any portion of the Termination Fee that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4; provided, that the obligation of the Partnership to pay the unpaid portion of the Termination Fee shall terminate on the December 31 following the date which is four (4) years from the date of this Agreement and any such unpaid portion shall be released by the escrow agent to the Partnership.

(e) As used herein, “Termination Fee” means a cash amount equal to $20,000,000. In no event shall Parent be entitled to more than one payment of the Termination Fee.

(f) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amounts are due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. In the event that the Termination Fee is required to be paid to Parent under this Section 9.4, other than any rights or remedies available to a party under this Agreement due to a Fraud or Willful Breach of another party (it being understood that, (x) where Parent has already received a Termination Fee, Parent shall only be entitled to recover damages or monetary recovery for any loss in excess of the amount of such Termination Fee and (y) where Parent has already recovered damages or other monetary recovery, Parent shall only be entitled to receive the portion of the Termination Fee (if any) in excess of the amount of such damages or other monetary recovery), the Termination Fee shall be the sole and exclusive remedy available to the Parent Entities, and the Parent Entities shall be precluded from any other remedy against the Partnership Entities, and upon payment of such amount, none of the Partnership Related Persons shall have any liability or obligation to any Person, whether in law, equity, contract, tort or otherwise relating to or arising out of this Agreement or the Transactions. The Partnership Related Persons are intended third-party beneficiaries of this Section 9.4(f). For purposes of this Agreement, the “Partnership Related Persons” shall mean, collectively, the Partnership Entities, the Partnership’s Subsidiaries, their respective Affiliates and their respective Representatives.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that fees and expenses incurred in connection with (i) filings required to be made under the HSR Act shall be borne equally by the Partnership and Parent; (ii) the printing, filing and mailing of the Partnership Proxy Statement and the Registration Statement to the Partnership Unitholders (including applicable SEC filing fees) shall be borne equally by the Partnership and Parent; and (iii) all Transfer Taxes payable in connection with the Transactions shall be borne by Parent.

10.2 Amendment or Supplement; Actions under this Agreement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law or by the Existing Partnership Agreement would require further approval by the Partnership Unitholders without such approval. Whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership Board is required or permitted pursuant to this Agreement (including any decision to exercise or refrain from exercising any rights under Article IX or to enforce the terms of this Agreement), such determination, decision, approval, consent or agreement must be authorized and taken by, or at the direction of, the Special Committee.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.4 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.5 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by a nationally recognized overnight courier, by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses

(or at such other address for a Party as specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

If to the Parent Entities, to:

Rayonier Inc.
1 Rayonier Way
Wildlight, Florida 32097
Attention:	Mark R. Bridwell
Facsimile:	(904) 598-2264
Emails:	mark.bridwell@rayonier.com

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David K. Lam, Esq.
Viktor Sapezhnikov, Esq.
Facsimile:	(212) 403-2000
Email:	dklam@wlrk.com
vsapezhnikov@wlrk.com

If to the Partnership Entities, to:

Pope Resources
19950 Seventh Avenue NE, Suite 200
Poulsbo, WA 98370
Attention:	Tom Ringo
Facsimile:	(360) 697-5932
Email:	tom@orminc.com

With copies to (which does not constitute notice):

Munger, Tolles & Olson LLP
350 South Grand Avenue
Los Angeles, California 90071
Attention:	Robert E. Denham, Esq.
Jennifer M. Broder, Esq.
Facsimile:	(213) 683-5104
Emails:	Robert.Denham@mto.com
Jennifer.Broder@mto.com
and

Davis Wright Tremaine LLP
920 Fifth Avenue Suite 3300
Seattle, Washington 98104
Attention:	Marcus J. Williams, Esq.
Sean P. McCann, Esq.
Facsimile:	(206) 757-7700
Emails:	MarcWilliams@dwt.com
SeanMcCann@dwt.com

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of Parent and the Partnership, except that (i) Parent and Parent Opco may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent or Parent Opco and (ii) the Partnership may assign its right to receive the unpaid portion of the Termination Fee from the escrow agent pursuant to Section 9.4(d). Any purported assignment not permitted under this Section 10.6 shall be null and void.

10.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement together with the Confidentiality Agreement constitute the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon, inure to the benefit of the Parties and, subject to Section 10.6, their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and, except (a) as provided in Section 7.10 (which will be to the benefit of and enforceable by the Persons referred to in such Section), (b) following (x) the LP Merger Effective Time, the rights of holders of Partnership Units to receive the LP Merger Consideration and in accordance with the terms hereof, and (y) the GP Merger 1 Effective Time and GP Merger 2 Effective Time, the rights of holders of common stock of MGP and EGP to receive Parent Common Stock in accordance with the terms hereof, (c) as provided in Section 10.14 (which will be to the benefit of and enforceable by the Financing Sources), (d) the rights of the Partnership Related Persons set forth in Section 9.4(f) and (e) the right of the Partnership Entities, on behalf of holders of Partnership Units, MGP Common Stock and EGP Common Stock, as applicable, to pursue damages for losses suffered by such holders in the event of a Parent Entity’s Willful Breach of this Agreement, which right is hereby acknowledged and agreed by the Parent Entities.

10.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.9 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Complex Commercial Litigation Division of the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions Section 10.10 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.10 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 10.10 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

10.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

10.12 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.12 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary in this Agreement, if, prior to the Outside Date, a Party brings any Proceeding to enforce specifically the terms and provisions of this Agreement, the Outside Date shall automatically be extended by the amount of time during which such Proceeding is pending, plus ten (10) Business Days, or such longer period of time established by the court presiding over such Proceeding.

10.13 Survival. None of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is validly terminated in accordance with Article IX prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties and the other provisions set forth in Sections 3.2, 3.3, 3.4, 3.5, 5.26, 7.10 and 7.13, and Article X will survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties and other provisions set forth in Sections 5.26, 6.18, 7.6, 7.17(b), 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing.

10.14 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that the third party financial institutions arranging or providing the Financing (and their respective Affiliates) (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Financing Related Parties”) shall be subject to no liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.7(c), Section 10.9(c) or this Section 10.14 (or amendment or modification with respect to any related definitions as they affect Section 10.7(c), Section 10.9(c) or this Section 10.14) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties) and (b) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce Section 10.7(c), Section 10.9(c) or this Section 10.14. Each of the Parties agrees that Section 10.4 notwithstanding, this Section 10.14 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts, all as of the day and year first written above.

RAYONIER INC.

By:	/s/ David L. Nunes
Name:	David L. Nunes
Title:	President and Chief Executive Officer

RAYONIER OPERATING COMPANY LLC

By:	/s/ David L. Nunes
Name:	David L. Nunes
Title:	President

PACIFIC GP MERGER SUB I, LLC

By:	/s/ David L. Nunes
Name:	David L. Nunes
Title:	President

PACIFIC GP MERGER SUB II, LLC

By:	/s/ David L. Nunes
Name:	David L. Nunes
Title:	President

PACIFIC LP MERGER SUB III, LLC

By:	/s/ David L. Nunes
Name:	David L. Nunes
Title:	President

SIGNATURE PAGE TO MERGER AGREEMENT

POPE RESOURCES

By:	Pope MGP, Inc.
its managing general partner

By:	/s/ Thomas M. Ringo
Name:	Thomas M. Ringo
Title:	President & CEO

POPE MGP, INC.

By:	/s/ Thomas M. Ringo
Name:	Thomas M. Ringo
Title:	President & CEO

POPE EGP, INC.

By:	/s/ Thomas M. Ringo
Name:	Thomas M. Ringo
Title:	President

SIGNATURE PAGE TO MERGER AGREEMENT

Annex B

STRICTLY CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2020, by and between Rayonier Inc., a North Carolina corporation (“Parent”), and each of the Persons executing this Agreement on the signature page hereto (each, a “Unitholder”).

WHEREAS, each Unitholder owns, beneficially and of record, certain units representing partnership interests of Pope Resources, a Delaware limited partnership (the “Partnership”) (such units, the “Partnership Units,” and any other Partnership Units or Rights with respect thereto acquired (whether beneficially or of record) by such Unitholder after the date hereof and prior to the earlier of the Closing or the termination of all of such Unitholder’s obligations under this Agreement, including any Partnership Units or Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise (excluding, in the case of the Unitholder who is an individual, any Partnership Units that such Unitholder might be deemed to own in his capacity as a trustee of a trust or that are owned by his children), being collectively referred to herein as the “Securities”);

WHEREAS, Parent, Rayonier Operating Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parent Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Opco (“Merger Sub 3”), the Partnership, Pope MGP, Inc., a Delaware corporation and the Managing General Partner of the Partnership (“MGP”), and Pope EGP, Inc., a Delaware corporation and the Equity General Partner of the Partnership (“EGP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement), pursuant to which, among other things, Merger Sub 3 will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a subsidiary of Parent Opco, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the approval of the Merger Agreement by the votes required for the Partnership Unitholder Approval (the “Approval”) is a condition to the consummation of the LP Merger; and

WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Unitholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto, severally and not jointly, agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the Expiration Date, each Unitholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders at which a vote of the Partnership Unitholders on the Merger Agreement or the LP Merger is requested, however called, or in connection with any written consent of the Partnership Unitholders, such Unitholder (in such capacity and not in any other capacity) will (i) appear, in person or by proxy or written consent, at such meeting or otherwise cause all of its Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of its Securities (A) in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Partnership Unitholders to a later date if there are not sufficient votes to obtain the Approval, (C) against any Alternative Proposal, and (D) against any action, proposal, transaction or agreement that would be reasonably likely to (I) result in a breach of any covenant, representation or warranty or any other obligation of the Partnership Entities contained in the Merger Agreement or (II) prevent or impede, interfere with, delay, postpone or adversely affect the consummation of the Mergers, including the LP Merger, and the transactions contemplated by the Merger Agreement (clauses (A) through (D), the “Required Votes”).

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes; provided that such Unitholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Unitholder has not delivered to Parent prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that its Securities be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii) and such Unitholder shall retain the authority to vote on all other matters.

(b) Each Unitholder hereby represents that any proxies other than as set forth in this Agreement heretofore given in respect of its Securities, if any, are revocable, and hereby revokes such proxies.

(c) Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable. Each Unitholder agrees, until the Expiration Date, to vote its Securities in accordance with Section 1.1 as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement between each Unitholder and Parent.

Section 1.3 Restrictions on Transfers. Each Unitholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Approval is obtained, it shall not, directly or indirectly, without the prior written consent of Parent, (a) sell, transfer, assign, lease, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of its Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect to its Securities that is inconsistent with this Agreement or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b); provided, however, such Unitholder shall have the right to Transfer all or any portion of its Securities to a Permitted Transferee if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to Parent, (i) to accept such Securities subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute the transferor Unitholder for all purposes of this Agreement. For purposes of this Agreement, the term “Permitted Transferee” means, with respect to any Unitholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Unitholder, (B) any trust, the beneficiaries of which include only such Unitholder or the Persons named in clause (A), or (C) any charitable organization. Any Transfer or attempted Transfer of any Securities in violation of this Section 1.3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Date, each Unitholder shall not, and shall instruct its Affiliates and Representatives (in each case, acting in their capacity as such to such Unitholder, the “Unitholder Representatives”) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate the submission of an Alternative Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal and (b) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal (the activities specified in clauses (a) and (b) being hereinafter referred to as the “Restricted Activities”).

Section 2.2 Capacity. Each Unitholder is signing this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Unitholder Representative in his or her capacity as an officer, director, or board observer of MGP or EGP, and no action taken in any such capacity shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF EACH UNITHOLDER

Section 3.1 Representations and Warranties. Each Unitholder on its own behalf represents and warrants to Parent, severally and not jointly, as follows: (a) such Unitholder has full legal right and capacity to execute and deliver this Agreement, to perform such Unitholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Unitholder and the execution, delivery and performance of this Agreement by such Unitholder and the consummation of the transactions contemplated hereby by such Unitholder who is not an individual have been duly authorized by all necessary action on the part of such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary for such Unitholder to authorize this Agreement or for such Unitholder to consummate the transactions contemplated hereby, (c) assuming due authorization, execution and delivery by the each of the other parties to this Agreement, this Agreement constitutes the valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles), (d) the execution and delivery of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Unitholder or the Securities owned by such Unitholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Unitholder, (e) such Unitholder owns, beneficially and of record the Securities set forth opposite such Unitholder’s name on Exhibit A attached hereto, (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Unitholder owns, beneficially and of record, all of its Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, the Second Amended and Restated Limited Partnership Agreement, dated as of November 7, 1985, by and between MGP, EGP and certain other parties and the Shareholders Agreement, dated as of November 7, 1985, by and among MGP, EGP, Peter T. Pope, Emily T. Andrews, Pope &Talbot, Inc., the directors of MGP and the Partnership) and has sole voting power with respect to its Securities and sole power of disposition with respect to all of its Securities, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of its Securities and (g) there is no Proceeding pending as of the date hereof against, or, to the knowledge of such Unitholder, threatened as of the date hereof against or affecting, such Unitholder that could reasonably be expected to impair or adversely affect the ability of such

Unitholder to perform such Unitholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.2 Certain Other Agreements. Each Unitholder hereby:

(a) agrees to reasonably promptly notify Parent of the number of any new Securities acquired by such Unitholder after the date hereof and prior to the Expiration Date; provided that any such Securities shall automatically be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;

(b) agrees to permit Parent to publish and disclose in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, such Unitholder’s identity and ownership of its Securities and the nature of such Unitholder’s commitments, arrangements and understandings under this Agreement; provided that Parent agrees that it shall only publish and disclose the ownership of such Unitholder on an aggregate basis with the Partnership Unitholders who have entered into a Support Agreement on the date hereof;

(c) shall and does authorize Parent or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of its Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that Parent or its counsel further notifies the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to its Securities on the earlier of (x) following the Expiration Date and (y) the date on which the Approval is obtained; and

(d) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Partnership, MGP, EGP or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Partnership Board (including the Special Committee thereof) or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier of (x) the consummation of the LP Merger, (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (z) the entry of the parties to the Merger Agreement into any amendment or modification of the Merger Agreement that decreases, or changes the form of, the Merger Consideration (such earlier date, the “Expiration Date). Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. In addition, upon a Partnership Change in Recommendation pursuant to and in compliance with the Merger Agreement in response to either an Intervening Event or a Superior Proposal by a New Third Party, the provisions set forth in Sections 1.1 and 1.2 of this Agreement shall not apply for so long as such Partnership Change in Recommendation shall remain in effect; provided, however, that if the Partnership Board or the Special Committee withdraws such Partnership Change in Recommendation and approves the Merger Agreement (whether or not amended or modified) (a “Renewed Recommendation”), the provisions of Sections 1.1 and 1.2 of this Agreement shall thereafter remain in full force and effect for so long as such Renewed Recommendation remains in effect. For the purposes of this Agreement, a “New Third Party” will be any Person other than (a) any Person who prior to the date of the execution of the Merger Agreement has engaged in any discussions or negotiations with any of the Partnership Entities or any of their respective directors, officers or Representatives regarding any potential or actual Alternative Proposal, or who has requested information from any of the Partnership Entities or any of their respective directors, officers or Representatives in connection any potential or actual Alternative Proposal, (b) any Affiliate of any Person described in clause (a), including any director or officer of the foregoing or (c) any other Person that is controlled, directly or indirectly, by any of the persons described in clauses (a) or (b).

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the LP Merger and the other transactions contemplated by the Merger Agreement are effected.

Section 5.2 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, to:

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Attention:     Mark R. Bridwell

Facsimile:     (904) 598-2264

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     David K. Lam, Esq.

                      Viktor Sapezhnikov, Esq.

Facsimile:     (212) 403-2000

Email:           dklam@wlrk.com

                       vsapezhnikov@wlrk.com

If to a Unitholder, to:

The address set forth underneath such Unitholder’s name on Exhibit A hereto

With a copy to (which does not constitute notice):

Winston & Strawn LLP

333 S. Grand Avenue

Los Angeles, CA 90071-1543

Attention:     Eva Davis, Esq.

Facsimile:     (213) 615-1750

Email:           evadavis@winston.com

With a copy to (which does not constitute notice):

Pope Resources

19950 Seventh Avenue NE, Suite 200

Poulsbo, WA 98370

Attention:     Tom Ringo

Facsimile:     (360) 697-5932

Email:           tom@orminc.com

Section 5.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and the Unitholders, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Assignment. Subject to Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of Partnership Units, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

Section 5.5 No Ownership Interest. Except as specifically provided herein, all rights, ownership and economic benefits of and relating to each Unitholder’s Securities shall remain vested in and belong to such Unitholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.6 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7 Entire Agreement. This Agreement (including Exhibit A) together with the Merger Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersede all prior agreements and understandings on such matters.

Section 5.8 No Third-Party Beneficiaries. The provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors.

Section 5.9 Certain Agreements. From the date of this Agreement until five years after the LP Merger Effective Time, each party shall not, and shall cause its officers and directors not to, make any negative or disparaging statements regarding another party hereto or such other party’s business, activities or business or personal reputation; provided that the foregoing shall not apply to disclosures required by applicable Law.

Section 5.10 Jurisdiction; Specific Performance.

(a) Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(b) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that, to the fullest extent permitted by Law, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.9 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.12 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware

Section 5.13 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; and (k) all references to days mean calendar days unless otherwise provided.

Section 5.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 5.15 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 5.16 Obligation to Update Exhibit A. Each Unitholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Securities by such Unitholder, such Unitholder will, as promptly as reasonably practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Exhibit A to reflect the effect of such acquisition or Transfer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:
RAYONIER INC.

By:	/s/ MARK D. MCHUGH
Name:	Mark D. McHugh
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

PT POPE PROPERTIES LLC

By:	/s/ MARIA M. POPE
Name:	Maria M. Pope
Title:	Managing Member

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

PMG FAMILY LIMITED PARTNERSHIP

By:	/s/ MARIA M. POPE
Name:	Maria M. Pope
Title:	General Partner

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

/s/ MARIA M. POPE
Maria M. Pope

[Signature Page to Pope Unitholder Voting and Support Agreement]

EXHIBIT A

Exhibit A to Pope Unitholder Voting and Support Agreement

Annex C

STRICTLY CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2020, by and between Rayonier Inc., a North Carolina corporation (“Parent”), and each of the Persons executing this Agreement on the signature page hereto (each, a “Unitholder”).

WHEREAS, each Unitholder owns, beneficially and of record, certain units representing partnership interests of Pope Resources, a Delaware limited partnership (the “Partnership”) (such units, the “Partnership Units,” and any other Partnership Units or Rights with respect thereto acquired (whether beneficially or of record) by such Unitholder after the date hereof and prior to the earlier of the Closing or the termination of all of such Unitholder’s obligations under this Agreement, including any Partnership Units or Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise (excluding, in the case of the Individual Unitholder, any Partnership Units that such Unitholder might be deemed to own in his capacity as a trustee of a trust or that are owned by his children), being collectively referred to herein as the “Securities”);

WHEREAS, Parent, Rayonier Operating Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parent Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Opco (“Merger Sub 3”), the Partnership, Pope MGP, Inc., a Delaware corporation and the Managing General Partner of the Partnership (“MGP”), and Pope EGP, Inc., a Delaware corporation and the Equity General Partner of the Partnership (“EGP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement), pursuant to which, among other things, Merger Sub 3 will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a subsidiary of Parent Opco, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the approval of the Merger Agreement by the votes required for the Partnership Unitholder Approval (the “Approval”) is a condition to the consummation of the LP Merger; and

WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Unitholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto, severally and not jointly, agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the Expiration Date, each Unitholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders at which a vote of the Partnership Unitholders on the Merger Agreement or the LP Merger is requested, however called, or in connection with any written consent of the Partnership Unitholders, such Unitholder (in such capacity and not in any other capacity) will (i) appear, in person or by proxy or written consent, at such meeting or otherwise cause all of its Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of its Securities (A) in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Partnership Unitholders to a later date if there are not sufficient votes to obtain the Approval, (C) against any Alternative Proposal, and (D) against any action, proposal, transaction or agreement that would be reasonably likely to (I) result in a breach of any covenant, representation or warranty or any other obligation of the Partnership Entities contained in the Merger Agreement or (II) prevent or impede, interfere with, delay, postpone or adversely affect the consummation of the Mergers, including the LP Merger, and the transactions contemplated by the Merger Agreement (clauses (A) through (D), the “Required Votes”).

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes; provided that such Unitholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Unitholder has not delivered to Parent prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that its Securities be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii) and such Unitholder shall retain the authority to vote on all other matters.

(b) Each Unitholder hereby represents that any proxies other than as set forth in this Agreement heretofore given in respect of its Securities, if any, are revocable, and hereby revokes such proxies.

(c) Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable. Each Unitholder agrees, until the Expiration Date, to vote its Securities in accordance with Section 1.1 as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement between each Unitholder and Parent.

Section 1.3 Restrictions on Transfers. Each Unitholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Approval is obtained, it shall not, directly or indirectly, without the prior written consent of Parent, (a) sell, transfer, assign, lease, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of its Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect to its Securities that is inconsistent with this Agreement or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b); provided, however, such Unitholder shall have the right (I) to Transfer all or any portion of its Securities to a Permitted Transferee if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to Parent, (i) to accept such Securities subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute the transferor Unitholder for all purposes of this Agreement, (II) in the case of the Trust Unitholder (as defined on Exhibit A hereto) to pledge all or any portion of its Securities to a commercial banking institution of national standing (the “Pledgee”) to secure a loan to satisfy any estate tax of the Trust Unitholder that would become due prior to the termination of this Agreement, provided (i) the terms of any such pledge provide that, in the absence of any default by the Trust

Unitholder of the related loan, the Trust Unitholder retains voting control of any pledged Securities such that the Trust Unitholder can satisfy its obligations under this Agreement and (ii) in the event of a default by the Trust Unitholder of the related loan, or under any other circumstance in which the Pledgee may gain voting control of the pledged Securities, such pledge provides, in a manner reasonably acceptable to Parent, that the Pledgee will accept the applicable Securities subject to the terms and conditions of this Agreement and agree to be bound by this Agreement and constitute the Trust Unitholder for all purposes of this Agreement, or (III) in the case of the Individual Unitholder, to Transfer up to 600 Partnership Units pursuant to an existing Rule 10b5-1 trading plan; provided that the Individual Unitholder use reasonable best efforts to terminate such trading plan as promptly as practicable following the date of this Agreement. For purposes of this Agreement, the term “Permitted Transferee” means, with respect to any Unitholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Unitholder, (B) any trust, the beneficiaries of which include only such Unitholder or the Persons named in clause (A), or (C) any charitable organization. Any Transfer or attempted Transfer of any Securities in violation of this Section 1.3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Date, each Unitholder shall not, and shall instruct its Affiliates and Representatives (in each case, acting in their capacity as such to such Unitholder, the “Unitholder Representatives”) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate the submission of an Alternative Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal and (b) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal (the activities specified in clauses (a) and (b) being hereinafter referred to as the “Restricted Activities”).

Section 2.2 Capacity. Each Unitholder is signing this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Unitholder Representative in his or her capacity as an officer, director, or board observer of MGP or EGP, and no action taken in any such capacity shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF EACH UNITHOLDER

Section 3.1 Representations and Warranties. Each Unitholder on its own behalf represents and warrants to Parent, severally and not jointly, as follows: (a) such Unitholder has full legal right and capacity to execute and deliver this Agreement, to perform such Unitholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Unitholder and the execution, delivery and performance of this Agreement by such Unitholder and the consummation of the transactions contemplated hereby by such Unitholder who is not an individual have been duly authorized by all necessary action on the part of such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary for such Unitholder to authorize this Agreement or for such Unitholder to consummate the transactions contemplated hereby, (c) assuming due authorization, execution and delivery by the each of the other parties to this Agreement, this Agreement constitutes the valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles), (d) the execution and delivery of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Unitholder or the Securities owned by such Unitholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Unitholder, (e) such Unitholder owns, beneficially and of record the Securities set forth opposite such Unitholder’s name on Exhibit A attached hereto, (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Unitholder owns, beneficially and of record, all of its Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, the Second Amended and Restated Limited Partnership Agreement, dated as of November 7, 1985, by and between MGP, EGP and certain other parties and the Shareholders Agreement, dated as of November 7, 1985, by and among MGP, EGP, Peter T. Pope, Emily T. Andrews, Pope &Talbot, Inc., the directors of MGP and the Partnership) and has sole voting power with respect to its Securities and sole power of disposition with respect to all of its Securities, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of its Securities and (g) there is no Proceeding pending as of the date hereof against, or, to the knowledge of such Unitholder, threatened as of the date hereof against or affecting, such Unitholder that could reasonably be expected to impair or adversely affect the ability of such Unitholder to perform such Unitholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.2 Certain Other Agreements. Each Unitholder hereby:

(a) agrees to reasonably promptly notify Parent of the number of any new Securities acquired by such Unitholder after the date hereof and prior to the Expiration Date; provided that any such Securities shall automatically be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;

(b) agrees to permit Parent to publish and disclose in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, such Unitholder’s identity and ownership of its Securities and the nature of such Unitholder’s commitments, arrangements and understandings under this Agreement; provided that Parent agrees that it shall only publish and disclose the ownership of such Unitholder on an aggregate basis with the Partnership Unitholders who have entered into a Support Agreement on the date hereof;

(c) shall and does authorize Parent or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of its Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that Parent or its counsel further notifies the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to its Securities on the earlier of (x) following the Expiration Date and (y) the date on which the Approval is obtained; and

(d) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Partnership, MGP, EGP or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Partnership Board (including the Special Committee thereof) or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier of (x) the consummation of the LP Merger, (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (z) the entry of the parties to the Merger Agreement into any amendment or modification of the Merger Agreement that decreases, or changes the form of, the Merger Consideration (such earlier date, the “Expiration Date). Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. In addition, upon a Partnership Change in Recommendation pursuant to and in compliance with the Merger Agreement in response to either an Intervening Event or a Superior Proposal by a New Third Party, the provisions set forth in Sections 1.1 and 1.2 of this Agreement shall not apply for so long as such Partnership Change in Recommendation shall remain in effect; provided, however, that if the Partnership Board or the Special Committee withdraws such Partnership Change in Recommendation and approves the Merger Agreement (whether or not amended or modified) (a “Renewed Recommendation”), the provisions of Sections 1.1 and 1.2 of this Agreement shall thereafter remain in full force and effect for so long as such Renewed Recommendation remains in effect. For the purposes of this Agreement, a “New Third Party” will be any Person other than (a) any Person who prior to the date of the execution of the Merger Agreement has engaged in any discussions or negotiations with any of the Partnership Entities or any of their respective directors, officers or Representatives regarding any potential or actual Alternative Proposal, or who has requested information from any of the Partnership Entities or any of their respective directors, officers or Representatives in connection any potential or actual Alternative Proposal, (b) any Affiliate of any Person described in clause (a), including any director or officer of the foregoing or (c) any other Person that is controlled, directly or indirectly, by any of the persons described in clauses (a) or (b).

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the LP Merger and the other transactions contemplated by the Merger Agreement are effected.

Section 5.2 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, to:
Rayonier Inc. 1 Rayonier Way
Wildlight, Florida 32097
Attention:	Mark R. Bridwell
Facsimile:	(904) 598-2264
With copies to (which does not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	David K. Lam, Esq.
Viktor Sapezhnikov, Esq.
Facsimile:	(212) 403-2000
Email:	dklam@wlrk.com
vsapezhnikov@wlrk.com

If to a Unitholder, to:

The address set forth underneath such Unitholder’s name on Exhibit A hereto

With a copy to (which does not constitute notice):

Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road
Menlo Park, California 94025
Attention:	Richard V. Smith, Esq.
Facsimile:	(650) 614-7401
Email:	rsmith@orrick.com

With a copy to (which does not constitute notice):
Pope Resources 19950 Seventh Avenue NE, Suite 200
Poulsbo, WA 98370
Attention:	Tom Ringo
Facsimile:	(360) 697-5932
Email:	tom@orminc.com

Section 5.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and the Unitholders, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Assignment. Subject to Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of Partnership Units, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

Section 5.5 No Ownership Interest. Except as specifically provided herein, all rights, ownership and economic benefits of and relating to each Unitholder’s Securities shall remain vested in and belong to such Unitholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.6 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7 Entire Agreement. This Agreement (including Exhibit A) together with the Merger Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersede all prior agreements and understandings on such matters.

Section 5.8 No Third-Party Beneficiaries. The provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors.

Section 5.9 Jurisdiction; Specific Performance.

(a) Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the

Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(b) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that, to the fullest extent permitted by Law, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.9 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.11 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware

Section 5.12 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; and (k) all references to days mean calendar days unless otherwise provided.

Section 5.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 5.14 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 5.15 Obligation to Update Exhibit A. Each Unitholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Securities by such Unitholder, such Unitholder will, as promptly as reasonably practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Exhibit A to reflect the effect of such acquisition or Transfer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

RAYONIER INC.

By:	/s/ MARK D. MCHUGH
Name:	Mark D. McHugh
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

EMILY T. ANDREWS 1987 REVOCABLE TRUST

By:	/s/ GORDON ANDREWS
Name:	Gordon Andrews
Title:	Trustee

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

/s/ GORDON ANDREWS
Gordon Andrews

[Signature Page to Pope Unitholder Voting and Support Agreement]

UNITHOLDER:

GORDON POPE ANDREWS SEPARATE PROPERTY REVOCABLE TRUST U/T/D 5/9/2013

By:	/s/ GORDON ANDREWS
Name:	Gordon Andrews
Title:	Trustee

[Signature Page to Pope Unitholder Voting and Support Agreement]

EXHIBIT A

Exhibit A to Pope Unitholder Voting and Support Agreement

Annex D

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

RAYONIER

OPERATING PARTNERSHIP LP

D-i

D-ii

EXHIBITS:

Exhibit A	—	Notice of Redemption
Exhibit B	—	Notice of Election by Partner to Convert LTIP Units into OP Units
Exhibit C	—	Notice of Election by Partnership to Force Conversion of LTIP Units into OP Units
Exhibit D	—	Certification of Non-Foreign Status (For Tendering Partners That Are Entities)
Exhibit E	—	Certification of Non-Foreign Status (For Tendering Partners That Are Individuals)

D-iii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RAYONIER OPERATING PARTNERSHIP, LP, dated as of [●], 2020, is entered into by and among RAYONIER INC., a North Carolina corporation (the “General Partner”), and the Limited Partners (defined below).

WHEREAS, the General Partner entered into that certain Limited Liability Company Agreement of Rayonier Operating Company LLC, a Delaware limited liability company (“Rayonier Opco LLC”), on June 3, 2010, pursuant to which, among other things, the General Partner was the sole member of Rayonier Opco LLC;

WHEREAS, the General Partner, Rayonier Opco LLC, Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier Opco LLC (“Merger Sub 3”), Pope Resources, a Delaware Limited Partnership (“Pope Resources”), and certain other parties entered into an Agreement and Plan of Merger, dated as of January [●], 2020 (as it may be amended or supplemented, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that (i) Rayonier Opco LLC will be converted into the Partnership prior to the Closing (as defined in the Merger Agreement); (ii) Merger Sub 3 would merge with and into Pope Resources, with Pope Resources surviving the merger (the “Merger”); and (iii) in the Merger, the Partnership will issue units representing limited partnership interests (the “Opco Units”) to certain unitholders of Pope Resources, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Rayonier Opco LLC has duly filed a Certification of Conversion with the office of the Secretary of State of the State of Delaware on [●], 2020, pursuant to which Rayonier Opco LLC was converted into the Partnership, which is a limited partnership organized under the laws of the State of Delaware under the name “Rayonier Operating Partnership, LP”;

WHEREAS, a Certificate of Limited Partnership of the Partnership was duly filed in the office of the Secretary of State of the State of Delaware on [●], 2020 and, substantially concurrently therewith, the General Partner and [●] LLC, a wholly owned subsidiary of the General Partner (the “Initial Limited Partner”) entered into an Agreement of Limited Partnership (the “Existing Agreement”);

WHEREAS, on [●], 2020, in connection with the Closing (as defined in the Merger Agreement) and as required by the Merger Agreement, the General Partner and the Initial Limited Partner desire to amend and restate the Existing Agreement in its entirety by entering into this Agreement (as hereinafter defined) to reflect, among other things, the issuance of the Opco Units to certain former unitholders of Pope Resources as contemplated by the Merger Agreement and the admission of such persons as Limited Partners; and

WHEREAS, for U.S. federal income tax purposes, from and after the Closing, the Partnership shall be treated as a continuation of the Pope Resources tax partnership consistent with the principles of Regulations Section 1.708-1(a).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as it may be amended from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 4.4(a).

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and Section 12.2 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year or other applicable period.

“Adjustment Event” shall have the meaning set forth in Section 4.6(a).

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) the General Partner (a) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii) the General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights, or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction;

(iii) the General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the General Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders of the General

Partner entitled to receive such distribution by a fraction (a) the numerator of which shall be such Value of a REIT Share on the date fixed for such determination and (b) the denominator of which shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the REIT, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share; and

(iv) an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Adjustment Factor shall not be adjusted in connection with an event described in clauses (i) or (ii) above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable OP Units (including LTIP Units) or effects a reverse split of, or otherwise combines, the OP Units (including LTIP Units), as applicable, that is comparable as a whole in all material respects with such an event, or if in connection with an event described in clause (iv) above, the consideration payable to holders of OP Units in connection with such event as contemplated by Section 11.2(b) is paid.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling or controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Rayonier Operating Partnership, LP,] as it may be amended or supplemented from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash available for distribution by the Partnership as determined by the General Partner in its sole and absolute discretion (it being understood that the General Partner may determine, in its sole and absolute discretion, that the amount of cash available for distribution for such period shall be less than the amount of cash held by the Partnership and/or that there shall be no amount of cash available for distribution for such period, even if the Partnership shall have cash on hand that could be distributed).

“Board of Directors” means the board of directors of the General Partner.

“Book-Up Target” has the meaning set forth in Section 6.3(c)(ii).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Jacksonville, Florida are authorized or required by law to close.

“Bylaws” means the Bylaws of the General Partner, as amended, supplemented or restated from time to time.

“Capital Account” means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(A) To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(B) From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(C) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(D) In determining the principal amount of any liability for purposes of subsections (A) and (B) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(E) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification; provided, that such modification will not have a material effect on the amounts distributable to any Partner without such Partner’s Consent. The General Partner may, in its sole and absolute discretion, (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Account Limitation” has the meaning set forth in Section 4.7(b).

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership or is deemed to contribute to the Partnership pursuant to Section 4.4.

“Cash Amount” means, with respect to a Tendering Partner, an amount of cash equal to the product of (A) the Value of a REIT Share and (B) such Tendering Partner’s REIT Shares Amount determined as of the Specified Redemption Date.

“Charity” means an entity described in Code Section 501(c)(3) or any trust all the beneficiaries of which are such entities.

“Charter” means the Articles of Incorporation of the General Partner as filed with the Secretary of State of the State of North Carolina, as amended, supplemented or restated from time to time.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIV hereof.

“Constituent Person” shall have the meaning set forth in Section 4.7(f).

“Contributed Entity” has the meaning set forth in the definition of “Indemnitee.”

“Contributed Property” means each item of Property or other asset (including Property or other assets deemed contributed by Rayonier and its subsidiaries to the Partnership for U.S. federal income tax purposes as part of the transactions contemplated by the Merger Agreement and the continuation of the Pope Resources tax partnership consistent with the principles of Regulations Section 1.708-1(a)), in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership, net of any liabilities assumed by the Partnership relating to such Contributed Property and any liability to which such Contributed Property is subject.

“Controlled Entity” means, as to any Partner, (a) any corporation more than twenty-five percent (25%) of the outstanding voting stock of which is owned by such Partner and such Partner’s Family Members and Affiliates, (b) any trust, whether or not revocable, of which such Partner and such Partner’s Family Members and Affiliates are the sole initial income beneficiaries, (c) any partnership of which such Partner or such Partner’s Family Members and Affiliates are the managing partners and in which such Partner, such Partner’s Family Members and Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner or such Partner’s Family Members and Affiliates are the managers and in which such Partner, such Partner’s Family Members and Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Conversion Date” shall have the meaning set forth in Section 4.7(b).

“Conversion Notice” shall have the meaning set forth in Section 4.7(b).

“Conversion Right” shall have the meaning set forth in Section 4.7(a).

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the U.S. federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Directors” means the directors of the General Partner.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Economic Capital Account Balances” has the meaning set forth in Section 6.3(c).

“Equity Incentive Plan” means any equity incentive plan adopted by the Partnership or the General Partner.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Agreement” has the meaning set forth in the Recitals.

“Family Member” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and any limited liability company or inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are initial income beneficiaries.

“Flow-Through Entity” has the meaning set forth in Section 3.4(a)(iv).

“Flow-Through Partner” has the meaning set forth in Section 3.4(a)(iv).

“Forced Redemption” shall have the meaning set forth in Section 4.7(c).

“Forced Redemption Notice” shall have the meaning set forth in Section 4.7(c).

“Funding Debt” means the incurrence of any Debt for the purpose of providing funds to the Partnership by or on behalf of the General Partner or any wholly owned subsidiary of the General Partner.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Employee” means any employee of the General Partner, the Partnership, and any of their respective Subsidiaries.

“General Partner Interest” means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Loan” has the meaning set forth in Section 4.4(d).

“Governmental Entity” means any federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner in its sole and absolute discretion.

(b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner in its sole and absolute discretion using such reasonable method of valuation as it may adopt, as of the following times: (i) the acquisition of an additional interest in the Partnership (including, without limitation, acquisitions pursuant to Section 4.3 or contributions or deemed contributions by the General Partner pursuant to Section 4.4) by a new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; (iii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of become a Partner, (iv) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that the adjustments pursuant to clause (i), clause (ii), clause (iii), clause (iv) or clause (v) hereof shall be made only if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner; provided, however, that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a partner of the Partnership for U.S. federal income tax purposes.

“Imputed Underpayment Modification” means any modification under Section 6225(c) of the Code (or any analogous provision of state or local law) to the extent that such modification is available and would reduce any Partnership Level Taxes attributable to a Covered Audit Adjustment.

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner or any successor thereto or (B) an officer or director or controlling Person, as applicable, of the Partnership, the General Partner or a Subsidiary thereof (including by reason of being named a Person who is about to become a director) and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Limited Partner” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Junior Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the REIT Shares.

“Junior Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Sections 4.1, 4.3 or 4.4 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the OP Units.

“Limited Partner” means any Person named as a Limited Partner in the books and records of the Partnership or the Transfer Agent (including each Person acquiring OP Units in connection with the Merger), or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidating Gains” has the meaning set forth in Section 6.3(c).

“Liquidating Loss” has the meaning set forth in Section 6.3(c)(iii).

“Liquidator” has the meaning set forth in Section 13.2(a).

“LTIP Award” means each or any, as the context requires, LTIP Award issued under any Equity Incentive Plan.

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges and restrictions, qualifications, and limitations set forth in Section 4.6 (except as may be varied by the designations applicable to any particular class or series of LTIP Units) and elsewhere in this Agreement (including any exhibit hereto creating any new class or series of LTIP Units) or in the Equity Incentive Plan or the award, vesting, or other agreement pursuant to which an LTIP Unit is granted to the holder thereof. The allocation of LTIP Units among the Partners shall be set forth in the books and records of the Partnership or the Transfer Agent, as such books and records may be amended from time to time.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“Majority in Interest of the Outside Limited Partners” means Outside Limited Partners holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Limited Partners of all classes (taken collectively) who are not excluded for the purpose of granting Consent to the applicable action.

“Market Price” has the meaning set forth in the definition of “Value.”

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub 3” has the meaning set forth in the Recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act or any other exchange (domestic or foreign, and whether or not so registered) designated by the General Partner as a National Securities Exchange.

“Net Income” or “Net Loss” means, for each Partnership Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from U.S. federal income tax, and to the extent not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year, computed in accordance with the definition of “Depreciation”;

(f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares, Preferred Shares or Junior Shares, except that “New Securities” shall not mean any Preferred Shares, Junior Shares or grants under the Equity Incentive Plans or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit A attached to this Agreement.

“OP Unit” means a fractional share of the Partnership Interests of all Partners that is designated as a Partnership Unit and issued pursuant to Sections 4.1 and 4.2, but does not include any LTIP Unit, Preferred Unit, Junior Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than an OP Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“OP Unit Economic Balance” has the meaning set forth in Section 6.3(c).

“Outside Interest” has the meaning set forth in Section 5.2.

“Outside Limited Partners” means the Limited Partners, excluding (i) the General Partner or its Subsidiaries to the extent such Persons hold Limited Partnership Interests, (ii) any Person of which the General Partner or its

Subsidiaries directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding interests of the General Partner.

“Pope Resources” has the meaning set forth in the Recitals.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of OP Units, LTIP Units, Preferred Units, Junior Units or other Partnership Units.

“Partnership Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Partnership as a result of a Tax Audit under the Partnership Tax Audit Rules.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner in its sole and absolute discretion (a) for determining the Partners entitled to notice of or to vote at any meeting of Partners or to Consent to any matter or (b) for the distribution of Available Cash pursuant to Section 5.1, which record date in the case of this clause (b) shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law), as in effect following the enactment of the Bipartisan Budget Act of 2015.

“Partnership Unit” shall mean an OP Unit, an LTIP Unit, a Preferred Unit, a Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Sections 4.1, 4.2, 4.3 or 4.4.

“Partnership Unit Designation” has the meaning set forth in Section 4.3.

“Partnership Unit Distribution” shall have the meaning set forth in Section 4.6(a).

“Partnership Year” means the fiscal year of the Partnership and the Partnership’s taxable year for U.S. federal income tax purposes.

“Percentage Interest” means, (i) as to any holder of OP Units (subject to Section 4.6(a)) and/or LTIP Units, the quotient obtained by dividing the number of OP Units and LTIP Units owned by such Partner as shown in the books and records of the Partnership or the Transfer Agent by the total number of OP Units and LTIP Units then outstanding as specified in the books and records of the Partnership or the Transfer Agent, as such books and records may be amended from time to time. If the Partnership issues additional classes or series of Partnership Interests other than as contemplated herein, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.3(a).

“Person” means an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

“Preferred Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior in rank to the REIT Shares.

“Preferred Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Sections 4.1, 4.3 or 4.4 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior in rank to the OP Units.

“Properties” means any assets and property, including, without limitation, timberland and related property, of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in leases other than ground leases, interests in Debt instruments, interests in mortgages, interests in securities, easements and rights of way, and interests in limited liability companies, corporations, joint ventures, partnerships or other entities as the Partnership may hold from time to time and “Property” shall mean any one such asset or property.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market or another National Securities Exchange or any successor to the foregoing.

“Push-Out Election” means the election to apply the alternative method provided by Section 6226 of the Code (or any analogous provision of state or local tax law).

“Qualified Assets” means any of the following assets: (i) interests, rights, options, warrants or convertible or exchangeable securities of the Partnership; (ii) Debt issued by the Partnership or any Subsidiary thereof in connection with the incurrence of Funding Debt; (iii) equity interests in Qualified REIT Subsidiaries and limited liability companies (or other entities disregarded from their sole owner for U.S. federal income tax purposes, including wholly owned grantor trusts) whose assets consist solely of Qualified Assets; (iv) up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership; (v) cash held for payment of administrative expenses or pending distribution to security holders of the General Partner or any wholly owned Subsidiary thereof or pending contribution to the Partnership; and (vi) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Partnership and its Subsidiaries.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning of Code Section 856(i).

“Qualified Transferee” means an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act.

“Redemption” has the meaning set forth in Section 8.6(a).

“Rayonier Opco LLC” has the meaning set forth in the Recitals.

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3(a)(vii).

“REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Payment” has the meaning set forth in Section 15.11.

“REIT Requirements” has the meaning set forth in Section 5.1.

“REIT Share” means one share of the common stock of the General Partner (or Successor Entity, as the case may be). Where relevant in this Agreement, “REIT Share” includes shares of the General Partner’s common stock (or Successor Entity, as the case may be) issued upon conversion of Preferred Shares or Junior Shares.

“REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that in the event that the General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“Safe Harbor” has the meaning set forth in Section 10.2(b).

“Safe Harbor Election” has the meaning set forth in Section 10.2(b).

“Safe Harbor Interests” has the meaning set forth in Section 10.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” means any brokerage, management, construction, development or advisory agreement with a property and/or asset manager for the provision of brokerage, property management, asset management, leasing, construction, development and/or similar services with respect to the Properties and any agreement for the provision of services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, financial advisors and other professional services.

“Specified Redemption Date” means, with respect to a Notice of Redemption, the date that is the 60th calendar day (or if such date is not a Business Day, the immediately subsequent Business Day) following receipt by the General Partner of such Notice of Redemption.

“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Subsidiary Partnership” means any partnership or limited liability company in which the General Partner, the Partnership, or a wholly owned Subsidiary of the General Partner or the Partnership owns a partnership or limited liability company interest

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Successor Entity” has the meaning set forth in the definition of “Adjustment Factor.”

“Target Balance” has the meaning set forth in Section 6.3(c).

“Tax Audit” means any action, suit, audit or claim made by any governmental authority in respect of any Tax matter of the Partnership.

“Tax Items” has the meaning set forth in Section 6.4(a).

“Tax Matters Representative” has the meaning set forth in Section 10.3(a).

“Tendered Units” has the meaning set forth in Section 8.6(a).

“Tendering Partner” has the meaning set forth in Section 8.6(a).

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Termination Transaction” has the meaning set forth in Section 11.2(b).

“Transaction” shall have the meaning set forth in Section 4.7(f).

“Transfer,” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include (a) any Redemption of Partnership Units by the Partnership or the General Partner, or acquisition of Tendered Units by the General Partner, pursuant to Section 8.6 or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Transfer Agent” means, with respect to any Partnership Units, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for such Partnership Units; provided, that if no Transfer Agent is specifically designated by the General Partner for such Partnership Units, the General Partner shall act in such capacity.

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.

“Unvested LTIP Units” has the meaning set forth in Section 4.6(c)(i).

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

“Value” means, on any date of determination with respect to a REIT Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination except that, as provided in Section 4.5(b), the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Equity Incentive Plan shall be substituted for such average of daily market prices for purposes of Section 4.5; provided, however, that for purposes of Section 8.6, the “date of determination” shall be the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date. The “Closing Price” on any date shall mean: (i) if the REIT Shares are listed or admitted to trading on any National Securities Exchange, the closing price, regular way, on such day as reported by such National Securities Exchange, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any National Securities Exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; (iii) if the REIT Shares are not listed or admitted to trading on any National Securities Exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; or (iv) if none of the conditions set forth in clauses (i), (ii), or (iii) is met then, unless the holder of the REIT Shares or OP Units and the General Partner otherwise agree, with respect to a REIT Share per OP Unit offered for redemption, the amount that a Holder of one OP Unit would receive if each of the assets of the Partnership were sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement.

In the event that the REIT Shares Amount includes Rights that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 4.6(c)(i).

“Vesting Agreement” means each or any, as the context implies, award agreement entered into by an LTIP Unitholder upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1. Organization. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2. Name. The name of the Partnership is “Rayonier Operating Partnership LP.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3. Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at [●], and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is [●]. The principal office of the Partnership is located at [to insert principal place of business] or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4. Power of Attorney.

(a) By executing this Agreement, each Limited Partner and each Assignee irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, Article XII or Article XIII or the Capital Contribution of any Partner in accordance with the terms of this Agreement; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

(ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or the Liquidator to amend this Agreement except in accordance with Article XIV or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership. Notwithstanding anything else set forth in this Section 2.4(b), no Limited Partner shall incur any personal liability for any action of the General Partner or the Liquidator taken under such power of attorney.

Section 2.5. Term. Pursuant to Sections 17-201(b) and 17-801 of the Act, the term of the Partnership commenced on [●], 20[●] and shall continue perpetually, unless it is dissolved pursuant to the provisions of Article X or as otherwise provided by law.

Section 2.6. Partnership Interests as Securities. All Partnership Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

ARTICLE III

PURPOSE

Section 3.1. Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act; provided, however, that, such business and arrangements and interests shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT (and avoid any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code) unless the General Partner, in its sole and absolute discretion, has chosen to cease to qualify as a REIT for any reason. Without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the qualification of the General Partner as a REIT inures to the benefit of all Partners and not solely to the General Partner or its Affiliates. In connection with the foregoing purpose and business, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire additional Properties necessary, useful or desirable in connection with its business.

Section 3.2. Powers.

(a) The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

(b) The Partnership may contribute from time to time Partnership capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).

(c) Notwithstanding any other provision in this Agreement, but without limiting the rights of any Limited Partner pursuant to Section 8.6, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner (i) could adversely affect the ability of the General Partner to qualify or continue to qualify as a REIT or the Partnership to be taxed as a partnership for U.S. federal income tax purposes, (ii) could subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership.

Section 3.3. Partnership Only for Partnership Purposes Specified. This Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise expressly provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, and the Partnership shall not be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4. Representations and Warranties by the Parties.

(a) Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) represents and warrants that this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner acquiring OP Units (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws. Each Partner acquiring OP Units further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial and tax matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment. Notwithstanding the foregoing, this Section 3.4(b) shall not apply to any Limited Partner acquiring OP Units in connection with the Merger.

(c) The representations and warranties contained in Sections 3.4(a) and 3.4(b) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(d) Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by the General Partner, any Partner or any employee or representative or Affiliate of the General Partner or any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(e) Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4(a) and 3.4(b) as applicable to any Partner (including, without limitation any Additional Limited Partner or Substituted Limited Partner or any transferee of either), provided, that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

Section 3.5. Not Taxable as a Corporation. It is intended that the Partnership be classified as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation under Code Section 7704. The Partnership shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership for U.S. federal income tax purposes. The Partnership shall not elect, pursuant to Code Section 761(a), to be excluded from the provisions of subchapter K of the Code. To ensure that Partnership Interests are not traded on an established securities market within the meaning of Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein, (i) the Partnership shall not participate in the establishment of any market or the inclusion of its Partnership Interests thereon, and (ii) the Partnership shall not recognize any Transfer made on any market by: (A) redeeming the transferor Partner (in the case of a redemption or repurchase by the Partnership); or (B) admitting the transferee as a Partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1. Capital Contributions of the Partners.

(a) Capital Contributions. Each Partner has made a Capital Contribution to the Partnership and owns Partnership Units in the amount and designation set forth for such Partner on the books and records of the Partnership or any Transfer Agent appointed by the General Partner from time to time, as the same may be amended, or caused to be amended, from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Sections 4.4, 10.4 or 13.2(c), the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

(b) General Partnership Interest. A number of OP Units held by the General Partner equal to one percent (1%) of all outstanding OP Units shall be deemed to be the General Partner Interest of the General Partner. All other Partnership Units, if any, held by the General Partner shall be deemed to be Limited Partner Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

Section 4.2. Classes and Series of Partnership Units. Until such time as additional classes or series of Partnership Units are created pursuant to Section 4.3(a), the Partnership shall have two classes of Partnership Units, entitled “OP Units” and “LTIP Units.” Subject to Section 4.6, OP Units, LTIP Units or Partnership Units of any additional class or series, in each case at the election of the General Partner in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for any Capital Contributions by such Partners and/or the provision of services by such Partners. Any Partnership Unit that is not specifically designated by the General Partner as being of a particular class or series shall be deemed to be an OP Unit.

Section 4.3. Issuances of Additional Partnership Interests.

(a) General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (iii) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any Subsidiary of the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (b) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions, (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (d) the voting rights, if any, of each such class or series of Partnership Interests and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests.

(b) Issuances to the General Partner. No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Units so issued, (ii) (a) the additional Partnership Units are (x) OP Units issued in connection with an issuance of REIT Shares or (y) Partnership Units (other than OP Units) issued in connection with an issuance of Preferred Shares, Junior Shares, New Securities or other interests in the General Partner (other than REIT Shares), which Preferred Shares, Junior Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner and (b) the General Partner directly or indirectly contributes or otherwise causes to be transferred to the Partnership the cash proceeds or other consideration, if any, received in connection with the issuance of such REIT Shares, Preferred Shares, Junior Shares, New Securities or other interests in the General Partner or (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.3(b), the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Sections 6.2(b) and 8.6) as it determines are necessary to reflect the issuance of such additional Partnership Interests, without the approval of any Limited Partner.

(c) No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.4. Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.4 without the approval of any Limited Partners.

(b) Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.3) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units or REIT Shares; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(d) General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to the General Partner (a “General Partner Loan”), if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds (provided, that the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner’s ability to remain qualified as a REIT) or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer by any Limited Partner of any Partnership Interest or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

(e) Issuance of Securities by the General Partner. The General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless the General Partner contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Units or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to Sections 4.5 or 8.6(b), (b) pursuant to a dividend or distribution (including any stock split) wholly or partly of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities or, (f) pursuant to share grants or awards made pursuant to any equity incentive plan of the General Partner. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the General Partner, and the direct or indirect contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if any, the Partnership shall pay any expenses of the General Partner associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 7.4(b) for the amount of such underwriter’s discount or other expenses, which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of such Section).

(f) Redemption of Securities of the General Partner. Except as otherwise provided in Section 8.6(b), if, at any time, any Preferred Shares, Junior Shares or New Securities are redeemed or otherwise repurchased (whether by exercise of a put or call, automatically or by means of another arrangement) by the General Partner, the Partnership shall, immediately prior to such redemption or repurchase, redeem or repurchase an equal number of Partnership Units held by the General Partner with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities upon the same terms and for the same price per Partnership Unit as such Preferred Shares, Junior Shares or New Securities are redeemed or repurchased. If, at any time, any REIT Shares are redeemed or otherwise repurchased (whether by exercise of a put or call, automatically or by means of another arrangement) by the General Partner, the Partnership shall, immediately prior to such redemption or repurchase, redeem or repurchase a number of Partnership Units held by the General Partner equal to the quotient of (i) the REIT Shares so redeemed or repurchased, divided by (ii) the Adjustment Factor then in effect, such redemption or repurchase to be upon the same terms and for the same price per Partnership Unit (after giving effect to application of the Adjustment Factor) as such REIT Shares are redeemed or repurchased.

Section 4.5. Equity Incentive Plan.

(a) Equity Awards Granted to General Partner Employees and Directors. If at any time or from time to time, in connection with an Equity Incentive Plan, the General Partner grants to any General Partner Employee or Director a restricted REIT Share, a restricted stock unit, stock option or other equity award denominated in REIT Shares, then the Partnership shall grant to the General Partner a Partnership Unit with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such restricted stock unit, stock option or other equity award (after giving effect to application of the Adjustment Factor).

(b) If any such stock option granted for REIT Shares is duly exercised:

(i) the General Partner shall, as soon as practicable after such exercise, make or cause to be made directly or indirectly a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option;

(ii) notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.5(a)(i), the General Partner shall be deemed to have contributed directly or indirectly to the Partnership, as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option; and

(iii) an equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.5(a)(ii).

(c) Special Valuation Rule. For purposes of this Section 4.5, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Equity Incentive Plan shall be considered.

(d) Forfeit of Equity Awards. If at any time or from time to time, any restricted REIT Share, restricted stock unit, stock option or other equity award denominated in REIT Share shall be forfeited, and the General Partner shall have a Partnership Unit with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such forfeited restricted stock unit, stock option or other equity award, then the General Partner shall forfeit such Partnership Unit (after giving effect to application of the Adjustment Factor) that was previously issued to the General Partner in respect of such forfeited restricted REIT Share, restricted stock unit, stock option or other equity award.

Section 4.6. LTIP Units.

(a) Issuance of LTIP Units. The General Partner may from time to time issue LTIP Units, in one or more classes or series established in accordance with Section 4.3, to Persons who provide services to the Partnership, for such consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Any provision herein relating to LTIP Units or LTIP Unitholders may be varied by the provisions applicable to an individual class or series of LTIP Units. Except to the extent a Capital Contribution is made with respect to an LTIP Unit, each LTIP Unit shall be intended to qualify as a profits interest in the Partnership within the meaning of the Code, the Regulations, and any published guidance by the IRS with respect thereto as specified in Section 4.6(c)(vi). Subject to the provisions of this Section 4.6 and the special provisions of Section 4.7 and 6.3(c), LTIP Units shall be treated as OP Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as holders of OP Units and LTIP Units shall be treated as OP Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and OP Units for conversion, distribution and other purposes, including without limitation complying with the following procedures:

(i) If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between OP Units and LTIP Units as existed prior to such Adjustment Event. The following shall be Adjustment Events: (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Units, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a capital contribution to the Partnership of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the OP Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any applicable Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole and absolute discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(ii) Unless otherwise provided in an LTIP Award or Vesting Agreement or by the General Partner with respect to any particular class or series of LTIP Units, the LTIP Unitholders shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per OP Unit (the “Partnership Unit Distribution”), paid to holders of OP Units on such Partnership Record Date established by the General Partner with respect to such distribution. Subject to the terms of any LTIP Award or Vesting Agreement, so long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on OP Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units. Subject to the terms of any LTIP Award or Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of OP Units are entitled to transfer their OP Units pursuant to Article XI of this Agreement.

(b) Priority. Subject to the provisions of this Section 4.6, the special provisions of Section 6.3(c) and the terms of any LTIP Award or Vesting Agreement, the LTIP Units shall rank pari passu with the OP Units as to the payment of regular and special periodic or other distributions and, subject to Sections 13.2(a)(iv) and Section 13.2(c) distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units or Partnership Interests which by its terms specifies that it shall rank junior to, on a parity with, or senior to the OP Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units.

(c) Special Provisions. LTIP Units shall be subject to the following special provisions:

(i) Vesting Agreements. LTIP Units may, in the sole and absolute discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. Vesting and forfeiture terms may include, without limitation, service conditions and performance conditions. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole and absolute discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units shall be treated as “Unvested LTIP Units.” Upon grant, the grantee of any LTIP Unit shall be treated as a Partner for all purposes hereunder. The Partners acknowledge that the liquidation value of each LTIP Unit will be zero upon grant for all purposes hereunder.

(ii) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership or the General Partner exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture.

(iii) Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 6.3(c).

(iv) Redemption. The Redemption right provided to Limited Partners under Section 8.6 shall not apply with respect to LTIP Units unless and until they are converted to OP Units as provided in clause (v) below and Section 4.7.

(v) Conversion to OP Units. Vested LTIP Units are eligible to be converted into OP Units under Section 4.7.

(vi) Tax Treatment. The Partners intend that the LTIP Units shall be classified as “profits interests” within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and the provisions of this Agreement shall be interpreted in a manner consistent with this intent.

(d) Voting. LTIP Unitholders shall (a) have the same voting rights as the holders of OP Units, with all Vested LTIP Units and Unvested LTIP Units voting as a single class with the OP Units and having one vote per

LTIP Unit and (b) have the additional voting rights that are expressly set forth below. So long as any LTIP Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of a majority of the LTIP Units (Vested LTIP Units and Unvested LTIP Units) outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Units so as to materially and adversely affect (as determined in good faith by the General Partner) any right, privilege or voting power of the LTIP Units or the LTIP Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the holders of OP Units; but subject, in any event, to the following provisions:

(i) With respect to any Transaction, so long as the LTIP Units are treated in accordance with Section 4.7(f) hereof, the consummation of such Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such; and

(ii) Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including, without limitation, additional OP Units or LTIP Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into OP Units.

Section 4.7. Conversion of LTIP Units.

(a) Unless otherwise provided in an LTIP Award or Vesting Agreement or by the General Partner with respect to any particular class or series of LTIP Units, an LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into OP Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such holder holds less than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such holder. LTIP Unitholders shall not have the right to convert Unvested LTIP Units into OP Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any LTIP Units into OP Units shall be subject to the conditions and procedures set forth in this Section 4.7.

(b) Unless otherwise provided in an LTIP Award or Vesting Agreement or by the General Partner with respect to any particular class or series of LTIP Units, a holder of Vested LTIP Units may convert such Units into an equal number of fully paid and nonassessable OP Units, giving effect to all adjustments (if any) made pursuant to Section 4.6. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to its ownership of LTIP Units, divided by (y) the OP Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit B to the Partnership (with a copy to the General Partner) not less than ten (10) nor more than sixty (60) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the LTIP Unitholders notice of a proposed or upcoming Transaction (as defined below in Section 4.7(f)) at least thirty (30) days prior to the effective date of such Transaction, then

LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the 10th day after such notice from the General Partner of a Transaction or (y) the third business day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.1. Each LTIP Unitholder covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 4.7(b) shall be free and clear of all liens. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6(a) relating to those OP Units that will be issued to such holder upon conversion of such LTIP Units into OP Units in advance of the Conversion Date; provided, however, that the redemption of such OP Units by the Partnership shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if he or she so wishes, the OP Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such OP Units under Section 8.6(b) of this Agreement by delivering to such holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into OP Units. The General Partner shall reasonably cooperate with an LTIP Unitholder to coordinate the timing of the different events described in the foregoing sentence.

(c) The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by an LTIP Unitholder to be converted (a “Forced Redemption”) into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 4.6; provided, however, that the Partnership may not cause a Forced Redemption of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.7(b). In order to exercise its right of Forced Redemption, the Partnership shall deliver a notice (a “Forced Redemption Notice”) in the form attached as Exhibit C to the applicable LTIP Unitholder not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Redemption Notice. A Forced Redemption Notice shall be provided in the manner provided in Section 15.1.

(d) A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Redemption Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of OP Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article XI may exercise the rights of such Limited Partner pursuant to this Section 4.7 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

(e) For purposes of making future allocations under Section 6.3(c) and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the OP Unit Economic Balance.

(f) If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Redemption with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction), provided, that nothing in this paragraph shall prevent the General Partner from determining to apply the same vesting conditions that applied to the underlying LTIP Units to the cash, securities, or other property received in connection with such exchange or conversion.

(g) In anticipation of such Forced Redemption and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Transaction in consideration for the OP Units into which such LTIP Unitholder’s LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction, the General Partner shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into OP Units in connection with such Transaction. If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by such LTIP Unitholder (or by any of such LTIP Unitholder’s transferees) the same kind and amount of consideration that a holder of a OP Unit would receive if such OP Unit holder failed to make such an election.

(h) Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and any Equity Incentive Plan, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 4.7 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into OP Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Op Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders

Section 4.8. No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.9. Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, unless otherwise determined by the General Partner in its sole and absolute discretion, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash to the capital of the Partnership. In addition, with the consent of the General Partner, one or more Limited Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

Section 4.10. No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

ARTICLE V

DISTRIBUTIONS

Section 5.1. Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation, the Partnership shall distribute the Available Cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such distribution period and in the following manner: (1) first, with respect to any Partnership Interests that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Interests (and, within such class(es), pro rata in proportion to the respective Percentage Interests on such Partnership Record Date) and (2) second, with respect to any Partnership Interests that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date). At the election of the General Partner, distributions payable with respect to any Partnership Units that were not outstanding during the entire distribution period in respect of which any distribution is made may be prorated based on the portion of the period that such Partnership Units were outstanding.

Notwithstanding anything herein to the contrary, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner, for so long as the General Partner desires to maintain or restore its qualification as a REIT, to pay stockholder dividends that will (a) satisfy the requirements for its qualification as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the General Partner, avoid any U.S. federal income or excise tax liability of the General Partner.

Each distribution in respect of a Partnership Unit shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Holder of such Partnership Unit as of the Partnership Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of a Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 5.2. Interests in Property not Held Through the Partnership. To the extent amounts distributed by the Partnership are attributable to amounts received from a property in which the General Partner or any Affiliate of the General Partner holds a direct or indirect interest (other than through the Partnership) (an “Outside Interest”), (i) such amounts distributed to the General Partner will be reduced so as to take into account amounts received pursuant to the Outside Interest and (ii) the amounts distributed to the Limited Partners will be increased to the extent necessary so that the overall effect of the distribution is to distribute what would have been distributed had such Outside Interest been held through the Partnership (treating any distribution made in respect of the Outside Interest as if such distribution had been received by the General Partner).

Section 5.3. Distributions In-Kind. No right is given to any Partner to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in-kind of Partnership assets to the Holders in accordance with the rights of such class of Partnership Interests (and, within such class(es), pro rata in proportion to the respective Percentage Interests on such Partnership Record Date), and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, VI and X.

Section 5.4. Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of any state or local tax law and Section 10.4 with respect to any allocation, payment or distribution to any Holder (or otherwise paid on behalf or with respect to such Holder) shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.5. Distributions Upon Liquidation. Notwithstanding the other provisions of this Article V, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.2.

Section 5.6. Distributions to Reflect Issuance of Additional Partnership Units. Notwithstanding Section 7.3(b), in the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV, subject to Section 7.3(d), the General Partner is hereby authorized to make such revisions to this Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.

Section 5.7. Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE VI

ALLOCATIONS

Section 6.1. Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article VI, and subject to Section 11.6(c) hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2. General Allocations.

(a) Allocations of Net Income and Net Loss.

(i) Net Income. Except as otherwise provided herein, Net Income for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A) First, to the General Partner to the extent the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (ii)(B) below exceeds the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (i)(A);

(B) Thereafter, to the Holders of Partnership Interests in accordance with their respective Percentage Interests.

(ii) Net Loss. Except as otherwise provided herein, Net Loss for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A) First, to the Holders of Partnership Interests with positive Adjusted Capital Account balances in accordance with their respective Percentage Interests until their Adjusted Capital Account balances are reduced to zero;

(B) Thereafter, to the General Partner.

(b) Allocations to Reflect Issuance of Additional Partnership Units. Notwithstanding Section 7.3(b) hereof, in the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, the General Partner is hereby authorized to make such revisions to this Section 6.2 as it determines are necessary or desirable to reflect the terms of the issuance of such additional Partnership Units.

Section 6.3. Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2, or any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders of OP Units in accordance with their Percentage Interests. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss (as defined in Regulations Section 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. It is intended that this Section 6.3(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) No Excess Deficit. Loss or items thereof shall not be allocated to any Holder to the extent such allocation would cause an Adjusted Capital Account Deficit with respect to such Holder at the end of any Partnership Year.

(vi) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Curative Allocations. The allocations set forth in Section 6.3(a)(i), (ii), (iii), (iv), (v), and (vi) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. The Partnership shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Partnership that are secured by multiple Properties under any reasonable method chosen by the General Partner in accordance with Regulations Section 1.752-3(a)(3) and (b). The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership under any method approved under Regulations Section 1.752-3(a)(3) as chosen by the General Partner.

(c) Special Allocations Regarding LTIP Units.

(i) Notwithstanding the provisions of Section 6.2 above, after giving effect to the allocations in Sections 6.3(a)(i) through (v) and Sections 6.2(a)(i)(A) through (C), Liquidating Gains shall first be allocated to the LTIP Unitholders until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the OP Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (the “Target Balance”). Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner pursuant to this Section 6.3(c); provided, however, that unless otherwise specified by the General Partner in the grant of specific LTIP Units, no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets under Code Section 704(b). The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units, plus the amount of their allocable share of any Partner Minimum Gain or Partnership Minimum Gain attributable to such LTIP Units. Similarly, the “OP Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.3(c) (including, without limitation, any expenses of the Partnership reimbursed to the General Partner pursuant to Section 7.4(b)), divided by (ii) the number of the General Partner’s OP Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 6.3(c).

(ii) Liquidating Gain allocated to an LTIP Unit holder will generally be attributed in the following order: (A) first, to Vested LTIP Units held for more than two years, (B) second, to Vested LTIP Units held for two years or less, (C) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the General Partner, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (D) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated serially (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the category) in the order of smallest Book-Up Target to largest Book-Up Target. For purposes of the previous sentence, “Book-Up Target” for an LTIP unit means (i) initially the OP Unit Economic Balance as determined on the date such LTIP Unit was granted and (ii) thereafter, the remaining balance, if any required to be allocated to such LTIP Unit for the Economic Capital Account Balance of the holder of such LTIP Unit, to the extent attributable to such LTIP Unit, to be equal to the OP Unit Economic Balance.

(iii) After giving effect to the special allocations set forth above, if, due to distributions with respect to OP Units in which the LTIP Unit holders do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former LTIP Unit holder attributable to such LTIP Unit holder’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit holder, or Liquidating Gains shall be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner. For this purpose, “Liquidating Loss” means any net loss realized in connection with the actual or hypothetical sale of substantially all of the assets of the partnership, including but not limited to net loss realized in connection with an adjustment to the Gross Asset Value of Partnership Assets under Code Section 704(b).

(iv) The parties agree that the intent of this Section 6.3(c) is (A) to the extent possible to make the Economic Capital Account Balance associated with each LTIP Unit economically equivalent to the OP Unit Economic Balance and (B) to allow conversion of an LTIP Unit (assuming prior vesting) into an OP Unit when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 6.3(c)(i) so that parity described in the definition of Target Balance has been achieved. The General Partner shall be permitted to interpret this Section 6.3(c)(iv) or to amend this Agreement to the extent necessary and consistent with this intention.

(v) In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.3(c), Profits allocable under clause 6.2 and any Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

(vi) If an LTIP Unit holder forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 6.3(c), (A) the portion of such LTIP Unit holder’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit holder’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in Section 6.3(c)(ii) above as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit holder’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the OP Unit Economic Balance and (B) such LTIP Unit holder’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (A) above.

(vii) LTIP Units are intended to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001). For any fiscal year in which distributions are actually made to Holders of LTIP Units, after all other allocations have been tentatively made pursuant to this Section 6.3, if necessary to cause the Capital Accounts relating to any LTIP Units to be equal (immediately before such distributions and so as to avoid negative Capital Accounts) to the amounts distributed to the holders of the LTIP Units, the General Partner, in its discretion, may allocate appropriate items of gross income that are accrued and realized following the issuance of the relevant

LTIP Units to the Holders of such LTIP Units. If there are insufficient items of gross income to be allocated to the Holders of the LTIP Units, then such distributions shall, to the extent of such excess, be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

(d) Allocations to Reflect Outside Interests. Any income or loss to the Partnership associated with an Outside Interest shall be specially allocated so as to take into account amounts received by, and income or loss allocated to, the General Partner or any Affiliate of the General Partner with respect to such Outside Interest so that the overall effect is to allocate income or loss in the same manner as would have occurred had such Outside Interest been held through the Partnership (treating any allocation in respect of the Outside Interest as if such allocation had been made to the General Partner).

Section 6.4. Tax Allocations.

(a) In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Partnership Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3.

(b) Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.4(a), Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner; provided, that with respect to any “forward 704(c) layer” created in connection with property contributed in connection with the transactions contemplated by the Merger Agreement, the Partnership shall use the traditional method with curative allocations, with the curative allocations applied only on the disposition of the applicable property, as described in Treasury Regulations Section 1.704-3(c), without limiting its curative allocations to one or more particular tax items (e.g., only depreciation from a specific property or properties). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article I), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations or under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner; provided, that with respect to any “reverse 704(c) layer” created in connection with the transactions contemplated by the Merger Agreement, the Partnership shall use the traditional method with curative allocations, with the curative allocations applied only on the disposition of the applicable property, under Treasury Regulations Section 1.704-3(c), without limiting the curative allocations to one or more particular tax items (e.g., only depreciation from a specific property or properties).

(c) Notwithstanding the foregoing provisions of this Agreement, the General Partner in its sole and absolute discretion shall make such allocations as may be needed to ensure that allocations are in accordance with the interests of the Partners of the Partnership, within the meaning of the Code and Regulations. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole and absolute discretion. Notwithstanding anything to the contrary contained in this Agreement, for the proper administration of the Partnership, the General Partner may (A) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under Sections 704(b) or 704(c) of the Code, and (B) adopt and employ or modify such conventions and methods as the General Partner determines in its sole and absolute discretion to be appropriate for (i) the determination of Tax Items and the allocation of such Tax Items among Partners and between transferors and transferees under this Agreement pursuant to the Code and Regulations promulgated thereunder, (ii) the determination of the identities and tax classifications of Partners, (iii) the valuation of the Partnership’s assets and the determination of tax basis,

(iv) the allocation of asset values and tax basis, (v) the adoption and maintenance of accounting methods, and (vi) taking into account differences between the Gross Asset Values of the assets of the Partnership and adjusted tax basis pursuant to Code Section 704(c) and the Regulations promulgated thereunder.

(d) Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of OP Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Code Section 6031(c), or pursuant to any other method determined by the General Partner in its sole and absolute discretion.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1. Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Partners with or without cause, except with the consent of the General Partner. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1, including, without limitation, taking the actions and decisions set forth below:

(i) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money or selling assets to permit the Partnership to make distributions in such amounts as will permit the General Partner (so long as the General Partner desires to maintain or restore its qualification as a REIT) to avoid the payment of any income or excise tax under the Code and to make distributions to its stockholders sufficient to permit the General Partner to maintain or restore REIT qualification or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Exchange Act and the listing of any debt securities of the Partnership on any exchange;

(iii) subject to Section 11.2, the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(iv) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the assignment of any assets of the Partnership in trust for creditors or on the promise of the assignee to pay the debts of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the

Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

(v) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner and its Subsidiaries and the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

(vi) the management, operation, leasing, landscaping, harvesting, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary, whether pursuant to a Services Agreement or otherwise;

(vii) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel and other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(viii) the distribution of cash or other assets of the Partnership in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership and the collection and receipt of revenues, rents and income of the Partnership;

(ix) the maintenance of such insurance for the benefit of the Partnership and the Partners (including, without limitation, the General Partner) as the General Partner deems necessary or appropriate, including, without limitation, (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder;

(x) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the General Partner deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that as long as the General Partner desires to maintain or restore its qualification as a REIT, the General Partner and the Partnership may not engage in any such formation, acquisition or contribution that would cause it to fail to qualify as a REIT;

(xi) the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xii) the taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Partnership in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by National Securities Exchange requirements;

(xiii) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiv) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xv) except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Partnership property distributed in-kind using such reasonable method of valuation as it may adopt; provided, that such methods are otherwise consistent with the requirements of this Agreement;

(xvi) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(xvii) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xviii) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xix) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(xx) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xxi) the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(xxii) the selection and dismissal of agents, outside attorneys, accountants, consultants and contractors of the Partnership, the determination of their compensation and other terms of hiring;

(xxiii) the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption right under Section 8.6;

(xxiv) maintaining or causing to be maintained, the books and records of the Partnership or the Transfer Agent to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the number of Partnership Units (including any issuance thereof), the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise;

(xxv) the determination regarding whether a payment to a Partner who exercises its Redemption right under Section 8.6 that is assumed by the General Partner will be paid in the form of the Cash Amount or the REIT Shares Amount, except as such determination may be limited by Section 8.6.

(xxvi) the collection and receipt of revenues and income of the Partnership;

(xxvii) the registration of any class of securities of the Partnership under the Securities Act or the Exchange Act;

(xxviii) the entering into of listing agreements with any National Securities Exchange and the listing of any securities of the Partnership on any such exchange;

(xxix) an election to dissolve the Partnership pursuant to Section 13.1(d); and

(xxx) the taking of any action necessary or appropriate to enable the General Partner to qualify or continue to qualify as a REIT (so long as the General Partner desires to maintain or restore its qualification as a REIT).

(b) Each of the Limited Partners agrees that, except as provided in Section 7.3 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation and, in the absence of any specific corporate action on the part of the General Partner to the contrary, the taking of any action or the execution of any such document or writing by an officer of the General Partner, in the name and on behalf of the General Partner, in its capacity as the general partner of the Partnership, shall conclusively evidence (1) the approval thereof by the General Partner, in its capacity as the general partner of the Partnership, (2) the General Partner’s determination that such action, document or writing is necessary or desirable to conduct the business and affairs of the Partnership, exercise the powers of the Partnership under this Agreement and the Act or effectuate the purposes of the Partnership, or any other determination by the General Partner required by this Agreement in connection with the taking of such action or execution of such document or writing, and (3) the authority of such officer with respect thereto.

(c) At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(d) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. Except as may be provided in a separate written agreement between the Partnership and the Limited Partners, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of a tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement or applicable Law; provided, that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

Section 7.2. Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Except as otherwise required under the Act, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.3. Restrictions on General Partner’s Authority.

(a) The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority in Interest of the Outside Limited Partners or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement and may not (1) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or (2) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (A) the General Partner or the Partnership from performing its specific obligations under Section 8.6 in full or (B) a Limited Partner from exercising its rights under Section 8.6 to effect a Redemption in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

(b) The General Partner may amend, modify or repeal any provision of this Agreement in any respect; provided that, without the written consent of a Majority in Interest of the Outside Limited Partners, the General Partner shall not amend, modify or repeal, including by way of merger or consolidation, the following provisions in any manner that disproportionately affects the Outside Limited Partners: Section 4.3, Article V, Article VI, Article VII (including this Section 7.3(b)), Section 8.6, Sections 11.2 or 11.3 or Article XIV.

(c) Notwithstanding Sections 7.3(b) and 14.2, the General Partner shall have the exclusive power, without the prior consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to cause the Partnership or the Transfer Agent to amend its books and records in connection with such admission, substitution or withdrawal;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional Partnership Units or Partnership Interests issued or established pursuant to this Agreement;

(vi) (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore its qualification as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest among the General Partner, and any Qualified REIT Subsidiary or entity that is disregarded as an entity separate from the General Partner for U.S. federal income tax purposes;

(vii) to modify either or both the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed or maintained (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations);

(viii) to issue additional Partnership Interests in accordance with Section 4.3;

(ix) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the General Partner and which does not violate Section 7.3(d);

(x) as may be required to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement; and

(xi) for the purposes contemplated by Section 11.3(e).

The General Partner will provide notice to the Limited Partners whenever any action under this Section 7.3(c) is taken.

(d) Notwithstanding Sections 7.3(b) and 7.3(c), this Agreement shall not be amended (including by way of merger or consolidation), and no action may be taken by the General Partner without the consent of each Partner adversely affected thereby, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article V or Section 13.2(a)(iv), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.3, 7.3(c) and Article VI), (iv) alter or modify the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Section 8.6, or amend or modify any related definitions or (v) amend this Section 7.3(d). Further, no amendment or action may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 7.3 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4. Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, including, without limitation, (i) expenses that the General Partner and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, (iii) director fees and expenses and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Sections 10.3 and 7.7. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for U.S. federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c) If the General Partner shall elect to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that: (1) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay or cause to be paid to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of REIT Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (2) if such REIT Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by the General Partner equal to the number of such REIT Shares, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units held by the General Partner).

(d) As set forth in Section 4.3, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to its offering of REIT Shares, Preferred Shares, Junior Shares or New Securities.

(e) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.4 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments with respect to capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.5. Outside Activities of the General Partner. The General Partner shall not directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Partnership Interests, (b) the management of the business of the Partnership, (c) the operation of the General Partner as a reporting company with one or more classes of securities registered under the Exchange Act, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership or its assets or activities, (f) any of the foregoing activities as they relate to a Subsidiary of the Partnership, and (g) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner from (i) executing guarantees of Partnership Debt, (ii) holding such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided, that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to Section 7.4(b), be applied for the benefit of the Partnership) or (iii) acquiring Qualified Assets.

Section 7.6. Contracts with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) The Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

(c) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d) The General Partner, in its sole and absolute discretion, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership’s Subsidiaries.

(e) The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any Services Agreement with Affiliates of any of the Partnership or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7. Indemnification.

(a) The Partnership shall, to the maximum extent permitted by applicable law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to each Indemnitee; provided, however, that the Partnership shall not indemnify an Indemnitee (1) for material acts or omissions that were committed in bad faith or were the result of active and deliberate dishonesty, (2) for any transaction for which such Indemnitee received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise (unless otherwise provided by the terms of any such guaranty or other instrument), for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

(b) To the fullest extent permitted by law, and without requiring a preliminary determination of the Indemnitee’s ultimate entitlement to indemnification under Section 7.7(a) above, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the proceeding upon receipt by the Partnership of (1) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized by Section 7.7(a) has been met and (2) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (1) material acts or omissions that were committed in bad faith or were the result of active and deliberate dishonesty, (2) any transaction in which such Indemnitee received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement or applicable law, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

(f) In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.8. Liability of the General Partner and Affiliates.

(a) Notwithstanding anything to the contrary set forth in this Agreement, to the maximum extent that Delaware law in effect from time to time permits, none of the General Partner, its Affiliates or their respective directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such Affiliate or such director or officer acted in good faith.

(b) The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership and the Limited Partners and its own stockholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or its own stockholders (including, without limitation, the tax consequences to Limited Partners, Assignees or its own stockholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. If there is a conflict between the interests of the stockholders of the General Partner on one hand and the Limited Partners on the other, the Limited Partners expressly acknowledge that the General Partner will fulfill its duties to such Limited Partners by acting in the best interests of the stockholders of the General Partner. The General Partner shall not be liable under this Agreement to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 7.1, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement.

(e) Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or stockholder of the General Partner or any of its Affiliates shall be liable to the Partnership for money damages except for (1) active and deliberate dishonesty established by a nonappealable final judgment or (2) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement.

(f) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its Affiliates’ or their officers’ and directors’, liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9. Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d) Notwithstanding any other provision of this Agreement or the Act, but without limiting the rights of any Limited Partner pursuant to Section 8.6, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of the General Partner to qualify or to continue to qualify as a REIT or the Partnership to be taxed as a partnership for U.S. federal income tax purposes, or (2) without limitation of the foregoing clause, to avoid the General Partner or the Partnership incurring any income or excise taxes under the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying in good faith thereon or claiming thereunder that (1) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (2) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (3) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1. Limitation of Liability. The Limited Partners shall have no liability under this Agreement (other than for breach thereof) except as expressly provided in Sections 10.4 and Section 13.2(c) or under the Act.

Section 8.2. Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or director of the General Partner, the

Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, stockholder or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3. Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6(e) and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6(e) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4. Return of Capital. Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Article VI hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5. Adjustment Factor. The Partnership shall notify any Limited Partner, upon written request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

Section 8.6. Redemption Rights.

(a) Each Limited Partner shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the OP Units held by such Limited Partner (such OP Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”), provided, however, that the Partnership shall not be obligated to satisfy such Redemption for the Cash Amount if the General Partner elects to exchange the Tendered Units for the applicable REIT Shares Amount pursuant to Section 8.6(b). The Tendering Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions in respect thereof paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the right (the “Tendering Partner”). The Cash Amount (or, if the General Partner elects to exchange the Tendered Units for the applicable REIT Shares Amount pursuant to Section 8.6(b), the REIT Shares Amount) shall be payable to the Tendering Partner on the Specified Redemption Date.

(b) Notwithstanding Section 8.6(a) above, if a Limited Partner has delivered to the General Partner a Notice of Redemption, then the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and other transfer of REIT Shares set forth in Section 8.6(c)), elect to assume and satisfy the

Partnership’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as of the Specified Redemption Date) and, if the General Partner so elects, the Tendering Partner shall sell the Tendered Units to the General Partner in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units for the Cash Amount. In the event the General Partner purchases OP Units with respect to the exercise of a Redemption right, the Partnership shall have no obligation to pay any amount to the Tendering Partner with respect to such Tendering Partner’s exercise of such Redemption right, and each of the Tendering Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Tendering Partner as a sale of the Tendering Partner’s OP Units to the General Partner for U.S. federal income tax purposes. The General Partner shall give such Tendering Partner written notice of its election on or before the close of business on the fifteenth (15th) Business Day after its receipt of the Notice of Redemption.

(c) Notwithstanding the provisions of Sections 8.6(a) and 8.6(b), a Limited Partner shall not be entitled to exercise the Redemption right if the delivery of REIT Shares to such Limited Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6(b) hereof (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.6(b)) would, in the sole and absolute discretion of the General Partner, create a significant risk of (i) REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iii) the General Partner owning, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the General Partner, the Partnership or a Subsidiary Partnership, within the meaning of Section 856(d)(2)(B) of the Code, (iv) otherwise cause the General Partner to fail to qualify as a REIT under the Code, or (v) cause the acquisition of REIT Shares by such Limited Partner to be “integrated” with any other distribution of REIT Shares or OP Units for purposes of complying with the registration provisions of the Securities Act. To the extent any attempted Redemption would be in violation of this Section 8.6(c), it shall be null and void ab initio and the Tendering Partner shall not acquire any rights or economic interest in the REIT Shares otherwise issuable upon such exercise. The General Partner, in its sole and absolute discretion, may waive the restriction on Redemption set forth in this Section 8.6(c).

(d) The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such REIT Shares entered into by the Tendering Partner. Notwithstanding any delay in such delivery (but subject to Section 8.6(f)), the Tendering Partner shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date. In addition, the REIT Shares for which the Partnership Units might be exchanged shall also bear any applicable legend set forth in the Charter or other organizational documents of the General Partner.

(e) Each Limited Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the Partnership or General Partner, as applicable, free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the Partnership or the General Partner, as applicable, shall be under no obligation to acquire the same and shall be indemnified and held harmless for any losses with respect thereto. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

(f) Notwithstanding anything herein to the contrary (but subject to Section 8.6(c)), with respect to any Redemption pursuant to this Section 8.6: (i) a portion of the OP Units acquired by the General Partner pursuant thereto shall automatically, and without further action required, be converted into and deemed to be General Partner Interests and all other OP Units shall be deemed to be Limited Partner Interests and held by the General Partner in its capacity as a Limited Partner in the Partnership to the extent necessary so that, immediately after such Redemption, the requirements of Section 4.1(b) continue to be met; (ii) without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion, each Limited Partner may effect a Redemption or exchange for REIT Shares no more than one (1) time per quarter; (iii) without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion, each Limited Partner may not effect a Redemption for less than one thousand (1,000) OP Units or, if the Limited Partner holds less than one thousand (1,000) OP Units, all of the OP Units held by such Limited Partner; (iv) without the consent of the General Partner, each Limited Partner may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution, and in such case the “Specified Redemption Date” shall be the calendar day following the record date established for such distribution to the General Partner’s stockholder (or if such date is not a Business Day, the immediately subsequent Business Day); (v) the consummation of any Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Partner shall continue to own all OP Units subject to any Redemption, and be treated as a Limited Partner with respect to such OP Units for all purposes of this Agreement, until such OP Units are transferred to the Partnership or the General Partner, as applicable, and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to such OP Units of the Tendering Partner.

(g) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount or REIT Shares, as applicable, shall be paid or issued by the Partnership directly to such Assignee and not to such Limited Partner.

(h) In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.4, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1. Records and Accounting.

(a) The General Partner shall keep or cause to be kept at the principal office of the Partnership or the Transfer Agent, as applicable, those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5 or 9.3 hereof.

(b) The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles. The Partnership also shall maintain its tax books on the accrual basis.

Section 9.2. Partnership Year. The Partnership Year shall be the calendar year unless otherwise required under the Code.

Section 9.3. Reports.

(a) As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with U.S. GAAP, such statements to be audited by nationally recognized independent public accountants selected by the General Partner.

(b) If and to the extent that the General Partner mails quarterly reports to its stockholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulations, or as the General Partner determines to be appropriate.

(c) The General Partner shall have satisfied its obligations under Sections 9.3(a) and 9.3(b) by posting or making available the reports required by this Section 9.3 on either the Electronic Data Gathering, Analysis, and Retrieval, or “EDGAR” database maintained by the SEC, or the website maintained from time to time by the Partnership or the General Partner.

(d) At the request of any Limited Partner, the General Partner shall provide access to the books, records and work papers upon which the reports required by this Section 9.3 are based, to the extent required by the Act.

Section 9.4. Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner may, at its option and in its discretion, issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned as of the date of such certificate. If issued, any such certificates (a) shall be in form and substance as approved by the General Partner, (b) shall not be negotiable, and (c) shall bear a legend substantially similar to the following: “This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Amended and Restated Agreement of Limited Partnership of Rayonier Operating Partnership LP, as amended from time to time.”

ARTICLE X

TAX MATTERS

Section 10.1. Preparation of Tax Returns. At the expense of the Partnership, the General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within one-hundred and twenty (120) days of the close of the Partnership Year that includes the Closing Date (as defined in the Merger Agreement) or within ninety (90) days of the close of any other Partnership Year, to each Limited Partner who was a Limited Partner at any time during such Partnership Year a Schedule K-1 and such other information, if any, with respect to the Partnership as the General Partner determines may be necessary for the preparation of such Limited Partner’s federal and state income tax returns; provided, that to the extent information from third parties required to produce any of the foregoing information is unavailable at such time and the General Partner has reasonably attempted to obtain such information, the General Partner may furnish such information to the Limited Partners as soon as it becomes available. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties (other than Contributed Property contributed or deemed contributed to the Partnership as part of the transactions contemplated by the Merger Agreement), including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.2. Tax Elections and Other Tax Matters.

(a) All elections required or permitted to be made by the Partnership under the Code or any applicable state, local or foreign tax law shall be made by the General Partner in its sole and absolute discretion, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners. In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article VI of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(b) The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any Partnership Interest transferred to a service provider in connection with the performance of services while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Representative is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement. In the event the Safe Harbor Election is rendered moot or obsolete by future legislation that amends Section 83 of the Code, this Section 10.2(b) shall have no effect. The liquidation value of each LTIP Unit shall be zero upon grant as provided in Section 4.6(c)(i).

(c) Each Limited Partner shall be required to provide such information as reasonably requested by the Partnership in order to determine whether such Limited Partner (i) owns, directly or constructively (within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code and Section 7704(d)(3) of the Code), 5% or more of the value of the Partnership or (ii) owns, directly or constructively (within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code and Section 7704(d)(3) of the Code), 10% or more of (x) the stock, by voting power or value, of a tenant (other than a TRS) of the Partnership that is a corporation or (y) the assets or net profits of a tenant of the Partnership that is a non-corporate entity.

Section 10.3. Tax Matters Representative.

(a) The General Partner or its designee shall be designated the “tax matters partner,” “partnership representative” or any similar role, as applicable, within the meaning of the Code and applicable state, local or foreign tax law, and shall have all the rights, authority and power and shall be subject to all of the obligations associated therewith to the extent provided in the Code, Regulations and applicable state, local or foreign tax law (the “Tax Matters Representative”) with respect to operations conducted by the Partnership pursuant to this Agreement. In all other cases, the Tax Matters Representative is authorized to represent the Partnership (at the expense of the Partnership) in connection with all tax matters to the extent allowed by law, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Representative shall at the expense of the Partnership furnish the Partners with timely status reports regarding any material tax contest involving the Partnership, including any negotiation between the IRS (or any relevant state or local taxing authority) and the Partnership. As the Tax Matters Representative, the General Partner may cause the Partnership to make all elections required or permitted to be made by the Partnership under the Code or any state, local or foreign tax law (except as otherwise provided herein). In exercising its responsibilities as Tax Matters Representative, the General Partner shall have authority and final decision-making authority with respect to all federal, state, local, and foreign tax matters involving the Partnership. Any person who serves as Tax Matters Representative shall not be liable to the Partnership or any Partner for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes bad faith, willful misconduct, gross negligence, fraud or a material breach of this Agreement. Any expenses incurred by the Tax Matters Representative, or in a similar capacity as set forth in this Section 10.3, shall be allocated to and charged to the Partnership as an expense of the Partnership for which the Tax Matters Representative shall be reimbursed. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(b) Each Partner shall give prompt notice to the Tax Matters Representative of any and all notices it receives from the IRS or any relevant state or local taxing authority concerning the Partnership and its federal, state or local income tax return. If any administrative proceeding contemplated under Code Section 6223 has begun, the Partners shall, upon request by the Tax Matters Representative, notify the Tax Matters Representative of their treatment of any Partnership item on their U.S. federal income tax return, if applicable, which is or may be inconsistent with the treatment of that item on the Partnership’s return. Any Partner who enters into a settlement agreement with the IRS with respect to Partnership items shall notify the General Partner of such settlement agreement and its terms within thirty (30) days after the date of such settlement.

(c) No Partner shall file a notice with the IRS under the Code in connection with such Partner’s intention to treat an item on such Partner’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Partnership’s U.S. federal income tax return, unless such Partner has, not less than thirty (30) days prior to the filing of such notice, provided the Tax Matters Representative with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Representative shall reasonably request.

(d) Each Partner and former Partner agrees to indemnify and hold harmless the Partnership and the General Partner from and against any liability for any “imputed underpayment” as defined in Code Section 6225 (including any interest and penalties) imposed on the Partnership and attributable to such Partner’s allocable share of any adjustment to any item of Partnership income, gain, loss, deduction or credit, or the allocation of all or a portion of any such item among the Partners, in any Partnership Year in which such Partner or former Partner was a partner in the Partnership, as determined by the General Partner in its discretion.

(e) The obligations of this Section 10.3 shall survive the Transfer of a Partnership Unit, the withdrawal of any Partner, and the termination of the Partnership and this Agreement.

(f) The taking of any action and the incurring of any expense by the Tax Matters Representative in connection with any tax proceeding, except to the extent otherwise provided in this Agreement or required by law, is a matter in the sole and absolute discretion of the Tax Matters Representative and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the Tax Matters Representative in its capacity as such. Any decision made by the Tax Matters Representative, including, without limitation, whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Representative’s discretion, including in cases where the IRS, in connection with a Tax Audit governed by the Partnership Tax Audit Rules, proposes a Covered Audit Adjustment, determining, in its sole and absolute discretion, whether, to the extent that such election is available under the Partnership Tax Audit Rules, to make a Push-Out Election.

(g) If the Tax Matters Representative makes a Push-Out Election with respect to a Covered Audit Adjustment, each Partner (including transferees or successors of any Partner) covenants and agrees that it shall

(1) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and (2) cooperate with the Partnership and the Tax Matters Representative in good faith. Notwithstanding the foregoing, if the Partnership is required to pay any tax, addition to tax, penalty, or interest following a Push-Out Election because any portion of the applicable Covered Audit Adjustment would otherwise be subject to withholding by the Partnership under Chapters 3 or 4 of Subtitle A of the Code, any such amounts shall be considered Partnership Level Taxes with respect to the applicable Partners subject to the provisions of Section 10.4.

(h) To the extent that the Tax Matters Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Tax Matters Representative may make Imputed Underpayment Modifications (taking into account whether the Tax Matters Representative has received all requisite information on a timely basis from the Partners), and each Partner shall, as reasonably requested by the Tax Matters Representative, take such actions as may be necessary or prudent for the Tax Matters Representative to seek an Imputed Underpayment Modification. To the extent that the Tax Matters Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Tax Matters Representative is authorized, pursuant to Section 4.4, to obtain a loan on behalf of the Partnership to pay any Partnership Level Taxes.

(i) Each Partner agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things reasonably requested by the Tax Matters Representative in connection with any Tax Audit. If reasonably requested by the Tax Matters Representative, each Partner shall deliver to the Tax Matters Representative: (i) any certificates, forms, affidavits, or instruments reasonably requested by the Tax Matters Representative relating to such Partner’s status under any tax laws (including, but not limited to, evidence of the filing of tax returns and/or payment of tax), and (ii) any information reasonably requested by the Tax Matters Representative in connection with the Partnership Tax Audit Rules (including, but not limited to, upper-tier shareholder specific information if a Partner is or becomes an S corporation for U.S. federal income tax purposes, upper-tier partner specific information if a Partner is or becomes a partnership for U.S. federal income tax purposes, tax returns, information regarding the character of income as capital gain or qualified dividend income, and information regarding passive activity losses).

Section 10.4. Tax Payments and Obligations.

(a) Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445, 1446, or 1471-1474 and the Treasury Regulations thereunder. Neither the Partnership nor the General Partner shall be liable for any excess taxes withheld or paid in respect of any Limited Partner’s Partnership Interest, and, in the event of any such overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any withheld amounts shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall reasonably request in order to perfect or enforce the security interest created hereunder.

(b) If the Partnership or the General Partner, as determined by the General Partner in its discretion, becomes liable as a result of (i) a failure to withhold and remit taxes in respect of any Partner or (ii) any assessment against the Partnership that is allocable to any Partner, as reasonably determined by the General Partner, then such Partner shall, unless agreed to in writing with the General Partner, at the discretion of the General Partner, either (x) to the fullest extent permitted by law, directly indemnify and hold harmless the Partnership and the General Partner in respect of all such taxes, including interest and, other than in the case of negligence by the Partnership or the General Partner, penalties, and any reasonable expenses incurred in any examination, determination, resolution and payment of such liability or (y) make a payment to the Partnership or the General Partner in an amount equal to the cost of the taxes, interest, penalties and other reasonable expenses described in clause (x) above.

(c) The obligations of this Section 10.4 shall survive the Transfer of a Partnership Unit, the withdrawal of any Limited Partner, and the termination of the Partnership and this Agreement.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1. Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio unless consented to by the General Partner in its sole and absolute discretion.

(c) Except in accordance with the terms and conditions set forth in this Article XI, no Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner in its sole and absolute discretion; provided, that, as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem any Partnership Units in which a security interest is held by such lender concurrently with such time as such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code Section 752.

Section 11.2. Transfer of General Partner’s Partnership Interest.

(a) The General Partner may not Transfer any of its Partnership Interests except in connection with (i) a transaction permitted under Section 11.2(b), (ii) any merger (including, without limitation, a triangular merger), consolidation or other combination of the General Partner with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the stockholders of the General Partner immediately prior to such transaction, (iii) a transfer to any Subsidiary of the General Partner or (iv) as otherwise permitted under this Agreement, nor shall the General Partner withdraw as General Partner except in connection with a transaction permitted under Section 11.2(b) [or any merger, consolidation, or other combination permitted under clause (ii) of this Section 11.2(a)].

(b) The General Partner shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person (other than any transaction permitted by Section 11.2(a)), any sale of all or substantially all of its assets or any reclassification or recapitalization of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Adjustment Factor”) (“Termination Transaction”), unless (i) it receives the consent of a Majority in Interest of the Outside Limited Partners, (ii) immediately following such merger, consolidation, combination, sale, reclassification or recapitalization (and any subsequent contribution of property and assets from the General Partner to the Partnership), substantially all of the assets of the surviving entity consist of OP Units and such surviving entity shall have expressly assumed all of the General Partner’s obligations hereunder, including without limitation the obligations set forth in Section 8.6, or (iii) in connection with which all Partners (other than the General Partner and any Subsidiary of the General Partner) who hold OP Units either will receive, or will have the right to receive, for each OP Unit an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid in the Termination Transaction to or received by a holder of REIT Shares in consideration of one such REIT Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided, however, that, if in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner, each holder of OP Units shall receive, or shall have the right to receive without any right of Consent set forth above in this Section 11.2(b), the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption right and received REIT Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon sold, tendered or exchanged such REIT Shares pursuant to such purchase, tender or exchange offer immediately prior to the expiration thereof.

(c) The General Partner shall not enter into an agreement or other arrangement or transaction (including any transaction permitted under Sections 11.2(a) or 11.2(b)) providing for or facilitating the creation of a General Partner other than the General Partner, unless the successor General Partner executes and delivers a counterpart to this Agreement in which such General Partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a General Partner.

Section 11.3. Transfer of Limited Partners’ Partnership Interests.

(a) Except as permitted in Section 11.2 for Transfers by the General Partner, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent or approval of the General Partner, (i) Transfer all or part of its Partnership Interest to any Family Member (including a Transfer by a Family Member that is an inter vivos or testamentary trust (whether revocable or irrevocable) to a Family Member that is a beneficiary of such trust), any Charity, any Controlled Entity or any Affiliate of such Limited Partner or (ii) pledge all or any portion of its Partnership Interest to a lending institution as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit. To the extent such a Transfer is made to a Controlled Entity or any Affiliate and such Transferee thereafter ceases to be a Controlled Entity or Affiliate of the Transferor, then a Transfer (to the original Transferor) shall be deemed to occur at such time as such Transferee ceases to be a Controlled Entity or any Affiliate of the Transferor. If a married couple owns a Partnership Interest as quasi-community or community property under the laws of any state, regardless of which of the spouses is named as a Partner in the register, and in the event of a division of such community property between the spouses pursuant to a decree of divorce or dissolution, property settlement agreement or otherwise, such division shall be deemed to be a permitted Transfer. Upon any such division, any spouse or other Person who is not the named Partner in the register shall be entitled only to payments provided in any such decree of divorce or dissolution, property settlement or otherwise, and nothing in this Section 11.3 or any other part of this Agreement shall be construed at any time as permitting any spouse or Person who is not the named Partner in the register to have any of a Partner’s rights to act under this Agreement or to participate as a partner of the Partnership. A spouse or any other Person who is entitled to any such payments from the Partnership may not Transfer the right to receive any of such payments without the consent of the General Partner, and neither the General Partner nor the Partnership shall have any liability whatsoever, under any theory of law or equity in any jurisdiction, to any spouse, former spouse, or the estate, heirs, beneficiaries or assigns of such spouse or former spouse, with respect to payments made to the named Partner. The Partnership may purchase all or part of any such right to receive payments if authorized to do so by the General Partner.

(b) Without limiting the generality of Section 11.3(a), it is expressly understood and agreed that, to the extent the General Partner has the right to consent to any Transfer pursuant to Section 11.3(a), the General Partner will not consent to any Transfer of all or any portion of any Partnership Interest pursuant to Section 11.3(a) unless such Transfer meets each of the following conditions:

(i) Such Transfer is made only to a single Qualified Transferee; provided, however, that for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

(ii) The transferee in such Transfer assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations of REIT Shares contained in Section 8.6(c) that may limit or restrict such transferee’s ability to exercise its Redemption rights. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(iii) Such Transfer is effective as of the first day of a fiscal quarter of the Partnership.

(c) If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(d) In connection with any proposed Transfer of a Limited Partner Interest, the General Partner shall have the right to receive (i) an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred, and (ii) such other opinions, certificates and other documents as the General Partner shall reasonably request in connection with such Transfer. Notwithstanding the foregoing, the General Partner may impose restrictions on the Transfer of a Limited Partner Interest if it receives an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests. The General Partner may impose such restrictions by amending this Agreement without the approval of the Partners.

(e) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, Section 8.6), no Transfer by a Limited Partner of its Partnership Interests, in whole or in part, may be made to or by any Person (including an acquisition of Partnership Units by the Partnership or the General Partner) to the extent that (i) in the opinion of legal counsel for the Partnership, there is a significant risk that the Transfer would result in the Partnership being treated as an association taxable as a corporation for U.S. federal income tax purposes (other than a Qualified REIT Subsidiary), (ii) in the opinion of legal counsel for the Partnership, there is a significant risk that such Transfer, alone or in connection with other Transfers, would cause the Partnership Units to be treated as readily tradable on “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and, by reason thereof, taxable as a corporation for U.S. federal income tax purposes or (iii) if the General Partner then seeks to qualify as a REIT, in the opinion of legal counsel for the Partnership, there is a significant risk that such Transfer would adversely affect the ability of the General Partner to qualify as or continue to qualify as a REIT or subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981.

(f) Any Transfer by a Limited Partner of its Partnership Interest, in whole or in part, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Partnership a duly executed certificate substantially in the form of Exhibit D or Exhibit E, as applicable, attached to this Agreement or such other information as required by applicable tax law.

(g) Any purported Transfer in contravention of any of the provisions of this Article XI shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner of the Partnership.

Section 11.4. Substituted Limited Partners.

(a) A transferee of the interest of a Limited Partner in accordance with Section 11.3(a) may be admitted as a Substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

(b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c) Upon the admission of a Substituted Limited Partner, the General Partner shall cause the Substituted Limited Partner to be registered on the books and records of the Transfer Agent or otherwise cause the Partnership to amend its books and records to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

Section 11.5. Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee of any Partnership Interest as a Substituted Limited Partner in connection with a transfer required to be consented to by the General Partner pursuant to Section 11.3(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, including the rights granted to the Limited Partners under Section 8.6 and the rights to Transfer the Partnership Units in accordance with the provisions of this Article XI, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote on any matter presented to the Limited Partners for approval (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted on such matter). In the event that any such Assignee desires to effect a subsequent Transfer of any such Partnership Units, such Assignee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to effect a Transfer of Partnership Units.

Section 11.6. General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI or pursuant to a redemption (or acquisition by the General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.6 and/or pursuant to any Partnership Unit Designation.

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) consented to by the General Partner or otherwise permitted pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 and/or pursuant to any Partnership Unit Designation, or (iii) to the General Partner, whether or not pursuant to Section 8.6(b), shall cease to be a Limited Partner.

(c) Subject to Section 6.4, if any Partnership Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Partnership, or acquired by the General Partner pursuant to Section 8.6, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Partner, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d) and the corresponding Regulations, using the “interim closing of the books” method or another permissible method selected by the General Partner in its sole and absolute discretion. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Partner, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE XII

ADMISSION OF PARTNERS

Section 12.1. Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required or advisable to effect the admission.

Section 12.2. Admission of Additional Limited Partners.

(a) After the date hereof, and subject to the satisfaction of all the conditions set forth in this Section 12.2, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required or advisable in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c) Subject to Section 6.4, if any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Partnership Year shall be allocated pro rata among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner in its sole and absolute discretion. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.6(c). All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3. Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the books and records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

Section 12.4. Admission. A Person shall be admitted to the Partnership as a Limited Partner only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall cause the Partnership or the Transfer Agent to amend its books and records to reflect the name, address and number of Partnership Units of such Additional Limited Partner.

Section 12.5. Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. To the extent physical certificates are issued, such certificates shall be executed on behalf of the Partnership by the General Partner (and by any appropriate officer of the General Partner on behalf of the General Partner).

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1. Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

(a) a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a Majority in Interest of the Outside Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor General Partner;

(b) an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion;

(c) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(d) the occurrence of a Terminating Capital Transaction; or

(e) the Redemption (or acquisition by the General Partner) of all Partnership Units other than Partnership Units held by the General Partner; or

(f) the Incapacity or withdrawal of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner.

Section 13.2. Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Outside Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii) Second, to the satisfaction of all of the Partnership’s Debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4;

(iii) Third, to the satisfaction of all of the Partnership’s Debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

(iv) The balance, if any, to the General Partner, the Limited Partners and any Assignees with positive Capital Account balances in accordance with their respective positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b) Notwithstanding the provisions of Section 13.2(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) If the General Partner has a deficit balance in its Capital Account at such time as the Partnership (or the General Partner’s interest therein, including its interest as a Limited Partner) is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (after giving effect to all contributions, distributions and allocations for the Partnership Years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for the Partnership Years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit at any time shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever, except to the extent otherwise expressly agreed to by such Partner and the Partnership.

(d) In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XIII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the General Partner and the Limited Partners, from time to time, in the reasonable discretion of the General Partner or the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(a) hereof as soon as practicable.

Section 13.3. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XIII, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for U.S. federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, distributed interests in the new partnership to the Partners in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4.

Section 13.4. Rights of Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership, and (c) no Limited Partner (other than any Limited Partner who holds Preferred Units, to the extent specifically set forth herein and in the applicable Partnership Unit Designation) shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations. Each Partner further waives any right to partition of the Partnership assets.

Section 13.5. Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.6. Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7. Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

ARTICLE XIV

PROCEDURES FOR ACTIONS AND CONSENTS

OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.1. Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3, or otherwise pursuant to applicable law, rule or regulation, are subject to the procedures set forth in this Article XIV.

Section 14.2. Amendments. Amendments to this Agreement requiring Consent of the Limited Partners may be proposed only by the General Partner. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate in accordance with the procedures described in Section 14.3. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as permitted by Section 7.3(c) or as is otherwise permitted by this Agreement.

Section 14.3. Meetings of the Partners.

(a) Meetings of the Partners may be called by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of Partners is required by this Agreement, the affirmative vote of a majority of the Percentage Interests of the Partners entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3(b).

(b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken or consented to is signed by Partners whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy. The use of proxies will be governed in the same manner as in the case of corporations organized under the Delaware General Corporation Law (including Section 212 thereof).

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than five (5) days, before the date on which the meeting is to be held or consent is to be given. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment or postponement thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1. Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Partner or Assignee at the address set forth in the books and records of the Partnership or the Transfer Agent, or such other address of which the Partner shall notify the General Partner in accordance with this Section 15.1.

Section 15.2. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.3. Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6. Waiver.

(a) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b) The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time.

Section 15.7. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.8. Applicable Law; Jurisdiction.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

(b) Each Partner hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York (collectively, the “New York Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the New York Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner at such Partner’s last known address as set forth in the Partnership’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.9. Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership. Notwithstanding the immediately preceding sentence, the Partners hereby acknowledge and agree that the General Partner, without the approval of any Limited Partner, may enter into side letters or similar written agreements with Limited Partners that are not Affiliates of the General Partner, executed contemporaneously with the admission of such Limited Partner to the Partnership, affecting the terms hereof, as negotiated with such Limited Partner and which the General Partner in its sole and absolute discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

Section 15.10. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11. Limitation to Preserve REIT Qualification. Notwithstanding anything else in this Agreement, if the General Partner then seeks to qualify or continue to qualify as a REIT, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to the General Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the General Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its sole and absolute discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the General Partner shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) four point nine percent (4.9%) of the General Partner’s total gross income (but excluding the amount of any REIT Payments and amounts excluded from gross income pursuant to Section 856(c)(5)(G) of the Code) for the Partnership Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the General Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but excluding the amount of any REIT Payments and amounts excluded from gross income pursuant to Section 856(c)(5)(G) of the Code); or

(ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the General Partner’s total gross income (but excluding the amount of any REIT Payments and amounts excluded from gross income pursuant to Section 856(c)(5)(G) of the Code) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the General Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but excluding the amount of any REIT Payments and amounts excluded from gross income pursuant to Section 856(c)(5)(G) of the Code); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the General Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year if such carry over does not adversely affect the General Partner’s ability to qualify as a REIT; provided, however, that any such REIT Payment shall not be carried over more than three Partnership Years, and any such remaining payments shall no longer due and payable. The purpose of the limitations contained in this Section 15.11 is to prevent the General Partner from failing to qualify as a REIT under the Code by reason of its share of items, including distributions, payments, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

Section 15.12. No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.13. No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.14. No Rights as Stockholders of General Partner. Nothing contained in this Agreement shall be construed as conferring upon the Holders any rights whatsoever as stockholders of the General Partner, including, without limitation, any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

Section 15.15. Creditors. Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

[signature page follows]

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed as of the date first written above.

GENERAL PARTNER:
RAYONIER INC.

By:
Name: Title:
[ALL LIMITED PARTNERS NAMED IN THE BOOKS AND RECORDS OF THE PARTNERSHIP OR THE TRANSFER AGENT]

[Signature Page to Limited Partnership of Rayonier Inc.]

EXHIBIT A

NOTICE OF REDEMPTION

To: Rayonier Inc.

[●]

[●]

Attn: [●]

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption [●] OP Units (the “OP Units”) in Rayonier Operating Partnership LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Rayonier Operating Partnership LP, dated as of [●], 20[●] (the “Agreement”), and the Redemption rights referred to therein. The undersigned Limited Partner or Assignee:

(a) undertakes (i) to surrender such OP Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 8.6 and Section 11.3(f) of the Agreement;

(b) directs that the certified check representing the Cash Amount, or the REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such OP Units, free and clear of the rights or interests of any other person or entity,

(ii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Partnership Units as provided herein, and

(iii) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that he, she or it will continue to own such OP Units until and unless either (1) such OP Units are acquired by the General Partner pursuant to Section 8.6(b) of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:

A-1

Name of Limited Partner or Assignee:

(Signature of Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Medallion Guaranteed by:

Issue Check Payable/REIT Shares to:

Name:

Please insert social security or identifying number:

A-2

EXHIBIT B

NOTICE OF ELECTION BY PARTNER TO

CONVERT LTIP UNITS INTO OP UNITS

The undersigned Holder of LTIP Units hereby irrevocably (i) elects to convert the number of LTIP Units in Rayonier Operating Partnership LP (the “Partnership”) set forth below into OP Units in accordance with the terms of the Agreement of Limited Partnership of the Partnership, as amended; and (ii) directs that any cash in lieu of OP Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights of interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entitles, if any, having the right to consent or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Date of this Notice:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Medallion Guaranteed
by:

B-1

EXHIBIT C

NOTICE OF ELECTION BY PARTNERSHIP TO

FORCE CONVERSION OF LTIP UNITS INTO OP UNITS

Rayonier Operating Partnership LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the Holder of LTIP Units set forth below to be converted into OP Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Date of this Notice:

C-1

EXHIBIT D

CERTIFICATION OF NON-FOREIGN STATUS

(FOR TENDERING PARTNERS THAT ARE ENTITIES)

Under Sections 1445(e) and 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership (A) in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents or (B) for which any portion of the gain on disposition of such partnership interest would be treated as effectively connected with the conduct of a trade or business within the United States under Section 864(c)(8) of the Code, the transferee will be required to withhold a portion of the amount realized by the non-U.S. person upon the disposition. To inform RAYONIER INC. (the “General Partner”) and Rayonier Operating Partnership, LP (the “Partnership”) that no withholding is required with respect to the redemption by                     (“Partner”) of its OP Units in the Partnership, the undersigned hereby certifies the following on behalf of Partner:

1.	Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.	Partner is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.	The U.S. employer identification number of Partner is .

4.	The principal business address of Partner is: , and Partner’s place of incorporation is .

5.	Partner agrees to inform the General Partner if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.

Partner understands that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

PARTNER:

By:
Name:
Title:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

Date:
Name:
Title:

D-1

EXHIBIT E

CERTIFICATION OF NON-FOREIGN STATUS

(FOR TENDERING PARTNERS THAT ARE INDIVIDUALS)

Under Sections 1445(e) and 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership (A) in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents or (B) for which any portion of the gain on disposition of such partnership interest would be treated as effectively connected with the conduct of a trade or business within the United States under Section 864(c)(8) of the Code, the transferee will be required to withhold a portion of the amount realized by the non-U.S. person upon the disposition. To inform RAYONIER INC. (the “General Partner”) and Rayonier Operating Partnership, LP] (the “Partnership”) that no withholding is required with respect to my redemption of my OP Units in the Partnership, I,                    , hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. federal income taxation.

2.	My U.S. taxpayer identification number (Social Security number) is .

3.	My home address is: .

4.	I agree to inform the General Partner promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

5.

I understand that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Date:
Name:
Title:

Annex E

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

January 14, 2020

The Special Committee of the Board of Directors

Pope MGP, Inc.

19950 7th Avenue NE

Suite 200

Poulsbo, WA 98370

The Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the Affiliated Partnership Unitholders, as defined below) of the outstanding units (the “Units” or “Partnership Units”) representing partnership interests in Pope Resources, a Delaware limited partnership (the “Partnership”), having the rights and obligations specified with respect to “Units” or “Partnership Units” as set forth in the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 19, 2019 (the “Partnership Agreement”) of the LP Merger Consideration (as defined below) provided for pursuant to the Agreement and Plan of Merger to be dated as of January 14, 2020 (the “Agreement”) by and among Rayonier Inc., a North Carolina corporation (“Parent”), Rayonier Operating Company LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Parent Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent Opco (“Merger Sub 3”, with Merger Sub 1 and Merger Sub 2, the “Merger Subsidiaries,” and together with Parent and Parent Opco, the “Parent Entities”), the Partnership, Pope MGP, Inc., a Delaware corporation and the managing limited partner of the Partnership (“MGP” ), and Pope EGP, Inc., a Delaware corporation and the equity general partner of the Partnership (“EGP” and, with the Partnership and MGP, the “Partnership Entities”). “Affiliated Partnership Unitholders” means (a) MGP, EGP, the holders of MGP Common Stock, the holders of EGP Common Stock, and their respective Affiliates and (b) the Parent Entities and their respective Affiliates.

The Agreement provides that (a) MGP shall merge with and into Merger Sub 1, with Merger Sub 1 (the “Surviving MGP Entity”) surviving as a wholly owned subsidiary of Parent (“GP Merger 1”); (b) EGP shall merge with and into Merger Sub 2, with Merger Sub 2 (the “Surviving EGP Entity”) surviving as a wholly owned subsidiary of Parent (“GP Merger 2” and together with GP Merger 1, the “GP Mergers”); and (c) Merger Sub 3 shall merge with and into the Partnership, with the Partnership surviving as a subsidiary of Parent Opco (“LP Merger” and together with the GP Mergers, the “Mergers” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Partnership Entities will become direct or indirect owned subsidiaries of Parent and each issued and outstanding Unit immediately prior to the effective time of the Merger (other than any Unit held by any Parent Entity (the “Excluded Partnership Units”)) and other than the Partnership Restricted Units (as defined in the Agreement) will be converted into the right to receive, at the election of the holder, (i) $125.00 in cash (the “Cash Election Consideration”), (ii) 3.929 newly issued shares of common stock, no par value, of Parent (“Parent Common Stock”) (the “Stock Election Consideration”) or (iii) 3.929 newly issued units representing partnership interests in Parent Opco having the rights and obligations specified in the form of the amended and restated limited liability company agreement of Parent Opco set forth as an exhibit to the Agreement (“Parent Opco Units”) (the “Opco Election Consideration”), in each case subject to proration as set forth in the Agreement (as to which we express no opinion). The aggregate Stock Election Consideration and Opco Election Consideration together with the aggregate Cash Election Consideration to be paid to the holders of Units (other than the Affiliated Partnership Unitholders) in the Transaction, taken together (and not separately) is referred to as the “LP Merger Consideration.” The LP Merger

The Special Committee of the Board of Directors

Pope MGP, Inc.

January 14, 2020

Consideration will be subject to proration procedures as set forth in the Agreement, as to which we express no view or opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Special Committee of the Board of Directors of MGP in connection with the Transaction. We have received and will receive fees for our services in connection with the Transaction, a portion of which has already been paid, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Partnership has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to the Partnership, including in connection with certain strategic matters, and we have received compensation from the Partnership for such services. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. We may provide investment banking and other services to or with respect to the Partnership or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Partnership, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) Annual Reports on Form 10-K of the Partnership for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2018, December 31, 2017 and December 31, 2016; (iii) certain interim reports to equityholders and Quarterly Reports on Form 10-Q of the Partnership and Parent; (iv) certain publicly available research analyst reports for the Partnership and Parent; (v) certain other communications from the Partnership and Parent to their respective equityholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Partnership, including certain financial forecasts, analyses and projections relating to the Partnership prepared by management of the Partnership and furnished to us by the Partnership for purposes of our analysis (the “Partnership Forecasts”) (collectively, the “Partnership Internal Data”); and (vii) certain publicly available financial forecasts, analyses and projections relating to Parent discussed with Parent and furnished to us for purposes of our analysis (the “Parent Forecasts”). We have participated in discussions with members of the senior management and representatives of MGP and Parent regarding their assessment of the Partnership Internal Data (including, without limitation, the Partnership Forecasts), the Parent Forecasts, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Partnership and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed

The Special Committee of the Board of Directors

Pope MGP, Inc.

January 14, 2020

with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Partnership Internal Data (including, without limitation, the Partnership Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MGP as to the matters covered thereby and that the Parent Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Partnership Internal Data (including, without limitation, the Partnership Forecasts) and the Parent Forecasts for purposes of our analysis and this opinion. We express no view or opinion as to the Partnership Internal Data (including, without limitation, the Partnership Forecasts), the Parent Forecasts, or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Partnership or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Partnership or Parent. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have also assumed that the Transaction will have the tax consequences described in discussions with representatives of MGP. We have not evaluated and do not express any opinion as to the solvency or fair value of the Partnership or Parent, or the ability of the Partnership or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Partnership’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Partnership or in which the Partnership might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Units (other than Affiliated Partnership Unitholders) of the LP Merger Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the GP Mergers, or any other agreements or arrangements contemplated by the Agreement (including the Support Agreement and the Indemnity Side Letter, each as defined in the Agreement) or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, (i) the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of general partner interests in the Partnership, the stockholders of MGP or EGP, or the holders of any other class of securities, creditors or other constituencies of the Partnership, MGP, EGP or any other party, (ii) the allocation of the LP Merger Consideration as among holders of Partnership Units who receive the Cash Election Consideration, Stock Election Consideration, the Opco Election Consideration or any combination thereof, (iii) the relative fairness of the Cash Election Consideration, Stock Election Consideration or the Opco Election Consideration or (iv) the fairness of the amounts to be received by the stockholders of MGP or EGP in the GP Mergers or otherwise in connection with the Transaction, whether relative to the LP Merger Consideration to be paid to the holders of Units (other than the Affiliated Partnership Unitholders) pursuant to

The Special Committee of the Board of Directors

Pope MGP, Inc.

January 14, 2020

the Agreement or otherwise. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or any party, or class of such persons in connection with the Transaction, whether relative to the LP Merger Consideration to be paid to the holders of Units (other than the Affiliated Partnership Unitholders) pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of the Parent Common Stock or Parent Opco Units actually will be when issued pursuant to the Transaction or the prices at which the Units, Parent Common Stock or Parent Opco Units will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any holder of Partnership Units or any other person as to how such person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter, including without limitation whether any such holder of Partnership Units should elect to receive the Cash Election Consideration, Stock Election Consideration or the Opco Election Consideration or make no election with respect to the LP Merger.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of Special Committee of the Board of Directors of MGP (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the LP Merger Consideration to be paid to the holders of Units (other than Affiliated Partnership Unitholders) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex F: FINANCIAL STATEMENTS OF RAYONIER OPERATING PARTNERSHIP

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Rayonier Inc., the sole member of Rayonier Operating Company LLC:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rayonier Operating Company LLC and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, member’s equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02, Leases (Topic 842), as amended

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019

Jacksonville, Florida

March 17, 2020

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

for the Years Ended December 31,

(Thousands of dollars)

	2019	2018	2017
SALES (NOTE 2)	$711,556	$816,138	$819,596

Costs and Expenses
Cost of sales	(558,350)	(605,259)	(568,253)
Selling and general expenses	(41,646)	(41,951)	(40,245)
Other operating (expense) income, net (Note 17)	(4,533)	1,152	4,393

	(604,529)	(646,058)	(604,105)

OPERATING INCOME	107,027	170,080	215,491
Interest expense	(19,160)	(27,498)	(32,548)
Interest and other miscellaneous income, net	7,134	5,904	3,194

INCOME BEFORE INCOME TAXES	95,001	148,486	186,137
Income tax expense (Note 10)	(12,940)	(25,236)	(21,681)

NET INCOME	82,061	123,250	164,456
Less: Net income attributable to noncontrolling interest	(8,573)	(15,114)	(12,737)

NET INCOME ATTRIBUTABLE TO RAYONIER OPERATING COMPANY	73,488	108,136	151,719
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment, net of income tax effect of $0, $0 and $0	963	(22,759)	9,114
Cash flow hedges, net of income tax effect of $664, $1,270 and $594	(30,482)	5,029	5,693
Actuarial change and amortization of pension and postretirement plan liabilities, net of income tax effect of $0, $711 and $0	(1,350)	(1,630)	(208)

Total other comprehensive (loss) income	(30,869)	(19,360)	14,599

COMPREHENSIVE INCOME	51,192	103,890	179,055
Less: Comprehensive income attributable to noncontrolling interest	(9,146)	(8,931)	(14,775)

COMPREHENSIVE INCOME ATTRIBUTABLE TO RAYONIER OPERATING COMPANY	$42,046	$94,959	$164,280

See Notes to Consolidated Financial Statements

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

Consolidated Balance Sheets

as of December 31,

(Thousands of dollars)

	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$68,434	$148,013
Accounts receivable, less allowance for doubtful accounts of $24 and $8	27,127	26,151
Inventory (Note 18)	14,518	15,703
Prepaid logging roads	12,128	11,976
Prepaid expenses	2,600	5,040
Other current assets	867	609

Total current assets	125,674	207,492

TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	2,482,047	2,401,327
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS (NOTE 7)	81,791	85,609
PROPERTY, PLANT AND EQUIPMENT
Land	4,131	4,131
Buildings	23,095	22,503
Machinery and equipment	4,339	3,534
Construction in progress	348	567

Total property, plant and equipment, gross	31,913	30,735
Less—accumulated depreciation	(9,662)	(7,984)

Total property, plant and equipment, net	22,251	22,751
RESTRICTED CASH (NOTE 19)	1,233	8,080
RIGHT-OF-USE ASSETS (NOTE 4)	99,942	—
OTHER ASSETS (NOTE 20)	47,757	55,044

TOTAL ASSETS	$2,860,695	$2,780,303

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$18,160	$18,019
Current maturities of long-term debt (Note 6)	82,000	—
Accrued taxes	3,032	3,178
Accrued payroll and benefits	8,869	10,416
Accrued interest	2,162	1,959
Deferred revenue	11,440	10,447
Other current liabilities	22,480	16,474

Total current liabilities	148,143	60,493

LONG-TERM DEBT, NET OF DEFERRED FINANCING COSTS (NOTE 6)	648,958	648,764
PENSION AND OTHER POSTRETIREMENT BENEFITS (NOTE 15)	25,311	29,800
LONG-TERM LEASE LIABILITY (NOTE 4)	90,481	—
OTHER NON-CURRENT LIABILITIES	83,247	60,208
COMMITMENTS AND CONTINGENCIES (NOTES 9 and 11)
MEMBER’S EQUITY
Equity	1,798,096	1,883,122
Accumulated other comprehensive (loss) income (Note 21)	(31,202)	239

TOTAL CONTROLLING INTEREST MEMBER’S EQUITY	1,766,894	1,883,361
Noncontrolling interest	97,661	97,677

TOTAL MEMBER’S EQUITY	1,864,555	1,981,038

TOTAL LIABILITIES AND MEMBER’S EQUITY	$2,860,695	$2,780,303

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

Consolidated Statements of Member’s Equity

(Thousands of dollars)

	Member’s Equity	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Member’s Equity
Balance, December 31, 2016	$1,367,834	$856	$85,142	$1,453,832
Cumulative-effect adjustment due to adoption of ASU No. 2016-16	(14,365)	—	—	(14,365)
Net income	151,719	—	12,737	164,456
Distributions to Rayonier Inc.	(6,602)	—	—	(6,602)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(208)	—	(208)
Foreign currency translation adjustment	—	7,416	1,698	9,114
Cash flow hedges	—	5,353	340	5,693

Balance, December 31, 2017	$1,498,586	$13,417	$99,917	$1,611,920
Cumulative-effect adjustment due to adoption of ASU No. 2018-02	711	(711)	—	—
Net income	108,136	—	15,114	123,250
Capital contribution through forgiveness of debt and accrued interest from Rayonier Inc.	375,923	—	—	375923
Distributions to Rayonier Inc.	(100,234)	—	—	(100,234)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(919)	—	(919)
Foreign currency translation adjustment	—	(17,329)	(5,430)	(22,759)
Cash flow hedges	—	5,781	(752)	5,029
Distribution to minority shareholder	—	—	(11,172)	(11,172)

Balance, December 31, 2018	$1,883,122	$239	$97,677	$1,981,038
Net income	73,488	—	8,573	82,061
Distributions to Rayonier Inc.	(158,514)	—	—	(158,514)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(1,350)	—	(1,350)
Foreign currency translation adjustment	—	784	179	963
Cash flow hedges	—	(30,875)	393	(30,482)
Distribution to minority shareholder	—	—	(9,161)	(9,161)

Balance, December 31, 2019	$1,798,096	$(31,202)	$97,661	$1,864,555

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

for the Years Ended December 31,

(Thousands of dollars)

	2019	2018	2017
OPERATING ACTIVITIES
Net income	$82,061	$123,250	$164,456
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	128,235	144,121	127,566
Non-cash cost of land and improved development	12,565	23,553	13,684
Stock-based incentive compensation expense	6,904	6,428	5,396
Deferred income taxes	11,314	22,832	21,980
Amortization of losses from pension and postretirement plans	449	675	465
Gain on sale of large disposition of timberlands	—	—	(66,994)
Other	(7,195)	(4,809)	(2,912)
Changes in operating assets and liabilities:
Receivables	(849)	765	(6,362)
Inventories	1,224	1,773	(1,384)
Accounts payable	(1,554)	(4,626)	3,435
Income tax receivable/payable	—	—	(434)
All other operating activities	(6,714)	7,846	9,101

CASH PROVIDED BY OPERATING ACTIVITIES	226,440	321,808	267,997

INVESTING ACTIVITIES
Capital expenditures	(63,996)	(62,325)	(65,345)
Real estate development investments	(6,803)	(9,501)	(15,784)
Purchase of timberlands	(142,287)	(57,608)	(242,910)
Net proceeds from large disposition of timberlands	—	—	95,243
Rayonier office building under construction	—	—	(6,084)
Other	(6,304)	(3,421)	(373)

CASH USED FOR INVESTING ACTIVITIES	(219,390)	(132,855)	(235,253)

FINANCING ACTIVITIES
Issuance of debt	82,000	1,014	63,389
Issuance of intercompany debt	—	—	32,000
Repayment of debt	—	(54,416)	(100,157)
Distributions to Rayonier Inc.	(164,618)	(94,675)	(40,928)
Proceeds from shareholder distribution hedge	135	2,025	—
Distribution to minority shareholder	(9,161)	(11,172)	—
Debt issuance costs	(132)	—	—

CASH USED FOR FINANCING ACTIVITIES	(91,776)	(157,223)	(45,696)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,700)	571	580

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Change in cash, cash equivalents and restricted cash	(86,426)	32,301	(12,372)
Balance, beginning of year	156,093	123,792	136,164

Balance, end of year	$69,667	$156,093	$123,792

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
Interest(a)	$20,595	$20,933	$23,854
Income taxes	1,691	2,150	514
Non-cash investing activity:
Capital assets purchased on account	3,568	2,001	3,809
Non-cash financing activity:
Capital contribution through forgiveness of debt and accrued interest from Rayonier Inc.	—	375,923	—

(a)

Interest paid is presented net of patronage payments received of $4.0 million, $4.1 million and $3.0 million for the years ended December 31, 2019, 2018 and 2017, respectively. For additional information on patronage payments, see Note 6—Debt.

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rayonier Operating Company is a single-member limited liability company organized under the laws of the state of Delaware, with Rayonier Inc. as the sole member. The liability of Rayonier Inc. is limited to the balance in the member’s equity account. The Company will continue indefinitely, unless dissolved pursuant to the terms of the Company’s operating agreement.

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These statements include the accounts of Rayonier Operating Company and its subsidiaries, in which it has a majority ownership or controlling interest. As of March 2016, the Company maintains a 77% ownership interest in the New Zealand subsidiary, and, as such, consolidates its results of operations and Balance Sheet. The Company records a noncontrolling interest in its consolidated financial statements representing the minority ownership interest (23%) of the New Zealand subsidiary’s results of operations and equity. All intercompany balances and transactions are eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There are risks inherent in estimating and therefore actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and other highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are primarily amounts due to the Company for the sale of timber and are presented net of an allowance for doubtful accounts.

Inventory

HBU real estate properties that are expected to be sold within one year are included in inventory at the lower of cost or net realizable value. HBU properties that are expected to be sold after one year are included in a separate balance sheet line entitled “Higher and Better Use Timberlands and Real Estate Development Investments.” See below for additional information.

Inventory also includes logs available to be sold by the Trading segment. Log inventory is recorded at the lower of cost or net realizable value and expensed to cost of sales when sold to third-party buyers. See Note 18—Inventory for additional information.

Prepaid Logging Roads

Costs for roads built in the Pacific Northwest and New Zealand to access particular tracts to be harvested in the upcoming 24 months to 60 months are recorded as prepaid logging roads. The Company charges such costs to expense as timber is harvested using an amortization rate determined annually as the total cost of prepaid roads divided by the estimated tons of timber to be accessed by those roads. The prepaid balance is classified as short-term or long-term based on the upcoming harvest schedule. See Note 20—Other Assets for additional information.

Deferred Financing Costs

Deferred financing costs related to revolving debt are capitalized and amortized to interest expense over the term of the revolving debt using a method that approximates the effective interest method. See Note 20—Other Assets for additional information on deferred financing costs related to revolving debt. See Note 6—Debt for additional information on deferred financing costs related to term debt.

Capitalized Software Costs

Software costs are capitalized and amortized over a period not exceeding five years using the straight-line method.

Timber and Timberlands

Timber is stated at the lower of cost or net realizable value. Costs relating to acquiring, planting and growing timber including real estate taxes, site preparation and direct support costs relating to facilities, vehicles and supplies, are capitalized. A portion of timberland lease payments are capitalized based on the proportion of acres with merchantable timber volume remaining to be harvested under the lease term and the residual portion of the lease payments are expensed as incurred. Payroll costs are capitalized for time spent on timber growing activities, while interest or any other intangible costs are not capitalized. An annual depletion rate is established for each particular region by dividing merchantable inventory cost by standing merchantable inventory volume, which is estimated annually. The Company charges accumulated costs attributed to merchantable timber to depletion expense (cost of sales) at the time the timber is harvested or when the underlying timberland is sold.

Upon the acquisition of timberland, the Company makes a determination on whether to combine the newly acquired merchantable timber with an existing depletion pool or to create a new, separate pool. This determination is based on the geographic location of the new timber, the customers/markets that will be served and the species mix. If the acquisition is similar, the cost of the acquired timber is combined into an existing depletion pool and a new depletion rate is calculated for the pool. This determination and depletion rate adjustment normally occurs in the quarter following the acquisition.

High and Better Use Timberlands and Real Estate Development Investments

HBU timberland is recorded at the lower of cost or net realizable value. These properties are managed as timberlands until sold or developed, with sales and depletion expense related to the harvesting of timber accounted for within the respective timber segment. At the time of sale, the cost basis of any unharvested timber is recorded as depletion expense, a component of cost of sales, within the Real Estate segment.

Real estate development investments include capitalized costs for targeted infrastructure improvements, such as roadways and utilities. HBU timberland and real estate development investments expected to be sold within twelve months are recorded as inventory. See Note 7—Higher and Better Use Timberlands and Real Estate Development Investments for additional information.

Property, Plant, Equipment and Depreciation

Property, plant and equipment additions are recorded at cost, including applicable freight, interest, construction and installation costs. The Company generally depreciates its assets, including office and transportation equipment, using the straight-line depreciation method over 3 to 25 years. Buildings and land improvements are depreciated using the straight-line method over 15 to 35 years and 5 to 30 years, respectively.

Gains and losses on the sale or retirement of assets are included in operating income. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets that are held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount the carrying value exceeds the fair value of the assets, which is based on a discounted cash flow model. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Leases

At inception, the Company determines if an arrangement is a lease and whether that lease meets the classification criteria of a finance or operating lease. Operating leases are included in right-of-use (“ROU”) assets, other current liabilities, and long-term lease liability in the Consolidated Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Right-of-Use Assets Impairment

Operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group to which the operating lease is assigned may not be recoverable. Recoverability of the asset group is evaluated based on forecasted undiscounted cash flows. If the carrying amount of the asset group is not recoverable, the fair value of the asset group is compared to its carrying amount and an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value. A discounted cash flow approach using market participant assumptions of the expected cash flows and discount rate are used to estimate the fair value of the asset group.

Investments

Investments at December 31, 2019 consisted of marketable equity securities. Investments are carried at fair value based on quoted prices in their active market with both the realized and unrealized gains and losses as well as interest and dividends reported in “Interest and other miscellaneous income, net.”

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy that prioritizes the inputs used to measure fair value was established as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Goodwill

Goodwill represents the excess of the acquisition cost of the New Zealand Timber segment over the fair value of the net assets acquired. Goodwill is not amortized, but is periodically reviewed for impairment. An impairment test for this reporting unit’s goodwill is performed annually and whenever events or circumstances indicate that the value of goodwill may be impaired. The Company compares the fair value of the New Zealand Timber segment, using an independent valuation for the New Zealand forest assets, to its carrying value including goodwill. The independent valuation of the New Zealand forest assets is based on discounted cash flow models where the fair value is calculated using cash flows from sustainable forest management plans. The fair value of the forest assets is measured as the present value of cash flows from one growth cycle based on the productive forest land, taking into consideration environmental, operational, and market restrictions. These cash flow valuations involve a number of estimates that require broad assumptions and significant judgment regarding future performance. The annual impairment test was performed as of October 1, 2019; the estimated fair value of the New Zealand Timber segment exceeded its carrying value and no impairment was recorded. Except for changes in the New Zealand foreign exchange rate, there have been no adjustments to the carrying value of goodwill since the initial recognition. Note 20—Other Assets for additional information.

Foreign Currency Translation and Remeasurement

The functional currency of the Company’s New Zealand-based operations is the New Zealand dollar. All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the respective balance sheet dates. Translation gains and losses are recorded as a separate component of Accumulated Other Comprehensive Income (“AOCI”), within Member’s Equity.

U.S. denominated transactions of the New Zealand subsidiary are remeasured into New Zealand dollars at the exchange rate in effect on the date of the transaction and recognized in earnings, net of related cash flow hedges. All income statement items of the New Zealand subsidiary are translated into U.S. dollars for reporting purposes using monthly average exchange rates with translation gains and losses being recorded as a separate component of AOCI, within Member’s Equity.

Revenue Recognition

The Company recognizes revenues when control of promised goods or services (“performance obligations”) is transferred to customers, in an amount that reflects the consideration expected in exchange for those goods or services (“transaction price”). The Company generally satisfies performance obligations within a year of entering into a contract and therefore has applied the disclosure exemption found under ASC 606-10-50-14. Unsatisfied performance obligations as of December 31, 2019 are primarily due to advances on stumpage contracts and unearned hunt license revenue. These performance obligations are expected to be satisfied within the next twelve months. The Company generally collects payment within a year of satisfying performance obligations and therefore has elected not to adjust revenues for a financing component.

Timber Sales

Revenue from the sale of timber is recognized when control passes to the buyer. The Company utilizes two primary methods or sales channels for the sale of timber—a stumpage/standing timber model and a delivered log model. The sales method the Company employs depends upon local market conditions and which method management believes will provide the best overall margins.

Under the stumpage model, standing timber is sold primarily under pay-as-cut contracts, with a specified duration (typically one year or less) and fixed prices, whereby revenue is recognized as timber is severed and the sales volume is determined. The Company also sells stumpage under lump-sum contracts for specified parcels where the Company receives cash for the full agreed value of the timber prior to harvest and control passes to the buyer upon signing the contract. The Company retains interest in the land, slash products and the use of the land for recreational and other purposes. Any uncut timber remaining at the end of the contract period reverts to the Company. Revenue is recognized for lump-sum timber sales when payment is received, the contract is signed and control passes to the buyer. A third type of stumpage sale the Company utilizes is an agreed-volume sale, whereby revenue is recognized using the output method, as periodic physical observations are made of the percentage of acreage harvested.

Under the delivered log model, the Company hires third-party loggers and haulers to harvest timber and deliver it to a buyer. Sales of domestic logs generally do not require an initial payment and are made to third-party customers on open credit terms. Sales of export logs generally require a letter of credit from an approved bank. Revenue is recognized when the logs are delivered and control has passed to the buyer. For domestic log sales, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log sales (primarily in New Zealand), control is considered passed to the buyer upon delivery onto the export vessel.

The following table summarizes revenue recognition and general payment terms for timber sales:

Contract Type	Performance Obligation	Timing of Revenue Recognition	General Payment Terms
Stumpage Pay-as-Cut	Right to harvest a unit (i.e. ton, MBF, JAS m3) of standing timber	As timber is severed (point-in-time)	Initial payment between 5% and 20% of estimated contract value; collection generally within 10 days of severance
Stumpage Lump Sum	Right to harvest an agreed upon acreage of standing timber	Contract execution (point-in-time)	Full payment due upon contract execution
Stumpage Agreed Volume	Right to harvest an agreed upon volume of standing timber	As timber is severed (over-time)	Payments made throughout contract term at the earlier of a specified harvest percentage or time elapsed
Delivered Wood (Domestic)	Delivery of a unit (i.e. ton, MBF, JAS m3) of timber to customer’s facility	Upon delivery to customer’s facility (point-in-time)	No initial payment and on open credit terms; collection generally within 30 days of invoice
Delivered Wood (Export)	Delivery of a unit (i.e. ton, MBF, JAS m3) onto export vessel	Upon delivery onto export vessel (point-in-time)	Letter of credit from an approved bank; collection generally within 30 days of delivery

Non-Timber Sales

Non-timber sales are primarily comprised of hunting and recreational licenses. Such sales and any related costs are recognized ratably over the term of the agreement and included in “Sales” and “Cost of sales”, respectively. Payment is generally due upon contract execution.

Log Trading

Log trading revenue is generally recognized when procured logs are delivered to the buyer and control has passed. For domestic log trading, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log trading, control is considered passed to the buyer upon delivery onto the export vessel. The Trading segment also includes sales from log agency contracts, whereby the Company acts as an agent managing export services on behalf of third parties. Revenue for log agency fees are recognized net of related costs.

Real Estate

The Company recognizes revenue on sales of real estate generally at the point in time when cash has been received, the sale has closed and control has passed to the buyer. A deposit of 5% is generally required at the time a purchase and sale agreement is executed, with the balance due at closing. On sales of real estate containing future performance obligations, revenue is recognized using the input method based on costs incurred to date relative to the total costs expected to fulfill the performance obligations in the contract with the customer.

Cost of Sales

Cost of sales associated with timber operations primarily include the cost basis of timber sold (depletion) and logging and transportation costs (cut and haul). Depletion includes the amortization of capitalized costs (site preparation, planting and fertilization, real estate taxes, timberland lease payments and certain payroll costs). Other costs include amortization of capitalized costs related to road and bridge construction and software, depreciation of fixed assets and equipment, road maintenance, severance and excise taxes and fire prevention.

Cost of sales associated with real estate sold includes the cost of the land, the cost of any timber on the property that was conveyed to the buyer, any real estate development costs and any closing costs including sales commissions that may be borne by the Company. The Company expenses closing costs, including sales commissions, when incurred for all real estate sales with future performance obligations expected to be satisfied within one year.

When developed residential or commercial land is sold, the cost of sales includes actual costs incurred and estimates of future development costs benefiting the property sold through completion. Costs are allocated to each sold unit or lot based upon the relative sales value. For purposes of allocating development costs, estimates of future revenues and development costs are re-evaluated periodically throughout the year, with adjustments being allocated prospectively to the remaining units available for sale.

Employee Benefit Plans

The determination of expense and funding requirements for Rayonier Operating Company’s defined benefit pension plan, its unfunded excess pension plan and its postretirement life insurance plan are largely based on a number of actuarial assumptions. The key assumptions include discount rate, return on assets, salary increases, mortality rates and longevity of employees. See Note 15—Employee Benefit Plans for assumptions used to determine benefit obligations, and the net periodic benefit cost for the year ended December 31, 2019.

Periodic pension and other postretirement expense is included in “Cost of sales,” “Selling and general expenses” and “Interest and other miscellaneous income, net” in the Consolidated Statements of Income and Comprehensive Income. The service cost component of net periodic benefit cost is included in “Cost of sales” and “Selling and general expenses” while the other components of net periodic benefit cost (interest cost, expected return on plan assets and amortization of losses or gains) are presented outside of income from operations in “Interest and other miscellaneous income, net.” At December 31, 2019 and 2018, the Company’s pension plans were in a net liability position (underfunded) of $23.8 million and $28.6 million, respectively. The estimated amount to be paid in the next 12 months is recorded in “Accrued payroll and benefits” on the Consolidated Balance Sheets, with the remainder recorded as a long-term liability in “Pension and Other Postretirement Benefits.” Changes in the funded status of the Company’s plans are recorded through other comprehensive (loss) income in the year in which the changes occur. The Company measures plan assets and benefit obligations as of the fiscal year-end. See Note 15—Employee Benefit Plans for additional information.

Income Taxes

As a wholly owned subsidiary of Rayonier Inc., Rayonier Operating Company is treated as a disregarded entity for U.S. federal income tax purposes. However, the Company has elected to allocate the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company.

Rayonier uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The Company recognizes the effect of a change in income tax rates on deferred tax assets and liabilities in the Consolidated Statements of Income and Comprehensive Income in the period that includes the enactment date of the rate change. The Company records a valuation allowance to reduce the carrying amounts of deferred tax assets if it is more-likely-than-not that such deferred tax assets will not be realized.

In determining the provision for income taxes, Rayonier computes an annual effective income tax rate based on annual income by legal entity, permanent differences between book and tax, and statutory income tax rates by jurisdiction. Inherent in the effective tax rate is an assessment of the ultimate outcome of current period uncertain tax positions. Rayonier adjusts its annual effective tax rate as additional information on outcomes or events becomes available. Discrete items such as taxing authority examination findings or legislative changes are recognized in the period in which they occur.

Rayonier’s income tax returns are subject to audit by U.S. federal, state and foreign taxing authorities. In evaluating the tax benefits associated with various tax filing positions, the Company records a tax benefit for an uncertain tax position if it is more-likely-than-not to be realized upon ultimate settlement of the issue. The Company records a liability for an uncertain tax position that does not meet this criterion. The Company adjusts its liabilities for uncertain tax benefits in the period in which it is determined the issue is settled with the taxing authorities, the statute of limitations expires for the relevant taxing authority to examine the tax position or when new facts or information become available. See Note 10—Income Taxes for additional information.

Recently Adopted Accounting Pronouncements

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), on January 1, 2019 and elected to apply the standard as of that day.

The Company applied the following practical expedients in the transition to the new standard as allowed under ASC 842-10-65-1:

Practical Expedient	Description
Reassessment of expired or existing contracts	The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.
Use of hindsight	The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-of-use assets.
Reassessment of existing or expired land easements	The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

The Company adopted ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities in the first quarter ended March 31, 2019 with no material impact on the consolidated financial statements.

The Company adopted ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting in the first quarter ended March 31, 2019 with no impact on the consolidated financial statements.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires companies to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate the lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model applies to all financial assets, including trade receivables. ASU No. 2016-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. The Company does not expect a material impact on the Company’s Consolidated Financial Statements.

Subsequent Events

Pope Resources Acquisition

On January 15, 2020, the Company entered into a definitive merger agreement under which Rayonier will acquire all of the outstanding limited partnership units of Pope Resources, A Delaware Limited Partnership for consideration consisting of equity and cash. Pursuant to the terms of the agreement, elections of cash versus equity will be subject to proration to ensure that the ratio of cash and equity would be equal to the amounts issued as if every Pope Resources unit received 2.751 Rayonier common shares or Rayonier Operating Company operating partnership units and $37.50 in cash. The merger agreement also provides for Rayonier to acquire the general partner entities of Pope Resources, Pope MGP, Inc. and Pope EGP, Inc., for consideration consisting of $10  million of cash. This transaction is expected to close in mid-2020.

2. REVENUE

Adoption of ASC 606

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018. The Company elected to apply the modified retrospective method to contracts that were not completed at the date of adoption. The Company also elected not to retrospectively restate contracts modified prior to January 1, 2018. A cumulative effect of adoption adjustment to the opening balance of retained earnings was not recorded as there was no accounting impact to any contracts with customers not completed at the date of adoption.

Contract Balances

The timing of revenue recognition, invoicing and cash collections results in accounts receivable and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. Accounts receivable are recorded when the Company has an unconditional right to consideration for completed performance under the contract. Contract liabilities relate to payments received in advance of performance under the contract. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

The following table summarizes revenue recognized during the years ended December 31, 2019 and 2018 that was included in the contract liability balance at the beginning of each year:

	Year Ended December 31,
	2019	2018
Revenue recognized from contract liability balance at the beginning of the year(a)	$10,039	$9,004

(a)	Revenue recognized was primarily from hunting licenses and the use of advances on pay-as-cut timber sales.

The following tables present the Company’s revenue from contracts with customers disaggregated by product type for the years ended December 31, 2019, 2018 and 2017:

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Elim.	Total
December 31, 2019
Pulpwood	$86,537	$10,350	$32,925	—	$13,351	—	$143,163
Sawtimber	67,360	72,377	198,481	—	101,255	—	439,473
Hardwood	5,259	—	—	—	—	—	5,259

Total Timber Sales	159,156	82,727	231,406	—	114,606	—	587,895
License Revenue, Primarily From Hunting	18,270	717	361	—	—	—	19,348
Other Non-Timber/Carbon Revenue	16,685	1,970	10,094	—	—	—	28,749
Agency Fee Income	—	—	—	—	677	—	677

Total Non-Timber Sales	34,955	2,687	10,455	—	677	—	48,774

Improved Development	—	—	—	5,882	—	—	5,882
Unimproved Development	—	—	—	19,476	—	—	19,476
Rural	—	—	—	29,852	—	—	29,852
Timberlands & Non-Strategic	—	—	—	19,133	—	—	19,133
Other	—	—	—	544	—	—	544

Total Real Estate Sales	—	—	—	74,887	—	—	74,887

Revenue from Contracts with Customers	194,111	85,414	241,861	74,887	115,283	—	711,556
Intersegment	—	—	—	—	155	(155)	—

Total Revenue	$194,111	$85,414	$241,861	$74,887	$115,438	($155)	$711,556

December 31, 2018
Pulpwood	$80,134	$14,305	$28,737	—	$13,771	—	$136,947
Sawtimber	60,295	92,166	213,206	—	134,299	—	499,966
Hardwood	3,433	—	—	—	—	—	3,433

Total Timber Sales	143,863	106,471	241,943	—	148,070	—	640,347
License Revenue, Primarily from Hunting	16,285	709	401	—	—	—	17,395
Other Non-Timber/Carbon Revenue	9,847	2,652	6,670	—	—	—	19,169
Agency Fee Income	—	—	—	—	652	—	652

Total Non-Timber Sales	26,132	3,361	7,071	—	652	—	37,216
Improved Development	—	—	—	8,336	—	—	8,336
Unimproved Development	—	—	—	8,621	—	—	8,621
Rural	—	—	—	22,689	—	—	22,689
Timberlands & Non-Strategic	—	—	—	98,872	—	—	98,872
Other	—	—		57	—	—	57

Total Real Estate Sales	—	—	—	138,575	—	—	138,575
Revenue from Contracts with Customers	169,995	109,832	249,014	138,575	148,722	—	816,138
Intersegment	—	—	—	—	92	(92)	—

Total Revenue	$169,995	$109,832	$249,014	$138,575	$148,814	($92)	$816,138

December 31, 2017
Pulpwood	$67,836	$11,242	$24,934	—	$13,352	—	$117,364
Sawtimber	50,891	77,477	197,521	—	137,854	—	463,743
Hardwood	3,912	—	—	—	—	—	3,912

Total Timber Sales	122,639	88,719	222,455	—	151,206	—	585,019
License Revenue, Primarily from Hunting	16,004	646	227	—	—	—	16,877
Other Non-Timber/Carbon Revenue	5,867	2,512	617	—	—	—	8,996
Agency Fee Income	—	—	—	—	1,378	—	1,378

Total Non-Timber Sales	21,871	3,158	844	—	1,378	—	27,251
Improved Development	—	—	—	6,889	—	—	6,889
Unimproved Development	—	—	—	16,405	—	—	16,405
Rural	—	—	—	18,632	—	—	18,632
Timberlands & Non-Strategic	—	—	—	70,590	—	—	70,590
Large Dispositions	—	—	—	95,351	—	—	95,351
Other	—	—	—	(541)	—	—	(541)

Total Real Estate Sales	—	—	—	207,326	—	—	207,326

Revenue from Contracts with Customers	144,510	91,877	223,299	207,326	152,584	—	819,596

Total Revenue	$144,510	$91,877	$223,299	$207,326	$152,584	—	$819,596

The following tables present the Company’s timber sales disaggregated by contract type for the years ended December 31, 2019, 2018 and 2017:

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Trading	Total
December 31, 2019
Stumpage Pay-as-Cut	$71,943	—	—	—	$71,943
Stumpage Lump Sum	7,428	2,749	—	—	10,177

Total Stumpage	79,371	2,749	—	—	82,120

Delivered Wood (Domestic)	71,054	79,978	80,974	5,488	237,494
Delivered Wood (Export)	8,731	—	150,432	109,118	268,281

Total Delivered	79,785	79,978	231,406	114,606	505,775

Total Timber Sales	$159,156	$82,727	$231,406	$114,606	$587,895

December 31, 2018
Stumpage Pay-as-Cut	$72,385	—	—	—	$72,385
Stumpage Lump Sum	4,988	11,854	—	—	16,842

Total Stumpage	77,373	11,854	—	—	89,227

Delivered Wood (Domestic)	60,931	94,617	90,631	6,141	252,320
Delivered Wood (Export)	5,559	—	151,312	141,929	298,800

Total Delivered	66,490	94,617	241,943	148,070	551,120

Total Timber Sales	$143,863	$106,471	$241,943	$148,070	$640,347

December 31, 2017
Stumpage Pay-as-Cut	$71,120	—	—	—	$71,120
Stumpage Lump Sum	9,093	10,628	—	—	19,721
Stumpage Agreed Volume	—	1,234	—	—	1,234

Total Stumpage	80,213	11,862	—	—	92,075

Delivered Wood (Domestic)	42,426	76,857	84,221	6,044	209,548
Delivered Wood (Export)	—	—	138,234	145,162	283,396

Total Delivered	42,426	76,857	222,455	151,206	492,944

Total Timber Sales	$122,639	$88,719	$222,455	$151,206	$585,019

3. TIMBERLAND ACQUISITIONS

In 2019, the Company acquired approximately 62,000 acres of U.S. timberland located in Florida, Georgia, Texas, and Washington through sixteen transactions for an aggregate value of $106.3 million. Approximately $29.8 million of these acquisitions were acquired using like-kind exchange proceeds while the remaining $76.5 million were funded from operating cash flow and the use of the Company’s revolving credit facility. Additionally, during 2019, the Company acquired approximately 9,000 acres of timberland (including approximately 2,000 acres of leased land) in New Zealand for approximately $36.0 million. These acquisitions were funded from operating cash flow.

In 2018, the Company acquired approximately 26,000 acres of U.S. timberland in Florida, Georgia and Texas for $45.9 million of like-kind exchange proceeds. Additionally, in two transactions during 2018, the Company acquired forestry rights covering approximately 4,000 acres of timberland in New Zealand for approximately $11.7 million. These acquisitions were funded from operating cash flow and use of the New Zealand subsidiary’s working capital facility.

See Note 6—Debt for additional information on the Company’s revolving credit facility and the New Zealand subsidiary’s working capital facility.

The following table summarizes the timberland acquisitions for the years ended December 31, 2019 and 2018:

	2019		2018
	Cost	Acres	Cost	Acres
Florida	$71,183	42,522	$35,560	20,513
Georgia	13,395	10,271	2,532	2,232
Texas	14,349	6,643	7,851	3,279
Washington	7,340	2,260	—	—
New Zealand	36,020	9,223	11,665	3,833

Total Acquisitions	$142,287	70,919	$57,608	29,857

4. LEASES

Adoption of ASC 842

For more information on the adoption of ASC 842, including required transition disclosures, see Note 1—Summary of Significant Accounting Policies.

Timberland Leases

U.S. timberland leases typically have initial terms of approximately 30 to 65 years, with renewal provisions in some cases. New Zealand timberland lease terms typically range between 30 and 99 years. New Zealand lease arrangements generally consist of Crown Forest Licenses (“CFLs”), forestry rights and land leases. A CFL is a license arrangement to use government or privately owned lands to operate a commercial forest. CFLs generally extend indefinitely and may only be terminated upon a 35-year termination notice. If no termination notice is given, the CFLs renew automatically each year for a one-year term. Alternatively, some CFLs extend for a specific term. Once a CFL is terminated, the Company may be able to obtain a forestry right from the subsequent owner. A forestry right is a license arrangement with a private entity to use their lands to operate a commercial forest. Forestry rights terminate either upon the issuance of a termination notice (which can last 35 to 45 years), completion of harvest, or a specified termination date.

As of December 31, 2019, the New Zealand subsidiary has two CFLs comprising 9,000 acres under termination notice that are being relinquished as harvest activities are concluded, as well as two fixed-term CFLs comprising 3,000 acres expiring in 2062. Additionally, the New Zealand subsidiary has two forestry rights comprising 32,000 acres under termination notice that are being relinquished as harvest activities are concluded in 2026 and 2030.

Other Non-Timberland Leases

In addition to timberland holdings, the Company leases properties for certain office locations. Significant leased properties include a regional office in Lufkin, Texas; a Pacific Northwest Timber office in Hoquiam, Washington and a New Zealand Timber and Trading headquarters in Auckland, New Zealand.

Lease Maturities, Lease Cost and Other Lease Information

The following table details the Company’s undiscounted lease obligations as of December 31, 2019 by type of lease and year of expiration:

	Year of Expiration
Lease obligations	Total	2020	2021	2022	2023	2024	Thereafter
Operating lease liabilities	$193,320	$10,028	$9,293	$8,413	$8,355	$8,281	$148,950

Total Undiscounted Cash Flows	$193,320	$10,028	$9,293	$8,413	$8,355	$8,281	$148,950

Imputed interest	(92,796)

Balance at December 31, 2019	100,524
Less: Current portion	(10,043)

Non-current portion at December 31, 2019	$90,481

The following table details components of the Company’s lease cost for year ended December 31, 2019:

Year Ended December 31,
2019
Lease Cost Components
Operating lease cost	$10,870
Variable lease cost(a)	235

Total lease cost(b)	$11,105

(a)	The majority of timberland leases are subject to increases or decreases based on either the Consumer Price Index, Producer Price Index or market rates.
(b)

Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for these leases are expensed on a straight line basis over the lease term. Short-term lease expense was not material for the year ended December 31, 2019.

The following table details components of the Company’s lease cost for the year ended December 31, 2019:

Year Ended December 31,
2019
Supplemental cash flow information related to leases:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,567
Investing cash flows from operating leases	8,303

Total cash flows from operating leases	$10,870

Weighted-average remaining lease term in years—operating leases	28
Weighted-average discount rate—operating leases	5%

The Company applied the following practical expedients upon adoption of the new standard as allowed under ASC 842:

Practical Expedient	Description
Short-term leases	The Company does not record right-of-use assets or liabilities for short-term leases (a lease that at commencement date has a lease term of 12 months or less and does not contain a purchase option that is reasonably certain to be exercised).
Separation of lease and non-lease components	The Company does not separate non-lease components from the associated lease components if they have the same timing and pattern of transfer and, if accounted for separately, would both be classified as an operating lease.

5. SEGMENT AND GEOGRAPHICAL INFORMATION

Rayonier Operating Company operates in five reportable segments: Southern Timber, Pacific Northwest Timber, New Zealand Timber, Real Estate and Trading.

Sales between operating segments are made based on estimated fair market value, and intercompany sales, purchases and profits (losses) are eliminated in consolidation. The Company evaluates financial performance based on segment operating income (loss) and Adjusted EBITDA. Asset information is not reported by segment, as the company does not produce asset information by segment internally.

Operating income as presented in the Consolidated Statements of Income and Comprehensive Income is equal to segment income. Certain income (loss) items in the Consolidated Statements of Income and Comprehensive Income are not allocated to segments. These items, which include interest income (expense), miscellaneous income (expense) and income tax expense, are not considered by management to be part of segment operations and are included under “Corporate and other.”

Segment information for each of the three years ended December 31, 2019 follows:

	Sales by Product Line
	2019	2018	2017
Southern Timber	$194,111	$169,995	$144,510
Pacific Northwest Timber	85,414	109,832	91,877
New Zealand Timber	241,861	249,014	223,299
Real Estate
Improved Development	5,882	8,336	6,889
Unimproved Development	19,476	8,621	16,405
Rural	29,852	22,689	18,632
Timberlands & Non-Strategic	19,133	98,872	70,590
Large Dispositions	—	—	95,351
Other(a)	544	57	(541)

Total Real Estate	74,887	138,575	207,326
Trading	115,438	148,814	152,584
Intersegment eliminations	(155)	(92)	—

Total Sales	$711,556	$816,138	$819,596

(a)	Includes marketing fees and deferred revenue adjustments related to Improved Development sales.

	Operating Income (Loss)
	2019	2018	2017
Southern Timber	$57,804	$44,245	$42,254
Pacific Northwest Timber	(12,427)	8,137	1,127
New Zealand Timber	48,035	62,754	57,567
Real Estate(a)	38,665	76,240	130,856
Trading	8	953	4,578
Corporate and other	(25,058)	(22,249)	(20,891)

Total Operating Income	107,027	170,080	215,491
Unallocated interest expense and other	(12,026)	(21,594)	(29,354)

Total Income before Income Taxes	$95,001	$148,486	$186,137

(a)	The year 2017 includes Large Dispositions of $67.0 million.

	Gross Capital Expenditures
	2019	2018	2017
Capital Expenditures(a)
Southern Timber	$34,574	$35,388	$34,476
Pacific Northwest Timber	11,220	9,311	10,254
New Zealand Timber	17,357	17,318	17,046
Real Estate	204	284	1,348
Corporate and other	641	24	2,221

Total capital expenditures	$63,996	$62,325	$65,345

Timberland Acquisitions
Southern Timber	$98,927	$45,943	$220,051
Pacific Northwest Timber	7,340	—	1,483
New Zealand Timber	36,020	11,665	21,376

Total timberland acquisitions	$142,287	$57,608	$242,910

Total Gross Capital Expenditures	$206,283	$119,933	$308,255

(a)

Excludes timberland acquisitions presented separately in addition to spending on the Rayonier office building of $6.1 million in 2017 and real estate development investments of $6.8 million, $9.5 million and $15.8 million in the years 2019, 2018 and 2017, respectively.

	Depreciation, Depletion and Amortization
	2019	2018	2017
Southern Timber	$61,923	$58,609	$49,357
Pacific Northwest Timber	29,165	32,779	32,008
New Zealand Timber	27,761	28,007	27,499
Real Estate(a)	8,229	23,566	36,343
Corporate and other	1,157	1,160	794

Total	$128,235	$144,121	$146,001

(a)	The year 2017 includes Large Dispositions of $18.4 million.

	Non-Cash Cost of Land and Improved Development
	2019	2018	2017
Real Estate(a)	$12,565	$23,553	$23,498

(a)	The year 2017 includes Large Dispositions of $9.8 million

	Geographical Operating Information
	Sales			Operating Income			Identifiable Assets
	2019	2018	2017	2019	2018	2017	2019	2018
United States	$354,395	$390,396	$419,402	$58,945	$83,369	$138,528	$2,288,341	$2,282,117
New Zealand	357,161	425,742	400,194	48,082	86,711	76,963	572,354	498,186

Total	$711,556	$816,138	$819,596	$107,027	$170,080	$215,491	$2,860,695	$2,780,303

6. DEBT

Rayonier Operating Company’s debt consisted of the following at December 31, 2019 and 2018:

	2019	2018
Term Credit Agreement due 2024 at a variable interest rate of 3.3% at December 31, 2019	$350,000	$350,000
Incremental Term Loan Agreement due 2026 at a variable interest rate of 3.6% at December 31, 2019	300,000	300,000
Revolving Credit Facility due 2020 at a variable interest rate of 3.0% at December 31, 2019	82,000	—

Total debt	732,000	650,000
Less: Current maturities of long-term debt	(82,000)	—
Less: Deferred financing costs	(1,042)	(1,236)

Long-term debt, net of deferred financing costs	$648,958	$648,764

Principal payments due during the next five years and thereafter are as follows:

2020	82,000
2021	—
2022	—
2023	—
2024	350,000
Thereafter	300,000

Total debt	$732,000

Term Credit Agreement

In August 2015, the Company entered into a credit agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions and other commercial banks to provide $550 million of new credit facilities, including a nine-year $350 million term loan facility. The periodic interest rate on the term loan facility is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the term loan facility was LIBOR plus 1.625%. Monthly payments of interest only are due on this loan through maturity. Following the closing of the term loan, the Company entered into several interest rate swap transactions to fix the cost of the term loan facility over its nine-year term. The term credit agreement allows the Company to receive annual patronage payments, which are profit distributions made by a cooperative to its member-users based on the quantity or value of business done with the member-user. The Company estimates the effective interest rate on the term loan facility to be approximately 3.3% after consideration of the interest rate swaps and estimated patronage refunds. For additional information on the Company’s interest rate swaps see Note 13—Derivative Financial Instruments and Hedging Activities.

Incremental Term Loan Agreement

In April 2016, the Company entered into an incremental term loan agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions to provide a 10-year, $300 million incremental term loan. The periodic interest rate on the incremental term loan agreement is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the incremental term loan was LIBOR plus 1.900%. Monthly payments of interest only are due on this loan through maturity. Following the closing of the incremental term loan, the Company entered into several interest rate swap transactions to fix the cost of the facility over its 10-year term. The Company estimates the effective interest rate on the incremental term loan facility to be approximately 2.8% after consideration of the interest rate swaps and estimated patronage payments. For additional information on the Company’s interest rate swaps see Note 13—Derivative Financial Instruments and Hedging Activities.

Revolving Credit Facility

In August 2015, the Company entered into a five-year $200 million unsecured revolving credit facility, replacing the previous $200 million revolving credit facility and $100 million farm credit facility, which were scheduled to expire in April 2016 and December 2019, respectively. The periodic interest rate on the revolving credit facility is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the revolving credit facility was LIBOR plus 1.250%, with an unused commitment fee of 0.175%. Monthly payments of interest only are due on this loan through maturity. At December 31, 2019, the Company had $116.5 million of available borrowings under this facility, net of $1.5 million to secure its outstanding letters of credit.

New Zealand Subsidiary

In April 2013, Rayonier Operating Company acquired an additional 39% interest in its New Zealand subsidiary, bringing its total ownership to 65%, and as a result, the New Zealand subsidiary’s debt was consolidated effective on that date. On March 3, 2016, as a result of a capital contribution, the Company’s ownership interest in the New Zealand subsidiary increased to 77%. See Note 8—New Zealand Subsidiary for further information.

Working Capital Facilities

In June 2019, the New Zealand subsidiary renewed its NZ$20 million working capital facility for an additional 12-month term. The NZ$20 million working capital facility is available for short-term operating cash flow needs of the New Zealand subsidiary. This facility holds a variable interest rate indexed to the 90-day New Zealand Bank Bill rate (“BKBM”). The margins are set for the term of the facility. During the year ended December 31, 2019, the New Zealand subsidiary made no borrowings and repayments on its working capital facility. At December 31, 2019, there was no outstanding balance on the working capital facility.

Debt Covenants

In connection with the Company’s $350 million term credit agreement (the “Term Credit Agreement”), $300 million incremental term loan agreement (the “Incremental Term Loan Agreement”) and $200 million revolving credit facility (the “Revolving Credit Facility”), customary covenants must be met, the most significant of which include interest coverage and leverage ratios.

In addition to these financial covenants listed above, Term Credit Agreement, Incremental Term Loan Agreement and Revolving Credit Facility include customary covenants that limit the incurrence of debt and the disposition of assets, among others. At December 31, 2019, the Company was in compliance with all covenants.

7. HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS

Rayonier Operating Company continuously assesses potential alternative uses of its timberlands, as some properties may become more valuable for development, residential, recreation or other purposes. The Company periodically transfers, via a sale or contribution from the REIT to taxable REIT subsidiaries (“TRS”), HBU timberlands to enable land-use entitlement, development or marketing activities. The Company also periodically acquires HBU properties in connection with timberland acquisitions. These properties are managed as timberlands until sold or developed. While the majority of HBU sales involve rural and recreational land, the Company also selectively pursues various land-use entitlements on certain properties for residential, commercial and industrial development in order to enhance the long-term value of such properties. For selected development properties, Rayonier Operating Company also invests in targeted infrastructure improvements, such as roadways and utilities, to accelerate the marketability and improve the value of such properties.

An analysis of higher and better use timberlands and real estate development investments from December 31, 2018 to December 31, 2019 is shown below:

	Higher and Better Use Timberlands and Real Estate Development Investments
	Land and Timber	Development Investments	Total
Non-current portion at December 31, 2018	$59,189	$26,420	$85,609
Plus: Current portion(a)	4,239	7,680	11,919

Total Balance at December 31, 2018	63,428	34,100	97,528
Non-cash cost of land and improved development	(1,916)	(4,814)	(6,730)
Timber depletion from harvesting activities and basis of timber sold in real estate sales	(2,866)	—	(2,866)
Capitalized real estate development investments(b)	—	6,803	6,803
Capital expenditures (silviculture)	204	—	204
Intersegment transfers	(485)	—	(485)

Total Balance at December 31, 2019	58,365	36,089	94,454
Less: Current portion(a)	(274)	(12,389)	(12,663)

Non-current portion at December 31, 2019	$58,091	$23,700	$81,791

(a)	The current portion of Higher and Better Use Timberlands and Real Estate Development Investments is recorded in Inventory. See Note 18—Inventory for additional information.
(b)	Capitalized real estate development investments includes $0.4 million of capitalized interest.

8. NEW ZEALAND SUBSIDIARY

The Company maintains a 77% controlling financial interest in Matariki Forestry Group (the “New Zealand subsidiary”), a joint venture that owns or leases approximately 414,000 legal acres of New Zealand timberland. Accordingly, the Company consolidates the New Zealand subsidiary’s balance sheet and results of operations.

The portions of the consolidated financial position and results of operations attributable to the New Zealand subsidiary’s 23% noncontrolling interest are shown separately within the Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Member’s Equity. Rayonier New Zealand Limited (“RNZ”), a wholly owned subsidiary of Rayonier Operating Company, serves as the manager of the New Zealand subsidiary.

9. COMMITMENTS

At December 31, 2019, the future minimum payments under non-cancellable commitments were as follows:

	Development Projects(a)	Pension Contributions(b)	Commitments(c)	Total
2020	$4,403	$3,599	$2,510	$10,512
2021	178	681	2,122	2,981
2022	178	—	2,027	2,205
2023	178	—	2,007	2,185
2024	178	—	1,171	1,349
Thereafter	2,749	—	—	2,749

	$7,864	$4,280	$9,837	$21,981

(a)	Primarily consisting of payments expected to be made on the Company’s Wildlight and Richmond Hill development projects.
(b)	Pension contribution requirements are based on actuarially determined estimates and IRS minimum funding requirements.
(c)	Commitments include payments expected to be made on foreign exchange contracts, timberland deeds and other purchase obligations.

10. INCOME TAXES

As a wholly owned subsidiary of Rayonier Inc., Rayonier Operating Company is treated as a disregarded entity for U.S. federal income tax purposes. However, the Company has elected to allocate, based on the tax attributes and filings of the taxable subsidiaries, the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company.

The Company’s U.S. timber operations are primarily conducted under the REIT structure and are generally not subject to U.S. federal and state income taxation. The Company’s New Zealand timber operations are conducted by the New Zealand subsidiary, which is subject to corporate-level tax in New Zealand. The Company’s non-REIT qualifying operations, which are subject to corporate-level tax, are held by various TRS entities. These operations include Rayonier Operating Company’s log trading business and certain real estate activities, such as the sale, entitlement and development of HBU properties.

Provision for Income Taxes from Continuing Operations

The provision for income taxes for each of the three years ended December 31 follows:

	2019	2018	2017
Current
U.S. federal	$2	$2	$261
State	(122)	37	(38)
Foreign	(1,542)	(1,914)	(245)

	(1,662)	(1,875)	(22)

Deferred
U.S. federal	465	3,803	13,028
State	17	146	—
Foreign	(11,278)	(23,360)	(21,659)

	(10,796)	(19,411)	(8,631)

Changes in valuation allowance	(482)	(3,950)	(13,028)

Total	($12,940)	($25,236)	($21,681)

A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate for each of the three years ended December 31 follows:

	2019		2018		2017
U.S. federal statutory income tax rate	($19,950)	(21.0)%	($31,182)	(21.0)%	($65,148)	(35.0)%
U.S. and foreign REIT income	22,922	24.1	34,192	23.0	64,820	34.8
Matariki Group and Rayonier New Zealand Ltd	(11,181)	(11.8)	(23,166)	(15.6)	(19,182)	(10.3)
Transition tax	—	—	—	—	(3,506)	(1.9)
Change in valuation allowance	(482)	(0.5)	(3,950)	(2.7)	(13,028)	(7.0)
ASU No. 2016-16 adoption impact	—	—	—	—	16,631	8.9
Deemed repatriation of unremitted foreign earnings	—	—	—	—	7,368	4.0
Reduction of deferred tax asset for statutory rate change	—	—	—	—	(10,499)	(5.6)
Internal transfer of assets deferred	(1,815)	(1.9)	—	—	—	—
Foreign income tax withholding	(1,535)	(1.6)	(1,848)	(1.2)	—	—
Other	(899)	(0.9)	718	0.5	863	0.5

Income tax expense as reported for net income	($12,940)	(13.6)%	($25,236)	(17.0)%	($21,681)	(11.6)%

The Company’s effective tax rate is below the 21 percent U.S. statutory rate primarily due to tax benefits associated with being a REIT.

Deferred Taxes

Deferred income taxes result from differences between the timing of recognizing revenues and expenses for financial book purposes versus income tax purposes. The nature of the temporary differences and the resulting net deferred tax asset/liability for the two years ended December 31 follows:

	2019	2018
Gross deferred tax assets:
Pension, postretirement and other employee benefits	$1,512	$1,791
New Zealand subsidiary	23,211	14,252
CBPC tax credit carry forwards	14,555	14,555
Capitalized real estate costs	6,635	7,386
U.S. TRS net operating loss	5,410	5,747
Land basis difference	10,626	11,282
Other	4,356	4,047

Total gross deferred tax assets	66,305	59,060
Less: Valuation allowance	(39,320)	(38,839)

Total deferred tax assets after valuation allowance	$26,985	$20,221

Gross deferred tax liabilities:
Accelerated depreciation	(23)	(73)
New Zealand subsidiary	(87,548)	(66,430)
Timber installment sale	—	(4,823)
Other	(3,938)	(1,272)

Total gross deferred tax liabilities	(91,509)	(72,598)

Net deferred tax liability reported as noncurrent	$(64,524)	$(52,377)

Foreign net operating loss (“NOL”) and tax credit carryforwards as of the two years ended December 31 follows:

	Gross Amount	Valuation Allowance	Expiration
2019
New Zealand subsidiary NOL carryforwards	$11,650	—	None
U.S. net deferred tax asset	24,765	(24,765)	None
Cellulosic Biofuel Producer Credit(a)	14,555	(14,555)	2023

Total Valuation Allowance		$(39,320)

2018
New Zealand subsidiary NOL carryforwards	$31,052	—	None
U.S. net deferred tax asset	24,284	(24,284)	None
Cellulosic Biofuel Producer Credit(a)	14,555	(14,555)	2019

Total Valuation Allowance		$(38,839)

(a)

The Further Consolidated Appropriations Act, 2020 was signed into law on December 20, 2019. The Further Consolidated Appropriations Act, 2020 included the Taxpayer Certainty and Disaster Relief Act of 2019 (Tax Extenders Act), which temporarily renewed approximately two dozen credits that previously expired or were set to expire at the end of 2019. The Cellulosic Biofuel Producer Credit was one of the credits extended under this act.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending unrecognized tax benefits for the three years ended December 31 follows:

	2019	2018	2017
Balance at January 1,	—	—	$135
Decreases related to prior year tax positions(a)	—	—	(135)
Increases related to prior year tax positions	—	—	—

Balance at December 31,	—	—	—

(a)	Result of a lapse of the applicable statute of limitations.

The Company records interest (and penalties, if applicable) related to unrecognized tax benefits in non-operating expense. The Company recorded no benefit to interest expense in 2019, 2018 and 2017, respectively and had no recorded liabilities for the payment of interest at December 31, 2019 and 2018.

Tax Statutes

The following table provides detail of the tax years that remain open to examination by the IRS and other significant taxing jurisdictions:

Taxing Jurisdiction	Open Tax Years
U.S. Internal Revenue Service	2016 – 2018
New Zealand Inland Revenue	2014 – 2018

11. CONTINGENCIES

The Company has been named as a defendant in various lawsuits and claims arising in the normal course of business. While the Company has procured reasonable and customary insurance covering risks normally occurring in connection with its businesses, it has in certain cases retained some risk through the operation of large deductible insurance plans, primarily in the areas of executive risk, property, automobile and general liability. These pending lawsuits and claims, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flow.

12. GUARANTEES

The Company provides financial guarantees as required by Rayonier Inc., creditors, insurance programs, and various governmental agencies. As of December 31, 2019, the following financial guarantees were outstanding:

Financial Commitments(a)	Maximum Potential Payment
Standby letters of credit(b)	$1,509
Surety bonds(c)	3,487
Senior Notes due 2022(d)	$325,000

Total financial commitments	$329,996

(a)

The Company has not recorded any liabilities for these financial commitments in the Consolidated Balance Sheets. The guarantees are not subject to measurement, as the guarantees are dependent on the Company’s own performance.

(b)

Approximately $0.5 million of the standby letters of credit serve as credit support for infrastructure at the Company’s Wildlight development project. The remaining letters of credit support various insurance related agreements, primarily workers’ compensation. These letters of credit will expire at various dates during 2020 and will be renewed as required.

(c)

Rayonier Operating Company issues surety bonds primarily to secure performance obligations related to various operational activities and to provide collateral for the Company’s Wildlight development project in Nassau County, Florida. These bonds expire at various dates during 2020 and are expected to be renewed as required.

(d)

In March 2012, Rayonier Inc. issued $325 million of 3.75% Senior Notes maturing in 2022. The notes are fully and unconditionally guaranteed on a joint and several basis by Rayonier Operating Company LLC and Rayonier TRS Holdings, Inc.

13. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company is exposed to market risk related to potential fluctuations in foreign currency exchange rates and interest rates. The Company uses derivative financial instruments to mitigate the financial impact of exposure to these risks. The Company also uses derivative financial instruments to mitigate exposure to foreign currency risk due to the translation of the investment in Rayonier Operating Company’s New Zealand-based operations from New Zealand dollars to U.S. dollars.

Accounting for derivative financial instruments is governed by Accounting Standards Codification Topic 815, Derivatives and Hedging, (“ASC 815”). In accordance with ASC 815, the Company records its derivative instruments at fair value as either assets or liabilities in the Consolidated Balance Sheets. Changes in the instruments’ fair value are accounted for based on their intended use. Gains and losses on derivatives that are designated and qualify for cash flow hedge accounting are recorded as a component of accumulated other comprehensive (loss) income (“AOCI”) and reclassified into earnings when the hedged transaction materializes. Gains and losses on derivatives that are designated and qualify for net investment hedge accounting are recorded as a component of AOCI and will not be reclassified into earnings until the Company’s investment in its New Zealand operations is partially or completely liquidated. The ineffective portion of any hedge, changes in the fair value of derivatives not designated as hedging instruments and those which are no longer effective as hedging instruments, are recognized immediately in earnings. The Company’s hedge ineffectiveness was de minimis for all periods presented.

Foreign Currency Exchange and Option Contracts

The functional currency of Rayonier Operating Company’s wholly-owned subsidiary, Rayonier New Zealand Limited, and the New Zealand subsidiary is the New Zealand dollar. The New Zealand subsidiary is exposed to foreign currency risk on export sales and ocean freight payments, which are mainly denominated in U.S. dollars. The New Zealand subsidiary typically hedges 50% to 90% of its estimated foreign currency exposure with respect to the following twelve months forecasted sales and purchases less distributions and up to 75% of the forward twelve to 18 months. Foreign currency exposure from the New Zealand subsidiary’s trading operations is typically hedged based on the following three months forecasted sales and purchases. As of December 31, 2019, foreign currency exchange contracts and foreign currency option contracts had maturity dates through April 2021 and March 2021, respectively.

Foreign currency exchange and option contracts hedging foreign currency risk on export sales and ocean freight payments qualify for cash flow hedge accounting. The Company may de-designate these cash flow hedge relationships in advance or at the occurrence of the forecasted transaction. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive (loss) income for de-designated hedges remains in accumulated other comprehensive (loss) income until the forecasted transaction affects earnings. Changes in the value of derivative instruments after de-designation are recorded in earnings.

Interest Rate Swaps

The Company is exposed to cash flow interest rate risk on its variable-rate Term Credit Agreement and Incremental Term Loan (as discussed below), and uses variable-to-fixed interest rate swaps to hedge this exposure. For these derivative instruments, the Company reports the gains/losses from the fluctuations in the fair market value of the hedges in AOCI and reclassifies them to earnings as interest expense in the same period in which the hedged interest payments affect earnings. For additional information on the Company’s interest rate swaps see Note 6—Debt.

The following table contains information on the outstanding interest rate swaps as of December 31, 2019:

Outstanding Interest Rate Swaps(a)
Date Entered Into	Term	Notional Amount	Related Debt Facility	Fixed Rate of Swap	Bank Margin on Debt	Total Effective Interest Rate(b)
August 2015	9 years	$170,000	Term Credit Agreement	2.20%	1.63%	3.83%
August 2015	9 years	180,000	Term Credit Agreement	2.35%	1.63%	3.98%
April 2016	10 years	100,000	Incremental Term Loan	1.60%	1.90%	3.50%
April 2016	10 years	100,000	Incremental Term Loan	1.60%	1.90%	3.50%
July 2016	10 years	100,000	Incremental Term Loan	1.26%	1.90%	3.16%

(a)	All interest rate swaps have been designated as interest rate cash flow hedges and qualify for hedge accounting.
(b)	Rate is before estimated patronage payments.

Carbon Options

The New Zealand subsidiary enters into carbon options from time to time to sell carbon assets at certain prices. Changes in fair value of the carbon option contracts are recorded in “Interest and other miscellaneous income, net” as the contracts do not qualify for hedge accounting treatment. As of December 31, 2019, carbon option contracts had maturity dates through June 2020.

The following table demonstrates the impact, gross of tax, of the Company’s derivatives on the Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2019, 2018 and 2017.

	Location on Statement of Income and Comprehensive Income	2019	2018	2017
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	Other comprehensive (loss) income	$2,211	$(4,357)	$2,100
Foreign currency option contracts	Other comprehensive (loss) income	159	(180)	(52)
Interest rate swaps	Other comprehensive (loss) income	(32,189)	8,296	4,214
Derivatives designated as a net investment hedge:
Foreign currency exchange contract	Other comprehensive (loss) income	—	(344)	—
Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Interest and other miscellaneous income, net	$135	$2,183	$47
Carbon options	Interest and other miscellaneous income, net	(105)	(158)	—

During the next 12 months, the amount of the December 31, 2019 AOCI balance, net of tax, expected to be reclassified into earnings as a result of the maturation of the Company’s derivative instruments is a gain of approximately $0.3 million.

The following table contains the notional amounts of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2019 and 2018:

	Notional Amount
	2019	2018
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	$56,350	$69,950
Foreign currency option contracts	22,000	24,000
Interest rate swaps	650,000	650,000

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	—	9,396
Carbon options(a)	9,592	2,517

(a)	Notional amount for carbon options is calculated as the number of units outstanding multiplied by the spot price as of December 31, 2019.

The following table contains the fair values of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2019 and 2018. Changes in balances of derivative financial instruments are recorded as operating activities in the Consolidated Statements of Cash Flows:

	Fair Value Assets (Liabilities)(a)
	Location on Balance Sheet	2019	2018
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	Other current assets	424	—
	Other assets	390	—
	Other current liabilities	(172)	(1,569)
Foreign currency option contracts	Other current assets	151	217
	Other assets	209	102
	Other current liabilities	(27)	(106)
	Other non-current liabilities	(30)	(68)
Interest rate swaps	Other assets	2,614	23,735
	Other non-current liabilities	(11,068)	—

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Other current assets	—	152
	Other current liabilities	—	(24)
Carbon options(a)	Other current liabilities	(607)	(322)

Total derivative contracts:
Other current assets		$575	$369
Other assets		3,213	23,837

Total derivative assets		$3,788	$24,206

Other current liabilities		(806)	(2,021)
Other non-current liabilities		(11,098)	(68)

Total derivative liabilities		$(11,904)	$(2,089)

(a)	See Note 14—Fair Value Measurements for further information on the fair value of the Company’s derivatives including their classification within the fair value hierarchy.

Offsetting Derivatives

Derivative financial instruments are presented at their gross fair values in the Consolidated Balance Sheets. The Company’s derivative financial instruments are not subject to master netting arrangements, which would allow the right of offset.

14. FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

A three-level hierarchy that prioritizes the inputs used to measure fair value was established in the Accounting Standards Codification as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents the carrying amount and estimated fair values of financial instruments held by the Company at December 31, 2019 and 2018, using market information and what the Company believes to be appropriate valuation methodologies under generally accepted accounting principles:

	December 31, 2019			December 31, 2018
	Carrying Amount	Fair Value		Carrying Amount	Fair Value
Asset (liability)(a)		Level 1	Level 2		Level 1	Level 2
Cash and cash equivalents	$68,434	$68,434	—	$148,013	$148,013	—
Restricted cash(b)	1,233	1,233	—	8,080	8,080	—
Current maturities of long-term debt	(82,000)	—	(82,000)	—	—	—
Long-term debt(c)	(648,958)	—	(650,000)	(648,764)	—	(650,000)
Interest rate swaps(d)	(8,454)	—	(8,454)	23,735	—	23,735
Foreign currency exchange contracts(d)	642	—	642	(1,442)	—	(1,442)
Foreign currency option contracts(d)	303	—	303	145	—	145
Carbon options contracts(d)	(607)	—	(607)	(322)	—	(322)
Marketable equity securities(e)	10,582	10,582	—	—	—	—

(a)	The Company did not have Level 3 assets or liabilities at December 31, 2019 and 2018.
(b)

Restricted cash represents the proceeds from like-kind exchange sales deposited with a third-party intermediary and cash held in escrow for real estate development obligations. See Note 19—Restricted Cash for additional information.

(c)	The carrying amount of long-term debt is presented net of capitalized debt costs on non-revolving debt. See Note 6—Debt for additional information.
(d)	See Note 13—Derivative Financial Instruments and Hedging Activities for information regarding the Balance Sheet classification of the Company’s derivative financial instruments.
(e)

The Company’s investments in marketable equity securities are classified in “Other Assets” based on the nature of the securities and their availability for use in current operations. See Note 20—Other Assets for additional information.

Rayonier Operating Company uses the following methods and assumptions in estimating the fair value of its financial instruments:

Cash and cash equivalents and Restricted cash—The carrying amount is equal to fair market value.

Debt—The variable rate debt adjusts with changes in the market rate, therefore the carrying value approximates fair value.

Interest rate swap agreements—The fair value of interest rate contracts is determined by discounting the expected future cash flows, for each instrument, at prevailing interest rates.

Foreign currency exchange contracts—The fair value of foreign currency exchange contracts is determined by a mark-to-market valuation, which estimates fair value by discounting the difference between the contracted forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

Foreign currency option contracts—The fair value of foreign currency option contracts is based on a mark-to-market calculation using the Black-Scholes option pricing model.

Carbon option contracts—The fair value of carbon option contracts is determined by a mark-to-market valuation using the Black-Scholes option pricing model, which estimates fair value by discounting the difference between the contracted forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

Marketable equity securities—The fair value of marketable equity securities is determined by quoted prices in their active market.

The following table presents marketable equity securities that have been in a continuous unrealized gain position for less than 12 months and for 12 months or greater at December 31, 2019 and December 31, 2018:

	December 31, 2019				December 31, 2018
	Carrying Amount	Less than 12 Months	12 Months or Greater	Total	Carrying Amount	Less than 12 Months	12 Months or Greater	Total
Fair value of marketable equity securities	$10,582	$10,582	—	$10,582	—	—	—	—
Unrealized gains	—	3,043	—	3,043	—	—	—	—

15. EMPLOYEE BENEFIT PLANS

The Company has one qualified non-contributory defined benefit pension plan covering a portion of its employees and an unfunded plan that provides benefits in excess of amounts allowable under current tax law in the qualified plans. The Company closed enrollment in its pension plans to salaried employees hired after December 31, 2005. Effective December 31, 2016, the Company froze benefits for all employees participating in the pension plan. In lieu of the pension plan, the Company provides those employees with an enhanced 401(k) plan match similar to what is currently provided to employees hired after December 31, 2005. Employee benefit plan liabilities are calculated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience, could cause the estimates to change.

The following tables set forth the change in the projected benefit obligation and plan assets and reconcile the funded status and the amounts recognized in the Consolidated Balance Sheets for the pension and postretirement benefit plans for the two years ended December 31:

	Pension		Postretirement
	2019	2018	2019	2018
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$79,559	$87,986	$1,303	$1,420
Service cost	—	—	6	7
Interest cost	3,197	3,021	54	38
Actuarial loss (gain)	10,828	(8,160)	285	(149)
Benefits paid	(3,323)	(3,288)	(14)	(13)

Projected benefit obligation at end of year	$90,261	$79,559	$1,634	$1,303

Change in Plan Assets
Fair value of plan assets at beginning of year	$50,949	$57,377	—	—
Actual return on plan assets	12,975	(4,638)	—	—
Employer contributions	6,413	2,829	14	13
Benefits paid	(3,284)	(4,002)	(14)	(13)
Other expense	(593)	(617)	—	—

Fair value of plan assets at end of year	$66,460	$50,949	—	—

Funded Status at End of Year:
Net accrued benefit cost	$(23,801)	$(28,610)	$(1,634)	$(1,303)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Current liabilities	$(86)	$(86)	$(38)	$(27)
Noncurrent liabilities	(23,715)	(28,524)	(1,596)	(1,276)

Net amount recognized	$(23,801)	$(28,610)	$(1,634)	$(1,303)

Net gains or losses recognized in other comprehensive (loss) income for the three years ended December 31 are as follows:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Net (losses) gains	$(1,514)	$(1,743)	$(583)	$(285)	$149	$(89)

Net gains or losses reclassified from other comprehensive income and recognized as a component of pension and postretirement expense for the three years ended December 31 are as follows:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Amortization of losses (gains)	$449	$673	$466	—	$2	$(1)

Net losses that have not yet been included in pension and postretirement expense for the two years ended December 31, but have been recognized as a component of AOCI are as follows:

	Pension		Postretirement
	2019	2018	2019	2018
Net losses	$(24,317)	$(23,252)	$(292)	$(7)
Deferred income tax benefit	1,216	1,216	6	6

AOCI	$(23,101)	$(22,036)	$(286)	$(1)

For pension and postretirement plans with accumulated benefit obligations in excess of plan assets, the following table sets forth the projected and accumulated benefit obligations and the fair value of plan assets for the two years ended December 31:

	2019	2018
Projected benefit obligation	$90,261	$79,559
Accumulated benefit obligation	90,261	79,559
Fair value of plan assets	66,460	50,949

The following tables set forth the components of net pension and postretirement benefit cost (credit) that have been recognized during the three years ended December 31:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Components of Net Periodic Benefit Cost (Credit)
Service cost	—	—	—	$6	$7	$6
Interest cost	3,197	3,021	3,259	54	38	53
Expected return on plan assets	(3,107)	(3,934)	(3,781)	—	—	—
Amortization of losses (gains)	449	673	466	—	2	(1)

Net periodic benefit cost (credit)	$539	$(240)	$(56)	$60	$47	$58

The estimated pre-tax amounts that will be amortized from AOCI into net periodic benefit cost in 2020 are as follows:

	Pension	Postretirement
Amortization of loss	$861	$8

The following table sets forth the principal assumptions inherent in the determination of benefit obligations and net periodic benefit cost of the pension and postretirement benefit plans as of December 31:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Assumptions used to determine benefit obligations at December 31:
Discount rate	3.06%	4.11%	3.48%	3.16%	4.18%	3.56%
Rate of compensation increase	—	—	—	4.50%	4.50%	4.50%
Assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	4.11%	3.48%	4.01%	4.18%	3.56%	4.12%
Expected long-term return on plan assets	5.72%	7.17%	7.17%	—	—	—
Rate of compensation increase	—	—	—	4.50%	4.50%	4.50%

At December 31, 2019, the pension plan’s discount rate was 3.1%, which closely approximates interest rates on high quality, long-term obligations. In 2019, the expected return on plan assets decreased to 5.7%, which is based on historical and expected long-term rates of return on broad equity and bond indices and consideration of the actual annualized rate of return. The Company utilizes this information in developing assumptions for returns, risks and correlations of asset classes, which are then used to establish the asset allocation ranges.

Investment of Plan Assets

The Company’s pension plans’ asset allocation (excluding short-term investments) at December 31, 2019 and 2018, and target allocation ranges by asset category are as follows:

	Percentage of Plan Assets		Target Allocation Range
Asset Category	2019	2018
Domestic equity securities	41%	39%	35-45%
International equity securities	28%	28%	20-30%
Domestic fixed income securities	25%	26%	25-29%
International fixed income securities	4%	5%	3-7%
Real estate fund	2%	2%	2-4%

Total	100%	100%

The Company’s Pension and Savings Plan Committee and the Audit Committee of the Board of Directors oversee the pension plans’ investment program, which is designed to maximize returns and provide sufficient liquidity to meet plan obligations while maintaining acceptable risk levels. The investment approach emphasizes diversification by allocating the plans’ assets among asset categories and selecting investment managers whose various investment methodologies will be minimally correlative with each other. Investments within the equity categories may include large capitalization, small capitalization and emerging market securities, while the international fixed income portfolio may include emerging markets debt. Pension assets did not include a direct investment in Rayonier Inc. common shares during the years ended December 31, 2019 and 2018.

Net Asset Value Measurements

Separate investment accounts are measured using the unit value calculated based on the Net Asset Value (“NAV”) of the underlying assets. The NAV is based on the fair value of the underlying investments held by each fund less liabilities divided by the units outstanding as of the valuation date. These funds are not publicly traded; however, the unit price calculation is based on observable market inputs of the funds’ underlying assets.

The following table sets forth the net asset value of the plan assets as of December 31, 2019 or 2018.

Asset Category	December 31, 2019	December 31, 2018
Investments at Net Asset Value:
Separate Investment Accounts	66,460	50,949

Total Investments at Net Asset Value	$66,460	$50,949

Cash Flows

Expected benefit payments to be made by the Company for the next 10 years are as follows:

	Pension Benefits	Postretirement Benefits
2020	$3,671	$38
2021	3,829	42
2022	4,050	45
2023	4,146	48
2024	4,318	51
2025-2029	22,752	308

The Company has approximately $3.6 million of pension contribution requirements in 2020.

Defined Contribution Plans

The Company provides a defined contribution plan to all of its employees. Company match contributions charged to expense for these plans were $1.0 million, $0.9 million and $0.8 million for the years ended December 31, 2019, 2018 and 2017, respectively. The defined contribution plan includes Rayonier Inc. common shares with a fair market value of $10.6 million and $9.7 million at December 31, 2019 and 2018, respectively. As of June 1, 2016, the Rayonier Inc. Common Stock Fund was closed to new contributions. Transfers out of the fund will continue to be permitted, but no new investments or transfers into the fund are allowed.

As discussed above, the defined benefit pension plan is currently frozen. In lieu of the pension plan, employees are eligible to receive an enhanced match contribution. Company enhanced match contributions charged to expense for the years ended December 31, 2019, 2018 and 2017 were $0.9 million, $0.8 million and $0.8 million, respectively.

16. INCENTIVE STOCK PLANS

As certain Rayonier Operating Company employees participate in Rayonier Inc.’s stock based compensation plan, the related expense is recognized by Rayonier Operating Company. The disclosures below detail Rayonier Inc.’s stock based compensation plans.

The Rayonier Incentive Stock Plan (the “Stock Plan”) provides up to 15.8 million shares to be granted for incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and restricted stock units, subject to certain limitations. At December 31, 2019, a total of 3.8 million shares were available for future grants under the Stock Plan. Under the Stock Plan, shares available for issuance are reduced by 1 share for each option or right granted and by 2.27 shares for each performance share, restricted share or restricted stock unit granted. Rayonier issues new shares of stock upon the exercise of stock options, the granting of restricted stock, and the vesting of performance shares and restricted stock units.

A summary of the Company’s stock-based compensation cost is presented below:

	2019	2018	2017
Selling and general expenses	$6,416	$5,623	$4,784
Cost of sales	378	704	556
Timber and Timberlands, net(a)	110	101	56

Total stock-based compensation	$6,904	$6,428	$5,396

Tax benefit recognized related to stock-based compensation expense(b)	$362	$338	$249

(a)	Represents amounts capitalized as part of the overhead allocation of timber-related costs.
(b)	A valuation allowance is recorded against the tax benefit recognized as Rayonier does not expect to be able to realize the benefit in the future.

Fair Value Calculations

Restricted Stock

Restricted stock granted to employees under the Stock Plan generally vests in fourths on the first, second, third and fourth anniversary of the grant date. Restricted stock granted to senior management generally vests in thirds on the third, fourth, and fifth anniversary of the grant date. Periodically, other one-time restricted stock grants are issued to employees for special purposes, such as new hire, promotion or retention, and can vest ratably over, or upon completion of, a defined period of time. Generally, holders of restricted stock receive dividend equivalent payments on outstanding restricted shares. Restricted stock granted to members of the board of directors generally vests immediately upon issuance and is subject to certain holding requirements. The fair value of each share granted is equal to the share price of Rayonier’s stock on the date of grant. Rayonier has elected to value each grant in total and recognize the expense on a straight-line basis from the grant date of the award to the latest vesting date. As permitted, Rayonier does not estimate a forfeiture rate for non-vested shares. Accordingly, unexpected forfeitures will lower stock-based compensation during the period in which they occur.

As of December 31, 2019, there was $2.5 million of unrecognized compensation cost attributable to Rayonier’s restricted stock. The Company expects to recognize this cost over a weighted average period of 2.3 years.

A summary of Rayonier’s restricted stock is presented below:

	2019	2018	2017
Restricted shares granted	—	87,924	97,643
Weighted average price of restricted shares granted	—	$35.44	$28.18
Intrinsic value of restricted stock outstanding(a)	$5,540	$8,792	$8,906
Grant date fair value of restricted stock vested	4,579	1,582	1,198
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on restricted shares vested	1,610	334	176

(a)	Intrinsic value of restricted stock outstanding is based on the market price of Rayonier’s stock at December 31, 2019.

	2019
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Shares at January 1,	317,499	$30.64
Granted	—	—
Vested	(142,778)	32.07
Cancelled	(5,607)	29.99

Non-vested Restricted Shares at December 31,	169,114	$29.45

Restricted Stock Units

In April 2019, Rayonier began granting restricted stock units instead of restricted stock to both employees and members of the board of directors. All attributes of Rayonier’s restricted stock described herein, including vesting characteristics, dividend payments, fair value measurement and expense recognition, apply equally to restricted stock units granted under the Stock Plan.

As of December 31, 2019, there was $2.7 million of unrecognized compensation cost attributable to Rayonier’s restricted stock units. The Company expects to recognize this cost over a weighted average period of 3.9 years.

A summary of Rayonier’s restricted stock units is presented below:

	2019	2018	2017
Restricted stock units granted	128,226	—	—
Weighted average price of restricted stock units granted	$31.39	—	—
Intrinsic value of restricted stock units outstanding(a)	3,351	—	—
Grant date fair value of restricted stock units vested	762	—	—
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on restricted stock units vested	$1	—	—

(a)	Intrinsic value of restricted stock units outstanding is based on the market price of Rayonier’s stock at December 31, 2019.

	2019
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Shares at January 1,	—	—
Granted	128,226	$31.39
Vested	(24,664)	30.90
Cancelled	(1,265)	31.77

Non-vested Restricted Shares at December 31,	102,297	$31.50

Performance Share Units

Rayonier’s performance share units generally vest upon completion of a three-year period. The number of shares, if any, that are ultimately awarded is contingent upon Rayonier’s total shareholder return versus selected peer group companies. The performance share payout is based on a market condition, and as such, the awards are valued using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date, which is then recognized as expense on a straight-line basis over the vesting period. Additionally, Rayonier does not estimate a forfeiture rate for non-vested units. As such, unexpected forfeitures will lower stock-based compensation during the period in which they occur.

The Stock Plan allows for the cash settlement of the minimum required withholding tax on performance share unit awards. As of December 31, 2019, there was $5.1 million of unrecognized compensation cost related to Rayonier’s performance share unit awards, which is attributable to awards granted in 2017, 2018 and 2019. This cost is expected to be recognized over a weighted average period of 1.8 years.

A summary of Rayonier’s performance share units is presented below:

	2019	2018	2017
Common shares reserved for performance shares granted during year	232,684	213,154	226,448
Weighted average fair value of performance share units granted	$35.99	$40.27	$32.17
Intrinsic value of outstanding performance share units(a)	10,758	9,229	10,414
Fair value of performance shares vested	6,387	5,670	—
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on performance shares vested	2,639	2,651	—

(a)	Intrinsic value of outstanding performance share units is based on the market price of Rayonier’s stock at December 31, 2019.

	2019
	Number of Units	Weighted Average Grant Date Fair Value
Outstanding Performance Share units at January 1,	333,282	$33.60
Granted	116,342	35.99
Units Distributed	(114,563)	28.78
Other Cancellations/Adjustments	(6,675)	36.61

Outstanding Performance Share units at December 31,	328,386	$36.06

Expected volatility was estimated using daily returns on Rayonier’s common shares for the three-year period ending on the grant date. The risk-free rate was based on the 3-year U.S. treasury rate on the date of the award. The dividend yield was not used to calculate fair value as awards granted receive dividend equivalents. The following table provides an overview of the assumptions used in calculating the fair value of the awards granted for the three years ended December 31, 2019:

	2019	2018	2017
Expected volatility	18.4%	20.8%	23.3%
Risk-free rate	2.3%	2.4%	1.5%

17. OTHER OPERATING (EXPENSE) INCOME, NET

The following table provides the composition of Other operating (expense) income, net for the three years ended December 31:

	2019	2018	2017
(Loss) gain on foreign currency remeasurement, net of cash flow hedges	$(3,077)	$370	$3,044
Gain (loss) on sale or disposal of property plant & equipment	56	7	(68)
Income from sale of unused Internet Protocol addresses	—	646	—
Log trading marketing fees	314	286	1,222
Income from New Zealand Timber settlement	—	—	420
Miscellaneous expense, net	(1,826)	(157)	(225)

Total	$(4,533)	$1,152	$4,393

18. INVENTORY

As of December 31, 2019 and 2018, the Company’s inventory was solely comprised of finished goods, as follows:

	2019	2018
Finished goods inventory
Real estate inventory(a)	$12,663	$11,919
Log inventory	1,855	3,784

Total inventory	$14,518	$15,703

(a)

Represents the cost of HBU real estate (including capitalized development investments) under contract to be sold. See Note 7—Higher and Better Use Timberlands and Real Estate Development Investments for additional information.

19. RESTRICTED CASH

In order to qualify for like-kind exchange (“LKE”) treatment, the proceeds from real estate sales must be deposited with a third-party intermediary. These proceeds are accounted for as restricted cash until a suitable replacement property is acquired. In the event that the LKE purchases are not completed, the proceeds are returned to the Company after 180 days and reclassified as available cash. As of December 31, 2019 and 2018, the Company had $1.2 million and $8.1 million, respectively, of proceeds from real estate sales classified as restricted cash which were deposited with an LKE intermediary as well as cash held in escrow for real estate development obligations.

The following table contains the amount of restricted cash recorded in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the years ended December 31:

	2019	2018
Restricted cash deposited with LKE intermediary	$758	$7,530
Restricted cash held in escrow	475	550

Total restricted cash shown in the Consolidated Balance Sheets	1,233	8,080
Cash and cash equivalents	68,434	148,013

Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$69,667	$156,093

20. OTHER ASSETS

Included in Other Assets are derivatives, goodwill in the New Zealand subsidiary, long-term prepaid roads, marketable equity securities and other deferred expenses including deferred financing costs related to revolving debt and capitalized software costs.

See Note 13—Derivative Financial Instruments and Hedging Activities for further information on derivatives including their classification on the Consolidated Balance Sheets.

Changes in goodwill for the years ended December 31, 2019 and 2018 were:

	2019	2018
Balance, January 1 (net of $0 of accumulated impairment)	$8,307	$8,776
Changes to carrying amount
Acquisitions	—	—
Impairment	—	—
Foreign currency adjustment	304	(469)

Balance, December 31 (net of $0 of accumulated impairment)	$8,611	$8,307

See Note 1—Summary of Significant Accounting Policies for additional information on goodwill.

As of December 31, 2019 and 2018, the Company’s prepaid logging and secondary roads follows:

	2019	2018
Long-term and prepaid and secondary roads
Pacific Northwest long-term prepaid roads	$4,198	$4,000
New Zealand long-term secondary roads	4,265	3,072

Total long-term prepaid and secondary roads	$8,463	$7,072

See Note 1—Summary of Significant Accounting Policies for additional information on prepaid logging roads.

As of December 31, 2019 and 2018, the Company’s deferred financing costs related to revolving debt follows:

	2019	2018
Deferred financing costs related to revolving debt	$102	$213

See Note 1—Summary of Significant Accounting Policies for additional information on deferred financing costs related to revolving debt.

As of December 31, 2019 and 2018, the Company’s capitalized software costs follows:

	2019	2018
Capitalized software costs	$3,605	$3,776

See Note 1—Summary of Significant Accounting Policies for additional information on capitalized software costs.

As of December 31, 2019 and 2018, the Company’s investments in marketable equity securities follows:

	2019	2018
Investments in marketable equity securities	$10,582	—

See Note 1—Summary of Significant Accounting Policies for additional information on investments in marketable equity securities. As of December 31, 2019, the Company’s investments in marketable equity securities consist entirely of 114,400 limited partnership units of Pope Resources, originally purchased in an open-market transaction at $65.90 per unit.

21. ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The following table summarizes the changes in AOCI by component for the years ended December 31, 2019 and 2018. All amounts are presented net of tax effect and exclude portions attributable to noncontrolling interest.

	Foreign currency translation gains/(losses)	Net investment hedges of New Zealand JV	Cash flow hedges		Employee benefit plans	Total
Balance as of December 31, 2017	$15,975	$1,665	$16,184		$(20,407)	$13,417
Other comprehensive (loss) income before reclassifications	(16,985)	(344)	5,944		(1,594)	(12,979)
Amounts reclassified from accumulated other comprehensive (loss) income	—	—	(163)		(36)	(199)

Net other comprehensive (loss) income	(16,985)	(344)	5,781		(1,630)	(13,178)

Balance as of December 31, 2018	$(1,010)	$1,321	$21,965		$(22,037)	$239
Other comprehensive (loss) income before reclassifications	784	—	(31,547	)(a)	(1,799)	(32,562)
Amounts reclassified from accumulated other comprehensive (loss) income	—	—	672		449 (b)	1,121

Net other comprehensive (loss) income	784	—	(30,875)		(1,350)	(31,441)

Balance as of December 31, 2019	$(226)	$1,321	($8,910)		$(23,387)	$(31,202)

(a)	Includes $32.2 million of other comprehensive loss related to interest rate swaps. See Note 13—Derivative Financial Instruments and Hedging Activities for additional information.
(b)	This component of other comprehensive (loss) income is included in the computation of net periodic pension cost. See Note 15—Employee Benefit Plans for additional information.

The following table presents details of the amounts reclassified in their entirety from AOCI for the years ended December 31, 2019 and 2018:

Details about accumulated other comprehensive (loss) income components	Amount reclassified from accumulated other comprehensive (loss) income		Affected line item in the income statement
	2019	2018
Realized (gain) loss on foreign currency exchange contracts	$1,246	$(121)	Other operating income, net
Realized (gain) loss on foreign currency option contracts	(33)	(173)	Other operating income, net
Noncontrolling interest	(279)	68	Comprehensive income (loss) attributable to noncontrolling interest
Income tax expense (benefit) from foreign currency contracts	(262)	63	Income tax expense (Note 10)

Net (gain) loss on cash flow hedges reclassified from accumulated other comprehensive income	$672	$(163)

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (IN THOUSANDS)

Description	Balance at Beginning of Year	Additions Charged to Cost and Expenses		Deductions	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2019	$8	16		—	$24
Year ended December 31, 2018	23	—		(15)	8
Year ended December 31, 2017	33	—		(10)	23

Deferred tax asset valuation allowance:
Year ended December 31, 2019	$38,839	481	(a)	—	$39,320
Year ended December 31, 2018	34,889	3,950	(a)	—	38,839
Year ended December 31, 2017	21,861	13,028	(a)	—	34,889

(a)	The 2019, 2018 and 2017 increase is comprised of valuation allowance against the TRS deferred tax assets.

All other financial statement schedules have been omitted because they are not applicable, the required matter is not present or the required information has otherwise been supplied in the financial statements or the notes thereto.

Annex G

FORM OF TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of [●]1, by and among [[Red] Operating Partnership, LP], a [●] limited partnership (the “Partnership”), [RED] INC., a North Carolina corporation (the “General Partner”) and [Pacific] Resources, a Delaware Limited Partnership (“[Pacific] Resources,” and together with the Partnership and General Partner, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the General Partner, [Red] Operating Company LLC, a Delaware limited liability company and wholly owned subsidiary of the General Partner (“[Red] Opco LLC”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of [Red] Opco LLC (“Merger Sub 3”), [Pacific] Resources, and certain other parties entered into an Agreement and Plan of Merger, dated as of [●] (as it may be amended or supplemented, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that (i) [Red] Opco LLC will be converted into the Partnership prior to the Closing (as defined in the Merger Agreement); (ii) Merger Sub 3 will merge with and into [Pacific] Resources, with [Pacific] Resources surviving the merger (the “LP Merger”); and (iii) in the Merger, the Partnership will issue units representing limited partnership interests (the “Opco Units”) to certain unitholders of [Pacific] Resources, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, from and after the Closing, (i) the Partnership shall be treated as a continuation of the [Pacific] Resources tax partnership, consistent with the principles of Treasury Regulations Section 1.708-1(a), including with respect to the receipt of Opco Units by certain unitholders of [Pacific] Resources, and (ii) the General Partner shall be treated as contributing on the Closing Date (as defined in the Merger Agreement) all of its assets (other than the interests in [Pacific] Resources it acquired directly from certain unitholders of [Pacific] Resources in the taxable exchange) and certain of its liabilities to [Pacific] Resources in a transaction described in Section 721 of the Code;

WHEREAS, immediately prior to Closing, [Pacific] Resources is the direct or indirect owner of certain property particularly described on Exhibit A attached hereto (the “Property”)2 that has unrealized built-in gain for U.S. federal income tax purposes;

WHEREAS, in consideration for entering into the Merger Agreement, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein;

WHEREAS, the General Partner and the Partnership desire to evidence their agreement regarding amounts that may be payable to certain Protected Partners (as defined below) in the event of certain actions being taken by the Partnership regarding the disposition of the Property;

[1]	Note to Draft – to be executed as of the Closing Date.
[2]

Note to Draft – [Pacific] Resources to deliver Exhibit A to the General Partner immediately prior to Closing, which will include as Property all land and/or other real property assets directly or indirectly (through a Subsidiary) owned by [Pacific] Resources as of such time.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings (it being understood that if not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Merger Agreement):

“Agreement” has the meaning provided in the introductory paragraph.

“Applicable Tax Liability” shall mean, with respect to a Protected Partner, an amount equal to the product of (A) the amount of Built-In Gain allocated to such Protected Partner under Section 704(c) of the Code with respect to any Protected Interests as a result of the Partnership’s breach of its obligations set forth in Article II multiplied by (B) the Effective Tax Rate; provided, that, the Partnership shall be entitled to reduce the Applicable Tax Liability by an amount equal to any Taxes actually saved by the Protected Partner as a result of any payments pursuant to this Agreement (for example, due to the allocation by the Partnership of a corresponding deduction for the payment to the Protected Partner).

“Built-In Gain” shall mean, with respect to a Protected Partner, the gain that would be allocable to such Protected Partner by the Partnership pursuant to Section 704(c) of the Code with respect to any Protected Interest if such Protected Interest was disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain; provided, that, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the Protected Interests or any other assets of the Partnership after the Closing Date or any amount attributable to any depreciation, depletion, amortization or other reduction in basis of the Protected Interests following the Closing, and shall be reduced as a result of the Protected Partner’s taxable transfer of interests in the Partnership or any other event that causes all or a portion of such Section 704(c) of the Code amount to be recognized, including in accordance with Treasury Regulations Section 1.704-3. For purposes of calculating amounts due pursuant to Section 3.1, the Built-In Gain shall be calculated immediately prior to a breach and with the adjustments stated above. The parties hereto agree that any adjustments under Section 743 or 734 of the Code that are attributable to a Protected Partner with respect to a Protected Interest, including any adjustment resulting from the death of a Protected Partner (or Indirect Owner, to the extent applicable), or that would be available if any applicable intermediate entity classified as a partnership for U.S. federal income tax purposes had made an election under Section 754 of the Code, in each case as determined by the Partnership’s accountants, shall be taken into account in determining the amount of Built-In Gain that is allocable to such Protected Partner.

“Closing” has the meaning provided in the Merger Agreement.

“Closing Date” has the meaning provided in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Tax Rate” shall mean with respect to a Protected Partner who is an individual and entitled to receive a payment under this Agreement, the highest combined individual U.S. federal, state and local income tax rate applicable to individuals resident in such Protected Partner’s state of tax residency (provided, that if the Protected Partner has not provided its state of tax residency in a timely manner, the Effective Tax Rate shall be based on the state listed on the Protected Partner’s Schedule K-1) in respect of the income or gain that gave rise to such payment, taking into account the character and type of the income recognized in the hands of the Protected Partner for the taxable year in which the transaction giving rise to such taxes occurred, the varying tax rates applicable to different categories of taxable income and gain and to different taxable years in which taxable income or gain is recognized, and taking into account (i) the deductibility of state and local taxes for U.S. federal income tax purposes and (ii) any applicable deduction under Section 199A of the Code, in each case, to the extent permitted; provided, however, that (A) in the case of a Protected Partner that is a C corporation for U.S. federal income tax purposes, the Effective Tax Rate shall be based on the combined U.S. federal, state and local corporate income tax rate applicable in respect of the income or gain that gave rise to such payment, taking into account any of the assumptions described above as are applicable to such entity and (B) in the case of a Protected Partner that is neither a C corporation for U.S. federal income tax purposes nor an individual, the Effective Tax Rate applicable to such Protected Partner shall be based on (x) the characterization of the Protected Partner’s Indirect Owner(s) and (y) the combined U.S. federal, state and local income tax rate applicable to residents in such Indirect Owner’s state of tax residency (provided, that if the Indirect Owner has not provided its state of tax residency in a timely manner, the Effective Tax Rate shall be based on the state listed on such Indirect Owner’s Schedule K-1 (or equivalent)). Such tax rate shall include, if applicable, the Medicare tax on unearned income (currently 3.8%) pursuant to Section 1411 of the Code. For the avoidance of doubt, the Effective Tax Rate with respect to a Protected Partner’s Applicable Tax Liability and such Protected Partner’s gross-up provided under Section 3.1(a) may differ.

“Exempt Event” means any casualty, condemnation, governmental taking, or other involuntary conversion of all or any portion of the Protected Interests.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for U.S. federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Limited Partner” has the meaning provided in the Partnership Agreement.

“LP Merger” has the meaning provided in the recitals.

“Opco Units” has the meaning provided in the recitals.

“Partnership” has the meaning provided in the introductory paragraph.

“Partnership Agreement” means the amended and restated agreement of limited partnership of the Partnership, dated as of [●], 2020, entered into by and among [RED] INC., a North Carolina corporation (the “General Partner”), and the Limited Partners.

“Party” has the meaning provided in the introductory paragraph.

“Property” has the meaning provided in the recitals.

“Protected Interest” means the Property, and any other properties or assets hereafter acquired by the Partnership or any direct or indirect Subsidiary of the Partnership that are treated as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to the Property.

“Protected Partner” means any Limited Partner of the Partnership holding Opco Units received in the LP Merger that owns, or whose Opco Units are beneficially owned by persons beneficially owning, 525,000 or more Opco Units immediately after the LP Merger. For this purpose, beneficial ownership means beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as modified to include a person’s spouse and a person’s children living at home.

“Protected Period” means the period beginning on the Closing Date (after the Closing) and ending at 12:01 AM on the day following the fifth (5th) anniversary of the Closing Date, provided, however, that with respect to a Protected Partner, the Protected Period shall terminate (i) at such time as such Protected Partner has disposed of eighty percent (80%) or more of the Opco Units received in the LP Merger in one or more taxable transactions or (ii) upon the death of such Protected Partner (or Indirect Owner, to the extent applicable).

“Subsidiary” means any partnership, limited liability company, trust or other Person owned by the Partnership either (a) whose disposition of the Protected Interest or any direct or indirect interest in the Protected Interest or (b) a direct or indirect disposition of an interest in which by the Partnership, in either case, would result in the allocation to the Protected Partner of any portion of its Built-In Gain with respect to the Property pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder; provided, that, for the avoidance of doubt, Subsidiary shall not include any Fund Entities (as defined in the Merger Agreement), ORM, Inc. or any of their respective direct or indirect subsidiaries.

“Transfer” means any sale, exchange, transfer or other disposition.

ARTICLE II

RESTRICTIONS ON DISPOSITIONS OF PROTECTED INTEREST

Section 2.1 General Prohibition on Disposition. Except as otherwise provided in Section 2.2 or otherwise initiated by the Protected Partner, during the Protected Period, the Partnership agrees for the benefit of the Protected Partner not to cause any Transfer of the Protected Interest (or any interest therein) if such Transfer would result in an allocation to the Protected Partner of all or any portion of its Built-In Gain during the Protected Period with respect to the Property under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, other than an Exempt Event (any such disposition (other than a disposition or distribution described in Section 2.2 and the immediately following sentence of this Section 2.1), a “Prohibited Transfer”). Notwithstanding the foregoing and for the avoidance of doubt, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Opco Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Opco Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for U.S. federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Opco Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Built-In Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration. For the avoidance of doubt, the Partnership and any Subsidiary may take any action prohibited by the covenants in this Section 2.1 with the express written consent of the Protected Partners releasing the Partnership and any Subsidiary from liability for the specific breach of covenant from which such liability arises.

Section 2.2 Exceptions. Notwithstanding the restriction set forth in Section 2.1, the Partnership or any Subsidiary may Transfer the Protected Interest (or an interest therein), without the consent of the Protected Partner, if such Transfer (i) qualifies as a like-kind exchange under Section 1031 of the Code in which no taxable “boot” is received, (ii) qualifies as an involuntary conversion under Section 1033 of the Code in which no taxable gain is recognized by the Partnership, (iii) is pursuant to a transaction qualifying for non-recognition of gain under Section 721 or Section 351 of the Code in which no taxable gain is recognized by the Partnership, (iv) is any other transaction that does not result in the recognition of any Built-In Gain by the Protected Partner with respect to the Property under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and (v) the Transfer of any timber or any other asset in the ordinary course of the Partnership’s trade or business (provided, that the determination of what actions are considered to be in the ordinary course of the Partnership’s trade or business shall take into account the historic practices of the General Partner, [Red] Opco LLC and [Pacific] Resources (and their respective subsidiaries) prior to the Closing); provided, however, that:

(a) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for the Protected Interest shall thereafter be considered the Protected Interest; and

(b) in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Interest or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to the Protected Interest (including by reason of the application of Section 1031(f)(4)) shall, for purposes of Section 2.1, be considered a Transfer of the Protected Interest by the Partnership.

ARTICLE III

REMEDIES FOR BREACH

Section 3.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article II during the Protected Period, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to Protected Partner as damages, an amount equal to (a) the present value (determined based on (w) an annual discount rate equal to 2% compounded annually and (x) a number of years equal to the number of years from the close of the tax year in which such breach occurs until the end of the Protected Period) of the amount of interest that would be earned on an amount equal to the Applicable Tax Liability resulting from the breach (determined based on (y) an interest rate equal to the prime rate as of the close of the tax year in which the breach occurs, as published by the Wall Street Journal plus 2% compounded annually and (z) a period from the close of the tax year in which such breach occurs until the end of the Protected Period), divided by (b) one hundred percent minus the Effective Tax Rate.

Section 3.2 Limitations. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not have any liability under Section 3.1 or otherwise for or with respect to any taxable income or gain recognized by or allocated to the Protected Partner as a result of or in connection with (a) the transactions contemplated by the Merger Agreement, (b) any Transfer of the Protected Interest (or interests therein) consented to by the Protected Partner, (c) any Transfer by the Protected Partner or any other Person of the Opco Units (or any interest therein) consented to by Protected Partner (including as a result of any Redemption (as defined in the Partnership Agreement)), (d) if the Partnership merges into another entity treated as a partnership for U.S. federal income tax purposes or the Protected Partner accepts an offer to exchange its Opco Units for equity interests in another entity treated as a partnership for U.S. federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement, including with respect to any portion of the Built-In Gain recognized in such transaction, (e) any transaction involving the sale of a license for purposes of hunting, fishing, trapping or any other similar activity or (f) any transaction until the aggregate amount of sales proceeds from transactions that would, absent this clause (f), result in a payment obligation of the Partnership to any Protected Partner under Section 3.1 exceeds $70,000,000.

Section 3.3 Procedural Matters. In the event that the Partnership breaches its obligations set forth in Article II (or a Protected Partner in good faith asserts that the Partnership has breached any of the covenants set forth in Article II), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach and the amount of damages, if any, payable to such Protected Partner under Section 3.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner within 60 days after the receipt by the Protected Partner of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached any of the covenants set forth in Article II), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article II, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 3.1). All determinations made by the Accounting Firm with respect to the resolution of any breach of any of the covenants set forth in Article II and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected

Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership, on the one hand, and the Protected Partner on the other hand.

Section 3.4 Remedies. Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Protected Partner with respect to any breach by the Partnership of any of its obligations under Article II shall be a claim against the Partnership for the monetary damages as set forth in Section 3.1, and neither the Protected Partner, the Partnership nor any other Person shall be entitled to (a) specific performance of this Agreement by the Partnership (including by means of any injunction or other temporary restraining order enjoining the Partnership from any violation or threatened violation of Article II) or (b) recover any consequential or special damages (other than the monetary damages set forth in Section 3.1). Nothing herein shall be interpreted as prohibiting or limiting the consummation by the Partnership, General Partner or any Subsidiary of a transaction described in Article II, and payment by the Partnership of the monetary damages set forth in Section 3.1 shall constitute full and complete liquidated and agreed damages in respect of any breach by the Partnership of its obligations under Article II and the Partnership shall be released from any further liability to the Protected Partner or any other Person hereunder on account thereof.

Section 3.5 Required Notices; Time for Payment. In the event that there has been a breach of Article II, the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach no later than 30 days following the date that the Partnership becomes aware that such transaction or event constitutes a breach of this Agreement. All payments required under this Article III to a Protected Partner shall be made to the Protected Partner no later than 60 days following the close of the calendar quarter in which the gain recognition event giving rise to such payment took place; provided, that, in the event that any amount has not been fully resolved by the Accounting Firm pursuant to Section 3.3 by such date, the disputed amount shall not be required to be paid by such deadline and shall instead paid (if applicable) within 15 days following its final resolution. For the avoidance of doubt, no payment shall be required to be made hereunder unless the person requesting such payment has provided the Partnership with documentation supporting such claim in reasonable detail and each notice or payment to a Protected Partner shall include such calculations and information as is reasonably necessary to enable such Protected Partner to determine the amount due to it hereunder.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Built-In Gain Information. The Protected Partners shall, following the Closing, provide to the Partnership such supporting tax information and documentation as the Partnership may reasonably request in connection with the proper administration of this Agreement.

Section 4.2 Miscellaneous.

(a) The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the Parties, the Protected Partners, and their respective successors and/or assigns.

(b) This Agreement may not be amended or modified unless such amendment or modification shall be in writing and signed by each Party.

(c) Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to this Agreement.

(d) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which this Agreement is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(e) Headings at the beginning of each Section are solely for the convenience of the Parties and are not a part of this Agreement. This Agreement will not be construed as if it had been prepared by one of the Parties, but rather as if both Parties had prepared the same.

(f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY THE INITIATING PARTY IN THE STATE COURTS OF THE STATE OF NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE THEREIN. VENUE SHALL BE EITHER IN THE CITY, COUNTY AND STATE OF NEW YORK. EACH PARTY HEREBY KNOWINGLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO DEMAND A JURY TRIAL IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT.

(g) This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, General Partner, the Partnership and [Pacific] Resources have respectively executed this Agreement as of the date hereof.

[Red] Inc.

By:
Name:
Title:

[Red] Operating partnership, LP By: [Red] Inc., its general partner

By:
Name:
Title:

[Pacific] Resources By: [Pacific] MGP, Inc., its general partner

By:
Name:
Title:

EXHIBIT A

Description of the Property

[To be delivered in advance of Closing]

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Rayonier’s amended and restated articles of incorporation provides that, to the fullest extent permitted from time to time by law, Rayonier shall indemnify all directors or officers of Rayonier and any person who, at the Rayonier’s request, is or was serving as director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities were at the time of action known or believed by such party to be clearly in conflict with the best interests of Rayonier. Section 55-8-52 of the North Carolina Business Corporations Act provides that “Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding Rayonier maintains a standard policy of officers’ and directors’ liability insurance.”

The foregoing is only a general summary of certain aspects of Rayonier’s amended and restated articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the North Carolina Business Corporations Act referenced above and the amended and restated articles of incorporation and by-laws of Rayonier.

Item 21. Exhibits and Financial Statement Schedules

See the Exhibit Index attached hereto, which is incorporated herein by reference.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

•

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145€, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 14, 2020, by and among Rayonier Inc., Rayonier Operating Company LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP Merger Sub III, LLC, Pope Resources, a Delaware limited partnership, Pope MGP, Inc. and Pope EGP, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)

3.1	Amended and Restated Articles of Incorporation of Rayonier Inc. (incorporated by reference to Exhibit 3.1 to Rayonier’s May 23, 2012 Form 8-K)

3.2	By-Laws of Rayonier Inc. (incorporated by reference to Exhibit 3.2 to Rayonier’s October 21, 2009 Form 8-K)

3.3	Liability Company Agreement of Rayonier Operating Company LLC (incorporated by reference to Exhibit 3.3 to Rayonier’s June 30, 2010 Form 10-Q)

3.4	Form of limited partnership agreement of Rayonier, L.P. (attached as Annex D to the proxy statement/prospectus which forms part of this registration statement)

5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to validity of the securities being registered (in respect of Rayonier Inc.)*

5.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to validity of the securities being registered (in respect of Rayonier, L.P.)*

8.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters *

8.2	Form of Opinion of Vinson & Elkins L.L.P. regarding certain tax matters*

10.1	Voting and Support Agreement, dated as of January 14, 2020 by and among Rayonier Inc, PT Pope Properties LLC, PMG Family Limited Partnership and Maria M. Pope (attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement).

10.2	Voting and Support Agreement, dated as of January 14, 2020 by and among Rayonier Inc, Emily T. Andrews 1987 Revocable Trust, Gordon Andrews and Gordon Pope Andrews Separate Property Revocable Trust U/T/D 5/9/2013 (attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement).

23.1	Consent of Ernst & Young LLP (in respect of Rayonier Inc.)

23.2	Consent of Ernst & Young LLP (in respect of Rayonier Operating Company LLC, as predecessor-in-interest to Rayonier, L.P. )

23.3	Consent of KPMG LLP

23.4	Consent of Vinson & Elkins, L.L.P.*

23.5	Consent of Wachtell, Lipton, Rosen & Katz*

24.1	Powers of Attorney (contained on the signature pages of this registration statement)

99.1	Consent of Centerview Partners LLC

99.2	Form of Proxy Card of Pope Resources*

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, in the State of Florida, on the 17th day of March, 2020.

RAYONIER INC.

By:	/s/ David L. Nunes
David L. Nunes
President and Chief Executive Officer

RAYONIER, L.P. By: RAYONIER INC., its general partner

By:	/s/ David L. Nunes
David L. Nunes
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David L. Nunes, Mark D. McHugh, Mark R. Bridwell, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 17th day of March, 2020:

Signature	Title

/s/ David L. Nunes David L. Nunes	President and Chief Executive Officer (Principal Executive Officer)

/s/ Mark D. McHugh Mark D. McHugh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ April J. Tice April J. Tice	Controller (Principal Accounting Officer)

/s/ Richard D. Kincaid Richard D. Kincaid	Chairman

/s/ David L. Nunes David L. Nunes	Director

Signature	Title

/s/ Keith E. Bass Keith E. Bass	Director

/s/ Dod A. Fraser Dod A. Fraser	Director

/s/ Scott R. Jones Scott R. Jones	Director

/s/ Bernard Lanigan, Jr. Bernard Lanigan, Jr.	Director

/s/ Blanche L. Lincoln Blanche L. Lincoln	Director

/s/ V. Larkin Martin V. Larkin Martin	Director

/s/ Andrew G. Wiltshire Andrew G. Wiltshire	Director